UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
NEOGEN CORPORATION
(Name of Registrant as specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE
This proxy statement relates to the special meeting of shareholders of Neogen Corporation (“Neogen”) to approve the proposals described herein in connection with the merger (the “Merger”) of Nova RMT Sub, Inc., a Delaware corporation, which is a wholly owned subsidiary of Neogen (“Merger Sub”), with and into Garden SpinCo Corporation, a Delaware corporation (“Garden SpinCo”), which is currently a wholly owned subsidiary of 3M Company (“3M”). Garden SpinCo was incorporated specifically for the purpose of holding 3M’s Food Safety Business (as defined in this proxy statement) in connection with the separation of the Food Safety Business from 3M and its combination with Neogen pursuant to the Merger. As a result of the Merger, Garden SpinCo will become a wholly-owned subsidiary of Neogen.
Garden SpinCo has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-263669) to register the offer of shares of its common stock, par value $0.01 per share, which shares will be distributed to 3M’s stockholders pursuant to a split-off (together with a Clean-Up Spin-Off (as defined below) in the event the Exchange Offer (as defined below) is not fully subscribed or is terminated) or spin-off in connection with the Merger and the other transactions described in this proxy statement. Pursuant to that registration statement, 3M will offer its stockholders the option to exchange their shares of 3M common stock for shares of Garden SpinCo common stock in an exchange offer (the “Exchange Offer”). If the Exchange Offer is not fully subscribed because the number of shares of 3M common stock tendered and accepted in the Exchange Offer results in fewer than all of the shares of Garden SpinCo common stock being exchanged, then 3M will distribute the remaining shares of Garden SpinCo common stock owned by 3M on a pro rata basis to 3M stockholders whose shares of 3M common stock remain outstanding after consummation of the Exchange Offer (a “Clean-Up Spin-Off”). If 3M elects not to proceed with the Exchange Offer or terminates the Exchange Offer, all of the shares of Garden SpinCo common stock will be distributed to 3M stockholders in a spin-off. Immediately following the distribution, all of the shares of Garden SpinCo common stock (other than Merger Excluded Shares, as described herein) would be converted into shares of Neogen common stock in the Merger.
Neogen has filed a registration statement on Form S-4 (Reg. No. 333-263667) to register the shares of its common stock, par value $0.16 per share, that will be issued in the Merger.

July 18, 2022
SPECIAL MEETING—YOUR VOTE IS IMPORTANT
To Our Shareholders:
As previously announced, on December 13, 2021, Neogen Corporation (“Neogen”) and 3M Company (“3M”) entered into certain definitive agreements pursuant to which Neogen and 3M agreed to combine 3M’s food safety business, which we refer to as the Food Safety Business, with Neogen through a “Reverse Morris Trust” transaction. These definitive agreements include (i) a Separation and Distribution Agreement, dated as of December 13, 2021, among 3M, Neogen and Garden SpinCo Corporation (“Garden SpinCo”), (ii) an Agreement and Plan of Merger, dated as of December 13, 2021, among Neogen, 3M, Garden SpinCo and Nova RMT Sub, Inc. (“Merger Sub”), and (iii) an Asset Purchase Agreement, dated as of December 13, 2021, between 3M and Neogen. These agreements provide for, among other things, for:
•	the separation of the Food Safety Business from the other businesses of 3M;
•
the distribution by 3M of all of the shares of Garden SpinCo common stock to 3M's stockholders through (x) a split-off in which 3M will offer its stockholders the opportunity to exchange their shares of 3M common stock for shares of Garden SpinCo common stock (followed, if not all of the shares of Garden SpinCo common stock are exchanged, by a clean-up spin-off) or (y) if the exchange offer is terminated or 3M elects to pursue a spin-off, a spin-off in which all of the shares of Garden SpinCo common stock will be distributed to 3M stockholders on a pro rata basis;

•
immediately following such distribution, the merger of Merger Sub with and into Garden SpinCo, which we refer to as the Merger, with Garden SpinCo surviving as a wholly owned subsidiary of Neogen and 3M stockholders who received shares of Garden SpinCo common stock being entitled to receive shares of Neogen common stock; and

•	the direct sale of certain assets and liabilities related to the Food Safety Business from 3M or its subsidiaries directly to Neogen or its subsidiaries.
In connection with the transactions, (i) Garden SpinCo will make a cash payment to 3M of an amount of cash (not to be less than $465 million) determined in accordance with the Separation and Distribution Agreement in relation to the aggregate adjusted bases of the assets transferred to Garden SpinCo by 3M (subject to a customary net working capital adjustment), (ii) Neogen will make a cash payment to 3M of approximately $181 million under the Asset Purchase Agreement, and (iii) Garden SpinCo may issue certain indebtedness to 3M. In order to fund such payments, Garden SpinCo expects to incur indebtedness in an aggregate principal amount outstanding upon the closing of the transaction of up to $1.0 billion.
As a result of these transactions, Neogen will hold the Food Safety Business and pre-Merger Neogen shareholders will hold approximately 49.9% of the shares of Neogen common stock outstanding immediately following the Merger and 3M stockholders who receive shares of Garden SpinCo common stock will hold approximately 50.1% of the outstanding shares of Neogen common stock. It is expected that Neogen will issue approximately 108.3 million shares of Neogen common stock in connection with the Merger. Following the transactions, Neogen common stock will continue to be listed on the NASDAQ under the ticker symbol “NEOG.”
In connection with the proposed combination of the Food Safety Business and Neogen, Neogen will hold a special meeting of its shareholders at which Neogen shareholders will be asked to vote on proposals to approve:
1.	the issuance of shares of Neogen common stock in the Merger, which we refer to as the Share Issuance Proposal;
2.
the amendment of Neogen’s articles of incorporation to increase the number of authorized shares of Neogen common stock and to increase the maximum size of the Neogen board of directors, which we refer to as the Charter Amendment Proposal;

3.	the amendment of Neogen’s bylaws to increase the maximum size of the Neogen board of directors, which we refer to as the Bylaw Board Size Proposal
4.
the amendment of Neogen’s bylaws in order to allow the Neogen board of directors to make future amendments to the bylaws without obtaining the prior approval of Neogen’s shareholders, which we refer to as the Future Bylaw Amendments Proposal; and

5.
the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Share Issuance Proposal, the Charter Amendment Proposal or the Bylaw Board Size Proposal, which we refer to as the Adjournment Proposal.

If any of the Share Issuance Proposal, the Charter Amendment Proposal or the Bylaw Board Size Proposal are not approved, the transactions necessary to combine the Food Safety Business and Neogen cannot be completed.
The Neogen Board of Directors unanimously recommends that you vote FOR the Share Issuance Proposal, FOR the Charter Amendment Proposal, FOR the Bylaw Board Size Proposal, FOR the Future Bylaw Amendments Proposal and FOR the Adjournment Proposal.
Your vote is very important, regardless of the number of shares you own. We cannot complete the Merger and the combination of the Food Safety Business and Neogen unless the Share Issuance Proposal, the Charter Amendment Proposal and the Bylaw Board Size Proposal are approved by our shareholders at the special meeting. Only shareholders who owned shares of Neogen common stock at the close of business on July 5, 2022, the record date for the special meeting, will be entitled to vote at the special meeting. Whether or not you plan to be present at the special meeting, please complete, sign, date and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If you hold your shares in “street name,” you should instruct your broker how to vote your shares in accordance with your voting instruction form.
This document is a proxy statement of Neogen for its use in soliciting proxies for the special meeting. We urge you to review this entire document carefully. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 29.
On behalf of Neogen, I thank you for your support and look forward to the successful completion of the combination.
Sincerely,

John E. Adent
President & Chief Executive Officer
Neither the U.S. Securities and Exchange Commission nor any state securities regulator has approved or disapproved the transactions described in this proxy statement, including the Merger, the other transactions involved in the combination of the Food Safety Business and Neogen and the issuance of shares of Neogen common stock contemplated by the Share Issuance Proposal, or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.
The date of this proxy statement is July 18, 2022, and it is first being mailed to Neogen shareholders on or about July 18, 2022.

NEOGEN CORPORATION
620 Lesher Place
Lansing, Michigan 48912
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on August 17, 2022
To the Shareholders of Neogen Corporation:
NOTICE IS HEREBY GIVEN that Neogen Corporation, a Michigan corporation, which we refer to as Neogen, will hold a special meeting of shareholders on August 17, 2022 at 9 a.m., Eastern time. The special meeting will be held at Neogen’s headquarters in Lansing, Michigan, with shareholders participating in a virtual meeting format, via live webcast. You will be able to attend the special meeting online and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/NEOG2022SM.
The special meeting will be held for the purpose of considering and voting on the following proposals:
1.
Proposal No. 1 - The Share Issuance Proposal: To approve the issuance of shares of Neogen common stock, which we refer to as the Share Issuance, in connection with the Merger contemplated by the Agreement and Plan of Merger, dated as of December 13, 2021, by and among 3M Company, Garden SpinCo Corporation, Neogen and Nova RMT Sub, Inc., which, as it may be amended from time to time, we refer to as the Merger Agreement.

2.
Proposal No. 2 - The Charter Amendment Proposal: To approve the amendment of Neogen’s Restated Articles of Incorporation, as amended, to (a) increase the number of authorized shares of Neogen common stock from 240,000,000 shares of Neogen common stock to 315,000,000 shares of Neogen common stock and (b) increase the maximum number of directors on the Neogen board of directors from nine directors to eleven directors, in each case as set forth in the Certificate of Amendment to Neogen’s Restated Articles of Incorporation attached to the accompanying proxy statement as Annex G.

3.
Proposal No. 3 - The Bylaw Board Size Proposal: To approve the amendment of Neogen’s bylaws to increase the maximum number of directors that may comprise the board of directors of Neogen from nine directors to eleven directors, as set forth in the amendment to Neogen’s bylaws attached to the accompanying proxy statement as Annex H.

4.
Proposal No. 4 - The Future Bylaw Amendments Proposal: To approve the amendment of Neogen’s bylaws in order to authorize the Neogen board of directors to amend the bylaws without obtaining the prior approval of Neogen’s shareholders.

5.
Proposal No. 5 - The Adjournment Proposal: To approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance Proposal, the Charter Amendment Proposal or the Bylaw Board Size Proposal.

The completion of the Merger and the other transactions contemplated by the Merger Agreement are conditioned on the approval by Neogen shareholders of Proposal No. 1 (the Share Issuance Proposal), Proposal No. 2 (the Charter Amendment Proposal) and Proposal No. 3 (the Bylaw Board Size Proposal). If any of these proposals is not approved, the transactions necessary to combine the Food Safety Business of 3M Company and Neogen cannot be completed.
The Neogen Board of Directors has fixed the close of business on July 5, 2022 as the record date for the special meeting. Only Neogen shareholders of record as of the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment thereof. A complete list of such shareholders will be available for inspection by any Neogen shareholder during the special meeting via the special meeting website at www.virtualshareholdermeeting.com/NEOG2022SM. Neogen will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment thereof.

THE NEOGEN BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE SHARE ISSUANCE, AND UNANIMOUSLY RECOMMENDS THAT NEOGEN SHAREHOLDERS VOTE FOR THE SHARE ISSUANCE PROPOSAL, FOR THE CHARTER AMENDMENT PROPOSAL, FOR THE BYLAW BOARD SIZE PROPOSAL, FOR THE FUTURE BYLAW AMENDMENTS PROPOSAL AND FOR THE ADJOURNMENT PROPOSAL. SHAREHOLDER APPROVAL OF THE SHARE ISSUANCE PROPOSAL, THE CHARTER AMENDMENT PROPOSAL AND THE BYLAW BOARD SIZE PROPOSAL ARE NECESSARY TO EFFECT THE MERGER.
Your vote is very important. Whether or not you expect to attend the special meeting virtually, to ensure your shares are represented at the special meeting, we urge you to vote your shares by delivering a proxy as promptly as possible by (1) accessing the Internet site listed on the proxy card, (2) calling the toll-free number listed on the proxy card or (3) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. If you hold your shares in “street name” through a broker, bank or nominee you will need to instruct your broker or nominee how to vote your shares in accordance with the voting instruction form provided to you.
By Order of the Neogen Board of Directors,

Amy M. Rocklin
Corporate Secretary
Lansing, Michigan

July 18, 2022

Annexes
i

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement incorporates important business and financial information about Neogen from documents filed with the Securities and Exchange Commission (“SEC”) that have not been included or delivered with this proxy statement. Copies of Neogen’s filings with the SEC are available to investors without charge upon request made to Neogen at the following contact information:
Neogen Corporation
Attn: Investor Relations
620 Lesher Place
Lansing, Michigan 48912
Telephone: (517) 372-9200
Email: ir@neogen.com
See “Where You Can Find Additional Information; Incorporation by Reference.”
All information contained or incorporated by reference in this proxy statement with respect to Neogen, Merger Sub and their respective subsidiaries, as well as information about Neogen after the consummation of the Transactions, has been provided by Neogen. All other information contained or incorporated by reference in this proxy statement with respect to 3M, Garden SpinCo or their respective subsidiaries or businesses and with respect to the terms and conditions of 3M’s exchange offer has been provided by 3M.
The information included in this proxy statement regarding 3M’s Exchange Offer is being provided for informational purposes only and does not purport to be complete. For additional information on 3M’s Exchange Offer and the terms and conditions of 3M’s exchange offer, Neogen’s shareholders are urged to read Garden SpinCo’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-263669), and any other documents Garden SpinCo or Neogen file with the SEC relating to the Transactions. This proxy statement constitutes only a proxy statement for Neogen shareholders relating to the special meeting and is not an offer to sell or a solicitation of an offer to purchase shares of Neogen common stock, 3M common stock or Garden SpinCo common stock.

SELECTED DEFINITIONS
Certain abbreviations and terms used in the text and notes are defined as follows:
Abbreviation/Term	Definition
3M	3M Company

3M board	The board of directors of 3M Company

3M Business	The businesses and operations conducted prior to the Distribution Time by any member of the 3M Group that are not included in the Food Safety Business

3M common stock	The common stock, par value $0.01 per share, of 3M

3M Exchange Debt
If applicable, indebtedness incurred by 3M in an aggregate principal amount equal to the Above Basis Amount (as defined in the Separation Distribution) and containing terms reasonably satisfactory to 3M

3M Group
3M and each entity (other than any member of the SpinCo Group) that is a direct or indirect subsidiary of 3M immediately after the Distribution Time, and each person that becomes a subsidiary of 3M after the Distribution Time

Asset Purchase Agreement	The Asset Purchase Agreement, dated as of December 13, 2021, by and between 3M and Neogen (as it may be amended from time to time)

CADE	The Administrative Council for Economic Defense of Brazil

Clean-Up Spin-Off
The distribution by 3M following the consummation of the Exchange Offer, if the Exchange Offer is not fully subscribed, of the remaining shares of Garden SpinCo common stock owned by 3M on a pro rata basis to 3M stockholders whose shares of 3M common stock remain outstanding after consummation of the Exchange Offer

Closing	The closing of the Transactions

Closing Date	The date on which the Closing actually occurs

Contribution	The transfer of assets from 3M to Garden SpinCo and the assumption of liabilities by Garden SpinCo from 3M pursuant to the Reorganization

Debt Exchange	If applicable, the exchange by 3M of SpinCo Exchange Debt in an aggregate principal amount equal to the Above Basis Amount for outstanding 3M Exchange Debt

DGCL	Delaware General Corporation Law

Distribution
The distribution by 3M, pursuant to the Separation Agreement, of (i) up to 100% of the shares of Garden SpinCo common stock to 3M’s stockholders in the Exchange Offer followed, if necessary, by the Clean-Up Spin-Off or (ii) if the Exchange Offer is terminated, all of the outstanding shares of Garden SpinCo common stock to 3M stockholders on a pro rata basis

Abbreviation/Term	Definition
Distribution Date	The date on which the Distribution occurs

Distribution Time	The time at which the Distribution occurs, which for accounting purposes shall be deemed to be 12:01 a.m., New York City time, on the Distribution Date, unless another time is selected by the parties

Employee Matters Agreement	The Employee Matters Agreement, dated as of December 13, 2021, by and among 3M, Garden SpinCo and Neogen (as it may be amended from time to time)

Exchange Offer
The exchange offer to which this proxy statement relates, whereby 3M is offering to its stockholders the ability to exchange all or a portion of their shares of 3M common stock for shares of Garden SpinCo common stock, which shares of Garden SpinCo common stock will be immediately converted into the right to receive Neogen common stock in the Merger

Financing	The committed debt financing as contemplated by the Debt Commitment Letter (as defined below)

Food Safety Business
The business conducted by the Food Safety department of 3M and its subsidiaries of manufacturing, marketing, distributing, selling and servicing products or services designed or marketed for (i) detecting, enumerating and culturing (or collecting or holding for the purpose of detecting, enumerating, and culturing) microorganisms or food allergens in commercial food safety applications (except where solely performed to assess the need for or to evaluate the efficacy of filtration and separation products of the 3M Separation and Purification Sciences Division) and (ii) detecting adenosine triphosphate to determine the hygienic status of surfaces, products or environments, in each case in commercial food safety applications.

Garden SpinCo	Garden SpinCo Corporation, currently a wholly owned subsidiary of 3M

Garden SpinCo common stock	The common stock, par value $0.01 per share, of Garden SpinCo

Garden SpinCo stockholders	Pre-Merger holders of shares of Garden SpinCo common stock

HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder

IRS Ruling
A private letter ruling from the Internal Revenue Service (“IRS”) regarding certain matters germane to the U.S. federal income tax consequences of the Separation, Contribution, Distribution and Merger and any related transactions as 3M may determine in good faith consultation with Neogen

MBCA	Michigan Business Corporation Act

Merger	The merger of Merger Sub with and into Garden SpinCo, with Garden SpinCo surviving the merger as a wholly owned subsidiary of Neogen, as contemplated by the Merger Agreement

Abbreviation/Term	Definition
Merger Agreement	The Agreement and Plan of Merger, dated as of December 13, 2021, by and among 3M, Neogen, Garden SpinCo and Merger Sub (as it may be amended from time to time)

Merger Excluded Shares
The shares of Garden SpinCo common stock held by Garden SpinCo in treasury or by Neogen or Merger Sub, which shares will be canceled and cease to exist, with no consideration being delivered in exchange therefor at the effective time of the Merger

Merger Sub	Nova RMT Sub, Inc., a wholly owned subsidiary of Neogen

Neogen	Neogen Corporation

Neogen board	The board of directors of Neogen

Neogen board recommendation	The Neogen board’s recommendation to Neogen shareholders to approve the Share Issuance, the Neogen Charter Amendment Proposal and the Neogen Bylaw Board Size Proposal.

Neogen Bylaw Board Size Proposal	The proposal to approve the amendment of Neogen’s bylaws to increase the maximum number of directors that may comprise the board of directors of Neogen from nine directors to eleven directors

Neogen Charter Amendment Proposal
The proposal to approve the amendment of Neogen’s Restated Articles of Incorporation, as amended, to (i) increase the number of authorized shares of Neogen common stock from 240,000,000 shares of Neogen common stock to 315,000,000 shares of Neogen common stock and (ii) increase the maximum number of directors on the Neogen board of directors from nine directors to eleven directors

Neogen common stock	The common stock, par value $0.16 per share, of Neogen

Neogen Group	Neogen and its subsidiaries, other than the SpinCo Group

Nasdaq	Nasdaq Global Select Market

Notes	8.625% Senior Notes due 2030 to be issued by Garden SpinCo

Permanent Financing
Debt securities (including the SpinCo Exchange Debt) or any other long-term debt financing issued or incurred by Garden SpinCo (or its designee) in lieu of the Financing, expected to be comprised of the Notes in the aggregate principal amount of $350.0 million and the term loan in the aggregate principal amount of $650.0 million under the Senior Secured Credit Agreement

Reorganization
The steps taken to effect the separation of the Food Safety Business from the 3M Business, as set forth in the Separation Agreement and the other applicable transaction documents, including the steps set forth in the Separation Step Plan, and (a) the Contribution, (b) the actual or deemed issuance by Garden SpinCo to 3M of shares of Garden SpinCo common stock, (c) the distribution by Garden SpinCo to 3M of the SpinCo Cash Payment and (d) any issuance by Garden SpinCo to 3M of the SpinCo Exchange Debt

Abbreviation/Term	Definition
Senior Secured Credit Agreement
The Credit Agreement, dated as of June 30, 2022, among Garden SpinCo, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as it may be amended, restated, supplemented, or otherwise modified from time to time)

Separation	The Distribution and the Reorganization

Separately conveyed assets
All assets proposed to be transferred, assigned, sold or conveyed to the SpinCo Group, Neogen or any affiliate of Neogen, pursuant to the transactions contemplated by the separate conveyancing instruments (as defined in the Separation Agreement, and including the Asset Purchase Agreement)

Separation Agreement	The Separation and Distribution Agreement, dated as of December 13, 2021, by and among 3M, Garden SpinCo and Neogen (as it may be amended from time to time)

Separation Step Plan	The plan and structure exchanged between the parties to effect the separation of the Food Safety Business from the 3M Business (as it may be amended from time to time)

Share Issuance	The issuance of Neogen common stock in connection with the Merger

Share Issuance Proposal	The proposal to approve the Share Issuance

SpinCo Cash Payment	The cash payment to be paid by Garden SpinCo to 3M prior to the Distribution, in an amount to be calculated as set forth in the Separation Agreement

SpinCo Exchange Debt	The Garden SpinCo indebtedness distributed by Garden SpinCo to 3M in connection with the Reorganization, expected to be in the form of the Notes in an aggregate principal amount of $350.0 million

SpinCo Group	Garden SpinCo, each subsidiary of Garden SpinCo immediately after the Distribution Time and each other entity that becomes a subsidiary of Garden SpinCo after the Distribution Time

Tax Matters Agreement	The Tax Matters Agreement, to be entered into as of the Closing, by and among 3M, Garden SpinCo and Neogen (as it may be amended from time to time)

Transaction Documents	The Merger Agreement, the Separation Agreement, the Asset Purchase Agreement, the Employee Matters Agreement, the Tax Matters Agreement and the other agreements described herein

Transactions	The transactions contemplated by the Merger Agreement, the Separation Agreement, the Asset Purchase Agreement and the other Transaction Documents

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING
The following are brief answers to some of the common questions that shareholders of Neogen may have regarding the transactions contemplated by the Merger Agreement, the Separation Agreement and the Asset Purchase Agreement, which provide for the combination of 3M’s Food Safety Business with Neogen, including, among other things, the Separation, the Distribution and the Merger. For more detailed information about the matters discussed in these questions and answers, see “The Transactions” beginning on page 100 and “The Transaction Agreements” beginning on page 173. These questions and answers are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. Shareholders of Neogen are urged to read this proxy statement in its entirety before making any decision. Additional important information is also contained in the annexes to this proxy statement. You should pay special attention to the “Risk Factors” beginning on page 29 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49.
If the Share Issuance Proposal, the Charter Amendment Proposal or the Bylaw Board Size Amendment Proposal are not approved, the transactions necessary to combine the Food Safety Business and Neogen cannot be completed.
Q:	Why am I receiving this proxy statement?
A:
On December 13, 2021 3M, Garden SpinCo, Neogen and Merger Sub entered into an Agreement and Plan of Merger pursuant to which Merger Sub will merge with and into Garden SpinCo and Garden SpinCo will survive and become a wholly-owned subsidiary of Neogen in connection with the combination of 3M’s Food Safety Business with Neogen. Neogen is holding a special meeting of its shareholders in order to obtain shareholder approval of the issuance of shares of Neogen common stock and certain amendments to Neogen’s Articles of Incorporation and Bylaws in connection with the Transactions, as described in more detail in this proxy statement. Neogen cannot complete the Transactions unless the Share Issuance Proposal, the Charter Amendment Proposal and the Bylaw Board Size Proposal are approved by Neogen shareholders.

This proxy statement includes important information about the Transactions and the special meeting of Neogen shareholders. Neogen shareholders should read this information carefully and in its entirety. A copy of the Merger Agreement is attached hereto as Annex A and copies of the Separation Agreement and Asset Purchase Agreement are attached hereto as Annex B and Annex C, respectively. The enclosed voting materials allow Neogen shareholders to vote their shares without attending the Neogen special meeting. The vote of Neogen shareholders is very important and Neogen encourages its shareholders to vote their shares as soon as possible by following the instructions set forth on the enclosed proxy card. If your shares of Neogen stock are held in the name of a bank, broker or other nominee, please follow the instructions provided by your bank or broker to ensure your shares are properly voted.
Q:	What is Neogen proposing?
A:
Neogen is proposing to combine the Food Safety Business with Neogen through a series of transactions as contemplated by the Merger Agreement, the Separation Agreement and the Asset Purchase Agreement as described in more detail below and elsewhere in this proxy statement.

The transactions contemplated by these agreements, which we refer to as the “Transactions,” provide for, among other things:
•	the separation of the Food Safety Business of 3M from the other businesses of 3M;
•
the distribution by 3M of (i) up to 100% of the shares of Garden SpinCo common stock to 3M stockholders participating in this Exchange Offer followed, if necessary, by the distribution of any remaining shares held by 3M in a Clean-Up Spin-Off or (ii) if this Exchange Offer is terminated, all of the outstanding shares of Garden SpinCo common stock to 3M stockholders on a pro rata basis;

•
the merger of Merger Sub with and into Garden SpinCo, with Garden SpinCo continuing as the surviving corporation and as a wholly owned subsidiary of Neogen, and Garden SpinCo common stock being converted into the right to receive Neogen common stock (and if applicable, cash in lieu of any fractional shares) as contemplated by the Merger Agreement; and

•	the direct sale of certain assets and liabilities related to the Food Safety Business from 3M or its subsidiaries to Neogen and its applicable subsidiaries for cash.

The Transactions are structured using a Reverse Morris Trust transaction structure. This structure was chosen because, among other things, it provides a tax-efficient method to combine Neogen and the Food Safety Business.
Q:	What will happen in the Separation?
A:
Pursuant to the Separation Agreement, 3M and certain of 3M’s subsidiaries will engage in a series of transactions in which, among other things, (a) certain assets and liabilities related to the Food Safety Business that are not currently owned by Garden SpinCo or Garden SpinCo subsidiaries will be transferred from 3M and certain of its subsidiaries to Garden SpinCo and entities that will become Garden SpinCo subsidiaries and (b) if needed, certain assets and liabilities related to 3M’s other businesses that are owned by Garden SpinCo will be transferred from Garden SpinCo to 3M and certain of its subsidiaries that will not be Garden SpinCo subsidiaries. The purpose of these transactions is to separate the Food Safety Business from 3M’s other businesses. In connection with the Reorganization, 3M, Garden SpinCo and certain of each of their subsidiaries will engage in a series of actions, which may include transfers of securities, formation of new entities or other actions, to effect an internal restructuring. The separation of the Food Safety Business from the other businesses of 3M pursuant to the Separation Agreement is referred to as the Reorganization. In connection with the Reorganization, and in partial consideration for the transfer of Food Safety Business assets to Garden SpinCo, Garden SpinCo will (a) issue to 3M any additional shares of Garden SpinCo common stock required such that the number of shares of Garden SpinCo common stock held by 3M shall be equal to the number of shares required to effect the Distribution, (b) make the SpinCo Cash Payment and (c) issue to 3M any SpinCo Exchange Debt.

In addition, certain assets and liabilities related to the Food Safety Business will be directly sold by 3M or its subsidiaries to Neogen or its subsidiaries pursuant to the Asset Purchase Agreement. These assets and liabilities are included within the Food Safety Business’s combined financial statements included elsewhere in this document.
Q:	What will happen in the Merger?
A:
Pursuant to the Merger Agreement, in the Merger, Merger Sub will merge with Garden SpinCo, and Garden SpinCo will survive the Merger as a wholly owned subsidiary of Neogen. Following the effective time of the Merger, Neogen will continue to be a separately traded public company and will own and operate the combined businesses of Neogen and the Food Safety Business. At the effective time of the Merger, each issued and outstanding share of Garden SpinCo common stock (except for the Merger Excluded Shares) will be converted into the right to receive a number of fully paid and nonassessable shares of Neogen common stock equal to the Exchange Ratio. The Exchange Ratio is calculated under the Merger Agreement such that immediately following the Merger, Garden SpinCo stockholders will hold approximately 50.1% of the issued and outstanding shares of Neogen common stock and pre-Merger Neogen shareholders will hold approximately 49.9% of the issued and outstanding shares of Neogen’s common stock.

Q:	What is a Reverse Morris Trust transaction?
A:
A Reverse Morris Trust transaction structure allows a parent company (in this case, 3M) to divest a subsidiary (in this case, Garden SpinCo) in a tax-efficient manner. The first step of such a transaction is a distribution of the subsidiary’s stock to the parent company stockholders (in this case, 3M’s distribution of the SpinCo common stock to 3M’s stockholders in the Distribution, which may be completed either by an Exchange Offer and a potential Clean-Up Spin-Off or a pro rata distribution of SpinCo common stock) in a transaction that is generally tax-free under Section 355 of the Code. The distributed subsidiary then combines with a third party (in this case, Merger Sub through the Merger). Such a transaction can qualify as generally tax-free for U.S. federal income tax purposes for the parent company and its stockholders if the transaction structure meets the applicable requirements, including that the parent company stockholders own more than 50% of the stock of the combined entity immediately after the business combination. The parties determined that a Reverse Morris Trust transaction structure was an effective and efficient choice for the Transactions because, among other things, it provides a tax-efficient method to combine Neogen and the Food Safety Business. This makes a Reverse Morris Trust structure economically more appealing to the parties as compared to a taxable transaction structure.

Q:	What will Neogen shareholders receive in the Merger?
A:
Neogen shareholders will not directly receive any consideration in the Merger. All shares of Neogen common stock issued and outstanding immediately before the Merger will remain issued and outstanding after the consummation of the Merger. Immediately after the Merger, pre-Merger Neogen shareholders will continue to own shares in Neogen, which will now hold the Food Safety Business, including Garden SpinCo, which will have become a wholly owned subsidiary of Neogen.

Q:	What will Garden SpinCo stockholders be entitled to receive pursuant to the Transactions?
A:
Each 3M stockholder that receives shares of Garden SpinCo common stock from 3M will ultimately receive a number of shares of Neogen common stock in the Merger based on the Exchange Ratio. As a result of the Merger, Garden SpinCo stockholders will hold approximately 50.1% of the shares of Neogen common stock issued and outstanding immediately following the Merger.

3M stockholders will not be required to pay for the shares of Garden SpinCo common stock distributed in the Distribution or the shares of Neogen common stock issued in the Merger. Garden SpinCo stockholders will receive cash in lieu of any fractional shares of Neogen common stock (after such fractional shares are aggregated with all other fractional shares that would be issued to such holder) to which such holders would otherwise be entitled in the Merger. All shares of Neogen common stock issued in the Merger will be issued in book-entry form.
Q:	Will Garden SpinCo make any payments to 3M in connection with the Separation?
A:
In connection with the Separation, Garden SpinCo will make a cash payment, which we refer to as the SpinCo Cash Payment, to 3M of an amount of cash (not to be less than $465 million) determined in relation to the aggregate adjusted bases of the assets transferred to Garden SpinCo, subject to a customary net working capital adjustment. In addition, Neogen will make a cash payment to 3M of approximately $181 million in accordance with the transactions contemplated by the Asset Purchase Agreement, and Garden SpinCo may issue the SpinCo Exchange Debt to 3M.

Q:	Who will serve on the Neogen Board of Directors following completion of the Transactions?
A:
Immediately after the Merger, the Neogen board will consist of ten directors: the eight existing Neogen directors and two additional independent directors, reasonably acceptable to Neogen, who will be designated by 3M prior to Closing. The Neogen board is divided into three classes with staggered 3-year terms. Each of the 3M designees will be appointed to a different class on the Neogen board. See “The Transactions—Board of Directors and Executive Officers of Neogen Following the Merger” for more detailed information.

Q:	Who will manage the business of Neogen after the Transactions?
A:
The Neogen management team will continue to manage the business of Neogen following the Transactions. See “The Transactions—Board of Directors and Executive Officers of Neogen Following the Merger” for more detailed information.

Q:	What is the estimated total value of the consideration to be paid by Neogen to Garden SpinCo stockholders in the Transactions?
A:
Based upon the reported closing price for Neogen common stock on Nasdaq of $40.12 per share on December 13, 2021, the last trading day before the announcement of the signing of the Merger Agreement, and the number of outstanding shares of Neogen common stock on that date, the estimated total value of the shares to be issued by Neogen to Garden SpinCo stockholders in the Merger (excluding applicable holders of the equity awards described below) would have been approximately $4.3 billion. Based upon the reported closing price for Neogen common stock on Nasdaq of $23.39 per share on July 8, 2022, the estimated total value of the shares to be issued by Neogen to Garden SpinCo stockholders pursuant to the Merger (excluding applicable holders of the equity awards described below) would be approximately $2.5 billion. The actual total value of the consideration to be paid by Neogen in connection with the Merger will depend on the market price of shares of Neogen common stock at the time of the closing of the Merger.

Q:	What are the principal adverse effects of the Transactions to Neogen shareholders?
A:
Following the consummation of the Transactions, Neogen shareholders will own shares in a company that holds the Food Safety Business in addition to Neogen’s existing business, but their percentage interest in the company will be diluted. Immediately after consummation of the Merger, pre-Merger Neogen shareholders will own approximately 49.9% of the outstanding shares of Neogen common stock. Therefore, the voting power represented by the shares of Neogen common stock held by pre-Merger Neogen shareholders will be lower immediately following the Merger than immediately prior to the Merger. Neogen also expects to incur significant expenses related to the Transactions, including those related to legal, advisory, financing, printing and financial services fees and transaction and integration expenses. The incurrence of these costs may have an adverse impact on Neogen’s liquidity or operating results following the Merger. Neogen will also be required to devote a significant amount of time and attention to the process of integrating the Food Safety Business with Neogen. If Neogen is not able to effectively manage the process, Neogen’s business could suffer and its stock price could decline. In addition, the market price of Neogen common stock could decline as a result of sales of a large number of shares of Neogen common stock in the market after the consummation of the Transactions or even the perception that these sales could occur. See “Risk Factors” for a further discussion of the material risks associated with the Transactions.
Q:	How will the Transactions impact the future liquidity and capital resources of Neogen?
A:
In connection with entry into the Merger Agreement, Garden SpinCo entered into the Debt Commitment Letter with the Commitment Parties. The Debt Commitment Letter will permit Garden SpinCo to incur borrowings in an aggregate principal amount of up to $1.0 billion (subject to certain conditions). In connection with the Transactions, Garden SpinCo expects to issue senior unsecured notes and/or to borrow loans under a senior secured term loan facility in an aggregate principal amount of up to $1.0 billion in lieu of borrowing under the financing arrangements contemplated by the Debt Commitment Letter in order to finance the SpinCo Cash Payment, complete the Debt Exchange, and fund the purchase price under the Asset Purchase Agreement. Neogen anticipates that, following the consummation of the Merger, its primary sources of liquidity for working capital and operating activities, including any future acquisitions, will continue to be cash from operations. Neogen expects that its cash from operations will be sufficient to make required payments of interest on its outstanding debt and to fund working capital and capital expenditure requirements, including costs relating to the Transactions. However, Neogen’s indebtedness following the Transactions could adversely affect Neogen’s financial condition or liquidity. See “Risk Factors—Risks Related to the Combined Company’s Business Following the Transactions.”

Q:	What are the material U.S. federal income tax consequences to Neogen and Neogen shareholders resulting from the Distribution and the Merger?
A:
The consummation of the Distribution (which includes the Exchange Offer) is conditioned upon, among other things, the receipt of the IRS Ruling and the Distribution Tax Opinion (as defined in “ Risk Factors—Risks Relating to the Transactions”). If 3M receives the IRS Ruling and the Distribution Tax Opinion to the effect that the Distribution, together with certain related transactions, qualifies as a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and the IRS Ruling and such tax opinion continue to be valid and in full force and effect, then, in general, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” in Neogen’s Registration Statement on Form S-4 (Reg. No. 333-263667) of 3M common stock upon the receipt of Garden SpinCo common stock in the Exchange Offer or in any Clean-Up Spin-Off (or if 3M determines not to consummate the Exchange Offer).

The consummation of the Merger is conditioned upon the IRS Ruling continuing to be valid and in full force and effect, as well as the receipt by 3M and Neogen of opinions from Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”)and Weil, Gotshal & Manges LLP (“Weil”), respectively, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. On the basis that the Merger so qualifies, in general, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, U.S. Holders of Garden SpinCo common stock upon the receipt of shares of Neogen common stock in the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Neogen common stock.
Although neither Neogen nor Neogen Shareholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the Distribution and the Merger, under the Tax Matters Agreement, Garden SpinCo and Neogen may be obligated, in certain cases, to indemnify 3M against taxes and certain tax-related losses in connection with the Transactions that arise as a result of Garden SpinCo’s or Neogen’s actions, or failure to act. See the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger—Treatment of the Distribution” in Neogen's Registration Statement on Form S-4 (Reg. No. 333-263667) and “Additional Agreements Related to the Separation and the Merger—Tax Matters Agreement.” Any such indemnification obligation likely would be substantial and likely would have a material adverse effect on Neogen.
Q:
Does Neogen have to pay a termination fee to 3M or reimburse 3M’s expenses if the Share Issuance Proposal, the Charter Amendment Proposal or the Bylaw Board Size Amendment Proposal is not approved by Neogen shareholders or if the Merger Agreement is otherwise terminated?

A:	In specified circumstances, depending on the reasons for termination of the Merger Agreement, Neogen may be required to pay 3M a termination fee of $140 million.
For a discussion of the circumstances under which the termination fee is payable by Neogen, see “The Transaction Agreements—The Merger Agreement—Termination Fee and Expenses Payable in Certain Circumstances” beginning on page 156.
Q:	Does 3M have to pay a termination fee to Neogen or reimburse Neogen’s expenses if the Merger Agreement is terminated?
A:	No. See “The Transaction Agreements—The Merger Agreement—Termination.”
Q:	Are there risks associated with the Transactions?
A:
Yes. Neogen may not realize the expected benefits of the Transactions because of the risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 29 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49. These risks include, among others, risks relating to the uncertainty that the Transactions will close, the uncertainty that Neogen will be able to integrate the Food Safety Business successfully, and uncertainties relating to the performance of Neogen after the Transactions.

Q:	Can Neogen shareholders or 3M or Garden SpinCo stockholders demand appraisal of their shares?
A:
No. Neogen shareholders do not have appraisal rights under Michigan law in connection with the Transactions. Neither 3M nor Garden SpinCo stockholders have appraisal rights under Delaware law in connection with the Transactions.

Q:	When will the Transactions be completed?
A:
The Transactions are expected to be completed in the third quarter of 2022, subject to receipt of Neogen shareholder approval, receipt of the IRS Ruling, and satisfaction of other customary closing conditions.

Q:	What are Neogen shareholders being asked to vote on at the special meeting?
A:
Neogen shareholders are being asked to approve (1) the issuance of Neogen common stock in connection with the Merger, which we refer to as the Share Issuance Proposal, (2) the amendment of Neogen’s Restated Articles of Incorporation to increase the number of authorized shares of Neogen common stock from 240,000,000 to 315,000,000 and to increase the maximum number of directors on the Neogen board of directors from nine directors to eleven directors, which we refer to as the Charter Amendment Proposal, (3) the amendment of Neogen’s bylaws to increase the maximum number of directors that may comprise the board of directors of Neogen from nine directors to eleven directors, which we refer to as the Bylaw Board Size Proposal and (4) the amendment of Neogen’s bylaws in order to authorize the Neogen board of directors to make future amendments to the bylaws without obtaining the prior approval of Neogen’s shareholders, which we refer to as the Future Bylaw Amendments Proposal. The Nasdaq rules require Neogen to seek shareholder approval of the Share Issuance Proposal. Approval of each of the Share Issuance Proposal, the Charter Amendment Proposal and the Bylaw Board Size Proposal is also a condition to the completion of the Distribution and the Merger.

Neogen shareholders are also being asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance Proposal, the Charter Amendment Proposal or the Bylaw Board Size Proposal, which we refer to as the Adjournment Proposal. Approval by Neogen shareholders of the Adjournment Proposal and the Future Bylaw Amendments Proposal are not conditions to the completion of the Transactions, including the Merger.
Q:	When and where is the special meeting of Neogen shareholders?
A:
The Neogen special meeting of stockholders will be held at Neogen’s headquarters in Lansing, Michigan, with shareholders participating virtually via webcast at www.virtualshareholdermeeting.com/NEOG2022SM, on August 17, 2022 at 9 a.m., Eastern time.

Q:	Who can vote at the Neogen special meeting of shareholders?
A:
Only shareholders who own Neogen common stock at the close of business on July 5, 2022, the record date for the special meeting, are entitled to vote at the special meeting. Each Neogen shareholder is entitled to one vote per share of Neogen common stock held on the record date. There were 107,837,730 shares of Neogen common stock outstanding on the record date.

Q:	How does the Neogen Board of Directors recommend that Neogen shareholders vote?
A:
The Neogen Board of Directors has determined that the Merger Agreement, the Separation Agreement and the Transactions, including the Merger and the issuance of Neogen common stock in connection therewith, which we refer to as the Share Issuance, are advisable and fair to, and in the best interests of, Neogen and its shareholders. Accordingly, the Neogen Board of Directors has unanimously approved the Merger Agreement, the Separation Agreement and the Transactions, including the Merger and the issuance of shares of Neogen common stock (as provided in the Share Issuance Proposal) and the amendments to Neogen’s Articles of Incorporation and Bylaws as provided in the Charter Amendment Proposal, the Bylaw Board Size Proposal and the Bylaw Future Amendments Proposal. The Neogen Board of Directors unanimously recommends that Neogen shareholders vote “FOR” the Share Issuance Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Bylaw Board Size Proposal, “FOR” the Bylaw Future Amendments Proposal and “FOR” the Adjournment Proposal.

Q:	Do any of Neogen’s executive officers have interests in the Merger or the other transactions contemplated by the Merger Agreement that may differ from those of Neogen’s shareholders?
A:
Neogen’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of Neogen shareholders generally. As of the date of this proxy statement, Neogen’s directors and executive officers do not have any financial interests in the Transactions that are different from, or in addition to, the financial interests of Neogen shareholders generally. For more information regarding these interests, see the section entitled “The Transactions—Interests of Certain Persons in the Transactions.”

Q:	What vote is required to approve the Share Issuance Proposal and the Other Proposals at the Neogen special meeting of stockholders?
A:
Approval of the Share Issuance Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the total votes cast by Neogen shareholders entitled to vote on the proposal at the Neogen special meeting, assuming a quorum is present. This means the number of shares of Neogen common stock voted “FOR” the Share Issuance Proposal must exceed the aggregate number of shares of Neogen common stock voted “AGAINST” the Share Issuance Proposal. Abstentions will be considered present at the special meeting for the purposes of establishing quorum, but are not considered votes cast and so will have no effect on the outcome of the votes on these proposals.

Shares that are held in “street name” by a bank, broker or other nominee for which the beneficial owner does not provide voting instructions will have no effect on the outcome of the Share Issuance Proposal and the Adjournment Proposal, assuming a quorum is present.
Approval of each of the Charter Amendment Proposal, the Bylaw Board Size Proposal and the Future Bylaw Amendments Proposal requires the affirmative vote of a majority of the shares of Neogen common stock outstanding as of the record date and entitled to vote. Abstentions and shares that are held in “street name” by a bank, broker or other nominee for which the beneficial owner does not provide voting instructions will have the same effect as a vote “AGAINST” these proposals.

Q:	What is a quorum?
A:
In order for business to be conducted at the Neogen special meeting, a quorum must be present. A quorum consists of the presence, in person or by proxy, of the holders of a majority of the shares of Neogen common stock outstanding as of the record date for the special meeting and entitled to vote. Abstentions will be considered present for purposes of establishing a quorum.

Q:	Have any Neogen shareholders already agreed to vote in favor of the Share Issuance Proposal or any of the other proposals?
A:	No Neogen shareholders have entered into voting agreements or otherwise already agreed to vote in favor of any of the proposals at the special meeting.
Q:	What should Neogen shareholders do now in order to vote on the proposals being considered at the Neogen special meeting?
A:
If you were a record holder of Neogen common stock at the close of business on the record date, you may vote at the Neogen special meeting by proxy through the Internet, by telephone or by mail, or by attending the special meeting via the special meeting website and voting via the Neogen special meeting website during the meeting, as described below:

•	By Internet: By visiting the Internet address provided on the enclosed proxy card and following the instructions provided on your proxy card.
•	By Telephone: By calling the number located on the enclosed proxy card and following the recorded instructions.
•
By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return the enclosed proxy card by mail in the envelope provided to you with your proxy materials.

•
In person via the Neogen Special Meeting Website: By voting on the Neogen special meeting website during the special meeting. Shareholders who plan to attend and vote at the special meeting will need the 16-digit control number included on their proxy card in order to access the meeting website and to attend and vote in person.

Even if you plan to attend the special meeting, Neogen requests that you submit your proxy to vote your shares as promptly as possible by mail, telephone or Internet by following the instructions on your proxy card. Information for voting your shares and applicable deadlines for submitting your proxy by mail, telephone or Internet are also set forth on your proxy card.
By executing and delivering a proxy in connection with the Neogen special meeting, you designate certain Neogen officers identified therein as your proxies at the special meeting. Unless revoked as described below, all shares of Neogen common stock entitled to vote at the meeting and represented by a duly executed proxy will be voted at the Neogen special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card.
If a properly executed proxy card is returned without an indication as to how the shares of Neogen common stock represented by the proxy are to be voted with regard to a particular proposal, the Neogen common stock represented by the proxy will be voted in accordance with the recommendation of the Neogen Board on the proposal.
If your shares of Neogen common stock are held through a broker, bank or other nominee, you must follow the instructions provided by your bank, broker or nominee in order to direct your nominee to vote your shares or to obtain a control number in order to attend and vote your shares electronically at the Neogen special meeting. Please check the voting form provided by your broker, bank or nominee for information on how to submit your instructions to them and the applicable deadline.

Q:	If a Neogen shareholder is not going to attend the special meeting, should the shareholder return his or her proxy card or otherwise vote his or her shares?
A:
Yes. If you were a record holder of Neogen common stock on the record date of the special meeting, submitting a proxy by mail, telephone or Internet by following the instructions on the proxy card ensures that the shareholder’s shares will be represented and voted at the special meeting, even if the shareholder is unable to or does not desire to attend.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS DESCRIBED IN THIS PROXY STATEMENT.
Q:	If a Neogen shareholder’s shares are held in “street name” by his or her broker, will the broker vote the shares for the shareholder?
A:
If a Neogen shareholder’s shares are held in a stock brokerage account or by a bank or other nominee, their shares are held in “street name.” If you hold your shares of Neogen common stock in “street name,” your shares will not be represented at the meeting and will not count towards a quorum, nor will your shares be voted on any matter, unless you affirmatively instruct your bank, broker or other nominee how to vote your shares. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the special meeting unless they have received voting instructions from the beneficial owners.

Under the Nasdaq rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under the Nasdaq rules are considered “non-routine.” A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals to be considered and voted upon at the Neogen special meeting are considered “non-routine” and so banks, brokers and other nominees will not be entitled to vote the shares that they hold on any matter without instructions from the beneficial owner.
Q:	Can Neogen shareholders change their vote?
A:
Yes. Holders of record of Neogen common stock who have properly completed and submitted their proxy card or have submitted their proxy by telephone or Internet can revoke their proxy or change their vote before the proxy is voted at the Neogen special meeting in any of the following ways:

•
sending a written notice that is received prior to the special meeting stating that the shareholder revokes his or her proxy to Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912, Attention: Corporate Secretary;

•
delivering a new, valid proxy card bearing a later date (by mail, telephone or Internet by following the instructions on the proxy card) prior to the deadline provided on the Neogen shareholder’s proxy card; and

•
attending the Neogen special meeting webcast and voting electronically, which will revoke any proxy previously given. Simply attending the special meeting webcast without voting will not revoke any proxy that you have previously given or change your vote.

A Neogen shareholder whose shares are held in “street name” through a broker, bank or other nominee may change or revoke their vote by following the instructions provided by their broker, bank or nominee.
Q:	What will happen if a Neogen shareholder abstains from voting, fails to vote or does not direct their bank, broker or nominee how to vote on their proxy?
A:
If a Neogen shareholder abstains from voting, fails to vote or fails to direct their bank, broker or nominee how to vote on the Share Issuance Proposal or the Adjournment Proposal, it will have no effect on the outcome of the proposal. If a Neogen shareholder abstains from voting, fails to vote or does not direct their bank, broker or nominee how to vote on the Charter Amendment Proposal, Bylaw Board Size Proposal or Future Bylaw Amendments Proposal, it will have the same effect as a vote “AGAINST” the proposal.

SUMMARY
This summary, together with the section titled “Questions and Answers About the Transactions and the Special Meeting” immediately preceding this summary, provides a summary of the material terms of the Separation and the Merger. These sections highlight selected information contained in this proxy statement and may not include all the information that is important to you. To better understand the proposed Separation, the Merger and the other Transactions, and the risks related to the Transactions, and for a more complete description of the legal terms of the Separation and the Merger, you should read this proxy statement carefully and in its entirety, including the annexes, as well as those additional documents to which we refer you. See “Where You Can Find Additional Information; Incorporation by Reference.”
Information About Neogen and Merger Sub (Page 59)
Neogen Corporation
620 Lesher Place
Lansing, Michigan 48912
Telephone: (517) 372-9200
Neogen Corporation, which we refer to as Neogen, is a Michigan corporation incorporated in 1981. Neogen common stock is listed on Nasdaq under the symbol “NEOG.” Neogen and its subsidiaries develop, manufacture and market a diverse line of products and services dedicated to food and animal safety. Neogen’s Food Safety segment consists primarily of diagnostic test products and complementary products (e.g., culture media) sold to food producers and processors to detect dangerous and/or unintended substances in human food and animal feed, such as foodborne pathogens, spoilage organisms, natural toxins, food allergens, genetic modifications, ruminant by-products, meat speciation, drug residues, pesticide residues and general sanitation concerns. Neogen’s Animal Safety segment is engaged in the development, manufacture, marketing and distribution of veterinary instruments, pharmaceuticals, vaccines, topicals, diagnostic products, rodenticides, cleaners, disinfectants, insecticides and genomics testing services for the worldwide animal safety market. For more information on Neogen, see “Information About Neogen and Merger Sub.”
Nova RMT Sub, Inc.
c/o Neogen Corporation
620 Lesher Place
Lansing, Michigan 48912
Telephone: (517) 372-9200
Nova RMT Sub, Inc., which we refer to as Merger Sub, is a wholly owned subsidiary of Neogen that was incorporated in the State of Delaware on December 10, 2021, for the purposes of merging with and into Garden SpinCo in the Merger. Merger Sub has not carried on any activities other than in connection with the Merger Agreement. For more information on Merger Sub, see “Information About Neogen and Merger Sub.”
Information About 3M
3M Company
3M Center
St. Paul, Minnesota 55144
(651) 733-1110
3M Company, which we refer to as 3M, is a Delaware corporation incorporated in 1929 to continue operations begun in 1902. 3M common stock is listed on the NYSE under the symbol “MMM.” 3M is a diversified technology company with a global presence in the following businesses: Safety and Industrial; Transportation and Electronics; Health Care; and Consumer. 3M is among the leading manufacturers of products for many of the markets it serves. Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technologically oriented companies. For more information on 3M, see “Information About 3M.”

Information About Garden SpinCo and the Food Safety Business (Page 61)
Garden SpinCo Corporation
c/o 3M Company
3M Center
St. Paul, Minnesota 55144
(651) 733-1110
Garden SpinCo Corporation, which we refer to as Garden SpinCo, a wholly owned subsidiary of 3M, was incorporated in the State of Delaware on December 10, 2021, to own and operate 3M’s Food Safety Business. In connection with the Transactions, among other things, 3M will cause specified assets and liabilities used in the Food Safety Business to be conveyed to Garden SpinCo in exchange for the issuance to 3M of Garden SpinCo common stock and the SpinCo Cash Payment. For more information on the Food Safety Business, see “Information About the Food Safety Business.”
The Food Safety Business is a global leader in food safety solutions, protecting the health of consumers and the brands of its customers by providing cost-effective solutions in detecting food contamination in commercial food products. The Food Safety Business's products include (1) indicator testing products, such as 3M™ Petrifilm™ brand products to enable customers to detect organisms of interest for food processors using culture film plates, (2) hygiene monitoring products to enable customers to verify the cleanliness of processing equipment and surfaces, such as Clean-Trace™ solutions, (3) sample handling solutions, (4) pathogen detection products, such as the 3M™ Molecular Detection System and (5) allergen testing products.
The Food Safety Business has been historically managed as part of 3M’s Healthcare Business Group, and has historically utilized 3M's global manufacturing network. None of 3M's manufacturing locations, other than the Bridgend, United Kingdom facility, will transfer in connection with the Transactions, and following the Closing Neogen will rely for a period on 3M’s performance under the Transition Contract Manufacturing Agreement and Transition Distribution Services Agreement to manufacture and distribute most of the Food Safety Business’s products while Neogen establishes alternative manufacturing locations and transitions and integrates the Food Safety Business. Neogen currently anticipates that it will take up to four years and will cost Neogen up to approximately $80 million to establish alternative manufacturing locations as it integrates the Food Safety Business. For more information on the Food Safety Business, see “Information About the Food Safety Business.”
The Transactions (Page 100)
On December 13, 2021, 3M, Garden SpinCo, Neogen and Merger Sub entered into the Merger Agreement and 3M, Garden SpinCo and Neogen entered into the Separation Agreement, pursuant to which Neogen will combine with 3M’s Food Safety Business. As a result of and immediately following the Transactions, Garden SpinCo stockholders will own, in the aggregate, approximately 50.1% of the issued and outstanding shares of Neogen common stock and pre-Merger Neogen shareholders will own, in the aggregate, approximately 49.9% of the issued and outstanding shares of Neogen common stock. 3M stockholders that do not participate in the Exchange Offer will retain the shares of 3M common stock that they held prior to the Merger.
In connection with the Transactions, 3M, Neogen and Garden SpinCo have entered into the Separation Agreement to effect the Separation and the Asset Purchase Agreement to effect the direct sale of certain assets and liabilities related to the Food Safety Business from 3M or its subsidiaries to Neogen or its subsidiaries. The parties have entered into or will enter into several other agreements to provide a framework for their relationship after the Distribution and the Merger. These agreements provide for the allocation between 3M, on the one hand, and Garden SpinCo and Neogen, on the other hand, of certain assets, liabilities and obligations related to the Food Safety Business and will govern the relationship between 3M, Garden SpinCo and Neogen after the Distribution and the Merger. In connection with the Transactions:
(1)
Neogen, Garden SpinCo and 3M entered into an Employee Matters Agreement, which relates to, among other things, 3M’s, Garden SpinCo’s and Neogen’s obligations with respect to current and former employees of the Food Safety Business;

(2)
Garden SpinCo and 3M will enter into several transition agreements, which we refer to as the Transition Arrangements, pursuant to which each party will, on a transitional basis, provide the other party with certain support services and other assistance after the Distribution and Merger; and

(3)
Neogen, Garden SpinCo and 3M will enter into a Tax Matters Agreement, providing for, among other things, the allocation between 3M, on the one hand, and Garden SpinCo and Neogen, on the other hand, of certain rights and obligations with respect to tax matters.

For a more complete discussion of the agreements related to the Transactions, see “The Transaction Agreements” and “Additional Agreements Related to the Separation, the Distribution and the Merger.”
Transaction Sequence (Page 101)
Below is a step-by-step list illustrating the sequence of material events relating to the Reorganization, the Distribution and the Merger. Each of these events is discussed in more detail elsewhere in this proxy statement. Neogen and 3M anticipate that the Reorganization, the Distribution and the Merger will occur in the following order:
Step 1: Prior to the date of the Distribution (described in Step 3 below), 3M, Garden SpinCo and certain of each of their subsidiaries will engage in a series of actions, which may include transfers of securities, formation of new entities or other actions, to effect an internal restructuring in order to separate the Food Safety Business from the other businesses of 3M. These internal restructuring actions, as contemplated by the Separation Agreement and the Separation Step Plan, together with the actions described in Step 2 below, are referred to as the Reorganization. In connection with the Reorganization, and in partial consideration for the transfer of the Food Safety Business’s assets to Garden SpinCo, Garden SpinCo will (a) issue to 3M any additional shares of Garden SpinCo common stock required such that the number of shares of Garden SpinCo common stock held by 3M shall be equal to the number of shares required to effect the Distribution (described in Step 3 below), (b) make the SpinCo Cash Payment and (c) issue to 3M any SpinCo Exchange Debt.
Step 2: On or around the Distribution Date (described in Step 3 below), but prior to the Merger, to the extent not previously effected pursuant to Step 1, (a) 3M and certain 3M subsidiaries will transfer to Garden SpinCo or a Garden SpinCo designee certain assets related to the Food Safety Business and certain liabilities related to the Food Safety Business, and (b) if needed, Garden SpinCo and certain Garden SpinCo subsidiaries will transfer to 3M or a 3M designee assets and liabilities that do not form part of the Food Safety Business. Also on or around the Distribution Date, 3M or certain of its subsidiaries will transfer certain assets and liabilities related to the Food Safety Business directly to Neogen or its subsidiaries pursuant to the Asset Purchase Agreement.
Step 3: On the closing date of the Merger, but prior to the Merger, 3M will distribute 100% of the shares of Garden SpinCo common stock to 3M stockholders. If the Exchange Offer is consummated, but the Exchange Offer is not fully subscribed because fewer than all shares of Garden SpinCo common stock owned by 3M are exchanged, the remaining shares of Garden SpinCo common stock owned by 3M will be distributed in the Clean-Up Spin-Off to 3M stockholders whose shares of 3M common stock remain outstanding after consummation of the Exchange Offer. If the Exchange Offer is terminated by 3M without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), 3M intends to distribute all shares of Garden SpinCo common stock owned by 3M on a pro rata basis to holders of 3M common stock, with a record date to be announced by 3M. See “—The Separation—The Distribution—Exchange Offer and Split-Off.” The date on which the Distribution occurs is referred to as the Distribution Date.
3M will deliver to Equiniti Trust Company (the “Distribution Exchange Agent”), for the account of the relevant 3M stockholders, the book-entry authorizations representing all of the outstanding shares of Garden SpinCo common stock being distributed in the Distribution. The Distribution Exchange Agent will hold such shares for the account of the relevant 3M stockholders, pending the consummation of the Merger. Shares of Garden SpinCo common stock will not be able to be transferred during this period.
Step 4: In the Merger, Merger Sub will be merged with and into Garden SpinCo, with Garden SpinCo surviving as a wholly owned subsidiary of Neogen. In the Merger, each outstanding share of Garden SpinCo common stock (except for the Merger Excluded Shares) will be converted into the right to receive a number of fully paid and nonassessable shares of Neogen common stock equal to the Exchange Ratio, together with cash in lieu of any fractional shares of Neogen common stock.
Immediately after the consummation of the Merger, Garden SpinCo stockholders will own, in the aggregate, approximately 50.1% of the issued and outstanding shares of Neogen common stock and pre-Merger Neogen shareholders will own, in the aggregate, approximately 49.9% of the issued and outstanding shares of Neogen common stock.

Step 5: The exchange agent designated pursuant to the Merger Agreement (the “Merger Exchange Agent”) will distribute to Garden SpinCo stockholders shares of Neogen common stock in the form of a book-entry authorization and, if applicable, cash in lieu of any fractional shares of Neogen common stock to which such holders would otherwise have been entitled (after aggregating all fractional shares that would have otherwise been issuable to each stockholder), without interest, in an amount equal to such stockholder’s pro rata fractional interest in the net cash proceeds resulting from the Merger Exchange Agent’s sale of all such fractional shares on the open market at then-prevailing prices.
Step 6: On or around the effective time of the Merger, 3M and Neogen will complete the sale of certain assets and liabilities of the Food Safety Business directly from certain subsidiaries of 3M to certain subsidiaries of Neogen for cash in lieu of such assets and liabilities being transferred to Garden SpinCo in connection with the Contribution.
Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure of the parties to the Transactions, the corporate structure of the parties immediately following the Distribution but before the Merger, and the final corporate structure immediately following the consummation of the Merger. The diagrams below assume a split-off with no subsequent Clean-Up Spin-Off.
Conditions to the Merger (Page 154)
The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by 3M and Neogen, at or prior to the closing of the Merger, of each of the following conditions:
•	the expiration or termination of any applicable waiting period under the HSR Act, and receipt of specified consents, authorizations, orders or approvals required under certain competition laws;
•
the absence of any voluntary agreement between Neogen or 3M (solely to the extent that entry into such agreement was consented to by the other party) and any government authority pursuant to which Neogen or 3M has agreed not to consummate the transaction contemplated by the Merger Agreement for any period of time;

•	the consummation of the transactions contemplated by the Separation Agreement to occur prior to the Distribution in all material respects;
•
the effectiveness of the registration statement of Neogen and the registration statement of Garden SpinCo, and the absence of any stop order issued by the SEC or any actual or threatened proceeding before a governmental authority seeking a stop order with respect thereto, and the expiration of any offer or notice period under stock exchange rules or securities laws in connection with the Distribution;

•	the approval by Neogen shareholders of the Share Issuance Proposal, Neogen Charter Amendment Proposal and Neogen Bylaw Board Size Proposal;
•	the absence of any law or order by a governmental authority that restrains, enjoins or prohibits the consummation of the Merger or the other Transactions; and
•	the approval for listing on Nasdaq of the shares of Neogen common stock to be issued in the Merger.
3M’s and Garden SpinCo’s obligations to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by 3M, at or prior to the closing of the Merger, of each of the following additional conditions:
•
the performance or compliance in all material respects by Neogen and Merger Sub of all obligations, covenants and agreements required to be complied with or performed by them on or prior to the effective time of the Merger under the Merger Agreement;

•
the accuracy in all material respects of Neogen’s and Merger Sub’s representations and warranties with respect to organization and the authority of Neogen and Merger Sub, the binding nature of the Transaction Agreements on Neogen and Merger Sub and brokers’ fees;

•	the accuracy in all respects of Neogen’s and Merger Sub’s representations and warranties with respect to the capitalization of Neogen and Merger Sub, the approval of the Neogen board required to

•
consummate the Transactions and the approval of Neogen’s shareholders required to consummate the Transactions, as of the date of the Merger Agreement and the date of the consummation of the Merger (except for de minimis inaccuracies);

•	the absence of a Neogen material adverse effect;
•
the accuracy in all respects of all other representations and warranties made by Neogen and Merger Sub (without giving effect to any materiality, material adverse effect or similar qualifiers), except as would not have a material adverse effect on Neogen and its subsidiaries;

•	the receipt by 3M of a tax opinion from Wachtell Lipton regarding the intended tax treatment of the Merger;
•
the IRS Ruling and certain tax rulings issued by the Swiss tax authorities relating to certain aspects of the intended tax treatment of the Transactions continuing to be valid and in full force and effect;

•
the consummation of the Debt Exchange or the implementation of an alternative structure as provided in the Merger Agreement and the Separation Agreement or the implementation of an alternative structure and the receipt of the SpinCo Cash Payment; and

•	the execution and delivery by Neogen of a certificate certifying that certain conditions above have been duly satisfied and other documents to be delivered in connection with the Closing.
Neogen’s and Merger Sub’s obligations to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by Neogen, at or prior to the closing of the Merger, of each of the following additional conditions:
•
the performance or compliance in all material respects by 3M and Garden SpinCo of all obligations, covenants and agreements required to be complied with or performed by them on or prior to the effective time of the Merger under the Merger Agreement;

•
the accuracy in all material respects of 3M’s and Garden SpinCo’s representations and warranties with respect to the authority of 3M and Garden SpinCo, the binding nature of the Transaction Documents on 3M and Garden SpinCo, the organization of Garden SpinCo and brokers’ fees;

•
the accuracy in all respects of 3M’s and Garden SpinCo’s representations and warranties with respect to the capitalization of Garden SpinCo, the approval of the boards of 3M and Garden SpinCo required to consummate the Transactions and the approval of Garden SpinCo’s sole shareholder required to consummate the Transactions (except for de minimis inaccuracies);

•	the absence of a Garden SpinCo material adverse effect;
•
the accuracy in all respects of all other representations and warranties made by 3M and Garden SpinCo (without giving effect to any materiality, material adverse effect or similar qualifiers), except as would not have a material adverse effect on Garden SpinCo and its subsidiaries;

•	the receipt by Neogen of a tax opinion from Weil regarding the intended tax treatment of the Merger;
•
the delivery to Neogen of a certificate and IRS notice stating that the interests of Garden SpinCo are not U.S. real property interests within the meaning of the Internal Revenue Code and the applicable Treasury Regulations; and

•	the execution and delivery of a certificate certifying that certain conditions above have been duly satisfied and other documents to be delivered in connection with the Closing.
See “The Transaction Agreements—The Merger Agreement—Conditions to the Merger.”
Interests of Certain Persons in the Transactions (Page 132)
The directors and executive officers of 3M and Garden SpinCo will receive no extra or special benefit that is not shared on a pro rata basis by all other Garden SpinCo stockholders in connection with the Transactions. None of 3M’s or Garden SpinCo’s directors will receive any severance or other additional compensation as a result of the Transactions. As of the date of this proxy statement, 3M's and Garden SpinCo's directors and executive officers do not have any financial interests in the Transactions that are different from, or in addition to, the financial interests of 3M's stockholders generally. As with all 3M stockholders, if a director or executive officer of 3M or

Garden SpinCo owns shares of 3M common stock, such person may participate in the Exchange Offer on the same terms and conditions as other 3M stockholders. As of July 11, 2022, 3M’s directors and executive officers beneficially owned less than 1% of the outstanding shares of 3M common stock. All of Garden SpinCo’s outstanding common stock is currently owned directly by 3M.
Certain of Neogen’s directors and executive officers may have interests in the Transactions that may be different from, or in addition to, the interests of Neogen’s shareholders generally. By virtue of continuing to serve on the Neogen board following the Transactions, Neogen's directors may have different interests in the Transactions than the interests of Neogen's shareholders generally. Similarly, by virtue of continuing to serve as executive officers of Neogen following completion of the Transactions, Neogen’s executive officers may have interests in the Transactions that are different than the interests of Neogen shareholders generally, including that Neogen’s executive officers may in the future receive increased compensation reflective of their increased responsibilities and the larger scale and complexity of their roles with respect to the combined company.
As of the date of this proxy statement, Neogen's directors and executive officers do not have any financial interests in the Transactions that are different from, or in addition to, the financial interests of Neogen's shareholders generally. As with all Neogen shareholders, Neogen's directors and executive officers may benefit from the Transactions as a result of their ownership of Neogen common stock, including any shares of Neogen common stock underlying retention equity award grants made in connection with the Transactions and other Neogen equity-based awards. As of July 8, 2022, the latest practicable date prior to the date hereof, Neogen's directors and executive officers beneficially owned, in the aggregate, less than 1% of the outstanding shares of Neogen common stock.
Debt Financing Arrangements (Page 176)
In connection with the entry into the Merger Agreement and the Separation Agreement, Garden SpinCo entered into the Debt Commitment Letter with the Commitment Parties (as defined below) pursuant to which such parties committed to provide the Financing in connection with the Transactions. Garden SpinCo and Neogen expect the SpinCo Cash Payment from Garden SpinCo to 3M to be funded with proceeds from the Permanent Financing in an aggregate principal amount of up to $1.0 billion in lieu of the bridge facility under the Debt Commitment Letter. In connection with the Permanent Financing, on June 30, 2022, Garden SpinCo entered into the Senior Secured Credit Agreement, which provides for a term loan facility in an aggregate principal amount of $650.0 million and a $150.0 million revolving credit facility. Separately, on July 6, 2022, Garden SpinCo priced an offering of $350.0 million aggregate principal amount of Notes, which offering is expected to be completed on or about July 20, 2022, subject to customary closing conditions. See the section entitled “Additional Agreements Related to the Separation, the Distribution and the Merger—Debt Financing Agreements” for a description of the material terms of the Senior Secured Credit Agreement and the Notes that are expected to comprise the Permanent Financing. If any portion of the Permanent Financing is unavailable on or prior to the date of the SpinCo Cash Payment, the applicable portion of the SpinCo Cash Payment may instead be funded with proceeds from alternative financing.

Structure Immediately Before the Distribution

Structure Following the Distribution but Before the Merger

3M Stockholders
Pre-Distribution 3M Stockholders Receiving Garden SpinCo Common Stock in the Distribution
Neogen Shareholders
3M
Garden SpinCo
Neogen
Merger Sub

Structure Following the Merger

3M Stockholders
Pre-Distribution 3M Stockholders Receiving Garden SpinCo Common Stock in the Distribution
Neogen Shareholders
3M
Neogen
Garden SpinCo

Summary Historical Consolidated Financial Information of Neogen (Page 79)
The following tables provide a summary of selected historical consolidated financial information for Neogen. The summary historical consolidated financial information of Neogen for each of the nine months ended February 28, 2022 and February 28, 2021 and the summary historical consolidated balance sheet data as of February 28, 2022 have been derived from Neogen’s unaudited consolidated financial statements as of and for the nine months ended February 28, 2022 contained in Neogen’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2022, which is incorporated by reference in this proxy statement. The summary historical consolidated financial information of Neogen for the fiscal years ended May 31, 2021, May 31, 2020 and May 31, 2019 and the summary historical consolidated balance sheet data as of May 31, 2021 and May 31, 2020 have been derived from Neogen’s audited consolidated financial statements as of and for the fiscal year ended May 31, 2021 contained in Neogen’s Annual Report on Form 10-K for the fiscal year ended May 31, 2021, which is incorporated by reference in this proxy statement.
The information set forth below is only a summary of selected historical consolidated financial information of Neogen, and you should read the following information together with Neogen’s consolidated financial statements and the related notes thereto, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Neogen’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2022 and Neogen’s Annual Report on Form 10-K for the fiscal year ended May 31, 2021, which are both incorporated by reference in this proxy statement. For more information, see “Where You Can Find Additional Information; Incorporation by Reference” beginning on page 192 of this proxy statement. Neogen’s historical consolidated financial information may not be indicative of the results of the future performance or results of operations of Neogen or the combined company.
In addition, the following table contains certain summary unaudited financial information of Neogen for the twelve months ended February 28, 2022, which has been calculated by adding the relevant financial information for the nine months ended February 28, 2022 to the relevant financial information for the fiscal year ended May 31, 2021, and subtracting the relevant financial information for the nine months ended February 28, 2021. As Neogen’s fiscal year ends on May 31, the presentation of this twelve months ended February 28, 2022 information is not made in accordance with U.S. generally accepted accounting principles (“GAAP”). These twelve months ended February 28, 2022 results are for illustrative purposes only. This data is presented as it is the basis for certain ratios and as adjusted financial information included in this proxy statement that we believe is useful as supplemental measures for stockholders in assessing the impact of the Transactions. This twelve months ended February 28, 2022 data is not indicative of the results that may be expected for any fiscal year, and should not be used as the basis for, or prediction of, an annualized calculation. See “Non-GAAP Financial Measures.”

(In thousands of U.S. dollars, except as specified)	Years Ended May 31,			Nine Months Ended February 28,		Twelve Months Ended February 28,
	2021	2020	2019	2022	2021	2022
Income Statement Data:
Total Revenues	$468,459	$418,170	$414,186	$387,066	$341,034	$514,491
Product Revenues	376,302	335,539	339,439	311,701	273,288	414,715
Service Revenues	92,157	82,631	74,747	75,365	67,746	99,776
Total Revenues	468,459	418,170	414,186	387,066	341,034	514,491
Cost of Revenues:
Cost of product revenues	201,348	173,566	179,660	167,650	145,336	223,662
Cost of service revenues	52,055	48,325	42,606	41,402	38,333	55,124
Total Cost of Revenues	253,403	221,891	222,266	209,052	183,669	278,786
Gross Margin	215,056	196,279	191,920	178,014	157,365	235,705
Operating Expenses:
Sales & Marketing	73,443	69,675	70,230	63,220	52,938	83,725
General & Administrative	51,197	44,331	40,791	60,985	38,343	73,839
Research and Development	16,247	14,750	12,805	13,218	12,170	17,295
Total Operating Expenses	140,887	128,756	123,826	137,423	103,451	174,859
Operating Income	74,169	67,523	68,094	40,591	53,914	60,846
Other Income:
Interest Income, Net	1,614	5,992	4,683	741	1,571	784
Royalty Income	—	—	150	—	—	—
Other, Net	(515)	(1,210)	32	(34)	(363)	(186)
Total Other Income	1,099	4,782	4,865	707	1,208	598
Income Before Income Taxes	75,268	72,305	72,959	41,298	55,122	61,444
Provision for Income Taxes	14,386	12,830	12,783	7,950	10,000	12,336
Net Income	$60,882	$59,475	$60,176	$33,348	$45,122	$49,108
Net income margin (%)(a)	13.0%	14.2%	14.5%	8.6%	13.2%	9.5%
(a)	Management of Neogen defines net income margin as a percentage of total revenues.
Net Income per Share of Neogen Common Stock:
Basic(1)	$0.57	$0.57	$0.58	$0.31	$0.42
Diluted(1)	$0.57	$0.56	$0.57	$0.31	$0.42
(1)
On June 4, 2021, Neogen effected a 2-for-1 stock split whereby Neogen’s shareholders of record as of May 26, 2021 received a dividend of one additional share of Neogen common stock for each share of Neogen common stock held. All per share amounts in the table above have been adjusted to reflect the stock split as if it had taken place at the beginning of the periods presented.

(In thousands of U.S. dollars)	As of May 31,		As of February 28,
	2021	2020	2022
Balance Sheet Data:
Total Assets	$920,192	$797,182	$981,205
Long-Term Debt	—	—	—
Total Stockholders’ Equity	840,377	725,177	875,544

(In thousands of U.S. dollars)	Years Ended May 31,			Nine Months Ended February 28,
	2021	2020	2019	2022	2021
Cash Flow Statement Data:
Net Cash From Operating Activities	$81,089	$85,878	$63,842	$47,648	$59,120
Purchase of property, equipment and other non-current intangible assets	(26,712)	(24,052)	(14,661)	(11,891)	(19,393)
Net Cash Used for Investing Activities	(105,564)	(88,785)	(119,148)	(80,130)	(73,854)
Net Cash From Financing Activities	33,544	29,405	13,899	7,842	22,801
The following table also presents certain non-GAAP financial information of Neogen. See “Non-GAAP Financial Measures” for further details.
(In thousands of U.S. dollars, except as specified)	Years Ended May 31,			Nine Months Ended February 28,		Twelve Months Ended February 28,
	2021	2020	2019	2022	2021	2022
Other Financial Information:
EBITDA(1)	$94,695	$84,709	$85,900	$58,390	$68,658	$84,427
Adjusted EBITDA(1)	104,217	91,177	91,443	83,343	76,516	111,044
Adjusted EBITDA margin (%)(1)	22.2%	21.8%	22.1%	21.5%	22.4%	21.6%
Free cash flow(2)	54,377	61,826	49,181	35,757	39,727	50,407
Free cash flow conversion (%)(2)	67.1%	72.0%	77.0%	75.0%	67.2%	72.4%
(1)
Management of Neogen defines EBITDA as net income before interest, income taxes, depreciation and amortization. Management of Neogen defines Adjusted EBITDA as EBITDA, adjusted for stock-based compensation and certain transaction fees and expenses. A reconciliation between net income, on one hand, and EBITDA and Adjusted EBITDA, on the other hand, is as follows:

(In thousands of U.S. dollars, except as specified)	Years Ended May 31,			Nine Months Ended February 28,		Twelve Months Ended February 28,
	2021	2020	2019	2022	2021	2022
Net income	$60,882	$59,475	$60,176	$33,348	$45,122	$49,108
Net income margin (%)(a)	13.0%	14.2%	14.5%	8.6%	13.2%	9.5%
Provision for income taxes	14,386	12,830	12,783	7,950	10,000	12,336
Interest income	(1,614)	(5,992)	(4,683)	(741)	(1,571)	(784)
Interest expense	—	—	—	—	—	—
Depreciation and amortization	21,041	18,396	17,624	17,833	15,107	23,767
EBITDA	94,695	84,709	85,900	58,390	68,658	84,427
Stock-based compensation(b)	6,437	6,468	5,543	5,045	4,773	6,709
Certain transaction fees and expenses(c).	3,085	—	—	19,908	3,085	19,908
Adjusted EBITDA	$104,217	$91,177	$91,443	$83,343	$76,516	$111,044
Adjusted EBITDA margin (%)(d)	22.2%	21.8%	22.1%	21.5%	22.4%	21.6%
(a)	Management of Neogen defines net income margin as net income as a percentage of total revenues.
(b)	Neogen’s stock-based compensation expense is reflected in general and administrative expense in its consolidated statements of income.
(c)
Consists of legal, consultancy and other professional fees and expenses recognized in connection with the Transactions for the nine months ended February 28, 2022; for the nine months ended February 28, 2021 and the year ended May 31, 2021, amounts consist of legal, consultancy and other professional fees and expenses related to a transaction that did not ultimately close.

(d)	Management of Neogen defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of total revenues.
(2)
Management of Neogen defines free cash flow as net cash from operating activities less purchase of property, equipment and other non-current intangible assets. Management of Neogen defines free cash flow conversion as free cash flow as a percentage of net cash from operating activities. A reconciliation between net cash flow from operating activities and free cash flow, and the calculation of free cash flow conversion, is as follows:

(In thousands of U.S. dollars, except as specified)	Years Ended May 31,			Nine Months Ended February 28,		Twelve Months Ended February 28,
	2021	2020	2019	2022	2021	2022
Net cash from operating activities	$81,089	$85,878	$63,842	$47,648	$59,120	$69,617
Purchase of property, equipment and other non-current intangible assets	(26,712)	(24,052)	(14,661)	(11,891)	(19,393)	(19,210)
Free cash flow	$54,377	$61,826	$49,181	$35,757	$39,727	$50,407
Free cash flow conversion (%)	67.1%	72.0%	77.0%	75.0%	67.2%	72.4%

Summary Historical Combined Financial Information of the Food Safety Business (Page 80)
The following table presents summary historical combined financial information of the Food Safety Business. The summary historical combined financial information of the Food Safety Business for each of the three months ended March 31, 2022 and 2021 and the summary historical balance sheet data as of March 31, 2022 have been derived from the interim combined financial statements of the Food Safety Business included elsewhere in this proxy statement. The summary historical combined financial information of the Food Safety Business for the years ended December 31, 2021, 2020 and 2019 and as of December 31, 2021 and 2020 have been derived from the annual combined financial statements of the Food Safety Business included elsewhere in this proxy statement. The summary annual and interim historical combined financial information includes costs of the Food Safety Business, which include the allocation of certain corporate expenses from 3M. The management of the Food Safety Business believes that these allocations were made on a reasonable basis. The summary historical combined financial information may not be indicative of the future performance of the Food Safety Business. The summary historical combined financial information should be read in conjunction with the historical combined financial statements of the Food Safety Business and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Food Safety Business,” included elsewhere in this proxy statement.
In addition, the following table contains certain summary unaudited financial information of the Food Safety Business for the twelve months ended March 31, 2022, which has been calculated by adding the relevant financial information for the three months ended March 31, 2022 to the relevant financial information for the fiscal year ended December 31, 2021, and subtracting the relevant financial information for the three months ended March 31, 2021. As the Food Safety Business’s fiscal year ends on December 31, the presentation of this twelve months ended March 31, 2022 information is not made in accordance with GAAP. These twelve months ended March 31, 2022 results are for illustrative purposes only. This data is presented as it is the basis for certain ratios and as adjusted financial information included in this proxy statement that we believe is useful as supplemental measures for stockholders in assessing the impact of the Transactions. This twelve months ended March 31, 2022 data is not indicative of the results that may be expected for any fiscal year, and should not be used as the basis for, or prediction of, an annualized calculation. See “Non-GAAP Financial Measures.”
(In thousands of U.S. dollars, except as specified)	Years Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2019	2022	2021	2022
Statement of Income Data:
Net sales	$368,388	$336,764	$337,088	$91,621	$85,517	$374,492
Cost of sales	143,348	127,027	121,302	36,229	32,116	147,461
Selling, general and administrative expenses	82,403	71,698	78,776	22,111	19,964	84,550
Research, development and related expenses	25,185	20,830	20,727	6,335	6,036	25,484
Total operating expenses	250,936	219,555	220,805	64,675	58,116	257,495
Income before income taxes	117,452	117,209	116,283	26,946	27,401	116,997
Provision for income taxes	23,720	25,237	24,505	5,650	5,558	23,812
Net income	$93,732	$91,972	$91,778	$21,296	$21,843	$93,185
Net income margin(a)	25.4%	27.3%	27.2%	23.2%	25.5%	24.9%
(a)	Management of the Food Safety Business defines net income margin as net income as a percentage of net sales.
(In thousands of U.S. dollars)	As of December 31,		As of March 31,
	2021	2020	2022
Balance Sheet Data:
Total assets	$202,516	$195,853	$206,117
Total equity	185,017	180,012	189,923

(In thousands of U.S. dollars)	Years Ended December 31,			Three Months Ended March 31,
	2021	2020	2019	2022	2021
Statement of Cash Flow Data:
Net cash provided by operating activities	$89,780	$100,417	$100,044	$18,974	$20,484
Purchases of property, plant and equipment (PP&E)	(5,088)	(4,359)	(4,125)	(1,522)	(1,941)
Net cash used in investing activities	(5,088)	(4,359)	(4,125)	(1,522)	(1,941)
Net cash used in financing activities	(84,692)	(96,058)	(95,919)	(17,452)	(18,543)
The following table also presents certain non-GAAP financial information of the Food Safety Business. See “Non-GAAP Financial Measures” for further details.
(In thousands of U.S. dollars, except as specified)	Years Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2019	2022	2021	2022
Other Financial Information:
EBITDA(1)	$ 122,091	$ 121,746	$ 120,496	$ 28,645	$28,805	$121,931
Adjusted EBITDA(1)	123,274	122,968	121,782	29,408	29,428	123,254
Adjusted EBITDA margin (%)(1)	33.5%	36.5%	36.1%	32.1%	34.4%	32.9%
Free cash flow(2)	84,692	96,058	95,919	17,452	18,543	83,601
Free cash flow conversion (%)(2)	94.3%	95.7%	95.9%	92.0%	90.5%	94.7%
(1)
Management of the Food Safety Business defines EBITDA as net income before interest expense, income taxes, and depreciation and amortization. Management of the Food Safety Business defines Adjusted EBITDA as EBITDA, adjusted for stock-based compensation. A reconciliation between net income, on one hand, and EBITDA and Adjusted EBITDA, on the other hand, is as follows:

(In thousands of U.S. dollars, except as specified)	Years Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2019	2022	2021	2022
Net income	$93,732	$91,972	$91,778	$21,296	$21,843	$93,185
Net income margin (%)(a)	25.4%	27.3%	27.2%	23.2%	25.5%	24.9%
Provision for income taxes	23,720	25,237	24,505	5,650	5,558	23,813
Interest expenses	—	—	—	—	—	—
Depreciation and amortization	4,639	4,537	4,213	1,699	1,404	4,934
EBITDA	122,091	121,746	120,496	28,645	28,805	121,931
Stock-based compensation(b)	1,183	1,222	1,286	763	623	1,323
Adjusted EBITDA	$123,274	$122,968	$121,782	$29,408	$29,428	$123,254
Adjusted EBITDA margin (%)(c)	33.5%	36.5%	36.1%	32.1%	34.4%	32.9%
(a)	Management of the Food Safety Business defines net income margin as net income as a percentage of net sales.
(b)
The Food Safety Business’s stock-based compensation expense is reflected in cost of sales, selling, general and administrative expense and research, development and related expenses in its combined statements of income.

(c)	Management of the Food Safety Business defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales.
(2)
Management of the Food Safety Business defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment (PP&E). Management of the Food Safety Business defines free cash flow conversion as free cash flow as a percentage of net cash provided by operating activities. A reconciliation between net cash flow provided by operating activities and free cash flow, and the calculation of free cash flow conversion, is as follows:

(In thousands of U.S. dollars, except as specified)	Years Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2019	2022	2021	2022
Net cash provided by operating activities	$89,780	$100,417	$100,044	$18,974	$20,484	$88,270
Purchases of property, plant and equipment (PP&E)	(5,088)	(4,359)	(4,125)	(1,522)	(1,941)	(4,669)
Free cash flow	$84,692	$96,058	$95,919	$17,452	$18,543	$83,601
Free cash flow conversion (%)	94.3%	95.7%	95.9%	92.0%	90.5%	94.7%

Summary Unaudited Pro Forma Combined Financial Information of Neogen and the Food Safety Business (Page 81)
The summary unaudited pro forma combined financial information of Neogen has been prepared by Neogen to reflect the Transactions described in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements of Neogen and the Food Safety Business.” The summary unaudited pro forma combined balance sheet as of February 28, 2022 has been prepared to reflect the Transactions as if they had occurred on February 28, 2022. The summary unaudited pro forma combined statements of income for the year ended May 31, 2021 and the nine months ended February 28, 2021 and February 28, 2022 have been prepared to reflect the Transactions as if they had occurred on June 1, 2020.
In addition, the tables below present summary unaudited pro forma condensed combined statements of income for Neogen for the twelve months ended February 28, 2022, to reflect the Transactions as if they had occurred on June 1, 2020. See “Non-GAAP Financial Measures.”
(in thousands)	As of February 28, 2022
Pro Forma Condensed Combined Balance Sheet:
Total assets	$4,976,216
Long-term debt	$986,688
Total liabilities	$1,612,470
Total shareholders’ equity	$3,363,746
(In thousands of U.S. dollars, except per share and % amounts)	Fiscal Year Ended May 31,	Nine Months Ended February 28,	Nine Months Ended February 28,	Twelve Months Ended February 28,
	2021	2022	2021	2022
Pro Forma Condensed Combined Statements of Income:
Total revenues	$819,107	$668,117	$598,240	$888,984
Cost of revenues	395,551	328,434	290,159	433,826
Gross margin	423,556	339,683	308,081	455,158
Operating expenses	460,716	350,533	353,494	457,755
Operating income (loss)	(37,160)	(10,850)	(45,413)	(2,597)
Interest income	1,614	741	1,571	784
Finance expense	(66,965)	(44,598)	(52,098)	(59,465)
Other income (expense)	(515)	(34)	(363)	(186)
Total other income (expense)	(65,866)	(43,891)	(50,890)	(58,867)
Income (loss) before taxes	(103,026)	(54,741)	(96,303)	(61,464)
Provision for Income Taxes	(17,240)	(10,011)	(15,109)	(12,142)
Net Income (loss)	$(85,786)	$(44,730)	$(81,194)	$(49,322)
Pro forma net income margin(a)	(10.5)%	(6.7)%	(13.6)%	(5.5)%
Pro forma net (loss) attributable to common shareholders.	$(85,786)	$(44,730)	$(81,194)	$(49,322)
Pro forma net (loss) per share of common stock – basic and diluted .	(0.40)	(0.21)	(0.38)	(0.23)
Weighted average number of shares outstanding – basic and diluted	214,769	215,918	214,534	215,918
(a)	Management of Neogen defines pro forma net income margin as pro forma net income as a percentage of pro forma total revenues.

	As of and for the
(In thousands of U.S. dollars, except as specified)	Year Ended May 31,	Nine Months Ended February 28,	Nine Months Ended February 28,	Twelve Months Ended February 28,
	2021	2022	2021	2022
Other Financial Information(1):
Pro Forma EBITDA(2)(4)	$160,703	$140,246	$102,443	$198,506
Pro Forma Adjusted EBITDA(3)(4)	220,969	166,552	160,800	226,721
Pro Forma Adjusted EBITDA margin(3)(4)	27.0%	24.9%	26.9%	25.5%
Pro Forma Net Debt(5)				637,607
Ratio of Pro Forma Net Debt to Pro Forma Adjusted EBITDA(3)(5)(6)				2.8x
Ratio of Pro Forma Adjusted EBITDA to pro forma finance expense(3)(7)				3.8x
(1)	See “Non-GAAP Financial Measures” for further details.
(2)	Management of Neogen defines Pro Forma EBITDA as pro forma net income before pro forma interest, income taxes, and depreciation and amortization.
(3)	Management of Neogen defines Pro Forma Adjusted EBITDA as Pro Forma EBITDA, adjusted for pro forma stock-based compensation and certain pro forma transaction fees and expenses.
(4)	A reconciliation between pro forma net income, on one hand, and pro forma EBITDA and Pro Forma Adjusted EBITDA, on the other hand, is as follows:
(In thousands of U.S. dollars, except as specified)	Year Ended May 31,	Nine Months Ended February 28,	Nine Months Ended February 28,	Twelve Months Ended February 28,
	2021	2022	2021	2022
Pro forma net income	$(85,786)	$(44,730)	$(81,194)	$(49,322)
Pro forma net income margin (%)(a)	(10.5)%	(6.7)%	(13.6)%	(5.5)%
Provision for income taxes	(17,240)	(10,011)	(15,109)	(12,142)
Interest	65,351	43,857	50,527	58,681
Depreciation and amortization	198,378	151,130	148,219	201,289
Pro Forma EBITDA	160,703	140,246	102,443	198,506
Stock-based compensation	7,902	6,398	5,993	8,307
Certain transaction fees and expenses.	52,364	19,908	52,364	19,908
Pro Forma Adjusted EBITDA	$220,969	$166,552	$160,800	$226,721
Pro Forma Adjusted EBITDA margin (%)(b)	27.0%	24.9%	26.9%	25.5%
(a)	Management of Neogen defines pro forma net income margin as pro forma net income as a percentage of pro forma total revenues.
(b)	Management of Neogen defines Pro Forma Adjusted EBITDA margin as Pro Forma Adjusted EBITDA as a percentage of pro forma total revenues.
(5)	Management of Neogen defines pro forma net debt as pro forma long-term debt less pro forma cash and cash equivalents and marketable securities.
(6)	The ratio of Pro Forma Net Debt to Pro Forma Adjusted EBITDA is determined by dividing (i) Pro Forma Net Debt as of period end by (ii) Pro Forma Adjusted EBITDA for the twelve months then ended.
(7)
The ratio of Pro Forma Adjusted EBITDA to pro forma finance expense is determined by dividing Pro Forma Adjusted EBITDA by pro forma finance expense. For each increase or decrease in assumed interest rates of 0.125% related to the assumed $650.0 million Term Loan Facility to be issued on a pro forma basis as part of the Transactions, annual interest expense would increase or decrease by approximately $0.8 million for the twelve months ended February 28, 2022.

Summary Historical and Pro Forma Per Share Information (Page 99)
The following table presents certain historical per share information of Neogen and unaudited pro forma per share information of the combined company as if Neogen and the Food Safety Business had been combined as of and for the period presented. The historical per share information of Neogen for the nine months ended February 28, 2022 has been derived from Neogen's unaudited consolidated financial statements as of and for the nine months ended February 28, 2022 contained in Neogen's Quarterly Report on Form 10-Q for the quarter ended February 28, 2022, which is incorporated by reference in this proxy. The historical per share information of Neogen for the year ended May 31, 2021 has been derived from the audited consolidated financial statements of Neogen contained in Neogen's Annual Report on Form 10-K for the fiscal year ended May 31, 2021, which is incorporated by reference into this proxy statement. The unaudited pro forma combined per share information has been derived from the unaudited pro forma condensed combined financial information of Neogen and the Food Safety Business included elsewhere in this proxy statement. See “Unaudited Pro Forma Condensed Combined Financial Statements of Neogen and the Food Safety Business.”
This summary and the pro forma amounts in the table are being presented for informational purposes only and does not purport to represent what the actual financial information of the combined company would have been had the Transactions occurred as of the date or for the period presented, nor are they necessarily indicative of what the financial position, results of operations or per share data of the combined company will be following the consummation of the Transactions.
	Year Ended May 31, 2021		Nine Months Ended February 28, 2022
(shares in thousands)	Historical	Pro Forma	Historical	Pro Forma
Net income (loss) per share of common stock—basic	$0.57	$(0.40)	$0.31	$(0.21)
Net Income (loss) per share of common stock—diluted	$0.57	$(0.40)	$0.31	$(0.21)
Weighted average number of shares outstanding—basic	106,499	214,769	107,648	215,918
Weighted average number of shares outstanding—diluted	107,120	214,769	108,130	215,918
Cash dividends declared per share of common stock	—	—	—	—
Certain Market Price and Dividend Information (Page 99)
Historical market price data for Garden SpinCo has not been presented because Garden SpinCo is currently a wholly owned subsidiary of 3M and there is no established trading market for Garden SpinCo common stock. Garden SpinCo common stock does not currently trade separately from 3M common stock.
3M common stock currently trades on the NYSE under the ticker symbol “MMM.” On December 13, 2021, the last trading day before the announcement of the Transactions, the closing price of 3M common stock was $174.58 per share. On July 8, 2022, the last practicable trading day for which information is available prior to the date of this proxy statement, the closing price of 3M common stock was $128.72 per share.
Neogen common stock currently trades on Nasdaq under the ticker symbol “NEOG.” On December 13, 2021, the last trading day before the announcement of the Transactions, the closing price of Neogen common stock was $40.12 per share. On July 8, 2022, the last practicable trading day for which information is available prior to the date of this proxy statement, the closing price of Neogen common stock was $23.39 per share.

RISK FACTORS
You should carefully consider the following risk factors, together with the other information contained or incorporated by reference in this proxy statement and the exhibits hereto. In addition, you should consider the risks associated with Neogen and its business included in Neogen’s Annual Report on Form 10-K for the fiscal year ended May 31, 2021, and in Neogen's Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2021, November 30, 2021 and February 28, 2022, all of which are incorporated by reference into this proxy statement. See “Where You Can Find Additional Information; Incorporation by Reference” for more information about the documents incorporated by reference in this proxy statement. For a discussion of additional uncertainties associated with forward-looking statements in this proxy statement, please see “Cautionary Statement Regarding Forward-Looking Statements.”
Any of the following risks could materially adversely affect the business, financial condition and results of operations of Neogen, the Food Safety Business or the combined company and the actual outcome of matters as to which forward-looking statements are made in this proxy statement. The risks described below are not the only risks that Neogen and the Food Safety Business currently face or that the combined company will face after the completion of the Transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially adversely affect the business, financial condition and results of operations of Neogen (including the Food Safety Business) or the market price of Neogen common stock in the future. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.
Risks Related to the Transactions
The Transactions may not be completed on the terms or timeline currently contemplated, or at all, and the failure to complete the Transactions could adversely impact the market price of Neogen common stock, as well as its business and operating results.
The consummation of the Transactions is subject to certain conditions, as described in this proxy statement, including: (i) the Reorganization and Distribution having taken place in accordance with the Separation Agreement; (ii) the effectiveness of Neogen’s registration statement registering the Neogen common stock to be issued pursuant to the Merger Agreement, and of Garden SpinCo’s registration statement registering the shares of Garden SpinCo common stock in connection with the Distribution; (iii) the approval for listing on Nasdaq of the shares of Neogen common stock to be issued in the Merger; (iv) approval of the Share Issuance Proposal, the Neogen Charter Amendment Proposal and the Neogen Bylaw Board Size Proposal by the requisite vote of Neogen’s shareholders; (v) obtaining antitrust or competition law regulatory approvals in certain jurisdictions; (vi) the consummation of the Debt Exchange or the implementation of an alternative structure; (vii) receipt by 3M of the Distribution Tax Opinions; (viii) receipt by 3M and Neogen of the Merger Tax Opinions; and (ix) receipt by 3M of the IRS Ruling and certain tax rulings issued by the Swiss tax authorities relating to certain aspects of the intended tax treatment of the Transactions. See “The Transaction Agreements—The Merger Agreement—Conditions to the Merger” and “The Transaction Agreements—The Separation Agreement—Conditions to the Distribution.” There is no assurance that these conditions will be met or that the Transactions will be completed on the terms or timeline currently contemplated, or at all.
If the Transactions are not completed for any reason, the price of Neogen common stock may decline. Neogen also could experience negative reactions from employees, customers, suppliers or other third parties if the Transactions are not completed. At the same time, Neogen management’s time and resources may have been spent on matters related to the Transactions that could otherwise have been committed to pursuing other opportunities available to Neogen that may have been beneficial to Neogen shareholders.
Neogen and 3M have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses related to the Transactions, including legal, advisory, printing and financial services fees related to the Transactions. These expenses must be paid regardless of whether the Transactions are consummated. Even if the Transactions are completed, any delay in the completion of the Transactions could diminish the anticipated benefits of the Transactions or result in additional transaction expenses, loss of revenue or other effects associated with uncertainty about the Transactions. If the Transactions are not consummated because the Merger Agreement is terminated, Neogen may be required under certain circumstances to pay 3M a termination fee of $140 million or may be required to reimburse 3M for expenses incurred in connection with the Financing, any Permanent Financing or the Debt Exchange. See “The Transaction Agreements—The Merger Agreement—Termination Fee and Expenses Payable in Certain Circumstances.”
If the Transactions are completed, Neogen may not realize the anticipated financial and other benefits, including growth opportunities, expected from the Transactions.
Neogen expects that it will realize synergies, growth opportunities and other financial and operating benefits as a result of the Transactions. Neogen’s success in realizing these benefits, and the timing of their realization, depends, among other things, on the successful integration of the business operations of the Food Safety Business with Neogen. Even if Neogen is able to integrate the Food Safety Business successfully, Neogen cannot predict with certainty if or when these synergies, growth opportunities and other benefits will be realized, or the extent to which they will actually be achieved. For example, the benefits from the Transactions may be offset by costs incurred in integrating the Food Safety Business or in otherwise consummating the Transactions. Realization of any synergies, growth opportunities or other benefits could be affected by the factors described in other risk factors and a number of factors beyond Neogen’s control, including, without limitation, general economic conditions, increased operating costs and regulatory developments.
The integration of the Food Safety Business with Neogen following the Transactions may present significant challenges, and the failure to successfully integrate the Food Safety Business could have a material adverse effect on the combined company’s business, financial condition or results of operations.
There is a significant degree of difficulty inherent in the process of integrating the Food Safety Business with Neogen. These difficulties include:
•	the integration of the Food Safety Business with Neogen’s current businesses while carrying on the ongoing operations of all businesses;
•	managing a significantly larger company than before the consummation of the Transactions;
•	integrating the business cultures of each of the Food Safety Business and Neogen, which could prove to be incompatible;
•	creating uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters;
•	the ability to ensure the effectiveness of internal control over financial reporting across the combined company;
•	integrating certain information technology, purchasing, accounting, finance, sales, billing, human resources, payroll and regulatory compliance systems; and
•	the potential difficulty in retaining key officers and personnel of Neogen and the Food Safety Business.
The process of integrating operations could result in significant costs and cause an interruption of, or loss of momentum in, the activities of the Food Safety Business or Neogen’s business. Members of Neogen’s senior management following the Transactions may be required to devote considerable amounts of time to this integration process, which could decrease the time they will have to manage the combined company’s business, serve the existing business or operations of Neogen or the Food Safety Business, or develop new products or strategies. If Neogen’s senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, the existing business of Neogen or the Food Safety Business could be materially adversely affected.
Neogen’s successful integration of the Food Safety Business cannot be assured. The failure to do so could have a material adverse effect on Neogen’s business, financial condition or results of operations after the Transactions.
The pendency of the Merger could have an adverse effect on Neogen’s stock price, business, financial condition, results of operations or business prospects.
The announcement and pendency of the Merger could disrupt Neogen’s business in negative ways. For example, customers and other third-party business partners of Neogen or the Food Safety Business could seek to terminate or renegotiate their relationships with Neogen or the Food Safety Business as a result of the Merger, whether pursuant to the terms of their existing agreements or otherwise. In addition, current and prospective employees of Neogen and the Food Safety Business may experience uncertainty regarding their future roles with the combined company, which might adversely affect Neogen’s ability to retain, recruit and motivate key personnel. Should they occur, any of these events could adversely affect the stock price of, or adversely affect the financial condition, results of operations or business prospects of, Neogen.
Neogen will incur significant costs related to the Transactions that could have a material adverse effect on its liquidity, cash flows and operating results.
Neogen expects to incur significant one-time costs in connection with the Transactions. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Neogen whether or not the Merger is completed. A substantial majority of these one-time costs will be transaction-related fees and expenses and include, among others, fees paid to financial, legal and accounting and other professional advisors and transition and pre-Merger integration planning-related expenses. While Neogen expects to be able to fund these one-time costs using cash from operations and/or borrowings under existing and anticipated credit sources, these costs could negatively impact Neogen’s liquidity, cash flows and results of operations.
The Transactions could discourage other companies from trying to acquire Neogen before or for a period of time following completion of the Transactions.
Certain provisions in the Merger Agreement could discourage a third party from submitting an alternative transaction proposal prior to the completion of the Transactions. The Merger Agreement generally prohibits Neogen from soliciting or engaging in discussions with respect to any acquisition proposal during the pendency of the Merger and Neogen must hold its shareholder meeting to vote on the Share Issuance Proposal, the Neogen Bylaw Board Size Proposal and the Neogen Charter Amendment Proposal even if an unsolicited acquisition proposal is received that the Neogen board determines is superior. In addition, the Merger Agreement obligates Neogen to pay 3M a termination fee in certain circumstances involving alternative acquisition proposals, which could deter third parties from proposing alternative acquisition proposals, including acquisition proposals that could result in greater value to Neogen shareholders than the Transactions, and the payment of the termination fee could adversely affect Neogen’s financial condition. In addition, certain provisions of the Tax Matters Agreement, which are intended to preserve the intended tax treatment of certain aspects of the Separation and the Distribution for U.S. federal income tax purposes, could discourage acquisition proposals for a period of time following the Transactions. Neogen currently expects to issue approximately 108.3 million shares of its common stock in connection with the Merger. See “The Transaction Agreements—The Merger Agreement—Board Recommendation.” Because Neogen will be a significantly larger company and have significantly more shares of common stock outstanding after the consummation of the Transactions, an acquisition of Neogen could become more expensive. As a result, some companies might not seek to acquire Neogen.
Neogen will be responsible for all Garden SpinCo Liabilities following the completion of the Transactions, and is acquiring the Garden SpinCo Assets on an “as is,” “where is” and “with all faults” basis.
As described in “The Transaction Agreements—The Separation Agreement,” in connection with the Separation, Garden SpinCo will generally assume and be responsible for any liabilities that arise relating to the ownership, operations or conduct of the Food Safety Business following the Distribution. The Separation Agreement also provides that the Garden SpinCo Assets are being conveyed to Garden SpinCo on an “as is” and “where is” basis. Although 3M is subject to certain indemnification obligations in favor of Garden SpinCo and Neogen under the Separation Agreement, these are generally limited to indemnification for certain indemnifiable losses to the extent relating to, arising out of or resulting from any breach by 3M of any provision of the Separation Agreement or specified liabilities of the Food Safety Business arising prior to the Distribution. See “The Separation Agreement” for a detailed description of the liabilities that Garden SpinCo is assuming in the Transactions.
In addition, although the Merger Agreement contains certain representations and warranties about the Food Safety Business, the representations and warranties were made only as of the times set forth therein and will not survive the effective time of the Merger. Accordingly, Neogen will have no remedies with respect to any breach of 3M’s or Garden SpinCo’s representations to the Merger Agreement after the effective time of the Merger, except for certain rights under applicable law to bring a claim for intentional fraud with respect to any representation or warranty made in the Merger Agreement.

As such, notwithstanding whether any Garden SpinCo Liability or any issue with a Garden SpinCo Asset is related to a breach of a representation or warranty in the Merger Agreement, Garden SpinCo, and by virtue of the Merger, Neogen, will bear full responsibility for any and all Garden SpinCo Liabilities and any liabilities, contingencies or other losses with respect to Garden SpinCo Assets following the completion of the Transactions. To the extent any such Garden SpinCo Liabilities are larger than anticipated, or any liability, contingency or loss with respect to a Garden SpinCo Asset prohibits the Food Safety Business from operating as planned, they could have a material adverse impact on the business, financial condition and results of operations of the combined company.
If the Distribution, including the Debt Exchange, does not qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 of the Code, including as a result of actions taken in connection with the Reorganization, the Distribution or the Merger or as a result of subsequent acquisitions of shares of 3M, Neogen or Garden SpinCo, then 3M and/or 3M shareholders that received Garden SpinCo common stock in the Distribution could be required to pay substantial U.S. federal income taxes, and, in certain circumstances, Neogen and Garden SpinCo could be obligated to indemnify 3M for any tax liability imposed on 3M arising from Neogen’s actions or inactions.
The consummation of the Distribution is conditioned upon, among other things, the receipt by 3M of (1) the IRS Ruling and (2) an opinion from Wachtell Lipton regarding the tax treatment of the Contribution and Distribution (the “Distribution Tax Opinion”). Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect or if undertakings made to the IRS in connection with the letter ruling request are or have been violated, then 3M will not be able to rely on the IRS Ruling. In addition, the Distribution Tax Opinion will be based on, among other things, the IRS Ruling as to the matters addressed by the ruling, current law and certain representations and assumptions as to factual matters made by 3M and Garden SpinCo. Any change in currently applicable law, which may be retroactive, or the failure of any representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached by Wachtell Lipton in the Distribution Tax Opinion. The Distribution Tax Opinion will represent Wachtell Lipton’s judgment, will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions reached in such opinions.
If the Contribution and Distribution, taken together, were determined not to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, for U.S. federal income tax purposes each U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution and Merger” in Neogen's Registration Statement on Form S-4 (Reg. No. 333-263667)) who receives Garden SpinCo common stock in the Exchange Offer would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the Garden SpinCo common stock received by such U.S. Holder in the Exchange Offer and its tax basis in the shares of 3M common stock exchanged therefor, or, in certain circumstances, as receiving a taxable distribution equal to the fair market value of the Garden SpinCo common stock received by the U.S. Holder in the Exchange Offer. Further, if the Exchange Offer were not fully subscribed in such a situation and 3M undertook the Clean-Up Spin-Off, each U.S. Holder who receives Garden SpinCo common stock in the Clean-Up Spin-Off would generally be treated as receiving a taxable distribution equal to the fair market value of the Garden SpinCo common stock received by the U.S. Holder in the Clean-Up Spin-Off.
In addition, if the Contribution and Distribution, taken together, were determined not to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, for U.S. federal income tax purposes, 3M generally would recognize taxable gain with respect to the transfer of Garden SpinCo common stock in the Distribution, which could result in significant tax to 3M.
Even if the Contribution and Distribution, taken together, otherwise qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, the Distribution would nonetheless be taxable to 3M (but not to U.S. Holders of 3M common stock) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of 3M or Garden SpinCo, directly or indirectly (including through acquisitions of the stock of Neogen after the Merger), as part of a plan or series of related transactions that includes the Distribution. For purposes of Section 355(e) of the Code, any acquisitions of 3M or Garden SpinCo stock (including Neogen stock after the Merger), directly or indirectly, within the period beginning two years before the Distribution and ending two years after the Distribution are generally presumed to be part of such a plan, although 3M may, depending on the facts and circumstances, be able to rebut that presumption. Further, for purposes of this test, the Merger will be treated as part of a plan that includes the Distribution, but it is expected that the Merger, standing alone, will not cause the Distribution to be taxable to 3M under Section 355(e) of the Code because holders of Garden SpinCo common stock will own at least 50.1% of the common stock of Neogen following the Merger. However, if the IRS were to determine that other acquisitions of 3M stock, either before or after the Distribution, or Neogen stock, after the Merger, were part of a plan or series of related transactions that included the Distribution, such determination could result in the recognition of a significant amount of taxable gain by 3M (but not by 3M stockholders) for U.S. federal income tax purposes under Section 355(e) of the Code. See the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger—Treatment of the Distribution” in Neogen’s Registration Statement on Form S-4 (Reg. No. 333-263667).
Under the Tax Matters Agreement, Garden SpinCo and Neogen may be obligated, in certain cases, to indemnify 3M against taxes and certain tax-related losses in connection with the Transactions that arise as a result of Garden SpinCo’s or Neogen’s actions, or failure to act. See the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger—Treatment of the Distribution” in Neogen's Registration Statement on Form S-4 (Reg. No. 333-263667) and “Additional Agreements Related to the Separation and the Merger—Tax Matters Agreement.” Any such indemnification obligation likely would be substantial and likely would have a material adverse effect on Neogen.
Neogen is required to abide by potentially significant restrictions which could limit its ability to undertake certain corporate actions that otherwise could be advantageous prior to the completion of the Transactions.
The Merger Agreement restricts Neogen from taking specified actions without 3M’s prior written consent until the Transactions are completed or the Merger Agreement is terminated, including making certain acquisitions or investments, incurring certain indebtedness other than in the ordinary course below certain thresholds, materially adversely modifying or terminating certain material contracts other than in the ordinary course, divesting certain assets and making certain non-ordinary course changes to employee compensation and benefit plans. These restrictions and others, which are more fully described in “—The Merger Agreement—Conduct of Business Pending the Merger” could affect Neogen’s ability to execute its business strategies and attain its financial and other goals and could impact Neogen’s business, financial condition and results of operations.
Under the Tax Matters Agreement, Neogen and Garden SpinCo will be restricted from taking certain actions that could adversely affect the intended tax treatment of the Transactions, and such restrictions could significantly impair Neogen’s and Garden SpinCo’s ability to implement strategic initiatives that otherwise would be beneficial.
The Tax Matters Agreement generally restricts Neogen, Garden SpinCo and their affiliates from taking certain actions after the Distribution that could adversely affect the intended tax treatment of the Transactions. In particular:
•	for a two-year period following the Distribution Date, except as described below:
•	Garden SpinCo will continue the active conduct of its trade or business and the trade or business of certain Garden SpinCo subsidiaries;
•	Garden SpinCo will not voluntarily dissolve or liquidate or permit certain Garden SpinCo subsidiaries to voluntarily dissolve or liquidate;
•
Neogen and Garden SpinCo will not enter into any transaction or series of transactions (or any agreement, understanding, or arrangement) as a result of which one or more persons would acquire (directly or indirectly) stock comprising 50% or more of the vote or value of Garden SpinCo or Neogen (taking into account the stock acquired pursuant to the Merger);

•	Neogen and Garden SpinCo will not engage in certain mergers or consolidations;
•
Garden SpinCo will not, and will not permit certain Garden SpinCo subsidiaries to, sell, transfer or otherwise dispose of 30% or more of the gross assets of Garden SpinCo, such subsidiaries, the SpinCo Group or the active trade or business of Garden SpinCo or certain Garden SpinCo subsidiaries, subject to certain exceptions;

•	Neogen and Garden SpinCo will not, and will not permit certain Garden SpinCo subsidiaries to, redeem or repurchase stock or rights to acquire stock, unless certain requirements are met;
•
Neogen and Garden SpinCo will not, and will not permit certain Garden SpinCo subsidiaries to, amend their certificates of incorporation (or other organizational documents) or take any other action affecting the voting rights of any stock or stock rights of Neogen or Garden SpinCo; and

•
Neogen and Garden SpinCo will not, and will not permit any member of the SpinCo Group or the Neogen Group to, take any other action that would, when combined with any other direct or indirect changes in ownership of Garden SpinCo and Neogen stock (including pursuant to the Merger), have the effect of causing one or more persons to acquire stock representing 50% or more of the vote or value of Garden SpinCo or Neogen, or otherwise jeopardize the tax-free status of the Transactions;

•	during the time period ending three years after the date of the Distribution, Garden SpinCo and Neogen also will be subject to certain restrictions relating to the SpinCo Business in Switzerland; and
•	additionally, none of Garden SpinCo, Neogen or any member of the SpinCo Group or the Neogen Group may:
•
take, or permit to be taken, any action that could reasonably be expected to jeopardize the qualification of the SpinCo Exchange Debt as a security under Section 361(a) of the Code (other than making any payment permitted or required by the terms of the SpinCo Exchange Debt);

•
within 90 days of the Distribution Date, refinance or repay (other than in the ordinary course of business) any third-party debt of any member of the SpinCo Group, except as required by the Transaction Documents; or

•	permit any portion of certain nonqualified preferred stock to cease to be outstanding or modify the terms of such stock;
unless, in each case, prior to taking any such action, Neogen and Garden SpinCo shall have requested that 3M obtain, or request and receive 3M’s prior written consent to obtain, an IRS ruling satisfactory to 3M in its reasonable discretion or provide 3M with an unqualified tax opinion satisfactory to 3M in its sole and absolute discretion to the effect that such action would not jeopardize the intended tax treatment of the Transactions, unless 3M waives such requirement. Failure to adhere to these requirements could result in tax being imposed on 3M for which Neogen and Garden SpinCo could bear responsibility and for which Neogen and Garden SpinCo could be obligated to indemnify 3M. Any such indemnification obligation would likely be substantial and would likely have a material adverse effect on Neogen. In addition, even if Neogen and Garden SpinCo are not responsible for tax liabilities of 3M under the Tax Matters Agreement, Garden SpinCo nonetheless could be liable under applicable tax law for such liabilities if 3M were to fail to pay such taxes. Moreover, these restrictions could have a material adverse effect on Neogen’s liquidity and financial condition, and otherwise could impair Neogen’s and Garden SpinCo’s ability to implement strategic initiatives and Garden SpinCo’s and Neogen’s indemnity obligation to 3M might discourage, delay or prevent a change of control that shareholders of Neogen may consider favorable. See “Additional Agreements Related to the Separation and the Merger—Tax Matters Agreement.”
Current Neogen shareholders’ percentage ownership interest in Neogen will be substantially diluted in the Merger.
Based on the Exchange Ratio, which is subject to adjustment under limited circumstances, immediately following the Merger, the pre-Merger Neogen shareholders will own, in the aggregate, approximately 49.9% of the issued and outstanding shares of Neogen common stock. See “The Transaction Agreements—the Merger Agreement—Merger Consideration.” Consequently, Neogen’s pre-Merger shareholders, as a group, will be substantially diluted in the Merger and have less ability to exercise influence over the management and policies of Neogen following the Merger than immediately prior to the Merger.

The calculation of the number of shares of Neogen common stock to be issued in the Merger will not be adjusted if there is a change in the value of the Food Safety Business or Neogen before the Merger is completed.
The number of shares of Neogen common stock to be issued by Neogen in the Merger will not be adjusted based on a change in the value of the Food Safety Business or its assets or in the value of Neogen prior to the closing of the Transactions. 3M stockholders who receive Garden SpinCo common stock in the Distribution will receive a fixed number of shares of Neogen common stock, subject to certain adjustments, pursuant to the Merger rather than a number of shares with a particular fixed market value. As a result, the actual value of the Neogen common stock to be received by Garden SpinCo stockholders in the Merger will depend on the value of Neogen’s shares at the time of the closing of the Merger, and may be more or less than the current value of the Neogen common stock.
The Food Safety Business may be negatively impacted if Neogen is unable to provide benefits and services, or access to equivalent financial strength and resources, to the Food Safety Business that historically have been provided by 3M.
The Food Safety Business has historically received benefits and services from 3M and has benefited from 3M’s financial strength and extensive network of service offerings. After the Transactions, the Food Safety Business will become part of Neogen, and the Food Safety Business will no longer benefit from 3M’s services or financial strength or have access to 3M’s extensive business relationships outside of its Food Safety Business. While 3M has agreed to provide certain transition services to Garden SpinCo for a period of time following the consummation of the Transactions, it cannot be assured that Neogen will be able to adequately or timely replace or provide resources formerly provided by 3M, or replace them at the same or lower cost. If Neogen is not able to replace the resources provided by 3M or is unable to replace them without incurring significant additional costs or is delayed in replacing the resources provided by 3M, Neogen’s results of operations may be negatively impacted.
The historical financial information of the Food Safety Business may not be representative of its results if it had been operated as a standalone business or as part of Neogen, and as a result, may not be a reliable indicator of future results of the Food Safety Business.
The Food Safety Business is currently operated through various subsidiaries of 3M, many of which also operate other businesses of 3M and will not be transferred to Neogen in connection with the Transactions. Consequently, the financial information of the Food Safety Business included in this proxy statement has been derived from the consolidated financial statements and accounting records of 3M and reflects assumptions and allocations made by 3M. The financial position, results of operations and cash flows of the Food Safety Business presented may be materially different from those that would have resulted if the Food Safety Business had been operated as a standalone company or by a company other than 3M. For example, in preparing the financial statements of the Food Safety Business, 3M made an allocation of 3M costs and expenses that are attributable to the Food Safety Business. However, these costs and expenses reflect the costs and expenses attributable to the Food Safety Business as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by the Food Safety Business had it been operated as part of an organization of the nature, size and scale of Neogen, and thus may not reflect costs and expenses that would have been incurred had the Food Safety Business been operated as a part of Neogen. As a result, the historical financial information of the Food Safety Business may not be a reliable indicator of the future results of the Food Safety Business as a part of Neogen, or the results the Food Safety Business would have historically achieved for the periods indicated therein as a standalone business.
The unaudited pro forma condensed combined financial statements of Neogen are based in part on certain assumptions regarding the Transactions and may not be indicative of Neogen’s future operating performance.
The unaudited pro forma condensed combined financial statements presented in this proxy statement combine the separate historical financial statements of Neogen and the Food Safety Business that are included or incorporated by reference in this proxy statement and are not necessarily indicative of what the financial position or the results of operations of the combined company would have been had the Merger occurred as of the date or for the periods presented. The unaudited pro forma condensed combined financial statements also do not indicate what the financial position or results of operations of the combined company will be in the future.

Neogen expects to account for the Merger as an acquisition of Garden SpinCo, with Neogen being the accounting acquirer. Following the effective date of the Merger, Neogen expects to complete the purchase price allocation for the acquisition of Garden SpinCo after determining the fair value of Garden SpinCo’s assets and liabilities. The final purchase price allocation may be different than the preliminary one reflected in the unaudited pro forma purchase price allocation presented in this proxy statement, and this difference may be material.
The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or incremental capital expenditures that Neogen management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the unaudited pro forma condensed combined financial statements included in this proxy statement do not reflect what the combined company’s results of operations or operating condition would have been had Neogen and Garden SpinCo been a consolidated entity during all periods presented, or what the combined company’s results of operations and financial condition will be in the future.
Neogen and the Food Safety Business may have difficulty attracting, motivating and retaining executives and other employees in light of the Transactions.
Uncertainty about the effect of the Transactions on current Neogen employees and/or employees of the Food Safety Business may have an adverse effect on Neogen and the Food Safety Business. This uncertainty may impair Neogen’s and the Food Safety Business’ ability to attract, retain and motivate personnel. Employee retention may be particularly challenging during the pendency of the Transactions, as employees may feel uncertain about their future roles with Neogen or the Food Safety Business after their combination. If large numbers of employees or a concentration of critical employees of Neogen or the Food Safety Business depart because of issues relating to the uncertainty or perceived difficulties of integration or a desire not to become employees of Neogen after the Transactions, Neogen’s ability to realize the anticipated benefits of the Transactions could be materially adversely affected.
The trading prices of Neogen common stock may not be an appropriate proxy for the prices of Garden SpinCo common stock.
The calculated per-share value for Garden SpinCo common stock is based on the trading prices for Neogen common stock, which may not be an appropriate proxy for the prices of Garden SpinCo common stock. There currently is no trading market for Garden SpinCo common stock. 3M believes, however, that the trading prices for Neogen common stock are an appropriate proxy for the trading prices of Garden SpinCo common stock because immediately following the consummation of the Exchange Offer, Merger Sub will be merged with and into Garden SpinCo, whereby Garden SpinCo will continue as the surviving corporation and a wholly owned subsidiary of Neogen. In the Merger, each outstanding share of Garden SpinCo common stock will be cancelled and retired and will cease to exist and the holders of shares of Garden SpinCo common stock (except for the Merger Excluded Shares) will receive the right to receive a number of fully paid and nonassessable shares of Neogen common stock equal to the Exchange Ratio (together with cash in lieu of any fractional shares). Prior to the Distribution, 3M will cause the total number of shares of Garden SpinCo common stock outstanding immediately prior to the Distribution to be that number that results in the Exchange Ratio equaling one. As a result, each share of Garden SpinCo common stock (except for the Merger Excluded Shares) will be converted into one share of Neogen common stock in the Merger. There can be no assurance, however, that Neogen common stock after the Merger and the issuance of shares of Neogen common stock to 3M stockholders that receive Garden SpinCo common stock in the Distribution will trade on the same basis as Neogen common stock trades prior to the Transactions. In addition, it is possible that the trading prices of Neogen common stock prior to consummation of the Merger will not fully reflect the anticipated value of Neogen common stock after the Merger. For example, trading prices of Neogen common stock on the Valuation Dates could reflect some uncertainty as to the timing or consummation of the Merger or could reflect trading activity by investors seeking to profit from market arbitrage.
Neither Neogen shareholders nor 3M stockholders will be entitled to appraisal rights in connection with the Transactions.
Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Neither Neogen shareholders nor 3M stockholders (including in their capacity as Garden SpinCo stockholders following the Distribution) are entitled to appraisal rights in connection with the Transactions.
Shareholder litigation could prevent or delay the closing of the Transactions or otherwise negatively impact the business and operations of Neogen, 3M or the Food Safety Business.
The parties may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the Transactions. Such litigation could have an adverse effect on the business, financial condition and results of operations of Neogen, 3M or Garden SpinCo and could prevent or delay the consummation of the Transactions.
Risks Related to the Combined Company’s Business Following the Transactions
Sales of Neogen common stock after the Transactions may negatively affect the market price of Neogen common stock.
The shares of Neogen common stock to be issued in the Merger to 3M stockholders that receive shares of Garden SpinCo common stock in the Distribution will generally be eligible for immediate resale. The market price of Neogen common stock could decline as a result of sales of a large number of shares of Neogen common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.
Based on the Exchange Ratio, which is subject to potential adjustment under limited circumstances, upon completion of the Transactions, Garden SpinCo stockholders will hold approximately 50.1% of the outstanding shares of Neogen common stock and pre-Merger Neogen shareholders will hold approximately 49.9% of the outstanding shares of Neogen common stock. See “The Transaction Agreements—the Merger Agreement—Merger Consideration.”
Currently, 3M stockholders may include index funds that have performance tied to certain stock indices and institutional investors subject to various investing guidelines. Because Neogen may not be eligible to be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors and index funds, such investors and index funds that receive Neogen common stock in the Merger may decide to or may be required to sell the shares of Neogen common stock that they receive. In addition, the investment fiduciaries of 3M’s defined contribution plans may decide to sell any shares of Neogen common stock that the trusts for these plans receive in the Merger, or may decide not to participate in the Exchange Offer, in accordance with the applicable rules under the 3M Savings Plans and in response to their fiduciary obligations under applicable law. These sales, or the possibility that these sales may occur, may also make it more difficult for Neogen to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.
The combined company’s industry is highly competitive, which may impact its results of operations.
The food and animal safety industry is subject to rapid and substantial changes in technology and is characterized by extensive research and development and intense competition. The combined company’s competitors and potential competitors may have greater financial, technical, manufacturing, marketing, research and development and management resources than the combined company does. These competitors could use their resources, reputations and ability to leverage existing customer relationships to give them a competitive advantage over the combined company that could impact the combined company’s results of operations. The competitors might also succeed in developing products that are more reliable and effective than the combined company’s products, are less costly than the combined company’s products or provide alternatives to the combined company’s approach. If the products of a competitor are better able to meet the combined company’s customers’ requirements, then the operating results of the combined company could be adversely affected.
The combined company might be unable to successfully compete with other companies in its industry.
The markets in which Neogen and the Food Safety Business operate, and the combined company will operate, are highly competitive. The principal competitive factors in Neogen’s and the Food Safety Business’s markets are, and the combined company’s markets will be, customer service, product quality and performance, price, breadth of product offering and availability, market expertise and innovation. Neogen and the Food Safety

Business compete with the food and animal safety industry’s largest service providers across their respective product and service offerings. While Neogen’s senior management does not know of any competitor that is pursuing Neogen’s fundamental strategy of developing and marketing their broad line of food safety and animal safety products, Neogen and the Food Safety Business face, and the combined company will continue to face, intense competition from companies ranging from small businesses to divisions of large multinational companies. Some of these organizations have substantially greater financial resources than Neogen does or may not be subject to similar restrictions that will apply to Neogen following the Transactions as a result of the Tax Matters Agreement or the terms of Neogen’s indebtedness. The combined company’s competitors may be able to respond more quickly to new or emerging technologies and services and changes in customer requirements. As a result of the competitive environment in which it operates, the combined company could lose market share, be unable to maintain or increase prices for its products and services or be unable to pursue additional business opportunities, each of which could have a material adverse effect on its business, results of operations, financial condition and cash flows.
If the combined company is unable to develop new products and technologies, its competitive position may be impaired, which could materially and adversely affect its sales and market share.
The markets in which Neogen and the Food Safety Business operate, and the combined company will operate, are characterized by changing technologies and the introduction of new products. As a result, the combined company’s success is dependent upon its ability to develop or acquire new products and services on a cost-effective basis, to introduce them into the marketplace in a timely manner and to protect and maintain critical intellectual property assets related to these developments. Difficulties or delays in research, development or production of new products and technologies, or failure to gain market acceptance of new products and technologies, may significantly reduce future revenue and materially and adversely affect the combined company’s competitive position. While Neogen intends to continue to commit financial resources and effort to the development of new products and services, it may not be able to successfully differentiate its products and services from those of its competitors. The combined company’s customers may not consider its proposed products and services to be of value to them or may not view them as superior to its competitors’ products and services. In addition, the combined company’s competitors or customers could develop new technologies or products which address similar or improved solutions to the combined company’s existing technologies. Further, the combined company may not be able to adapt to evolving markets and technologies, develop new products, achieve and maintain technological advantages or protect technological advantages through intellectual property rights. If the combined company does not successfully compete through the development and introduction of new products and technologies, its business, results of operations, financial condition and cash flows could be materially adversely affected.
The business, financial condition and results of operations of the Food Safety Business may be adversely affected following the Transactions if it cannot negotiate terms that are as favorable as those it previously received as part of 3M.
The Food Safety Business has been able to receive benefits from being a part of 3M and has been able to benefit from 3M’s financial strength, extensive business relationships and purchasing volumes. Following the Merger, the Food Safety Business will be combined with Neogen, and the combined company will not be able to utilize 3M’s financial strength, may not have access to all of 3M’s extensive business relationships and may not have purchasing volumes similar to what the Food Safety Business benefited from by being a part of 3M prior to the Merger. In addition, some contracts that 3M or its subsidiaries are a party to that relate to the Food Safety Business require consents of third parties to assign them to Garden SpinCo in connection with the Transactions. There can be no assurance that 3M, Garden SpinCo or Neogen will be able to obtain those consents, enter into new agreements with respect to those contracts if consents are not obtained or arrange for a lawful alternative arrangement to provide Garden SpinCo with the rights and obligations under such agreements. It is therefore possible, whether as a result of routine renegotiations of terms in the ordinary course of business, or as part of a request for consent or a replacement of a contract where consent has not been obtained, that the combined company may not be able to negotiate terms as favorable as those 3M has received previously for one or more contracts, and in the aggregate the loss or renegotiation of contracts in connection with the foregoing could materially adversely affect the combined company’s business, financial condition and results of operations following the completion of the Transactions.

If the combined company fails to maintain a positive reputation or is unable to conduct effective sales and marketing, its prospects and financial condition could be adversely affected.
Neogen believes that market awareness and recognition of its brands have contributed significantly to the success of its business. Neogen also believes that maintaining and enhancing these brands, especially market perceptions of the quality of its products, is critical to maintaining its competitive advantage. If any of the combined company’s products are subject to recall or are proven to be, or are claimed to be, ineffective or inaccurate for their stated purpose, then this could have a material adverse effect on the combined company’s business, financial condition or results of operations. Also, because Neogen is dependent on market perceptions, negative publicity associated with product quality or other adverse effects resulting from, or perceived to be resulting from, the combined company’s products could have a material adverse impact on its business, financial condition and results of operations.
The combined company’s sales and marketing efforts are anchored by promoting its products potential customers. Therefore, Neogen’s sales and marketing force, whether in-house sales representatives or third-party commercial partners, must possess an up-to-date understanding of industry trends and products, as well as promotion and communication skills. In addition, Neogen has a network of third-party commercial partners that it uses to sell or distribute its products.
While the combined company will continue to promote its brands to remain competitive, it may not be successful in doing so. If Neogen is unable to increase or maintain the effectiveness and efficiency of its sales and marketing activities, or if the combined company incurs excessive sales expenses to do so, Neogen and its business, financial condition and results of operations may be materially and adversely affected.
The combined company could lose customers or generate lower revenue, operating profits and cash flows if there are significant increases in the cost of raw materials or if it is unable to obtain such raw materials or other components of its products.
Neogen purchases, and the combined company will purchase, raw materials and components for use in its products, which exposes it to volatility in prices for certain raw materials and products. Prices and availability of these raw materials are subject to substantial fluctuations that are beyond Neogen’s control due to factors such as changing economic conditions, inflation, currency and commodity price fluctuations, tariffs, resource availability, transportation costs, weather conditions and natural disasters, political unrest and instability, and other factors impacting supply and demand pressures. Significant price increases for these supplies could adversely affect the combined company’s operating profits. Current and future inflationary effects may be driven by, among other things, supply chain disruptions and governmental stimulus or fiscal policies. The coronavirus (COVID-19) pandemic, for example, has resulted in raw material price inflation as well as supply chain constraints and disruptions. While the combined company will generally attempt to mitigate the impact of increased raw materials prices by endeavoring to make strategic purchasing decisions, broadening its supplier base and passing along increased costs to customers, there may be a time delay between the increased raw material prices, the ability to increase the prices of products, and dependence on a sole or single source for certain materials and products. Additionally, the combined company may be unable to increase the prices of products due to a competitor’s pricing pressure or other factors, or may be unable to raise the price of its products in a manner that is proportional to the level of inflation, which would materially adversely affect Neogen’s results of operations.
Certain of Neogen’s and the Food Safety Business’s product lines depend on a sole or single source suppliers and vendors. The ability of these third parties to deliver raw materials and products may also be affected by events beyond Neogen’s and the Food Safety Business’s control. In addition, public health threats, such as the coronavirus, severe influenza and other highly communicable viruses or diseases could affect Neogen’s supply of raw materials, by limiting the company’s ability to transport raw materials from the combined company’s vendors or increasing demand and competition for supplies, which would adversely affect the combined company’s ability to obtain necessary raw materials for certain of its products. Any sustained interruption in Neogen’s receipt of adequate raw materials, supply chain disruptions impacting the receipt or distribution of products, or disruption to key manufacturing sites’ operations due to natural and other disasters or events or other legal or regulatory requirements, could result in a significant price increase in raw materials, or their unavailability, which could result in a loss of customers or otherwise adversely impact the combined company’s business, results of operations, financial condition and cash flows.

Neogen’s international operations are subject to different product standards as well as other operational risks, which will increase due to the expansion of Neogen’s global operations following the consummation of the Transactions.
In fiscal year 2021, Neogen’s sales to customers outside of the U.S. accounted for 39.1% of its total revenue. Neogen expects that its international business will continue to account for a significant portion of its total sales, and Neogen’s international exposure will increase as a result of the Transactions. Foreign regulatory bodies may establish product standards different from those in the U.S. and with which Neogen’s current products do not, or the combined company’s products will not, comply. Neogen’s potential inability to design products that comply with foreign standards could have a material adverse effect on the combined company’s future growth. Other risks related to Neogen’s sales to customers outside of the U.S. include possible disruptions in transportation, difficulties in building and managing foreign distribution, fluctuation in the value of foreign currencies, changes in import duties and quotas and unexpected economic and political changes in foreign markets. These factors could negatively impact the combined company’s competitiveness in these markets or otherwise adversely impact the combined company’s business results or financial condition. Moreover, discriminatory or conflicting fiscal or trade policies in different countries, including potential changes to tariffs and existing trade policies and agreements, could adversely affect the combined company’s results. The international operations of the combined company will increase following the consummation of the Transactions, which will subject the combined company’s foreign products to additional product standards and operational risks.
The combined company’s growth and results of operations may be materially adversely affected if it is unable to complete third-party acquisitions on acceptable terms.
Neogen’s business has grown significantly over the past several years as a result of both internal growth and acquisitions of existing businesses and their products. Over time, it is expected that the combined company will continue to augment its growth through acquisitions in order to acquire value-creating products or businesses that broaden its existing product offerings, technological capabilities, geographic presence and cost position, among other things. However, there can be no assurance that the combined company will be able to find suitable acquisition opportunities on acceptable terms. If the combined company is unsuccessful in its acquisition efforts, its revenue growth could be materially adversely affected. In addition, the combined company will face the risk that any completed acquisition may underperform relative to expectations. The combined company may not achieve the synergies originally anticipated, may become exposed to unexpected liabilities or may not be able to successfully integrate completed acquired businesses and products. These factors could potentially have a material and adverse impact on the combined company’s business, results of operations, financial condition and cash flows.
Neogen and the Food Safety Business are subject to information technology, cybersecurity and privacy risks.
Neogen depends on, and the combined company will depend on, various information technologies and other products and services to store and process information and otherwise support its business activities. Neogen also manufactures and sells hardware and software to provide analysis, monitoring and testing of Neogen’s products for food and animal safety. In addition, certain offerings include digital components, such as remote monitoring of certain customer operations. Neogen also provides services to maintain these systems. Additionally, Neogen’s operations rely, and the combined company’s operations will rely, upon partners, vendors and other third-party providers of information technology and other products and services. If any of these information technologies, products or services are damaged, cease to properly function, are breached due to employee error, malfeasance, system errors, or other vulnerabilities, or are subject to cybersecurity attacks, such as those involving unauthorized access, malicious software and/or other intrusions, Neogen and the combined company or their respective partners, vendors or other third parties could experience: (i) production downtimes, (ii) operational delays, (iii) the compromising of confidential, proprietary or otherwise protected information, including personal and customer data, (iv) destruction, corruption or theft of data, (v) security breaches, (vi) other manipulation, disruption, misappropriation or improper use of its systems or networks, (vii) financial losses from remedial actions, (viii) loss of business or potential liability, (ix) adverse media coverage, and (x) legal claims or legal proceedings, including regulatory investigations and actions, and/or damage to its reputation. While Neogen and Garden SpinCo attempt to mitigate these risks by employing a number of measures, including employee training, technical security controls and maintenance of backup and protective systems, Neogen’s, the combined company’s and each of their respective partners’, vendors’ and other third-parties’ systems, networks, products and services remain potentially vulnerable to known or unknown cybersecurity attacks and other threats, any of which could have a material adverse effect on Neogen’s or the combined company’s business, results of operations, financial condition and cash flows.
The combined company will be subject to risks relating to existing international operations and expansion into new geographical markets.
The combined company will focus on expanding sales globally as part of its overall growth strategy and expect sales from outside the United States to continue to represent a significant portion of its revenue. Neogen’s and the combined company’s international operations are subject to general risks related to such operations, including:
•	political, social and economic instability and disruptions, including social unrest, geopolitical tensions, currency, inflation and interest rate uncertainties;
•	government export controls, economic sanctions, embargoes or trade restrictions;
•	the imposition of duties and tariffs and other trade barriers;
•	limitations on ownership and on repatriation or dividend of earnings;
•	transportation delays and interruptions;
•	labor unrest and current and changing regulatory environments;
•	increased compliance costs, including costs associated with disclosure requirements and related due diligence;
•	difficulties in staffing and managing multi-national operations;
•	limitations on Neogen’s and the combined company’s ability to enforce legal rights and remedies;
•	access to or control of networks and confidential information due to local government controls and vulnerability of local networks to cyber risks; and
•	fluctuations in foreign currency exchange rates.
If the combined company is unable to successfully manage the risks associated with expanding its global business or adequately manage operational risks of its existing international operations, these risks could have a material adverse effect on the combined company’s growth strategy into new geographical markets, the combined company’s reputation, the combined company’s business, results of operations, financial condition and cash flows. In addition, the impact of such risks may be outside of Neogen's and the combined company's control and could decrease Neogen's and the combined company's ability to sell its products internationally, which could adversely affect Neogen's and the combined company's business, financial condition, results of operations or cash flows. For example, as a result of the ongoing military conflict between Russia and Ukraine and resulting heightened economic sanctions from the U.S. and the international community, Neogen has discontinued sales into Russia. The United States and other countries could impose wider sanctions and take other actions should the conflict further escalate. While the sanctions announced to date are not expected to have a material effect on Neogen or the combined company, any further sanctions imposed or actions taken by the United States or other countries, including any expansion of sanctions beyond Russia, could affect the global price and availability of raw materials, reduce Neogen's and the combined company's sales and earnings or otherwise have an adverse effect on Neogen's or the combined company's business and results of operations.
The combined company’s reputation, ability to do business and results of operations may be impaired by improper conduct by or disputes with any of its employees, agents or business partners and it will have an increased compliance burden with respect to, and risk of violations of, anti-bribery, trade control, trade sanctions, anti-corruption and similar laws.
Neogen’s operations require, and the combined company’s operations will require, it to comply with a number of U.S. and international laws and regulations, including those governing payments to government officials, bribery, fraud, anti-kickback and false claims, competition, export and import compliance, money laundering and data privacy, as well as the improper use of proprietary information or social media. In particular, Neogen’s international operations are, and the combined company’s international operations will be, subject to the regulations imposed by the Foreign Corrupt Practices Act and the United Kingdom Bribery Act 2010 as well as anti-bribery and anti-corruption laws of various jurisdictions in which Neogen operates. While Neogen strives to maintain high standards, it cannot provide assurance that its internal controls and compliance systems will always protect it from acts committed by Neogen’s or the combined company’s employees, agents or business partners that would violate such U.S. or international laws or regulations or fail to protect Neogen’s and the combined company’s confidential information. Any such violations of law or improper actions could subject the combined company to civil or criminal investigations in the United States or other jurisdictions, could lead to substantial civil or criminal, monetary and non-monetary penalties and related shareholder lawsuits, could lead to increased costs of compliance and could damage the combined company’s reputation, business, results of operations, financial condition and cash flows. Garden SpinCo’s significant international business will increase corruption risks for the combined company, relative to Neogen as a standalone company.
Tariffs and other trade measures could adversely affect the combined company’s results of operations, financial position and cash flows.
Neogen’s international operations subject it to discriminatory or conflicting tariffs and trade policies. Tariffs have and may continue to increase Neogen’s material input costs, and any further trade restrictions, retaliatory trade measures and additional tariffs could result in higher input costs to the combined company’s products. The combined company may not be able to fully mitigate the impact of these increased costs or pass price increases on to its customers. While tariffs and other trade measures imposed by other countries on U.S. goods have not yet had a significant impact on Neogen’s business or results of operations, it cannot predict further developments, and such existing or future tariffs could have a material adverse effect on the combined company’s results of operations, financial position and cash flows.
Changes in domestic and foreign governmental laws, regulations and policies, changes in statutory tax rates and laws, and unanticipated outcomes with respect to tax audits could adversely affect the combined company’s business, profitability and reputation.
Neogen’s and the combined company’s domestic and international sales and operations are subject to risks associated with changes in laws, regulations and policies (including environmental and employment regulations, export/import laws, tax policies and other similar programs). Failure to comply with any of the foregoing laws, regulations and policies could result in civil and criminal, monetary and non-monetary penalties, as well as damage to Neogen’s reputation. In addition, Neogen cannot provide assurance that its costs of complying with new and evolving regulatory reporting requirements and current or future laws, including environmental protection, employment, data security, data privacy and health and safety laws, will not exceed Neogen’s estimates. While these risks or the impact of these risks are difficult to predict, any one or more of them could adversely affect the combined company’s business, results of operations and reputation.
Neogen is, and the combined company will be, subject to taxation in a number of jurisdictions. Accordingly, its effective tax rate is impacted by changes in the mix among earnings in countries with differing statutory tax rates. A material change in the statutory tax rate or interpretation of local law in a jurisdiction in which the combined company will have significant operations could adversely impact its effective tax rate and impact its financial results.
The combined company’s tax returns will be subject to audit and taxing authorities could challenge the combined company’s operating structure, taxable presence, application of treaty benefits or transfer pricing policies. If changes in statutory tax rates or laws or audits result in assessments different from amounts estimated, then Neogen’s business, results of operations, financial condition and cash flows may be adversely affected. In addition, changes in tax laws could have an adverse effect on Neogen’s customers, resulting in lower demand for Neogen’s products and services.
Failure to attract, retain and develop personnel, including for key management positions, could have an adverse impact on the combined company’s results of operations, financial condition and cash flows.
The combined company’s growth, profitability and effectiveness in conducting its operations and executing its strategic plans depend in part on its ability to attract, retain and develop qualified personnel, align them with appropriate opportunities for key management positions and support for strategic initiatives. Additionally, Neogen competes, and the combined company will continue to compete, with employers in various industries for sales, manufacturing, technical services or other personnel, and this competition to hire may increase and the availability of qualified personnel may be reduced. If the combined company is unsuccessful in its efforts to attract and retain qualified personnel, the combined company’s business, results of operations, financial condition, cash flows and competitive position could be adversely affected. Additionally, the combined company could miss opportunities for growth and efficiencies.
The inability to protect or obtain patent and other intellectual property rights could adversely affect the combined company’s revenue, operating profits and cash flows.
Neogen owns, and the combined company will own, patents, trademarks, licenses and other intellectual property related to its products and services, and Neogen continuously invests, and the combined company will continuously invest, in research and development that may result in innovations and intellectual property rights. Neogen employs, and the combined company will employ, various measures to develop, maintain and protect its innovations and intellectual property rights. These measures may not be effective in capturing intellectual property rights, and they may not prevent Neogen’s or the combined company’s intellectual property from being challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated, particularly in countries where intellectual property rights are not highly developed or protected. Unauthorized use of Neogen’s or the combined company’s intellectual property rights and any potential litigation Neogen or the combined company may initiate or have initiated against it in respect of its respective intellectual property rights could adversely impact Neogen’s or the combined company’s competitive position and have a negative impact on Neogen’s or the combined company’s business, results of operations, financial condition and cash flows.
A deterioration in the combined company’s future expected profitability or cash flows could result in an impairment of its recorded goodwill and intangible assets.
Neogen has significant goodwill and intangible assets recorded on its consolidated balance sheet. The valuation and classification of these assets and the assignment of useful lives to intangible assets involve significant judgments and the use of estimates. Impairment testing of goodwill and intangible assets requires significant use of judgment and assumptions, particularly as it relates to the determination of fair market value. A decrease in the long-term economic outlook and future cash flows of the combined company’s business could significantly impact asset values and potentially result in the impairment of intangible assets, including goodwill.
The combined company’s exposure to exchange rate fluctuations on cross-border transactions and the translation of local currency results into U.S. dollars could negatively impact its results of operations.
A portion of Neogen’s business is, and a portion of the combined company’s business will be, transacted and/or denominated in foreign currencies, and fluctuations in currency exchange rates could have a significant impact on Neogen’s results of operations, financial condition and cash flows, which are presented in U.S. dollars. Cross-border transactions, both with external parties and intercompany relationships, result in increased exposure to foreign exchange effects. Although the impact of foreign currency fluctuations on Neogen’s results of operations has historically not been material, significant changes in currency exchange rates, in particular the Australian Dollar, Mexican Peso, Chinese Yuan, Euro, British Pound Sterling and Brazilian Real and, to a lesser extent, the Indian Rupee, the Canadian Dollar, the Guatemalan Quetzal, the Argentine Peso, the Uruguayan Peso and the Chilean Peso could negatively affect Neogen’s results of operations. Additionally, the strengthening of the U.S. dollar potentially exposes Neogen and the combined company to competitive threats from lower cost producers in other countries and could result in unfavorable translation effects as the results of foreign locations are translated into U.S. dollars for reporting purposes.
Natural disasters and unusual weather conditions could have an adverse impact on the combined company’s business.
The combined company’s business could be materially and adversely affected by natural disasters or severe weather conditions. Hurricanes, tropical storms, flash floods, blizzards, cold weather and other natural disasters or severe weather conditions could result in evacuation of personnel, loss of facilities, damage to equipment and facilities, interruption in manufacturing or transportation of products and materials and loss of productivity. For example, certain of the combined company’s products will be manufactured at a single facility, and disruptions in operations or damage to any such facilities could reduce the combined company’s ability to manufacture its products and satisfy customer demand. If the combined company’s customers are unable to operate or are required to reduce operations due to severe weather conditions, the combined company’s business could be adversely affected as a result of curtailed deliveries of its products and services.

The global coronavirus pandemic has led to periods of significant volatility in financial, commodities and other markets and the closing of facilities and could harm the business and results of operations for the combined company.
In December 2019, a coronavirus (COVID-19) was reported in China, and has since spread globally. In March 2020, the World Health Organization declared the coronavirus to be a pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the lasting impact of the coronavirus pandemic on the business of the combined company, and there is no guarantee that efforts by the combined company to address the adverse impacts of the coronavirus will be effective. The impact to date has included periods of significant volatility in financial, commodities and other markets. This volatility, if it continues, could have an adverse impact on the combined company’s business, financial condition and results of operations, including the combined company’s ability to execute its business strategies and initiatives in the expected timeframe. In particular, global markets for food and animal safety have been and may continue to be impacted by the coronavirus pandemic and/or other events beyond the control of the combined company could have a negative impact on the economies of jurisdictions in which Neogen and Garden SpinCo conduct, and the combined company will conduct, significant business.
In addition, the United States and other countries have implemented restrictions to address the pandemic, including disruptions or restrictions on Neogen’s and or the Food Safety Business’s employees’ ability to travel, and which could include temporary closures of Neogen’s or Garden SpinCo’s facilities or the facilities of their suppliers or customers. Any disruption of the combined company’s facilities, suppliers or customers would likely impact the combined company’s sales and operating results. Additional future impacts to us may include, but are not limited to, material adverse effects on the demand for our products and services, our supply chain and sales and distribution channels, our cost structure and profitability. The extent to which the coronavirus could impact the combined company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information concerning the severity of COVID-19 and the actions to contain the novel coronavirus or treat its impact, among others.
Climate change, or legal, regulatory or market measures to address climate change, may materially adversely affect the combined company’s financial condition and business operations.
Climate change resulting from increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere could present risks to the combined company’s future operations from natural disasters and extreme weather conditions, such as hurricanes, tornadoes, earthquakes, wildfires or floods. Such extreme weather conditions could pose physical risks to our facilities and disrupt operation of our supply chain and may impact operational costs. The impacts of climate change on global water resources may result in water scarcity, which could in the future impact the combined company’s ability to access sufficient quantities of water in certain locations and result in increased costs. Concern over climate change could result in new legal or regulatory requirements designed to mitigate the effects of climate change on the environment. If such laws or regulations are more stringent than current legal or regulatory requirements, the combined company may experience increased compliance burdens and costs to meet the regulatory obligations and may adversely affect raw material sourcing, manufacturing operations and the distribution of the combined company’s products.
Following the completion of the Transactions, the combined company will have a significantly greater amount of indebtedness than Neogen’s indebtedness prior to the Merger, which could adversely affect the combined company’s financial condition or decrease its business flexibility.
Upon completion of the Transactions, the combined company expects to become responsible for up to $1.0 billion of debt that may be incurred by Garden SpinCo (i) in connection with the Debt Exchange, (ii) to finance the SpinCo Cash Payment and to otherwise fund the Transactions (including the purchase price under the Asset Purchase Agreement) and (iii) to pay fees and expenses related to the Transactions on the Closing Date. The combined company’s level of indebtedness could have important consequences, including but not limited to:
•
reducing the combined company’s flexibility to respond to changing business and economic conditions, and increasing the combined company’s vulnerability to general adverse economic and industry conditions;

•
requiring the combined company to dedicate a substantial portion of its cash flow from operations to make debt service payments, thereby reducing the availability of cash flow to fund working capital, capital expenditures, dividends, share repurchases, acquisitions and investments and other general corporate purposes;

•
limiting the combined company’s flexibility in planning for, or reacting to, challenges and opportunities, and changes in the combined company’s businesses and the markets in which the combined company operates;

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limiting the combined company’s ability to obtain additional financing to fund its working capital, capital expenditures, dividends, acquisitions and debt service requirements and other financing needs;

•
increasing the combined company’s vulnerability to increases in interest rates in general because a substantial portion of the combined company’s indebtedness is expected to bear interest at floating rates; and

•	placing the combined company at a competitive disadvantage to its competitors that have less debt.
The combined company’s ability to service its indebtedness will depend on its future operating performance and financial results, which will be subject, in part, to factors beyond its control, including interest rates and general economic, financial and business conditions. If the combined company does not have sufficient cash flow to service its indebtedness, it may need to refinance all or part of its indebtedness, borrow more money or sell securities or assets, some or all of which may not be available to the combined company at acceptable terms or at all. In addition, the combined company may need to incur additional indebtedness in the future. Although the terms of the combined company’s indebtedness are expected to allow the combined company to incur additional debt, this would be subject to certain limitations which may preclude the combined company from incurring the amount of indebtedness it otherwise desires.
Restrictions may be imposed by the combined company’s debt instruments, which limit the ability of the combined company to operate its business and to finance its future operations or capital needs or to engage in other business activities.
In connection with the Transactions, Garden SpinCo has entered into the Senior Secured Credit Agreement and expects to enter into other debt instruments with respect to the Permanent Financing and other financing transactions as described in the section titled “Additional Agreements Related to the Separation and the Merger—Debt Financing Agreements.” The terms of these instruments will restrict the combined company from engaging in specified types of transactions from and after the effective time of the Merger. For example, certain covenants will restrict the ability of the combined company and its restricted subsidiaries, among other things, to:
•	incur or guarantee additional indebtedness;
•	pay dividends on capital stock or redeem, repurchase or retire capital stock or indebtedness, as applicable;
•	make investments, loans, advances and acquisitions;
•	engage in transactions with the combined company’s affiliates;
•	sell assets, including capital stock of subsidiaries;
•	consolidate or merge; and
•	create liens.
In addition, these debt instruments will contain certain financial maintenance covenants. The combined company’s ability to comply with these restrictions can be affected by events beyond its control, and the combined company may not be able to maintain compliance with them. A breach of any of these covenants would result in an event of default.
In the event of a default under any of the debt instruments, the lenders could elect to declare all amounts outstanding under such debt instruments to be immediately due and payable, or in the case of a revolving credit facility, terminate their commitments to lend additional money. If the indebtedness under any of the combined company’s debt instruments were to be accelerated, the combined company’s assets may not be sufficient to repay such indebtedness in full. If an event of default occurs under the combined company’s debt instruments, the lenders could exercise their rights under the related security documents, and an event of default may be triggered under other debt instruments. Any acceleration of amounts due under the combined company’s debt instruments or the substantial exercise by the lenders of their rights under the security documents would have a material adverse effect on Neogen and the combined company.
The financial projections included herein are based upon estimates and assumptions made at the time they were prepared. If these estimates or assumptions prove to be incorrect or inaccurate, the combined company’s actual operating results may differ materially from those forecasted for Neogen and the Food Safety Business.
The financial projections included in this proxy statement under “The Transactions—Financial Projections” are subject to uncertainty and are based on estimates and assumptions developed by management of Neogen and 3M, respectively, any or all of which may prove to be incorrect or inaccurate. The financial projections were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of management of the applicable company as to the future operating results of Neogen and the Food Safety Business at the time they were prepared. Although presented with numerical specificity, the financial projections reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the businesses of Neogen and the Food Safety Business, including other factors listed under “Risk Factors,” all of which are difficult to predict and many of which are outside the control of Neogen, 3M and Garden SpinCo. There can be no assurance that the assumptions underlying the financial projections will be realized. In addition, the financial projections cover multiple years and such information by its nature becomes less predictive with each successive year. If these estimates or assumptions prove to be incorrect or inaccurate, the combined company’s actual operating results may differ materially from those forecasted for Neogen and the Food Safety Business.
Many of the assumptions reflected in the financial projections are subject to change and such financial projections do not reflect revised prospects for the businesses of Neogen or the Food Safety Business, changes in general business or economic conditions or any other transactions, circumstances or events occurring after the date they were prepared, including the Transactions contemplated by the Merger Agreement and the Separation Agreement and the effect of any failure of the Merger or the other Transactions to occur. Neogen and 3M have not updated and do not intend to update or otherwise revise their respective financial projections. There can be no assurance that the results reflected in any of the financial projections for Neogen and the Food Safety Business will be realized or that actual results for the combined company will not materially vary from such financial projections.
Neogen cannot assure investors that it will make dividend payments in the future.
Dividend payments to Neogen shareholders following the Transactions will depend upon a number of factors, including the results of operation, cash flows and financial position of the combined company, contractual restrictions and other factors considered relevant by the Neogen board. Neogen has not historically paid dividends to its shareholders, and there is no assurance that Neogen will declare and pay, or have the ability to declare and pay, any dividends on Neogen common stock in the future. See “Market Price and Dividend Information—Neogen Dividend Policy.”
The combined company could incur operational difficulties or losses if 3M were unable to perform under the agreements entered into as part of the Separation.
In connection with the Closing, Neogen and Garden SpinCo will enter into several agreements with 3M or its subsidiaries, including among others, the Transition Services Agreement, the Transition Distribution Services Agreement and the Transition Contract Manufacturing Agreement, which in general provide for the performance of certain services or obligations by 3M for the benefit of Neogen for a transitional period following the Separation. See “Additional Agreements Related to the Separation and the Merger—The Transition Arrangements.” If either party is unable to satisfy its obligations under such agreements in a timely manner or at all, or if the transitional agreements fail to provide for or cover certain services needed by Neogen and the Food Safety Business during the transitional period, there is limited recourse for Neogen, and the Food Safety Business could incur operational difficulties or losses or face liability that could have a material adverse effect on the business, financial condition and results of operations of the combined company. Since Neogen will rely on 3M for such services during the transitional period, any interruption, disruption or breach of 3M’s systems relating to such services, including information technology and information security systems, could have a material adverse effect on the business, financial condition and results of operations of the combined company.

Following the Transactions, Neogen will be reliant on 3M for a period to manufacture and distribute most of the Food Safety Business’s products.
In order for the Food Safety Business to sell its products, it must be able to produce and ship sufficient quantities to meet current demand. The Food Safety Business historically utilized 3M’s global manufacturing network. None of 3M’s manufacturing locations, other than the Bridgend, United Kingdom facility, will transfer in connection with the Transactions. Following the Closing, Neogen will rely for a period on 3M’s performance under the Transition Contract Manufacturing Agreement and Transition Distribution Services Agreement to manufacture and distribute most of the Food Safety Business’s products while Neogen establishes alternative manufacturing locations and transitions and integrates the Food Safety Business. Neogen currently anticipates that it will take up to four years and will cost Neogen up to approximately $80 million to establish alternative manufacturing locations as it integrates the Food Safety Business.
Deviations in 3M’s continued implementation of the Food Safety Business’s manufacturing processes, even if minor, could result in delays, inventory shortages, unanticipated costs, product recalls and/or product liability. In addition, a number of factors could impact 3M’s ability to perform such services, which may be outside of Neogen’s control or 3M’s control and may cause production delays or the inability to fulfill customer orders, including:
•	equipment malfunctions;
•	shortages of materials;
•	labor problems;
•	natural disasters;
•	cybersecurity issues and cyberattacks;
•	power outages;
•	export or import restrictions;
•	civil or political unrest;
•	terrorist activities; and
•	the outbreak or worsening of any highly contagious diseases or other health epidemics, such as coronavirus, at or near the Food Safety Business’s production sites.
The aforementioned interruptions could result in inventory shortages, product recalls, unanticipated costs or affect Neogen’s relationships with its customers, which may adversely affect the Food Safety Business’s results of operations. In addition, subject to certain exceptions, 3M’s liability under the Transition Arrangements is generally limited and subject to an aggregate cap of $100 million across such Transition Arrangements, so Neogen may not be able to recover any or all liabilities or costs resulting from such interruptions.
Moreover, the Transition Contract Manufacturing Agreement and Transition Distribution Services Agreement contain certain limitations on the products covered and locations serviced. As a result, the Food Safety Business’s manufacturing network may be unable to meet the demand for the Food Safety Business’s products or the Food Safety Business may have excess capacity if demand for its products changes.
If securities or industry analysts who cover Neogen, Neogen’s business or Neogen’s market publish a negative report or change their recommendations regarding Neogen’s stock adversely, Neogen’s stock price and trading volume could decline.
The trading market for Neogen common stock is influenced by the research and reports that industry or securities analysts publish about Neogen, Neogen’s business, Neogen’s market or Neogen’s competitors. If any of the analysts who cover Neogen or may cover Neogen in the future publish a negative report or change their recommendation regarding Neogen’s stock adversely, or provide more favorable relative recommendations about Neogen’s competitors, Neogen’s stock price could decline.

Certain shareholders could attempt to influence changes within Neogen, which could adversely affect Neogen’s operations, financial condition and the value of Neogen common stock.
Neogen’s shareholders may from time-to-time seek to acquire a controlling stake in Neogen, engage in proxy solicitations, advance shareholder proposals or otherwise attempt to effect changes. Campaigns by shareholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term shareholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist shareholders can be costly and time-consuming, and could disrupt Neogen’s operations and divert the attention of the Neogen board and senior management from the pursuit of Neogen’s business strategies. These actions could adversely affect Neogen’s operations, financial condition and the value of Neogen common stock.
Certain provisions contained in Neogen’s articles of incorporation and bylaws, as well as provisions of Michigan law, could deter or impair a takeover attempt.
Neogen’s articles of incorporation, bylaws and Michigan law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by the Neogen board. Neogen’s organizational documents include provisions:
•
authorizing blank check preferred stock, which could be issued by the Neogen board with voting, liquidation, dividend and other rights superior to Neogen common stock without approval of Neogen’s shareholders;

•	limiting the liability of, and providing indemnification to, Neogen’s directors and officers;
•	limiting the ability of Neogen’s shareholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;
•	requiring advance notice of shareholder proposals for business to be conducted at meetings of Neogen’s shareholders and for nominations of candidates for election to the Neogen board;
•	providing for a classified board with directors serving staggered 3-year terms; and
•	providing the Neogen board with the exclusive right to determine the number of directors on the Neogen board and the filling of any vacancies or newly created seats on the Neogen board.
These provisions, alone or together, could delay or deter hostile takeovers and changes in control of Neogen or changes in Neogen’s management.
As a Michigan corporation, Neogen is also subject to provisions of Michigan law, including Michigan’s fair price provision as described under “Description of Capital Stock of Neogen Before and After the Merger.” Any provision of Neogen’s articles of incorporation or bylaws or Michigan law that has the effect of delaying or deterring a change in control could limit the opportunity for Neogen’s shareholders to receive a premium for their shares of Neogen common stock or impede other transactions that Neogen shareholders may consider favorable, and could also affect the price that some investors are willing to pay for Neogen common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, including information incorporated by reference into this proxy statement, includes “forward-looking statements”, including statements regarding the proposed Transactions. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. All statements, other than historical facts, including, but not limited to, statements regarding the expected timing and structure of the proposed Transactions, the ability of the parties to complete the proposed Transactions, the expected benefits of the proposed Transactions, including future financial and operating results and strategic benefits, the tax consequences of the proposed Transactions, and the combined company’s plans, objectives, expectations and intentions, legal, economic and regulatory conditions, and any assumptions underlying any of the foregoing, are forward looking statements.
Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others:
•
that one or more conditions to closing the Transactions (including the Exchange Offer ) may not be satisfied or waived on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval of or any tax ruling required for the consummation of the proposed Transactions, or that the required approvals of Neogen shareholders may not be obtained;

•	the risk that the proposed Transactions may not be completed on the terms or in the time frame expected by the parties, or at all;
•	unexpected costs, charges or expenses resulting from the proposed Transactions;
•	uncertainty of the expected financial performance of the combined company following completion of the proposed Transactions;
•	risks related to disruption of management time from ongoing business operations due to the proposed Transactions;
•
failure to realize the anticipated benefits of the proposed Transactions, including as a result of delay or failure in completing the proposed Transactions or integrating the businesses of Neogen and the Food Safety Business;

•	the ability of the combined company to implement its business strategy;
•	difficulties and delays in the combined company achieving revenue and cost synergies;
•	the occurrence of any event that could give rise to termination of the proposed Transactions;
•
the risk that stockholder litigation in connection with the proposed Transactions or other settlements or investigations may affect the timing or occurrence of the proposed Transactions or result in significant costs of defense, indemnification and liability;

•	evolving legal, regulatory and tax regimes;
•	changes in general economic and/or industry specific conditions;
•	actions by third parties, including governmental authorities;
•
other risk factors detailed from time to time in Neogen’s and 3M’s reports filed with the SEC, including Neogen’s and 3M’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC.

In light of these risks, uncertainties, assumptions and other factors, the forward-looking statements discussed in this proxy statement may not occur. Other unknown or unpredictable factors could also have a material adverse effect on each of 3M’s, Garden SpinCo’s and Neogen’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties, see the section of this proxy statement entitled “Risk Factors.” As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. None of 3M, Garden SpinCo or Neogen undertakes, and each expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its respective expectations, except as required by law.

NON-GAAP FINANCIAL MEASURES
This proxy statement includes certain financial information of Neogen and the Food Safety Business that differs from what is reported in accordance with GAAP. These non-GAAP financial measures consist of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, free cash flow conversion, Pro Forma EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA margin and pro forma net debt. These non-GAAP financial measures are included in this proxy statement because management of Neogen and the Food Safety Business, respectively, believe that they provide investors with additional useful information to measure the performance or liquidity of Neogen and the Food Safety Business, and because these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as common performance measures to compare results or liquidity or estimate valuations across companies in Neogen’s and the Food Safety Business’s industries. In particular:
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Management of Neogen and the Food Safety Business, as applicable, define EBITDA, (i) in the case of Neogen, as net income before interest, income taxes, and depreciation and amortization and (ii) in the case of the Food Safety Business, as net income before interest expense, income taxes, and depreciation and amortization. Management of Neogen and the Food Safety Business present EBITDA as a performance measure because it may allow for a comparison of results across periods and results across companies in the industries in which Neogen and the Food Safety Business operate on a consistent basis, by removing the effects on operating performance of (a) capital structure (such as the varying levels of interest expense and interest income), (b) asset base and capital investment cycle (such as depreciation and amortization) and (c) items largely outside the control of management (such as income taxes). EBITDA also forms the basis for the measurement of Adjusted EBITDA (discussed below).

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Management of Neogen and the Food Safety Business, as applicable, define Adjusted EBITDA as a performance measure, (i) in the case of Neogen, as EBITDA, adjusted for stock-based compensation and certain transaction fees and expenses and (ii) in the case of the Food Safety Business, as EBITDA, adjusted for stock-based compensation. Management of Neogen and the Food Safety Business present Adjusted EBITDA because it provides an understanding of underlying business performance by excluding the following:

•
Stock-based compensation. Management of Neogen and the Food Safety Business believe it is useful to exclude stock-based compensation in order to better understand the long-term performance of the respective core businesses and to facilitate comparison with the results of peer companies.

•	Certain transaction fees and expenses. Neogen excludes fees and expenses related to certain transactions because they are outside of Neogen’s underlying core performance.
In addition, management of Neogen and the Food Safety Business expect that Adjusted EBITDA (and measures derived therefrom) will form the basis for calculations to determine the combined company’s compliance with certain covenants in the Permanent Financing.
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Management of Neogen and the Food Safety Business, as applicable, define Adjusted EBITDA margin, (i) in the case of Neogen, as Adjusted EBITDA as a percentage of total revenues and (ii) in the case of the Food Safety Business, Adjusted EBITDA as a percentage of net sales. Management of Neogen and the Food Safety Business present Adjusted EBITDA margin as a performance measure to analyze the level of Adjusted EBITDA generated from total revenue and net sales, respectively.

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Management of Neogen and the Food Safety Business, as applicable, define free cash flow as (i) in the case of Neogen, net cash from operating activities less purchase of property, equipment and other non-current intangible assets and (ii) in the case of the Food Safety Business, net cash provided by operating activities less purchases of property, plant and equipment. Management of Neogen and the Food Safety Business believe that free cash flow provides supplemental information to assist management and investors in analyzing Neogen’s and the Food Safety Business’s, and, going forward, the combined company’s ability to generate liquidity from its operating activities to fund discretionary capital expenditures and service debt.

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Management of Neogen and the Food Safety Business, each, as applicable, define free cash flow conversion as (i) in the case of Neogen, free cash flow as a percentage of net cash from operating activities and (ii) in the case of the Food Safety Business, free cash flow as a percentage of net cash provided by operating activities. Management of Neogen and the Food Safety Business present free cash flow conversion as a liquidity measure to analyze the level of free cash flow generated from net cash from operating activities.

•	Management of Neogen defines Pro Forma EBITDA as pro forma net income before pro forma interest, income taxes, and depreciation and amortization.
•	Management of Neogen defines Pro Forma Adjusted EBITDA as Pro Forma EBITDA, adjusted for pro forma stock-based compensation and certain pro forma transaction fees and expenses.
•	Management of Neogen defines Pro Forma Adjusted EBITDA margin as Pro Forma Adjusted EBITDA as a percentage of pro forma total revenues.
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Management of Neogen defines pro forma net debt as pro forma long-term debt less pro forma cash and cash equivalents and marketable securities. Management of Neogen and the Food Safety Business expect that pro forma net debt (and measures derived therefrom) will form the basis for calculations to determine the combined company’s compliance with certain covenants in the Permanent Financing.

For an explanation and reconciliation of certain of these non-GAAP financial measures to the most directly comparable GAAP measure, see “Summary—Summary Historical and Pro Forma Financial Information.”
These non-GAAP financial measures are presented for informational purposes only. EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, free cash flow conversion, Pro Forma EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA margin and pro forma net debt are not recognized terms under GAAP and should not be considered in isolation or as a substitute for, or superior to, net income (loss), operating income, cash flow from operating activities or other measures of financial performance or with respect to free cash flow and free cash flow conversion, liquidity derived in accordance with GAAP or any other generally accepted accounting principles. This information does not purport to represent the results Neogen or the Food Safety Business would have achieved had any of the transactions for which an adjustment is made occurred at the beginning of the periods presented or as of the dates indicated. This information is inherently subject to risks and uncertainties. It may not give an accurate or complete picture of Neogen’s or the Food Safety Business’s financial condition or results of operations for the periods presented and should not be relied upon when making an investment decision.
The use of the terms EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, free cash flow conversion, Pro Forma EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA margin and pro forma net debt may not be comparable to similarly titled measures used by other companies or persons due to potential differences in the method of calculation. Additionally, the non-GAAP financial measures of Neogen and the Food Safety Business may not be directly comparable to each other, as each company defines certain of these measures differently from each other as further explained above, or to future non-GAAP financial measures that may be used by the combined company.
These non-GAAP financial measures have limitations as analytical tools. For example, for EBITDA-based metrics:
•	they do not reflect changes in, or cash requirements for, Neogen’s or the Food Safety Business’s working capital needs;
•	they do not reflect Neogen’s or the Food Safety Business’s interest expense or cash requirements necessary to service interest or principal payments on their respective indebtedness;
•	they do not reflect Neogen’s or the Food Safety Business’s tax expense or the cash requirements to pay their respective taxes;
•	they do not reflect the historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	they do not reflect the effect on earnings or changes resulting from matters Neogen and/or the Food Safety Business consider not to be indicative of their respective future operations;

•	they do not reflect any cash requirements for future replacements of assets that are being depreciated and amortized; and
•	they may be calculated differently from other companies in Neogen’s and the Food Safety Business’s industry limiting their usefulness as comparative measures.
For example, for free cash flow-based metrics:
•	the definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures; and
•	the measure of free cash flow does not take into consideration mandatory principal payments on the combined company’s long-term debt (such as the Term Loan Facility).
You should compensate for these limitations by relying primarily on the financial statements of Neogen and the Food Safety Business that are included or incorporated by reference into this proxy statement, and using these non-GAAP financial measures only as a supplement to evaluate the respective performance of Neogen and the Food Safety Business.
In addition, this proxy statement contains certain unaudited financial information for the “last twelve months,” (i) in the case of Neogen, for the twelve months ended February 28, 2022, which has been calculated by adding the relevant financial information for the nine months ended February 28, 2022 to the relevant financial information for the year ended May 31, 2021, and subtracting the relevant financial information for the nine months ended February 28, 2021 and (ii) in the case of the Food Safety Business, for the twelve months ended March 31, 2022, which has been calculated by adding the relevant financial information for the three months ended March 31, 2022 to the relevant financial information for the year ended December 31, 2021, and subtracting the relevant financial information for the three months ended March 31, 2021. As Neogen’s financial year ends on May 31, and the Food Safety Business’s financial year ends on December 31, the presentation of this information is not made in accordance with GAAP. These results are for illustrative purposes only. We present this data as it is the basis for certain ratios and as adjusted financial information included in this proxy statement that we believe is useful as supplemental measures for stockholders in assessing the impact of the Transactions. This data is not indicative of the results that may be expected for any fiscal year end, and should not be used as the basis for, or prediction of, an annualized calculation.

THE NEOGEN SPECIAL MEETING
General
This proxy statement is being provided to Neogen shareholders as part of a solicitation of proxies by the Neogen board for use at the Neogen special meeting. This proxy statement provides Neogen shareholders with important information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the Neogen special meeting.
Date, Time and Place
The Neogen special meeting of shareholders will be held at Neogen's headquarters in Lansing, Michigan with shareholders participating via a live webcast at www.virtualshareholdermeeting.com/NEOG2022SM, on August 17, 2022 at 9 a.m., Eastern time.
The Neogen special meeting will be held via live webcast. Neogen registered shareholders will be able to attend the Neogen special meeting online and vote their shares electronically by visiting www.virtualshareholdermeeting.com/NEOG2022SM, which we refer to as the Neogen special meeting website, during the Neogen special meeting.
Matters for Consideration
At the special meeting, Neogen shareholders will be asked to vote on the following proposals:
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Neogen Proposal No. 1 – The Share Issuance Proposal: A proposal to approve the issuance of shares of Neogen common stock pursuant to the Merger. See the section entitled “Proposal No. 1—The Share Issuance Proposal” and the Merger Agreement, which is attached as Annex A to this proxy statement.

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Neogen Proposal No. 2 – The Charter Amendment Proposal: A proposal to approve the amendment of Neogen’s Restated Articles of Incorporation, as amended, in order to (i) increase the number of authorized shares of Neogen common stock and (ii) increase the maximum size of the Neogen board of directors to 11 directors. See the section entitled “Proposal No. 2—The Charter Amendment Proposal” and the form of Neogen charter amendment, which is attached as Annex G to this proxy statement.

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Neogen Proposal No. 3—The Bylaw Board Size Proposal: A proposal to approve the amendment of Neogen’s bylaws in order to increase the maximum size of the Neogen board of directors to 11 directors. See the section entitled “Proposal No. 3—The Bylaw Board Size Proposal” and the form of bylaw amendment, which is attached to this proxy statement as Annex H.

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Neogen Proposal No. 4—The Future Bylaw Amendments Proposal: A proposal to approve the amendment of Neogen’s bylaws to authorize the Neogen board to amend the bylaws without obtaining the prior approval of Neogen’s shareholders. See the section entitled “Proposal No. 4—The Future Bylaw Amendments Proposal.

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Neogen Proposal No. 5—The Adjournment Proposal: A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance Proposal, the Charter Amendment Proposal or the Board Size Proposal.

Completion of the Merger is conditioned on approval by Neogen shareholders of the Share Issuance Proposal, the Charter Amendment Proposal and the Bylaw Board Size Proposal, but is not conditioned on the approval of the Adjournment Proposal or the Future Bylaw Amendments Proposal. The issuance of Neogen common stock contemplated by the Share Issuance Proposal will only occur if the Merger is completed.

Record Date; Voting Information
The Neogen board unanimously recommends that you vote:
•	“FOR” the Share Issuance Proposal
•	“FOR” the Charter Amendment Proposal
•	“FOR” the Bylaw Board Size Proposal
•	“FOR” the Future Bylaw Amendments Proposal
•	“FOR” the Adjournment Proposal.
See “The Transactions—Neogen’s Reasons for the Transactions” for additional information on the Neogen board’s reasons for approving the Merger Agreement and the transactions contemplated thereby, including the Merger, the Share Issuance, the Neogen charter amendment and the Neogen bylaw amendment, and the Neogen board’s recommendation.
Record Date; Voting Rights
The record date for the special meeting is July 5, 2022. Only holders of record of Neogen common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting or any adjournment thereof. As of the record date, there were approximately 107,837,730 shares of Neogen common stock issued and outstanding and entitled to notice of, and to vote at, the special meeting, and there were approximately 215 holders of record of Neogen common stock.
Each Neogen shareholder will be entitled to one vote for each share of Neogen common stock held of record as of the record date on each of the proposals to be considered at the special meeting.
A complete list of shareholders entitled to vote at the special meeting will be open to examination by Neogen shareholders at the special meeting via the Neogen special meeting website.
Quorum; Abstentions and Broker Non-Votes
In order for business to be conducted at the Neogen special meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of the shares of Neogen common stock outstanding as of the record date for the special meeting and entitled to vote will constitute a quorum. Abstentions will be considered present for purposes of establishing a quorum.
Neogen does not expect there to be any broker non-votes at the Neogen special meeting. Under the Nasdaq rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under the Nasdaq rules are considered “non-routine.” A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals to be considered and voted upon at the Neogen special meeting are considered “non-routine” and so banks, brokers and other nominees will not be entitled to vote the shares that they hold on any matter without instructions from the beneficial owner.
If you hold your shares of Neogen common stock in “street name,” your shares will not be represented at the meeting and will not count towards a quorum, nor will your shares be voted on any matter, unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Neogen special meeting unless they have received voting instructions from the beneficial owners.

Attending the Meeting
In light of on-going developments related to the COVID-19 pandemic, the Neogen board has determined to hold the special meeting virtually in order to facilitate shareholder attendance and participation by enabling shareholders to participate from any location and at no cost.
To enter the Neogen special meeting website and attend the virtual special meeting webcast, you will need a 16-digit control number.
Registered Shareholders: If your Neogen shares are registered directly in your name with Neogen’s transfer agent, you are a registered shareholder and the control number and instructions for accessing the Neogen special meeting will be included on your proxy card.
Street Name / Beneficial Holders: If your Neogen shares are held in a stock brokerage account or by a bank or other nominee, your shares are held in “street name”. In order to attend the Neogen special meeting, you will need to obtain a specific control number from your bank, broker or nominee and follow the other instructions that your bank, broker or nominee provides.
Required Vote
The vote required to approve each of the proposals listed below assumes the presence of a quorum at the special meeting.
The Share Issuance Proposal: Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the total votes cast by the holders of outstanding shares of Neogen common stock entitled to vote on the proposal.
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Effect of Abstentions and Broker Non-Votes: If you mark “ABSTAIN” on your proxy, if you fail to submit a proxy or vote on the proposal at the Neogen special meeting via the Neogen special meeting website, or if you hold your shares in street name and fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Share Issuance Proposal, it will have no effect on the outcome of the Share Issuance Proposal.

The Charter Amendment Proposal; Bylaw Board Size Proposal and Future Bylaw Amendments Proposal: Approval of each of the Charter Amendment Proposal, the Bylaw Board Size Proposal and Future Bylaw Amendments Proposals will require the affirmative vote of a majority of the shares of Neogen common stock outstanding as of the record date and entitled to vote.
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Effect of Abstentions and Broker Non-Votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote at the Neogen special meeting via the Neogen special meeting website, or if you hold your shares in street name and fail to instruct your bank, broker, trustee or other nominee how to vote with respect to any of these proposals, it will have the same effect as a vote “AGAINST” each of these proposals.

The Adjournment Proposal: Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of shares of Neogen common stock as of the record date who are entitled to vote on the proposal
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Effect of Abstentions and Broker Non-Votes: If you mark “ABSTAIN” on your proxy, if you fail to submit a proxy or fail to vote on the proposal at the Neogen special meeting via the Neogen special meeting website, or if you hold your shares in street name and fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Adjournment Proposal, it will have no effect on the outcome of the Adjournment Proposal.

Methods of Voting
Registered Shareholders
If you were a record holder of Neogen common stock at the close of business on the record date, you may vote at the Neogen special meeting by proxy through the Internet, by telephone or by mail, or by attending the special meeting and voting via the Neogen special meeting website during the meeting, as described below:
•	By Internet: By visiting the Internet address provided on the enclosed proxy card and following the instructions provided on your proxy card.
•	By Telephone: By calling the number located on the enclosed proxy card and following the recorded instructions.
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By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return the enclosed proxy card by mail in the envelope provided to you with your proxy materials.

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In Person via the Neogen Special Meeting Website: By voting on the Neogen special meeting website during the special meeting. Shareholders who plan to attend and vote at the special meeting will need the 16-digit control number included on their proxy card in order to access the meeting website and to attend and vote in person.

Even if you plan to attend the Neogen special meeting, Neogen requests that you submit your proxy to vote your shares as promptly as possible by mail, telephone or Internet by following the instructions on your proxy card. Information for voting your shares and applicable deadlines for submitting your proxy by mail, telephone or Internet are also set forth on your proxy card.
By executing and delivering a proxy in connection with the Neogen special meeting, you designate certain Neogen officers identified therein as your proxies at the special meeting. Unless revoked as described below, all shares of Neogen common stock entitled to vote at the meeting and represented by a duly executed proxy will be voted at the Neogen special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card.
If a properly executed proxy is returned without an indication as to how the shares of Neogen common stock represented by the proxy are to be voted with regard to a particular proposal, the Neogen common stock represented by the proxy will be voted in accordance with the recommendation of the Neogen board of directors on the proposal.
Beneficial (Street Name) Holders
If your shares of Neogen common stock are held through a broker, bank or other nominee, you must follow the instructions provided by your bank, broker or nominee in order to direct your nominee to vote your shares or to obtain a control number in order to attend and vote your shares electronically at the Neogen special meeting. Please check the voting form provided by your broker, bank or nominee for information on how to submit your instructions to them and the applicable deadline.
Your vote is important. Accordingly, if you were a record holder of Neogen common stock on the record date of the special meeting, please sign and return the enclosed proxy card or submit your proxy via the Internet or telephone as soon as possible, whether or not you plan to attend the virtual special meeting webcast.
Revocation of Proxies
If you are a record holder of Neogen common stock, you can revoke your proxy at any time before your proxy is exercised at the special meeting. You can do this by:
•	sending a written notice that is received prior to the special meeting stating that you revoke your proxy;
•	delivering a new, valid proxy bearing a later date (by mail, telephone or Internet by following the instructions on the proxy card) prior to the deadline provided on your proxy card; or
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attending the Neogen special meeting webcast and voting electronically, which will revoke any proxy previously given. Simply attending the special meeting webcast without voting will not revoke any proxy that you have previously given or change your vote.

A registered Neogen shareholder may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.
Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:
Neogen Corporation
620 Lesher Place
Lansing, Michigan 48912
Telephone: (517) 372-9200
Attention: Corporate Secretary
If your shares are held in “street name” through a broker, bank or other nominee, you may change or revoke your vote by following the instructions provided by your broker, bank or nominee.
Voting by Neogen Directors and Executive Officers
At the close of business on the record date for Neogen’s special meeting, Neogen directors and executive officers and their affiliates were entitled to vote less than 1% of the shares of Neogen common stock outstanding on the record date. Neogen currently expects that all Neogen directors and executive officers will vote their shares in favor of the Share Issuance Proposal, the Charter Amendment Proposal, the Board Size Proposal, the Future Bylaw Amendments Proposal and the Adjournment Proposal, though none have entered into an agreement requiring them to do so.
Solicitation of Proxies
Neogen is soliciting proxies for the Neogen special meeting and will bear all expenses in connection with the solicitation of proxies. Neogen has retained Innisfree M&A Incorporated (“Innisfree”), a third party proxy consultant, to assist in the solicitation of proxies in connection with the special meeting. Neogen estimates that it will pay Innisfree a fee of approximately $25,000, plus a success fee of $25,000 if Neogen's shareholders approve the proposals required in connection with the Transactions and has agreed to reimburse Innisfree for certain out-of-pocket expenses and will also indemnify Innisfree for certain losses, claims, damages, expenses and liabilities. Neogen may also reimburse brokerage houses, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of Neogen common stock. Neogen expects to solicit proxies primarily by mail, but its directors, officers and other employees of Neogen may, without being paid any additional amounts, also solicit by Internet, telephone, email or in person.
Other Matters
As of the date of this proxy statement, the Neogen board knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement.
Assistance
Neogen shareholders who need assistance in voting their shares or need a copy of this proxy statement should contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call: (877) 750-5836
Banks and brokers may call collect: (212) 750-5833

INFORMATION ABOUT 3M’S DISTRIBUTION OF GARDEN SPINCO COMMON STOCK
Prior to the effective time of the Merger, 3M will distribute all of the issued and outstanding shares of Garden SpinCo common stock to 3M stockholders through the Exchange Offer, a spin-off, or a combination thereof. As of the date of this proxy statement, 3M has not determined definitively how it will conduct the Distribution. If 3M elects to conduct the Distribution as an Exchange Offer and the Exchange Offer is consummated, but the Exchange Offer is not fully subscribed because fewer than all shares of Garden SpinCo common stock owned by 3M are exchanged, the remaining shares of Garden SpinCo common stock owned by 3M would be distributed pro rata in the Clean-Up Spin-Off to 3M stockholders whose shares of 3M common stock remain outstanding after consummation of the Exchange Offer. If the Exchange Offer is terminated by 3M without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), or if 3M otherwise elects to complete the Distribution by means of a spin-off rather than a split-off, 3M intends to distribute all shares of Garden SpinCo common stock owned by 3M on a pro rata basis to holders of 3M common stock, with a record date to be announced by 3M. See “The Transactions—The Separation—The Distribution—Exchange Offer and Split-Off.” The date on which the Distribution occurs is referred to as the Distribution Date.
Garden SpinCo has filed a registration statement on Form S-4 and Form S-1 to register the offer of shares of its common stock that will be distributed to 3M stockholders pursuant to the Exchange Offer (if conducted) and, if applicable, the Clean-Up Spin-Off. Such shares of Garden SpinCo common stock will be immediately converted into the right of Garden SpinCo stockholders to receive shares of Neogen common stock (together with cash in lieu of any fractional shares) in the Merger. Neogen has filed a registration statement on Form S-4 to register the shares of its common stock that will be issued in the Merger. The anticipated terms and conditions of the Exchange Offer are described in Garden SpinCo’s registration statement and Neogen’s registration statement. Neogen and Neogen shareholders (in their capacities as such) are not a party to any Exchange Offer and are not being asked to separately vote on any Exchange Offer or to otherwise participate in any Exchange Offer.
Upon the completion of the Distribution, 3M will deliver to the Exchange Agent a book-entry authorization representing the Garden SpinCo common stock being distributed to 3M stockholders, with instructions to hold the shares of Garden SpinCo common stock for the holders of 3M common stock who are entitled to receive the shares of Garden SpinCo common stock in such Distribution. Neogen will deposit with the Exchange Agent for the benefit of persons who received shares of Garden SpinCo common stock in the Distribution book-entry authorizations representing shares of Neogen common stock, with such shares of Neogen common stock to be held in trust for the benefit of holders of Garden SpinCo common stock.
Neogen currently expects to issue approximately 108.3 million shares of Neogen common stock in the Merger. The actual value of the Neogen common stock to be issued in the Merger will depend on the market price of shares of Neogen common stock at the time of determination.
3M’s Exchange Offer, if commenced, would be subject to various conditions listed in Garden SpinCo’s registration statement and Neogen’s registration statement. The information included in this section regarding 3M’s distribution of the shares of Garden SpinCo common stock to its stockholders (which may be in whole or in part through an Exchange Offer) is being provided to Neogen’s shareholders for informational purposes only and does not purport to be complete.
While Garden SpinCo has filed a registration statement on Form S-4 and Form S-1 that assumes the Distribution will be structured as an Exchange Offer, as of the date of this proxy statement, 3M has not determined definitively whether to conduct the Distribution as an Exchange Offer, a spin-off or a combination of both. It is not expected that 3M's decision to effect the Distribution through a spin-off or an Exchange Offer (or a combination of the two) would have a material impact on the combined company or on Neogen's shareholders. Neogen does not intend to amend this proxy statement in the event that 3M elects to complete this Distribution as a spin-off, or a combination of a spin-off and an Exchange Offer, and 3M may not have made the final decision regarding the structure of the Distribution prior to the date of the Neogen special meeting.
For additional information on any Exchange Offer and the terms and conditions of any Exchange Offer, Neogen shareholders are urged to read, when available, Garden SpinCo's registration statement on Form S-4 and Form S-1, or Neogen's registration statement on Form S-4, and all other documents 3M, Garden SpinCo or Neogen have filed or will file with the SEC, including the Schedule TO 3M will file if the Distribution is structured to include an Exchange Offer. This proxy statement constitutes only a proxy statement for Neogen shareholders relating to the approval of the Share Issuance Proposal, the Charter Amendment Proposal, the Bylaw Board Size Proposal, the Future Bylaw Amendments Proposal and the Adjournment Proposal and is not an offer to sell or an offer to purchase shares of Neogen common stock.

INFORMATION ABOUT NEOGEN AND MERGER SUB
Information about Neogen
Neogen and its subsidiaries develop, manufacture and market a diverse line of products and services dedicated to food and animal safety. Neogen’s Food Safety segment consists primarily of diagnostic test products and complementary products (e.g., culture media) sold to food producers and processors to detect dangerous and/or unintended substances in human food and animal feed, such as foodborne pathogens, spoilage organisms, natural toxins, food allergens, genetic modifications, ruminant by-products, meat speciation, drug residues, pesticide residues and general sanitation concerns. The majority of Neogen’s test products are disposable, single-use, immunoassay and DNA detection products that rely on proprietary antibodies and RNA and DNA testing methodologies to produce rapid and accurate test results. Neogen’s expanding line of food safety products also includes genomics-based diagnostic technology, and advanced software systems that help testers to objectively analyze and store their results and perform analysis on the results from multiple locations over extended periods.
Neogen’s Animal Safety segment is engaged in the development, manufacture, marketing and distribution of veterinary instruments, pharmaceuticals, vaccines, topicals, diagnostic products, rodenticides, cleaners, disinfectants, insecticides and genomics testing services for the worldwide animal safety market. The majority of these consumable products are marketed through veterinarians, retailers, livestock producers and animal health product distributors. Neogen’s line of drug detection products is sold worldwide for the detection of abused and therapeutic drugs in animals and animal products, and has expanded into the workplace and human forensic markets.
More than 95% of Neogen’s total revenue is attributed to recurring sales of consumable products and services. Neogen’s compounded annual growth rate in total revenues from 2000 to 2021 has been approximately 15%.
Neogen’s management estimates that the food safety market is valued between $18 billion and $25 billion with a long-term growth rate of 6% to 8%, and the animal safety market is valued between $50 billion and $60 billion with a long-term growth rate of 4% to 6%.
Neogen’s products are marketed by Neogen’s sales personnel in the U.S., Canada, Mexico, Central America, Brazil, Argentina, Uruguay, Chile, the United Kingdom, the European Union, China, India and Australia, and by distributors throughout the rest of the world.
Neogen’s mission is to be the leading company in the development and marketing of solutions for food and animal safety. To meet this mission, Neogen has developed a growth strategy consisting of the following elements: (i) increasing sales of existing products; (ii) introducing innovative products and services; (iii) growing international sales; and (iv) acquiring businesses and forming strategic alliances.
Neogen is incorporated in the State of Michigan and has its principal executive office at 620 Lesher Place, Lansing, MI, 48912. Neogen’s common stock is, and following the closing of the Transactions will continue to be, listed on Nasdaq under the ticker symbol “NEOG.”
For a more detailed description of Neogen’s business and operations, see Neogen’s Annual Report on Form 10-K for the fiscal year ended May 31, 2021, which has been filed with the SEC and is incorporated by reference herein. See “Where You Can Find Additional Information; Incorporation By Reference.”
Information About Merger Sub
Merger Sub is a direct, wholly owned subsidiary of Neogen. Merger Sub was incorporated in the State of Delaware on December 10, 2021 for the purpose of merging with and into Garden SpinCo in the Merger. Merger Sub has not carried on any activities other than in connection with the Merger Agreement.
Board of Directors and Executive Officers of Neogen Before and After the Merger
Board of Directors
Effective as of the effective time of the Merger, the size of the Neogen board will be increased to 10 directors, and two individuals designated by 3M and reasonably acceptable to Neogen will be appointed to the board. The Merger Agreement provides that the individuals designated by 3M must be independent under the rules and regulations of Nasdaq and reasonably acceptable to Neogen, taking into account their skills and background and the composition and diversity of the Neogen board. The Neogen board is divided into three classes with staggered 3-year terms. The 3M designees will each be appointed to a different class on the Neogen board. If the initial term of any 3M designee expires at the first or second annual meeting of Neogen shareholders following the closing of the Transactions, Neogen has agreed to include such 3M designee in the slate of nominees that is recommended by the Neogen board to Neogen’s shareholders for election at such annual meeting. See “The Transaction Agreements—The Merger Agreement—Post-Closing Neogen Board of Directors and Officers.”
The biographies of the following current directors of Neogen are incorporated by reference to Neogen’s Proxy Statement for its 2021 Annual Meeting of Shareholders, which is incorporated in this proxy statement by reference: John E. Adent; James C. Borel; William T. Boehm, Ph.D.; Ronald D. Green, Ph.D.; Ralph A. Rodriguez; James P. Tobin; Darci L. Vetter; and Catherine A. Woteki, Ph.D.
Executive Officers
Neogen’s current Chief Executive Officer and President, John Adent, will continue to lead the combined company, together with Neogen’s existing senior management team. Prior to and after the completion of the Transactions, Neogen’s Chief Executive Officer and President will continue to have principal responsibility in the appointment of Neogen’s senior executive team and their roles, titles and responsibilities.
Information about Mr. Adent and the other current executive officers of Neogen are incorporated by reference to Noegen’s Annual Report on Form 10-K for the fiscal year ended May 31, 2021, which is incorporated in this proxy statement by reference..

INFORMATION ABOUT THE FOOD SAFETY BUSINESS
Company Overview
The Food Safety Business is a global leader in food safety solutions, helping to protect the health of consumers and the brands of its customers by providing cost-effective solutions to detect food contamination in commercial food safety applications. Customers of the Food Safety Business include multinational food processors and contract laboratories operating in a wide range of industries, including dairy, eggs, meat, poultry, produce, ready-to-eat and seafood, with products sold and used in more than 60 countries.
The Food Safety Business’s pathogen and allergen testing solutions reliably detect microorganisms and allergenic compounds to help avoid costly contamination and avert catastrophic recalls. The Food Safety Business’s quality indicator testing, sample handling and hygiene monitoring solutions quickly and effectively determine the hygienic status of surfaces, products and environments. The Food Safety Business also markets and sells 3M™ PetrifilmTM Plates to enhance workflow efficiency, ensure the quality of its customers’ products and allow customers to release products faster. The Food Safety Business’s automation solutions simplify workflows and improve testing efficiency, reducing the demands on employee training, skill and turnover.
In the twelve months ended March 31, 2022, the Food Safety Business generated revenue of $374 million (compared to $368 million in the year ended December 31, 2021). Historically, over 90% of the revenue of the Food Safety Business is generated from the sale of consumables products from a highly diversified revenue base from varying geographies. The Food Safety Business’s leading worldwide capabilities and footprint include employees located in over 45 countries serving customers around the world.
Revenue Breakdown (Twelve Months Ended 3/31/2022)

Products and Solutions
The Food Safety Business offers a broad range of food testing solutions, with products designed to help ensure food safety at different stages of the food processing cycle. Its food safety testing solutions can help determine if food processing equipment is properly cleaned, is free of contamination while in production, as well as test food products before they are sold to end customers. Its customers also rely on its products to help determine if their food processing equipment and products meet safety and quality standards. The Food Safety Business’s products include, but are not limited to, the following:
Indicator testing – 3M™ PetrifilmTM brand products enable customers to detect organisms of interest to food processors using culture film plates (consumables) that are inoculated with samples collected from the food product environment. 3M™ PetrifilmTM Plates determine the presence and amount of a given organism in a sample, measured in colony-forming units (CFU) per gram or milliliter. Although a trained technician can manually count CFU results from the PetrifilmTM culture plates, CFU counting can be expedited by using the 3M™ PetrifilmTM Plate Reader Advanced, an automated CFU counter that reads several different types of 3M™ PetrifilmTM Plates rapidly.
Hygiene monitoring – Hygiene monitoring products enable customers to verify the cleanliness of processing equipment and surfaces. The Food Safety Business’s hygiene monitoring solution consists of the Clean-TraceTM hand-held luminometer (hardware) and a single use Clean-TraceTM test device with sample collection swab (consumable). Customers can also use the Clean-TraceTM solution to organize and monitor testing results over time. The Clean-TraceTM test is typically used after cleaning and sanitizing procedures are performed and tests for the presence of adenosine triphosphate (ATP). Presence of ATP, an energy-carrying molecule found in the cells of all living things, would indicate incomplete cleaning.
Sample handling – The Food Safety Business’s sample handling offerings consist of a range of consumable products designed to help customers with sample collection and environmental surface sampling. Sampling devices include hydrated sponges, sponge sticks, sample bags, swab samplers, dilution pouches, enrichment pouches, flip-top dilution bottles, mini-flip-top dilution bottles and dehydrated media. These products assist with easy and effective collection, preparation and processing of environmental and product samples.
Pathogen detection – The 3MTM Molecular Detection System tests for the presence of pathogens. The system consists of hardware and consumables. The molecular detection system (MDS) combines isothermal DNA amplification and bioluminescence detection to provide faster results using simpler protocols and smaller equipment.
Allergen testing – Allergen testing offerings enable the detection of allergenic compound proteins in the food production process. Allergen portfolio includes Enzyme-Linked Immunosorbent Assay (ELISA), Lateral Flow, and 3MTM Clean-TraceTM Surface Protein Test Swabs.
History and Development
Since the introduction of 3M™ PetrifilmTM for quality indicator organism testing in 1984, the Food Safety Business has been dedicated to delivering faster, more reliable testing methods in a wide range of applications. Through a series of acquisitions and innovations, the Food Safety Business expanded its offering to other areas beyond indicator testing. In 2006, the Food Safety Business introduced the Clean-TraceTM hygiene monitoring system to its range of products with the acquisition of BioTrace International. It then launched the MDS pathogen detection system in 2012, followed by the introduction of improved second-generation assays in 2015. Allergen testing solutions were introduced in 2017 with the acquisition of Elution Technologies.
Industry and Market Conditions
According to a recent BCC Research industry study, the global food safety testing industry is expected to continue to grow at a compound annual growth rate of approximately 7.5%, from approximately $16 billion in 2019 to approximately $23 billion by 2024.
Food safety is a technologically dynamic and high-growth industry driven by increasing global cases of foodborne illnesses that are preventable by applying food safety testing solutions at all stages of the food processing cycle. Demand for food safety solutions has increased over the years, driven by a number of factors. Many governments around the world have promulgated more stringent food safety regulations, increasing customers’ need for cost-effective food safety solutions. Efficiency and process automation in food production have increased customers’ demand for innovative, simple food safety solutions that help reduce food manufacturing costs. Further, globalization and the increasingly complex nature of the global food supply chain drive demand for food safety solutions to protect food producers’ and processors’ reputations and brands. The COVID-19 pandemic has also significantly increased awareness of hygiene monitoring in the food supply chain.
Garden SpinCo Corporation’s Competitive Strengths
Over 35 years of expertise and trust in the food safety industry.
The Food Safety Business is a leading player in global food safety with an over 35 year-long track record of providing reliable, versatile test application solutions across a wide-range of food segments. The Food Safety Business is trusted by food companies and contract laboratories around the world. The United States Department of Agriculture’s Food Safety and Inspection Service has selected the Food Safety Business’s MDS system as the primary method to detect Salmonella and Listeria monocytogenes, two major pathogenic organisms that continuously threaten food production and processing. With active coverage of a diversified global customer base, the Food Safety Business is well positioned to continue its growth across high-growth segments of food safety diagnostics.

Broad and differentiated product offering.
The Food Safety Business offers a broad range of innovative and relevant testing solutions that are easy to use and increase efficiency for its customers. The Food Safety Business’s diverse yet innovative product offerings allow the Food Safety Business to differentiate itself from competing products to outpace industry growth. Its 3M™ Petrifim™ line of indicator testing products benefit from significant time and quality advantages compared to other solutions in the market. Further, these indicator testing products have significantly lower water-use requirements than alternative solutions and require less on-site storage space than traditional Petri dish cultures, which adds to their overall value proposition while offering a more environmentally friendly solution. Its MDS pathogen detection system is based on patented isothermal (one temperature) nucleic acid methods, which not only makes it more energy efficient than other solutions but also can reduce human error in testing by providing a solution where all types of samples can be tested under the same conditions. Its Clean-TraceTM hygiene monitoring products deliver accurate, quick and reliable data to help the user monitor the cleanliness of the food product environment. Its sample handling products include an ability to provide more effective sample acquisition while reducing the interference of cleaners and other common contaminants on samples during testing, thus helping to improve the accuracy and precision of food safety testing.
Deep research and development expertise.
The Food Safety Business is a leading innovator in the food safety sector with a history of successful new product introductions due to its steady investments in research and development. For example, the Food Safety Business has extended microbiology assays to new organisms, reducing result times and increasing specificity. In 2018, the Food Safety Business launched 3M™ PetrifilmTM Rapid E. coli/Coliform Count Plate that can quantify coliforms and E. coli in 18 to 24 hours and launched new pathogen testing for new bacterial analytes Campylobacter and Shiga toxin-producing E. coli. In 2019 the Food Safety Business improved sample handling by introducing a new flip-top bottle design that is more ergonomic and leak-resistant during shipping and reduces manufacturing cost and landfill waste. Applying internal expertise in hardware, software and data analytics capabilities, the Food Safety Business also improved testing productivity via automation and data analytics for its customers.
Large and diversified customer base globally with significant sale of consumables.
The Food Safety Business has a large and diversified customer base across multiple end market segments and geographies. The Food Safety Business’s products are sold in more than 60 countries in market segments, such as poultry, dairy, meat, produce, seafood, eggs and ready-to-eat. Many of the Food Safety Business’s customers buy across multiple product categories to meet their food safety solutions. Deep technical engagement with customers through local support facilitates long-term relationships in which hardware placements with customers bring significant recurring revenue from consumable products across all product categories. Historically, over 90 % of sales have been attributable to consumable products.
Proven and experienced management team.
The Food Safety Business is led by a team of executives who have extensive experience in the global food safety industry. The Food Safety Business believes that it has the deep industry, operational, quality, regulatory, manufacturing, financial and management experience required to grow the Food Safety Business by building on the core strengths of the business.
Garden SpinCo Corporation’s Business Strategies.
The Food Safety Business’s strategic goals are to maintain its leadership in the food safety industry by prioritizing end-use segments, countries and customers that present compelling growth opportunities and execute on a pipeline of new product introductions.
Expand addressable market through aligning high-growth segments and solutions.
The Food Safety Business believes that there are significant opportunities to support additional growth in certain segments of the Food Safety Business that have the highest test volumes and future growth potential supported by industry trends. The Food Safety Business has a broad range of solutions that are validated by various standards organizations globally that the business believes will provide significant value to the customers in these segments. For example, the Food Safety Business provides food matrix qualification support assisting customers in the development of sample preparation and testing protocols, simplifying customers’ test method verification process. By also providing continuing education, training and other in-servicing and troubleshooting support to customers, the Food Safety Business believes it can optimize the alignment of application of key solutions to customers’ “pain points.”
Enhance customer sales and support in under-penetrated countries and regions.
Increasing globalization of food supply and increasing regulations are driving demand for technologically advanced food safety solutions, especially in developing and emerging countries. To enhance global sales coverage in these high growth countries and regions, the Food Safety Business plans to increase its focus and resources on processors and contract laboratories in under-penetrated countries and regions, and deploy customized, digital-enabled marketing through focused platform investments.
Become partner-of-choice for contract laboratory customers.
Food producers are increasingly outsourcing their food safety testing to contract laboratories as pathogen testing requires the enrichment of samples, which may be hazardous and thus must be isolated from food production. With increasing consolidation of contract laboratories that drive demand for operational efficiency and cost reductions, the Food Safety Business believes it is well-positioned to support the growing needs of global contract laboratories by providing technologically advanced solutions that save time and costs through automation, while providing competitive pricing.
Enhance growth, create value for customers and reinforce customer relationships with new product introductions.
In 2021, the Food Safety Business launched the 3M™ Petrifilm™ Plate Reader Advanced which automates the imaging, interpretation and storage of results for 3M™ Petrifilm™ Plate tests. The Food Safety Business is also currently developing several new products with new hardware-consumable combinations that will offer additional automation capability, cloud-based software capability, and improved efficiency, specificity and accuracy. By expanding upon its legacy of successful new product launches, the Food Safety Business will enhance growth and create additional value for customers and strengthen customer relationships.
Become a leader in driving new standards and regulations in the food safety industry.
The Food Safety Business aspires to be recognized as a thought leader in the food industry for test methods, in validation, certification, verification and application. Leveraging its deep industry knowledge and its innovation platform, the Food Safety Business engages with member country standard organizations, non-government organizations and government organizations to help address industry needs and drive innovative solutions. For example, in 2019 the Food Safety Business partnered with Cornell University’s College of Agricultural and Life Sciences to publish its Environmental Monitoring Handbook for the Food and Beverage Industries, which has become an important and well-recognized resource in preventive food safety.
Expand into non-food adjacencies and inorganic opportunities to further enhance footprint and portfolio.
The Food Safety Business believes there are significant opportunities to expand the application of 3M™ PetrifilmTM Plates and hygiene monitoring products in non-food segment adjacencies, particularly as COVID-19 has made food hygiene, and health and safety more generally, a priority for customers and end-users. Such opportunities could include airlines and airports, hospitality and restaurants, animal husbandry, personal care, pharmaceuticals and nutraceuticals. Such expansions may be accomplished through expanded sales and marketing efforts, technology development or targeted acquisitions.
Competition
The food safety industry is highly competitive. Key competitors of the Food Safety Business include, but are not limited to, bioMérieux, Bio-Rad, Charm Sciences, Hygenia, Kikkoman, Merck Romer Labs, and ThermoFisher Scientific, and additional companies may enter into the food safety industry in the future and compete with the Food Safety Business. Competitors include both privately-held companies and public companies. Competitors sell products to end customers directly and through distributors. Demand for food safety solutions has increased, based on increasing global cases of foodborne illnesses, more stringent food regulations, growing customers’ need for cost-effective food safety solutions, and the globalization and increasing complexity of the global food supply chain. COVID-related concerns regarding cleanliness are also driving demand for certain food safety solutions. The food safety industry is fragmented and dynamic, and characterized by high levels of innovation, with competitors continually introducing new products and enhancements of existing products. Competitive factors include, but are not limited to, customer service, technical support, product quality and performance, supply chain capabilities, price and innovation. There can be no assurance that the Food Safety Businesses’ competitors will not develop the expertise, experience and resources to provide products and services that are superior in both price and quality, or that the Food Safety Business will be able to maintain its competitive position.
Customers, Sales and Distribution
The Food Safety Business employs two types of go-to-market strategies to best meet customer demands across varying geographies. Products are sold either directly to end customers or through distributors. In 2021, approximately 40% of revenue was generated through direct sales, with the balance generated through third-party distributors. In many cases where the products are sold through distribution, the Food Safety Business maintains direct contact with the end customer.
The Food Safety Business sells its products in more than 60 countries. Food processors make up the majority of the customer base, with the rest consisting of various contract laboratories that conduct food safety testing for many food, beverage and ingredient manufacturers.
Working Capital
Historically, the Food Safety Business’s cash flow provided by its operations has been transferred to 3M, and transfers from 3M have been the primary source of the Food Safety Business’s liquidity. However, the Food Safety Business’s high margin, supported by strong recurring revenue of consumables, generates sufficient cash flow from operations to support its business needs. The COVID-19 pandemic has resulted in supply chain disruption, labor shortages and inflation that have impacted our business. As of December 31, 2021 these supply chain disruptions and inflation have not resulted in a material impact on our business or operating margins, although it is difficult to predict the duration and the extent of future supply and labor shortages or inflation and the impact any such shortage or inflation would have on the Food Safety Business.
Upon the consummation of the Proposed Transactions, 3M and Neogen will enter into certain transition service agreements, pursuant to which 3M will provide certain services to Neogen on a transitional basis following the Closing in connection with the operation of the Food Safety Business. These agreements are intended to help business continuity as Neogen integrates the business into their existing operations, through the provision of certain labor, materials, and manufacturing and distribution services to minimize disruptions to supply of materials, goods and services, including distribution of products to customers. For additional information, refer to the section titled “The Transition Arrangements” starting on page 173.
Intellectual Property
The Food Safety Business believes that patents, trade secrets and trademarks owned and licensed by the Food Safety Business provide a strategic advantage in the food safety industry. The Petrifilm™ brand is a well-recognized brand in indicator testing. The Food Safety Business also has a number of proprietary trade secret manufacturing processes that support efficient manufacturing of products across its portfolio.
As of April 22, 2022, the Food Safety Business had a total patent asset portfolio of approximately 665 patent assets. The portfolio includes 118 global design patents or patent applications and one utility model with the remainder being utility patents or applications for utility patents. The table below lists what the Food Safety Business believes are its material published patents and patent applications, grouped by product category and patent family. The product category listed is what the Food Safety Business believes to be the predominant product category for a patent asset. The anticipated expiration dates presume that all official fees will be paid. The expiration or invalidation of a patent would not prevent the Food Safety Business from continuing to sell products protected by the patent, but might allow third parties to use the patented technology.

Patent Family Title	Product Category	Patent / Patent Application Number	Anticipated Expiration Date	Jurisdictions[1]
Culture Medium and Method for Detecting Thermonuclease-positive Staphylococci	Indicators	US787401	2/1/2024	U.S.
Biological Growth Plate Scanner with Automated Image Processing Profile Selection	Indicators	US7298885	1/28/2023	U.S., Mexico
Biological Growth Plate Scanner	Indicators	US8094916	11/27/2022	U.S.
Counting Biological Agents on Biological Growth Plates	Indicators	US7298886	11/4/2025	U.S.
		US8260026	9/5/2023
Biological Growth Plate Scanner with Automated Intake	Indicators	US7496225	3/16/2027	U.S.
System And Apparatus For Use In Detecting Microorganisms	Pathogen Detection	US7374951	5/11/2024	U.S.
Sampling Devices and Methods of Use	Hygiene Monitoring	US10845369	8/21/2031	U.S., China, Germany, France, Japan
Illumination Apparatus and Methods for a Biological Growth Plate Scanner	Indicators	US8840840	12/2/2030	U.S., Germany, Japan (2), Korea
Luminescence Detection Method	Pathogen Detection	US8852894	4/19/2032	U.S., China, Germany, France, Great Britain, Japan
		US9845498	8/26/2032
Salmonella Detection Articles and Methods of Use	Pathogen Detection	US9593361	5/14/2032	U.S., Brazil, China, Germany (2), France (2), Japan, Korea
		US10526635	12/23/2031
Cap Handling Tool and Method of Use	Pathogen Detection	US9079757	8/2/2032	U.S., China, Germany, Japan
Method of Detecting a Salmonella Microorganism	Pathogen Detection	US9677111	12/23/2031	U.S., Brazil, China, Germany, France, Great Britain, Japan
		US10519481	12/23/2031
Apparatus for Detecting ATP in a Liquid Sample	Hygiene Monitoring	US10793890	5/8/2037	U.S., U.S.*, Europe, Japan
		US2019/0169668	7/1/2033
Method and Culture Device For Detecting Yeasts and Molds	Indicators	US8921067	2/25/2033	U.S., Brazil, China, Germany, France, Great Britain, Japan (2)
		US9879214	2/25/2033
		US10640743	2/25/2033
Article and Method For Detecting Aerobic Bacteria	Indicators	US2021/0087516	3/5/2035	U.S.*, Brazil, China*, China, Europe*, Germany, France, Great Britain, Japan*, Korea*
Pipette Device	Sample Handling	US10661266	11/25/2035	U.S., Brazil, China, Germany, France, Japan
Composition for Reducing Inhibition of Nucleic Acid Amplification	Pathogen Detection	US10604787	5/25/2036	U.S., China, Germany (2), France (2), Japan, Korea*
Composition for Reducing Inhibition of Nucleic Acid Amplification	Pathogen Detection	US10619189	1/12/2037	U.S., China, Germany, France, Great Britain, Japan, Korea*
[1]
The status and type of the asset in each jurisdiction is indicated as follows: no superscript means granted patent; * means pending application; # means granted or registered design; † means registered utility model. Jurisdictions with multiple cases having different statuses are listed twice; for example, EXAMPLE 1: U.S., U.S.* indicates one granted US case and one pending US application and EXAMPLE 2: China* (2) indicates two pending China applications.

Patent Family Title	Product Category	Patent / Patent Application Number	Anticipated Expiration Date	Jurisdictions[1]
Handheld Luminometer	Hygiene Monitoring	D758224	6/7/2030	U.S.#, European Union#, Great Britain#, Japan#
Light Detection System and Method of Using Same	Hygiene Monitoring	US10488249	2/26/2036	U.S., China*, Germany, Spain, France, Great Britain, Japan, Japan*, Korea*
		US11022483	2/26/2036
Light Detection System and Method of Using Same	Hygiene Monitoring	US10613038	1/11/2037	U.S., Brazil, China, Europe*, Japan, Korea*
		US11022564	3/3/2036
Light Detection System and Method of Using Same	Hygiene Monitoring	US10422753	7/23/2036	U.S., Brazil, China, Germany, France, Japan, Korea*
Handheld Luminometer	Hygiene Monitoring	D759520	6/7/2030	U.S.#, European Union#, Great Britain#, Japan#
Culture Device for Lactic Acid Bacteria	Indicators	US10995356	6/26/2036	U.S., Brazil, China, Germany, France, Great Britain, Japan, Korea
Thin Film Culture Device with Carbon Dioxide Generant	Indicators	US10723992	9/2/2036	U.S., Brazil, China* (2), Germany, France, Great Britain, Japan, Korea
Rapid Detection of E. Coli in A Thin Film Culture Device	Indicators	US2020/0048679	4/2/2038	U.S.* (2), China* (2), Germany, Europe, Spain, France, Great Britain, Japan* (2)
		US2020/0109431	4/2/2038
Deactivation Solution Useable for Microorganism Detection	Sample Handling	WO2021/140431	1/4/2041	PCT pending; country determination upcoming
Loop-Mediated Isothermal Amplification Primers for Vibrio Parahaemolyticus Detection and Uses Thereof	Pathogen Detection	WO2021/165828	2/16/2041	PCT pending; country determination upcoming
Microorganic Detection System with Worklists	Indicators	WO2021/191793	3/23/2041	PCT pending; country determination upcoming
Imaging Device with Illumination Components	Indicators	WO2021/229347	4/28/2041	PCT pending; country determination upcoming
Removable Cassette for an Imaging Device	Indicators	WO2021/229343	4/28/2041	PCT pending; country determination upcoming
Compensation of Intensity Variances in Images Used for Colony Enumeration	Indicators	WO2021/229337	4/27/2041	PCT pending; country determination upcoming
Microorganic Detection System Using a Deep Learning Model	Indicators	WO2021/234513	5/12/2041	PCT pending; country determination upcoming
Detecting A Condition For A Culture Device Using A Machine Learning Model	Indicators	WO2021/234514	5/12/2041	PCT pending; country determination upcoming

Patent Family Title	Product Category	Patent / Patent Application Number	Anticipated Expiration Date	Jurisdictions[1]
Hygiene Testing Assembly	Hygiene Monitoring
GB 9000022140-0001
GB 9000022140-0002
GB 9000022140-0003
GB 9000022140-0004
GB 9000022140-0005
GB 9000022140-0006
GB 9000022140-0007
GB 9000022140-0008
GB 9000022140-0009
GB 9000022140-0010
GB 9000022140-0011
GB 9000022140-0012
GB 9000022140-0013
GB 9000022140-0014
GB 9000022140-0015
GB 9000022140-0016
GB 9000022140-0017
GB 9000022140-0018
GB 9000022140-0019
			4/17/2028	Great Britain, European Union# (19)
Pipette	Sample Handling	KR 30-0786787	2/27/2030	Korea#
Stand-Up Gusseted Filter Bag	Sample Handling	DE 202016008880.8	4/6/2026	Germany†
Culture Device for Anaerobic Microorganisms	Indicators	JP 6920212	4/26/2036	Japan, China*, Europe*, Korea*
Display Screen With A Graphical User Interface for Detection and Counting of Microorganism Colonies	Indicators	CN 202030576630.X	9/25/2030	China#, Brazil#, European Union# (9), Great Britain# (9), Korea#
Culture Plate Reader	Indicators	CN 202030726478.9	11/27/2030	China#, Brazil#, European Union# (2), Great Britain# (2), Japan# (2), Korea#
Swab Handle	Sample Handling	GB 6129432	4/8/2046	Great Britain#, Brazil#, China#, European Union#, Japan#, Thailand#
Not all of the Food Safety Business’s patent assets cover specific products, and certain patent assets cover multiple product categories. Patents extend for varying periods according to the patent application filing or patent grant date and the legal term of patents in the various countries where patent protection is obtained. The actual protection afforded by a patent, which can vary from country to country, depends upon the type of patent, the scope of its coverage and the availability of legal remedies in the country. The Food Safety Business also in-licenses rights to certain patents for use in its pathogen detection products.
Each year, the Food Safety Business invests in research and development. Product developers with know-how in microbiology, food science, hardware, firmware and software utilize their knowledge to advance the commercialization pipeline for new and improved products. In their capacity providing customer-facing technical support, application engineers also communicate important customer feedback back to the research and development engineers to aid them in their efforts. The Food Safety Business has consistently demonstrated successful new product introductions, including recent introductions of the 3M™ Petrifilm™ Plate Reader Advanced (launched in 2021), the 3M™ Flip-Top Dilution Bottle (launched in 2019), and the 3M™ Molecular Detection Assay 2 - STEC Gene Screen (launched in 2019).

Regulatory Considerations
The Food Safety Business’s operations are subject to various laws and regulations in the United States and internationally, including, among others, those related to the environment, employee safety and health, product stewardship and liability, chemical management and restricted substances and trade compliance.
The operations of the Food Safety Business are subject to federal, state, local and foreign environmental and employee safety and health laws and regulations in the jurisdictions in which the Food Safety Business operate. Under such laws and regulations, the Food Safety Business may be subject to liabilities and third-party claims due to spills, disposals or other releases of substances into the environment that cause bodily injuries and or damage to the environment. Of the various Food Safety Business manufacturing locations, only one facility in Bridgend, United Kingdom, a leased facility, will transfer as part of the Transactions. The manufacturing operations at the Bridgend facility are subject to local and UK regulations governing activities such as emissions, discharge of water, disposal of solid waste, and worker safety.
Due to the manufacturing and sales of its products in the European Union, the Food Safety Business is also subject to the laws and regulations relating to product stewardship and liability and chemical management in the European Union, including regulation of chemical substances and inventories under the Registration, Evaluation and Authorization of Chemicals regulation in the European Union (“REACH”) and Restriction of Hazardous Substances in Electrical and Electronic Equipment (“RoHS”). The raw material inputs for the products of the Food Safety Business are subject to REACH, which requires reporting of certain chemicals used in manufacturing of the products, and limits the amount of use of certain chemicals. RoHS, which is applicable to the Food Safety Business’s hardware products, restricts the use of certain hazardous substances in electrical and electronic equipment to protect the environment and public health.
The Food Safety Business’s use of certain restricted substances, such as biocidal products as preservatives and animal-derived materials as raw materials, in certain of its products is subject to the Biocidal Products Regulations (EU) No. 528/2021 of the European Parliament and of the Council of May 22, 2012. This regulation requires that state agencies of members of the European Union assess and preauthorize the use of, and sale into the market of, biocidal products that are used to protect humans and animals against harmful organisms such as bacteria. Many of the Food Safety Business’s products, including in hygiene monitoring, rely upon liquid buffers and other components that contain biocidals that must be pre-approved by regulatory authorities. The Food Safety Business is also subject to the regulations of the U.S. Department of Agriculture (“USDA”). For example, the USDA promulgates regulations designed to ensure the health of livestock by monitoring and controlling diseases through inspecting, testing, and treating animals. Its regulations require manufacturers and users of the animal-derived materials to take certain control measures to minimize pathogenic agent contamination in its manufacturing facilities. Such control measures include holding and processing control of animal-derived materials, and having programs to ensure effective cleaning of facilities and equipment.
In addition, pursuant to the U.S. Food Safety Modernization Act, customers of the Food Safety Business may be required by the U.S. Food and Drug Administration (the “FDA”) to use validated testing methods to promote food safety. For that reason, the Food Safety Business testing products used in the food and beverage industry may require validation under relevant and appropriate third-party standards, including Official Methods of Analysis of AOAC International and ISO16140. The Food Safety Business’s products, however, are not subject to the FDA’s premarket safety and efficacy submissions and approval process because its products are not used in the diagnosis of conditions in humans or animals.
As the Food Safety Business also involves export and import activities, it is subject to trade compliance and related regulations in the jurisdictions in which it operates. In addition, its operations must comply with the freight and shipping rules and regulations of the Department of Transportation and similar foreign agencies. Noncompliance with such regulations could result in substantial fines or otherwise restrict the Food Safety Business’s ability to provide competitive distribution services and have an adverse effect on its financial condition.
Out-of-pocket costs and capital expenditures to comply with the applicable rules and regulations are not individually or in the aggregate material to the Food Safety Business. However, failure to comply with applicable regulatory requirements with respect to products could result in either costs incurred by the Food Safety Business to recall and/or remediate non-compliant products, as well as costs in connection with enforcement actions brought by governmental entities such as fines, product seizures, injunctions and refusal to permit import/export clearances, any of which could have an adverse effect on the Food Safety Business.

Given that rules and regulations applied to the Food Safety Business are generally applied to its key competitors, the applicable rules and regulations do not materially affect the Food Safety Business’s competitive position.
Human Capital
The Food Safety Business, headquartered in the United States, employed approximately 500 people worldwide, as of December 31, 2021. Sales and marketing personnel are dispersed globally and represent approximately 50% of the total full-time headcount. Laboratory and technical service personnel are distributed globally, with approximately 75% based in the United States. Approximately 40% of the Food Safety Business employees have in-country employee representative bodies and are covered by collective bargaining agreements or similar labor arrangements.
All Food Safety Business employees are expected to be employed by Neogen or its subsidiaries following completion of the Transactions, except for (1) any such employees who do not accept an offer of employment from Neogen, (2) up to 30 Food Safety Business employees whom Neogen may elect not to offer employment pursuant to the Employee Matters Agreement and (3) approximately 100 product, maintenance and warehouse employees expected to remain employed by 3M and to continue working at 3M facilities.
Pursuant to the Transition Arrangements, certain of 3M’s employees will provide transitional accounting and finance, information technology, supply chain, distribution and contract manufacturing services in support of the Food Safety Business. See “Additional Agreements Related to the Separation and the Merger—The Transition Arrangements.” During the term of the Transition Arrangements, Neogen has agreed to work diligently and expeditiously (using commercially reasonable efforts) to employ or retain personnel to enable a transition of the relevant activities provided by 3M under the Transition Arrangements to its own internal organization (or to employ directly the services of contractors, subcontractors, vendors or other third-party providers).
The ability to recruit, retain, develop, protect, and fairly compensate its global workforce are enablers of success of the Food Safety Business. This includes four general categories of focus: health and safety; development; diversity, equity and inclusion; and compensation and benefits. The Food Safety Business is committed to the safety, health, and well-being of its employees, as it continuously evaluates opportunities to raise safety and health standards and compliance with regulatory requirements and policy. To help develop its employees, the Food Safety Business offers a suite of leadership development and learning programs for its employees. The Food Safety Business is committed to advancing global diversity, equity and inclusion to provide fair and equitable opportunities for its employees. The Food Safety Business’s total compensation for employees includes a variety of components that support sustainable employment and the ability to build a strong financial future, including competitive market-based pay and comprehensive benefits. To further enhance attraction and retention of talent, the Food Safety Business also provides professional and flexible work environment empowering employees to work where and when they can best achieve their goals.
Manufacturing and Properties
The Food Safety Business’s primary raw materials and components are sourced by 3M at the corporate level as part of 3M’s sourcing across all of its businesses. The Food Safety Business deploys careful management of existing raw material inventories, strategic relationships with key suppliers, as well as qualification of additional supply sources. Supplier selection for the Food Safety Business is based on numerous decision points to ensure a long-term stable source of supply. As of December 31, 2021, the Food Safety Business had no raw material and component shortages that had a material effect on its business, although it is difficult to predict future shortages or the impact any such shortages would have.
The Food Safety Business utilizes several 3M sites including five manufacturing sites, sales and marketing locations in over 40 countries, 25 technical support centers and 10 laboratories around the globe. Of these locations, only one leased manufacturing facility in Bridgend, United Kingdom will transfer as part of the Transactions, while the other co-located sites will remain with 3M. 3M also will generally transfer to Neogen any equipment that is exclusively related to the Food Safety Business. 3M has agreed to provide certain transition services, including transition contract manufacturing services, to the Food Safety Business after the consummation of the Transactions, as further described in “Additional Agreements Related to the Separation and the Merger–The Transition Arrangements.”

Legal Proceedings
The Food Safety Business is, from time to time, subject to a variety of litigation and other legal and regulatory proceedings and claims incidental to its business, including various products liability (involving its current or former products), intellectual property, employment related and commercial matters. Based upon the experience of management of the Food Safety Business, current information and applicable law, the Food Safety Business does not believe that these proceedings and claims will have a material adverse effect on its financial position, results of operations or cash flows.
3M will generally retain liability for any pending, threatened or unasserted legal matters related to the Food Safety Business that arise from or relate to the period prior to the completion of the Transactions, and will indemnify Neogen for any losses to the extent arising out of or resulting from such liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE FOOD SAFETY BUSINESS
Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide a reader of the financial statements of the Food Safety Business with a narrative from the perspective of management. The MD&A is presented in five sections:
•	Overview
•	Results of Operations
•	Financial Condition and Liquidity
•	Other Matters
•	Quantitative and Qualitative Disclosures About Market Risk
The MD&A should be read in conjunction with the combined annual and interim financial statements and accompanying notes of the Food Safety Business included elsewhere in this proxy statement. The MD&A includes forward-looking statements that may involve risks and uncertainties that could cause results to differ materially from those projected. For additional information, refer to the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49 and “Risk Factors” beginning on page 29).
Overview
The Food Safety Business is a global leader in food safety solutions, protecting the health of consumers and the brands of its customers by providing cost-effective solutions in detecting food contamination in commercial food products. For additional information about the Food Safety Business please refer to the section entitled “Information About the Food Safety Business.”
The Food Safety Business has one operating and reportable segment and has been historically managed as part of 3M’s Healthcare Business Group.
The management team of Food Safety Business believes the assumptions underlying the preparation of the combined financial statements of Food Safety Business included elsewhere in this proxy statement are reasonable. However, these financial statements may not necessarily reflect the Food Safety Business’s results of operations, financial position and cash flows in the future or what they would have been had the Food Safety Business been a standalone company.
Reverse Morris Trust Transaction
On December 13, 2021, 3M, Garden SpinCo, Neogen and Merger Sub entered into certain definitive agreements, pursuant to which, among other things, the Food Safety Business will combine with Neogen in a Reverse Morris Trust transaction. For additional information, refer to the sections entitled “The Transactions” and “The Transaction Agreements.”
Consideration of COVID-19
The Food Safety Business is impacted by the global pandemic and related effects associated with the coronavirus (COVID-19). For additional information, please refer to associated risk factors, which can be found in the section entitled “Risks Related to the Combined Company’s Business Following the Transactions” included elsewhere in this proxy statement.
Overall, the impact of the COVID-19 pandemic on the Food Safety Business’s combined results of operations was primarily driven by factors related to changes in demand for products and disruption in global supply chains. Some factors increased the demand for Food Safety Business products such as the hygiene monitoring line of products to test surfaces for existence of living material, while other product lines were negatively impacted as a result of decreased demand from customers managing restaurants, bars and other institutional food service markets. As COVID-19 lockdowns eased and markets began to re-open in 2021, the Food Safety Business’s demand recovered in 2021 with year-on-year sales growth.
While it is not feasible to identify or quantify all the other direct and indirect implications on the Food Safety Business’s results of operations, below are factors that the Food Safety Business believes have also affected its results for the periods presented:

•	Increased raw materials and logistics costs from ongoing COVID-19 related global supply chain challenges.
•	Cost management in discretionary spending in areas such as travel, professional services, and advertising/merchandizing resulting in lower spending in 2020.
•	Lower incentive compensation expense in 2020.
•	Period expenses of unabsorbed manufacturing costs in 2020.
Due to the speed with which the COVID-19 situation is developing and evolving, including related disruptions in supply chain, labor availability and raw material inflation, the Food Safety Business is not able at this time to predict the extent to which the COVID-19 pandemic may have an effect on its combined results of operations or financial condition. As of March 31, 2022, the impact of COVID-19 including raw material, component and labor shortages, inflation, or other supply chain disruptions have not had a material impact on our outlook or operating goals for the Food Safety Business.
Basis of presentation
The combined financial statements of the Food Safety Business discussed in this MD&A have been derived from 3M’s accounting records as if the Food Safety Business’s operations had been conducted independently from those of 3M and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. For all periods presented, the Food Safety Business existed as part of several legal entities of 3M with no separate legal status. The financial statements include general corporate expenses and shared expenses of 3M that were historically incurred by or charged to the Food Safety Business for certain support functions that are provided on a centralized basis, such as expenses related to information technology, finance and controlling, human resources, sales and marketing, and use of shared assets. The financial statements may not be indicative of the Food Safety Business’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as an independent company during the periods presented.
Prior to the closing of the Transactions, the Food Safety Business’s operating results have been included in 3M’s various consolidated U.S. federal and certain state income tax returns, as well as non-U.S. returns. The Food Safety Business combined financial statements reflect income taxes under the separate return method. Under this approach, income tax expense and deferred tax assets and liabilities are determined as if the Food Safety Business filed separate returns for the years presented.
For further descriptions of the Food Safety Business and the underlying basis of presentation, see the notes to the Food Safety Business’s combined interim and annual financial statements, included elsewhere in this proxy statement. You should read this discussion in conjunction with the historical consolidated financial statements of 3M as referenced herein.
Comparison of the Three Months Ended March 31, 2022 to March 31, 2021
Net Sales
(In thousands of U.S. dollars)	March 31, 2022	March 31, 2021	2022 vs 2021
Net sales	$91,621	$85,517	7.1%
Net sales increased during the three months ended March 31, 2022 as compared to the same period in 2021. The increase in net sales was largely driven by a recovery in demand for indicators and pathogen products aligning with the recovery of broader food markets. The increase in sales includes a year-on-year decrease of 3.0% from currency translation impacts.

Operating Expenses
(In thousands of U.S. dollars)	March 31, 2022	March 31, 2021	2022 vs 2021
Cost of sales	$36,229	$32,116	12.8%
Selling, general and administrative expenses (SG&A)	22,111	19,964	10.7%
Research, development and related expenses (R&D)	6,335	6,036	5.0%
Total operating expenses	$64,675	$58,116	11.3%
Cost of Sales:
Cost of sales includes manufacturing, engineering and freight costs. Measured as percent to sales, cost of sales was 39.5% and 37.6% in the three months ended March 31, 2022 and 2021 respectively.
Cost of sales, measured as a percent of sales, increased 190 basis points for the three months ended 2022 due to higher raw material, logistics and outsourced manufacturing costs driven by global supply chain challenges.
Selling, General and Administrative:
SG&A costs increased for the three months ended March 31, 2022 when compared to the same period in 2021. The increase was driven primarily by higher compensation and benefit costs from additionalresources added throughout 2021 as markets recovered and spending on key growth initiatives.
Research, Development and Related Expenses:
R&D increased for the three months ended March 31, 2022 when compared to the same period in 2021. The Food Safety Business continued to invest in key initiatives, including R&D aimed at disruptive innovation programs in addition to expansion of customer-facing application engineers.
Operating Income
(In thousands of U.S. dollars)	March 31, 2022	March 31, 2021	2022 vs 2021
Operating Income	$26,946	$27,401	(1.7)%
Operating income measured as percent to sales was 29.4% and 32.0% in the three months ended March 31, 2022 and 2021 respectively. Operating income measured as a percent of sales, decreased 260 basis points in the three months ended March 31, 2022 compared to the same period in 2021 primarily due to raw material, logistics and outsourced manufacturing cost inflation.
Provision for Income Taxes
(Percent of pre-tax income)	March 31, 2022	March 31, 2021
Effective tax rate	21.0%	20.3%
The effective tax rate for the three months ended March 31, 2022 was 21.0%, compared to 20.3% for the three months ended March 31, 2021, an increase of 70 basis points, which is primarily due to the geographic mix of earnings with differing statutory tax rates.

Comparison of Results of Operations for the year ended December 31, 2021, the year ended December 31, 2020, and the year ended December 31, 2019
Net Sales
(In thousands of U.S. dollars)	2021	2020	2019	2021 vs 2020	2020 vs 2019
Net sales	$368,388	$336,764	$337,088	9.4%	(0.1)%
Net sales increased during 2021 as compared to 2020. The increase in net sales was largely driven by a recovery in demand for indicators and pathogens products aligning with recovery of broader food markets as well as launching the PetrifilmTM Plate Reader Advanced. The increase in sales includes a year-on-year increase of 1.2% from currency translation impacts.
Net sales decreased slightly during 2020 as compared to 2019. The decrease in net sales was largely driven by decreased demand from customers managing restaurants, bars and other institutional food service providers due to pandemic restrictions. This decrease was partially offset by growth in the hygiene monitoring product line to test surfaces for existence of living material. The decrease in sales includes a year-on-year decrease of 1.5% from currency translation impacts.
Operating Expenses
(In thousands of U.S. dollars)	2021	2020	2019	2021 vs 2020	2020 vs 2019
Cost of sales	143,348	127,027	121,302	12.8%	4.7%
Selling, general and administrative expenses (SG&A)	82,403	71,698	78,776	14.9%	(9.0)%
Research, development, and related expenses (R&D)	25,185	20,830	20,727	20.9%	0.5%
Total operating expenses	250,936	219,555	220,805	14.3%	(0.6)%
Cost of Sales:
Cost of sales includes manufacturing, engineering, and freight costs. Measured as percent to sales, cost of sales was 38.9%, 37.7% and 36.0% in 2021, 2020 and 2019, respectively.
Cost of sales, measured as a percent of sales, increased 120 basis points in 2021 due to higher raw material, logistics and outsourced manufacturing costs and manufacturing productivity impacts from global supply chain challenges.
Cost of sales, measured as a percent of sales, increased 170 basis points in 2020 due to unabsorbed manufacturing costs on lower sales resulting from COVID-19 related impacts.
Selling, General and Administrative:
SG&A costs increased in 2021 when compared to 2020. The increase was driven by higher compensation and benefit costs resulting from additional customer facing resources, spending on key growth initiatives and restored spending from prior year cost savings actions taken in response to COVID-19.
SG&A decreased in 2020 when compared to 2019. The decrease was driven by cost saving actions taken in response to COVID-19 and lower compensation and benefit costs.
Research, Development and Related Expenses:
R&D increased in 2021 when compared to 2020. The increase was driven by higher allocations to the Food Safety Business from 3M for corporate services that are provided on a centralized basis, hiring resources for enhanced capability in hardware and software development, additional technical services resources to support growth and investment in disruptive hardware with automation features designed to improve customers' experience when used in combination with consumable products.
R&D increased slightly in 2020 when compared to 2019. The increase was primarily driven by investment in 3M™ Petrifilm™ Plate Reader Advanced, launched in early 2021. The Food Safety Business continued to invest in its key initiatives, including R&D aimed at developing digital infrastructure for automation programs to disrupt existing markets.

Operating Income
(In thousands of U.S. dollars)	2021	2020	2019	2021 vs 2020	2020 vs 2019
Operating Income	117,452	117,209	116,283	0.2%	0.8%
Operating income measured as percent to sales was 31.9%, 34.8% and 34.5% in 2021, 2020 and 2019, respectively.
Operating income measured as a percent of sales, decreased 290 basis points in 2021 due to higher raw material, logistics and outsourced manufacturing costs: and manufacturing productivity impacts from global supply chain challenges and investments in R&D and customer facing resources.
Operating income measured as a percent of sales, increased 30 basis points in 2020 driven by cost saving actions taken in response to COVID-19 and lower compensation and benefit costs. These benefits were partially offset by higher cost of sales due to period expense from unabsorbed manufacturing costs.
Provision for Income Taxes
(Percent of pre-tax income)	2021	2020	2019
Effective tax rate	20.2%	21.5%	21.1%
Factors that impacted the tax rates between years are further discussed in in Note 8 to the Food Safety Business’s combined annual financial statements included elsewhere in this proxy statement.
Financial Condition and Liquidity
Historically, the Food Safety Business’s cash flow provided by operations has been transferred to 3M, and transfers from 3M have been the primary source of liquidity of the Food Safety Business. Transfers of cash to and from 3M’s cash management system are reflected in “3M net investment” in the combined balance sheet, combined statement of cash flows and combined statement of changes in equity. The Food Safety Business has not reported cash or cash equivalents for the periods presented in the combined balance sheet. The Food Safety Business expects 3M to continue to fund the Food Safety Business’s cash needs until the consummation of the Transactions.
3M has been advised that following the consummation of the Transactions, Neogen expects to deploy its sources of liquidity and its capital resources to continue to provide support to the Food Safety Business.
Summary of Cash Flows
Cash flows from operating, investing and financing activities are provided in the tables that follow. Individual amounts in the combined statement of cash flows exclude the effects of exchange rate impacts on cash and cash equivalents, which are presented separately. Thus, the amounts presented in the following operating, investing and financing activities tables reflect changes in balances from period to period adjusted for these effects.
Cash Flows Summary Table:
	Three months ended March 31,		Years ended December 31,
(In thousands of U.S. dollars)	2022	2021	2021	2020	2019
Net cash provided by (used in) operating activities	18,974	20,484	89,780	100,417	100,044
Net cash provided by (used in) investing activities	(1,522)	(1,941)	(5,088)	(4,359)	(4,125)
Net cash provided by (used in) financing activities	(17,452)	(18,543)	(84,692)	(96,058)	(95,919)
Operating cash flows decreased by approximately $1,510 thousand during the three months ended March 31, 2022 as compared to the three months ended March 31, 2021 due primarily to a higher payout of annual incentive-based compensation. Net cash used in investing activities decreased by approximately $419 thousand during the three months ended 2022 as compared to the three months ended 2021 due to lower capital expenditures. Net cash used in financing activities decreased by approximately $1,091 thousand during the three months ended 2022 as compared to the three months ended 2021 due to a decrease in net transfers to 3M.

Operating cash flows decreased by approximately $10,637 thousand during 2021 as compared to 2020 primarily due to higher inventory driven by restocking in response to improved business conditions and higher inventoriable costs from raw materials, logistics and outsourced manufacturing. Net cash used in investing activities increased by approximately $729 thousand during 2021 as compared to 2020 due to an increase in capital expenditures. Net cash used in financing activities decreased by approximately $11,366 thousand during 2021 as compared to 2020, primarily related to a decrease in net transfers to 3M.
Operating cash flows increased by approximately $373 thousand during 2020 as compared to 2019 due primarily to higher net earnings and the timing of various employee-related liabilities, partially offset by investments in working capital. Net cash used in investing activities increased by approximately $234 thousand during 2020 as compared to 2019 due to increases in capital expenditures. Net cash used in financing activities increased by approximately $139 thousand during 2020 as compared to 2019, primarily related to an increase in net transfers to 3M.
Garden SpinCo Financing
In December 2021, Garden SpinCo entered into a $1 billion debt financing commitment (the “bridge commitment”) related to the Transactions. The bridge commitment provides potential bridge financing (the “bridge facility”) for Garden SpinCo’s payment of approximately $1 billion of consideration, subject to closing and other adjustments, to 3M under the terms of the Transactions. If the bridge facility is funded in connection with the consummation of the Transactions, amounts outstanding thereunder will mature 364 days following the borrowing date, and the bridge facility is subject to mandatory commitment reductions and repayments in certain circumstances. The bridge commitment was undrawn at December 31, 2021 and March 31, 2022 and accrued interest and fees, as applicable, thereon and are not material to the financial statements. Upon consummation of the Transactions, obligations under the bridge commitment and, if funded, the bridge facility will remain with Garden SpinCo, which will become a subsidiary of Neogen.
In connection with entry into the Senior Secured Credit Agreement, on June 30, 2022 Garden SpinCo terminated $650.0 million of the bridge commitment. After giving effect to such termination, $350.0 million in aggregate principal amount of commitments remain outstanding thereunder, which commitments will be reduced on a dollar-for-dollar basis by the amount of the Notes.
Material Cash Requirements from Known Contractual and Other Obligations
The Food Safety Business does not have any material cash requirements from known contractual and other obligations (including lease obligations). The Food Safety Business has no debt attributable to the business and lease obligations do not represent a material cash requirement. The Food Safety Business purchases the majority of its materials and services as needed without material unconditional commitments.
Other Matters
Critical Accounting Estimates
Information regarding the Food Safety Business’s significant accounting policies is included in Note 2 to the combined annual financial statements included elsewhere in this proxy statement. As stated therein, the preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. Such estimates and assumptions are subject to inherent uncertainties which may result in actual amounts differing from these estimates.
The Food Safety Business considers the items below to be critical accounting estimates. Critical accounting estimates are those estimates made in accordance with generally accepted accounting principles that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operations of the Food Safety Business.
Corporate Expense Allocations
The Food Safety Business’s combined financial statements include general corporate expenses and shared expenses of 3M that were historically incurred by or charged to the Food Safety Business for certain support functions that are provided on a centralized basis, such as expenses related to information technology, finance and controlling, human resources, sales and marketing, and use of shared assets. These expenses have been allocated to the Food Safety Business on the basis of revenue, headcount or other relevant measures. Because these functions include a variety of miscellaneous items, the allocation is subject to fluctuation on a quarterly and annual basis.
Management of the Food Safety Business consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, the Food Safety Business, in the aggregate. The allocations may not, however, reflect the expenses the Food Safety Business would have incurred as a standalone company for the periods presented.
New Accounting Pronouncements
Information regarding new accounting pronouncements is included in Note 3 to the Food Safety Business’s combined annual financial statements and Note 2 to the Food Safety Business’s unaudited interim combined financial statements included elsewhere in this proxy statement.
Quantitative and Qualitative Disclosures About Market Risk
Foreign Currency Exchange Rate Risks
The Food Safety Business faces transactional exchange rate risk from transactions with customers in countries outside the United States and from intercompany transactions between 3M affiliates. Foreign currency exchange rates and fluctuations in those rates may cause fluctuations in cash flows related to foreign denominated transactions. The Food Safety Business is also exposed to the translation of foreign currency earnings to the U.S. dollar.
As part of 3M, the Food Safety Business has generally accepted the exposure to exchange rate movements without using derivative financial instruments to manage this risk. Both positive and negative movements in currency exchange rates against the U.S. dollar will therefore continue to affect the reported amount of sales, profit, and assets and liabilities in the Food Safety Business’s financial statements.
Concentration of Credit Risk
The Food Safety Business’s sales are not materially dependent on any single customer. For the interim and annual periods presented, no one individual customer or group of affiliated customers represented more than 10 percent of the Food Safety Business’s total sales or receivables. Credit risk associated with the Food Safety Business’s receivables is representative of the geographic, industry, and customer diversity associated with the Food Safety Business’s global businesses.
Commodity Prices Risk
The Food Safety Business manages commodity price risks through negotiated supply contracts and price protection agreements. The Food Safety Business does not participate in material hedging activity.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NEOGEN
The following table provides selected historical consolidated financial information for Neogen. The selected historical consolidated financial information of Neogen for each of the nine months ended February 28, 2022 and February 28, 2021 and the selected historical consolidated balance sheet data as of February 28, 2022 have been derived from Neogen’s unaudited consolidated financial statements as of and for the nine months ended February 28, 2022 contained in Neogen’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2022, which is incorporated by reference in this proxy statement. The selected historical consolidated financial information of Neogen for the fiscal years ended May 31, 2021, May 31, 2020 and May 31, 2019 and the selected historical consolidated balance sheet data as of May 31, 2021 and May 31, 2020 have been derived from Neogen’s audited consolidated financial statements as of and for the fiscal year ended May 31, 2021 contained in Neogen’s Annual Report on Form 10-K for the fiscal year ended May 31, 2021, which is incorporated by reference in this proxy statement.
The selected historical consolidated financial information of Neogen set forth below is only a summary, and you should read the following information together with Neogen’s consolidated financial statements and the related notes thereto, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Neogen’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2022 and Neogen’s Annual Report on Form 10-K for the fiscal year ended May 31, 2021, which are both incorporated by reference in this proxy statement. For more information, see “Where You Can Find Additional Information; Incorporation by Reference” beginning on page 192 of this proxy statement. Neogen’s historical consolidated financial information may not be indicative of the results of the future performance or results of operations of Neogen or the combined company.
	Years Ended May 31,			Nine Months Ended February 28,
(In thousands of U.S. dollars, except per share data)	2021	2020	2019	2022	2021
Income Statement Data:
Total Revenues	$468,459	$418,170	$414,186	$387,006	$341,034
Operating Income	74,169	67,523	68,094	40,591	53,914
Net Income	60,882	59,475	60,176	33,348	45,122
Net Income per Share of Neogen Common Stock:
Basic(1)	$0.57	$0.57	$0.58	$0.31	$0.42
Diluted(1)	$0.57	$0.56	$0.57	$0.31	$0.42
(1)
On June 4, 2021, Neogen effected a 2-for-1 stock split whereby Neogen’s shareholders of record as of May 26, 2021 received a dividend of one additional share of Neogen common stock for each share of Neogen common stock held. All per share amounts in the table above have been adjusted to reflect the stock split as if it had taken place at the beginning of the periods presented.

	As of May 31,		As of February 28,
(In thousands of U.S. dollars)	2021	2020	2022
Balance Sheet Data:
Total Assets	$920,192	$797,182	$981,205
Long-Term Debt	—	—	—
Total Stockholders’ Equity	840,377	725,177	875,544

SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION OF THE FOOD SAFETY BUSINESS
The following table presents selected historical combined financial information of the Food Safety Business. The selected historical combined financial information of the Food Safety Business for each of the three months ended March 31, 2022 and 2021 and the summary historical balance sheet data as of March 31, 2022 have been derived from the interim combined financial statements of the Food Safety Business included elsewhere in this proxy statement. The summary historical combined financial information of the Food Safety Business for the years ended December 31, 2021, 2020 and 2019 and as of December 31, 2021 and 2020 have been derived from the annual combined financial statements of the Food Safety Business included elsewhere in this proxy statement. The selected historical combined financial information includes costs of the Food Safety Business, which include the allocation of certain corporate expenses from 3M. The management of the Food Safety Business believes that these allocations were made on a reasonable basis. The selected historical combined financial information may not be indicative of the future performance of the Food Safety Business. The selected historical combined financial information should be read in conjunction with the historical combined financial statements of the Food Safety Business and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Food Safety Business,” included elsewhere in this proxy statement.
	Years ended December 31,			Three months ended March 31,
(In thousands of U.S. dollars)	2021	2020	2019	2022	2021
Statement of Income Data:
Net sales	$368,388	$336,764	$337,088	$91,621	$85,517
Income before income taxes	117,452	117,209	116,283	26,946	27,401
Net income	93,732	91,972	91,778	21,296	21,843
	As of December 31,		As of March 31,
(In thousands of U.S. dollars)	2021	2020	2022
Balance Sheet Data:
Total assets	$202,516	$195,853	$206,117
Total equity	185,017	180,012	$189,923

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF
NEOGEN AND THE FOOD SAFETY BUSINESS
On December 13, 2021, 3M Company (“3M”), Garden SpinCo Corporation (“Garden SpinCo”), currently a wholly owned subsidiary of 3M, Neogen Corporation (“Neogen”) and Nova RMT Sub, Inc., a wholly owned subsidiary of Neogen (“Merger Sub”), entered into the Merger Agreement and 3M, Garden SpinCo and Neogen entered into the Separation Agreement, pursuant to which, among other things, the Food Safety Business will combine with Neogen in a Reverse Morris Trust transaction (the “Transactions”). In connection with the Transactions, 3M will effect (i) the separation of the Food Safety Business from 3M’s other businesses under the Separation Agreement, (ii) the distribution, through either (a) an exchange offer whereby 3M offers to its stockholders the ability to exchange all or a portion of their shares of 3M common stock for shares of Garden SpinCo common stock, which shares of Garden SpinCo common stock will be immediately converted into the right to receive Neogen common stock (the “Exchange Offer”) and, if the Exchange Offer is not fully subscribed, a Clean-Up Spin-Off, or (b) if the Exchange Offer is terminated by 3M without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), the distribution of all shares of Garden SpinCo common stock on a pro rata basis to 3M stockholders in a spin-off, and (iii) immediately thereafter, (a) the merger of Merger Sub with and into Garden SpinCo, with Garden SpinCo becoming a wholly owned subsidiary of Neogen and (b) the sale of certain assets directly from certain 3M subsidiaries to Neogen or to its subsidiaries under the Asset Purchase Agreement. As a result of and immediately following the Transactions, Garden SpinCo stockholders will own, in the aggregate, approximately 50.1% of the issued and outstanding shares of Neogen common stock and pre-Merger Neogen shareholders will own, in the aggregate, approximately 49.9% of the issued and outstanding shares of Neogen common stock. 3M stockholders that do not participate in the Exchange Offer will retain the shares of 3M common stock that they held prior to the Merger.
In connection with the Transactions, 3M, Neogen and Garden SpinCo have entered into or will enter into several other agreements to provide a framework for their relationship after the Distribution and the Merger. The following unaudited pro forma condensed combined financial information should be read in conjunction with the following financial statements and accompanying notes for the applicable periods:
•
the unaudited interim consolidated financial statements of Neogen as of and for the nine months ended February 28, 2022, which are included in Neogen’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2022, which is incorporated by reference in this proxy statement;

•
the audited consolidated financial statements of Neogen as of and for the year ended May 31, 2021, which are included in Neogen’s Annual Report on Form 10-K for the year ended May 31, 2021, which is incorporated by reference in this proxy statement;

•	the unaudited interim combined financial statements of the Food Safety Business as of and for the three months ended March 31, 2022, which are included elsewhere in this proxy statement; and
•	the audited combined financial statements of the Food Safety Business as of and for the year ended December 31, 2021, which are included elsewhere in this proxy statement.
The unaudited pro forma condensed combined financial information presented below is derived from the historical consolidated financial statements of Neogen and the historical combined financial statements of the Food Safety Business. The unaudited pro forma condensed combined financial information and the notes thereto have been prepared to illustrate the estimated effects of the Transactions in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaced the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Neogen has elected not to present Management’s Adjustments and only presents Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. A description of the basis of presentation of these pro forma condensed combined financial information is included in Note 2, Basis of Presentation, to the Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

The unaudited pro forma condensed combined financial information does not purport to represent what the actual consolidated results of operations or financial position of the combined company would have been had the Transactions occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position of the combined company on a standalone basis.
As part of the larger 3M organization, the Food Safety Business has been able to receive services from 3M. Following the consummation of the Transactions, Neogen will need to replace these services either by providing them internally from Neogen’s existing services or by obtaining them from unaffiliated third parties. These services include certain operating and corporate level functions, the effective and appropriate performance of which is critical to the operations of the Food Safety Business and will be critical to the operations of the combined company following the consummation of the Transactions. At the Closing, Neogen will enter into the Transition Arrangements with 3M and Garden SpinCo, pursuant to which various categories of services will be provided to the Food Safety Business for a period of time following consummation of the Transactions, until the applicable term for each service has expired or has otherwise been terminated. The costs for these services could in the aggregate be higher than the combination of Neogen’s current costs and those reflected in the historical combined financial statements of the Food Safety Business.
The Transactions have not been consummated as of the date of the preparation of the unaudited pro forma condensed combined financial information and their completion is subject to numerous conditions, including the completion of the Separation and the occurrence of certain other events contemplated by the Transaction Agreements, and thus there can be no assurances that the Transactions will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of February 28, 2022
(in USD thousands)
	Historical		Transaction Accounting Adjustments
	Neogen	Food Safety Business after Reclassification Adjustments (Note 3)	Pre-Merger Adjustments	Note	Merger Adjustments	Notes	Neogen Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$42,879	$—	$979,188	4a	$(1,008,546)	5, 6a	$13,521
Marketable securities	335,560	—	—		—		335,560
Accounts receivable	92,978	51,129	(51,129)	4b	—		92,978
Inventories	113,395	36,170	(25,345)	4b	2,796	5, 6b	127,016
Prepaid expenses and other current assets	24,821	5,176	(5,176)	4b	—		24,821
Total current assets	609,633	92,475	897,538		(1,005,750)		593,896

Property, plant and equipment	104,699	22,879	(2,638)	4b	—		124,940
Right-of-use assets	2,762	1,268	—		—		4,030
Goodwill	150,029	81,134	(81,134)	4b	1,387,806	5	1,537,835
Other intangible assets, net	112,064	3,092	(3,092)	4b	2,600,000	5, 6c	2,712,064
Deferred tax assets	—	3,836	(3,836)	4b	—		—
Other non-current assets	2,018	1,433	—		—		3,451
Total assets	$981,205	$206,117	$806,838		$2,982,056		$4,976,216
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$23,548	$10,084	$(10,084)	4b	$(15,189)	6a	$8,359
Accrued compensation	9,655	1,305	(1,305)	4b	—		9,655
Operating lease liabilities - current	—	—	—		—		—
Other accruals	32,507	3,896	(5,125)	4a, b	(10,362)	6e	20,916
Total current liabilities	65,710	15,285	(16,514)		(25,551)		38,930

Deferred income taxes	21,196	8	(8)	4b	546,000	5, 6d	567,196
Other non-current liabilities	18,755	901	—		—		19,656
Operating lease liabilities – non-current	—	—	—		—		—
Long-term debt	—	—	986,688	4a	—		986,688
Total liabilities	105,661	16,194	970,166		520,449		1,612,470

Shareholders' equity:
Common stock	17,251	—	—		17,323	5, 6e	34,574
Parent company net investment	—	233,561	(157,403)	4b	(76,158)	5, 6e	—
Additional paid-in capital	307,780	—	—		2,515,721	5, 6e	2,823,501
Accumulated other comprehensive income (loss)	(22,439)	(43,638)	—		43,638	5, 6e	(22,439)
Retained earnings	572,952	—	(5,925)	4a	(38,917)	6e	528,110
Total shareholders' equity	875,544	189,923	(163,328)		2,461,607		3,363,746

Total liabilities and shareholders' equity	$981,205	$206,117	$806,838		$2,982,056		$4,976,216
See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 86, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

Unaudited Pro Forma Condensed Combined Statement of Income
For the nine months ended February 28, 2022
(in USD thousands, except per share amounts; shares outstanding in thousands)
	Historical		Transaction Accounting Adjustments
	Neogen	Food Safety Business after Reclassification Adjustments (Note 3)	Pre-Merger Adjustments	Notes	Merger Adjustments	Notes	Neogen Pro Forma Combined
Revenues	$387,066	$281,051	$—		$—		$668,117
Cost of revenues	209,052	113,195	(1,727)	4c	7,914	6f	328,434
Gross margin	178,014	167,856	1,727		(7,914)		339,683

Operating Expenses
Sales and marketing	63,220	41,701	—		—		104,921
General and administrative	60,985	22,468	(560)	4b	130,214	6g	213,107
Research and development	13,218	19,287	—		—		32,505
Total operating expenses (income)	137,423	83,456	(560)		130,214		350,533
Operating income (loss)	40,591	84,400	2,287		(138,128)		(10,850)

Other income (expense)
Interest income	741	—	—		—		741
Finance expense	—	—	—		(44,598)	6h	(44,598)
Other income (expense)	(34)	—	—		—		(34)
Total other income (expense)	707	—	—		(44,598)		(43,891)

Income (loss) before taxes	41,298	84,400	2,287		(182,726)		(54,741)
Provision for income taxes	7,950	16,863	441	6i	(35,265)	6i	(10,011)
Net income (loss)	$33,348	$67,537	$1,846		$ (147,461)		$(44,730)
Net income (loss) per share available to common stockholders:
Basic	$0.31						$(0.21)
Diluted	$0.31						$(0.21)

Weighted average shares outstanding:
Basic	107,648						215,918
Diluted	108,130						215,918
See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 86, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

Unaudited Pro Forma Condensed Combined Statement of Income
For the year ended May 31, 2021
(in USD thousands, except per share amounts; shares outstanding in thousands)
	Historical		Transaction Accounting Adjustments
	Neogen	Food Safety Business after Reclassification Adjustments (Note 3)	Pre-Merger Adjustments	Notes	Merger Adjustments	Notes	Neogen Pro Forma Combined
Revenues	$468,459	$350,648	$—		$—		$819,107
Cost of revenues	253,403	133,646	(1,869)	4c	10,371	6f	395,551
Gross margin	215,056	217,002	1,869		(10,371)		423,556

Operating expenses
Sales and marketing	73,443	47,234	—		—		120,677
General and administrative	51,197	27,824	(747)	4b	222,887	6g	301,161
Research and development	16,247	22,631	—		—		38,878
Total operating expenses (income)	140,887	97,689	(747)		222,887		460,716
Operating income (loss)	74,169	119,313	2,616		(233,258)		(37,160)

Other income (expense)
Interest income	1,614	—	—		—		1,614
Finance expense	—	—	—		(66,965)	6h	(66,965)
Other income (expenses)	(515)	—	—		—		(515)
Total other income (expense)	1,099	—	—		(66,965)		(65,866)

Income (loss) before taxes	75,268	119,313	2,616		(300,223)		(103,026)
Provision for income taxes	14,386	25,217	500	6i	(57,343)	6i	(17,240)
Net income (loss)	$60,882	$94,096	$2,116		$(242,880)		$(85,786)

Net income (loss) per share available to common stockholders:
Basic	$0.57						$(0.40)
Diluted	$0.57						$(0.40)

Weighted average shares outstanding:
Basic	106,499						214,769
Diluted	107,120						214,769
See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 86, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1) DESCRIPTION OF TRANSACTIONS
On December 13, 2021, 3M, Garden SpinCo, Neogen and Merger Sub entered into certain definitive agreements, pursuant to which, among other things, the Food Safety Business will combine with Neogen in a Reverse Morris Trust transaction (the “Transactions”). In connection with the Transactions, 3M will effect (i) the separation of the Food Safety Business from 3M’s other businesses, (ii) the distribution, through either (a) an exchange offer whereby 3M offers to its stockholders the ability to exchange all or a portion of their shares of 3M common stock for shares of Garden SpinCo common stock, which shares of Garden SpinCo common stock will be immediately converted into the right to receive Neogen common stock (the “Exchange Offer”) and, if the Exchange Offer is not fully subscribed, a Clean-Up Spin-Off, or (b) if the Exchange Offer is terminated by 3M without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), the distribution of all shares of Garden SpinCo common stock on a pro rata basis to 3M stockholders in a spin-off, and (iii) immediately thereafter, (a) the merger of Merger Sub with and into Garden SpinCo, with Garden SpinCo becoming a wholly owned subsidiary of Neogen and (b) the sale of certain assets directly from certain 3M subsidiaries to Neogen or to its subsidiaries under the Asset Purchase Agreement.
Contemporaneously with the execution of the Merger Agreement, 3M, Garden SpinCo and Neogen entered into the Separation and Distribution Agreement (the “Separation Agreement”), and 3M and Neogen entered into the Asset Purchase Agreement.
To effect the Merger, each share of Garden SpinCo common stock will be converted into the right to receive a number of shares of common stock, par value $0.16 per share, of Neogen in accordance with an exchange ratio set forth in the Merger Agreement. In addition, prior to or substantially concurrently with the effective time of the Merger, Garden SpinCo and Neogen expect to transfer aggregate consideration (consisting of cash and debt securities) to 3M valued at $1,000.0 million, as adjusted by certain items as described in the Separation Agreement (such consideration, together with the shares of common stock of Neogen described in the immediately preceding sentence, collectively, “Merger Consideration”). The Merger Consideration has been estimated to be valued at approximately $3,477.1 million and is subject to certain adjustments set forth in the Merger Agreement related to the treatment and conversion of certain LTI awards and other cash adjustments. On completion of the Merger, pre-Merger Neogen shareholders will collectively own approximately 49.9% and pre-Merger Garden SpinCo stockholders will collectively own approximately 50.1% respectively of the issued and outstanding shares of Neogen common stock.
The Transactions are structured using a Reverse Morris Trust transaction structure. This transaction structure allows a parent company (in this case, 3M) to divest a subsidiary (in this case, Garden SpinCo) in a tax-efficient manner. The first step of such a transaction is a distribution of the subsidiary’s stock to the parent company stockholders (in this case, 3M’s distribution of the SpinCo common stock to 3M’s stockholders in the Distribution, which may be completed either by an Exchange Offer and a potential Clean-Up Spin-Off or a pro rata distribution of SpinCo common stock) in a transaction that is generally tax-free under Section 355 of the Code. The distributed subsidiary then combines with a third party (in this case, Merger Sub through the Merger). Such a transaction can qualify as generally tax-deferred for U.S. federal income tax purposes for the parent company and its stockholders if the transaction structure meets the applicable requirements, including that the parent company stockholders own more than 50% of the stock of the combined entity immediately after the business combination.
The parties determined to employ a Reverse Morris Trust transaction structure for the Transactions because, among other things, it provides a tax-efficient method to combine Neogen and the Food Safety Business. This offers an economic benefit to the parties relative to a taxable transaction structure.
The Exchange Ratio in the Merger Agreement is fixed to result in the number of shares of Neogen common stock that will ultimately be issued to former Garden SpinCo stockholders in the Merger being the number of shares that will result in Garden SpinCo stockholders owning, in the aggregate, approximately 50.1% of the total number of shares of Neogen common stock issued and outstanding immediately following the Merger. As a result, it is expected that, regardless of whether the shares of Garden SpinCo common stock are distributed through an Exchange Offer, with or without a Clean-Up Spin-Off, or on a pro rata basis to 3M stockholders in a spin-off, the number of shares of Neogen common stock that will ultimately be issued in the Merger will remain the same and 3M's election to complete the distribution by way of an Exchange Offer or a pro rata spin-off does not affect the unaudited pro forma condensed combined financial information presented herein.
The Transactions are subject to the approval by Neogen’s stockholders of the issuance of Neogen shares in the Transactions and certain other transaction-related proposals and the satisfaction of certain closing conditions, including regulatory approvals. The Transactions are expected to be completed in the third quarter of calendar year 2022.
2) BASIS OF PRESENTATION
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X after giving effect to the Transactions and related adjustments and have been derived from the historical financial statements of Neogen and the Food Safety Business. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of Neogen as of February 28, 2022 and the historical combined balance sheet of the Food Safety Business as of March 31, 2022, giving effect to the Transactions as if they had occurred on February 28, 2022. The unaudited pro forma condensed combined statement of income for the nine months ended February 28, 2022 combines the historical condensed consolidated statement of income of Neogen for the nine months ended February 28, 2022 and the historical combined statement of income of the Food Safety Business for the nine months ended March 31, 2022, while the unaudited pro forma condensed combined statement of income for the year ended May 31, 2021 combines the historical consolidated statement of income of Neogen for the year ended May 31, 2021 and the historical combined statement of income of the Food Safety Business for the twelve months ended June 30, 2021, in each case giving effect to the Transactions as if they had occurred on June 1, 2020. The historical combined financial information of the Food Safety Business used to prepare the pro forma financial information (and, therefore, the unaudited pro forma condensed combined financial information presented herein) reflects the assets, liabilities and operations of the Food Safety Business to be transferred to Neogen pursuant to both the Separation Agreement and the Asset Purchase Agreement.
The unaudited pro forma condensed combined statement of income for the nine months ended March 31, 2022 of the Food Safety Business has been derived by taking the audited combined statement of income for the year ended December 31, 2021, subtracting the unaudited combined financial information for the six months ended June 30, 2021 and adding the unaudited combined statement of income for the three months ended March 31, 2022. The Food Safety Business unaudited combined statement of income for the twelve months ended June 30, 2021 has been derived by taking the audited combined statement of income for the year ended December 31, 2021, subtracting the unaudited combined financial information for the six months ended December 31, 2021 and adding the unaudited combined financial information for the six months ended December 31, 2020, which has been derived by taking the audited combined statement of income for the year ended December 31, 2020 and subtracting the unaudited combined financial information for the six months ended June 30, 2020.
The fiscal year end of Neogen is May 31 and the fiscal year end of the Food Safety Business is December 31. The unaudited pro forma condensed combined financial information has been prepared utilizing period ends that are within one fiscal quarter, as permitted by Rule 11-02 Regulation S-X.
As discussed in the accompanying notes to the combined financial statements of the Food Safety Business included elsewhere in this proxy statement, the Food Safety Business historical balance sheet and historical income statements (collectively the “Food Safety Business historical financial statements”) have been prepared on a “carve-out” basis from 3M consolidated financial statements using the historical results of operations, assets and liabilities of the Food Safety Business and include allocations of expenses from 3M. The allocations and estimates in such financial statements are based on assumptions that 3M’s management believes are reasonable, in the aggregate. As a result, the Food Safety Business’ historical financial statements may not necessarily reflect what its financial condition and results of operations would have been had the Food Safety Business been an independent, stand-alone entity during the periods presented.
The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by the Food Safety Business and is consistent with the accounting policies of Neogen, however, certain adjustments have been made to conform the Food Safety Business historical combined financial information to the presentation in the Neogen historical balance sheet and Neogen income statements.

Upon completion of the Merger, Neogen management will conduct a final review of the Food Safety Business’ accounting policies to determine if differences in accounting policies or financial statement classification exist that may require adjustments to or reclassification of the Food Safety Business’ results of operations, assets or liabilities to conform to Neogen’s accounting policies and classifications. As a result of that review, differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information presents the combination of the historical financial information of Neogen and the Food Safety Business adjusted to give effect to the Transactions, including the Merger to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), with Neogen being considered the accounting acquirer of the Food Safety Business. Under the acquisition method of accounting, the purchase price is allocated to the Food Safety Business’ identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation is preliminary and was based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to the Food Safety Business. Following the completion of the Transactions, Neogen expects to complete the purchase price allocation considering the appraisal of the Food Safety Business’ assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The purchase price utilized in the allocation will be based on the closing price of Neogen’s common stock immediately prior to closing and cash transferred as part of the Transactions. The final purchase price allocation will be different than that reflected in the preliminary pro forma purchase price allocation presented herein, and these differences could have a material impact on the accompanying unaudited condensed combined pro forma financial information and the future results of operations and financial results of the combined company.
The unaudited pro forma financial information has not been adjusted to give effect to certain expected financial benefits of the Transactions, such as tax savings, cost synergies or revenue enhancements, or the anticipated costs to achieve these benefits, including the cost of integration or restructuring activities. Neogen has elected not to present Management’s Adjustments and only presents Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
At the consummation of the Transactions, Neogen will enter into the Transition Arrangements with 3M and Garden SpinCo, pursuant to which various categories of services will be provided to the Food Safety Business for a period of time following consummation of the Transactions, until the applicable term for each service has expired or has otherwise been terminated. The costs for these services could in the aggregate be higher than the combination of Neogen’s current costs and those reflected in the historical combined financial statements of the Food Safety Business.
The pro forma adjustments are based upon available information and certain assumptions as described in the accompanying notes to the unaudited pro forma financial information, which management believes are reasonable under the circumstances. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the actual combined financial information would have been if the Transactions and related financing actually occurred on the dates indicated, nor are they necessarily indicative of future combined results of operations or combined financial condition. If the proposed Transactions are completed, the actual adjustments to the consolidated financial statements of Neogen will depend on a number of factors and actual results may differ materially from the assumptions within the accompanying unaudited pro forma financial information.
3) PRESENTATION RECLASSIFICATION ADJUSTMENTS
Certain reclassifications have been made on a preliminary basis to the Food Safety Business historical balance sheet and historical income statements included within the unaudited pro forma condensed combined financial information to conform to the financial statement presentation of Neogen. The following tables indicate the reclassification and conforming adjustments made for the purpose of the unaudited pro forma condensed combined financial information included in this proxy statement.

Food Safety Business Condensed Combined Balance Sheet Reclassifications
As of March 31, 2022
(in USD thousands)
	Historical Food Safety Business	Reclassification Adjustments	Notes	Historical Food Safety Business after Reclassification Adjustments
Assets
Current assets:
Accounts receivable	$51,129	$—		$51,129
Inventories	36,170	—		36,170
Prepaid expenses and other current assets	5,176	—		5,176
Total current assets	92,475	—		92,475

Property, plant and equipment	22,879	—		22,879
Right-of-use assets	1,268	—		1,268
Goodwill	81,134	—		81,134
Other intangible assets, net	3,092	—		3,092
Deferred tax assets	3,836	—		3,836
Other non-current assets	1,433	—		1,433
Total assets	$206,117	—		$206,117

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$10,084	—		$10,084
Accrued compensation	1,305	—		1,305
Operating lease liabilities - current	346	(346)	a	—
Other accruals	3,550	346	a	3,896
Total current liabilities	15,285	—		15,285

Deferred income taxes	8	—		8
Other non-current liabilities	—	901	b	901
Operating lease liabilities – non-current	901	(901)	b	—
Long-term debt	—	—		—
Total liabilities	16,194	—		16,194

Shareholders' equity:
Common stock	—	—		—
Parent company net investment	233,561	—		233,561
Additional paid-in capital	—	—		—
Accumulated other comprehensive income (loss)	(43,638)	—		(43,638)
Retained earnings	—	—		—
Total shareholders' equity	189,923	—		189,923

Total liabilities and shareholders' equity	$206,117	—		$206,117

Food Safety Business Condensed Combined Statement of Income Reclassifications
For the nine months ended March 31, 2022
(in USD thousands)
	Historical Food Safety Business	Reclassification Adjustments	Notes	Historical Food Safety Business after Reclassification Adjustments
Revenues	$—	$281,051	d	$281,051
Net sales	281,051	(281,051)	d	—
Cost of revenues	—	113,195	d	113,195
Gross margin	281,051	(113,195)		167,856

Operating Expenses
Cost of sales	113,195	(113,195)	d	—
Sales and marketing	—	41,701	c	41,701
General and administrative	—	22,468	c	22,468
Selling, general and administrative	64,169	(64,169)	c	—
Research and development	—	19,287	d	19,287
Research, development and related expenses	19,287	(19,287)	d	—
Total operating expenses (income)	196,651	(113,195)		83,456

Income (loss) before taxes	84,400	—		84,400

Provision for income taxes	16,863	—		16,863
Net income (loss)	$67,537	—		$67,537

Food Safety Business Condensed Combined Statement of Income Reclassifications
For the twelve months ended June 30, 2021
(in USD thousands)
	Historical Food Safety Business	Reclassification Adjustments	Notes	Historical Food Safety Business after Reclassification Adjustments
Revenues	$—	$350,648	d	$350,648
Net sales	350,648	(350,648)	d	—
Cost of revenues	—	133,646	d	133,646
Gross margin	350,648	(133,646)		217,002

Operating Expenses
Cost of sales	133,646	(133,646)	d	—
Sales and marketing	—	47,234	c	47,234
General and administrative	—	27,824	c	27,824
Selling, general and administrative	75,058	(75,058)	c	—
Research and development	—	22,631	d	22,631
Research, development and related expenses	22,631	(22,631)	d	—
Total operating expenses (income)	231,335	(133,646)		97,689

Income (loss) before taxes	119,313	—		119,313

Provision for income taxes	25,217	—		25,217
Net income (loss)	$94,096	—		$94,096
Balance sheet items:
a)
Reflects a presentation conforming adjustment to reclassify operating lease liabilities – current, which is presented separately on the face of the Food Safety Business historical balance sheet to other accruals, as presented on the face of the Neogen historical balance sheet.

b)
Reflects a presentation conforming adjustment to reclassify operating lease liabilities – non-current, which is presented separately on the face of the Food Safety Business historical balance sheet to other non-current liabilities, as presented on the face of the Neogen historical balance sheet.

Statement of income items:
c)
Reflects a presentation conforming adjustment to reclassify sales and marketing expenses recorded in selling, general and administrative expenses in the Food Safety Business historical income statements that are presented separately on the face of the Neogen historical income statements.

d)
Reflects presentation conforming adjustments to reclassify certain line items of the historical Food Safety Business combined statement of income in conformity with the presentation of Neogen’s historical income statements such as net sales to revenues, cost of sales to cost of revenue and research, development and related expenses to research and development.

4) PRE-MERGER ADJUSTMENTS
In accordance with the Separation Agreement and Merger Agreement, there are certain transactions that are required to occur prior to the effective time of the Merger as well as certain assets that will not be acquired and certain liabilities that will not be assumed as part of the Merger. Therefore, the following adjustments are included in the unaudited pro forma condensed combined balance sheet and in the unaudited pro forma condensed combined statements of income to reflect the impact of inclusion or exclusion of these costs, assets and liabilities, as necessary:
a)	Debt
Prior to or substantially concurrently with the effective time of the Merger, Garden SpinCo and Neogen expect to transfer aggregate consideration to 3M valued at $1,000.0 million as adjusted by certain items provided under the Separation Agreement. Garden SpinCo and Neogen are expected to finance the transfer through the issuance by Garden SpinCo of $1,000.0 million of newly issued debt (the “Neogen Debt”) which, pursuant to ASC 805, will be treated as consideration transferred by Neogen in the Merger.
The Neogen Debt is assumed to consist of (i) the Notes in the aggregate amount of $350.0 million with maturities of 8 years bearing interest at the rate of 8.625% per annum, and (ii) 5-year senior secured term loans under a term loan facility of up to $650.0 million bearing interest at the secured overnight financing rate (“SOFR”) plus a term premium (the “Term Loan Facility”) (collectively “Permanent Financing”). On December 13, 2021, Garden SpinCo entered into a debt commitment letter with JPMorgan Chase Bank, N.A. and Goldman Sachs Bank USA to provide Garden SpinCo up to $1,000.0 million under a 364-day senior secured bridge facility. In connection with entry into the Senior Secured Credit Agreement, on June 30, 2022 Garden SpinCo terminated $650.0 million of the commitments under such bridge facility. After giving effect to such termination, $350.0 million in aggregate principal amount of commitments remain outstanding thereunder, which commitments will be reduced on a dollar-for-dollar basis by the amount of the Notes. If any portion of the Permanent Financing is unavailable on or prior to the date that the consideration described above is transferred to 3M, the applicable portion of the SpinCo Cash Payment may instead be funded with proceeds from alternative financing. Debt issuance costs of $13.3 million are expected to be incurred for the Permanent Financing and will be amortized over the respective terms of the debt and financing fees of $7.5 million ($5.9 million, net of tax) that are expected to be incurred for the bridge facility will be expensed as incurred.
The following pro forma adjustments have been recorded in the unaudited pro forma condensed combined balance sheet in relation to the Permanent Financing:
As of February 28, 2022
Notes	350,000
Term Loan Facility	650,000
Debt issuance costs	(13,312)
Pro forma adjustments to long-term debt	986,688
These agreements, assumptions and expectations are subject to change and the debt issuance cost to be incurred, and related interest expense could vary significantly from what is assumed in the unaudited pro forma condensed combined financial information. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of the closing and inputs to interest rate determination on debt instruments issued.
b)
Reflects a net decrease of $157.4 million to specifically excluded net working capital balances, tax related assets and liabilities, property, plant and equipment and intangible assets as of February 28, 2022 that will not be transferred to Neogen as part of the Merger as provided in the Separation Agreement and the Asset Purchase Agreement, consisting of $51.1 million of accounts receivable, $25.3 million of inventories, $5.2 million of prepaid expenses and other current assets, $2.6 million of property, plant and equipment, $81.1 million of goodwill, $3.1 million of other intangible assets, $3.9 million of deferred tax assets – non-current, $10.1 million of accounts payable, $1.3 million of accrued compensation, $3.5 million of other accruals and $0.01 million in deferred income taxes, with a corresponding decrease to parent company net investment.

Further, an adjustment of $0.6 million and $0.7 million was made to general and administrative expenses to reflect the corresponding impact to depreciation expense on the decrease of property, plant, and equipment for the nine months ended February 28, 2022 and the year ended May 31, 2021, respectively.
c)
Reflects an adjustment of $1.7 million and $1.9 million to cost of revenues for the nine months ended February 28, 2022 and year ended May 31, 2021, respectively, for royalties related to products that will continue to be paid by 3M after the Merger.

Management is currently in the process of assessing the impact of various other separation related items as described in the Separation Agreement on the unaudited pro forma condensed combined financial information and therefore no pro forma adjustment has been included with regards to such items as such amounts are not currently estimable or factually supportable.
5) ESTIMATED PRELIMINARY PURCHASE ALLOCATION
The unaudited pro forma combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of the Food Safety Business based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities.
The following table represents the preliminary estimate of the purchase price allocation in the Merger (in USD thousands, except share and per share data):
Purchase Price Allocation
Estimated number of shares of Neogen common stock issued and outstanding	107,837,730
Share issuance ratio(i)	1.00400802
Estimated number of shares to be issued to 3M stockholders	108,269,946
Neogen common stock price(ii)	$23.39
Estimated fair value of equity shares to be issued	$2,532,434
Aggregate consideration to 3M(iii)	1,000,000
Estimated net working capital adjustment	(55,922)
Estimated fair value of long-term incentive (“LTI”) replacement awards	610
Estimated total Merger Consideration(iv)	$3,477,122

Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of the Food Safety Business historical balance sheet	$189,923
Less: Pre-Merger adjustments of net assets acquired as of February 28, 2022	(157,403)
Net book value of net assets acquired as of February 28, 2022	32,520
Adjustments to fair value:
Increase in inventories	2,796
Identifiable intangible assets	2,600,000
Deferred tax liabilities	(546,000)
Total goodwill	$1,387,806
i.
The number of shares of Neogen common stock to be issued is equal to the greater of (x) 108,185,928 or (y) the product of (i) the number of shares of Neogen Common Stock issued and outstanding immediately prior to the effective time of the Merger multiplied by (ii) 1.00400802.

ii.	Represents Neogen’s stock price as of July 8, 2022.
iii.
Represents the sum total of (a) an amount of cash (not to be less than $465 million) determined in accordance with the Separation Agreement, (b) $181.6 million in cash payable by Neogen to 3M pursuant to the Asset Purchase Agreement plus the amount of cash paid in consideration of any other separately conveyed assets and (c) an aggregate principal amount of Garden SpinCo debt securities equal to $1,000 million (plus or minus any applicable working capital adjustment determined in accordance with the Separation Agreement) minus the amounts paid pursuant to the foregoing clauses (a) and (b).

iv.
The Merger Consideration will be determined, in part, based on the total number of shares of Neogen common stock that will be issued to former Garden SpinCo stockholders in the Merger. Because the Exchange Ratio in the Merger Agreement is fixed to result in the number of shares of Neogen common stock that will ultimately be issued in the Merger being equal to the number that will result in former Garden SpinCo stockholders holding, in the aggregate, 50.1% of the total number of shares of Neogen common stock issued and outstanding immediately following the Merger, the Merger Consideration is not expected to be impacted by whether or not 3M elects to distribute the Garden SpinCo common stock to 3M stockholders in a pro rata spin-off or an Exchange Offer (including any Clean-Up Spin-Off).
The Merger Consideration will depend on the market price of Neogen’s common stock when the Merger is completed. The respective equity and cash components of the Merger Consideration will be contingent on the number of shares held by third parties and the number of LTI replacement awards on the closing date of the Merger. Neogen believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on the Merger Consideration would be $253.2 million with a corresponding increase or decrease to goodwill.
Under the acquisition method of accounting, the Food Safety Business’ assets and liabilities will be recognized at fair value at the date of the completion of the Merger and combined with the historical carrying amounts of the assets and liabilities of Neogen. The pro forma purchase price allocation presented above has been developed based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, including estimates of the fair value of inventories and identifiable intangible assets acquired.
There has been no determination as to the fair value of property, plant and equipment and operating lease right-of-use assets based on information received to date. As such, the historical carrying value has been used in the preliminary purchase price allocation reflected in the unaudited pro forma consolidated balance sheet as of February 28, 2022. No adjustment was made to the unaudited pro forma consolidated statements of income, but any difference between the fair value and the historical carrying value would have a direct impact to future earnings through depreciation expense.
Goodwill is calculated as the difference between the acquisition date fair value of the merger consideration expected to be transferred and the preliminary values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not deductible for tax purposes. Goodwill could materially change based on changes in estimates in the fair value of the assets acquired and liabilities assumed.
The estimated values of the assets acquired and liabilities assumed will remain preliminary until after the closing of the Merger, at which time Neogen will determine the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the Merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented.
6) MERGER ADJUSTMENTS
The pro forma adjustments are based on Neogen’s preliminary estimates and assumptions of the Food Safety Business that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:
Adjustments to the pro forma condensed combined balance sheet
a)	Cash and cash equivalents
Reflects the pro forma adjustment to cash representing the sources and uses of cash as if the Transactions had occurred on February 28, 2022, as follows (in USD thousands):
Sources of Funds
Term Loan Facility	$650,000
Senior unsecured notes	350,000
Cash contribution(i)	8,546

Total sources	$1,008,546
Uses of Funds
Merger Consideration(ii)	$(55,922)
Cash consideration to 3M(iii)	1,000,000
Estimated transaction fees and expenses(iv)	64,468
Total uses	$1,008,546
i.	Represents cash contribution provided by Neogen from cash on hand.
ii.	Represents the estimated cash consideration received from 3M as a result of the net working capital payment adjustment as included in the Separation Agreement.

iii.
Represents aggregate consideration to 3M valued at $1,000.0 million, based on the sum total of (a) an amount of cash (not to be less than $465 million) determined in accordance with the Separation Agreement, (b) $181.6 million in cash payable by Neogen to 3M pursuant to the Asset Purchase Agreement plus an amount of cash paid in consideration of the other separately conveyed assets and (c) an aggregate principal amount of Garden SpinCo debt securities equal to $1,000.0 million minus the amounts paid pursuant to the foregoing clauses (a) and (b) minus the net working capital adjustment pursuant to the foregoing clause ii.

iv.
Represents the estimated fees and expenses associated with the Transactions in the aggregate amount of approximately $64.5 million, including advisory fees and other transaction costs and professional fees of which $15.2 million has already been recognized as of February 28, 2022 in the historical consolidated financial statements of Neogen.

The sources and uses of cash have been presented net in cash and cash equivalents in the unaudited pro forma condensed combined balance sheet.
b)	Inventories
Reflects an increase of $2.8 million to the carrying value of the Food Safety Business’ inventory to adjust it to its preliminary estimated fair value based on the estimated selling price of the inventory less a normal profit margin.
c)	Intangible assets
Reflects the identifiable intangible assets in the amount of $2,600.0 million, which represent trade name, customer relationships and developed technology acquired at the close of the Transactions. The fair values of the identifiable intangible assets acquired are based on preliminary estimates using assumptions that are believed to be reasonable and based on information that is currently available. A full valuation will be completed upon the Merger and differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the unaudited pro forma condensed combined financial information.
d)	Deferred tax liabilities
Reflects an increase to deferred tax liabilities in the amount of $546.0 million primarily related to the calculated tax effect of the fair value adjustments for non-deductible intangible assets, using the U.S. statutory tax rate of 21.0%. The intangible value may be allocated to countries with tax rates that differ from 21.0% and these differences could have a material impact on the unaudited pro forma condensed combined financial information.
e)	Total equity
Adjustments to equity reflect a net increase in the amount of $2,461.6 million, consisting of:
i.
an increase in equity to reflect the non-cash estimated share consideration issued by Neogen in the amount of $2,532.4 million of which $17.3 million of equity was issued at par value and $2,515.1 million of equity was issued in excess of par value and $0.6 million of non-cash equity consideration from the fair value of LTI replacement awards;

ii.
a decrease in equity to reflect the elimination of the Food Safety Business’ historical equity of $76.2 million after the adjustment related to the exclusion of $157.4 million in certain assets and liabilities that will not be transferred as part of the Merger;

iii.	an increase in equity to reflect the elimination of the Food Safety Business’ historical accumulated other comprehensive income (loss) of $43.6 million; and
iv.	a decrease in retained earnings of $38.9 million, net of tax, to reflect the additional transaction costs incurred.
Adjustments to the pro forma condensed combined statements of income
f)	Cost of revenues
Reflects an increase to cost of revenues in the amount of $2.8 million for the year ended May 31, 2021 related to the fair value adjustment in inventories that is expected to be sold within one year of the acquisition date as well as the service fee related to the contract manufacturing services for certain products that is expected to be provided by 3M under the terms of the Transition Contract Manufacturing Agreement in the amount of $7.9 million and $7.6 million for the nine months ended February 28, 2022 and the year ended May 31, 2021, respectively.

g)	General and administrative
Adjustments to general and administrative, which are detailed further down below, increase expense by $130.2 million for the nine months ended February 28, 2022 consisting of a $130.0 million increase for non-cash amortization of intangible assets and $0.2 million of additional non-cash stock-based compensation expense associated with the incremental fair value of the unvested LTI awards replaced on the closing date of the Merger.
Adjustments to general and administrative, which are detailed further down below, increase expense by $222.9 million for the year ended May 31, 2021 consisting of a $173.3 million adjustment for non-cash amortization of intangible assets, $49.3 million of additional estimated fees and expenses associated with the Transactions and $0.3 million of additional non-cash stock-based compensation expense.
i.	Amortization of intangible assets
The following table summarizes the estimated fair values of the Food Safety Business’ identifiable intangible assets and their estimated useful lives and amortization expense based on a straight-line method:
	Estimated fair value	Estimated useful life (in years)	Amortization expense for the year ended May 31, 2021	Amortization expense for the nine months ended February 28, 2022
Finite lived intangible assets
Trade Names	400,000	10-20 years	26,666	20,000
Customer Relationships	1,800,000	10-20 years	120,000	90,000
Developed Technology	400,000	5-25 years	26,667	20,000
Pro forma adjustment	2,600,000		173,333	130,000
A 10% change in the valuation of intangible assets would cause corresponding increases or decreases in the balance of goodwill and deferred taxes and would also cause a corresponding increase or decrease in the amortization expense by approximately $13.0 million and $17.3 million for the nine months ended February 28, 2022 and the year ended May 31, 2021, respectively.
ii.	Transaction fees and expenses
Represents the additional estimated non-recurring fees and expenses to be incurred associated with the Transactions in the aggregate amount of approximately $49.3 million, including advisory fees, professional fees and other transaction related costs.
iii.	Stock based compensation
Represents the additional estimated expenses associated with the incremental fair value of the unvested LTI awards replaced on the closing date of the Merger in the amount of $0.2 million and $0.3 million for the nine months ended February 28, 2022 and the year ended May 31, 2021, respectively.
iv.	Transition Arrangements
The Food Safety Business historical income statements include general corporate expenses and shared expenses of 3M that were historically incurred by or charged to the Food Safety Business for certain support functions that are provided on a centralized basis, such as expenses related to information technology, finance and controlling, human resources, sales and marketing, and use of shared assets. These expenses have been allocated to the Food Safety Business based on direct usage or benefit where available, with the remainder allocated pro-rata based on revenue or other activity-based measures. Management of the Food Safety Business consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, the Food Safety Business, in the aggregate. The allocations may not, however, reflect the expenses the Food Safety Business would have incurred as a standalone company for the periods presented. Following the Transactions, certain functions such as information technology and infrastructure will be performed by Neogen and/or third-party service providers. For an interim period, however, some of these functions will continue to be provided by 3M under certain Transition Arrangements. Neogen may be unable to replace these services in a timely manner or on terms and conditions as favorable as those the Food Safety Business currently receives from 3M. The costs for these services could in the aggregate be higher than the combination of Neogen’s current costs and those reflected in the Food Safety Business historical income statements.
The Clean-Trace Distribution Agreement provides for Garden SpinCo, which will be a subsidiary of Neogen, to manufacture and supply certain products to 3M following the Closing, and for 3M to distribute and resell such products (on a non-exclusive basis) for use in certain healthcare applications or to certain existing customers of 3M’s other divisions (other than the Food Safety Business) pursuant to existing contracts. Neogen has not reflected a transaction accounting adjustment within the unaudited pro forma condensed combined financial information for this agreement because the consideration that will be exchanged under the agreement is not readily determinable and so any adjustment would not be factually supportable. Neogen made such determination because (i) 3M will not be required to purchase any products from Garden SpinCo pursuant to the agreement and any products ultimately purchased under the agreement will be contingent on the execution of purchase orders by 3M, (ii) the amount of any revenue that may be received by Neogen for products sold under the agreement will be dependent on the volume and type of products that are ultimately purchased for resale by 3M, and (iii) to the extent that 3M sells any products purchased under the agreement to any end customer, the amount of the distribution fee that Neogen will be required to pay to 3M under the agreement will be determined based on the weighted average sales price for the types of products that are ultimately sold, which prices have not yet been determined. The parties do not expect that an accounting adjustment will become determinable prior to the Closing.
h)	Finance expense
Reflects a net increase in incremental interest expense, calculated using the simple interest rate method, of $44.6 million for the nine months ended February 28, 2022 and $67.0 million in for the year ended May 31, 2021 related to the Permanent Financing based on the weighted-average interest rate of approximately 5.76% including the non-cash amortization of the debt issuance costs and financing fees for the bridge facility.
For each increase or decrease in interest rates of 0.125% related to the assumed $650.0 million Term Loan Facility to be issued on a pro forma basis as part of the Transactions, annual interest expense would increase or decrease by approximately $0.6 million and $0.8 million for the nine months ended February 28, 2022 and the year May 31, 2021, respectively.
i)	Income tax expense
Reflects the calculated tax effect of the pro forma adjustments at an estimated pro forma effective tax rate of 19.3% and 19.1% for the nine months ended February 28, 2022 and the year ended May 31, 2021, respectively, based on the weighted average statutory tax rate of the jurisdictions expected to be impacted for each of these periods. The effective tax rates for pro forma purposes have been determined without consideration of possible limitations on utilizing net operating losses and interest expense deductibility relating to the Tax Cuts and Jobs Act. The total effective tax rate of the combined company could also be significantly different depending on the post-Merger geographical mix of income and other factors. The actual tax effects of the Transactions will differ from the pro forma adjustments, and the differences may be material. The pro forma adjustments do not consider the impact of the changes to legislation due to the ongoing outbreak of the COVID-19 pandemic.
7) PRO FORMA LOSS PER SHARE
The pro forma loss per share of Neogen common stock for the nine months ended February 28, 2022 and for the year ended May 31, 2021 have been calculated based on the estimated weighted average number of shares of Neogen’s common stock that would have been outstanding on a pro forma basis. The pro forma weighted average number of shares outstanding was derived using Neogen’s historical weighted average number of shares outstanding after giving effect to the preliminary estimated number of shares of Neogen common stock to be issued as part of purchase consideration calculated pursuant to the Merger Agreement. For the purposes of the pro forma loss per share calculations, the shares issued in connection with the Merger were considered issued and outstanding as of June 1, 2020. Pro forma loss per share calculations do not consider the dilutive impact of issuance of common stock to equity award holders from the exchanges of equity awards on the date of the Merger as such inclusion would be anti-dilutive, as well as any dilutive impact from stock options and restricted share units issued by Neogen. As a result of the pro forma net loss, the loss per share amounts excludes the dilutive impact of the 251,677 equity awards assumed to be exchanged on the date of the Merger for the year ended May 31, 2021 and the nine months ended February 28, 2022, as well as 621,000 shares for the dilutive impact of Neogen’s stock options for the year ended May 31, 2021 and 482,000 shares for the dilutive impact of Neogen’s stock options and restricted share units for the nine months ended February 28, 2022. Per share information for the Food Safety Business is not presented because the Food Safety Business did not have outstanding capital stock since its historical combined financial statements have been prepared on a carve-out basis.
The following table presents the calculation of pro forma combined basic and diluted net loss per share of Neogen common stock (in thousands, except per share amounts):
	Year ended May 31, 2021	Nine months ended February 28, 2022
Pro forma net (loss) attributable to common stockholders	(85,786)	(44,730)
Weighted average number of Neogen shares outstanding – basic	106,499	107,648
Neogen shares to be issued to 3M stockholders as part of purchase consideration	108,270	108,270
Pro forma weighted average number shares outstanding — basic and diluted	214,769	215,918
Pro forma net (loss) per share of common stock — basic and diluted	$(0.40)	$(0.21)

HISTORICAL PER SHARE INFORMATION, MARKET PRICE AND DIVIDEND INFORMATION
Historical and Pro Forma Per Share Information
The following table presents certain historical per share information of Neogen and unaudited pro forma per share information of the combined company as if Neogen and the Food Safety Business had been combined as of and for the period presented. The historical per share information of Neogen for the nine months ended February 28, 2022 has been derived from Neogen's unaudited consolidated financial statements as of and for the nine months ended February 28, 2022 contained in Neogen's Quarterly Report on Form 10-Q for the quarter ended February 28, 2022, which is incorporated by reference in this proxy statement. The historical per share information of Neogen for the year ended May 31, 2021 has been derived from the audited consolidated financial statements of Neogen contained in Neogen's Annual Report on Form 10-K for the fiscal year ended May 31, 2021, which is incorporated by reference into this proxy statement. The unaudited pro forma combined per share information has been derived from the unaudited pro forma condensed combined financial information of Neogen and the Food Safety Business included elsewhere in this proxy statement. See “Unaudited Pro Forma Condensed Combined Financial Statements of Neogen and the Food Safety Business.” Per share information of the Food Safety Business is not presented because its financial statements have been prepared on a carveout basis and so it did not have outstanding capital stock.
The pro forma amounts in the table presented below are being presented for informational purposes only and does not purport to represent what the actual financial information of the combined company would have been had the Transactions occurred as of the date or for the period presented, nor are they necessarily indicative of what the financial position, results of operations or per share data of the combined company will be following the consummation of the Transactions.
	Year Ended May 31, 2021		Nine Months Ended February 28, 2022
(shares in thousands)	Historical	Pro Forma	Historical	Pro Forma
Net income (loss) per share of common stock—basic	$0.57	$(0.40)	$0.31	$(0.21)
Net Income (loss) per share of common stock—diluted	$0.57	$(0.40)	$0.31	$(0.21)
Weighted average number of shares outstanding—basic	106,499	214,769	107,648	215,918
Weighted average number of shares outstanding—diluted	107,120	214,769	108,130	215,918
Cash dividends declared per share of common stock	—	—	—	—
Historical Market Price and Dividend Information of Neogen Common Stock
Neogen common stock currently trades on the NASDAQ under the ticker symbol “NEOG”. On December 13, 2021, the last trading day before the announcement of the Transactions, the closing price of Neogen common stock was $40.12 per share. On July 8, 2022, the last practicable trading day for which information is available as of the date of this proxy statement, the closing price of Neogen common stock was $23.39 per share.
Neogen has never declared or paid dividends on its common stock.
Under the terms of the Merger Agreement, Neogen is currently restricted from declaring or paying any dividends prior to the effective time of the Merger. Any determination as to the future declaration of dividends following the Closing will be made by the Neogen board in its sole discretion. Although Neogen does not presently intend to commence paying dividends following the Merger, the Neogen board may evaluate and consider its dividend policy from time to time based on a number of factors, including the result of Neogen’s operations, financial condition, future prospects, contractual and legal restrictions and other factors that the Neogen board considers relevant.
Historical market price information for Garden SpinCo has not been presented because Garden SpinCo is currently a wholly owned subsidiary of 3M, and there is no established trading market for Garden SpinCo common stock. The Garden SpinCo common stock does not currently trade separately from shares of 3M common stock.

THE TRANSACTIONS
General
Garden SpinCo was incorporated in Delaware on December 10, 2021, for the purpose of holding the Food Safety Business. On December 13, 2021, 3M, Garden SpinCo, Neogen and Merger Sub entered into the Merger Agreement, 3M, Garden SpinCo and Neogen entered into the Separation Agreement and 3M and Neogen entered into the Asset Purchase Agreement, pursuant to which Neogen will combine with 3M’s Food Safety Business. In connection with the Transactions and pursuant to these agreements, (1) 3M will effect the Separation of the Food Safety Business from 3M’s other businesses, including the Distribution, through (a) the Exchange Offer, and if the Exchange Offer is not fully subscribed, the Clean-Up-Spin-Off, or (b) if the Exchange Offer is terminated by 3M without this exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), the distribution of all shares of Garden SpinCo common stock on a pro rata basis to 3M stockholders in a spin-off, (2) immediately thereafter, Merger Sub will merge with and into Garden SpinCo, with Garden SpinCo being the surviving corporation of the Merger and becoming a wholly owned subsidiary of Neogen and (3) certain assets and liabilities related to the Food Safety Business will be sold directly from 3M or its subsidiaries to Neogen or its subsidiaries. Following the consummation of the Transactions, Garden SpinCo stockholders will own, in the aggregate, approximately 50.1% of the issued and outstanding Neogen common stock and pre-Merger Neogen shareholders as of immediately prior to the Merger will own, in the aggregate, approximately 49.9% of the issued and outstanding Neogen common stock. 3M stockholders that do not participate in the Exchange Offer will retain the shares of 3M common stock that they held prior to the Merger.
In order to effect the Transactions, including the Reorganization, the Distribution and the Merger, Neogen, 3M, Garden SpinCo and/or Merger Sub have entered or will enter into a number of agreements, including the Merger Agreement, the Separation Agreement and the Asset Purchase Agreement. These agreements, which are described in greater detail in this proxy statement, provide for, among other things, (1) the contribution of assets by 3M and its subsidiaries to Garden SpinCo, and certain entities that will be subsidiaries of Garden SpinCo prior to the Distribution, pursuant to an internal reorganization of certain assets, liabilities and entities, in order to separate the Food Safety Business from 3M’s other businesses, (2) the distribution, through (a) the Exchange Offer, and if the Exchange Offer is not fully subscribed, the Clean-Up Spin-Off, or (b) if the Exchange Offer is terminated by 3M without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), the distribution of all shares of Garden SpinCo common stock on a pro rata basis to 3M stockholders in a spin-off, (3) the Merger, pursuant to which Merger Sub will merge with and into Garden SpinCo, with Garden SpinCo being the surviving corporation and becoming a wholly owned subsidiary of Neogen and the shares of Garden SpinCo common stock outstanding immediately prior to the Merger being automatically converted into the right of Garden SpinCo stockholders to receive a number of shares of Neogen common stock (and cash in lieu of any fractional shares of Neogen common stock) based on the Exchange Ratio under the Merger Agreement, and (4) the sale for cash of certain assets to, and the assumption of certain liabilities by, Neogen or certain of its subsidiaries from 3M or certain of its subsidiaries, pursuant to the Asset Purchase Agreement. In addition, Neogen, 3M and Garden SpinCo have also entered or will enter into various ancillary agreements in connection with the Transactions that will, among other things, govern the relationship among Neogen, 3M, Garden SpinCo and their respective affiliates after the Reorganization, the Distribution and the Merger, including the Employee Matters Agreement, the Tax Matters Agreement and the Transition Arrangements.
On the closing date of the Merger, prior to the Merger, 3M will distribute all of the issued and outstanding shares of Garden SpinCo common stock held by 3M to its participating stockholders in the Exchange Offer. If the Exchange Offer is consummated but is not fully subscribed, prior to the Merger on the Distribution Date, 3M will then distribute all of the remaining shares of Garden SpinCo common stock to 3M stockholders whose shares of 3M common stock remain outstanding after the consummation of the Exchange Offer in the Clean-Up Spin-Off. Any 3M stockholder who validly tenders (and does not properly withdraw) shares of 3M common stock that are accepted for exchange in the Exchange Offer will, with respect to such shares, waive their rights to receive, and forfeit any rights to, shares of Garden SpinCo common stock distributed in the Clean-Up Spin-Off. If there is a Clean-Up Spin-Off, the Distribution Exchange Agent will calculate the exact number of shares of Garden SpinCo common stock not exchanged in the Exchange Offer and to be distributed on a pro rata basis. If the Exchange Offer is terminated by 3M without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), 3M intends to distribute all shares of Garden SpinCo common stock owned by 3M on a pro rata basis to holders of 3M common stock, with a record date to be announced by 3M.

Transaction Sequence
Below is a step-by-step list illustrating the sequence of material events relating to the Reorganization, the Distribution and the Merger. Each of these events is discussed in more detail elsewhere in this proxy statement. Neogen and 3M anticipate that the Reorganization, the Distribution and the Merger will occur in the following order:
Step 1: Prior to the date of the Distribution (described in Step 3 below), 3M, Garden SpinCo and certain of each of their subsidiaries will engage in a series of actions, which may include transfers of securities, formation of new entities or other actions, to effect an internal restructuring in order to separate the Food Safety Business from the other businesses of 3M. These internal restructuring actions, as contemplated by the Separation Agreement and the Separation Step Plan, together with the actions described in Step 2 below, are referred to as the Reorganization. In connection with the Reorganization, and in partial consideration for the transfer of the Food Safety Business’s assets to Garden SpinCo, Garden SpinCo will (a) issue to 3M any additional shares of Garden SpinCo common stock required such that the number of shares of Garden SpinCo common stock held by 3M shall be equal to the number of shares required to effect the Distribution (described in Step 3 below), (b) make the SpinCo Cash Payment and (c) issue to 3M any SpinCo Exchange Debt.
Step 2: On or around the Distribution Date (described in Step 3 below), but prior to the Merger, to the extent not previously effected pursuant to Step 1, (a) 3M and certain 3M subsidiaries will transfer to Garden SpinCo or a Garden SpinCo designee certain assets related to the Food Safety Business and certain liabilities related to the Food Safety Business, and (b) if needed, Garden SpinCo and certain Garden SpinCo subsidiaries will transfer to 3M or a 3M designee assets and liabilities that do not form part of the Food Safety Business. Also on or around the Distribution Date, 3M or certain of its subsidiaries will transfer certain assets and liabilities related to the Food Safety Business directly to Neogen or its subsidiaries pursuant to the Asset Purchase Agreement.
Step 3: On the closing date of the Merger, but prior to the Merger, 3M will distribute 100% of the shares of Garden SpinCo common stock to 3M stockholders. If the Exchange Offer is consummated, but the Exchange Offer is not fully subscribed because fewer than all shares of Garden SpinCo common stock owned by 3M are exchanged, the remaining shares of Garden SpinCo common stock owned by 3M will be distributed in the Clean-Up Spin-Off to 3M stockholders whose shares of 3M common stock remain outstanding after consummation of the Exchange Offer. If the Exchange Offer is terminated by 3M without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), 3M intends to distribute all shares of Garden SpinCo common stock owned by 3M on a pro rata basis to holders of 3M common stock, with a record date to be announced by 3M. See “—The Separation —The Distribution—Exchange Offer and Split-Off.” The date on which the Distribution occurs is referred to as the Distribution Date.
3M will deliver to the Distribution Exchange Agent, for the account of the relevant 3M stockholders, the book-entry authorizations representing all of the outstanding shares of Garden SpinCo common stock being distributed in the Distribution. The Distribution Exchange Agent will hold such shares for the account of the relevant 3M stockholders, pending the consummation of the Merger. Shares of Garden SpinCo common stock will not be able to be transferred during this period.
Step 4: In the Merger, Merger Sub will be merged with and into Garden SpinCo, with Garden SpinCo surviving as a wholly owned subsidiary of Neogen. In the Merger, each outstanding share of Garden SpinCo common stock (except for the Merger Excluded Shares) will be converted into the right to receive a number of fully paid and nonassessable shares of Neogen common stock equal to the Exchange Ratio, together with cash in lieu of any fractional shares of Neogen common stock.
Immediately after the consummation of the Merger, Garden SpinCo stockholders will own, in the aggregate, approximately 50.1% of the issued and outstanding shares of Neogen common stock and pre-Merger Neogen shareholders will own, in the aggregate, approximately 49.9% of the issued and outstanding shares of Neogen common stock.
Step 5: The Merger Exchange Agent will distribute to Garden SpinCo stockholders shares of Neogen common stock in the form of a book-entry authorization and, if applicable, cash in lieu of any fractional shares of Neogen common stock to which such holders would otherwise have been entitled (after aggregating all fractional shares that would have otherwise been issuable to each stockholder), without interest, in an amount equal to such stockholder’s pro rata fractional interest in the net cash proceeds resulting from the Merger Exchange Agent’s sale of all such fractional shares on the open market at then-prevailing prices.

Step 6: On or around the effective time of the Merger, 3M and Neogen will complete the sale of certain assets and liabilities of the Food Safety Business directly from certain subsidiaries of 3M to certain subsidiaries of Neogen for cash in lieu of such assets and liabilities being transferred to Garden SpinCo in connection with the Contribution.
Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure of the parties to the Transactions, the corporate structure of the parties immediately following the Distribution but before the Merger, and the final corporate structure immediately following the consummation of the Merger. The diagrams below assume a split-off with no subsequent Clean-Up Spin-Off.
Structure Immediately Before the Distribution

Structure Following the Distribution but Before the Merger

Structure Following the Merger

The Separation
The Reorganization
As part of the Reorganization and prior to the Distribution, to the extent not previously effected pursuant to an internal restructuring, (a) 3M and certain 3M subsidiaries will transfer to Garden SpinCo certain assets related to the Food Safety Business and certain liabilities related to the Food Safety Business, and (b) if needed, Garden SpinCo and certain Garden SpinCo subsidiaries will transfer to 3M or a 3M designee assets that do not form part of the Food Safety Business and liabilities, in order to separate the Food Safety Business from 3M’s other businesses prior to the Distribution.
In addition to the assets and liabilities of the Food Safety Business that will be transferred to Garden SpinCo or its subsidiaries in connection with the Reorganization (and that will therefore become assets and liabilities of Neogen as a result of the Distribution and Merger), on or around the Closing Date and pursuant to the transactions contemplated by the Asset Purchase Agreement, certain subsidiaries of 3M will directly transfer certain other assets and liabilities related to the Food Safety Business (and which are reflected in the historical financial statements of the Food Safety Business and pro forma financial information included elsewhere in this proxy statement) to Neogen or its applicable subsidiaries. The transactions contemplated by the Asset Purchase Agreement form part of the series of transactions related to the acquisition of the Food Safety Business by Neogen and are conditioned on the occurrence of the Distribution and the Merger.
The Distribution—Exchange Offer and Split-Off
On the closing date of the Merger, 3M will distribute 100% of the shares of Garden SpinCo common stock to 3M stockholders participating in the Exchange Offer. In the Exchange Offer, 3M will offer its stockholders the option to exchange all or a portion of their shares of 3M common stock for shares of Garden SpinCo common stock. In the event the Exchange Offer is not fully subscribed, 3M will distribute the remaining shares of Garden SpinCo common stock owned by 3M in the Clean-Up Spin-Off on a pro-rata basis to 3M stockholders whose shares of 3M common stock remain outstanding after consummation of the Exchange Offer.
Any 3M stockholder who validly tenders (and does not properly withdraw) shares of 3M common stock that are accepted for exchange in the Exchange Offer will, with respect to such shares, waive their rights to receive, and forfeit any rights to, shares of Garden SpinCo common stock distributed in the Clean-Up Spin-Off. If there is a Clean-Up Spin-off, the Distribution Exchange Agent will calculate the exact number of shares of Garden SpinCo common stock owned by 3M that will not be exchanged in the Exchange Offer and to be distributed on a pro rata basis, and the number of shares of Neogen common stock into which the remaining shares of Garden SpinCo common stock will be converted in the Merger will be transferred to the relevant 3M stockholders (after giving effect to the consummation of the Exchange Offer) as promptly as practicable thereafter. If the Exchange Offer is terminated by 3M without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), 3M intends to distribute all shares of Garden SpinCo common stock owned by 3M on a pro rata basis to holders of 3M common stock, with a record date to be announced by 3M.
The Distribution Exchange Agent will hold, for the account of the relevant 3M stockholders, book-entry authorizations representing all of the outstanding shares of Garden SpinCo common stock pending the consummation of the Merger. Garden SpinCo common stock will not be transferrable during this period.
The Merger
Immediately after the Distribution, pursuant to and in accordance with the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Garden SpinCo whereby the separate corporate existence of Merger Sub will cease and Garden SpinCo will survive the Merger as a wholly owned subsidiary of Neogen. After the Merger, Neogen will continue its existence as a separately traded public company, owning the combined businesses of Neogen and Garden SpinCo.
In the Merger, each share of Garden SpinCo common stock (except for the Merger Excluded Shares) will be automatically converted into the right to receive Neogen common stock, as described in “—Calculation of the Merger Consideration.” Following the Merger, the Merger Exchange Agent will distribute to each Garden SpinCo stockholder book-entry authorizations representing the number of whole shares of Neogen common stock that such stockholder is entitled to receive in the Merger. The Merger Exchange Agent also will distribute to each Garden SpinCo stockholder the net proceeds from the sale of their fractional shares of Neogen common stock, if any. 3M stockholders entitled to shares of Garden SpinCo common stock in the Distribution will not be required to pay for the shares of Neogen common stock that they will receive in the Merger. 3M stockholders that do not participate in the Exchange Offer will retain the shares of 3M common stock that they held prior to the Merger.
Calculation of the Merger Consideration
The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of Garden SpinCo common stock (except for the Merger Excluded Shares) will be automatically converted into the right to receive a number of fully paid and nonassessable shares of Neogen common stock equal to the Exchange Ratio.
As described in the Merger Agreement, the Exchange Ratio will equal the greater of (i) 108,185,928 or (ii) the product of (A) the number of shares of Neogen common stock issued and outstanding immediately prior to the Effective Time multiplied by (B) 1.00400802, in the case of each of clauses (i) or (ii), divided by the number of shares of Garden SpinCo common stock issued and outstanding immediately prior to the Effective Time, subject to certain adjustments set forth in the Merger Agreement. Based on the Exchange Ratio, immediately following the Merger, Garden SpinCo stockholders will own, in the aggregate, approximately 50.1% of the issued and outstanding shares of Neogen common stock and pre-Merger Neogen shareholders will own, in the aggregate, approximately 49.9% of the issued and outstanding shares of Neogen common stock.
For example, solely for illustrative purposes, assuming there are 107,837,730 shares of Neogen common stock outstanding immediately prior to the effective time of the Merger, which is the number of shares of Neogen common stock outstanding as of July 5, 2022. The total number of shares of Neogen common stock issued to Garden SpinCo stockholders in the Merger would equal the product of (A) 107,837,730, multiplied by (B) 1.00400802. The actual number of shares of Neogen common stock that will be issued to holders of Garden SpinCo common stock will depend on factors including the aggregate number of shares of Neogen common stock issued and outstanding as of the effective time of the Merger.
Promptly after the Merger, the Merger Exchange Agent will distribute to each Garden SpinCo stockholder the number of whole shares of Neogen common stock to which the stockholder has a right to receive in the form of a book-entry authorization. No fractional shares of Neogen common stock will be issued pursuant to the Merger. All fractional shares of Neogen common stock that a Garden SpinCo stockholder would otherwise be entitled to receive as a result of the Merger (after such fractional shares are aggregated with all other fractional shares that would be issued to such holder and sold in the open market), and the net proceeds from such sale will be paid to such stockholder, after deducting any required withholding taxes, brokerage charges, commissions and conveyance and similar taxes on a pro rata basis, without interest, at the then-prevailing market prices.

Background of the Transactions
Each of the Neogen and 3M boards of directors, together with their respective senior management teams, regularly evaluate and consider a variety of financial and strategic opportunities to enhance stockholder value as part of their respective long-term business plans.
As part of the Neogen board’s ongoing evaluation of financial and strategic opportunities, during the fall of 2019 through mid-2021, the Neogen board reviewed and discussed a number of potential alternatives to grow and enhance Neogen’s business through strategic combinations, including a potential combination with the Food Safety Business. At these meetings, the Neogen board considered the strategic rationale and potential benefits of such alternatives, including how various opportunities aligned with Neogen’s strategic priorities. Among other factors, the Neogen board considered whether such potential alternatives would provide an opportunity for the acquisition of new products, businesses or technologies, expansion of Neogen’s existing technology-based solutions, or pursuing further international expansion, as well as whether such alternatives would provide the opportunity to scale Neogen’s overall business while increasing the relative contribution of Neogen’s food safety segment, improving Neogen’s long-term growth prospects, reducing earnings volatility, increasing Neogen’s margins and maintaining a strong balance sheet. In connection with the Neogen board’s consideration of various strategic alternatives, Neogen engaged Centerview Partners LLC, which we refer to as Centerview, as its financial advisor in light of, among other factors, Centerview’s reputation, experience and familiarity with Neogen’s business and knowledge of the industries in which Neogen and the Food Safety Business operate, as well as Weil, Gotshal & Manges LLP, which we refer to as Weil, as Neogen’s external legal counsel.
In September 2019, as part of its ongoing evaluation of potential strategic alternatives, Neogen management determined to pursue transactions that would enable Neogen to acquire food safety assets in order to, among other things, expand Neogen’s product offerings and increase Neogen’s relative revenue from its food safety segment given the high-growth nature of the industry and reduced volatility of the food safety sector, and identified 3M’s food safety assets as providing a potentially attractive combination given, among other things, the complementary nature of the respective product portfolios and customer bases, the expectation that a combined company would have an enhanced international footprint, the ability to offer 3M food safety products to existing Neogen customers while also offering Neogen products to existing 3M food safety customers, and the potential to leverage the research and development capabilities of the Food Safety Business to drive future innovation.
In September 2019, at the direction of Neogen management, representatives of Centerview contacted members of 3M management to express interest in exploring potential commercial or strategic opportunities involving the Food Safety Business, including a potential combination with Neogen.
On October 11, 2019, 3M and Neogen entered into a confidentiality agreement to facilitate discussions with respect to potential commercial and strategic opportunities involving the 3M Food Safety Business.
On October 16, 2019, members of 3M management met in person with members of Neogen management and representatives of Centerview. At the meeting, the representatives of 3M and Neogen provided presentations with respect to their respective businesses, including product offerings and growth opportunities, and discussed the potential opportunities presented by a combination of Neogen with the Food Safety Business.
On December 5, 2019, at a regularly scheduled meeting of the Neogen board held to, among other things, provide the Neogen board with an update on Neogen’s business, including Neogen’s financial and business performance and various growth initiatives, John Adent, President and Chief Executive Officer of Neogen, reviewed with the Neogen board three potential strategic combinations that Neogen management was evaluating that would provide an opportunity to scale Neogen’s business and increase the contribution from its food safety segment, including a potential transaction involving the Food Safety Business. Representatives of Centerview also were present and reviewed potential strategic opportunities for Neogen to scale its business, including the potential structure and the strategic rationale for a combination between Neogen and the Food Safety Business. The Neogen board supported Neogen management’s continued discussions with 3M as part of management’s ongoing evaluation of various strategic opportunities as well as the engagement of Centerview to assist management and the Neogen board with the evaluation of a potential transaction.
In late December 2019, members of 3M management informed members of Neogen management that 3M was interested in continuing to evaluate a potential strategic combination involving the Food Safety Business, and indicated that 3M would provide financial and other preliminary information with respect to the Food Safety Business.

Also in December 2019, members of 3M management commenced a strategic review (assisted by external advisors) of certain healthcare markets. Following the completion of this review in the spring of 2020, and based on the resulting analysis, members of 3M management concluded that the analysis supported the potential separation of the Food Safety Business from 3M and determined to explore potential strategic alternatives for the business.
In mid-January 2020, Neogen’s preliminary financial and business due diligence requests with respect to the Food Safety Business were provided to members of 3M management. Subsequently, members of 3M management and representatives of Centerview held a telephone discussion during which 3M provided an update on its responses to Neogen’s due diligence requests and requested that Neogen provide a non-binding indication of interest with respect to a potential transaction.
On February 6, 2020, a regularly scheduled meeting of the Neogen board was held to, among other things, provide the Neogen board with an update on the business and financial performance of Neogen and review various strategic initiatives, with representatives of Centerview present. Neogen senior management and representatives of Centerview provided an update on the evaluation of the three potential strategic opportunities to scale Neogen’s business that were under consideration, including a potential transaction involving the Food Safety Business. Neogen management informed the Neogen board that management continued to believe in the potential strategic rationale for each opportunity and intended to continue its evaluation and consideration of such opportunities.
On March 4, 2020, members of 3M management provided members of Neogen management and representatives of Centerview with certain financial information and other responses to certain of Neogen’s due diligence requests, including an overview of the Food Safety Business’s manufacturing footprint. On March 10, March 23 and March 24, 2020, members of 3M management held teleconferences with members of Neogen management and representatives of Centerview to discuss the financial information and other due diligence responses.
On April 2, 2020, a regularly scheduled meeting of the Neogen board was held to, among other things, provide the Neogen board with an update on the business and financial performance of Neogen. Representatives of Centerview and Weil also were present. Representatives of Weil reviewed with the Neogen board its fiduciary duties and provided an overview of several potential transaction structures, including a Reverse Morris Trust. During the meeting, Mr. Adent provided an update on Neogen’s evaluation of the Food Safety Business, and representatives of Centerview provided a financial summary of the Food Safety Business as well as a preliminary valuation analysis of the Food Safety Business and the potential combination. Representatives of Centerview and Neogen senior management also reviewed with the Neogen board the proposed terms of a non-binding indication of interest with respect to a potential combination with the Food Safety Business. After discussion, the Neogen board authorized management to continue discussions with 3M and deliver a non-binding indication of interest on the terms discussed with the Neogen board.
On April 6, 2020, on behalf of Neogen management, representatives of Centerview delivered a preliminary, non-binding indication of interest to 3M with respect to a potential strategic combination of the Food Safety Business with Neogen structured as a Reverse Morris Trust transaction. We refer to this non-binding indication of interest, which was consistent with the terms discussed with the Neogen board at its April 2, 2020 meeting, as the April 2020 proposal. The April 2020 proposal implied an enterprise value of approximately $3.25 to $3.4 billion for the Food Safety Business based on a recent 90-day volume-weighted average price for Neogen common stock and a pro forma ownership split of the combined company of approximately 50.1% for 3M stockholders and approximately 49.9% for Neogen shareholders. The April 2020 proposal also provided for a pre-merger cash dividend to Neogen shareholders of $50 million to $200 million, to be financed through existing cash on Neogen’s balance sheet, and indicated that Neogen would be open to discussing alternative capital structures that would permit a separate, pro-rata dividend to both 3M and to Neogen shareholders, subject to the combined company maintaining a strong pro forma balance sheet. The April 2020 proposal noted that it was subject to Neogen’s continued due diligence review of the Food Safety Business.
On April 16, 2020, members of 3M management contacted representatives of Centerview and indicated that 3M was not interested in engaging in further discussions with respect to a potential transaction given the significant difference in the parties’ respective valuations of the Food Safety Business as reflected in the April 2020 proposal. Neogen decided to focus on other strategic alternatives that management previously had discussed with the Neogen board and the parties terminated active discussions with respect to a potential transaction. In June of

2020 and in connection with the exploration of strategic alternatives for the Food Safety Business, 3M selected (and subsequently engaged) Goldman Sachs & Co., which we refer to as Goldman Sachs, as its financial advisor in light of, among other factors, Goldman Sachs’ reputation, experience and familiarity with the Food Safety Business’s business and industry.
In early September 2020, representatives of Goldman Sachs informed representatives of Centerview that 3M had determined to commence a formal process to solicit bids for a potential transaction involving the Food Safety Business, and 3M subsequently provided Neogen and a limited number of other potential counterparties with a confidential information memorandum about the Food Safety Business and a letter outlining, among other things, the process for interested parties to submit a preliminary, non-binding indication of interest regarding a potential strategic combination involving the Food Safety Business.
In September 2020, it was publicly reported that 3M was exploring a sale of the Food Safety Business.
Beginning in mid-September 2020, Neogen and its advisors conducted a preliminary due diligence review of the Food Safety Business, including through participation in several due diligence calls with members of 3M management and its advisors with respect to the Food Safety Business and related financial, separation and transition matters.
On October 8, 2020, the Neogen board held a regularly scheduled meeting, with Neogen senior management, as well as representatives of Centerview and Weil, in attendance. At the meeting, among other things, the Neogen board was updated on the status of Neogen’s evaluation of three potential strategic combinations to scale Neogen’s business, including a potential transaction involving the Food Safety Business. Members of Neogen’s management team and representatives of Centerview discussed the strategic rationale for such potential combinations as well as the potential timing of status of Neogen’s ongoing consideration thereof. Representatives of Centerview also reviewed a preliminary financial analysis of a proposed combination with the Food Safety Business. Representatives of Weil also reviewed with the Neogen board its fiduciary duties in considering potential strategic alternatives. Following discussion, the Neogen board authorized management to submit a non-binding indication of interest for a potential combination with the Food Safety Business at an enterprise value of $4.5 to $4.75 billion and with a cash dividend to 3M of $525 to $775 million.
On October 9, 2020, on behalf of Neogen management, representatives of Centerview delivered to representatives of Goldman Sachs a preliminary, non-binding indication of interest to combine the Food Safety Business with Neogen in a transaction proposed to be structured as a Reverse Morris Trust transaction. We refer to this non-binding proposal as the October 2020 proposal. The October 2020 proposal provided an enterprise value for the Food Safety Business of approximately $4.5 to $4.75 billion based on a recent 30-day volume-weighted average price for Neogen common stock. The October 2020 proposal assumed a cash dividend to 3M in connection with the transaction of approximately $525 to $775 million, which would have resulted in the combined company having pro forma net debt of approximately 0.5x to 1.4x the implied pro forma EBITDA of the combined company and an implied pro forma ownership of the combined company of approximately 50.1% for 3M stockholders and approximately 49.9% for Neogen shareholders. The October 2020 proposal noted that it remained subject to Neogen’s continued due diligence, in particular with respect to the anticipated standalone costs for the Food Safety Business.
In mid-October 2020, 3M determined not to proceed with a transaction involving Neogen due to 3M’s belief that the value being offered by Neogen for the Food Safety Business was insufficient, and 3M’s preference for a transaction that would generate more cash for 3M at closing. Representatives of Goldman Sachs informed representatives of Centerview of this decision. At such time, the parties terminated active discussions with respect to a potential transaction.
During this time period, 3M engaged in discussions with a third party regarding a potential sale of the Food Safety Business. These discussions terminated in the spring of 2021 without the parties entering into definitive agreements providing for a transaction.
At the direction of Neogen management, representatives of Centerview periodically contacted members of 3M management and representatives of Goldman Sachs to discuss whether 3M may be interested in continuing to explore a potential combination of the Food Safety Business with Neogen, including in mid-April 2021.

On April 12, 2021, representatives of Centerview contacted members of 3M management and indicated that Neogen continued to be interested in a potential transaction, and that stock price movements since the parties had ceased discussions might facilitate the ability of the parties to reach an agreement on valuation.
Following the conversations between members of 3M management and of Centerview, representatives of Goldman Sachs held a teleconference with representatives of Centerview and indicated that 3M was interested in re-commencing discussions with respect to a potential Reverse Morris Trust transaction involving Neogen and the Food Safety Business. Representatives of Goldman Sachs requested that Neogen provide a non-binding indication of interest with respect to the terms on which Neogen would be willing to re-engage in discussions with respect to the potential transaction, noting that the size of the pre-closing cash dividend and the valuation of the Food Safety Business would be an important consideration with respect to whether 3M would be willing to re-engage. Neogen subsequently indicated that it would expect to be in a position to make a proposal based on an implied enterprise value of the Food Safety Business of approximately $5.75 billion.
On May 11, 2021, at a regularly scheduled meeting of the 3M board, members of 3M management provided the 3M board with an update on the status of 3M’s discussions with Neogen and the potential third party buyer regarding the Food Safety Business.
Also in May 2021, Mr. Adent and Jerry Will, Senior Vice President of Corporate Development for 3M, held a teleconference to discuss the high-level economic terms of a potential transaction, including the size of the cash dividend payable to 3M. On May 19, 2021, representatives of Centerview held a teleconference with members of 3M management to further discuss the high-level economic terms. Following this discussion, on May 20, 2021, Mr. Adent and Mr. Will discussed the strategic rationale for a potential transaction, and agreed there was mutual interest in further discussions.
On May 21, 2021, representatives of Centerview held a teleconference with representatives of Goldman Sachs and indicated that Neogen would be willing to proceed with discussions with respect to a potential Reverse Morris Trust transaction at an implied valuation for the Food Safety Business of approximately $5.75 billion, including a cash dividend to 3M of approximately $1.1 billion and a cash dividend to Neogen pre-transaction shareholders of approximately $477 million. The terms discussed with Goldman Sachs would have resulted in pro forma net leverage for the combined company at closing of approximately 4.3x the implied pro forma EBITDA for the combined company and implied pro forma ownership of approximately 49.9% of the combined company by Neogen shareholders and approximately 50.1% by 3M stockholders. The representatives of Centerview indicated that the proposal was subject to Neogen’s continued due diligence review of the business and Neogen board approval.
On June 15, 2021, representatives of Goldman Sachs held a teleconference with representatives of Centerview and conveyed, on behalf of 3M, revised potential terms for a combination of the Food Safety Business and Neogen, which revised potential terms contemplated an implied valuation for the Food Safety Business of $6 billion, including a cash dividend to 3M of $1.35 billion, and implied pro forma ownership of approximately 49.9% of the combined company by Neogen shareholders and approximately 50.1% by 3M stockholders.
On June 21, 2021, representatives of Goldman Sachs provided representatives of Centerview with certain updated financial information with respect to the performance of the Food Safety Business.
On July 6, 2021, the Neogen board met, with representatives of Centerview and Weil present, to receive an update on the potential transaction involving the Food Safety Business, including a review of the strategic rationale and proposed Reverse Morris Trust structure and the other potential terms of a non-binding indication of interest for a potential transaction. Representatives of Centerview reviewed with the Neogen board a preliminary financial analysis of the potential transaction. Following discussion, the Neogen board authorized Neogen management to deliver a non-binding proposal for a potential transaction at an enterprise value for the Food Safety Business of $5.85 billion, cash dividends to 3M of $1.2 billion and to Neogen shareholders of $345 million, which would have resulted in pro forma net leverage of approximately 4.2x the implied pro forma EBITDA for the combined company and implied pro forma ownership of the combined company of approximately 50.1% by 3M stockholders and approximately 49.9% by Neogen shareholders.
On July 6, 2021, following the meeting of the Neogen board, representatives of Centerview, on behalf of Neogen, delivered a preliminary, non-binding indication of interest to representatives of Goldman Sachs with respect to a potential strategic combination of the Food Safety Business with Neogen in a Reverse Morris Trust transaction. We refer to this non-binding indication of interest as the July 2021 proposal. The July 2021 proposal implied an enterprise value of approximately $5.85 billion for the Food Safety Business based on a recent 30-day volume-weighted average price for Neogen common stock and an implied pro forma ownership split of the combined company of approximately 50.1% for 3M stockholders and approximately 49.9% for Neogen shareholders. The July 2021 proposal also included a cash dividend to Neogen shareholders of $345 million and a cash dividend to 3M of $1.2 billion, to be financed through the incurrence of new indebtedness and which would have resulted in the combined company having pro forma net debt of approximately 4.2x the implied pro forma EBITDA for the combined company.
On July 12, 2021, representatives of Goldman Sachs held a teleconference with representatives of Centerview to discuss the July 2021 proposal. Representatives of Goldman Sachs, on behalf of 3M, provided a response to certain terms of the July 2021 proposal, including 3M’s expectation that any potential transaction reflect a higher value for the Food Safety Business, and indicated 3M’s preference for structural price protection against a decline in the value of shares of Neogen common stock. The following week, the parties discussed potential timing and process for next steps if discussions were to proceed.
On July 22, 2021, Neogen and its advisors were provided with access to an online virtual data room to facilitate Neogen’s due diligence review of the Food Safety Business.
On July 27, 2021, representatives of Goldman Sachs distributed to representatives of Centerview and Weil a draft term sheet with respect to a potential transaction. The draft term sheet, among other things, (1) contemplated the combination of Neogen and the Food Safety Business in a Reverse Morris Trust transaction on the principal economic terms contained in the July 2021 proposal, (2) provided that 3M would have the flexibility to determine the structure of the $1.2 billion cash dividend to 3M, including the use of a debt-for-debt exchange, in order to optimize tax treatment for 3M, (3) included 3M’s receipt of a ruling from the IRS with respect to the tax treatment of the transaction as a condition to closing, (4) included 3M’s Clean-TraceTM hygiene monitoring and management system within the scope of acquired assets, other than any software versions developed exclusively for healthcare applications, for which Neogen would grant 3M a 5-year exclusive license under the Clean-TraceTM intellectual property in the healthcare field, (5) proposed that Neogen would generally assume any liabilities relating to the Food Safety Business, whether accruing or relating to the period prior to or following the closing of the potential transaction, (6) contemplated that the parties would mutually agree on a number of 3M designees to be added to the Neogen board, (7) provided 3M would be subject to a two-year non-competition covenant following the closing of the transaction and each of the parties would be subject to a two-year employee non-solicitation covenant and (8) proposed that 3M generally would provide certain transitional services for a nine-month period following the closing at a to-be-agreed upon price. The draft term sheet reflected the parties’ expectation that the only interest in a manufacturing facility that would transfer with the Food Safety Business would be 3M’s leasehold interests in the manufacturing facility located in Bridgend, United Kingdom, which is the only 3M manufacturing facility that primarily produces products related to the Food Safety Business.
On July 29, 2021, members of 3M management and representatives of Goldman Sachs and Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell Lipton, 3M’s external counsel, held an initial call with members of Neogen management as well as representatives of Centerview and Weil, to provide an overview of the terms set forth in the draft term sheet.
On July 30, 2021, members of 3M management, together with representatives of Goldman Sachs, Wachtell Lipton and Miller, Johnson, Snell & Cummiskey, P.L.C., 3M’s external counsel with respect to certain transition arrangements, which we refer to as Miller Johnson, held an initial teleconference call with representatives of Neogen as well as representatives of Centerview, Weil and other advisors to 3M and Neogen, during which 3M provided an overview of its perspectives regarding the transaction structure and transition arrangements.
In August, representatives of Goldman Sachs informed representatives of Centerview that 3M would expect the economic terms of the July 2021 proposal to be adjusted to account for the impact of recent declines in the market value of Neogen’s shares on the implied enterprise value of the potential transaction. During this time period, the parties each expressed the view that they did not believe that it would be possible to reach sufficient alignment with respect to their respective valuations of the Food Safety Business and the economic terms of the potential transaction, including due to differing views of the standalone costs of the Food Safety Business and the impact of recent declines in the market value of Neogen’s shares on the transaction terms. Accordingly, the parties ceased active discussions.
On August 25, 2021, representatives of Centerview contacted representatives of Goldman Sachs to indicate that Neogen thought it might be productive for the parties to re-engage in active discussions regarding a potential transaction. In the following days, representatives of the parties spoke with each other on various occasions regarding the potential transaction, and 3M provided Neogen with additional information on 3M’s proposed pricing and structure for the transition arrangements.
On August 30, 2021, representatives of Weil delivered a revised term sheet to representatives of Wachtell Lipton, which, among other things, (1) provided that the entirety of 3M’s Clean-TraceTM hygiene monitoring and management system, including healthcare applications, would be included within the acquired assets and 3M would enter into a distribution agreement with respect to its sale of healthcare application products following consummation of the transaction, (2) proposed that Neogen would assume only those liabilities relating to the operation of the Food Safety Business as of or following the closing of the potential transaction, (3) provided that 3M would be subject to a noncompetition covenant for a duration of five years following the expiration of the Transition Services Agreement and each of the parties would be subject to a three-year employee non-solicitation covenant, (4) removed conditionality related to 3M’s receipt of certain tax rulings in connection with the transaction and (5) contemplated that certain representations and warranties of the parties would survive the closing.
During August and early September 2021, representatives of Centerview and Goldman Sachs held discussions with respect to the proposed transaction at the direction of their respective clients in the interests of seeking a potential path to a mutually agreeable transaction, including discussions regarding Neogen’s business and operations and the strategic plan for the combined company and potential pricing terms for the transition arrangements. As a result of such discussions, on September 10, 2021, members of Neogen management made a presentation to members of 3M management with respect to Neogen’s business and strategic plan for the combined company. During the meeting, the members of management of 3M and Neogen also discussed the continued divergence in their respective views of the standalone costs associated with the separation of the Food Safety Business and resulting views of the valuation of the Food Safety Business.
On September 17, 2021, representatives of Wachtell Lipton delivered a revised term sheet to representatives of Weil, which, among other things, (1) proposed that 3M would be entitled to designate two members of the Neogen board upon closing of the potential transaction, (2) provided that closing of the transaction would be conditioned on 3M’s receipt of a ruling from the IRS with respect to the tax treatment of the proposed transaction (including any debt-for-debt exchange), (3) excluded from the scope of the potential transaction any Clean-TraceTM software developed by 3M exclusively for use in healthcare applications, (4) provided that Neogen would generally assume any liabilities related to the Food Safety Business, whether accruing prior to or after the proposed transaction, (5) proposed that 3M would be subject to a non-competition covenant for a period of three years following the closing of the potential transaction and (6) provided that Neogen would be responsible for any financing costs in connection with the transaction.
On September 23, 2021, in order to be responsive to 3M’s concerns with respect to the relative implied values of the Food Safety Business and Neogen’s business as a result of certain declines in Neogen’s stock price subsequent to Neogen’s delivery of the July 2021 proposal, as well as Neogen’s desire to maintain a prudent balance sheet and limit financial leverage following the consummation of the potential transaction, on behalf of Neogen, representatives of Centerview delivered a non-binding proposal to representatives of Goldman Sachs containing alternative terms with respect to the potential transaction. We refer to this as the September 2021 proposal. The September 2021 proposal implied an enterprise value for the Food Safety Business, including all of 3M’s Clean-TraceTM hygiene monitoring and management system and related software applications (including healthcare applications), that was approximately $146 million higher than the enterprise value implied by Neogen’s July 2021 proposal, reduced the amount of the cash dividend to 3M from $1.2 to $1.0 billion, and did not provide for a cash dividend to Neogen shareholders, resulting in an implied pro forma ownership split of the combined company of approximately 50.1% for 3M stockholders and 49.9% for Neogen shareholders and an expected pro forma net leverage of the combined company of approximately 2.3x the implied pro forma EBITDA for the combined company (as compared to 4.2x under the July 2021 proposal). The September 2021 proposal also included a counterproposal from Neogen with respect to 3M’s proposed transition arrangement terms, including a reduction in the cost of such services, and outlined certain key open items identified in the 3M September 17, 2021 draft term sheet, including Neogen’s expectation that it would only assume liabilities relating to the Food Safety Business that related to the period following the closing, that it would acquire 100% of 3M’s Clean-TraceTM hygiene monitoring and management system (including healthcare applications), that 3M would be subject to a non-competition covenant for five years and that the scope of financing-related fees for which Neogen would be responsible would be limited. The September 2021 proposal also identified a number of items as subject to continued discussion and due diligence, including the scope of the parties’ indemnification obligations and certain tax-related matters.
On September 27, 2021, Messrs. Adent and Will discussed the September 2021 proposal, including 3M’s belief that the appropriate minimum size of the dividend to 3M was $1.1 billion, the proposed approach to calculating the fees to be payable under the proposed transition arrangements, and the perimeter of the assets to be included in the transaction.
On September 28, 2021, Mr. Adent informed Mr. Will that Neogen had determined to discontinue discussions with respect to the potential transaction due to the parties’ different views as to the valuation of the Food Safety Business, the appropriate size of the dividend to 3M and resulting pro forma leverage of the combined company and the pricing for the contemplated transition arrangements.
On September 29, 2021, representatives of Centerview, on behalf of Neogen communicated a revised proposal on the pricing of the contemplated transition arrangements, which revised terms members of 3M management indicated they would be willing to consider, subject to ongoing discussions and additional clarity as to pricing of certain services under the Transition Services Agreement. Later that day, Messrs. Will and Adent held a teleconference to discuss the terms contained in the September 2021 proposal, during which Mr. Will indicated that 3M desired to continue discussions regarding the potential transaction on the terms contemplated in the September 2021 proposal.
On September 30, 2021, on behalf of Neogen, representatives of Centerview delivered to representatives of Goldman Sachs a draft exclusivity agreement. Between October 1 and October 3, 2021, representatives of Wachtell Lipton and representatives of Weil exchanged revised drafts of the exclusivity agreement. On October 3, 2021, 3M and Neogen executed the exclusivity agreement, which provided, among other things, that 3M would not solicit or engage in discussions or negotiations regarding a transaction involving the acquisition or separation of the Food Safety Business with any party other than Neogen or its representatives until October 27, 2021, which date would automatically extend to November 15, 2021 under certain conditions. The exclusivity agreement also reflected an agreement in principle between Neogen and 3M with respect to certain material the following key transaction terms, based on which 3M was willing to engage exclusively, including a pro forma ownership split of 50.1% by 3M stockholders and 49.9% by pre-transaction Neogen shareholders, a pre-closing dividend of $1.0 billion to 3M (with no pre-closing dividend to be paid to Neogen shareholders), nine-month terms for each of the transition arrangements (with the potential for a 3-year term for Petrifilm products under the transition contract manufacturing agreement) and pricing for the transition arrangements based on the Food Safety Business’s sales (with respect to the transition, distribution services agreement), the cost of goods sold (with respect to the transition contract manufacturing agreement) or a fixed monthly fee (with respect to the transition services agreement), which terms were subject to the parties’ ongoing due diligence reviews and the negotiation of definitive transaction documents.
On October 7, 2021, at a regularly scheduled meeting of the Neogen board at which representatives of Centerview and Weil were present, the Neogen board discussed the status of the potential transaction. At the meeting, Neogen senior management and representatives of Centerview reviewed the status of discussions with 3M, including updates to the financial terms contemplated by the July 2021 proposal, the strategic rationale for the potential transaction, preliminary estimates of the standalone costs associated with the Food Safety Business, and the anticipated timeline of the transaction and structuring considerations. The Neogen board also received and discussed with Neogen senior management and Centerview certain unaudited prospective financial information regarding Neogen, as discussed under “Financial Projections—Neogen Projections.”
Prior to entering into the exclusivity agreement, Neogen management continued to consider potential available strategic opportunities to scale the company’s business, including one additional opportunity identified subsequent to the December 5, 2019 meeting of the Neogen board. Neogen management routinely provided updates to the Neogen board on the status of its consideration of such opportunities and overall strategy during the Neogen board’s regularly scheduled quarterly meetings, including at the meetings of the Neogen board held on December 3, 2020, March 16, 2021 and July 6, 2021. During this period, Neogen management did not pursue any one such opportunity to the exclusion of others, although Neogen management would from time to time focus on one or more such opportunities based on the interest of the potential counterparty and timing relative to other priorities of the business, including engaging in discussions with and delivering non-binding proposals for a potential combination to two other potential strategic counterparties.
During the following weeks, Neogen management, 3M management and their respective advisors conducted due diligence on the Food Safety Business and Neogen business, respectively, including holding a series of calls and virtual meetings in the course of performing mutual due diligence on topics including tax matters, operations, research and development, employee welfare and benefits, environmental, health and safety matters, legal and regulatory matters, sales and marketing, supply chain, information technology and finance. Members of Neogen management also conducted in-person site visits to certain locations of the Food Safety Business, including in Bridgend, United Kingdom, Wroclaw, Poland, St. Paul, Minnesota and Brookings, South Dakota.
From early October through late November 2021, members of 3M and Neogen management and their respective financial advisors also reviewed certain prospective financial information that had been prepared by Neogen management with respect to Neogen’s business on a standalone basis, including the Neogen Management Projections, and by 3M management with respect to the Food Safety Business on a standalone basis, including the 3M Projections, in each case including certain underlying assumptions, as described under “Financial Projections”.
Between October 11, 2021 and October 18, 2021, representatives of Wachtell Lipton and Miller Johnson distributed initial drafts of the primary Transaction Documents to Weil, including the Merger Agreement, Separation Agreement, Employee Matters Agreement, Tax Matters Agreement and certain transition arrangements to be entered into in connection with the proposed transaction. Over the course of the next several weeks, 3M, Neogen and their respective legal advisors exchanged drafts of the Merger Agreement, Separation Agreement and other Transaction Documents and held numerous telephonic meetings to negotiate the terms of these agreements.
On October 18, 2021, 3M and its advisors were provided access to an online virtual data room in connection with 3M’s due diligence review of Neogen’s business.
On October 22, 2021, the Neogen board met to review the status of the potential transaction and due diligence to date with members of Neogen management and representatives of each of Centerview and Weil present.
On October 29, 2021, the Neogen board met, with members of senior management and representatives of Centerview and Weil present, to receive an update on the potential transaction, the performance of the Food Safety Business, and an update with respect to due diligence and the evaluation of standalone costs associated with the Food Safety Business, as well as potential revenue synergies and dis-synergies associated with the potential transaction.
On November 1, 2021, counsel to Goldman Sachs and J.P. Morgan Chase, which we refer to as J.P. Morgan, delivered to Weil initial drafts of the debt commitment letter related to the bridge financing to be made available to Garden SpinCo in connection with the potential transaction in an amount of up to $1 billion as well as the securities engagement letter and loan best efforts letter related to the Permanent Financing. Between November 1, 2021 and December 13, 2021, representatives of Weil, Wachtell Lipton, Neogen and 3M negotiated and finalized the terms of the commitment letter and other financing related documents with the lenders and their counsel.
On November 9, 2021, at a regularly scheduled meeting of the 3M board, members of 3M management discussed with the 3M board the then-current status of the potential transaction and the terms that were under discussion between the parties.
On November 11, 2021, members of 3M management, together with representatives of Goldman Sachs, Wachtell Lipton and Miller Johnson and members of Neogen management, together with representatives of Centerview and Weil, met virtually to discuss certain open points with respect to the potential transaction. Areas of discussion receiving particular focus included the scope of the non-competition covenant that would apply to 3M after the closing of the potential transaction, the scope, exclusivity and transferability of the licenses to be provided under the IP Cross-License Agreement, the determination of the 3M employees that would transfer in connection with the potential transaction, the scope and term of the transition services to be provided by 3M following closing (including the number and duration of possible extensions of the term of each transition services arrangement, whether there would be an increase in fees during any extension term, Neogen’s ability to add or terminate transition services and the appropriate metric for calculating costs and associated fees under the transition contract manufacturing agreement), as well as responsibility for various costs and expenses anticipated to be incurred by the parties in connection with the potential transaction.

During the period from November 15, 2021 through November 23, 2021, members of 3M and Neogen management and their respective advisors held a series of calls to review and discuss transaction-related matters, including the scope of transition services that would be required following the closing of the Transactions.
On November 16, 2021, the Neogen board met, with members of Neogen senior management, Centerview, Weil and certain other advisors present, to receive an update with respect to the potential transaction, including the status of the parties’ respective due diligence reviews, an overview of the key terms of the potential transaction and a review of recent developments in the negotiations between the parties and open negotiating points, the status of definitive transaction documents and the timing and communications plan for the potential transaction. In addition, Neogen management and representatives of Centerview reviewed the strategic rationale of the potential transaction, and the status and indicative terms proposed with respect to the debt financing commitments to be provided by Goldman Sachs and J.P. Morgan. Certain of Neogen’s advisors provided a summary of their respective due diligence findings, including considerations with respect to the integration of the Food Safety Business and anticipated standalone costs. Representatives of Centerview also provided an overview of Centerview’s preliminary financial analysis, including that the projected information for the Food Safety Business used for purposes of its analysis reflected certain adjustments made by Neogen management to the projected information for the Food Safety Business provided by 3M. As discussed under “Certain Projections—Neogen’s Projections”, Neogen management recast the standalone projections provided by 3M for the Food Safety Business in order to correspond to fiscal years ending May 31, 2022 through 2026 (consistent with Neogen’s fiscal year) and made certain adjustments to reflect Neogen management’s assumptions and beliefs at the time with respect to the future revenues and standalone costs of operating the Food Safety Business, including to add projected revenue and expenses in connection with the Clean-Trace Distribution Agreement, which income was not included within the projected financial information for the Food Safety Business provided by 3M to Neogen.
On November 19, 2021, members of 3M and Neogen management and representatives of Goldman Sachs, Wachtell Lipton, Miller Johnson, Centerview and Weil met virtually to discuss certain open points with respect to the potential transaction, including the scope of the non-solicitation obligations of the parties, the reimbursement of financing expenses incurred by 3M in the event that the transaction was terminated, the scope of employees that would transfer with the Food Safety Business, the term of the transition arrangements to be entered into (which Neogen proposed to be 18 months with respect to the transition services agreement, subject to a six-month extension, and four years with respect to the transition contract manufacturing agreement, subject to a one-year extension), the scope of the services to be provided by 3M under the transition services agreement and the associated fees for such transition services arrangements (including Neogen’s willingness to agree to certain fee increases in connection with any extension term) as well as the parties’ respective maximum potential liability under such transition arrangements. During the following days, members of 3M and Neogen management and representatives of Wachtell Lipton, Miller Johnson and Weil held a number of telephone calls to discuss and negotiate the terms of the principal transaction and transition arrangements.
On November 24, 2021, Messrs. Adent and Will held a teleconference to discuss Neogen’s positions with respect to the remaining significant open items following the parties’ November 19, 2021 meeting and subsequent discussions, including Neogen’s acceptance of 3M’s revised proposal for the pricing terms of the transition arrangements, a revised proposal with respect to the target working capital of the Food Safety Business, economic terms with respect to the Clean-TraceTM Distribution Agreement and certain severance responsibilities. The final agreed terms with respect to the transition arrangements resulted in an 18-month term for the transition services agreement and right for Neogen to extend once for an additional six months, subject to an increased fee reflecting the parties’ respective interest in transitioning the Food Safety Business as expeditiously as possible, an 18-month term for the transition distribution services agreement with the right for Neogen to extend once for an additional six months and an 18-month term for the transition contract manufacturing agreement for non-petrifilm products (with one six-month extension) and four-year term for petrifilm products (with up to two six-month extensions). Representatives of Weil also communicated to representatives of Wachtell Lipton a revised proposal with respect to the liability construct under the transition arrangements.
Following discussions on November 24, 2021 in which 3M indicated that it was unwilling to agree to Neogen’s proposed transaction terms, the parties discontinued discussions regarding the potential transaction due to the failure to reach agreement on the remaining significant open terms of the potential transaction, including the parties’ respective limitations of liability under the transition agreements.

On November 27, 2021, Mr. Adent contacted Mr. Will about the possibility of reopening discussions, and the parties scheduled a teleconference for November 29, 2021 between members of 3M management and Mr. Ardent to discuss certain of the remaining open transaction terms and whether there was a potential path for the parties to resume discussions with respect to the potential transaction.
Later on November 29, 2021 and on the following day, representatives of Goldman Sachs and Centerview held discussions with respect to certain of the remaining open points that would need to be resolved in order for the parties to fully re-engage in discussions with respect to the potential transaction.
On November 30, 2021, Messrs. Will and Adent held a teleconference to discuss certain of the significant open items with respect to the potential transaction and the proposed terms on which 3M would be willing to fully re-engage in discussions with Neogen, including 3M’s proposals with respect to the limitations of 3M’s liability under the transition arrangements, the working capital target under the Separation Agreement, the principal economic terms of the Clean-TraceTM Distribution Agreement, the scope of transition services to be provided by 3M, Neogen’s plans with respect to certain manufacturing operations following the closing, the termination fee under the Merger Agreement, the non-competition covenant, a limitation on potential divestitures of $83 million of annual revenue, employee-related matters and the treatment of certain expenses.
On December 2, 2021, Messrs. Adent and Will held a teleconference to discuss the proposed resolution of the remaining open items.
Between December 2 and December 13, 2021, the parties and their respective legal advisors continued to negotiate and finalize the terms of the Transaction Documents (including the debt commitment letter and applicable financing documents and Neogen’s proposed charter and bylaw amendments). The key issues that were addressed during this period included the marketing period under the Merger Agreement, the scope of financing-related expenses 3M would be reimbursed for, the scope and term of the parties’ respective non-solicit obligations, the method of measuring the regulatory divestiture cap, the liability limitations and audit rights under the transition arrangements, as well as the obligations of the parties with respect to the scope and addition of new transition services, the key terms of the transition arrangements and certain operating agreements to be entered into between the parties, 3M’s comfort with Neogen’s plans to move the combined company away from its reliance on the services offered under the transition arrangements, and the terms of the proposed amendments to Neogen’s articles of association and bylaws.
On the evening of December 13, 2021, the Neogen board met with members of Neogen senior management, with representatives of Centerview and Weil present. Prior to the meeting, the members of the Neogen board received materials relating to the potential transactions, including summaries of the terms of the Merger Agreement, Separation Agreement and the other Transaction Documents, proposed resolutions approving the transaction (including the proposed charter and bylaw amendments) and materials from Centerview. Members of Neogen management and representatives of Centerview reviewed with the Neogen board the outcome of the negotiations since the prior board meeting, and representatives of Weil then reviewed with the board its fiduciary duties in connection with considering the proposed transaction. Representatives of Centerview reviewed with the Neogen board Centerview’s financial analyses of the Exchange Ratio. Following this discussion, Centerview rendered to the Neogen board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 13, 2021, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in connection with preparing its opinion, the Exchange Ratio was fair, from a financial point of view, to Neogen. For a detailed discussion of Centerview’s opinion, see below under the caption “—Opinion of Neogen’s Financial Advisor.” Following discussion among the directors, Neogen management, Centerview and Weil, the Neogen board unanimously determined that the Merger Agreement, the Separation Agreement, the other Transaction Documents and the consummation of the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of Neogen and its shareholders. Accordingly, the Neogen board unanimously approved the Transactions, including the Share Issuance, the Merger, the Neogen charter amendment and the Neogen bylaw amendment and resolved to recommend that Neogen shareholders approve the Share Issuance, the Neogen charter amendment and the Neogen bylaw amendment.
On December 13, 2021, the 3M board met virtually, with representatives of 3M senior management and Wachtell Lipton present. Prior to the meeting, the members of the 3M board received materials relating to the potential transaction, including a summary of the terms of the Merger Agreement, Separation Agreement and the other

Transaction Documents and proposed resolutions approving the transaction. Following discussion, the 3M board unanimously determined that the Merger Agreement, the Separation Agreement, the other Transaction Documents and the consummation of the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interest of 3M and its stockholders.
Subsequently, the parties entered into the Merger Agreement, the Separation Agreement, the Asset Purchase Agreement and the Employee Matters Agreement and finalized the remaining forms of certain other Transaction Documents. The applicable parties also entered into the Debt Commitment Letter with respect to the Financing.
On the morning of December 14, 2021, before the opening of trading on the NYSE and the Nasdaq, Neogen and 3M issued a joint press release and held a conference call announcing the execution of the definitive agreements with respect to the Transactions.
Neogen’s Reasons for the Transactions
On December 13, 2021, the Neogen board unanimously approved the Merger Agreement, the Separation Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby, including the Merger. In reaching the decision to approve the Transactions and unanimously resolving to recommend that Neogen shareholders approve the Share Issuance Proposal, the Neogen Charter Amendment Proposal and the Neogen Bylaw Board Size Proposal, the Neogen board held a number of meetings, consulted with Neogen management and its financial and legal advisors, and considered various expected advantages and benefits of the Transactions, including the significant factors set forth below, as well as a variety of negative factors and risks related to the Transactions.
The Neogen board considered these advantages, benefits and negative factors and risks, which are not necessarily presented in order of relative importance below, as a whole and considered such factors to be consistent with the board’s previously identified priorities with respect to strategic transactions and to support its determination to approve the Transactions.
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the overall strategic and financial benefits that could be achieved by combining Neogen and the Food Safety Business relative to the future prospects of Neogen on a standalone basis, including, but not limited to: (i) the expectation that the combined company will have annual revenues in excess of $1 billion and that approximately 70% of the combined company’s pro forma total revenue would be generated from its food safety business, increasing Neogen’s relative revenue from the higher growth, lower volatility food safety market; (ii) the expectation that the combined company will have improved EBITDA margins and stronger free cash flow relative to Neogen on a standalone basis, allowing Neogen to deleverage following the Transactions and providing the company with the flexibility to pursue future strategic initiatives and investments; and (iii) the expectation that the combined company will generate run-rate revenue and cost synergies of $30 million within three years following the closing of the Transactions due to efficiencies in product innovation, sales, marketing, distribution and production;

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the opportunity to create a leading innovator in the food safety industry that would have the geographic footprint, product range and innovation capabilities to capitalize on opportunities presented by increased global focus on sustainability and food safety, and the resulting broadened adoption of testing within the supply chain and long-term positive growth trends;

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the expectation that the financial profile and enhanced international presence of the combined company would position Neogen to pursue further international expansion and provide opportunities for continued global growth;

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the opportunity to combine the complementary product offerings of Neogen and the Food Safety Business, allowing Neogen to expand its product offerings in food safety, in particular in indicator testing and pathogen detection areas, and providing the opportunity to offer Neogen’s products, including its genomics services, to existing 3M food safety customers, as well as to offer the Food Safety Business’s microbiology and other products to existing Neogen animal and food safety customers;

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the opportunity to combine the research and development capabilities of Neogen and the Food Safety Business in order to improve innovation and enhance commercialization of new product offerings for customers, including the potential to augment Neogen’s existing predictive analytics platform in order to position the combined company as a leader in the digitization of the food security industry;

•	the relative valuations implied by the exchange ratio provided for in the Merger Agreement;

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the fact that the Reverse Morris Trust transaction structure affords an effective and economical choice for the Transactions, because, among other things, it provides a tax-efficient method to combine Neogen and the Food Safety Business and allows Neogen to pay a substantial portion of the consideration in the form of shares of Neogen common stock and, therefore, limits the combined company’s total leverage as compared to an all-cash transaction;

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the benefits associated with increased liquidity as a result of the issuance of new shares of Neogen common stock in the Transactions and the potential to improve Neogen’s position within the investment community through increased analyst coverage and the potentially enhanced ability to attract a broader institutional investor base;

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the oral opinion of Centerview rendered to the Neogen board at its meeting on December 13, 2021, which was subsequently confirmed by delivery of a written opinion dated December 13, 2021, that, as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing such opinion, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to Neogen, as more fully described below under the caption “Opinion of Neogen’s Financial Advisor”;

•	Neogen’s due diligence review of the business and financial information of the Food Safety Business;
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that the existing members of the Neogen board will continue to serve on the board of directors following the closing of the Transactions together with two independent directors to be designated by 3M and reasonably acceptable to Neogen; and

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the expectation that the employees of the Food Safety Business who transfer to Neogen in connection with the Transactions will bring knowledge and experience with respect to the operation of the Food Safety Business that will facilitate the integration of the Food Safety Business, as well as proven experience in driving growth and innovation that complements the capabilities of Neogen.

In the course of its deliberations, the Neogen board also considered certain risks and other potentially negative factors concerning the Transactions, including, but not limited to:
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the possibility that the increased earnings, efficiencies, and other potential benefits expected to result from the Transactions will not be fully realized or will not be realized within the expected time frame;

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the dilution of the relative ownership interest of Neogen’s current shareholders that would result from the Share Issuance, including the fact that current Neogen shareholders as a group would no longer own a majority of the issued and outstanding shares of common stock of the combined company;

•	the challenges and difficulties, foreseen and unforeseen, relating to the separation of the Food Safety Business from the other businesses of 3M;
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the challenges inherent in the combination and integration of two businesses of the size and complexity of Neogen and the Food Safety Business, including that Neogen would need to establish new manufacturing facilities and that the integration may take more time and be more costly than expected;

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the restrictions in the Merger Agreement on Neogen’s ability to actively solicit alternative proposals and the fact that certain provisions in the Merger Agreement may dissuade third parties from seeking to acquire Neogen or otherwise increase the cost of any potential alternative transaction, including the fact that Neogen would not have the right to terminate the Merger Agreement in response to a proposal that is superior to the Transactions;

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the fact that the Transactions might not be consummated in a timely manner or at all, including the fact that there can be no assurance that the conditions to the parties’ obligations to consummate the Transactions will be satisfied and that the failure to satisfy such conditions may be for reasons outside the control of Neogen or 3M, including the fact that the Transactions are conditioned, among other things, on (i) the completion of the Separation, (ii) approval by Neogen’s shareholders of the Share Issuance Proposal and certain other matters, (iii) the receipt of required regulatory approvals under applicable antitrust laws, (iv) the receipt by 3M of the Distribution Tax Opinions, (v) the receipt by 3M and Neogen of the Merger Tax Opinions, and (vi) the receipt by 3M of the IRS Ruling and certain tax rulings issued by the Swiss tax authorities relating to certain aspects of the intended tax treatment of the Transactions;

•	the potential adverse consequences to Neogen if the Transactions are not completed, including due to the substantial costs incurred and the potential shareholder and market reaction;
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the potential impact of the restrictions on the conduct of Neogen’s business under the Merger Agreement prior to the consummation of the Transactions, as described further in the section titled “The Merger Agreement—Conduct of Business Pending the Merger” which, among other things, may delay or prevent Neogen from undertaking business opportunities or taking other actions that Neogen might have otherwise taken;

•	the inability of Neogen to influence the operations of the Food Safety Business during the period prior to the completion of the Transactions;
•	the significant one-time costs, including transaction-related expenses, expected to be incurred in connection with the Transactions;
•	the risk that the Transactions and subsequent integration may divert management’s attention and resources away from other strategic opportunities and operational matters;
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the fact that integration of the Food Safety Business will be dependent on the provision of certain transition services from 3M under the Transition Arrangements, and the potential length of time that the transition will require;

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the fact that Garden SpinCo will incur indebtedness in connection with the Transactions, which indebtedness will need to be serviced by the combined company as more fully described below under “Additional Agreements Related to the Separation and the Merger—Debt Financing Arrangements”;

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the fact that, in order to preserve the tax-free treatment of the transactions to 3M and its stockholders, the combined company will be subject to restrictions that could limit its ability to engage in future business transactions or take other corporation actions that might be advantageous as more fully described under “Additional Agreements Related to the Separation and the Merger—Tax Matters Agreement”;

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the possibility that the announcement and pendency of the Transactions could have an adverse impact on Neogen, including the potential impact on Neogen’s employees, its ability to attract and retain key management, and its relationships with existing and prospective customers, suppliers and other third parties;

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the requirement that Neogen pay 3M a termination fee equal to $140 million if the Merger Agreement is terminated under certain circumstances, as more fully described under “The Merger Agreement—Termination Fee and Expenses Payable in Certain Circumstances”;

•	the requirement that Neogen reimburse 3M for all or a portion of its financing-related expenses if the Merger Agreement is terminated under certain circumstances;
•	the risks inherent in seeking regulatory approvals required to close the Merger, as more fully described under the caption “—Regulatory Approvals”;
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the potential downward pressure on Neogen’s share price that may result after the completion of the Transactions if the combined company’s shareholders seek to sell their shares of Neogen common stock;

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the fact that Neogen’s executive officers may have certain interests in or receive certain benefits from the Transactions that are different from, or in addition to, those of Neogen’s shareholders (See “The Transactions—Interests of Certain Persons in the Transactions”); and

•	other risks of the type and nature described elsewhere in this proxy statement, including under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing discussion of the information and factors considered by the Neogen board is not intended to be exhaustive, but includes the material factors considered by the Neogen board. In view of the wide variety of factors considered in connection with its evaluation of the Transactions and the complexity of these matters, the Neogen board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Neogen board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Neogen board based its recommendation on the totality of the information presented, including the factors described above.

Opinion of Neogen’s Financial Advisor
On December 13, 2021, Centerview rendered to the Neogen board its oral opinion, subsequently confirmed in a written opinion dated December 13, 2021, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Exchange Ratio was fair, from a financial point of view, to Neogen.
The full text of Centerview’s written opinion, dated December 13, 2021, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex F and is incorporated by reference in this document. The summary of the written opinion of Centerview, dated December 13, 2021, set forth below is qualified in its entirety by the full text of Centerview’s written opinion attached as Annex F. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Neogen board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, of the Exchange Ratio to Neogen. Centerview’s opinion did not address any other term or aspect of the Merger Agreement, the other Transaction Documents or the Transactions and is not intended to and does not constitute a recommendation to any shareholders or any other person as to how such shareholder or other person should vote or act with respect to the Transactions or any other matter relating thereto.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
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a draft of each of (a) the Merger Agreement dated December 11, 2021 (the “Draft Merger Agreement”), (b) the Separation and Distribution Agreement dated December 10, 2021 (the “Separation Agreement”), (c) the Employee Matters Agreement dated December 10, 2021, (d) the Asset Purchase Agreement dated December 10, 2021, (e) the Tax Matters Agreement dated December 10, 2021, (f) the Transition Contract Manufacturing Agreement dated December 10, 2021, (g) the Transition Distribution Services Agreement dated December 10, 2021, (h) the Transition Services Agreement dated December 10, 2021, (i) the Transition Trademark License Agreement dated December 10, 2021, (j) the Intellectual Property Matters Agreement dated December 10, 2021, (k) the Clean-Trace Agreement and (l) the Real Estate License Agreement dated December 10, 2021 (for purposes of this section titled “Opinion of Neogen’s Financial Advisor,” the agreements described in the foregoing subclauses (b)-(l) are referred to as the “Ancillary Agreements,” such drafts thereof are referred to as the “Draft Ancillary Agreements” and the Draft Ancillary Agreements, together with the Draft Merger Agreement, are referred to as the “Draft Agreements”);

•
Annual Reports on Form 10-K of Neogen for the years ended May 31, 2021, May 31, 2020 and May 31, 2019 and Annual Reports on Form 10-K of 3M for the years ended December 31, 2020, December 31, 2019 and December 31, 2018;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Neogen and 3M;
•	certain publicly available research analyst reports for Neogen and 3M;
•	certain other communications from Neogen and 3M to their respective stockholders;
•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Neogen, including certain financial forecasts, analyses and projections relating to Neogen prepared by management of Neogen and furnished to Centerview by Neogen for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Neogen Forecasts” and which are collectively referred to in this summary of Centerview’s opinion as the “Neogen Internal Data”;

•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Food Safety Business, which are referred to in this summary of Centerview’s opinion as the “Garden SpinCo Internal Data”;

•
certain financial forecasts, analyses and projections relating to the Food Safety Business prepared by management of Neogen and furnished to Centerview by Neogen for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Garden SpinCo Forecasts”; and

•
certain cost savings and operating synergies projected by the management of Neogen to result from the Transactions furnished to Centerview by Neogen for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Synergies”.

Centerview also participated in discussions with members of the senior management and representatives of Neogen, 3M and the Food Safety Business regarding their assessment of the Neogen Internal Data (including, without limitation, the Neogen Forecasts), the Garden SpinCo Internal Data and the Garden SpinCo Forecasts as appropriate, and the strategic rationale for the Transactions. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for certain companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant, and compared that data to relevant data for Neogen and the Food Safety Business. Centerview also conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Neogen’s direction, that the Neogen Internal Data (including, without limitation, the Neogen Forecasts), the Garden SpinCo Forecasts and the Synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Neogen as to the matters covered thereby and, that the Garden SpinCo Internal Data has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of 3M and the Food Safety Business as to the matters covered thereby, and Centerview has relied, at Neogen’s direction, on the Neogen Internal Data (including, without limitation, the Neogen Forecasts), the Garden SpinCo Internal Data, the Garden SpinCo Forecasts and the Synergies for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Neogen Internal Data (including, without limitation, the Neogen Forecasts), the Garden SpinCo Internal Data, the Garden SpinCo Forecasts or the Synergies or the assumptions on which they are based. In addition, at Neogen’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Neogen, 3M or the Food Safety Business, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Neogen, 3M or the Food Safety Business. Centerview assumed, at Neogen’s direction, that (i) the final executed Merger Agreement and Ancillary Agreements would not differ in any respect material to Centerview’s analysis or opinion from the Draft Agreements reviewed by Centerview and (ii) there would be no adjustments to the Exchange Ratio pursuant to Section 3.1(c) of the Merger Agreement that would be material to Centerview’s analysis or its opinion. Centerview also assumed, at Neogen’s direction, that the Transactions would be consummated on the terms set forth in the Merger Agreement and the Ancillary Agreements and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or this opinion. Centerview further assumed, at Neogen’s direction, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Neogen, 3M or the Food Safety Business, or the ability of Neogen, 3M or the Food Safety Business to pay their respective obligations when they come due, or as to the impact of the Transactions on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expresses no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expresses no view as to, and does not address, Neogen’s underlying business decision to proceed with or effect the Transactions, or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to Neogen or in which Neogen might engage.

Centerview’s opinion is limited to and addresses only the fairness, from a financial point of view, as of the date thereof, to Neogen of the Exchange Ratio provided for pursuant to the Merger Agreement. Centerview has not been asked, nor does Centerview express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Transactions, including, without limitation, the structure or form of the Transactions, or any other agreements or arrangements contemplated by the Merger Agreement (including the Ancillary Agreements) or entered into in connection with or otherwise contemplated by the Transactions, including, without limitation, the fairness of the Transactions or any other term or aspect of the Transactions to, or any consideration to be received in connection therewith by, or the impact of the Transactions on, the holders of any other class of securities, creditors or other constituencies of Neogen or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Neogen or any party, or class of such persons in connection with the Transactions, whether relative to the Exchange Ratio provided for pursuant to the Merger Agreement or otherwise. Centerview’s opinion relates to the relative values of Neogen and the Food Safety Business. Centerview’s opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s opinion. Centerview expressed no view or opinion as to what the value of Neogen common stock actually will be when issued pursuant to the Transactions or the prices at which the Neogen common stock (or other securities of Neogen, 3M, Garden SpinCo or any other entity) will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transactions. Centerview’s opinion is not intended to and does not constitute a recommendation to any shareholder of Neogen or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise or act with respect to the Transactions or any other matter.
Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Neogen board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Summary of the Financial Analyses of Centerview
The following is a summary of the material financial analyses prepared and reviewed with the Neogen board in connection with Centerview’s opinion, dated December 13, 2021.
The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that they considered.
Rather, Centerview made its determinations as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion.

In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Neogen or any other parties to the Transactions. None of Neogen, 3M, Garden SpinCo or any of their respective affiliates or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Neogen do not purport to be appraisals or reflect the prices at which Neogen may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 13, 2021, and is not necessarily indicative of current market conditions. Fully diluted share numbers (including options and restricted stock units) for Neogen used below were provided by, and used at the direction of, Neogen management.
EBITDA is a non-GAAP financial measure and was calculated as earnings before interest, taxes, depreciation and amortization, including stock-based compensation expense.
Selected Public Comparable Companies Analysis:
Centerview reviewed and analyzed certain financial information, ratios and multiples, including EV/2022E EBITDA (as described below), for the below listed publicly traded companies that Centerview, based on its experience and professional judgment, deemed relevant as publicly traded companies with operations in the food safety and life sciences tools or diagnostics industries to consider in relation to Neogen and the Food Safety Business.
Selected Public Companies	EV/2022E EBITDA
Agilent Technologies, Inc.	26.5x
Bio-Techne Corporation	45.5x
Mettler-Toledo International, Inc.	33.5x
PerkinElmer, Inc.	18.8x
Waters Corporation	22.6x
Although none of the selected companies is directly comparable to Neogen, the Food Safety Business or the combined company, the companies listed above were chosen by Centerview, among other reasons, because they are publicly traded companies that have certain operational, business and/or financial characteristics that, for purposes of Centerview’s analyses, may be considered similar to those of Neogen and the Food Safety Business, including (i) product and service offerings similar to those of Neogen and the Food Safety Business, such as instruments and diagnostic tests (notwithstanding that such offerings may be marketed outside of food safety and animal safety, due to the limited number of publicly traded food safety or animal safety companies other than Neogen) and (ii) revenue growth and operating profitability characteristics similar to those of Neogen and the Food Safety Business. Because none of the selected companies is exactly the same as Neogen or the Food Safety Business, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of Neogen, the Food Safety Business and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from regulatory filings and other data sources as of December 13, 2021, Centerview calculated, for each selected company, among other things, aggregate enterprise values (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants and restricted stock units, as applicable), plus the book value of debt, plus minority interests, less cash and cash equivalents and equity method investments) as a multiple of the estimated EBITDA for the twelve months ended May 31, 2022, which is referred to in this summary as “EV/2022E EBITDA.” From this analysis, Centerview computed median and mean EV/2022E EBITDA multiples for the twelve months ended May 31, 2022 for the selected companies, as set forth below:
EV/2022E EBITDA
	Mean	Median
Selected Public Companies	29.4x	26.5x
From this analysis, Centerview computed a range of 2022E EV/EBITDA multiples of 32.5x to 37.5x (which range was determined based on considerations that Centerview deemed relevant in its professional judgment and experience) and applied such multiples to the estimated EBITDA for the twelve months ended May 31, 2022 for Neogen and the Food Safety Business, respectively, based on the Neogen Forecasts and the Garden SpinCo Forecasts in order to arrive at implied enterprise values for Neogen and the Food Safety Business. To arrive at a range of implied equity values for Neogen and the Food Safety Business, Centerview adjusted the total enterprise values for Neogen’s and the Food Safety Business’ respective net debt (in the case of the Food Safety Business, assuming net debt of Garden SpinCo of $1 billion), minority interest and equity method investments, as applicable.
Based upon the resulting implied equity values of Neogen and the Food Safety Business, Centerview calculated a range of implied pro forma equity ownership of Neogen shareholders in the combined company. For purposes of this calculation, Centerview assumed that the implied equity value of the combined company was the sum of the implied equity values of Neogen and the Food Safety Business (without consideration of any potential synergies). Centerview calculated the low end of the Neogen shareholder implied pro forma equity ownership range assuming the lowest implied equity value for Neogen and the highest implied equity value for the Food Safety Business, and then calculated the high end of the Neogen shareholder implied pro forma equity ownership range assuming the highest implied equity value for Neogen and the lowest implied equity value for the Food Safety Business. The analysis implied a pro forma equity ownership percentage range for Neogen shareholders of 44.2% to 51.8%, as compared to the expected pro forma ownership of the combined company by pre-Merger Neogen shareholders of approximately 49.9% of the issued common stock, or 50.1% on a fully diluted basis, as a result of the Exchange Ratio.
Discounted Cash Flow Analysis:
Centerview performed a discounted cash flow analysis of Neogen based on the Neogen Forecasts and of the Food Safety Business based on the Garden SpinCo Forecasts. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or company by calculating the “present value” of estimated future cash flows of the asset or company and terminal value of the asset or company. “Present value” refers to the current value of estimated future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing these analyses, Centerview calculated the discounted cash flow values as the sum of the net present values (as of November 30, 2021) of (1) the standalone unlevered free cash flows for the second half of the fiscal year ending May 31, 2022 and of the fiscal years ending May 31, 2023 through May 31, 2026 based on the Neogen Forecasts and the Garden SpinCo Forecasts, respectively, and (2) the terminal value of each of Neogen and the Food Safety Business at the end of the forecast period. The terminal values of each of Neogen and the Food Safety Business were estimated applying a range of exit multiples of 32.5x to 37.5x to the terminal year projected EBITDA of each of Neogen and the Food Safety Business, as provided in the section titled “Financial Projections—Neogen Projections.” The range of exit multiples was estimated by Centerview utilizing its professional judgment and experience, taking into account the relevant company and, among other matters, the Neogen Forecasts and the Garden SpinCo Forecasts. The cash flows and terminal values were discounted to present value (as of November 30, 2021) using a range of discount rates of 8.0% to 9.0% for each of Neogen and the Food Safety Business. The range of discount rates was determined based on Centerview’s analyses of Neogen’s and the Food Safety Business’s respective weighted average cost of capital (the “WACC”). Centerview derived the WACC for each of Neogen and the Food Safety Business by using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including capital structure, the cost of long-term U.S. Treasury debt, tax rates, historical and projected unlevered and levered betas for certain selected comparable companies, as well as certain financial metrics for the U.S. financial markets generally.
Based on these analyses, Centerview calculated a range of approximate implied equity values for Neogen and the Food Safety Business, in each case by adjusting for Neogen’s and the Food Safety Business’ respective net debt (and, in the case of the Food Safety Business, assuming net debt of Garden SpinCo of $1 billion), minority interest and equity method investments, as applicable (without consideration of any potential synergies). Using the high and low values from the resulting range of the implied equity values, Centerview then calculated the implied pro forma equity ownership percentage range for Neogen shareholders of 46.2% to 55.5%, as compared to the expected pro forma ownership of the combined company by pre-Merger Neogen shareholders of approximately 49.9% of the issued common stock, or 50.1% on a fully diluted basis, as a result of the Exchange Ratio.
“Has-Gets” Value Creation Analysis:
Centerview compared the standalone equity value of Neogen to the Neogen shareholders’ pro forma share (based on the expected pro forma ownership of the combined company by pre-Merger Neogen shareholders of approximately 49.9% of the issued common stock, or 50.1% on a fully diluted basis, as a result of the Exchange Ratio) of the implied equity value of the combined company after giving effect to the Merger, including (i) the realization of operating synergies as provided in the following sentence, (ii) estimated transaction costs and (iii) assumed net debt of Garden SpinCo of $1 billion. In connection with this analysis, Centerview assumed run-rate revenue and cost synergies of approximately $30 million, potential run-rate tax dyssynergies of approximately $13 million, estimated transaction costs of $75 million and an approximate $5 million net working capital payment adjustment to 3M.
Centerview observed the following comparison of the standalone equity value of Neogen (which we refer to as “Has,” and is based on the closing price of Neogen common stock on December 13, 2021 of $40.12) to the implied value of the Neogen shareholders’ pro forma ownership of the combined company (“Gets”), using two valuation methodologies:
Valuation Methodology for “Gets”	“Has” (equity value in millions)	“Gets” (Combined company, including synergies) (equity value in millions)
EV/EBITDA (2022E)	$4,356	$5,072
Discounted Cash Flows	$4,356	$5,169

Other Factors
Centerview noted for the Neogen board certain additional factors solely for reference and informational purposes, including the following:
Illustrative Contribution Analysis:
Centerview performed a relative contribution analysis of Neogen and the Food Safety Business in which Centerview analyzed and compared the Neogen shareholders’ and the Garden SpinCo stockholders’ respective expected percentage ownership of the combined company to Neogen’s and the Food Safety Business’ respective contributions to the combined company based upon the estimated revenue, EBITDA and unlevered net income for each of Neogen and the Food Safety Business on a standalone basis for each of the fiscal years ending May 31, 2022, 2023 and 2024, derived from the Neogen Forecasts and the Garden SpinCo Forecasts. The relative equity contributions of Neogen and the Food Safety Business to the combined company’s estimated revenue, EBITDA and unlevered net income for the fiscal years ending May 31, 2022, 2023 and 2024, as well as the implied pro forma equity ownership split as a result of such relative contributions (in each case, without consideration of any potential synergies), which Centerview noted as compared to the implied equity ownership of the pre-Merger Neogen shareholders in the combined company based on the Exchange Ratio of approximately 49.9% on an issued common stock basis, or 50.1% on a fully diluted basis, are set forth below:
	Contribution Percentages (Neogen / Food Safety Business)		Implied Equity Split (Neogen / Food Safety Business)
Revenue:
FY 2022E	56%	44%	67%	33%
FY 2023E	56%	44%	68%	32%
FY 2024E	56%	44%	68%	32%

EBITDA(1):
FY 2022E	41%	59%	48%	52%
FY 2023E	42%	58%	49%	51%
FY 2024E	42%	58%	49%	51%

Unlevered Net Income(1):
FY 2022E	36%	64%	36%	64%
FY 2023E	37%	63%	37%	63%
FY 2024E	38%	62%	38%	62%
(1)
Assumes $37 million in standalone costs for the twelve months ended May 31, 2022 (as provided in the Neogen Internal Data). The Food Safety Business unlevered net income assumes a 20.5% tax rate for all years.

Historical Trading Analysis:
Centerview reviewed the historical trading prices for Neogen common stock during the 52-week period ended December 10, 2021, the last trading day before the date of Centerview’s opinion, which ranged from a low closing price of $39 per share on March 4, 2021 to a high closing price of $48 per share on April 20, 2021, as compared to the closing price of Neogen common stock of $40 on December 13, 2021 (in each case, rounded to the nearest dollar).
General
Centerview’s financial analyses and opinions were only one of many factors taken into consideration by the Neogen board in its evaluation of the Transactions. Consequently, the analyses described above should not be viewed as determinative of the views of the Neogen board or management of Neogen with respect to the Exchange Ratio, or as to whether the Neogen board would have been willing to determine that a different Exchange Ratio or consideration was fair. The Exchange Ratio for the Transactions was determined through arm’s-length negotiations between Neogen and 3M and was approved by the Neogen board. Centerview provided advice to Neogen during these negotiations. Centerview did not, however, recommend any specific amount of consideration to Neogen or the Neogen board or that any specific amount of consideration or Exchange Ratio constituted the only appropriate consideration or Exchange Ratio for the Transactions.
Miscellaneous—Centerview Partners LLC
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, Centerview had been engaged to provide financial advisory services to Neogen, including in connection with certain strategic matters, and Centerview received approximately $300,000 in compensation from Neogen for such services. In the two years prior to the date of its written opinion, Centerview had not been engaged on a fee-paying basis to provide financial advisory or other services to 3M, and Centerview did not receive any compensation from 3M during such period. Centerview may provide investment banking and other services to or with respect to Neogen, 3M, Garden SpinCo, or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Neogen, 3M, Garden SpinCo or any of their respective affiliates, or any other party that may be involved in the Transactions.
The Neogen board selected Centerview as its financial advisor in connection with the Transactions based on Centerview’s reputation, qualification and experience in investment banking and mergers and acquisitions generally and knowledge of the industries in which Neogen and the Food Safety Business operate, specifically. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions.
In connection with Centerview’s services as a financial advisor to the Neogen board, Neogen has agreed to pay Centerview an aggregate fee of $34 million, $2.5 million of which (less certain fees previously paid to Centerview) was payable upon the rendering of Centerview’s opinion, and $31.5 million of which is payable contingent upon the consummation of the Transactions. In addition, Neogen may pay Centerview an additional fee of up to $7.0 million in its discretion. Neogen has also agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise out of Centerview’s engagement.
Financial Projections
The information set forth in this section relates to certain forecasted financial information exchanged between 3M and Neogen in connection with their consideration of the Transactions, as described in more detail below. There were no projections or forecasted financial information exchanged between 3M and Neogen, other than as summarized below, that the parties consider to be material.
Neogen Projections
Neogen does not as a matter of course make public any long-term financial projections as to future performance, earnings or other results due to, among other reasons, the uncertainty and inherent unpredictability of the underlying assumptions and estimates. However, in connection with its evaluation of the Transactions, Neogen management prepared and provided to Centerview and the Neogen board certain non-public, internal financial projections concerning Neogen’s anticipated future operations as a standalone business for the fiscal years ending May 31, 2022 through 2026. We refer to these projections as the Neogen Standalone Projections. The Neogen Standalone Projections (other than the unaudited prospective information with respect to Neogen’s operations for the second half of 2022 and the calculations of unlevered free cash flow) also were provided to 3M management. In addition, in connection with its evaluation of the Transactions, Neogen management prepared certain financial projections regarding the Food Safety Business’s anticipated future operations on a standalone basis, which were derived in part from the financial information provided by 3M to Neogen, including the 3M Food Safety Business Projections, in connection with Neogen’s due diligence review of the Food Safety Business and which Neogen management recast to correspond to fiscal years ending May 31, 2022 through 2026 and adjusted to reflect management’s assumptions and beliefs at the time with respect to the future revenues and standalone costs of operating the Food Safety Business, including to add projected revenue and expenses in connection with the Clean-Trace Distribution Agreement, which income was not included within the projected financial information for the Food Safety Business provided by 3M to Neogen. The Clean-Trace Distribution Agreement specifically relates to Neogen's agreement to sell certain Clean-Trace™ products to 3M and for 3M to serve as a non-exclusive distributor and reseller of such products solely to certain customers (other than in respect of food safety applications), including certain existing customers of 3M's Medical Solution Division which does not transfer to Neogen in connection with the Transactions Refer to “Additional Agreements Related to the Separation and the Merger—Clean-Trace Distribution Agreement” for additional information. We refer to these reforecasted and adjusted financial projections for the Food Safety Business as the Neogen Reforecasted Food Safety Projections, and we refer to the Neogen Standalone Projections and the Neogen Reforecasted Food Safety Projections collectively as the Neogen Projections. The Neogen Reforecasted Food Safety Projections were provided to the Neogen board and also were provided to Centerview.
A summary of the Neogen Projections has been provided below to provide recipients of this proxy statement with access to certain non-public unaudited prospective internal financial information that was provided to the parties as described above, including the Neogen board and Centerview in connection with their consideration and evaluation of the Transactions. This summary of the Neogen Projections is not being included in this proxy statement to influence any stockholder to make any investment or voting decision with respect to the Transactions or for any other purpose.
Neogen Standalone Projections
		Fiscal Year Ending May 31,
$ million	2H 2022E(1)	2022E	2023E	2024E	2025E	2026E
Revenue	$257	$515	$567	$613	$663	$717
EBITDA(2)	55	110	125	140	156	175
Unlevered Net Income(3)	34	69	79	89	100	113
Unlevered Free Cash Flow(4)	25	61	73	83	94
(1)	Reflects estimates for the second half of Neogen’s fiscal year ending May 31, 2022.
(2)	EBITDA is a non-GAAP financial measure and was calculated as earnings before interest, taxes, depreciation and amortization, including stock-based compensation expense.
(3)
Unlevered net income is a non-GAAP financial measure and was calculated by Centerview for use in connection with its financial analyses for purposes of rendering its opinion to the Neogen Board as described above in the section entitled “—Opinion of Neogen’s Financial Advisor” using the Neogen Reforecasted Food Safety Projections provided by Neogen management as EBITDA, less depreciation and amortization, less cash tax expense.

(4)
Unlevered free cash flow is a non-GAAP financial measure and was calculated by Centerview for use in connection with its financial analyses for purposes of rendering its opinion to the Neogen board as described above in the section entitled “—Opinion of Neogen’s Financial Advisor” using the Neogen Standalone Projections provided by Neogen management as net operating profit after taxes (i.e., EBITDA, less depreciation and amortization, less cash tax expense), plus depreciation and amortization, less capital expenditures, less increases in net working capital and less acquisition spend.

Neogen Reforecasted Food Safety Projections
		Fiscal Year Ending on May 31,
$ million	2H 2022E(1)	2022E	2023E	2024E	2025E	2026E
Revenue	$202	$404	$440	$475	$507	$535
EBITDA(2)	80	160	176	193	208	221
Unlevered Net Income(3)	61	122	134	147	158	168
Unlevered Free Cash Flow(4)	59	71	61	116	158
(1)
Reflects estimate for the second half of fiscal year ending May 31, 2022 based on Neogen management’s recast of the unaudited prospective financial information for the Food Safety Business to correspond to a fiscal year ending May 31.

(2)	EBITDA is a non-GAAP financial measure and was calculated as earnings before interest, taxes, depreciation and amortization, including stock-based compensation expense.

(3)
Unlevered net income is a non-GAAP financial measure and was calculated by Centerview for use in connection with its financial analyses for purposes of rendering its opinion to the Neogen Board as described above in the section entitled “—Opinion of Neogen’s Financial Advisor” using the Neogen Reforecasted Food Safety Projections provided by Neogen management as EBITDA, less depreciation and amortization, less cash tax expense.

(4)
Unlevered free cash flow is a non-GAAP financial measure and was calculated by Centerview for use in connection with its financial analyses for purposes of rendering its opinion to the Neogen board as described above in the section entitled “—Opinion of Neogen’s Financial Advisor” using the Neogen Reforecasted Food Safety Projections provided by Neogen management as net operating profit after taxes (i.e., EBITDA, less depreciation and amortization, less cash tax expense), plus depreciation and amortization, less capital expenditures, less increases in net working capital, less (with respect to the prospective financial information for fiscal years 2023 through 2026) certain estimates of one-time expenditures related to operational and facility transitions.

The Neogen Projections and Neogen Reforecasted Food Safety Projections are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the Neogen Projections and Neogen Reforecasted Food Safety Projections are forward-looking statements and reflect numerous estimates and assumptions with respect to, among other things, industry performance and competition, general business, economic, market and financial conditions and matters specific to Neogen’s business and the Food Safety Business, all of which are difficult to predict or may prove to be inaccurate for any number of reasons, including the risks discussed in this proxy statement under the section entitled “Risk Factors.” and many of which are beyond Neogen’s control. Neogen cannot provide any assurance that the assumptions underlying the Neogen Projections will be realized. The inclusion of information about the Neogen Projections in this proxy statement should not be regarded as an indication that Neogen, 3M or any other recipient of this information considered or now considers, it necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such forecasts.
The material estimates and assumptions made by Neogen management in connection with the preparation of the Neogen Projections include:
•	Projected annual increases in revenue of 8-12% for Neogen’s food and animal safety segments; and
•
Projected annual gross margin expansion of 50 basis points and operating margin expansion of 75 basis points commencing in fiscal year 2023, primarily resulting from expected manufacturing efficiencies and favorable product mix.

In developing the Neogen Projections and the material estimates and assumptions with respect to Neogen’s projected future revenue growth rates and cost, Neogen management considered, among other things, the following assumptions:
•	Neogen’s historical organic revenue growth rate in the high single digits;
•	Expanded geographic opportunities arising out of Neogen’s international businesses; and
•	Secular trends towards increasingly health conscious consumers, more food allergies, increased incidents of pathogen contamination in food, and increased supply chain complexity.
In preparing the Neogen Reforecasted Food Safety Projections, Neogen management made certain adjustments to the material estimates and assumptions made by 3M management and reflected in the 3M Food Safety Business Projections, which are described below under “3M Food Safety Business Projections,” based on Neogen management’s expectations and beliefs at the time with respect to the future revenues and standalone costs of operating the Food Safety Business. The material estimates and assumptions made by Neogen management in connection with the preparation of the Neogen Reforecasted Food Safety Projections, as compared to the 3M Food Safety Business Projections, include:
•
Lowering the assumed annual revenue growth rate for indicator testing, hygiene monitoring, sample handling and pathogen testing by 1.0% to 1.5%, for conservatism and based on recent performance trends for those product lines.

•
Assuming expense margins consistent with those used by 3M in the preparation of the 3M Food Safety Business Projections, which Neogen management believed to be reasonable based on Neogen management’s discussions with representatives of the Food Safety Business and knowledge of the industry;

•	Adding projected revenue of approximately $15 million annually and related expenses in connection with the Clean-Trace Distribution Agreement, which was not included in the 3M Food Safety Business

Projections but pursuant to which the Food Safety Business will sell certain Clean-Trace™ products to 3M and 3M will serve as a non-exclusive distributor and reseller of such products (solely to certain customers and not including any food safety applications); and
•
Assumed costs of an incremental $37 million for the operation of the Food Safety Business on a standalone basis for Neogen’s fiscal year 2021 (with incremental increases in subsequent years), not including the expected costs related to the separation and stand-up of the Food Safety Business implied by the Transition Arrangements.

Many of the assumptions reflected in the Neogen Projections are subject to change and the Neogen Projections do not reflect revised prospects for Neogen’s business or the Food Safety Business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such prospective financial information was prepared. Neogen has not publicly updated and does not intend to publicly update or otherwise revise the Neogen Projections. Although Neogen management believes that the Neogen Projections were prepared on a reasonable basis (and, in the case of the 3M Food Safety Business Projections from which the Neogen Reforecasted Food Safety Projections were derived, Neogen management assumes that the 3M Food Safety Projections were prepared on a reasonable basis), the Neogen Projections are not fact and there can be no assurance that the results reflected in the Neogen Projections will be realized or that actual results will not materially vary from the Neogen Projections. In addition, the Neogen Projections reflect Neogen and the Food Safety Business on a standalone basis and cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the Neogen Projections included in this proxy statement should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.
Shareholders are urged to review Neogen’s most recent SEC filings for a description of risk factors with respect to Neogen’s business as well as the section of this proxy statement entitled “Risk Factors.” Shareholders should also read the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Neogen Projections and “Where You Can Find Additional Information; Incorporation by Reference.”
The Neogen Projections were not prepared with a view toward public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Neogen Projections included in this document have been prepared by, and are the responsibility of, Neogen management (and, in the case of the 3M Food Safety Projections from which the Neogen Reforecasted Food Safety Projections were derived in part, 3M management). BDO USA LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Neogen Projections and, accordingly, BDO USA LLP does not express an opinion or any other form of assurance with respect thereto. The BDO USA LLP report incorporated by reference in this document relates to Neogen’s previously issued financial statements. It does not extend to the Neogen Projections and should not be read to do so.
The Neogen Projections contain certain non-GAAP financial measures that Neogen management believes are helpful in evaluating its future projected results. The non-GAAP financial measures set forth above should not be considered in isolation or as a substitute for, or superior to, comparable financial measures determined or calculated in accordance with GAAP. Non-GAAP financial measures such as those used in the Neogen Projections also may not be comparable to similarly titled measures used by other companies or persons (including 3M) due to potential differences in the method of calculation. Non-GAAP financial measures should not be considered as alternatives to operating income or net income as measures of operating performance or cash flow or as measures of liquidity.
For the reasons described above, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Neogen Projections. None of Neogen or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any stockholder or other person regarding Neogen’s ultimate performance compared to the information contained in the Neogen Projections or that forecasted results will be achieved. Neogen has not made any representation to 3M in the Merger Agreement or otherwise concerning any of the Neogen Projections and 3M has not made any representation to Neogen in the Merger Agreement or otherwise concerning any of the 3M Food Safety Projections.

The Neogen Projections, and the information about the Neogen Projections set forth above, were developed for Neogen and the Food Safety Business, respectively, on a standalone basis and do not take into account or give effect to the Transactions, including any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any costs and expenses incurred or to be incurred in connection with the Transactions, any purchase accounting adjustments, any synergies that are or expected to be realized as a result of the Transactions or costs and expenses necessary to achieve anticipated synergies, or any changes to Neogen’s or the Food Safety Business’s operations or strategy that may be implemented after completion of the Transactions, nor do they take into account the effect of any failure of the Merger or the other Transactions to be consummated or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.
NEOGEN DOES NOT INTEND TO PUBLICLY UPDATE OR OTHERWISE REVISE THE ABOVE NEOGEN PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.
3M Food Safety Business Projections
3M does not as a matter of course make public long-term financial projections as to the future performance, earnings or other results of 3M or its businesses, including the Food Safety Business. However, in connection with the process leading to the execution of the Merger Agreement, the Separation Agreement and other Transaction Documents, 3M management prepared certain nonpublic, internal financial projections for the Food Safety Business for the calendar years ending December 31, 2021 through 2025, which were then provided to Neogen and its financial advisor as part of Neogen’s due diligence review of the Food Safety Business. We refer to these projections as the 3M Food Safety Business Projections.
The 3M Food Safety Business Projections are based on numerous variables and assumptions made by 3M management at the time prepared, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, other future events; and other matters specific to 3M and the Food Safety Business, including the following material assumptions:
•	long-term growth of the Food Safety Business’s market between 2-3% per year (which assumes that the industry’s growth rate from prior to the COVID-19 pandemic is again in effect);
•	a full recovery of the services sector of such market;
•	a normalized global supply chain;
•	the absence of a material impact on the operations of the customers of the Food Safety Business from COVID-related production issues;
•	increased customer focus on hygiene and resulting demand for the Food Safety Business’s hygiene monitoring solutions;
•	launch of new solutions, including 3M™ Petrifilm™ Plate Reader Advanced and 3M™ Environmental Scrub Sampler, in 2021;
•	increased investment in customer-facing initiatives to improve sales and increased demand from contract laboratory customers; and
•	sustained growth in demand for Petrifilm™ culture plates.
The 3M Food Safety Business Projections are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the 3M Food Safety Business Projections are forward-looking statements and reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Food Safety Business, including the risks and uncertainties described under “Risk Factors,” all of which are difficult to predict and many of which are beyond 3M’s control. Among other things, if the 3M Food Safety Business Projections had been prepared under the assumption that the industry (including the customers and suppliers of the Food Safety Business) would continue to be impacted by COVID-related production issues and the ongoing global supply chain crisis; that the Food Safety Business would be unable to timely introduce new solutions when anticipated;

or assuming a different mix of demand for the products offered by the Food Safety Business, then in each case the 3M Food Safety Business Projections would have been materially different than the information set forth below.
A summary of the 3M Food Safety Business Projections has been provided below to provide recipients of this proxy statement with access to certain nonpublic unaudited prospective internal financial information that was furnished to the above-listed parties, and are not included in this proxy statement to influence any stockholder to make any investment or voting decision with respect to the Transactions or for any other purpose.
	Fiscal Year Ending December 31,
$ million	2021E	2022E	2023E	2024E	2025E
Net Sales	$373	$414	$454	$494	$532
Adjusted Gross Profit(1)	237	268	296	323	349
Adjusted EBITDA(2)	180	204	226	247	267
(1)
Adjusted gross profit is calculated as net sales less cost of goods sold, adjusted for stock-based compensation, parent expense allocations that would not apply to a standalone entity, and items of a non-recurring and/or non-operational nature, and is a non-GAAP financial measure. Standalone costs, including but not limited to, transition costs or new production startup have not been included.

(2)
Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, adjusted for stock-based compensation, parent expense allocations that would not apply to a standalone entity, and items of a non-recurring and/or non-operational nature and is a non-GAAP financial measure. Standalone costs, including but not limited to, transition costs or new production startup have not been included.

The 3M Food Safety Business Projections were prepared for the Food Safety Business on a stand-alone basis.
The inclusion of information about the 3M Food Safety Business Projections in this proxy statement should not be regarded as an indication that 3M, Neogen or any other recipient of this information considered, or now considers, it necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such forecasts.
3M cannot provide any assurance that the assumptions underlying the 3M Food Safety Business Projections will be realized. The inclusion of information about the 3M Food Safety Business Projections in this proxy statement should not be regarded as an indication that 3M, Neogen or any other recipient of this information considered, or now considers, it necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such forecasts.
Many of the assumptions reflected in the 3M Food Safety Business Projections are subject to change and the 3M Food Safety Business Projections do not reflect revised prospects for the Food Safety Business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. 3M has not publicly updated and does not intend to publicly update or otherwise revise the 3M Food Safety Business Projections. There can be no assurance that the results reflected in the 3M Food Safety Business Projections will be realized or that actual results will not materially vary from the 3M Food Safety Business Projections. In addition, the 3M Food Safety Business Projections cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the 3M Food Safety Business Projections included in this proxy statement should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.
Stockholders are urged to review 3M’s most recent SEC filings for a description of risk factors with respect to 3M’s business, as well as the section of this proxy statement entitled “Risk Factors.” Stockholders should also read the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the 3M Food Safety Business Projections and “Where You Can Find Additional Information; Incorporation by Reference.”
The 3M Food Safety Business Projections were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The 3M Food Safety Business Projections included in this document have been prepared by, and are the responsibility of, 3M management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying 3M Food Safety Business Projections and, accordingly,

PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Food Safety Business’s previously issued financial statements. The PricewaterhouseCoopers LLP report does not extend to the 3M Food Safety Business Projections and should not be read to do so.
The 3M Food Safety Business Projections contain certain non-GAAP financial measures. The non-GAAP financial measures set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and non-GAAP financial measures such as those used in the 3M Food Safety Business Projections may not be comparable to similarly titled amounts used by other companies or persons. Non-GAAP financial measures should not be considered as alternatives to operating income or net income as measures of operating performance or cash flow or as measures of liquidity. 3M is not providing a quantitative reconciliation of these forward-looking non-GAAP financial measures. For the reasons described above, readers of this proxy statement are cautioned not to place undue, if any, reliance on the 3M Food Safety Business Projections. None of 3M or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the Food Safety Business compared to the information contained in the 3M Food Safety Business Projections or that forecasted results will be achieved. 3M has not made any representation to Neogen in the Merger Agreement or any of the other Transaction Documents or otherwise, or to any other person, concerning any of the 3M Food Safety Business Projections.
The 3M Food Safety Business Projections, and the information about the 3M Food Safety Business Projections set forth above, were developed for the Food Safety Business on a standalone basis and do not take into account or give effect to the Transactions, including any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any costs and expenses incurred or to be incurred in connection with the Transactions, any purchase accounting adjustments, any synergies that are or expected to be realized as a result of the Transactions or costs and expenses necessary to achieve anticipated synergies, or any changes to the Food Safety Business’s operations or strategy that may be implemented after completion of the Transactions, nor do they take into account the effect of any failure of the Merger or the other Transactions to be consummated or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.
3M DOES NOT INTEND TO PUBLICLY UPDATE OR OTHERWISE REVISE THE ABOVE 3M FOOD SAFETY BUSINESS PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.
Ownership of Neogen Following the Merger
Immediately after the closing of the Merger, Garden SpinCo stockholders are expected to own, in the aggregate, approximately 50.1% of the issued and outstanding shares of Neogen common stock and pre-Merger Neogen shareholders are expected to own, in the aggregate, approximately 49.9% of the issued and outstanding Neogen common stock.
Board of Directors and Executive Officers of Neogen Following the Merger; Operations Following the Merger
Effective as of the effective time of the Merger, the size of the Neogen board will be increased to 10 directors, and two individuals designated by 3M and reasonably acceptable to Neogen will be appointed to the board. The Merger Agreement provides that the individuals designated by 3M must be independent under the rules and regulations of Nasdaq and reasonably acceptable to Neogen, taking into account their skills and background and the composition and diversity of the Neogen board. The Neogen board is divided into three classes with staggered 3-year terms. The 3M designees will each be appointed to a different class on the Neogen board. If the initial term of any 3M designee expires at the first or second annual meeting of Neogen shareholders following the closing of the Transactions, Neogen has agreed to include such 3M designee in the slate of nominees that is recommended by the Neogen board to Neogen’s shareholders for election at such annual meeting. See “The Transaction Agreements—The Merger Agreement—Post-Closing Neogen Board of Directors and Officers.”
The biographies of the following current directors of Neogen are incorporated by reference to Neogen’s Proxy Statement for its 2021 Annual Meeting of Shareholders, which is incorporated in this proxy statement by reference: John E. Adent; James C. Borel; William T. Boehm, Ph.D.; Ronald D. Green, Ph.D.; Ralph A. Rodriguez; James P. Tobin; Darci L. Vetter; and Catherine A. Woteki, Ph.D.
Neogen’s current Chief Executive Officer and President, John Adent, will continue to lead the combined company, together with Neogen’s existing senior management team. Prior to and after the completion of the Transactions, Neogen’s Chief Executive Officer and President will continue to have principal responsibility in the appointment of Neogen’s senior executive team and their roles, titles and responsibilities.
Information about Mr. Adent and the other current executive officers of Neogen are incorporated by reference to Noegen’s Annual Report on Form 10-K for the fiscal year ended May 31, 2021, which is incorporated in this proxy statement by reference.
Interests of Certain Persons in the Transactions
Interests of 3M’s and Garden SpinCo’s Directors and Executive Officers in the Transactions
The directors and executive officers of 3M and Garden SpinCo will receive no extra or special benefit that is not shared on a pro rata basis by all other Garden SpinCo stockholders in connection with the Transactions. None of 3M’s or Garden SpinCo’s directors will receive any severance or other additional compensation as a result of the Transactions. As of the date of this proxy statement, 3M's and Garden SpinCo's directors and executive officers do not have any financial interests in the Transactions that are different from, or in addition to, the financial interests of 3M's stockholders generally. As with all 3M stockholders, if a director or executive officer of 3M or Garden SpinCo owns shares of 3M common stock, such person may participate in the Exchange Offer on the same terms as other 3M stockholders. As of July 11, 2022, 3M’s directors and executive officers beneficially owned approximately less than 1% of the outstanding shares of 3M common stock. All of Garden SpinCo’s outstanding common stock is currently owned directly by 3M.
Interests of Neogen’s Directors and Executive Officers in the Transactions
Certain of Neogen’s directors and executive officers may have interests in the Transactions that may be different from, or in addition to, the interests of Neogen shareholders generally. By virtue of continuing to serve on the Neogen board following the Transactions, Neogen's directors may have different interests in the Transactions than the interests of Neogen's shareholders generally. Similarly, by virtue of continuing to serve as executive officers of Neogen following completion of the Transactions, Neogen's executive officers may have interests in the Transactions that are different than those of Neogen’s shareholders generally, including that Neogen’s executive officers may in the future receive increased compensation reflective of their increased responsibilities and the larger scale and complexity of their roles with respect to the combined company as a result of the Transactions.
As of the date of this proxy statement, Neogen’s directors and executive officers do not have any financial interests in the Transactions that are different from, or in addition to, the financial interests of Neogen’s shareholders generally. As with all Neogen shareholders, Neogen’s directors and executive officers may benefit from the Transactions a result of their ownership of Neogen common stock, including any shares of Neogen common stock underlying Neogen equity-based awards. On April 25, 2022, the Neogen board approved a retention equity bonus program in order to incentivize and recognize the significant contributions of certain Neogen employees to integration planning and other initiatives in connection with the Transactions. Pursuant to the retention equity bonus program, Neogen’s named executive officers, executive officers, as well as certain other employees, were granted options and restricted stock units. The retention equity award grants will vest in equal installments on each of the first five anniversaries of the grant date, generally subject to continued employment on each vesting date, and have terms that are consistent with those previously disclosed. As of July 8, 2022, the latest practicable date prior to the date hereof, Neogen’s directors and executive officers beneficially owned, in the aggregate, less than 1% of the outstanding shares of Neogen common stock.
The consummation of the Merger will not constitute a “change in control” under Neogen’s 2015 Omnibus Incentive Plan or Neogen’s 2018 Omnibus Incentive Plan or under the terms of any equity-based award agreements under either such plan. As a result, the consummation of the Merger will not result in the accelerated vesting or cancellation of any outstanding equity-based awards held by Neogen’s named executive officers, and Neogen has not taken any action with respect to any such outstanding Neogen equity-based awards in connection with the Merger.
Neogen also has not entered into employment, severance, or change-in-control agreements with any of its executive officers. Although Neogen maintains a discretionary severance practice, which could potentially result in the payment of severance to Neogen’s named executive officers, the Neogen board has not approved, and Neogen has not entered into, any agreements, arrangements, or understandings with Neogen’s named executive officers in respect of any severance payments or other benefits that would become payable based on or that otherwise relate to the Merger.
Because Neogen does not have any “golden parachute” arrangements with any of its named executive officers that would involve the payment of any compensation based on or related to the Merger, Neogen has not included the table contemplated under Item 402(t) of Regulation S-K.
Board of Directors and Management of Neogen
Following the Closing, Neogen’s directors will continue to serve on the board of directors of the combined company. Neogen has also agreed to appoint two directors designated by 3M and reasonably acceptable to Neogen to the Neogen board, effective as of the effective time of the Merger. In addition, Neogen’s current Chief Executive Officer and President, John Adent, will continue to lead the combined company, together with Neogen’s existing senior management team. See “Board of Directors and Executive Officers of Neogen Following the Merger; Operations Following the Merger.”
Indemnification of Directors and Officers
Neogen’s articles of incorporation and bylaws contain limitation of liability provisions and require Neogen to indemnify its directors and officers with respect to any liability arising out of their positions, to the fullest extent permitted by applicable law. See “Description of Capital Stock of Neogen Before and After the Merger” and “Comparison of the Rights of Shareholders Before and After the Transactions.”
Regulatory Approvals
Neogen and 3M have each agreed to cooperate with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to consummate the Merger and the transactions contemplated by the Transaction Documents as promptly as reasonably practicable (and in any event no later than the outside date), including obtaining all required regulatory approvals, subject to certain limitations. See “The Transaction Agreements—The Merger Agreement—Regulatory Matters” beginning on page 145.
Under the HSR Act, the Merger may not be completed until the parties have filed notification and report forms with the Antitrust Division of the U.S. Department of Justice and the United States Federal Trade Commission, and the statutory waiting period of 30 calendar days has expired. Neogen and 3M filed the requisite notification and report forms on December 28, 2021. The waiting period expired at 11:59p.m. Eastern Time on January 27, 2022.
It is a condition to the obligation of the parties to complete the Merger that Neogen and 3M obtain regulatory approval from CADE. The parties submitted the requisite notification on January 12, 2022. CADE approved the transaction without restrictions on January 25, 2022 and the approval decision became final on February 11, 2022.
Notwithstanding the expiration of the waiting period under the HSR Act and the receipt of approval from CADE, the antitrust or competition authorities could take such action under applicable antitrust or competition laws at any time before or after the consummation of the Merger as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger.
Accounting Treatment of the Merger
Accounting Standards Codification Topic 805, Business Combinations, or ASC 805, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the accounting acquirer. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Neogen in this case) is generally the accounting acquirer. However, in identifying the acquiring entity, all pertinent facts and circumstances must be considered.
Based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to this transaction, Neogen management has determined that Neogen is the accounting acquirer in the combination. In addition to Neogen being the entity issuing shares in the Merger, Neogen management also considered the following:
•
The composition of the governing body of Neogen following the Transactions: The board of directors of Neogen immediately follow the Transactions will consist of all of the existing members of the Neogen board (eight directors) as well as two independent directors who will be designated by 3M and reasonably acceptable to Neogen. The Neogen board of directors will continue to be separated into three classes of directors with each class serving a staggered three-year term, and the two 3M designees will each be appointed to a different class. If the initial term in office of either 3M designee expires at the first or second annual meeting of Neogen shareholders following the closing of the Transactions, Neogen has also agreed to include such 3M designee in the slate of nominees that is recommended by the Neogen board to Neogen’s shareholders for election at such annual meeting.
•
The composition of senior management of Neogen following the Transactions: John Adent, Neogen’s Chief Executive Officer and President, will continue to lead the combined company following the Transactions, together with Neogen’s existing senior executive team. Prior to and after the completion of the Transactions, Neogen’s Chief Executive Officer and President will continue to have principal responsibility in the appointment of Neogen’s senior executive team and determining their roles, titles and responsibilities

•
The initiation of the Transactions and the location of Neogen’s headquarters: Neogen originally initiated discussions with 3M with respect to a potential combination involving the Food Safety Business, and the headquarters of the combined company will continue to be located at Neogen’s global headquarters in Lansing, Michigan.

•
The relative voting interests of significant shareholders and the ability of any of those shareholders to exercise control over the consolidated entity after the Transactions: Upon the completion of the Transactions, 3M stockholders that receive shares of Garden SpinCo common stock in the Distribution will own, in the aggregate, approximately 50.1% of the shares of Neogen common stock outstanding immediately following the Merger, and pre-Merger Neogen shareholders will own, in the aggregate, approximately 49.9% of the total shares of Neogen common stock outstanding. Following the Merger, 3M will not own any shares of Neogen common stock and will not have any voting rights. Although 3M has the right to designate two directors to the Neogen board, the directors must be independent and 3M will not have any input on the strategic direction or management of Neogen following the Merger. In addition, the stockholder bases of both 3M and Neogen are dispersed such that no single shareholder, or group of related shareholders, will hold a controlling interest in Neogen following the Transactions.

Based on Neogen management’s determination that Neogen will be the accounting acquirer, Neogen will record the business combination in its financial statements and will apply the acquisition method to account for the acquired assets and assumed liabilities of the Food Safety Business upon consummation of the Merger. Applying the acquisition method includes recording the identifiable assets acquired and liabilities assumed at their fair values, and recording goodwill for the excess of the purchase price over the aggregate fair value of the identifiable assets acquired and liabilities assumed.
3M's election to distribute the shares of Garden SpinCo common stock in an Exchange Offer (including any Clean-Up Spin-Off) or by way of a pro-rata distribution does not impact Neogen's analysis of the accounting treatment of the Merger. Regardless of whether 3M elects to pursue an Exchange Offer, including any Clean-Up Spin-Off, or a spin-off, the number of shares of Neogen common stock that will be issued in the Merger will be the same and will result in 3M stockholders that receive shares of Garden SpinCo common stock in the Distribution owning, in the aggregate, 50.1% of the total number of shares of Neogen common stock issued and outstanding immediately following the Merger.
Rights of Appraisal
None of 3M’s or Garden SpinCo’s stockholders will be entitled to exercise appraisal or dissenters’ rights under the DGCL in connection with the Reorganization, the Distribution (including with respect to the Exchange Offer, or if not fully subscribed, the Clean-Up Spin-Off, if it is terminated by 3M without the exchange of shares, the distribution to holders of 3M common stock) or the Merger. Neogen shareholders will not be entitled to appraisal or dissenter’s rights under the MBCA in connection with the Merger.

Listing
Neogen has agreed to use reasonable best efforts to cause the shares of Neogen common stock to be issued in the Merger to be approved for listing on Nasdaq. It is a condition to the obligation of the parties to consummate the Merger that the shares of Neogen common stock to be issued in the Merger have been approved for listing on Nasdaq.
Litigation Relating to the Transactions
Since March 25, 2022, six purported stockholders of Neogen have filed securities lawsuits in the United States District Courts for the Southern District of New York, the Eastern District of New York, the Eastern District of Pennsylvania and the District of Delaware, captioned Snyder v. Neogen Corp., et al., 1:22-cv-02440-JMF (S.D.N.Y. Mar. 25, 2022); Hopkins v. Neogen Corp., et al., 1:22-cv-01815-MKB-RLM (E.D.N.Y. Mar. 31, 2022); Waterman v. Neogen Corp., et al., 2:22-cv-01251-NIQA (E.D. Pa. Apr. 1, 2022); Stein v. Neogen Corp., et al., 1:22-cv-2683-UA (S.D.N.Y. Apr. 1, 2022); Leja v. Neogen Corp., et al., 1:22-cv-1841-MKB-RLM (E.D.N.Y. Apr. 1, 2022); and Pardo v. Neogen Corp., et al., 1:22-cv-435-CFC (D. Del. Apr. 1, 2022) (collectively, the “Actions”). The Actions name Neogen and the members of the Neogen board as defendants. The Actions assert claims under Section 14(a) and 20(a) of the Exchange Act, and allege that the proxy statement filed by Neogen with the SEC on March 18, 2022 in connection with the proposed Transactions contains alleged material misstatements or omissions. The Actions seek, among other things, to enjoin the defendants from proceeding with, consummating or closing the transaction, rescissory damages should the transaction not be enjoined, and an award of attorneys’ and experts’ fees. The defendants believe that the allegations in the Actions are without merit. If additional similar complaints are filed, absent new or different allegations that are material, Neogen will not necessarily announce such filings.

THE TRANSACTION AGREEMENTS
The Merger Agreement
The following is a summary of the material provisions of the Merger Agreement. The summary is qualified in its entirety by the Merger Agreement, which is included as Annex A to this proxy statement and is incorporated by reference herein. Stockholders of 3M and of Neogen are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide Neogen shareholders and 3M stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this proxy statement. This summary is not intended to provide any other factual information about Neogen, Merger Sub, 3M or Garden SpinCo. Information about Neogen, Merger Sub, 3M and Garden SpinCo can be found elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement.
The Merger Agreement contains representations and warranties of Neogen and Merger Sub that are solely for the benefit of 3M and Garden SpinCo and representations and warranties of 3M and Garden SpinCo that are solely for the benefit of Neogen and Merger Sub. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement as of a specified date. Moreover, the representations and warranties in the Merger Agreement were made solely for the benefit of the other parties to the Merger Agreement and were used for the purpose of allocating risk among the respective parties. Therefore, stockholders should not treat them as categorical statements of fact. Moreover, these representations and warranties may apply standards of materiality in a way that is different from what may be material to stockholders and were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments. Accordingly, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and stockholders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about Neogen and 3M and their subsidiaries that the respective companies include in this proxy statement and in other reports and statements they file with the SEC.
The Merger
Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will merge with and into Garden SpinCo. As a result of the Merger, the separate corporate existence of Merger Sub will terminate, and Garden SpinCo will continue as the surviving corporation as a wholly owned subsidiary of Neogen. In accordance with the DGCL, Garden SpinCo will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub. The certificate of incorporation of Merger Sub in effect immediately prior to the effective time of the Merger will be the certificate of incorporation of Garden SpinCo following the Merger, amended as set forth in the Merger Agreement. Neogen will take such action necessary to change the bylaws of Merger Sub, as in effect immediately prior to the effective time, to be the bylaws of the surviving corporation, except as to the name of the surviving corporation, which shall be determined by Neogen prior to the Closing.
Under the terms of the Merger Agreement, the directors and officers of Merger Sub before the Merger will be the initial directors and officers of Garden SpinCo after the Merger.
Closing; Effective Time
Under the terms of the Merger Agreement, the closing of the Merger will take place on the first business day that is the first business day of a calendar month occurring at least three business days after the first date on which all conditions precedent to the Merger (other than those that are to be satisfied or, where permissible under applicable law, waived at the closing, but subject to the satisfaction or waiver of each of those conditions at Closing) have been satisfied or, where permissible under applicable law, waived; provided that if the Marketing Period (as defined in the Merger Agreement) has not ended at such time, then the closing will occur instead on the first day that is the first business day of a calendar month occurring at least three business days after the first date on which all conditions precedent to the Merger (other than those that are to be satisfied or, where permissible under applicable law, waived at the closing, but subject to the satisfaction or waiver of each of those conditions at Closing) have been satisfied or, where permissible under applicable law, waived, or such other date and time as the parties may mutually agree, following the earlier to occur of (a) any date before or during the Marketing Period as may be specified by Neogen in prior written notice to 3M and (b) the final day of the Marketing Period, unless another date, time or place is agreed to in writing by the parties. Under the Separation Agreement, the Distribution will occur shortly prior to the closing of the Merger.
At the closing of the Merger, Garden SpinCo will file a certificate of merger with the Secretary of State of the State of Delaware to effect the Merger. The Merger will become effective at the time of filing of the certificate of merger or at such later time as 3M and Neogen agree and specify in the certificate of merger.
Merger Consideration
The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of Garden SpinCo common stock (except for the Merger Excluded Shares) will be converted into the right to receive a number of fully paid and nonassessable shares of Neogen common stock equal to the Exchange Ratio. Based on the Exchange Ratio, immediately following the Merger, Garden SpinCo stockholders will own, in the aggregate, approximately 50.1% of the issued and outstanding shares of Neogen common stock, and pre-Merger Neogen shareholders will own, in the aggregate, approximately 49.9% of the issued and outstanding shares of Neogen common stock. Neogen currently expects to issue approximately 108.3 million shares of Neogen common stock to Garden SpinCo stockholders in connection with the Merger.
Pursuant to an adjustment provision in the Merger Agreement, in the event that immediately after the Merger, the percentage of outstanding shares of Neogen common stock to be received in the Merger by Garden SpinCo stockholders with respect to Garden SpinCo common stock that was not acquired directly or indirectly pursuant to a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code) would be less than 50.1% of all outstanding shares of Neogen stock (determined after giving effect to the shares of Neogen common stock to be issued in the Merger, as described above, and before any modification pursuant to the adjustment provision), then the Exchange Ratio will be increased such that the number of shares of Neogen common stock to be received in the Merger by Garden SpinCo stockholders with respect to such Garden SpinCo common stock that was not acquired directly or indirectly pursuant to a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code) will equal 50.1% of all outstanding shares of Neogen common stock (determined after giving effect to the shares of Neogen common stock to be issued in the Merger, as described above, and before any modification pursuant to the adjustment provision).
At this time, Neogen cannot quantify the number of additional shares of Neogen common stock that would be issued to Garden SpinCo stockholders under the adjustment provision, as such number would vary depending upon the circumstances that caused the application of the adjustment provision. There is no cap on the maximum level of dilution to the pre-Merger shareholders of Neogen that could result from application of the adjustment provision. However, if such an increase is necessary solely by reason of actions of 3M or its affiliates, then the amount of the SpinCo Cash Payment that Garden SpinCo distributes to 3M pursuant to the Separation Agreement, will be adjusted as described in the Merger Agreement.
No fractional shares of Neogen common stock will be issued pursuant to the Merger. All fractional shares of Neogen common stock that a Garden SpinCo stockholder would otherwise be entitled to receive as a result of the Merger will be aggregated and sold by the Merger Exchange Agent in the open market, in each case at then-prevailing market prices at the then-prevailing market prices. The Merger Exchange Agent will make available the net proceeds, subject to the deduction of any tax withholding and, brokerage charges, commissions and conveyance and similar taxes.
Distribution of Merger Consideration
At or substantially concurrently with the effective time of the Merger, Neogen will deposit with the Merger Exchange Agent appointed by Neogen, and reasonably acceptable to 3M, a number of shares of Neogen common stock in book-entry form issuable in connection with the Merger. At the effective time of the Merger, all issued and outstanding shares of Garden SpinCo common stock, except for shares of Garden SpinCo common stock held by Garden SpinCo in treasury or by Neogen or Merger Sub, which shares will be canceled and cease to exist, with no consideration being delivered in exchange therefor, will be automatically converted into the right to receive a number of shares of Neogen common stock equal to the Exchange Ratio as described under “—Merger Consideration.” As promptly as practicable after the effective time of the Merger, the Merger

Exchange Agent will deliver to Garden SpinCo stockholders a book-entry authorization representing the number of whole shares of Neogen common stock that such stockholder has the right to receive in connection with the Merger, together with any cash in lieu of fractional shares. See “—Distributions With Respect to Shares of Neogen Common Stock After the Effective Time” for a discussion of other distributions with respect to shares of Neogen common stock.
Distributions With Respect to Shares of Neogen Common Stock After the Effective Time
No dividend or other distributions with respect to Neogen common stock declared or made after the effective time of the Merger will be paid or otherwise delivered with respect to any shares of Neogen common stock that cannot be distributed promptly after the effective time of the Merger, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable laws, following the distribution of any previously undistributed shares of Neogen common stock that are able to be distributed promptly following the effective time of the Merger, the following amounts will be paid to the record holder of such shares of Neogen common stock, without interest: (i) at the time of delivery, the amount of net proceeds from the sale of fractional shares of Neogen common stock that such record holder of such shares of Neogen common stock is entitled to receive pursuant to the Merger Agreement, (ii) at the time of delivery, the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such whole shares of Neogen common stock and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Merger but prior to the distribution of such whole shares of Neogen common stock and a payment date subsequent to the distribution of such whole shares of Neogen common stock.
Termination of Exchange Fund
Any portion of the shares of Neogen common stock and amounts deposited with the Merger Exchange Agent under the Merger Agreement that remains undistributed to the Garden SpinCo stockholders entitled to receive shares of Garden SpinCo common stock in the Distribution on the one-year anniversary of the effective time of the Merger will be delivered to Neogen, and any 3M stockholders entitled to receive shares of Garden SpinCo common stock in the Distribution who have not received shares of Neogen common stock as described above may thereafter look only to Neogen for payment of the shares of Neogen common stock as merger consideration under the Merger Agreement, net proceeds from the sale of fractional shares with respect to Neogen common stock, or any dividends or distributions, in each case without interest thereon.
Post-Closing Neogen Board of Directors and Officers
The Merger Agreement provides that Neogen will cause the Neogen board to take all actions necessary to cause, upon the effective time of the Merger, two individuals designated by 3M, who we refer to as the 3M board designees, to be appointed to the Neogen board. The 3M board designees must meet the requirements under the rules and regulations of Nasdaq to be considered independent directors on the Neogen board and must be reasonably acceptable to Neogen, taking into account their skills and background and the composition and diversity of the Neogen board. If, at any time prior to the second annual meeting of the Neogen shareholders that occurs after the effective time of the Merger, any of the 3M board designees is unable or unwilling to serve or is otherwise no longer serving as a member of the Neogen board, then 3M shall select a replacement individual who shall be reasonably acceptable to and approved by a majority of the governance committee of the Neogen board, taking into account the background and skills of such individual and the composition and diversity of the Neogen board to fill the vacancy created thereby, who we refer to as the 3M replacement designee. Each of the 3M designees will be appointed to a different class on the Neogen board. In addition, Neogen shall cause each such 3M board designee or 3M replacement designee, as applicable, who is in the class of directors whose term is expiring at either the first annual meeting or second annual meeting of Neogen shareholders to occur following the effective time of the Merger, as applicable, to be included in the slate of nominees recommended by the Neogen board to Neogen’s shareholders for election as directors at such annual meeting, and shall use no less rigorous efforts to cause the election of each such 3M board designee or 3M replacement designee, as applicable, including soliciting proxies in favor of the election of such persons at such annual meetings, than the manner in which Neogen supports all other nominees who are nominated by the Neogen board for election at such annual meetings. The 3M board designees have not yet been identified.

Shareholders’ Meeting
Under the terms of the Merger Agreement, Neogen is required to, as promptly as reasonably practicable following the date on which the SEC has cleared the effectiveness of Neogen’s registration statement, call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the issuance of shares of Neogen common stock in the Merger and the other proposals relating to the Transactions.
Representations and Warranties
In the Merger Agreement, each of Neogen and Merger Sub has made representations and warranties to 3M and Garden SpinCo relating to Neogen, Merger Sub and their business, and each of 3M and Garden SpinCo has made representations and warranties to Neogen and Merger Sub relating to 3M, Garden SpinCo and the Food Safety Business, each relating to, among other things:
•	organization, good standing and qualification;
•	authority to enter into the Merger Agreement and the Transaction Documents;
•	capital structure;
•	subsidiaries;
•	governmental consents and approvals;
•	absence of conflicts with or violations of governance documents, other obligations or laws;
•	financial statements and the absence of undisclosed liabilities;
•	absence of certain changes or events, or undisclosed liabilities;
•	legal proceedings and orders;
•	interests in real property and leaseholds;
•	tax matters;
•	material contracts;
•	employee benefit matters and labor matters;
•	compliance with certain legal requirements;
•	intellectual property matters;
•	environmental matters;
•	affiliate matters;
•	payment of fees to brokers or finders in connection with the Transactions;
•	certain SEC filings; and
•	certain financing arrangements in connection with the Transactions.
Neogen and Merger Sub also made representations and warranties to 3M and Garden SpinCo relating to the receipt by the Neogen board of the opinion of Neogen’s financial advisor, the Neogen board’s unanimous approval of the agreements and Transactions, the required vote of Neogen shareholders on the proposals related to the Transactions and the absence of any stockholder rights plan, anti-takeover plan or other similar device of Neogen in effect.
3M also made representations and warranties to Neogen relating to the sufficiency of assets to be transferred to Garden SpinCo in connection with the Separation, the required approvals of 3M and Garden SpinCo’s boards of the agreements and the Transactions and certain data privacy matters.
Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on Neogen, 3M or Garden SpinCo, as applicable), knowledge qualifications, or both, and none of the representations and warranties will survive the effective time of the Merger. The Merger Agreement does not contain any post-closing indemnification obligations with respect to these matters.
Under the Merger Agreement, a material adverse effect means, with respect to Neogen, any change, event, development, condition, occurrence or effect that (a) has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Neogen and its subsidiaries, taken as a whole (subject to certain carve-outs) or, (b) has or would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of Neogen to perform its obligations under the Merger Agreement or under the Separation Agreement, or to consummate the Transactions, and with respect to Garden SpinCo, any change, event development, condition, occurrence or effect on the Food Safety Business that (x) has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Food Safety Business taken as a whole (subject to certain carve-outs) or (y) has or would reasonably be excepted to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of Neogen to perform its obligations under the Merger Agreement or under the Separation Agreement, or to consummate the Transactions. However, with respect to both Neogen and 3M, with respect to the Food Safety Business, none of the following, either alone or in combination, will be deemed either to constitute, or be taken into account in determining whether there is, a material adverse effect:
•	any changes resulting from general market, economic, financial, capital markets or regulatory conditions;
•	any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates;
•	any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof);
•	any changes resulting from any hurricane, flood, tornado, earthquake, or other natural disaster or weather-related events, or other force majeure events, or any worsening thereof;
•
any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest;

•	any changes generally affecting the industries in which the Neogen and its subsidiaries, or the Food Safety Business, as applicable, conduct their businesses,
•
any changes resulting from the execution of the Merger Agreement or the Separation Agreement or the announcement or the pendency of the Merger or the Separation, including with respect to the loss of employees, suppliers or customers;

•	any changes in Neogen’s stock price or the trading volume of Neogen’s stock or any change in the credit rating of Neogen;
•	any changes resulting from any action required to be taken by the terms of the Merger Agreement;
•	the failure to meet internal or analysts’ expectations, projections or results of operations;
•	any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures); and
•	any stockholder or derivative litigation arising from or relating to the Merger Agreement or the transactions contemplated thereby.
Notwithstanding the foregoing, none of the categories of exclusions described in the first, second, third fourth, fifth or sixth bullets above will apply to the extent that such effect, change, development, event or circumstance disproportionately impacts Neogen’s and its subsidiaries’ business, taken as a whole, or the Food Safety Business, taken as a whole, relative to other companies in similar industries in which they operate, in which case only the incremental disproportionate impact thereof may be taken into account.

Conduct of Business Pending the Merger
Each of the parties to the Merger Agreement has undertaken to comply with customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the effective time of the Merger. In general, each of Neogen and 3M (with respect to Garden SpinCo and the Food Safety Business) has agreed that, prior to the effective time of the Merger, except (i) as contemplated by the Merger Agreement (or the Separation Agreement or other Transaction Documents), (ii) consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), (iii) required by applicable law, (iv) as required, or in Neogen’s or 3M’s reasonable judgment, as applicable, advisable to protect health and safety of its employees in response to COVID-19, and (v) in the case of 3M, as undertaken pursuant to policies, procedures or initiatives of 3M or any of its subsidiaries of general applicability (provided that, with respect to this clause (v) any applicable actions do not have a materially adverse and disproportionate effect on the Food Safety Business relative to the other businesses of 3M) subject to certain agreed exceptions, it will use its reasonable best efforts to conduct its operations in the ordinary course in all material respects.
In addition, Neogen has agreed that, prior to the effective time of the Merger, except (i) as contemplated by the Merger Agreement or the Transaction Documents, (ii) consented to by 3M solely (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions set forth in Neogen’s confidential disclosure schedule delivered to 3M in connection with the Merger Agreement, (iii) required by applicable law, or (iv) as required, or in Neogen’s reasonable judgment, advisable to protect health and safety of its employees in response to COVID-19, Neogen will not, and will ensure that its subsidiaries will not, take any of the following actions:
•
amend, modify, restate, waive, rescind or otherwise change the organizational documents of Neogen (other than the amendments to the articles of incorporation of Neogen and bylaws of Neogen as set forth in the Merger Agreement) or any of Neogen’s subsidiaries (other than any changes or amendments thereto that do not adversely impact Garden SpinCo’s stockholders);

•
declare, set aside or pay any dividends on or make other distributions in respect of any of Neogen’s equity securities (whether in cash, securities or property), except for the declaration and payment of dividends or distributions paid on or with respect to a class of interests of any subsidiary that is wholly owned directly or indirectly by Neogen;

•
split, combine, subdivide, reduce or reclassify any of Neogen’s equity securities (except with respect to any direct or indirect wholly owned subsidiary of Neogen that remains a direct or indirect wholly owned subsidiary of Neogen immediately thereafter);

•	redeem, repurchase or otherwise acquire any of Neogen’s equity securities (including any securities convertible or exchangeable into such equity securities);
•
issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of or any other interests in Neogen or any of its subsidiaries or any Neogen voting debt, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights, in each case, of Neogen or any of its subsidiaries, other than (A) the issuance of Neogen common stock upon the exercise and settlement of Neogen LTI Awards in accordance with their terms, (B) the issuance of any Neogen LTI Awards required by the terms of any employment agreement outstanding as of the date hereof or entered into as permitted by the Merger Agreement; (C) the issuance by Neogen of annual equity awards in the ordinary course of business; (D) the issuance of Neogen common stock pursuant to the Neogen ESPP (as in effect on the date of the Merger Agreement); or (E) the issuance by a wholly owned subsidiary of Neogen of its capital stock or other interests to Neogen or another wholly owned subsidiary of Neogen;

•
merge, combine or consolidate (pursuant to a plan of merger or otherwise) Neogen or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Neogen or any of its subsidiaries;

•
acquire (including by merger, consolidation, or acquisition of shares or assets) (A) any interest in any person, (B) any assets of any person with value in excess of $25,000,000, individually, or $75,000,000, in the aggregate, other than, in each case, in the ordinary course of business or pursuant to the contracts set forth on Neogen’s confidential disclosure schedule or (C) any interest in any person or assets of any person where such acquisition, merger or consolidation would reasonably be expected to materially delay the satisfaction of the conditions precedent to the consummation of the Merger or materially adversely affect the consummation of the Merger;

•
repurchase, repay, prepay, refinance or incur any indebtedness for borrowed money, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person (other than Neogen or its wholly owned subsidiaries) for borrowed money, except (A) in the ordinary course of business pursuant to Neogen’s existing credit agreement in an aggregate outstanding amount not to exceed $15,000,000 at any time and (B) intercompany indebtedness among Neogen and its wholly owned subsidiaries or among any wholly owned subsidiaries;

•	except in the ordinary course of business, materially adversely modify or terminate (excluding any expiration in accordance with its terms) any Neogen material contract;
•
adopt, enter into, amend or alter in any material respect or terminate any Neogen benefit plan or any employment agreement with any employee of Neogen or any of its affiliates or grant or agree to grant any increase in the wages, salary, bonus or other compensation, remuneration or benefits of any employee of Neogen or any of its affiliates, in each case except for such actions, changes or other matters: (A) taken or otherwise arising in the ordinary course of business (including ordinary course periodic increases in compensation and benefits and year-end and other ordinary course bonuses and other cash and non-cash incentive awards); (B) as required under applicable law, any existing Neogen benefit plan, or any existing employment agreement or other contract; or (C) solely with respect to employees of Neogen who are compensated on an hourly basis to address market conditions;

•	except as required or permitted by GAAP, make any material change to any financial accounting principles, methods or practices;
•
(A) make, change or revoke any material tax election or (B) settle, compromise or abandon any material tax liability other than, with respect to each of clauses (A) and (B), (i) in the ordinary course of business or (ii) as would not be likely to have a material and adverse impact on Neogen and the Neogen subsidiaries taken as a whole; or

•	authorize or enter into any contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.
3M has additionally agreed that, prior to the effective time of the Merger, except (i) as required or contemplated by the Merger Agreement, the Separation Agreement, or the other Transaction Documents, (ii) consented to by Neogen (which consent may not be unreasonably withheld, conditioned or delayed), (iii) required by applicable law, (iv) as required, or in 3M’s reasonable judgment, advisable to protect health and safety of its employees in response to COVID-19 or (v) undertaken pursuant to policies, procedures or initiatives of 3M or any of its subsidiaries of general applicability (provided that, with respect to this clause (v) any applicable actions do not have a materially adverse and disproportionate effect on the Food Safety Business relative to the other businesses of 3M), 3M and the Garden SpinCo entities will use reasonable best efforts to, and to cause their respective subsidiaries, to manage the Food Safety Business’s working capital and maintain the Food Safety Business records with a degree of care consistent with past practice and maintain their respective relations and goodwill with all material suppliers, material customers and other material commercial counterparties and governmental authorities, in each case to the extent related to Garden SpinCo and the Food Safety Business.
In addition, 3M has agreed that, prior to the effective time of the Merger, except (i) as required or contemplated by the Merger Agreement, the Separation Agreement, or the other Transaction Documents, (ii) consented to by Neogen (which consent may not be unreasonably withheld, conditioned or delayed), (iii) required by applicable law, (iv) as required, or in 3M’s reasonable judgment, advisable to protect health and safety of its employees in response to COVID-19 or (v) with respect to the ninth, tenth and eleventh bullets below, undertaken pursuant to policies, procedures or initiatives of 3M or any of its subsidiaries of general applicability (provided that, with respect to this clause (v) any applicable actions do not have a materially adverse and disproportionate effect on the Food Safety Business relative to the other businesses of 3M), subject to certain agreed exceptions set forth in 3M’s confidential disclosure schedule delivered to Neogen in connection with the Merger Agreement, 3M will not, and will ensure that its subsidiaries will not, to the extent solely relating to the Garden SpinCo and the Food Safety Business, take any of the following actions:
•
amend, modify, restate, waive, rescind or otherwise change the organizational documents of any Garden SpinCo entity, other than an amendment to the certificate of incorporation of Garden SpinCo to increase the number of authorized or outstanding shares of Garden SpinCo common stock in connection with the Distribution in accordance with the Merger Agreement and the Transaction Documents;

•
other than as required for the Distribution or the SpinCo Cash Payment, (A) declare, set aside or pay any dividends on or make other distributions in respect of any of the equity interests of any Garden SpinCo entity (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of equity interests of Garden SpinCo or any of its subsidiaries that is wholly owned directly or indirectly by Garden SpinCo, (B) split, combine, subdivide, reduce, or reclassify any of the interests of any Garden SpinCo entity or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, interests of any Garden SpinCo entity; or (C) redeem, repurchase or otherwise acquire, or permit any subsidiary to redeem, repurchase or otherwise acquire, any interests (including any securities convertible or exchangeable into such interests) of any Garden SpinCo entity;

•
other than as contemplated by the Distribution, issue, sell, pledge, dispose of, grant, transfer or encumber, any shares of capital stock of, any other interests in, or any Garden SpinCo voting debt of, any Garden SpinCo entity of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other interests in any Garden SpinCo entity, or any options, warrants or other rights of any kind to acquire any shares of capital stock or other interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, in each case, of any Garden SpinCo entity, other than the issuance by a Garden SpinCo entity that is a wholly owned subsidiary of Garden SpinCo of its capital stock or other interests to Garden SpinCo or another wholly owned subsidiary of Garden SpinCo;

•
except with respect to obsolete intellectual property rights and other obsolete assets, and for the dispositions of inventory in the ordinary course of business consistent with past practice, sell, assign, transfer, convey, lease, license, allow to lapse or expire, abandon, mortgage, pledge or permit any lien on (other than permitted liens) or otherwise dispose of any Food Safety Business assets or any Garden SpinCo Intellectual Property (as defined below), in each case that are material to the Food Safety Business (taken as a whole);

•
merge, combine or consolidate (pursuant to a plan of merger or otherwise) any Garden SpinCo entity with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Garden SpinCo entity;

•
acquire (including by merger, consolidation, or acquisition of shares or assets) (A) any interest in any person or (B) any assets of any person that would be an asset of any Garden SpinCo entity at the effective time of the Merger, other than, in the case of clause (B), in the ordinary course of business with respect to assets either having a value not exceeding $25,000,000, individually, or $75,000,000, in the aggregate, or otherwise for which the purchase price will be paid by 3M or any of its subsidiaries prior to the Distribution Date;

•
repurchase, repay, prepay, refinance or incur any indebtedness for borrowed money, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person for borrowed money, except (A) the Financing and Permanent Financing and (B) intercompany indebtedness among Garden SpinCo and its wholly owned subsidiaries or among any such wholly owned subsidiaries, in each case of clause (A) and (B) to the extent otherwise in accordance with the Merger Agreement or contemplated by the Separation Step Plan;

•
make any loans, capital contributions or investments in, or advances of money to, any person (other than any Garden SpinCo entity), in each case, except for advances to employees or officers of any Garden SpinCo entity for expenses incurred in the ordinary course of business and in accordance with 3M’s and its subsidiaries’ policies in respect thereof;

•
(A) amend or modify in any material respect (excluding extensions in the ordinary course of business), terminate (excluding any expiration in accordance with its terms), or waive any material right, benefit or remedy under, any Garden SpinCo material contract or (B) enter into any contract that if entered into prior to the date of the Merger Agreement would be required to be listed on specified sections of Garden SpinCo’s confidential disclosure schedule;

•
(A) adopt, enter into, amend or alter in any material respect or terminate any 3M benefit plan in respect of the SpinCo Employees or any other 3M benefit plan maintained by a Garden SpinCo entity or primarily for the benefit of SpinCo Employees or any employment agreement with any SpinCo Employee, (B) grant or agree to grant any material increase in the wages, salary, bonus or other compensation, remuneration or benefits of any SpinCo Employee, (C) grant or provide any change in control, severance, termination, retention or similar payments or benefits, (D) hire or engage, or make an offer to hire or engage, any officer, employee or individual independent contractor of Garden SpinCo whose annual base pay exceeds $150,000 or (E) terminate (without cause) the employment of any SpinCo Employee or engagement of any Garden SpinCo individual contractor whose annual base pay exceeds $150,000, in each case except for such actions, changes or other matters: (i) solely with respect to SpinCo Employees who are compensated on an hourly basis, to address market conditions, (ii) taken or otherwise arising in the ordinary course of business (including ordinary course periodic increases in compensation and benefits and year-end and other ordinary course bonuses and other cash and non-cash incentive awards); (iii) as required under applicable law, any existing 3M benefit plan, any existing employment agreement or other contract or pursuant to any new 3M benefit plan or amendment to an existing 3M benefit plan to the extent applicable generally to employees of 3M and its subsidiaries (and not just of the Garden SpinCo); or (iv) the cost of which is borne solely by 3M and/or its affiliates (other than any Garden SpinCo entity);

•	except as required or permitted by GAAP, make any material change to any financial accounting principles, methods or practices of any Garden SpinCo entity or with respect to the Food Safety Business;
•
other than any action or investigation with respect to taxes, compromise, settle or agree to compromise or settle, or waive any material defense or right in connection with, any action or investigation (including transaction litigation relating to the Transactions) other than compromises, settlements or agreements (other than with respect to litigation relating to the Transactions any transaction litigation) in the ordinary course of business that involve only the payment of monetary damages not in excess of $5,000,000 individually or $25,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Garden SpinCo entity or the deferral of payment until after the Distribution Date;

•
(A) make, change or revoke any material tax election in respect of the Food Safety Business that would bind any Garden SpinCo entity for periods following the effective time of the Merger or (B) settle, compromise or abandon any material tax liability for which a Garden SpinCo entity would be responsible under any Transaction Document, other than, with respect to each of clauses (A) and (B), (i) in the ordinary course of business or (ii) as would not be likely to have a material and adverse impact on the Garden SpinCo entities taken as a whole;

•
make or commit to make any capital expenditures, on an annualized basis, in the aggregate, in excess of $5,000,000, individually, or $25,000,000, in the aggregate, other than any capital expenditures for which 3M or any of its subsidiaries (other than Garden SpinCo entities) shall be responsible;

•
enter into any collective bargaining agreement or other similar contract with a labor union, works council, employee representative body or labor organization which would represent any of the SpinCo Employees, in each case, that (A) imposes an obligation or liability on Neogen or any of its subsidiaries (including the Garden SpinCo entity following the Closing) that is material to the Food Safety Business and disproportionately impacts SpinCo Employees or the Food Safety Business or (B) applies only to SpinCo Employees;

•
enter into any contract that by its terms would impose any restrictions on the operation of the Neogen Business (other than the Food Safety Business) or that would require or obligate Neogen or any of its subsidiaries (other than the Garden SpinCo entity) to license any intellectual property rights to any person, in each case, as a result of Neogen or any of its subsidiaries being an affiliate of a Garden SpinCo entity following the Closing, and where the failure of Neogen or any such subsidiary to comply with such restrictions or to license such intellectual property rights would result in a breach of such contract by the Garden SpinCo entity; or

•	authorize or enter into any contract to do any of the foregoing or otherwise agree or make any commitment to do any of the foregoing.
Tax Matters
The Merger Agreement contains certain additional representations, warranties and covenants relating to the preservation of the intended tax treatment of the Transactions. Additional representations, warranties and covenants relating to the intended tax treatment of the Transactions are also contained in the Tax Matters Agreement. Indemnification for taxes generally is governed by the terms, provisions and procedures described in the Tax Matters Agreement. See “Additional Agreements Related to the Separation and the Merger—Tax Matters Agreement” beginning on page 169.
SEC Filings
Neogen has agreed to prepare a registration statement with respect to the Share Issuance, and 3M and Garden SpinCo have agreed to prepare a registration statement in connection with the Distribution. Neogen, 3M and Garden SpinCo have agreed to cooperate in the preparation of filings and have agreed to use reasonable best efforts to have each filing declared effective by the SEC as promptly as practicable after being filed.
Regulatory Matters
The Merger Agreement provides that each party to the Merger Agreement will use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in the Merger Agreement (see “The Transaction Agreements—The Merger Agreement—Conditions to the Merger” beginning on page 154), to consummate the Merger and make effective the other Transactions, in each case as promptly as practicable and in any event prior to the outside date.
Antitrust Approvals
Each party to the Merger Agreement agreed to make its respective filings under the HSR Act within ten (10) business days of the execution of the Merger Agreement and to make any other filings required or advisable under any competition laws with respect to the transactions contemplated by the Merger Agreement and to supply the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act and such other laws as promptly as practicable. The parties agreed to request early termination of any applicable waiting periods under the antitrust laws (if available) and agreed to respectively use their reasonable best efforts to cause the expiration or termination of such waiting periods, and to supply to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission as promptly as reasonably practicable and advisable any additional information or documents that may be requested pursuant to any law or by any of them. In addition, Neogen agreed not to “pull and refile” its filing under the HSR Act without 3M’s prior written approval. Neogen and 3M filed the requisite notification and report forms on December 28, 2021 and the waiting period under the HSR Act terminated on January 27, 2022.
In addition, Neogen has agreed to, and to cause its subsidiaries to, take all and any steps or undertakings necessary to resolve such objections, if any, or avoid or eliminate any impediment under any competition law that may be asserted by any governmental body with respect to the transactions contemplated by the Merger Agreement so as to enable the closing of the Merger to occur as promptly as practicable and no later than the outside date, including (x) selling, divesting, disposing of or otherwise holding separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of Neogen, the Garden SpinCo entities or any of their respective affiliates, including the Food Safety Business and the Food Safety Business assets (other than 3M and its affiliates following the Closing) and (y) otherwise taking or committing to take actions that after the Closing would limit Neogen’s freedom of action with respect to, or its ability to operate, and/or retain any of the businesses, assets or properties of Neogen, the Garden SpinCo entities or any of their respective affiliates (other than 3M and its affiliates following the Closing), including the Food Safety Business and the Food Safety Business assets. However, Neogen and its subsidiaries (including, for this purpose, from and after the closing of the Merger, Garden SpinCo and its subsidiaries) will not be required to (x) agree to or effect any sale, divestiture or disposition of, or (y) agree to or take any other action pursuant to the foregoing that would limit Neogen’s freedom of action or ability to operate and/or retain, assets or a business of Neogen or the Garden SpinCo entities or any of their respective affiliates that, individually or in the aggregate, generated net sales revenues in excess of $83 million, calculated over a specified 12-month period, consisting of calendar year 2020 for the Food Safety Business and fiscal year 2021 for Neogen (provided that in the case of clause (y), the net sales revenue of the asset or business impact by such action shall be considered only if the applicable limitation would be material to such impacted assets or business).
No Solicitation of Transactions
The Merger Agreement contains provisions restricting each of 3M’s and Neogen’s ability to seek an alternative transaction.
Neogen Non-Solicit
Neogen has agreed that it will, and will cause its subsidiaries and will use its reasonable best efforts to cause its representatives to immediately cease any discussions or negotiations with any person (other than 3M or its affiliates) that may be ongoing with respect to a Competing Proposal, or any proposal that would reasonably be expected to lead to a Competing Proposal, will promptly request that each such person return or destroy any confidential information that has been provided in any such discussions or negotiations, and that it will not, and will cause its subsidiaries and will use its reasonable best efforts to cause its representatives not to, directly or indirectly:
•	solicit, initiate, knowingly encourage or knowingly facilitate any Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal; or
•
engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information relating to Neogen or any Neogen subsidiary in connection with, any Competing Proposal (or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal);

provided, however, that (A) Neogen may direct any person that submits any Competing Proposal or makes any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal (in each case, not involving, following or resulting from any breach of the non-solicit) and (B) if, prior to obtaining the Neogen Shareholder Approval and following the receipt of a bona fide written Competing Proposal made after the date hereof that the Neogen board determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or could reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated, encouraged or facilitated by the breach (other than a de minimis breach) of non-solicit, the Neogen board determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal would more likely than not be inconsistent with the fiduciary duties that the directors owe to Neogen and its shareholders in their capacity as directors of Neogen under applicable law, Neogen may, in response to such Competing Proposal, (i) furnish information with respect to Neogen, its subsidiaries and affiliates to the person making such Competing Proposal pursuant to an acceptable confidentiality agreement and (ii) engage in discussions or negotiations with such person regarding such Competing Proposal; provided, that Neogen may only take the actions described in the foregoing clauses (i) and (ii) if it has provided 3M and Garden SpinCo with notice of its intent to take such action at least 48 hours prior to initially taking the first of any such actions.
The Merger Agreement provides that the term “Competing Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer from a third party relating to:
•	a merger, scheme of arrangement, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or other similar transaction involving Neogen;
•
the acquisition (whether by merger, scheme of arrangement, consolidation, sale of assets, equity investment, joint venture or otherwise) by any person of 20% or more of the consolidated assets of Neogen and the Neogen subsidiaries, as determined on a fair-market-value basis;

•
the purchase or acquisition after the date hereof, directly or indirectly, by any person of 20% or more of the issued and outstanding shares of the Neogen common stock or of any other class or type of interests in Neogen;

•
any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the shares of Neogen common stock or of any other class or type of interests of Neogen or any of its subsidiaries; or

•	any combination of the foregoing.
The Merger Agreement provides that the term “Superior Proposal” means a bona fide written Competing Proposal (except the references thereto to “20%” shall be replaced by “50%”) made by a third party which was not solicited by Neogen or any of its representatives in violation of the Merger Agreement and which, in the good faith judgment of the Neogen board after consultation with its financial advisor and outside legal counsel, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, (A) if accepted, is reasonably likely to be consummated and (B) if consummated, would result in a transaction that is more favorable to Neogen’s shareholders from a financial point of view than the Merger and the other transactions contemplated hereby.
Under the Merger Agreement, Neogen must promptly (and in any event within 24 hours) notify 3M (which notice, if provided orally, shall be confirmed in writing) of the receipt of (i) any Competing Proposal or written indication by any person that is reasonably likely to lead to a Competing Proposal, (ii) any request for nonpublic information relating to Neogen or its subsidiaries relating to, or from any person that would reasonably be expected to make, a Competing Proposal (other than requests for information in the ordinary course of business and unrelated to a Competing Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, including the identity of the person making such request, inquiry or Competing Proposal and a copy of such request, inquiry or Competing Proposal. Neogen must keep 3M reasonably informed on a prompt basis (and in any event within 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any such request, inquiry or Competing Proposal (including any material changes to the terms and conditions thereof and of any other material modification thereto), and any other material developments, discussions and negotiations with respect thereto, including promptly furnishing copies of any written inquiries, material correspondence and draft documentation and definitive agreements, and written summaries of any other material oral inquiries or discussions. Neogen agrees that, subject to applicable restrictions under applicable law, it will, prior to or substantially concurrent with the time it is provided to any third parties, provide to 3M any nonpublic information concerning Neogen or its subsidiaries that Neogen provides to any third party in connection with any Competing Proposal which was not previously provided to 3M and Garden SpinCo.
3M Non-Solicit
3M has agreed to immediately cease, and will cause its subsidiaries and will use reasonable best efforts to cause its representatives to immediately cease, any discussions or negotiations with any person (other than Neogen or its affiliates) that may be ongoing with respect to a Garden SpinCo Proposal (as defined below), or any inquiry, proposal or offer that would reasonably be expected to lead to a Garden SpinCo Proposal, and will promptly request that each person that has been provided with any confidential information in connection with any Garden SpinCo Proposal prior to the date of the Merger Agreement promptly return or destroy such information, including promptly terminating any access by any person to any physical or electronic data room relating to any Garden SpinCo Proposal. From the date of the Merger Agreement until the earlier to occur of (a) the termination of the Merger Agreement and (b) the effective time of the Merger, 3M will not, and will cause its subsidiaries and will use reasonable best efforts to cause its representatives not to:
•
solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information which has not been previously publicly disseminated) any proposal from or on behalf of a third party relating to any acquisition (whether by merger, purchase of Interests, purchase of assets or otherwise), exclusive license, joint venture, partnership, recapitalization, liquidation, dissolution or other transaction involving any portion of the business or assets of 3M and its subsidiaries that, individually or in the aggregate, constitutes 10% or more of the net revenues, net income or assets of the Food Safety Business (taken as a whole) (any of the foregoing, a “Garden SpinCo Proposal”), or any inquiry, proposal or offer which would reasonably be expected to lead to a Garden SpinCo Proposal;

•
engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information relating to the Food Safety Business, Food Safety Business Assets or Garden SpinCo entities in connection with, any Garden SpinCo Proposal or any inquiry, proposal, effort or attempt related to or that would reasonably be expected to lead to, a Garden SpinCo Proposal;

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Garden SpinCo Proposal; or
•
approve or authorize, or cause or permit 3M or any of its subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or providing for, any Garden SpinCo Proposal; provided that nothing in the Merger Agreement will limit 3M’s ability to pursue or engage in any transaction relating to substantially all of the business of 3M and its subsidiaries, taken as a whole (as opposed to solely the Food Safety Business), so long as such transaction would not prevent or materially impair or materially delay 3M’s ability to comply with its obligations hereunder and under the Separation Agreement or to consummate the transactions contemplated thereby or by the Separation Agreement.

Employee Non-Solicitation
3M has agreed that it will not, and will ensure that its subsidiaries will not, directly or indirectly, (i) for two years after the Closing Date, solicit for employment any SpinCo Employee whose name appears on the SpinCo Employee List (as defined in the Employee Matters Agreement) and (ii) (x) for two years after the Closing Date, offer to hire or hire any SpinCo Employee with a title of director or above on the SpinCo Employee list and (y) for six months after the Closing Date, offer to hire or hire any SpinCo Employee with a title below director on the SpinCo Employee list; provided, however, that such restrictions will not prohibit 3M or any of its subsidiaries from (a) engaging in general solicitations to the public or general advertising not directly targeted at SpinCo Employees, (b) soliciting any person via a search firm or employment agency that is not instructed to specifically target SpinCo Employees, (c) soliciting any person who has ceased to be employed by Neogen or any of its subsidiaries, (d) soliciting any person who initiates discussions regarding employment with 3M or any of its subsidiaries without any direct or indirect solicitation by 3M or any of its subsidiaries, or (e) subject to clause (ii), employing any SpinCo Employee as a result of activities permitted by the foregoing clause (a), (b), (c) or (d).
Neogen has agreed that it will not, and will ensure that its subsidiaries will not, directly or indirectly, (i) for two years after the Closing Date, solicit for employment any 3M representative and (ii) (x) for two years after the Closing Date, offer to hire or hire any non-transferred employee 3M representative with a title of director or above (y) for six months after the Closing Date, offer to hire or hire any non-transferred employee 3M representative, with a title below director provided, however, that such restrictions will not prohibit Neogen or any of its subsidiaries from (a) engaging in general solicitations to the public or general advertising not directly targeted at 3M representatives, (b) soliciting any person via a search firm or employment agency that is not instructed to specifically target 3M representatives, (c) soliciting any person who has ceased to be employed by 3M or any of its subsidiaries, (d) soliciting any person who initiates discussions regarding employment with Neogen or any of its subsidiaries without any direct or indirect solicitation by Neogen or any of its subsidiaries, or (e) subject to clause (ii), employing any 3M representatives as a result of activities permitted by the foregoing clause (a), (b), (c) or (d).
Under the Merger Agreement, the term “3M representative” as used in the immediately preceding paragraph means all individuals who, as of the closing date of the Merger, are employed by 3M or any of its subsidiaries and were directly involved in the transactions contemplated by the Merger Agreement and directly supervised one or more SpinCo Employees immediately prior to the closing.
Non-Competition
Under the Merger Agreement, 3M has agreed it will not, and will cause its subsidiaries not to, for a period of five years after the Closing Date, (i) engage in (or own any interest in any person who engages in or manages or operates any business that engages in) the manufacture, marketing, distribution, sale or servicing of any products or services designed or marketed to (A) detect, enumerate, or culture (or collect or hold for the purpose of detecting, enumerating, or culturing) microorganisms or food allergens in commercial food safety applications (as defined below) (except where solely performed to assess the need for or to evaluate the efficacy of filtration and separation products of 3M’s separation and purification sciences division) or (B) detect adenosine triphosphate to determine the hygienic status of surfaces, products, or environments; or (ii) grant to any third party any express license under any intellectual property to permit such third party to take an action prohibited by foregoing clauses.
The non-competition restrictions will not apply to:
•
any acquisition, merger, business combination or similar transaction (or series of related transactions) by 3M or any of its subsidiaries of all or any part of a business or person that is engaged in activities that 3M would be prohibited from engaging in pursuant to the non-competition restrictions where such acquired business or person’s consolidated revenues in respect of such prohibited activities represented no more than 10% of the aggregate consolidated revenues of such acquired business or person, as applicable, for such acquired business’s or person’s most recently completed fiscal year; so long as within 18 months after the consummation of 3M’s or one or more subsidiaries’ acquisition (whether by merger, business combination, stock purchase or otherwise) of such business or person, either (x) 3M or such subsidiary or subsidiaries dispose of such person or business or the relevant portion thereof that is engaged in any prohibited activities or (y) at the expiration of such 18-month period, the operation of such prohibited business has been discontinued;

•
the ownership by 3M or any of its subsidiaries, directly or indirectly, of 5% or less of any class of securities of any person traded on any domestic or foreign securities exchange; provided, that such shares are held for passive investment purposes only and neither 3M nor any of its affiliates exercise control of such person;

•
the acquisition and ownership, directly or indirectly, of an equity interest of no greater than 5% of the outstanding equity securities in any person that does not have a class of securities listed on any domestic or foreign securities exchange, so long as 3M or its subsidiary, as applicable, does not have (A) the right to appoint a number of members of the board of directors or similar governing body of such person in excess of the aggregate outstanding equity ownership percentage of 3M and its affiliates in such person or (B) control over the research or strategic development activities of such person; or

•	the performance by 3M or any of its subsidiaries of their respective obligations under any Transaction Agreement.
Under the Merger Agreement, the term “commercial food safety applications” means (x) finished products, raw materials (including water), or in-process products, materials, or samples, in each case, used in the commercial processing or commercial production of food, beverages (excluding household tap or municipal water, but including bottled water), nutraceuticals and nutritional supplements, or animal feed (including materials for pet consumption); (y) physical surfaces in facilities used in connection with commercial development, processing, or production of food, beverages (excluding household tap or municipal water, but including bottled water), nutraceuticals and nutritional supplements, or animal feed (including material for pet consumption); and (z) clean-in-place final rinse water used in the commercial processing or commercial production of food, beverages (excluding household tap or municipal water, but including bottled water), nutraceuticals and nutritional supplements, or animal feed (including material for pet consumption).
Board Recommendation
Neogen has agreed in the Merger Agreement that the Neogen board will not, from and after the date of the Merger Agreement until the earlier of the effective time of the Merger or the date, if any, on which the Merger Agreement is terminated:
•	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Competing Proposal;
•	withdraw, change, amend, modify or qualify, or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to 3M, the Neogen board recommendation;
•	if a Competing Proposal has been publicly announced, fail to publicly make a statement that 3M recommends against any such Competing Proposal within 10 business days after the initial request in writing by 3M following such public announcement to do so, or, if requested by 3M in writing, after any material amendment, revision or change to the terms of any such previously publicly disclosed Competing Proposal have been made public (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to 3M, such recommendation against such Competing Proposal);
•	fail to include the Neogen board recommendation in the proxy statement;
•
approve or authorize, or cause or permit Neogen or any Neogen subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or providing for, any Competing Proposal (other than an acceptable confidentiality agreement); or

•
commit or agree to do any of the actions described in the first four bullets above, or in the sixth bullet above (to the extent relating to the first four bullets above) (any of the foregoing, a “Neogen Adverse Recommendation Change”).

Except as expressly permitted by the Merger Agreement, Neogen may not, and must cause its respective subsidiaries not to, from and after the date of the Merger Agreement until the earlier of the effective time of the Merger or the date, if any, on which the Merger Agreement is terminated:
•	take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Competing Proposal; or
•
terminate, amend in a manner adverse to 3M, release, modify or grant any permission, waiver or release under, any standstill or similar agreement entered into by Neogen or any of its subsidiaries in respect of or in contemplation of a Competing Proposal (other than if the Neogen board determines, in good faith after consultation with its outside legal counsel, that failure to take any of such actions would more likely than not be inconsistent with the fiduciary duties that the directors owe to Neogen and its shareholders in their capacity as directors of Neogen under applicable law).

Prior to receipt of the Neogen Shareholder Approval, the Neogen board may (A) in response to any bona fide written Competing Proposal that was not solicited, initiated or knowingly encouraged in violation of the non-solicit, effect a Neogen Adverse Recommendation Change or (B) in response to an Intervening Event (as defined below), effect a Neogen Adverse Recommendation Change, in the case of each of clauses (A) and (B), if and only if:
•
(x) in the case of a Competing Proposal, the Neogen board concludes in good faith, after consultation with Neogen’s outside financial advisor and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal or (y) in the case of an Intervening Event, if the Neogen board determines in good faith that an Intervening Event has occurred and is continuing;

•
the Neogen board determines in good faith, after consultation with Neogen’s outside legal counsel, that the failure to take such action would more likely than not be inconsistent with the fiduciary duties that the directors owe to Neogen and its shareholders in their capacity as directors of Neogen under applicable law;

•
the Neogen board provides 3M four business days’ prior written notice of its intention to take such action (an “Alternative Notice”), which notice must include the information with respect to such Competing Proposal as well as a copy of the acquisition agreement relating to such Competing Proposal (if any), or the material facts and circumstances relating to any such Intervening Event, as applicable;

•
during the four business days following such written notice (the “Negotiation Period”), if requested by 3M, Neogen will have negotiated (and directed its representatives to negotiate) in good faith with 3M regarding any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by 3M in response to such Competing Proposal or Intervening Event; and

•	at the end of the four business day period described in the foregoing clause, the Neogen board concludes in good faith, (A) after consultation with Neogen’s outside legal counsel and financial advisor (and taking into account any adjustment or modification of the terms of the Merger Agreement to which 3M and Garden SpinCo have agreed in writing), that any Competing Proposal continues to be a Superior Proposal or (B) after consultation with Neogen’s outside legal counsel, that the failure to make a Neogen Adverse Recommendation Change with respect to such Intervening Event would more likely than not be inconsistent with the fiduciary duties that the directors owe to Neogen and its shareholders in their capacity as directors of Neogen under applicable Law.
Any material amendment or material modification to any Competing Proposal (including any amendment or modification to the amount, form or mix of consideration the shareholders of Neogen would receive as a result of the Superior Proposal) or to the facts and circumstances relating to any Intervening Event must require a new Alternative Notice and a new Negotiation Period (as defined in the Merger Agreement) commencing from the date of receipt of such new Alternative Notice; provided that with respect to each subsequent written notice related to a material amendment or modification, references to the four business day period will be deemed to be references to two business days.
Under the Merger Agreement, the term “Intervening Event” means any event, development or change in circumstances with respect to Neogen or any of its subsidiaries that is material to Neogen and its subsidiaries (taken as a whole) first occurring or coming to the attention of the Neogen board after the date of the Merger Agreement and prior to obtaining the Neogen Shareholder Approval, and which was not known by, and would not reasonably be expected to have been foreseeable to, the Neogen board as of or prior to the date of the Merger Agreement (or which was known or reasonably foreseeable, but in respect of which the probability or magnitude of the consequences were not known or reasonably foreseeable as of the date hereof); provided, however, that in no event shall (i) the receipt, existence or terms of a Competing Proposal, (ii) any events, developments or changes in circumstances of 3M or the Garden SpinCo entities, (iii) the status of the Merger under the HSR Act or of any of the other requisite regulatory approvals, (iv) any change in the price, or change in trading volume, of Neogen common stock (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of the definition), (v) meeting or exceeding internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause thereof, unless such underlying cause would otherwise be excepted by another clause of the definition), (vi) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates and stock, bond or debt prices), (vii) changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof, (viii) the COVID-19 pandemic, including any changes related thereto or (ix) any events, developments or changes in circumstances related to, or any consequences of, the foregoing, constitute or be deemed to contribute to an Intervening Event.
Any Neogen Adverse Recommendation Change will not affect, modify or supplement the definition of Neogen Adverse Recommendation Change (as such term is described above) (or to the consequences thereof in accordance with the Merger Agreement).
Financing
In connection with the entry into the Merger Agreement and the Separation Agreement, Garden SpinCo entered into a commitment letter (including all exhibits, schedules and annexes attached thereto and any associated fee letters (together, as amended, modified, supplemented, restated, replaced or waived from time to time in accordance with the terms of the Merger Agreement and the terms thereof, the “Debt Commitment Letter”)), under which the Commitment Parties have committed to provide Garden SpinCo or its designee with the Financing in the amount set forth therein. The anticipated material terms of the Financing, based on the current expectations of Garden SpinCo and Neogen, are described in more detail under “Debt Financing Arrangements.”
The Merger Agreement provides that Garden SpinCo must use reasonable best efforts to (a) maintain in effect the Debt Commitment Letter, (b) materially comply with the obligations that are set forth in the Debt Commitment Letter that are applicable to Garden SpinCo, (c) fully enforce the rights of Garden SpinCo under the Debt Commitment Letter and (d) cause the applicable SpinCo Lenders (as defined in the Merger Agreement) to fund the full amount of the Financing (other than any portion thereof that is replaced with previously or concurrently incurred Permanent Financing) no later than immediately prior to the Distribution, in each case, subject to certain exceptions set forth in the Merger Agreement.
If any funds in the amounts set forth in the Debt Commitment Letter or the Financing Agreements (as defined below), or any portion thereof, become unavailable on the terms and conditions contemplated in the Debt

Commitment Letter or the Financing Agreements, 3M (in consultation in good faith with Neogen) shall cause Garden SpinCo to, and each of Garden SpinCo and Neogen shall, and shall cause their respective subsidiaries to, use reasonable best efforts to cooperate to arrange to obtain promptly replacement debt financing for Garden SpinCo from the same or alternative sources, in an aggregate amount, when added to the portion of the Financing and Permanent Financing that is available, equal to $1,000,000,000, and to obtain a new financing commitment that provides for such financing, provided that certain conditions set forth in the Merger Agreement are satisfied.
Garden SpinCo shall not, without the prior written consent of Neogen, amend, modify, supplement, restate, replace, terminate, or agree to any waiver under the Debt Commitment Letter, the Financing Agreements or the Permanent Financing Agreements (as defined below); provided that Garden SpinCo may (in consultation with Neogen) amend and restate the Debt Commitment Letter or otherwise execute joinder agreements to the Debt Commitment Letter solely to add additional Garden SpinCo lenders, arrangers, agents or entities with other similar roles or titles.
Each of 3M, Garden SpinCo and Neogen has agreed to cooperate and use reasonable best efforts to take, or cause to be taken, and to cause their respective representatives to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable and proper in connection with the arrangement and consummation by Garden SpinCo of the Financing, including, by (a) participating in the marketing and syndication efforts related thereto, (b) participating in the preparation of rating agency presentations and meetings with rating agencies, due diligence sessions and drafting sessions with respect thereto, (c) negotiating and, in the case of Garden SpinCo, entering into definitive agreements with respect thereto (the “Financing Agreements”), on the terms and conditions contained in the Debt Commitment Letter or on such other terms as are reasonably acceptable to 3M, Garden SpinCo and Neogen; provided that any such other terms must not result in any materially adverse tax consequences of 3M and its subsidiaries, including as to the tax-free status of the transactions contemplated by the Transaction Agreements (as determined by 3M in good faith), and (d) on a timely basis (taking into account the expected timing of the Marketing Period), (i) satisfying all conditions precedent in the Debt Commitment Letter and the Financing Agreements that are within the control of Garden SpinCo, Neogen or their respective subsidiaries, as applicable, (ii) furnishing any pertinent information regarding the Food Safety Business or Neogen and its subsidiaries, as applicable, or any of their respective properties or assets, as may be reasonably requested by Garden SpinCo or Neogen, as applicable, in connection with the Financing and (iii) furnishing summary financial results reasonably available to or obtainable by 3M or Garden SpinCo, on the one hand, or Neogen, on the other, for any fiscal period of Garden SpinCo or Neogen, as applicable, for which historical financial statements of the Food Safety Business or Neogen, as applicable, are not yet available, to the extent disclosure of such financial results would be customary, advisable or necessary in connection with an offering of high yield debt securities of Garden SpinCo or Neogen, as applicable; provided that certain conditions set forth in the Merger Agreement are satisfied and subject to certain exceptions set forth in the Merger Agreement.
If the Merger Agreement is terminated pursuant to its terms (other than a termination by Neogen for certain breaches (as set forth in the Merger Agreement) by 3M, in which case 3M shall be responsible for 100% of the Reimbursement Obligations), each of Neogen, on the one hand, and 3M and Garden SpinCo, on the other hand, shall be responsible for 50% of the aggregate amount of the Reimbursement Obligations (as defined in the Merger Agreement), and Neogen shall, or shall cause its subsidiaries to, pay to 3M an amount of cash equal to 50% of the aggregate amount of the Reimbursement Obligations; provided, however, in the event the Merger Agreement is validly terminated by 3M for certain breaches (as set forth in the Merger Agreement) by Neogen, then the percentage of the Reimbursement Obligations for which Neogen shall be responsible (and in respect of which Neogen shall be required to pay to 3M) shall be deemed to equal 100%.
Each of 3M, Garden SpinCo and Neogen has agreed to cooperate and use reasonable best efforts to take, or cause to be taken, and to cause their respective representatives to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable and proper in connection with the arrangement, marketing and consummation of the issuance or incurrence of the Permanent Financing, including by (a) consulting in good faith on the terms and conditions of any Permanent Financing, (b) participating in the marketing and syndication efforts related thereto, (c) participating in the preparation of rating agency presentations and meetings with rating agencies, due diligence sessions and drafting sessions with respect thereto, (d) participating in the preparation of appropriate and customary materials for investor presentations, offering memoranda, private placement memoranda, bank information memoranda and similar documents customarily required in connection with obtaining such Permanent Financing, and assisting with the identification of any portion of the information contained therein relating to such person that constitutes material non-public information of such person, (e) in the case of 3M and Garden SpinCo, as promptly as reasonably practicable furnishing Neogen with the Required Information (as defined in the Merger Agreement), (f) using reasonable best efforts to obtain customary accountants’ comfort letters (including customary “negative assurance” and change period), legal opinions and other documentation and items relating to the Permanent Financing, (g) negotiating and, in the case of Garden SpinCo, entering into definitive agreements with respect thereto (the “Permanent Financing Agreements”), on terms and conditions reasonably satisfactory to 3M, Garden SpinCo and Neogen, (h) on a timely basis (taking into account the expected timing of the Marketing Period), (i) satisfying all conditions precedent in the Permanent Financing Agreements that are within the control of Garden SpinCo, Neogen or their respective subsidiaries, as applicable, (ii) furnishing any pertinent information regarding the Food Safety Business or Neogen, as applicable, or any of their respective properties or assets, as may be reasonably requested by Garden SpinCo or Neogen, as applicable, in connection with the Permanent Financing and (iii) furnishing summary financial results reasonably available to or obtainable by 3M or Garden SpinCo, on the one hand, or Neogen, on the other hand, for any fiscal period of Garden SpinCo or Neogen, as applicable, for which historical financial statements of the Food Safety Business or Neogen, as applicable, are not yet available, to the extent disclosure of such financial results would be customary, advisable or necessary in connection with an offering of high yield debt securities of Garden SpinCo or Neogen, as applicable, pursuant to Rule 144A promulgated under the Securities Act at the time the relevant offering is being arranged or launched, in a form customarily used to “flash” or “pre-release” financial results for such an offering (and, upon the reasonable request of 3M or Neogen, as applicable, and to the extent customary, advisable or necessary, 3M or Neogen, as applicable, shall disclose publicly such financial results prior to or concurrently with the launch of any such offering), (i) facilitating the granting of security interests (and perfection thereof) in collateral and the provision of guarantees, (j) furnishing at least five (5) business days prior to the Closing (i) all documentation and other information requested by the financing sources in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, and (ii) a “Beneficial Ownership Certification” (as defined in the Debt Commitment Letter), in each case to the extent requested at least seven (7) business days prior to the Closing and (k) delivering any customary certificates required by the Permanent Financing Agreements; provided that certain conditions set forth in the Merger Agreement are satisfied and subject to certain exceptions set forth in the Merger Agreement.
In connection with the Debt Exchange, if applicable, 3M has agreed to use reasonable best efforts to (a) prior to the Distribution, incur the 3M Exchange Debt, (b) cause Garden SpinCo to distribute to 3M the SpinCo Exchange Debt and (c) cause the Debt Exchange to be consummated prior to or substantially concurrently with the Distribution in a process to be jointly managed by 3M and Neogen in good faith, provided that certain conditions set forth in the Merger Agreement are satisfied.
In connection with the Debt Exchange, if applicable, each of 3M and its subsidiaries (including Garden SpinCo and its subsidiaries) on the one hand, and Neogen and its subsidiaries on the other hand, has agreed to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all other things reasonably necessary to facilitate the Debt Exchange. Each of 3M and its subsidiaries (including Garden SpinCo and its subsidiaries) has agreed to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all other things reasonably necessary to cause the holders of the 3M Exchange Debt to exchange such 3M Exchange Debt for the SpinCo Exchange Debt on terms reasonably acceptable to 3M.
Certain Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:
•	access to each of Neogen’s and Garden SpinCo’s representatives and assets and to all existing books, records, work papers and other documents and related information;
•	Neogen’s indemnification of each present and former director, officer or employee of any Garden SpinCo entity for 6 years after the effective time of the Merger;
•	advance consent requirements for public announcements concerning the Merger Agreement and the Transactions;

•	notice obligations of the parties;
•	Section 16 matters;
•	the Clean-Up Spin-Off;
•	the release of certain support obligations issued by or on behalf of 3M or any of its affiliates in support of any obligation of any Garden SpinCo entity;
•
Neogen’s and 3M’s obligations to take all actions necessary to cause Merger Sub and Garden SpinCo, respectively, to perform their respective obligations under the Merger Agreement and the Transaction Documents;

•	the listing of the shares of Neogen common stock issued in the Merger on Nasdaq;
•	the completion of works council notification and consultation processes in the applicable foreign jurisdictions;
•	3M’s delivery of the Garden SpinCo shareholder approval to Neogen and Neogen’s adoption and approval of the Merger Agreement and the Transactions, as sole shareholder of Merger Sub; and
•	the resignation of certain officers, managers and/or directors of Garden SpinCo and its subsidiaries.
Conditions to the Merger
The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by 3M and Neogen, at or prior to the closing of the Merger, of each of the following conditions:
•	the expiration or termination of any applicable waiting period under the HSR Act, and receipt of specified consents, authorizations, orders or approvals required under certain competition laws;
•
the absence of any voluntary agreement between Neogen or 3M (solely to the extent that entry into such agreement was consented to by the other party) and any government authority pursuant to which Neogen or 3M has agreed not to consummate the transaction contemplated by the Merger Agreement for any period of time;

•	the consummation of the transactions contemplated by the Separation Agreement to occur prior to the Distribution in all material respects;
•
the effectiveness of the registration statement of Neogen and the registration statement of Garden SpinCo, and the absence of any stop order issued by the SEC or any actual or threatened proceeding before a governmental authority seeking a stop order with respect thereto, and the expiration of any offer or notice period under stock exchange rules or securities laws in connection with the Distribution;

•	the approval by Neogen shareholders of the Share Issuance Proposal, Neogen Charter Amendment Proposal and Neogen Bylaw Board Size Proposal;
•	the absence of any law or order by a governmental authority that restrains, enjoins or prohibits the consummation of the Merger or the other Transactions; and
•	the approval for listing on Nasdaq of the shares of Neogen common stock to be issued in the Merger.
3M’s and Garden SpinCo’s obligations to consummate the Merger are subject to the satisfaction or waiver by 3M, at or prior to the closing of the Merger, of each of the following additional conditions:
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the performance or compliance in all material respects by Neogen and Merger Sub of all obligations, covenants and agreements required to be complied with or performed by them on or prior to the effective time of the Merger under the Merger Agreement;

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the accuracy in all material respects of Neogen’s and Merger Sub’s representations and warranties with respect to organization and the authority of Neogen and Merger Sub, the binding nature of the Transaction Agreements on Neogen and Merger Sub and brokers’ fees;

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the accuracy in all respects of Neogen’s and Merger Sub’s representations and warranties with respect to the capitalization of Neogen and Merger Sub, the approval of the Neogen board required to consummate the Transactions and the approval of Neogen’s shareholders required to consummate the Transactions, as of the date of the Merger Agreement and the date of the consummation of the Merger (except for de minimis inaccuracies);

•	the absence of a Neogen material adverse effect;
•
the accuracy in all respects of all other representations and warranties made by Neogen and Merger Sub (without giving effect to any materiality, material adverse effect or similar qualifiers), except as would not have a material adverse effect on Neogen and its subsidiaries;

•	the receipt by 3M of a tax opinion from Wachtell Lipton regarding the intended tax treatment of the Merger;
•
the IRS Ruling and certain tax rulings issued by the Swiss tax authorities relating to certain aspects of the intended tax treatment of the Transactions continuing to be valid and in full force and effect;

•
the consummation of the Debt Exchange or the implementation of an alternative structure as provided in the Merger Agreement and the Separation Agreement or the implementation of an alternative structure and the receipt of the SpinCo Cash Payment; and

•	the execution and delivery by Neogen of a certificate certifying that certain conditions above have been duly satisfied and other documents to be delivered in connection with the Closing.
Neogen’s and Merger Sub’s obligations to consummate the Merger are subject to the satisfaction or waiver by Neogen, at or prior to the closing of the Merger, of each of the following additional conditions:
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the performance or compliance in all material respects by 3M and Garden SpinCo of all obligations, covenants and agreements required to be complied with or performed by them on or prior to the effective time of the Merger under the Merger Agreement;

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the accuracy in all material respects of 3M’s and Garden SpinCo’s representations and warranties with respect to the authority of 3M and Garden SpinCo, the binding nature of the Transaction Documents on 3M and Garden SpinCo, the organization of Garden SpinCo and brokers’ fees;

•
the accuracy in all respects of 3M’s and Garden SpinCo’s representations and warranties with respect to the capitalization of Garden SpinCo, the approval of the boards of 3M and Garden SpinCo required to consummate the Transactions and the approval of Garden SpinCo’s sole shareholder required to consummate the Transactions (except for de minimis inaccuracies);

•	the absence of a Garden SpinCo material adverse effect;
•
the accuracy in all respects of all other representations and warranties made by 3M and Garden SpinCo (without giving effect to any materiality, material adverse effect or similar qualifiers), except as would not have a material adverse effect on Garden SpinCo and its subsidiaries;

•	the receipt by Neogen of a tax opinion from Weil regarding the intended tax treatment of the Merger;
•
the delivery to Neogen of a certificate and IRS notice stating that the interests of Garden SpinCo are not U.S. real property interests within the meaning of the Internal Revenue Code and the applicable Treasury Regulations; and

•	the execution and delivery of a certificate certifying that certain conditions above have been duly satisfied and other documents to be delivered in connection with the Closing.
Termination
The Merger Agreement can be terminated prior to the consummation of the Merger by the mutual written consent of 3M and Neogen. Also, subject to certain qualifications and exceptions, either 3M or Neogen may terminate the Merger Agreement prior to the consummation of the Merger if:
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the Merger has not been consummated by December 13, 2022, subject to an automatic extension until March 13, 2023 in certain circumstances, if certain closing conditions have been satisfied as of December 13, 2022;

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any governmental authority has issued a law or order having the effect of permanently prohibiting, restraining or making illegal the Merger or the other Transactions, and such law or order has become final and nonappealable; or

•
Neogen’s shareholders fail to approve the Share Issuance Proposal, the Neogen Bylaw Board Size Proposal or the Neogen Charter Amendment Proposal at the special meeting of Neogen shareholders (including any adjournment or postponement thereof).

In addition, subject to specified qualifications and exceptions, 3M may terminate the Merger Agreement if:
•
the Neogen board fails to recommend that Neogen’s shareholders vote in favor of the Share Issuance Proposal, Neogen Charter Amendment Proposal and Neogen Bylaw Board Size Proposal at Neogen’s special meeting, or has made a Neogen Adverse Recommendation Change; or

•
any of Neogen’s or Merger Sub’s representations or warranties is inaccurate, or Neogen or Merger Sub has breached any covenant or agreement in the Merger Agreement that would cause the conditions to 3M’s obligation to consummate the Merger described above not to be satisfied, and, in each case, such inaccuracy or breach is not cured by the earlier of 60 days after notice of the inaccuracy or breach or the outside date, or is incapable of cure prior to the outside date.

In addition, subject to certain qualifications and exceptions, Neogen may terminate the Merger Agreement if any of 3M’s or Garden SpinCo’s representations or warranties is inaccurate, or 3M or Garden SpinCo has breached any covenant or agreement in the Merger Agreement, in each case, that would cause the conditions to Neogen’s obligation to consummate the Merger described above not to be satisfied, and such inaccuracy or breach is not cured by the earlier of 60 days after notice of the inaccuracy or breach or the outside date, or is incapable of cure prior to the outside date.
In the event of termination of the Merger Agreement, the Merger Agreement will terminate without any liability on the part of any party except as described in “—Termination Fee and Expenses Payable in Certain Circumstances,” provided that nothing in the Merger Agreement will relieve any party of liability for fraud or for any willful breach (as defined in the Merger Agreement) of the Merger Agreement.
Termination Fee and Expenses Payable in Certain Circumstances
The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, Neogen is required to pay 3M a termination fee of $140 million. The circumstances under which this termination fee would be payable include if 3M terminates the Merger Agreement following the occurrence of a Neogen Adverse Recommendation Change.
In addition, if the Merger Agreement is terminated under any of the circumstances listed below, and (i) prior to the termination of the Merger Agreement, a Competing Proposal is publicly announced or otherwise communicated to the Neogen board and (if made or communicated publicly) not publicly withdrawn at least five business days prior to the date of termination or the Neogen shareholder meeting, as applicable and (ii) within twelve months of the termination of the Merger Agreement Neogen enters into a definitive agreement with respect to a Competing Proposal or consummates a Competing Proposal (whether or not the applicable Competing Proposal is the same as the original Competing Proposal publicly announced or communicated and where the definition of “Competing Proposal” is revised such that all references to “20%” instead refer to “50%”), then Neogen must pay 3M the $140 million termination fee:
•	if the Merger Agreement is terminated by 3M or Neogen because the Transactions contemplated by the Merger Agreement have not been consummated prior to the outside date;
•
if the Merger Agreement is terminated by either 3M or Neogen due to the failure to obtain approval from Neogen shareholders of the Share Issuance Proposal or the amendment at the special meeting of Neogen shareholders; or

•
if the Merger Agreement is terminated by 3M because Neogen has committed an uncured or incurable breach of any representation, warranty, covenant or agreement in the Merger Agreement such that the conditions to the closing of the Merger would not be satisfied.

The Merger Agreement provides that each party will generally pay all of its own fees and expenses, whether or not the Merger is completed, other than certain filing, printing and mailing costs, which are shared equally between Neogen and 3M.
Specific Performance
In the Merger Agreement, the parties have agreed that any breach of the Merger Agreement by any party could not be adequately compensated by monetary damages alone and that the parties would not have any adequate remedy at law. Accordingly, the parties have agreed that in addition to any other right or remedy to which a party may be entitled at law or in equity, the parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement without the requirement for the posting of any bond.
Amendments
The Merger Agreement may not be amended or modified except by an instrument in writing duly signed by an authorized representative of each party to the Merger Agreement.
The Separation Agreement
The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is incorporated by reference into this proxy statement. Neogen shareholders and 3M stockholders are urged to read the Separation Agreement in its entirety. This description of the Separation Agreement has been included to provide Neogen shareholders and 3M stockholders with information regarding its terms. The rights and obligations of the parties under the Separation Agreement are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this proxy statement. It is not intended to provide any other factual information about Neogen, Merger Sub, 3M or Garden SpinCo. Information about Neogen, Merger Sub, 3M or Garden SpinCo can be found elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find Additional Information; Incorporation by Reference.”
Overview
The Separation Agreement provides for the separation of the Food Safety Business from 3M’s other businesses. Among other things, the Separation Agreement identifies those assets of 3M related to the Food Safety Business that are to be transferred to, and those liabilities of 3M related to the Food Safety Business that are to be assumed by, Garden SpinCo, and describes when and how these transfers and assumptions will occur. The Separation Agreement also includes procedures by which 3M and Garden SpinCo will become separate and independent companies. The matters addressed by the Separation Agreement include, but are not limited to, the matters described below.
In connection with the Separation, 3M and Neogen have also entered into the Asset Purchase Agreement, pursuant to which certain assets and liabilities of the Food Safety Business (which are reflected in the historical combined financial statements of the Food Safety Business included in this proxy statement and reflected in the unaudited pro forma financial information) will be transferred directly from certain subsidiaries of 3M to certain subsidiaries of Neogen. The transactions contemplated by the Asset Purchase Agreement form part of the series of transactions related to the acquisition of the Food Safety Business by Neogen and are conditioned on the occurrence of the Distribution and the Merger. For more information see the summary of the Asset Purchase Agreement below.
Transfer of Assets and Assumption of Liabilities
Generally, pursuant to and subject to the terms and conditions contained in the Separation Agreement, 3M and Garden SpinCo have agreed to take certain steps, which we refer to as the Separation, to result in Garden SpinCo and its subsidiaries owning and operating the Food Safety Business, and 3M and its subsidiaries owning and operating the businesses of 3M other than the Food Safety Business, which businesses we refer to as the 3M Retained Business, including:
•	3M and its subsidiaries will transfer to Garden SpinCo certain assets related to the Food Safety Business, and Garden SpinCo will assume certain liabilities related to the Food Safety Business; and

•	3M will retain assets and liabilities that are not transferred to, or assumed by, Garden SpinCo in the Separation.
The assets to be transferred or assigned to Garden SpinCo include, among other things, the following assets of 3M as of immediately prior to the Distribution Time (subject to certain exceptions and the terms and conditions contained in the Separation Agreement):
•	the outstanding equity securities of certain subsidiaries of Garden SpinCo (the “Garden SpinCo Subsidiary Equity Securities”);
•	the leases to certain locations used by the Food Safety Business as agreed between the parties (the “Garden SpinCo Real Property Leases”);
•
all inventory (as defined in the Separation Agreement) located at a specified facility in the United Kingdom and the finished goods inventory used or held for use primarily in connection with the Food Safety Business located inside the United States (the “Garden SpinCo Inventory”);

•
(i) any contract to which 3M or any of its subsidiaries is a party, or to which any of the Garden SpinCo assets is subject, in each case that relates exclusively to or is used exclusively in connection with the Food Safety Business; (ii) any shared contract (as defined in the Separation Agreement) to which the counterparty is a direct customer, distributor or supplier of the Food Safety Business and that relates primarily to or is used primarily in connection with the Food Safety Business; and (iii) to the extent assignable, the applicable portion of any non-disclosure and confidentiality agreements entered into in connection with the possible sale of the Food Safety Business with any potential purchaser thereof to the extent restricting the use or disclosure of information of the Food Safety Business ((clauses (i) through (iii) collectively, the “Garden SpinCo Contracts”);

•
to the extent transferable, all permits owned, held or licensed by 3M or any of its subsidiaries that are (i) related primarily to the Food Safety Business or (ii) related primarily to the operations at 3M’s facility located in Bridgend, the United Kingdom, which we refer to as the Garden SpinCo real property (clauses (i) and (ii) collectively, the “Garden SpinCo Permits”);

•
the tangible and personal property that are (i) located at the Garden SpinCo real property, (ii) located at certain other 3M manufacturing facilities and primarily used or held for use in the Food Safety Business, other than any part that is installed on any equipment, fixture, furniture, furnishing or machinery that cannot be transferred from the 3M manufacturing facility without unreasonable burden or expense (unless Neogen agrees to bear such burden or expense) or because it is technically infeasible, or (iii) located at certain 3M lab facilities and primarily used or held for use in connection with the Food Safety Business, subject to certain exclusions (clauses (i) through (iii) collectively, the “Garden SpinCo Tangible and Personal Property”);

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(i) certain registered IP, as agreed between the parties, (ii) certain intellectual property rights, in each case of clauses (i) and (ii), owned by 3M or any of its subsidiaries that are primarily used or held for use in the operation of the Food Safety Business as of immediately prior to the Distribution Time, (iii) certain trademarks as agreed between the parties, and (iv) the intellectual property rights, whether or not registered, owned by 3M or any of its subsidiaries that are embodied in the Clean-Trace™ Software (clauses (i) through (iv) collectively, the “Garden SpinCo Intellectual Property”);

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(i) any technology with respect to which the intellectual property rights therein are owned by 3M or any of its subsidiaries immediately prior to the Distribution Time to the extent that such technology is (x) used primarily in or necessary to the operation of the Food Safety Business as of immediately prior to the Distribution Time or (y) otherwise used in or necessary for operation of the Food Safety Business and capable of being copied, (ii) the Clean-Trace™ software, and (iii) the know-how or knowledge, including any know-how or knowledge of the SpinCo Employees that constitutes a trade secret owned by 3M or any of its subsidiaries, to the extent related to the Food Safety Business, but in each case, excluding any IT assets (clauses (i) through (iv) collectively, the “Garden SpinCo Technology”);

•
the information technology assets used or held for use primarily by the Food Safety Business that are (i) owned by 3M or any of its subsidiaries or (ii) leased or licensed by 3M or any of its subsidiaries under a contract exclusively related to the Food Safety Business (collectively, the “Garden SpinCo IT Assets”), subject to certain exclusions and limitations;

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other than with respect to taxes, any prepaid expenses, credits, deposits and advance payments, in each case, to the extent relating to any other Garden SpinCo asset(the “Garden SpinCo Prepaid Expenses”);

•	a copy of certain Food Safety Business books and records;
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other than with respect to taxes or claims under any insurance policies and subject to certain exclusions, rights available to or being pursued by 3M or any of its subsidiaries in connection with any action or any other claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent primarily relating to the Food Safety Business, any Garden SpinCo asset or any Garden SpinCo liability;

•	certain assets related to the Clean-Trace hygiene monitoring and management system;
•
all assets of 3M and its subsidiaries as of immediately prior to the Distribution Time that are expressly provided by the Merger Agreement, the Separation Agreement or any other Transaction Document as assets to be transferred to Garden SpinCo or any other member of the SpinCo Group; and

•
all other assets of 3M and its subsidiaries as of immediately prior to the Distribution Time that are primarily related to the Food Safety Business, solely to the extent already not captured by the foregoing clauses and subject to certain limitations.

The Separation Agreement provides that the assets to be transferred or assigned to Garden SpinCo will not include, among other things, any of the following assets, which shall be retained by 3M:
•	all equity interests (excluding the Garden SpinCo Subsidiary Equity Securities and any equity securities of Garden SpinCo);
•	all accounts receivable as of the Closing;
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all cash, cash equivalents and marketable securities, including all checks, drafts and wires deposited for the account of 3M or any of its subsidiaries that have not been credited by the receiving bank, other than cash up to the minimum cash amount (as defined in the Separation Agreement);

•	all inventory other than the Garden SpinCo Inventory;
•	all insurance policies and all rights and claims thereunder;
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all real property and any equipment, fixtures, furniture, furnishings, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property located thereon, and any prepaid rent, security deposits and options to renew or purchase related thereto, other than the Garden SpinCo Real Property;

•	all permits other than the Garden SpinCo Permits;
•	all tangible and personal property, other than the Garden SpinCo Tangible and Personal Property;
•	all contracts, other than the Garden SpinCo Contracts;
•	all IT assets other than the Garden SpinCo IT Assets;
•	all intellectual property other than the Garden SpinCo Intellectual Property, expressly including certain 3M trademarks, trade secrets and domain names;
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(i) all technology that is not Garden SpinCo Technology and (ii) copies of any duplicated technology that is used in or necessary for the operation of the 3M Businesses, regardless of whether copies of such duplicated technology are also Garden SpinCo Technology;

•	all assets used or held for use by 3M or any of its subsidiaries in connection with the provision of overhead and shared services between the Food Safety Business and other 3M businesses;
•	all credit support from 3M or any of its subsidiaries from which the Food Safety Business benefits;

•	all books and records, other than copies of the Food Safety Business records;
•	all rights that accrue or shall accrue to 3M or any member of the 3M Group pursuant to the Separation Agreement, the Merger Agreement or any Transaction Document;
•	all prepaid expenses, credits, deposits, and advance payments other than the Garden SpinCo Prepaid Expenses;
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all rights to claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent relating to any other excluded asset or excluded liability;

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certain attorney-client privilege and attorney work-product protection and related documents arising as a result of legal counsel representing 3M or its subsidiaries, including the Garden SpinCo entities, in connection with the Transactions and the potential sale of the Food Safety Business;

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except as required by applicable law, all of the assets of, all of the assets relating to, and all rights under, any employee benefit or welfare plan or any related contract between any person and 3M or any of its affiliates (including the employee benefit plans of 3M and its subsidiaries);

•
all accounts, notes or loans payable recorded on the books of 3M or any of its affiliates for goods or services purchased by the Food Safety Business from 3M or any of its subsidiaries (other than the Garden SpinCo entities), or provided to the Food Safety Business by 3M or any of its subsidiaries (other than the Garden SpinCo entities), or advances (cash or otherwise) or any other extensions of credit to the Food Safety Business from 3M or any of its subsidiaries (other than the Garden SpinCo entities), whether current or non-current;

•	all insurance proceeds which 3M or any of its subsidiaries has a right to receive, subject to certain exemptions;
•	all retained claims;
•	certain specified assets set forth in the Separation Agreement;
•	Global Trade Item Numbers; and
•	except for the Garden SpinCo assets and the separately conveyed assets, all assets of 3M or any of its subsidiaries, wherever located, whether tangible or intangible, real, personal or mixed.
The liabilities that are to be assumed by Garden SpinCo under the Separation Agreement include, among other things, the following liabilities of 3M (subject to the terms and conditions contained in the Separation Agreement):
•
all liabilities, to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the Food Safety Business and arising on or after the Distribution Time (including (i) the ownership or use of the Garden SpinCo assets or the separately conveyed assets and any actions that relate to, arise out of or result from the operation or conduct of the Food Safety Business or ownership or use of the SpinCo assets or the separately conveyed assets, (ii) all warranty, repair or return obligations, (iii) alleged or actual hazards or defects in design, marketing, manufacture, materials, workmanship, provision or performance, including any failure to warn or alleged or actual breach of express or implied warranty or representation, and (iv) the return or recall of any product of the Food Safety Business, in each case, relating to the period on or after the Distribution Time);

•
all liabilities arising out of or relating to any Garden SpinCo Contracts and relating to the period on or after the Distribution Time, including customer purchase orders, extended warranties or other customer contracts for products or services of the Food Safety Business, or the Garden SpinCo Permits;

•	all liabilities arising on or after the Distribution Time under or relating to any Garden SpinCo Intellectual Property, including the use thereof;
•
all liabilities assumed by, retained by or agreed to be performed by Garden SpinCo or any of its subsidiaries and affiliates pursuant to the terms of the Merger Agreement, the Separation Agreement or any other Transaction Document, whenever arising;

•
all liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from information regarding Neogen or its businesses and operations contained in any of the disclosure documents relating to the Transactions, other than information relating to 3M, the retained businesses or the Food Safety Business, whenever arising;

•
all liabilities relating to, arising out of or resulting from the SpinCo Financing Arrangements (as defined in the Separation Agreement) or under any Reimbursement Obligations Loan (as defined in the Separation Agreement), whenever arising;

•
all environmental liabilities, to the extent relating to, arising out of or resulting from the ownership or operation of the Food Safety Business, the Garden SpinCo assets or the separately conveyed assets, or the conduct of the Food Safety Business, in each case, as of and after the Distribution Time; and

•
all liabilities relating to, arising out of or resulting from any action with respect to the Food Safety Business, the Garden SpinCo assets or the separately conveyed assets, in each case to the extent relating to the period on or after the Distribution Time, other than as specifically provided otherwise in any of the Transition Services Agreement, Transition Contract Manufacturing Agreement, or the Transition Distribution Services Agreement, and certain liabilities set forth in the Separation Agreement.

The Separation Agreement provides that Garden SpinCo will not assume, among other things, any of the following liabilities:
•
all liabilities to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the Food Safety Business and relating to the period prior to the Distribution Time (including the ownership or use of the Garden SpinCo assets or the separately conveyed assets and any related actions to the extent relating to, arising out of or resulting from the operation of the Food Safety Business or ownership or operation of the Garden SpinCo assets or the separately conveyed assets, other than certain performance obligations);

•	all accounts payable as of the Closing;
•
all liabilities of 3M or its subsidiaries to the extent related to any excluded assets or any 3M Business, other than any liabilities for which Garden SpinCo, Neogen or any of their subsidiaries has expressly assumed responsibility pursuant to the Merger Agreement, the Separation Agreement or any other Transaction Document;

•
all liabilities assumed by, retained by or agreed to be performed by 3M or any of its subsidiaries (other than the Garden SpinCo entities) pursuant to the Merger Agreement, the Separation Agreement or any other Transaction Document;

•
all liabilities to the extent arising out of the presence or release of any hazardous substance at, on, under or from any facility or property where the Food Safety Business was operated prior to the Distribution Time, to the extent relating to the period prior to the Distribution Time, and all other environmental liabilities, to the extent relating to, arising out of or resulting from the ownership or operation of the Food Safety Business, the Garden SpinCo assets or the separately conveyed assets, or the conduct of the Food Safety Business, in each case prior to the Distribution Time; and any and all environmental liabilities to the extent arising out of the excluded assets; and

•
all liabilities relating to, arising out of or resulting from any action with respect to the Food Safety Business, the Garden SpinCo assets or the separately conveyed assets, in each case to the extent relating to the period prior to the Distribution Time.

Consideration for the Transfer of Assets
Prior to the Distribution, in partial consideration for the transfer of the Garden SpinCo assets to Garden SpinCo in the Contribution, (i) Garden SpinCo will issue to 3M additional shares of Garden SpinCo common stock such that the number of shares of Garden SpinCo common stock outstanding as of immediately prior to the Distribution Time is equal to the number of shares of Garden SpinCo common stock necessary to effect the Distribution, (ii) Garden SpinCo will transfer to 3M the SpinCo Cash Payment and (iii) Garden SpinCo will issue to 3M any SpinCo Exchange Debt.

The amount of the SpinCo Cash Payment will be calculated in accordance with the Separation Agreement, and will be equal to the Basis Amount (as defined in the Separation Agreement), as adjusted based on the net working capital of the Food Safety Business on the last calendar day of the month immediately preceding the Closing Date relative to an agreed upon target amount of net working capital. There also will be a subsequent post-closing process for the parties to agree on the final amount of the net working capital of the business for the purposes of the foregoing, with any resulting adjustment to be settled between the parties in cash.
Intercompany Accounts and Intercompany Agreements
3M and Neogen have agreed that, no later than the Distribution effective time, subject to certain limited exceptions, each contract between 3M or any member of the 3M Group and Garden SpinCo or any member of the SpinCo Group will be terminated, effective as of the Distribution Time. In addition, subject to certain limited exceptions, all intercompany accounts between 3M and Garden SpinCo will be settled or otherwise eliminated.
Conditions to the Distribution
3M’s obligation to consummate the Distribution is subject to the fulfillment or waiver by 3M in its sole and absolute discretion (other than the condition set forth in the first bullet below, which prior to the termination of the Merger Agreement may not be waived without Neogen’s written consent, which consent may not be unreasonably withheld, conditioned or delayed) of each of the following conditions:
•	the Reorganization having been substantially completed in accordance with the Separation Step Plan;
•
(i) Garden SpinCo’s issuance of additional shares of Garden SpinCo common stock such that there is a sufficient number of shares of Garden SpinCo common stock to effect the Distribution; (ii) payment of the SpinCo Cash Payment and (iii) Garden SpinCo’s issuance of any SpinCo Exchange Debt;

•	the 3M board having received one or more satisfactory opinions confirming the solvency of Garden SpinCo and the solvency and surplus of 3M;
•	3M having received certain tax opinions with respect to the Distribution from external advisors;
•	3M having received the IRS Ruling and certain tax rulings issued by the Swiss tax authorities relating to certain aspects of the intended tax treatment of the Transactions;
•	each of the conditions precedent to the consummation of the Merger having been satisfied or validly waived;
•	each of the conditions precedent to the consummation of the transactions contemplated by the Asset Purchase Agreement having been satisfied or validly waived; and
•
Neogen having irrevocably confirmed to 3M that each condition to Neogen’s obligations to effect the Merger has been satisfied, will be satisfied at the time of the Distribution, or is or has been waived by Neogen.

Shared Contracts
Certain shared contracts (i.e., contracts with third parties that benefit both the Food Safety Business and 3M’s retained business) will be assigned or amended to facilitate the Separation. If such contracts are not able to be assigned or amended, for a period of 12 months after the Distribution Date, Neogen, 3M and Garden SpinCo will be required to use commercially reasonable efforts to cause the appropriate party to receive the benefit of the contract after the Separation effective time.
Access to Information
Following the Distribution Time, 3M will deliver to Neogen the books and records related to the Food Safety Business, which we refer to as the Food Safety Business records, in accordance with the Separation Agreement. 3M has the right to retain copies of any Food Safety Business records that 3M determines in good faith is reasonably likely to need to access for bona fide business or legal purposes; provided that, with respect to such copies, 3M will treat them in a manner consistent with the policies and procedures of 3M applicable to its own books and records.

In addition, from and after the Distribution Date, each of Garden SpinCo and 3M has agreed to use commercially reasonable efforts to maintain the Food Safety Business records in accordance with such party’s bona fide record retention policies and provide the other party and its representatives reasonable access to the Food Safety Business records relating to the periods prior to the Closing for any reasonable purpose; provided that neither party will be required to provide the requesting party with direct access to any such party’s information technology systems to review any Food Safety Business records, unless otherwise provided in the other Transaction Documents.
Until the end of the second 3M fiscal year following the Distribution Date, 3M and Garden SpinCo are required to use commercially reasonable efforts to cooperate with the other’s books and records requests to enable (i) either party to disseminate earnings releases, financial statements and other internal procedures and (ii) either party’s accountants to timely complete their review of financial statements.
Release of Claims and Indemnification
Except as otherwise provided in the Merger Agreement, Separation Agreement or any other Transaction Document, each of 3M and Garden SpinCo will release and forever discharge the other and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Time. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Distribution Time pursuant to the Separation Agreement or any ancillary agreement. These releases will be subject to certain exceptions set forth in the Separation Agreement.
The Separation Agreement contains certain cross-indemnities that, except as otherwise provided in the Separation Agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to Garden SpinCo under the Separation Agreement with Garden SpinCo and financial responsibility for the obligations and liabilities allocated to 3M under the Separation Agreement with 3M. Specifically, 3M and Garden SpinCo will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents from any losses arising out of or due to:
•	the liabilities or alleged liabilities each party assumed or retained pursuant to the Separation Agreement;
•	the failure of each party to pay, perform or otherwise promptly discharge any liabilities assumed or retained pursuant to the Separation Agreement;
•
any guarantee, indemnification obligation, surety bond or other credit support agreement to the extent discharged or performed by each party for the benefit of the other party that survives the Distribution Time;

•	any breach by such party of any provision of the Separation Agreement or any other agreement unless such other agreement expressly provides for separate indemnification therein; and
•
any liabilities arising out of claims made by the securityholders or lenders of a party to the extent relating to the use of any information provided by or on behalf of such party in writing prior to the Distribution Time in connection with the Financing or the Permanent Financing.

Each party’s aforementioned indemnification obligations will be uncapped, provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the Tax Matters Agreement.
Insurance
From and after the effective time of the Separation, Garden SpinCo and its subsidiaries and the Food Safety Business will cease to be insured by certain 3M company insurance policies. Neogen and Garden SpinCo have agreed not to bring any claims for recovery under any of the insurance policies maintained by the 3M Group; provided that Garden SpinCo and 3M will reasonably cooperate to bring any claim under a 3M company insurance policy to the extent reasonably requested by 3M.

Management of Actions
From and after the Distribution Time, Garden SpinCo will direct the defense or prosecution of any actions that constitute only the Garden SpinCo liabilities, Garden SpinCo assets or separately conveyed assets. If such aforementioned action names a member of the 3M Group, Garden SpinCo will use commercially reasonable efforts to cause such member of the 3M Group to be removed as a party to such action.
From and after the Distribution Time, the 3M Group will direct the defense or prosecution of any actions that constitute the excluded liabilities, excluded assets or other action as set forth in the Separation Agreement. If such aforementioned action names a member of the SpinCo Group, 3M will use commercially reasonable efforts to cause such member of the SpinCo Group to be removed as a party to such action.
From and after the Distribution Time, in the event that one or more members of the SpinCo Group or 3M Group is named in an action, each of Garden SpinCo and 3M will be entitled to assume their own defense and select counsel of their own choosing to defend their respective interests. Garden SpinCo and 3M will consult in good faith with each other regarding the management of the defense of such action.
From and after the Distribution Time, any action that constitutes a Mixed Action (as defined in the Separation Agreement) will be managed by the party with the greater financial exposure with respect thereto, as determined in good faith by 3M and Garden SpinCo. 3M and Garden SpinCo will reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for 3M, Garden SpinCo or their respective affiliates any attorney-client privileges, joint defense or other privilege with respect to Mixed Actions.
Term and Termination
The Separation Agreement terminates if, at any time before the Distribution, the Merger Agreement is terminated. After the Distribution, the Separation Agreement may only be terminated by written agreement among Garden SpinCo, Neogen and 3M.
Asset Purchase Agreement
In connection with the Transactions, 3M and Neogen entered into an Asset Purchase Agreement, which provides for the sale of certain assets and liabilities of the Food Safety Business directly from certain subsidiaries of 3M, which we refer to as local 3M sellers, to certain subsidiaries of Neogen, which we refer to as local Neogen buyers, for cash in lieu of such assets and liabilities being transferred to Garden SpinCo in connection with the Contribution. We refer to these transactions as the local asset sales. The following summary of the Asset Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is filed as an exhibit to the registration statement of which this proxy statement forms a part and is incorporated by reference herein.
Transfer of Assets and Assumption of Liabilities
The scope of the assets to be transferred or assigned to, and the liabilities to be assumed by, the local Neogen buyers under the Asset Purchase Agreement is generally consistent with the scope of the assets to be assigned or transferred to, and the liabilities to be assumed by, Garden SpinCo under the Separation Agreement. See “—The Separation Agreement—Transfer of Assets and Assumption of Liabilities.” This includes, among other things, intellectual property assets, tangible property and contracts related to the Food Safety Business in various jurisdictions around the world, and the liabilities to be assumed include liabilities related to such locally conveyed assets. These assets and liabilities, which are reflected in the historical combined financial information of the Food Safety Business and unaudited pro forma financial information included in this proxy statement, have historically formed part of and have been historically managed and operated by the Food Safety Business. 3M and Neogen have agreed to work together in good faith to identify the applicable local 3M sellers and local Neogen buyers prior to the Closing in a manner that is consistent with the Separation Step Plan.
Under the Asset Purchase Agreement, the local asset sales will be completed on the Closing Date immediately following the effective time of the Merger, subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Neogen and 3M) of the following conditions:
•
the Reorganization and the Distribution and the other transactions contemplated by the Separation Agreement to occur prior to the Distribution having been consummated in accordance with the Separation Agreement in all material respects;

•	the Merger having been consummated; and
•
no governmental authority of competent jurisdiction having enacted, issued or granted any law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the transactions contemplated by the Asset Purchase Agreement.

As a result, the transactions contemplated by the Asset Purchase Agreement will only occur if the Distribution and the Merger occur, and will not otherwise occur.
The parties have agreed to enter into any separate conveyancing and transfer documents that may be required to give effect to the local asset sales under local law.
Purchase Price
The aggregate consideration allocated to the local asset sales will be an amount in cash equal to $181,618,400. The purchase price will be paid directly by or on behalf of Neogen to 3M (in each case, as an agent for the applicable local Neogen buyer or local 3M seller), unless the local law in any local 3M seller’s jurisdiction of organization otherwise requires, or Neogen and 3M otherwise determine it is desirable for local tax or regulatory purposes to have, the purchase price for any of the applicable assets be separately paid directly to a local 3M seller.
Works Councils
The Asset Purchase Agreement contains provisions with respect to the offer to purchase assets and assume liabilities from local 3M sellers in France, Belgium and the Netherlands, where works councils of 3M and/or its subsidiaries are required to be informed or consulted. The required information and consultation processes have been completed, and relevant subsidiaries of 3M have delivered to Neogen acceptance notices in respect of the offers to purchase assets and assume liabilities from the local 3M sellers in these jurisdictions. As a result, the transfer of these local assets is expected to occur at the Closing, subject to the terms and conditions set forth in the Asset Purchase Agreement.
Termination
The Asset Purchase Agreement will automatically terminate upon the termination of either the Separation Agreement or the Merger Agreement and may be terminated by mutual agreement of Neogen and 3M.

ADDITIONAL AGREEMENTS RELATED TO THE SEPARATION AND THE MERGER
Employee Matters Agreement
On December 13, 2021, 3M, Garden SpinCo and Neogen entered into an Employee Matters Agreement, which governs the allocation among the parties of certain assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters. The following summary of the Employee Matters Agreement is not complete and is qualified in its entirety by reference to the full text of the Employee Matters Agreement, which is filed as an exhibit to the registration statement of which this proxy statement forms a part and is incorporated by reference herein.
Transfer of SpinCo Employees
Subject to certain exceptions, no later than immediately prior to the Distribution Time, 3M will cause each SpinCo Employee (as defined below) other than SpinCo Leave Employees (as defined in the Employee Matters Agreement) to be employed by a member of the SpinCo Group and for employees of 3M or any of its subsidiaries (other than SpinCo Employees) to be employed by a member of the 3M Group. For each SpinCo Employee employed in a jurisdiction where there is no member of the SpinCo Group authorized to provide employment as of immediately prior to the Distribution Time, Neogen will either accept the automatic transfer of employment of such SpinCo Employee (if such employment automatically transfers by operation of law) or, if there is no automatic transfer of employment, Neogen has agreed to provide a written offer of employment to such employee. For any jurisdiction in which there is a SpinCo Employee but no member of the SpinCo Group, including Neogen or any of its subsidiaries, to employ such SpinCo Employee immediately following Closing, Neogen will cause any such SpinCo Employees to be employed through the use of a professional employer organization, or by an entity established by Neogen in certain jurisdictions. Such professional employer organization or newly established entity will provide a written offer of employment to such employee.
The term “SpinCo Employee” means each individual who, immediately prior to the Distribution Date, is classified by 3M as an employee and that 3M determines in good faith is expected to provide at least fifty percent (50%) of his or her services to the 3M Group and the SpinCo Group in connection with the operation of the Food Safety Business (including any such individual who is not actively working as of the Distribution Date as a result of an illness, injury, short-term or long-term disability, vacation, or leave of absence), excluding certain individuals identified by Neogen as “Excluded Employees” (up to 30 individuals) and any “Co-located Manufacturing Employees” (i.e., hourly maintenance, warehouse or production employees working in a non-transferring facility of 3M or any of its subsidiaries). In addition, 3M has agreed to consider in good faith and discuss with Neogen including as a SpinCo Employee certain individuals who immediately prior to the Distribution Date provide fifty percent (50%) or less of their services to the 3M Group and the SpinCo Group in connection with the operation of the Food Safety Business but who Neogen identifies as individuals to be designated as SpinCo Employees based on their roles or importance to the operations of the Food Safety Business.
If any SpinCo Leave Employee is able to return to work within one year following the Closing, Neogen (or one of its subsidiaries) has agreed to provide a written offer of employment to such employee as of the date such SpinCo Leave Employee is released to return to work (or such earlier date as required by applicable law or collective bargaining agreement).
The written offers required to be provided to applicable employees under the Employee Matters Agreement will generally provide for compensation and benefits on terms that are consistent with those described in “Treatment of Compensation and Benefit Arrangements; Terms of Employment” below.
General Allocation of Liabilities
Generally, Garden SpinCo will be responsible for the following liabilities: (1) all liabilities to the extent relating to, arising out of or resulting from the employment or termination of employment of SpinCo Employees or other individual service providers at and after the Distribution Time, (2) all liabilities that automatically transfer to Neogen or any of its subsidiaries or any members of the SpinCo Group pursuant to applicable law, and (3) all other liabilities to the extent expressly assumed or retained by, or assigned or allocated to, Neogen or any of its subsidiaries or any member of the SpinCo Group under the Employee Matters Agreement.

Generally, 3M will be responsible for the following liabilities (1) all liabilities relating to, arising out of or resulting from the employment, service or termination of employment or service of current or former 3M employees or other service providers (other than SpinCo Employees) whenever incurred, (2) all liabilities relating to, arising out of or resulting from the employment or service or termination of employment or service of SpinCo Employees arising before the Distribution Time, (3) all liabilities under each Benefit Plan (as defined in the Merger Agreement) that is or has been maintained, sponsored, contributed to or entered into by 3M or any of its affiliates for the benefit of any of their respective current or former employees or other individual service providers, whenever incurred, other than liabilities that automatically transfer to Neogen or any member of the SpinCo Group pursuant to applicable law, (4) the unpaid aggregate amount, as of immediately prior to the Distribution Time, of any payroll taxes that were deferred by 3M or its subsidiaries under the Coronavirus Aid, Relief, and Economic Security Act, and (5) all other liabilities expressly assumed or retained by, or assigned or allocated to a member of the 3M Group under the Employee Matters Agreement.
From and after the Closing, 3M and Neogen equally will share responsibility for all liabilities in relation to actual or threatened claims by SpinCo Employees of actual or constructive termination as a direct or indirect result of the consummation of the proposed Transactions, except that Neogen will bear 100% of such liabilities relating to noncompliant written offers or Neogen’s actions related to employment or termination of employment taken after Closing.
Garden SpinCo will reimburse the 3M Group for (1) 50% of the first $2.5 million of Excess Excluded Employees Severance Liabilities and (2) 100% of all Excess Excluded Employee Severance Liabilities in excess of $2.5 million. “Excess Excluded Employee Severance Liabilities” means the aggregate liabilities actually incurred by the 3M Group for severance pay and benefits and other similar obligations as a result of the termination of employment of the “Excluded Employees” on or within thirty (30) days following the Closing.
3M will indemnify Neogen and Garden SpinCo from all losses arising out of or relating to the failure by 3M or any of its affiliates to comply with any of their obligations pursuant to any applicable laws related to the automatic transfer of employees (including, without limitation, any obligation to inform and/or consult any labor organization). Neogen and Garden SpinCo will indemnify 3M from all losses arising out of or relating to the failure of Neogen or any of its affiliates to comply with any of their obligations pursuant to any applicable laws related to the automatic transfer of employees (including, without limitation, any obligation to inform and/or consult any labor organization).
To the extent required by applicable law or collective bargaining agreement, Garden SpinCo or Neogen will recognize each collective bargaining or other labor representative then representing any SpinCo Employee and assume each collective bargaining agreement or other collective labor agreement covering any of the SpinCo Employees.
Treatment of Compensation and Benefit Arrangements; Terms of Employment
Except as required by a collective bargaining agreement or by law, for the one-year period following the Effective Time (as defined in the Merger Agreement), Neogen or Garden SpinCo will provide to each SpinCo Employee who remains employed by a member of the SpinCo Group or provides services to any member of the SpinCo Group as an employee of a professional employer organization (each, a “Continuing SpinCo Employee”) with the following: (1) an annual salary or hourly wage rate, and target annual cash compensation opportunity (which is the sum of the employee’s annual salary or annualized hourly wages or fees (as applicable) plus the employee’s annualized target cash incentive compensation opportunities (excluding any transaction, retention or change in control bonuses), in each case equal to the greater of (A) the amount in effect for such employee immediately prior to the Closing or (B) any amount approved by 3M that has been communicated to such employee and is scheduled to become effective within three months post-Closing, (2) target annual equity incentive compensation opportunities that are not less, in the aggregate, than the aggregate amount of the target annual equity incentive compensation opportunities made available to such Continuing SpinCo Employee immediately prior to Closing (determined on the basis of target grant date value), provided that Neogen may substitute cash-based compensation with an equivalent grant date value, (3) (A) employee benefits (without regard to any transaction, retention or change in control bonuses) that are taken together as a whole, substantially comparable, or (B) a combination of employee benefits and cash compensation (beyond that required by (1) and (2)) that is, taken together as a whole, substantially comparable, provided, that if applicable law requires a greater level of benefits, Neogen or Garden SpinCo will provide such higher level, and (4) advancement or reimbursement of reasonable relocation expenses incurred in connection with the relocation of any Continuing SpinCo Employee’s primary work location by more than 50 miles from his or her primary work location immediately prior to Closing.
Neogen and Garden SpinCo will generally provide each Continuing SpinCo Employee with credit for such employee’s prior service with any member of the 3M Group for all purposes, including for purposes of eligibility and vesting (excluding for purposes of benefit accruals under defined benefit pension plans and retiree medical or life insurance benefits) to the extent such credit would not result in the duplication of benefits. Additionally, from and after the Closing, Neogen or Garden SpinCo will use commercially reasonable efforts to (i) waive all limitations as to preexisting condition exclusions or requirements with respect to participation and coverage requirements applicable to Continuing SpinCo Employees under benefit plans sponsored by the SpinCo Group or Neogen, to the same extent that such conditions were satisfied or waived under an analogous 3M Benefit Plan, (ii) provide each Continuing SpinCo Employee with credit for any expenses incurred for purposes of calculating any deductibles, copayments, benefit limitations or similar provisions paid during the then-current plan year under any such plans, and (iii) waive any health eligibility or medical examination requirements under the Neogen Benefit Plans to the same extent waived or satisfied under the analogous 3M or Garden SpinCo Benefit Plans.
Continuing SpinCo Employees will be eligible to participate immediately in corresponding Neogen Benefit Plans in which such SpinCo Employee is eligible to participate as of immediately prior to the Closing.
Neogen will permit a rollover of the Continuing SpinCo Employees’ accounts (including any outstanding plan loans) from 3M’s 401(k) plan to Neogen’s 401(k) plan.
SpinCo Participation in 3M Benefit Plans
Effective as of the Distribution Time each SpinCo Employee will cease to participate in 3M or Garden SpinCo Benefit Plans (other than any such plan that is required to be transferred to the SpinCo Group by operation of law) and will cease to accrue further benefits and be active participants in 3M or Garden SpinCo Benefit Plans (other than any such plan that is required to be transferred to the SpinCo Group by operation of law).
Treatment of 3M Equity Awards and Cash Based Long-Term Incentive Awards Held by Food Safety Business Employees
The Employee Matters Agreement provides for the treatment of the portion of any 3M Option Awards, 3M RSU Awards, 3M SAR Awards and 3M LTI Cash Awards, in each case that (i) are held by Continuing SpinCo Employees (as defined above), (ii) are outstanding and unvested as of immediately prior to the Distribution Time, and (iii) would otherwise be forfeited by the applicable Continuing SpinCo Employee under the terms and conditions of the applicable 3M Equity LTI Plan or the 3M Cash LTI Plan and the award agreements thereunder as a result of the Continuing SpinCo Employee ceasing to be employed by 3M or one of its subsidiaries in connection with the Transactions. We refer to the applicable portion of such awards as the “Assumed Portion.” The determination of the Assumed Portion will be made after taking into account any vesting that occurs, or that a holder may be eligible to receive, (i) by reason of certain special “retirement” vesting continuation benefits under the applicable 3M Equity LTI Plan or the 3M Cash LTI Plan and the individual’s award agreement and (ii) with respect to annual equity grants in the form of 3M RSU Awards, after taking into account the pro rata (based on grant date anniversaries) accelerated or continued vesting of such awards offered by 3M.
As explained further below, only the Assumed Portion of such 3M equity awards and 3M LTI Cash Awards will be assumed by Neogen and converted into Neogen awards, generally with comparable value and certain comparable terms. In order to maintain comparable value, the number of shares of Neogen common stock underlying such converted awards will generally be determined, as described below, by multiplying the number of shares of 3M common stock underlying the Assumed Portion of the applicable 3M equity award by a ratio obtained by the Equity Award Exchange Ratio. The Equity Award Exchange Ratio also will be applied to the exercise price of the Assumed Portion of 3M Option Awards and the base price of the Assumed Portion of the 3M SAR Awards.
All 3M equity awards and 3M LTI Cash Awards other than the Assumed Portion will remain 3M equity-based or cash-based awards on their existing terms. The Closing will not result in a “change in control” for purposes of 3M equity-based awards or 3M cash-based awards.

Treatment of Unvested 3M Stock Options and Stock Appreciation Rights
The Assumed Portion of each 3M Option Award and each 3M SAR Award, if any, will be assumed by Neogen and converted into an option or stock appreciation right, as applicable (i) covering a number of shares of Neogen common stock (rounded down to the nearest whole share) equal to the product determined by multiplying (A) the total number of shares of 3M common stock covered by the Assumed Portion of the award by (B) the Equity Award Exchange Ratio, (ii) having a per share exercise or base price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise or base price, as applicable, of such award, by (B) the Equity Award Exchange Ratio and (iii) otherwise having the same vesting schedule, exercise periods, treatment on termination of employment provisions (including continued or accelerated vesting provisions and forfeiture provisions) and amendment provisions as the corresponding Assumed Portion of such 3M Option Award or 3M SAR Award.
Treatment of Unvested 3M Restricted Stock Units
The Assumed Portion of each 3M RSU Award will be assumed by Neogen and converted into a restricted stock unit award (i) covering a number of shares of Neogen common stock (rounded down to the nearest whole share) equal to the product determined by multiplying (A) the total number of shares of 3M common stock covered by the Assumed Portion of the award as of immediately prior to the Distribution Time by (B) the Equity Award Exchange Ratio, and (ii) otherwise having the same vesting schedule, treatment on termination of employment provisions (including continued or accelerated vesting provisions and forfeiture provisions), distribution provisions, and amendment provisions as the corresponding 3M RSU Award.
Treatment of Unvested 3M LTI Cash Awards and Cash-Based Long-Term Incentive Awards
The Assumed Portion of each 3M LTI Cash Award will be assumed by Neogen and converted into a cash award (i) covering a cash amount equal to the total cash amount covered by the Assumed Portion of such award as of immediately prior to the Distribution Time, and (ii) otherwise having the same vesting schedule, treatment on termination of employment provisions (including continued or accelerated vesting provisions and forfeiture provisions), payment provisions and amendment provisions as the corresponding 3M LTI Cash Award.
The Neogen awards granted as a result of the treatment of 3M equity awards and cash awards described above will fully vest if a SpinCo Employee’s employment is terminated by Neogen or any of its subsidiaries without “cause” (other than due to death or disability) during the 24-month period immediately following the Distribution.
Tax Matters Agreement
In connection with the Closing, Garden SpinCo, 3M and Neogen will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the retention of records, the control of audits and other tax proceedings and other matters regarding taxes, including cooperation and information sharing with respect to tax matters. The following summary of the Tax Matters Agreement is not complete and is qualified in its entirety by reference to the full text of the Tax Matters Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement forms a part and is incorporated by reference herein.
Allocation of Taxes
In general, under the Tax Matters Agreement, 3M will be responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) required to be reported on any joint return of 3M and Garden SpinCo, any return of or including any member of the 3M Group that does not include any member of the SpinCo Group, and any return of or including any member of the SpinCo Group that does not include any member of the 3M Group for the Pre-Distribution Period (as defined in the Tax Matters Agreement). Garden SpinCo will be responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) required to be reported on any return of or including any member of the SpinCo Group that does not include any member of the 3M Group with respect to the Post-Distribution Period (as defined in the Tax Matters Agreement). Neogen and Garden SpinCo will be responsible for any Transaction Transfer Taxes (as defined in the Tax Matters Agreement). None of the parties’ obligations under the Tax Matters Agreement will be limited in amount or subject to a cap.

Indemnification Obligations
The Tax Matters Agreement generally provides for indemnification obligations between Garden SpinCo and Neogen, on the one hand, and 3M, on the other hand. In particular, Garden SpinCo and Neogen must indemnify 3M for (i) all taxes for which Garden SpinCo is responsible as described above, (ii) all taxes resulting from the loss of the Tax-Free Status of any of the Tax-Free Transactions (each as defined in the Tax Matters Agreement) (other than the Merger) where such loss of the Tax-Free Status is caused by (1) any act or failure to act by Garden SpinCo or any member of the SpinCo Group (after the Distribution Date) or Neogen or any member of the Neogen Group, (2) any breach by Garden SpinCo (after the Distribution Date) or Neogen of any of their representations or covenants under the Transaction Documents or any breach by any member of the SpinCo Group (after the Distribution Date) or any member of the Neogen Group of any of their representations or agreements under the Tax Matters Agreement, (3) the acquisition following the Merger of Neogen or Garden SpinCo stock, stock of certain Garden SpinCo subsidiaries, or the assets of the SpinCo Group or (4) any negotiations, understandings, agreements or arrangements by Neogen or any member of the Neogen Group or Garden SpinCo or any member of the Garden SpinCo Group (after the Merger) that cause any of the Distributions (as defined in the Tax Matters Agreement) to be treated as part of a plan pursuant to one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Neogen, Garden SpinCo or certain subsidiaries of Garden SpinCo and (iii) any costs and expenses (including reasonable legal and accounting fees and expenses) related to the foregoing; except, in each case, to the extent the foregoing is attributable to actions taken by any member of the Neogen Group or SpinCo Group that are required by (or, in the case of repayments or guarantees of indebtedness of any member of the SpinCo Group, permitted by) any Transaction Document. For the avoidance of doubt, Garden SpinCo and Neogen will be subject to the foregoing indemnification obligations if the loss of the Tax-Free Status of any of the Tax-Free Transactions other than the Merger is caused by the loss of Tax-Free Status of the Merger.
In addition, 3M must indemnify Garden SpinCo and Neogen for (i) all taxes for which 3M is responsible as described above, (ii) all taxes resulting from the loss of the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) where such loss of the Tax-Free Status is caused by (1) any act or failure to act by any member of the 3M Group, (2) any breach by 3M of any of its representations or covenants under the Transaction Documents or any breach by any member of the 3M Group of any of its representations or agreements under the Tax Matters Agreement, (3) the acquisition following the Merger of 3M stock or the assets of the 3M Group, (4) any negotiations, understandings, agreements or arrangements by any member of the 3M Group that cause any of the Distributions to be treated as part of a plan pursuant to one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of 3M or (5) any Brazilian withholding tax arising out of the Transactions, (iii) any taxes (other than Transaction Transfer Taxes and taxes resulting from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status) triggered by, or arising or otherwise incurred as a result of, the Transactions and (iv) any costs and expenses (including reasonable legal and accounting fees and expenses) related to the foregoing. For the avoidance of doubt, 3M will be subject to the foregoing indemnification obligations if the loss of the Tax-Free Status of any of the Tax-Free Transactions other than the Merger is caused by the loss of Tax-Free Status of the Merger. If the Tax-Free Transactions fail to qualify for Tax-Free Status, and the taxes resulting from such failure are indemnified or borne by 3M, Neogen will be required to pay 3M all or a portion of the value of certain tax savings resulting from certain tax basis increases, and 3M and Neogen will be required to negotiate in good faith a tax receivable agreement to govern such payments.
If Garden SpinCo and Neogen, on the one hand, and 3M, on the other hand, are both required to indemnify the other for certain tax-related losses, then they each shall be responsible for such tax-related losses according to relative fault.
Preservation of the Intended Tax Treatment of Certain Aspects of the Transactions
3M and Garden SpinCo intend for the Contribution and Distribution, taken together, and certain internal restructuring transactions undertaken in the Separation, to qualify as generally tax-free to 3M and 3M’s stockholders under Sections 355 and 368(a)(1)(D) of the Code. 3M, Garden SpinCo, Neogen and Merger Sub intend for the Merger to qualify as tax-free to Garden SpinCo and Garden SpinCo’s stockholders under Section 368(a) of the Code.
3M expects to receive the Distribution Tax Opinions, a Merger Tax Opinion and the IRS Ruling, and Neogen expects to receive a Merger Tax Opinion. In connection with the foregoing opinions and the IRS Ruling, Garden

SpinCo, 3M, Neogen, and Merger Sub, as applicable, have made and will make certain representations regarding the past and future conduct of their respective businesses and certain other matters.
Garden SpinCo and Neogen also will agree to certain covenants that contain restrictions intended to preserve the intended tax treatment of the Transactions. Garden SpinCo or Neogen, as applicable, may take certain actions prohibited by these covenants only if Garden SpinCo or Neogen, as applicable, requests that 3M obtain, or requests and receives 3M’s prior written consent to obtain, an IRS ruling satisfactory to 3M in its reasonable discretion or provides 3M with an unqualified tax opinion satisfactory to 3M in its sole and absolute discretion, in each case, to the effect that such action would not jeopardize the intended tax treatment of the Transactions, unless 3M waives such requirement.
During the time period ending two years after the date of the Distribution these covenants will include specific restrictions providing that:
•	Garden SpinCo will continue the active conduct of its trade or business and the trade or business of certain Garden SpinCo subsidiaries;
•	Garden SpinCo will not voluntarily dissolve or liquidate or permit certain Garden SpinCo subsidiaries to voluntarily dissolve or liquidate;
•
Neogen and Garden SpinCo will not enter into any transaction or series of transactions (or any agreement, understanding, or arrangement) as a result of which one or more persons would acquire (directly or indirectly) stock comprising 50% or more of the vote or value of Garden SpinCo or Neogen (taking into account the stock acquired pursuant to the Merger);

•	Neogen and Garden SpinCo will not engage in certain mergers or consolidations;
•
Garden SpinCo will not, and will not permit certain Garden SpinCo subsidiaries to, sell, transfer or otherwise dispose of 30% or more of the gross assets of Garden SpinCo, such subsidiaries, the SpinCo Group or the active trade or business of Garden SpinCo or certain Garden SpinCo subsidiaries, subject to certain exceptions;

•	Neogen and Garden SpinCo will not, and will not permit certain Garden SpinCo subsidiaries to, redeem or repurchase stock or rights to acquire stock, unless certain requirements are met;
•
Neogen and Garden SpinCo will not, and will not permit certain Garden SpinCo subsidiaries to amend their certificates of incorporation (or other organizational documents) or take any other action affecting the voting rights of any stock or stock rights of Neogen or Garden SpinCo; or

•
Neogen and Garden SpinCo will not, and will not permit any member of the SpinCo Group or the Neogen Group to, take any other action that would, when combined with any other direct or indirect changes in ownership of Garden SpinCo and Neogen stock (including pursuant to the Merger), have the effect of causing one or more persons to acquire stock representing 50% or more of the vote or value of Garden SpinCo or Neogen, or otherwise jeopardize the tax-free status of the Transactions.

In addition, during the time period ending three years after the date of the Distribution, Neogen also will be subject to specific restrictions relating to the SpinCo Business in Switzerland.
Additionally, none of Garden SpinCo, Neogen or any member of the SpinCo Group or the Neogen Group may:
•
take, or permit to be taken, any action that could reasonably be expected to jeopardize the qualification of the SpinCo Exchange Debt as a security under Section 361(a) of the Code (other than making any payment permitted or required by the terms of the SpinCo Exchange Debt);

•
within 90 days of the Distribution Date, refinance or repay (other than in the ordinary course of business) any third-party debt of any member of the SpinCo Group, except as required by the Transaction Documents; or

•	permit any portion of certain nonqualified preferred stock to cease to be outstanding, other than in accordance with its terms, or modify the terms of such stock.
As discussed above, Garden SpinCo and Neogen will generally agree to indemnify 3M and its affiliates against any and all tax-related liabilities incurred by them relating to the Separation, the Contribution and Distribution,

the Merger and certain other related transactions to the extent caused by any of the actions prohibited under the tax-related covenants described above. This indemnification will apply even if 3M has permitted Garden SpinCo or Neogen, as applicable, to take an action that would otherwise have been prohibited under the tax-related covenants described above.
Intellectual Property Cross-License Agreement
Upon the closing of the Merger, Garden SpinCo and 3M will enter into an intellectual property cross license agreement, which will set forth the terms and conditions under which Garden SpinCo and 3M each grant and receive licenses to use certain intellectual property owned or controlled by the granting party. Pursuant to the intellectual property cross license agreement, 3M and Garden SpinCo will each grant the other party and its subsidiaries non-exclusive licenses to certain patents, trade secrets and other intellectual property (excluding trademarks and domain names) used in the other party’s business as of the Separation or in the immediately preceding twelve (12) months. The parties’ respective licenses are limited to exploitation of the licensed intellectual property in the licensee’s field as well as certain other limitations, with Garden SpinCo’s license to certain 3M manufacturing trade secrets being further limited to uses that are consistent with the Garden SpinCo’s business’ uses as of the Separation or in the immediately preceding twelve (12) months.
Subject to certain limitations, the licenses under the intellectual property cross license agreement are generally sublicensable to the licensee’s affiliates and third parties in connection with the operation of the licensee’s business. The patent licenses and Garden SpinCo’s license to certain 3M manufacturing trade secrets are not sublicensable to third parties, however the patent licenses include “have made” rights and such 3M manufacturing trade secrets may be disclosed in connection with the manufacturing of products or services on behalf of Garden SpinCo for their first sale.
Each license with respect to any patents or copyrights will last for the life of the corresponding protection, while licenses to any other intellectual property rights are perpetual.
The intellectual property cross license agreement will not be assignable by either party without the other party’s consent. However, no consent is required for the assignment of a party’s rights or obligations under the agreement (in whole or in relevant part) in connection with a change of control of a party or the sale or other disposition of all or substantially all of the business or assets of a party or its affiliates to which the agreement relates. In the event of any such change of control, the licenses will not extend to the acquiring party’s or its affiliates’ products, services or business commercialized or conducted prior to the change of control. The summary of the form of Intellectual Property Cross-License Agreement is not complete and is qualified in its entirety by reference to the full text of the form of Intellectual Property Cross-License Agreement, which is filed as an exhibit to the registration statement of which this proxy statement forms a part and is incorporated by reference herein.
Trademark Transitional License Agreement
Upon the closing of the Merger, 3M Innovative Properties Company, 3M, Garden SpinCo and Neogen will enter into a transitional trademark license agreement, which will set forth the terms and conditions under which Garden SpinCo, Neogen, and their respective affiliates will receive a transitional worldwide, royalty-free and non-exclusive license to continue using certain trademarks owned by 3M (including the “3M” trademark) and 3M Innovative Properties Company. The license will be limited to use solely in connection with the marketing, promotion, distribution and sale (or having sold) of existing inventory and similar products manufactured after the closing of the Merger by or on behalf of Garden SpinCo’s business in substantially the same manner as such products were manufactured as of the closing of the Merger. The license is non-sublicensable, although third parties may use the licensed trademarks solely in connection with the marketing, promotion, distribution and sale of the licensed products for the purpose of performing services for or on behalf of a licensee.
The transitional trademark license agreement terminates six months after the expiration or earlier termination of the Transition Distribution Services Agreement. Subject to certain limitations, 3M may terminate the transitional trademark license agreement in response to Neogen, Garden SpinCo, or their respective affiliates’ material breach of the license agreement if the breach remains uncured for 30 days, if the license is no longer permitted by applicable law, or upon the licensee’s insolvency or certain events related thereto.
The transitional trademark license agreement will be assignable by 3M or 3M Innovative Properties Company without the prior written consent of the licensees in connection with a sale, transfer or assignment of all or substantially all of the licensed trademarks. Neogen and Garden SpinCo may not assign the license agreement, or their rights or obligations thereunder, without the prior written consent of 3M. Upon a licensee’s change of control, the transitional trademark license agreement immediately terminates with respect to such licensee, unless otherwise consented to by 3M. The summary of the form of Trademark Transitional License Agreement is not complete and is qualified in its entirety by reference to the full text of the form of Trademark Transitional License Agreement, which is filed as an exhibit to the registration statement of which this proxy statement forms a part and is incorporated by reference herein.
Clean-Trace™ Distribution Agreement
In connection with the Closing, 3M and Garden SpinCo will enter into a distribution agreement, which we refer to as the Clean-Trace™ Distribution Agreement, pursuant to which Garden SpinCo will manufacture, supply and sell to 3M, and 3M will distribute and resell, certain Clean-Trace™ consumable and equipment products. 3M will be a non-exclusive distributor and is permitted to distribute and resell products only for use in certain healthcare applications or to existing customers of 3M divisions (other than the Food Safety department) for use in other non-food safety applications. Under the Clean-Trace™ Distribution Agreement, 3M also will retain a fully paid up, worldwide license from Garden SpinCo to the Clean-Trace™ software for performance under the Distribution Agreement, subject to certain use limitations. The Clean-Trace™ Distribution Agreement will terminate two years following the date of the Closing, unless terminated earlier in accordance with its terms, except that the agreement will remain in effect with respect to any 3M customers to the extent that 3M has ongoing contractual obligations to those customers that existed as of the Closing. During the term of the agreement and subject to any negotiated exceptions, 3M will purchase the applicable products exclusively from Garden SpinCo and will pay Garden SpinCo a monthly distributor fee based on the products sold each month. The fee will be determined as a fixed percentage of the weighted average sale price (as defined in the Clean-Trace Distribution Agreement) of each product sold under the agreement. During the first year of the agreement's term, the fixed percentage will be in the low teens, and thereafter the fixed percentage will be in the mid-single digits. 3M will be exclusively responsible for setting its own resale prices for any products. The summary of the form of Clean-Trace Agreement is not complete and is qualified in its entirety by reference to the full text of the form of Clean-Trace Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement forms a part and is incorporated by reference herein.
Real Estate License Agreement
In connection with the Closing, Neogen (or one of its subsidiaries) and 3M (or one of its subsidiaries) will enter into one or more Real Estate License Agreements, pursuant to which 3M (or its applicable subsidiary) will provide a license to Neogen (or its applicable subsidiary) so that certain employees may continue to use certain premises owned or leased by 3M for a limited period following the Closing while Neogen transitions the operations of the Food Safety Business. The Real Estate License Agreements will generally provide a non-exclusive license to Neogen (or its applicable subsidiary) for applicable employees to continue to use (i) certain employee cubicles, offices and work areas, which we refer to as employee work spaces, and/or (ii) certain technical, specialty and laboratory spaces, which we refer to as technical spaces, as well as access to and use of certain common areas and equipment locations. Neogen’s access to and use of the premises is limited to the continued operation of the Food Safety Business in a manner consistent with the past practices and normal operations of the Food Safety Business. Neogen will pay 3M a fixed amount per employee per month, which is inclusive of utility costs, depending on whether the employee uses technical spaces or only uses employee work spaces. Each Real Estate License Agreement will be co-terminus with the termination of the Transition Services Agreement, unless the agreement is earlier terminated by a party due to a material breach of the Real Estate License Agreement by the other party that is not cured within 30 days’ notice of the breach or by Neogen at its option upon 30 days’ notice.
The Transition Arrangements
Upon the Closing, 3M, Neogen and Garden SpinCo will enter into a Transition Services Agreement (the “TSA”), a Transition Distribution Services Agreement (the “TDSA”) and a Transition Contract Manufacturing Agreement (the “TCMA”) to facilitate the transition and integration of the Food Safety Business with and into Neogen, consistent with Neogen’s authority to set the strategic direction for, and make strategic decisions in respect of, the Food Safety Business after the Closing. We refer to the TSA, TDSA and TCMA, collectively, as the “Transition Arrangements.”

The Transition Arrangements will include customary mutual confidentiality and non-use provisions (subject to customary exceptions) that will apply to the parties’ respective access to one another’s confidential information in the course of performing and receiving services under the Transition Arrangements. The dispute resolution provisions will require the parties to first engage in good faith negotiation with respect to any disputes arising under such agreements.
The Transition Arrangements also will include force majeure provisions that suspend 3M’s obligations to perform in the event of certain events that are beyond the reasonable control of 3M (including events related to the COVID-19 pandemic) and that 3M could not reasonably have avoided. If 3M cannot perform under a Transition Arrangement for a period of 10 days due to a force majeure event, then Garden SpinCo will have the ability to terminate the affected services early. Garden SpinCo will not be required to pay for any services that it does not receive as a result of the occurrence of a force majeure event. The Transition Arrangements also will include other customary termination provisions that allow for termination of the applicable agreement (in whole or in part) under designated scenarios or by mutual written agreement of the parties.
The Transition Arrangements will provide for the establishment of a steering committee to promote open and efficient communication regarding the effective and coordinated performance of, and resolution of questions and issues related to, the Transition Arrangements. The steering committee will be made up of an agreed number of representatives appointed by each of 3M and Neogen. The Transition Arrangements also will provide Neogen the annual right to verify the accuracy of the amounts due and payable under the Transition Arrangements. Each of the Transition Arrangements will include negotiated indemnification provisions and limitations on liability. Subject to certain exceptions, the aggregate liability of each party under the Transition Arrangements is generally subject to an aggregate cap of $100,000,000.
While the provisions described above apply generally to each of the Transition Arrangements, the material provisions under each of the TSA, TDSA and TCMA are described below in greater detail. The summaries are qualified in their entirety by reference to the full text of the forms of the TSA, TDSA and TCMA, which are filed as exhibits to this registration statement and are incorporated by reference into this proxy statement.
Transition Services Agreement
Upon the Closing, 3M and Neogen will enter into the TSA, which will set forth the terms and conditions upon which 3M will provide certain services to Neogen on a transitional basis following the Closing in connection with the operation of the Food Safety Business. Under the TSA, 3M will provide to Garden SpinCo certain transition services in the following principal functional areas: (i) accounting and finance services; (ii) information technology services; (iii) supply chain services; and (iv) IT systems access services. The TSA also will include a mechanism for Neogen to request and receive additional transition services that, among other requirements, (1) are not expressly identified as being “out-of-scope” and (2) were used in the conduct of the Food Safety Business within the 12-month period prior to the Closing. All transition services (including any additional services) will be in the nature of routine back office transition services and functions as opposed to commercial services (e.g., research and development, manufacturing, distribution). In general, 3M will be obligated to provide the transition services at times, quality and availability at least materially consistent with the operations of the Food Safety Business by 3M during the 12-month period prior to the Closing. 3M will be required to use commercially reasonable efforts to secure any third party consents and licenses necessary to provide the transition services.
The TSA will have an initial term of 18 months, with one potential extension of six months, for a potential total term of 24 months. Garden SpinCo will pay 3M a fixed monthly service fee for the transition services during the initial 18-month term which will increase during any 6-month extension term. Garden SpinCo also will pay for certain of 3M’s out-of-pocket expenses incurred in connection with the transition services, such as taxes. During the term of the TSA and TDSA, any amounts due and payable will be netted and payable under a single monthly settlement statement used by the parties to settle amounts payable under all of the Transition Arrangements, except in particular jurisdictions in which the parties agree to use separate local settlement statements.
Intellectual property created by or on behalf of 3M as a result of providing the transition services will be owned (i) by Neogen or Garden SpinCo to the extent it primarily relates to the Food Safety Business or is created specifically for the Food Safety Business, and (ii) otherwise by 3M.

Transition Distribution Services Agreement
Upon the Closing, 3M, Garden SpinCo and Neogen will enter into the TDSA, which will set forth the terms and conditions under which 3M will act as a limited, non-exclusive distributor of certain Garden SpinCo products in certain countries, in order to facilitate the integration of the Food Safety Business with Neogen as Garden SpinCo transitions off of 3M’s distribution channels. In general, 3M will be obligated to provide the transition distribution services with the same degree of care, skill and diligence used by the 3M in performing substantially similar activities for its own organization at the time such activities are performed, and the volume of activities to be provided allows for the reasonably anticipated growth of the Food Safety Business during the term of the TDSA. 3M will be required to use commercially reasonable efforts to secure any third party consents and licenses necessary to provide the transition distribution services.
Following the Closing, Neogen will sell to 3M certain finished goods inventory for distribution under the TDSA. During the term of the TDSA, Neogen also can sell certain additional products to 3M, and 3M will manufacture certain products under the TCMA, that will be distributed under the TDSA. Other than such inventory and products, 3M will be obligated to supply or provide any products to the extent the assets, facilities or employees of 3M were used in the supply or provision of such products in the one year period prior to the Closing, subject to limited exceptions. 3M will be obligated to maintain an aggregate finished goods inventory target of 30 days of product.
Garden SpinCo will make certain representations with respect to products made available to 3M other than products manufactured by 3M under the TCMA and the finished goods inventory existing at the Closing. If a covered product does not conform to such warranty, 3M’s sole remedy will be for Garden SpinCo to replace such product, correct the defect in the product or refund or reimburse 3M or the applicable customer for the product, at Garden SpinCo’s election.
During the term of the TDSA (including any six-month extension term), Garden SpinCo will pay 3M a fee calculated based on a fixed percentage of net sales (as defined in the TDSA) of products distributed, which will be determined monthly. The fixed percentage will be in the low single digits.
The TDSA will have an initial term of 18 months, with one potential extension of six months, for a potential total term of 24 months, subject to an obligation for 3M to use good faith efforts to perform any requested services necessary to transition the distribution activities to a successor distributor. Neogen and Garden SpinCo may, however, wind down their reliance on the TDSA by shifting distribution to Neogen’s own distribution channels during the term of the TDSA. The TDSA will automatically terminate upon the termination of the TSA. Upon the termination or expiration of the TDSA, Neogen will be required to purchase any remaining inventory from 3M at the gross book value for such inventory, subject to limited exceptions.
Transition Contract Manufacturing Agreement
Upon the Closing, 3M, Garden SpinCo and Neogen will enter into the TCMA, which will set forth the terms and conditions under which 3M will provide contract manufacturing services to Garden SpinCo for certain products, including manufacturing and selling to Garden SpinCo certain products that Garden SpinCo would not be able to source readily at Closing from an alternative provider or contract manufacturer. In general, 3M will be obligated to provide the contract manufacturing services with the same degree of care, skill and diligence used by 3M in performing such activities for the Food Safety Business during the one-year period prior to the Closing.
During the term of the TCMA, 3M will have the right to use production machines and related equipment that were transferred to Garden SpinCo pursuant to the Transactions that are located at a facility owned, leased, or operated by 3M or its subsidiaries in order to provide the contract manufacturing services, and, with Neogen’s prior consent, certain other purposes. 3M will be obligated to perform reasonable and ordinary maintenance and routine repairs to such machines and equipment at no cost to Neogen.
Under the TCMA, 3M will be required to manufacture products in accordance with applicable specifications, in conformance with all applicable laws governing manufacturing operations for the products, and free from defects in materials and workmanship. Neogen’s sole remedy with respect to any product that does not conform to the warranty set forth in the TCMA will be limited to either the replacement of the non-conforming product or a refund, at Neogen’s election. Neogen will have 30 days following its receipt of any product purchased under the TCMA (other than products purchased by Neogen for distribution by 3M under the TDSA) to provide notice of any defect if the defect would have been discoverable upon reasonable inspection.

Neogen will order products under the TCMA pursuant to demand plans or product forecasting, which will contemplate firm commitments for product forecasts in certain instances. Under the TCMA, the price of each product purchased by Neogen for distribution by 3M under the TDSA will be the cost of goods sold plus the applicable mark-up percentage set forth in the TCMA. The price of all other products supplied by 3M to Neogen under the TCMA will be equal to 3M’s then applicable calculation of the inventory unit cost of the product plus the applicable mark-up percentage and, if applicable, certain increases in the cost of raw materials used in the manufacture of such product. For all products, the applicable mark-up percentage will gradually escalate each year during the term of the TCMA. The TCMA also will include a potential adjustment for increases in manufacturing absorption costs that are due to changes to the percentage transfer volume of shipment which meet certain requirements.
The term of the TCMA will be on a product-by-product basis. The initial term for non-petrifilm products will be 18 months with one potential six month extension, for a potential total term of 24 months. The initial term for petrifilm products will be four years, with two potential extensions of six months each, for a potential total term of 5 years. Upon the termination or expiration of the TCMA, Neogen will be required to purchase from 3M all open purchase order commitments and the remaining inventory of all products and, at the gross book value, all raw materials and works-in-progress and any remaining inventory from 3M.
Debt Financing Arrangements
Overview
On December 13, 2021, in connection with the Merger Agreement and the Separation Agreement, Garden SpinCo entered into the Debt Commitment Letter, under which JPMorgan Chase Bank, N.A. and Goldman Sachs Bank USA (collectively, the “Commitment Parties”) committed to provide to Garden SpinCo up to $1.0 billion under a 364-day senior secured bridge facility, the availability of which will be subject to reduction upon the consummation of the Permanent Financing pursuant to the terms set forth in the Debt Commitment Letter (such facility, the “Bridge Facility”).
Garden SpinCo and Neogen expect the SpinCo Cash Payment from Garden SpinCo to 3M to be funded through the issuance by Garden SpinCo of the Notes in the aggregate principal amount of $350.0 million and/or the borrowing by Garden SpinCo of loans under the $650.0 million senior secured term loan facility pursuant to the Senior Secured Credit Agreement (the “Term Loan Facility”, and together with the Notes, the “Permanent Financing”), for an aggregate principal amount of up to $1.0 billion. If any portion of the Permanent Financing is unavailable on or prior to the date of the SpinCo Cash Payment the applicable portion of the SpinCo Cash Payment may instead be funded with proceeds from alternative financing.
Permanent Financing
Garden SpinCo and Neogen expect that, on or prior to the date of the SpinCo Cash Payment, Garden SpinCo will issue the Notes and/or borrow under the Term Loan Facility to finance the SpinCo Cash Payment and to otherwise fund the Transactions in lieu of the Bridge Facility and to pay fees and expenses related to the Transactions.
Senior Secured Credit Agreement
In connection with the Permanent Financing, on June 30, 2022, Garden SpinCo entered into the Senior Secured Credit Agreement. The Senior Secured Credit Agreement provides for a 5-year $650.0 million senior secured Term Loan Facility and a 5-year $150.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”).
Borrowings under the Senior Secured Credit Facilities will bear interest at a rate equal to, at Garden SpinCo’s option, either (i) the term SOFR rate for the relevant interest period, plus a 0.10% credit spread adjustment, subject to a floor of 0.00% per annum, plus an applicable margin, or (ii) an alternate base rate, subject to a floor of 1.00% per annum, equal to the highest of (x) the rate of interest in effect as publicly announced by The Wall Street Journal as the prime rate, (y) the federal funds effective rate plus 0.50% and (z) the adjusted term SOFR rate for an interest period of one month plus 1.00%, in each case, plus an applicable margin. The applicable margin for loans under the Senior Secured Credit Facilities is (i) in the case of loans which bear interest on the term SOFR rate, 2.25%, and (ii) in the case of loans which bear interest at the alternate base rate, 1.25%, subject to certain step-ups or step-downs based on achievement of certain total leverage ratios. The Term Loan Facility will also accrue a ticking fee on the undrawn portion, if any, of the aggregate principal amount of the commitments thereunder during the period from and including September 1, 2022 until the initial funding date of the facility, at a rate per annum equal to 0.35%.
The Revolving Credit Facility will also be subject to the following fees: (i) commencing on the initial funding date of the facility, a commitment fee of 0.35% per annum with respect to the unused portion of the facility, subject to certain step-ups or step-downs based on achievement of certain total leverage ratios, (ii) a letter of credit fronting fee equal to 0.125% per annum (or such lesser amount as may be agreed in writing with the relevant issuing lender) on the aggregate face amount of each letter of credit outstanding and (iii) certain other customary fees and expenses.
Neogen and Garden SpinCo will be permitted to voluntarily prepay loans and/or reduce commitments under the Senior Secured Credit Facilities, in whole or in part, in certain minimum principal and/or commitment amounts with prior notice and subject to customary breakage provisions. The Term Loan Facility must be repaid with 100% of the net cash proceeds of certain asset sales, casualty and condemnation events and 100% of the net proceeds of the incurrence or issuance of prohibited indebtedness, in each case, subject to certain reinvestment rights and/or other exceptions. Mandatory prepayments are not required under the Revolving Credit Facility. The Term Loan Facility will amortize in equal quarterly installments in an amount equal to (i) in years 1 and 2, 2.5% of the original principal amount per annum, (ii) in years 3 and 4, 5.0% of the original principal amount per annum and (iii) only in year 5, 7.5% of the original principal amount per annum, with the remaining balance due at the final maturity.
Upon consummation of the Merger, the obligations under the Senior Secured Credit Facilities will be guaranteed by each existing and newly acquired or created wholly-owned restricted subsidiary of Neogen and Garden SpinCo, subject to certain exceptions. Upon consummation of the Merger, the obligations under the Senior Secured Credit Facilities will also be secured by a first-priority lien on substantially all of Neogen’s, Garden SpinCo’s, and each subsidiary guarantor’s tangible and intangible personal property, including the capital stock of each borrower’s and guarantor’s direct material restricted subsidiaries, subject to certain exceptions.
The Senior Secured Credit Agreement contains customary covenants that will become effective upon consummation of the Merger, including, but not limited to, restrictions on Neogen’s, Garden SpinCo’s and their restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make restricted payments (including dividends, investments, acquisitions and prepayments of certain junior indebtedness), enter into transactions with affiliates, sell assets or change their fiscal year or line of business. In addition, the Senior Secured Credit Agreement contains customary financial covenants that will require that Neogen maintain (i) a maximum total leverage ratio not in excess of 4.50 to 1.00 (subject to increase in certain circumstances, subject to certain conditions) and (ii) a minimum consolidated interest coverage ratio of not less than 2.50 to 1.00. The Senior Secured Credit Agreement also contains customary events of default.
Senior Unsecured Notes Issuance
On July 6, 2022, Garden SpinCo priced an offering of $350,000,000 aggregate principal amount of 8.625% senior notes due 2030 (the Notes). The offering of the Notes is expected to be completed on July 20, 2022, subject to customary closing conditions. The Notes will be issued by Garden SpinCo to 3M and then transferred and delivered by 3M to a selling securityholder pursuant to the Debt Exchange.
The Notes, which will be issued pursuant to an indenture upon the closing of the offering, will mature on July 20, 2030 and will bear interest at a rate of 8.625% per annum, payable in cash on January 20 and July 20 of each year, beginning on January 20, 2023. The Notes will be senior unsecured obligations of Garden SpinCo. Prior to the Distribution, the Notes will be guaranteed on a senior unsecured basis by 3M. 3M’s guarantee will automatically, irrevocably and unconditionally terminate and 3M will automatically, irrevocably and unconditionally be released from all obligations thereunder upon consummation of the Distribution. Upon the effective time of the Merger, the Notes will be guaranteed on a senior unsecured basis by Neogen and each wholly-owned domestic subsidiary of Neogen that is a borrower or that guarantees the payment of any debt under the Senior Secured Credit Facilities or certain other debt of Garden SpinCo or any other guarantor.
If the Merger has not been completed on or before 11:59 p.m. New York time on March 13, 2023 (subject to any amendment of the outside date under the Merger Agreement), or if prior to such date, the parties have terminated the Merger Agreement or otherwise abandoned the Transactions, then Garden SpinCo will be required to redeem all of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest through, but excluding, the redemption date. In the event of certain change of control events, Garden SpinCo will be required to offer to repurchase the Notes at a purchase price of 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, through, but excluding, the applicable repurchase date.
The Notes may be redeemed, in whole or in part, (i) at any time prior to July 20, 2027, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus a customary make-whole premium, and (ii) at any time on or after July 20, 2027, at a fixed percentage of the principal amount, in each case, plus accrued and unpaid interest, if any, through, but excluding, the redemption date.
The indenture is expected to contain customary terms for high yield senior notes of this type, including covenants relating to debt incurrence, liens, restricted payments, assets sales and transactions with affiliates. The indenture is also expected to provide for customary events of default (subject, in certain cases, to customary grace periods), including nonpayment on the notes, breach of covenants in the indenture, payment defaults or acceleration of other indebtedness, failure to pay certain judgments over a specified threshold and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the trustee under the indenture or holders of at least 25% of the aggregate principal amount of all then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes of such series to be due and payable immediately.
Bridge Facility
Pursuant to the Debt Commitment Letter, the Commitment Parties have agreed to provide Garden SpinCo with a 364-day senior secured bridge loan facility of up to $1.0 billion. The proceeds of the Bridge Facility will be available in a single draw to be used to pay (a) all or any portion of the SpinCo Cash Payment and to otherwise fund the Transactions in the event Garden SpinCo is unable to obtain the Permanent Financing in the full amount described above and (b) related transaction fees and expenses. The obligation of the Commitment Parties to provide the Bridge Facility is subject to customary conditions, including, among others, (i) the accuracy of certain representations and warranties, (ii) the absence of a material adverse effect on Garden SpinCo and (iii) the consummation of the Transactions contemporaneously with the funding of the Bridge Facility or one business day thereafter.
The terms of the Bridge Facility will be set forth in definitive loan documentation consistent with the terms set forth in the Debt Commitment Letter and specified documentation standards. Interest under the Bridge Facility will initially equal an Adjusted Term SOFR-based rate plus an applicable margin (based on the combined company’s total net leverage ratio) that increases over time up to a specified maximum amount if the loans under the Bridge Facility are not earlier repaid. The Bridge Facility will be subject to affirmative and negative covenants and events of default consistent with the specified documentation standards, including a maximum consolidated total net leverage ratio financial covenant requiring maintenance of a maximum ratio of 4.50 to 1.00 and a minimum consolidated interest coverage ratio financial covenant requiring maintenance of a minimum ratio of 2.50 to 1.00. From and after the consummation of the Merger, the Bridge Facility will be guaranteed by Neogen and each subsidiary of Neogen that guarantees Neogen’s existing debt securities and credit facilities, subject to certain customary exceptions. From and after the consummation of the Merger, the obligations under the Bridge Facility will be secured by a first priority lien on substantially all of the assets of Neogen and the subsidiary guarantors, subject to permitted liens and certain other customary exceptions.
In connection with Garden SpinCo's entry into the Senior Secured Credit Agreement, on June 30, 2022 Garden SpinCo terminated $650.0 million in aggregate principal amount of the commitments under the Bridge Facility. The remaining commitments in the aggregate principal amount of $350.0 million will be reduced on a dollar-for-dollar basis by the principal amount of the Notes once issued.

DESCRIPTION OF CAPITAL STOCK OF NEOGEN BEFORE AND AFTER THE MERGER
The following description of the material terms of the capital stock of Neogen includes a summary of certain provisions of Neogen’s restated articles of incorporation, as amended, which we refer to as Neogen’s articles of incorporation, and Neogen’s amended and restated bylaws, which we refer to as Neogen’s bylaws, including certain changes to the terms of Neogen’s articles of incorporation and Neogen’s bylaws that are contemplated in connection with the Transactions as a result of the Neogen Charter Amendment Proposal and the Neogen Bylaw Board Size Proposal, as well as certain provisions of the MBCA.
The following description does not purport to be complete and is qualified in its entirety by reference to the full text of (i) Neogen’s articles of incorporation and Neogen’s bylaws, (ii) the Neogen charter amendment and the Neogen bylaw amendment, and (iii) the provisions of the MBCA. For more information on where copies of Neogen’s articles of incorporation and Neogen’s bylaws may be obtained see “Where You Can Find More Information.” For more information on the Neogen Charter Amendment Proposal and Neogen Bylaw Board Size Proposal, see “The Transactions—Neogen’s Shareholders’ Meeting.”
Authorized Capital Stock of Neogen
The total authorized capital stock of Neogen consists of 240,000,000 shares of common stock, par value $0.16 per share, and 100,000 shares of preferred stock, par value $1.00 per share, which we refer to as Neogen preferred stock. Following the Neogen charter amendment, if approved, the total authorized capital stock of Neogen will consist of 315,000,000 shares of Neogen common stock and 100,000 shares of Neogen preferred stock.
Common Stock
Each record holder of Neogen common stock is entitled to one vote for each share of Neogen common stock held of record on all matters to be voted upon by Neogen shareholders, subject to any special voting rights of any outstanding shares of Neogen preferred stock. Unless a greater vote is required in Neogen’s articles of incorporation or the MBCA, if a quorum is present at any meeting of Neogen shareholders, any action to be taken by a vote of Neogen shareholders (other than the election of directors) will be authorized by the affirmative vote of a majority of the votes cast by Neogen shareholders entitled to vote on the matter. Directors are elected by a plurality of the votes cast at an election. Holders of Neogen common stock are not entitled to cumulative voting of their shares in elections of directors.
Subject to any preferential rights of any outstanding Neogen preferred stock, holders of Neogen common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Neogen board out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Neogen, holders of Neogen common stock would be entitled to share ratably in the distribution of any assets remaining available for distribution after the payment in full of any preferential rights of any outstanding preferred stock.
Holders of Neogen common stock have no preemptive or conversion rights or other rights to subscribe for any Neogen securities, and there are no redemption or sinking fund provisions applicable to the Neogen common stock. The rights, preferences and privileges of the holders of Neogen common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Neogen may designate and issue in the future.
Preferred Stock
Neogen’s articles of incorporation authorize the Neogen board, without further action by Neogen’s shareholders, to issue shares of preferred stock in one or more series and to fix by resolution in accordance with the MBCA the number of shares constituting any such series as well as the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, voting rights, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock.
The authority of the Neogen board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Neogen through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or costly. The Neogen board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power or other rights of the holders of Neogen common stock. Immediately following the Merger, no shares of Neogen preferred stock are expected to be issued and outstanding.
Anti-Takeover Effects of Neogen’s Articles of Incorporation and Neogen’s Bylaws and Certain Provisions of Michigan Law
Certain provisions of Neogen’s articles of incorporation and/or Neogen’s bylaws, as well as certain provisions of the MBCA, may discourage transactions that might lead to a change in control of Neogen, make it more difficult to acquire Neogen by means of a merger, tender offer, or other transaction, or otherwise make it more difficult to acquire control of Neogen by means of a proxy contest or to remove incumbent officers and directors. Neogen believes that the benefits of these protections, which may discourage certain types of coercive takeover practices and takeover bids that the Neogen board may consider inadequate, give Neogen the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Neogen and outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Classified Board. The Neogen board is divided into three approximately equal classes (Class I, Class II and Class III), with directors in each class being elected to serve a three-year term. If the number of directors on the Neogen board is changed, the increase or decrease in the number of directors is apportioned so that the classes remain as nearly equal in number as possible. As a result, the entire Neogen board is not up for election at any annual meeting of Neogen shareholders, and it would take at least two elections of directors for any individual or group to gain control of the Neogen board, which could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Neogen.
Removal of Directors. Neogen’s bylaws provide that Neogen shareholders may only remove a director for cause. Removal requires the affirmative vote of holders of a majority of the shares of Neogen capital stock entitled to vote at an election of directors.
Size of Board and Vacancies. Neogen’s articles of incorporation and Neogen’s bylaws provide that the number of directors on the Neogen board will not be less than five nor more than nine, with the exact number of directors to be fixed by the Neogen board. In connection with the Merger, the Neogen Charter Amendment Proposal and the Neogen Bylaw Board Size Proposal, if approved, will increase the maximum number of directors that may serve on the Neogen board so that the number of directors on the Neogen board cannot exceed eleven. Any vacancies occurring on the Neogen board, including any vacancy resulting from an increase in the authorized number of directors or the death, resignation, retirement or removal of any director, may be filled by a majority of the Neogen board. Any director appointed to fill a vacancy on the Neogen board will be appointed to, and for the full remaining term of, the class in which the vacancy occurs or was created, and until his or her successor is elected and qualified.
Special Shareholder Meetings. Neogen’s bylaws provide that only the President, a majority of the Neogen board or shareholders holding at least 50% of the outstanding shares of Neogen common stock may call special meetings of Neogen shareholders.
Shareholder Action by Written Consent. Neogen’s articles of incorporation provide that Neogen shareholders may only act by unanimous written consent. In addition, if any Neogen shareholders are entitled to notice of (but not to vote or consent to) any action, those Neogen shareholders must also waive any rights to dissent from the action that is the subject of the written consent.
Requirements for Advance Notification of Shareholder Nominations and Proposals. Neogen’s bylaws establish advance notice procedures with respect to shareholder proposals and shareholder nominations of candidates for election as directors at an annual meeting of shareholders. In addition, shareholders may only nominate candidates for election to the Neogen board at a special meeting of shareholders if the Neogen board has determined that directors will be elected at the special meeting and certain notice procedures and information requirements are followed.
No Cumulative Voting. The MBCA provides that shareholders of a Michigan corporation do not have the right to cumulate their votes in the election of directors unless the company’s articles of incorporation provide otherwise. Neogen’s articles of incorporation do not provide for cumulative voting.

Michigan Fair Price Statute. Neogen is subject to the provisions contained in Sections 780 to 784 of the MBCA, which contain Michigan’s fair price statute. In general, these sections of the MBCA provide that, in addition to any other vote required by the MBCA or a company’s articles of incorporation, a Michigan corporation subject to the statute cannot engage in any business combination with an interested shareholder (generally, a beneficial owner of 10% or more of the voting power of the corporation), unless:
•	the board of directors issues an advisory statement in favor of the business combination; and
•
the business combination is approved by at least (i) 90% of the votes of each class of stock that is entitled to vote and (ii) two-thirds of the votes of each class of stock entitled to vote, excluding any shares that are beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder.

This shareholder approval requirement does not apply if (i) the Neogen board approves or exempts the transaction with a particular interested shareholder from such requirements prior to the time the person became an interested shareholder or (ii) certain minimum price and specified fairness conditions are satisfied, and the person involved in the business combination has been an interested shareholder for at least 5 years.
Michigan’s fair price statute may have the effect of delaying or discouraging a person who would be an interested shareholder from effecting various business combinations with Neogen and may encourage persons interested in acquiring Neogen to negotiate in advance with the Neogen board. It is possible that these provisions could make it more difficult to accomplish transactions which Neogen’s shareholders may otherwise deem to be in their best interests.
Amendments to Articles of Incorporation. Under the MBCA, subject to limited exceptions, the provisions of Neogen’s articles of incorporation may only be amended by the affirmative vote of a majority of the outstanding shares of Neogen’s capital stock entitled to vote on the proposed amendment.
Amendments to Bylaws. Neogen’s bylaws provide that the bylaws may be amended only by the affirmative vote of a majority of the outstanding shares of each class of stock entitled to vote. Under the Merger Agreement, Neogen is permitted to seek approval from its shareholders at the Neogen Special Meeting of an amendment to its bylaws that would allow the Neogen board to make amendments to Neogen’s bylaws without obtaining shareholder approval.
Authorized but Unissued and Undesignated Preferred Stock. The Neogen board is authorized to issue preferred stock in one or more series and to determine the terms of Neogen’s preferred stock without shareholder approval (unless required by applicable law or the rules of any stock exchange on which Neogen’s securities are listed or traded). The terms of a series of preferred stock could impede the completion of a merger, tender offer or other takeover attempt, or otherwise discourage attempts by third parties to obtain control of Neogen, including by making such attempts more difficult or costly. For example, the Neogen board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.
Nasdaq Listing
The Neogen common stock trades on Nasdaq under the ticker symbol “NEOG.”
Limitation of Liability of Directors; Indemnification of Directors and Officers
Neogen’s articles of incorporation provide that a Neogen director will not be liable to Neogen or its shareholders for monetary damages for any breach of the director’s fiduciary duty in connection with any action or omission on the part of the director, except for liability for (i) financial benefits to which the director was not entitled, (ii) intentional infliction of harm on Neogen or its shareholders, (iii) improper distributions or loans in violation of Section 551 of the MBCA or (iv) intentional criminal acts.
Neogen’s bylaws include provisions that require Neogen to indemnify its directors, officers and employees with respect to any liability arising out of such positions to the fullest extent allowable under the MBCA.
The limitation of liability and indemnification provisions in Neogen’s articles of incorporation and Neogen’s bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Neogen’s directors and officers, even though such an action, if successful, might otherwise benefit Neogen and its shareholders. However, these provisions do not limit or eliminate Neogen’s rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. Moreover, the provisions will not alter the liability of directors under the federal securities laws. Your investment may, however, be adversely affected to the extent that, in a class action or direct suit, Neogen pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Transfer Agent and Registrar
The transfer agent and registrar for Neogen common stock is American Stock Transfer & Trust Company. Neogen shareholders should contact Neogen’s transfer agent, at the address listed below, if they have questions concerning transfer of ownership or other matters pertaining to their Neogen shares.
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF NEOGEN
Security Ownership of Certain Beneficial Owners of Neogen
The table below sets forth certain information as of July 8, 2022 (except as specifically indicated in the footnotes set forth below) regarding the beneficial ownership of Neogen common stock by each person or group of persons known to Neogen to beneficially own more than 5% of the outstanding shares of Neogen common stock (based on 107,837,730 shares of Neogen common stock outstanding as of July 8, 2022).
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock Inc.(1) 55 East 52nd Street New York, NY 10055	11,649,436	10.8%

Brown Capital Management, LLC(2) 1201 N. Calvert Street Baltimore, MD 21202	11,899,239	11.04%

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	10,584,111	9.82%

Wasatch Advisors(4) 505 Wakara Way Salt Lake City, UT 84108	6,984,315	6.5%
(1)
Based on Amendment No. 14 to Schedule 13G filed with the SEC on January 27, 2022. The report includes holdings of BlackRock, Inc. and certain of its subsidiaries as of December 31, 2021, and includes ownership of more than 5% of the outstanding shares of Neogen common stock by Black Rock Fund Advisors. Based on the report, BlackRock, Inc. has sole voting power with respect to 11,470,377 shares of Neogen common stock and the sole power to dispose of 11,649,436 shares of Neogen common stock.

(2)
Based on Amendment No. 16 to Schedule 13G filed with the SEC on February 14, 2022. The report includes holdings of Brown Capital Management, LLC and certain of its investment advisory clients as of December 31, 2021, and includes ownership of more than 5% of the outstanding shares of Neogen common stock by Brown Capital Management Small Company Fund. Based on the report, Brown Capital Management, LLC has sole voting power with respect to 8,099,635 shares of Neogen common stock and the sole power to dispose of 11,899,239 shares of Neogen common stock, and Brown Capital Management Small Company Fund has sole voting power and sole dispositive power with respect to 7,095,028 shares.

(3)
Based on Amendment No. 11 to Schedule 13G filed with the SEC on February 10, 2022. Based on the report, as of December 31, 2021, The Vanguard Group had sole voting power with respect to 0 shares of Neogen common stock, shared voting power with respect to 196,506 shares of Neogen common stock, sole dispositive power with respect to 10,291,473 shares of Neogen common stock and shared dispositive power with respect to 292,638 shares of Neogen common stock.

(4)	Based on Schedule 13G filed with the SEC on February 11, 2022, with respect to ownership as of December 31, 2021.
Security Ownership of Directors and Executive Officers of Neogen
The table below sets forth certain information as of July 8, 2022, regarding the beneficial ownership of Neogen common stock by the following individuals or groups:
•	each of Neogen’s current named executive officers;
•	each of Neogen’s current directors; and
•	all current directors and executive officers of Neogen as a group.

Name of Beneficial Owners(1)	Number of Shares Beneficially Owned(2)	Shares Acquirable Within 60 Days(3)	Total Beneficial Ownership	Percent of Class
Directors
John E. Adent(4)	44,183	222,748	266,931	*
William T. Boehm, Ph.D.	21,242	42,260	63,502	*
James C. Borel	4,284	32,594	36,878	*
Ronald D. Green, Ph.D.	3,664	37,040	40,704	*
Ralph A. Rodriguez	284	1,260	1,544	*
James P. Tobin	12,284	32,594	44,878	*
Darci L. Vetter	284	24,594	24,878	*
Catherine E. Woteki, Ph.D.	284	1,260	1,544	*
Named Executive Officers
Douglas E. Jones	2,759	3,954	6,713	*
Jason W. Lilly, Ph.D.(5)	20,838	46,056	66,894	*
Jerome L. Hagedorn	1,499	28,856	30,355	*
Steven J. Quinlan(6)	27,737	101,774	129,511	*
All Directors and Executive Officers as a Group (12 persons)	139,342	574,990	714,332	*
*	Less than 1% of the outstanding shares of Neogen common stock.
(1)	The address of each beneficial owner listed is c/o Neogen Corporation, 620 Lesher Place, Lansing, MI 48912.
(2)	Unless otherwise indicated and subject to applicable community property laws, each person in the table has sole voting and investment power over the shares listed.
(3)
Includes shares that may be acquired within 60 days after July 8, 2022, upon the exercise of stock options or restricted stock units that are vested or that will vest within 60 days after July 8, 2022.

(4)	Includes 2,707 shares of Neogen common stock held in the Neogen Corporation 401(k) Retirement Savings Plan.
(5)	Includes 11,672 shares of Neogen common stock held in the Neogen Corporation 401(k) Retirement Savings Plan.
(6)	Includes 23,777 shares of Neogen common stock held in the Neogen Corporation 401(k) Retirement Savings Plan.

PROPOSAL 1 - THE SHARE ISSUANCE PROPOSAL
Neogen shareholders are being asked to approve the issuance of shares of Neogen common stock in connection with the Merger in order for Neogen to comply with Nasdaq listing rule 5635(a), which requires shareholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, other than certain public offerings for cash, if (a) the common stock to be issued (including shares that may be issued pursuant to an earn-out or similar provision and securities convertible into or exercisable for common stock) has (or will when issued have) voting power equal to 20% or more of the outstanding voting power prior to the issuance or (b) the number of shares of common stock to be issued equals 20% or more of the number of shares of common stock outstanding prior to the issuance.
Based on the number of shares of Neogen common stock outstanding as of July 5, 2022 and the exchange ratio pursuant to the Merger Agreement, Neogen currently expects to issue approximately 108.3 million shares of Neogen common stock as consideration in the Merger. In addition, Neogen estimates that following the Merger it may issue approximately 195,000 shares of Neogen common stock to SpinCo Employees upon the exercise or settlement of 3M equity awards that are assumed by Neogen and converted into Neogen equity awards in connection with the Merger, as described under “Additional Agreements Related to the Separation and the Merger—Treatment of 3M Equity Awards and Cash Based Long-Term Incentive Awards”. The exact number of shares of Neogen common stock that will be issued in connection with the Merger will be determined shortly prior to the consummation of the Merger based upon the number of shares of Neogen common stock and Garden SpinCo common stock outstanding as of immediately prior to the effective time of the Merger. See “The Transaction Agreements—The Merger Agreement—Merger Consideration” for a description of the exchange ratio under the Merger Agreement and potential adjustments thereto.
The aggregate number of shares of Neogen common stock to be issued in connection with the Merger will exceed 20% of the total number of shares of Neogen common stock and 20% of the voting power outstanding before the Merger, and for this reason Neogen must obtain the approval of its shareholders for the issuance of these securities.
Vote Required for Approval
Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the total votes cast by holders of Neogen common stock as of the record date who are entitled to vote on the proposal.
This means that the number of shares of Neogen common stock voted “FOR” the Share Issuance Proposal must exceed the aggregate number of shares of Neogen common stock voted “AGAINST” the Share Issuance Proposal. Submitting a ballot marked “ABSTAIN” with respect to the Share Issuance Proposal will not be considered a vote cast on the proposal and so will have no effect on the outcome of the proposal.
Consequences if the Share Issuance Proposal is Not Approved
It is a condition to the consummation of the Merger that Neogen shareholders have approved the Share Issuance Proposal. Consequently, if the Share Issuance Proposal is not approved by Neogen shareholders, the Merger and the other Transactions cannot be completed. If the Share Issuance Proposal is not approved or the Merger is not completed for any other reason (for example, because one of the other proposals is not approved or the other conditions to Closing are not satisfied), Neogen will not issue the shares of Neogen common stock contemplated by this proposal.
THE NEOGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEOGEN SHAREHOLDERS VOTE FOR THE SHARE ISSUANCE PROPOSAL.

PROPOSAL 2 – THE CHARTER AMENDMENT PROPOSAL
Neogen shareholders are being asked to approve the amendments to Neogen’s Articles of Incorporation contained in the form of Certificate of Amendment attached to this proxy statement as Annex G. The amendments will (i) increase the number of authorized shares of Neogen common stock from 240,000,000 to 315,000,000 and (ii) increase the maximum number of directors that may constitute the Neogen board of directors from nine directors to eleven directors.
The increase in authorized shares is necessary so that Neogen will have a sufficient number of authorized shares in order to issue the shares of Neogen common stock pursuant to the Merger while maintaining a sufficient number of authorized shares to maintain financing and capital raising capabilities. As of July 5, 2022, there were 107,837,730 shares of Neogen common stock issued and outstanding. Based on the Exchange Ratio, Neogen currently expects to issue 108.3 shares of Neogen common stock in connection with the Merger. In addition, Neogen currently expects to assume 3M equity awards with an Assumed Portion equal to approximately 195,000 shares of Neogen common stock. The Neogen board believes that the proposed number of authorized shares will provide a sufficient number of authorized shares such that, following the issuance of Neogen common stock in the Merger, Neogen will have remaining a number of authorized shares that will allow Neogen to maintain its financing and capital raising ability and to generally maintain flexibility in light of the competitive and rapidly changing environment in which Neogen operates. Subject to any restrictions that may be applicable to Neogen following the Merger under the Tax Matters Agreement, any outstanding authorized shares will be available for issuance in connection with, among other things, future stock splits or stock dividends, potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, raising additional capital, or other corporate purposes. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance shareholder value or that they will not adversely affect Neogen’s business or the trading price of the Neogen common stock. Other than the issuance of Neogen common stock in connection with the Merger, pursuant to employee benefit plans and currently outstanding stock options and restricted stock units, the Neogen board does not currently have any plans in respect of any such issuances. The increase in the authorized number of shares of Neogen common stock and the subsequent issuance of such shares could have the effect of delaying, deterring or preventing a change in control of Neogen without further action by the shareholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of Neogen more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of the outstanding Neogen common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of Neogen. Any additional shares of Neogen common stock, when issued, would have the same rights and preferences as the shares of Neogen common stock presently outstanding. See “Description of Capital Stock of Neogen Before and After the Merger”.
The increase in the maximum size of the Neogen board is necessary in order to permit the appointment of two new directors to the board in connection with the Merger who will be designated by 3M. Under Neogen’s articles of incorporation, the maximum number of directors that may comprise the board is currently nine. In connection with the Merger, two directors to be designated by 3M will be appointed to the Neogen board to serve alongside Neogen’s existing eight directors. The Neogen board believes that the addition of the 3M designees will provide additional expertise and bring new perspectives to the board and may facilitate the integration of the Food Safety Business with Neogen. The Neogen board also believes that continuing to have fewer directors serving on the board than the total number permitted under Neogen’s organizational documents will provide the Neogen board flexibility in the future, including in the event Neogen identifies individuals who may bring important skill sets or experience, enhance diversity or otherwise contribute to the Neogen board’s oversight of the combined company. See “The Merger Agreement—Board of Directors and Executive Officers of Neogen Following the Merger; Operations Following the Merger”.
Vote Required for Approval
Approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the shares of Neogen common stock outstanding as of the record date and entitled to vote on the proposal.

Abstentions and any shares of Neogen common stock that are not present at the special meeting, including due to the failure of any Neogen shareholder who holds shares in “street name” to provide voting instructions to their bank, broker or nominee, and abstentions will have the effect of a vote “AGAINST” the Charter Amendment Proposal.
Consequences if the Charter Amendment Proposal is Not Approved
It is a condition to the consummation of the Merger that Neogen shareholders have approved the Charter Amendment Proposal. Consequently, if the Charter Amendment Proposal is not approved by Neogen shareholders, the Merger and the other Transactions may not be completed.
THE NEOGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEOGEN SHAREHOLDERS VOTE FOR THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL 3– THE BYLAW BOARD SIZE PROPOSAL
Neogen shareholders are being asked to approve an amendment to Neogen’s bylaws in the form attached to this proxy statement as Annex H in order to increase the maximum number of directors that may constitute the Neogen board of directors from nine directors to eleven directors.
The increase in the maximum size of the Neogen board is necessary in order to permit the appointment of two new directors to the board in connection with the Merger who will be designated by 3M. Under Neogen’s bylaws, the maximum number of directors that may comprise the board is currently nine. In connection with the Merger, two directors designated by 3M will be appointed to the Neogen board to serve alongside Neogen’s existing eight directors. The Neogen board believes that the addition of the 3M designees will provide additional expertise and bring new perspectives to the board and may facilitate the integration of the Food Safety Business with Neogen. The Neogen board also believes that continuing to have fewer directors serving on the board than the total number permitted under Neogen’s organizational documents will provide the Neogen board flexibility in the future, including in the event Neogen identifies individuals who may bring relevant skills or experience that would be advantageous to the board, enhance diversity or otherwise contribute to the Neogen board’s oversight of the combined company. See “The Merger Agreement—Board of Directors and Executive Officers of Neogen Following the Merger; Operations Following the Merger”. Subject to the rights of 3M to designate replacement designees for a limited period following the Closing as described under “The Merger Agreement—Board of Directors and Executive Officers of Neogen Following the Merger; Operations Following the Merger”, any vacancies on the Neogen board, including a vacancy resulting from an increase in the size of the board, may be filled by the Neogen board. The ability of the Neogen board to increase its size and appoint new directors may discourage actions that might lead to a change in control of Neogen by making it more difficult to acquire control of Neogen by a proxy contest or appointment replacement directors. As described under “Description of the Capital Stock of Neogen Before and After the Merger—Anti-Takeover Effects of Neogen’s Articles of Incorporation and Neogen’s Bylaws and Certain Provisions of Michigan Law,” the Neogen board believes that the benefits of the flexibility for the Neogen board to determine its size and the potential discouragement of coercive takeover practices outweigh any anti-takeover effects of such provision.
Vote Required for Approval
Approval of the Bylaw Board Size Proposal requires the affirmative vote of a majority of the shares of Neogen common stock outstanding as of the record date and entitled to vote on the proposal.
Abstentions and any shares of Neogen common stock that are not present at the special meeting, including due to the failure of any Neogen shareholder who holds shares in “street name” to provide voting instructions to their bank, broker or nominee, and abstentions will have the effect of a vote “AGAINST” the Bylaw Board Size Proposal.
Consequences if the Bylaw Board Size Proposal is Not Approved
It is a condition to the consummation of the Merger that Neogen shareholders have approved the Bylaw Board Size Proposal. Consequently, if the Bylaw Board Size Proposal is not approved by Neogen shareholders, the Merger and the other Transactions may not be completed.
THE NEOGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEOGEN SHAREHOLDERS VOTE FOR THE BYLAW BOARD SIZE PROPOSAL.

PROPOSAL 4 – THE FUTURE BYLAW AMENDMENTS PROPOSAL
Neogen shareholders are being asked to approve an amendment to Neogen’s bylaws in order to allow the Neogen board of directors to make amendments to Neogen’s bylaws without obtaining shareholder approval.
Neogen’s bylaws currently may be amended only with the approval of Neogen’s shareholders. The Neogen board is proposing to amend the bylaws in order to provide the Neogen board with the flexibility to make future amendments without being required to obtain shareholder approval.
The Neogen board believes that having the authority to amend the bylaws without shareholder approval provides it with important flexibility to make amendments to the bylaws that the board believes are in the best interests of Neogen and its shareholders, may improve Neogen’s corporate governance or allow Neogen to respond to or serve to deter certain hostile or coercive takeover attempts that Neogen may consider inadequate or not in the best interests of Neogen shareholders.
The Neogen board believes that the current limitations in Neogen’s bylaws requiring shareholder approval for amendments are uncommon among public companies and not in the best interests of Neogen’s shareholders. Among other things, requiring shareholder approval of all bylaw amendments imposes an unnecessary administrative burden, expense and delay on Neogen by requiring all amendments to wait until an annual meeting of Neogen’s shareholders or the convening of a special meeting. As a result, important or necessary amendments to Neogen’s bylaws may not be able to be made within the timeframe to serve the best interests of Neogen and its shareholders. In addition, although the proposed amendment to Neogen’s bylaws would allow the Neogen board to make future amendments to the bylaws without first obtaining shareholder approval in considering and implementing any such amendments, the Neogen board must act in a manner consistent with its fiduciary duties owed to Neogen and its shareholders, and Neogen’s shareholders will continue to have the ability to propose and approve amendments to Neogen’s bylaws.
Proposed Bylaw Amendment
The Neogen board unanimously recommends that Neogen shareholders approve the following resolutions:
“RESOLVED, that Article XIII, Section 1 of the bylaws of Neogen Corporation are hereby amended to read as follows:
Section 1. Amendments - How Effected. These Bylaws may be amended, altered or repealed, in whole or in part, by the Board of Directors or by the affirmative vote of a majority of the outstanding shares of each class of stock entitled to vote.”
Vote Required for Approval
Approval of the Future Bylaw Amendments Proposal requires the affirmative vote of a majority of the shares of Neogen common stock outstanding as of the record date and entitled to vote on the proposal.
Abstentions and any shares of Neogen common stock that are not present at the special meeting, including due to the failure of any Neogen shareholder who holds shares in “street name” to provide voting instructions to their bank, broker or nominee, and abstentions will have the effect of a vote “AGAINST” the Future Bylaw Amendments Proposal.
Consequences if the Bylaw Board Size Proposal is Not Approved
It is not a condition to the consummation of the Merger that Neogen shareholders have approved the Future Bylaw Amendments Proposal. Accordingly, Neogen may complete the Merger regardless of the outcome of the vote on the Future Bylaw Amendments Proposal. However, if the proposal is not approved than the amendment to Neogen’s bylaws contemplated by this proposal will not become effective.
THE NEOGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEOGEN SHAREHOLDERS VOTE FOR THE FUTURE BYLAW AMENDMENTS PROPOSAL.

PROPOSAL 5 – THE ADJOURNMENT PROPOSAL
At the special meeting, we may ask Neogen shareholders to approve the adjournment of the special meeting in order to allow us to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve Proposal No. 1 (the Share Issuance Proposal), Proposal No. 2 (the Charter Amendment Proposal) or Proposal No. 3 (the Bylaw Board Size Proposal).
It is a condition to the completion of the Merger that Neogen shareholders have approved each of these proposals. Because the Neogen board believes that the consummation of the Merger and the other Transactions are in the best interest of Neogen and its shareholders, the Neogen board is asking shareholders to approve the adjournment of the special meeting in order to provide more time for the solicitation and vote of proxies if needed in order to increase the likelihood of obtaining a favorable vote on these proposals at the special meeting.
Vote Required for Approval
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of shares of Neogen common stock as of the record date who are entitled to vote on the proposal.
This means that the number of shares of Neogen common stock voted “FOR” the Adjournment Proposal must exceed the aggregate number of shares of Neogen common stock voted “AGAINST” the Adjournment Proposal. Submitting a ballot marked “ABSTAIN” with respect to the Adjournment Proposal will not be considered a vote on the proposal and so will have no effect on the outcome of the proposal.
THE NEOGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEOGEN SHAREHOLDERS VOTE FOR THE ADJOURNMENT PROPOSAL.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS
Proposals by record owners of Neogen common stock for potential inclusion in the proxy statement for the 2022 annual meeting of Neogen shareholders are due by May 3, 2022, being 120 days prior to the date of the first anniversary of the date of Neogen’s proxy statement for its 2021 Annual Meeting of Shareholders
All other shareholder proposals, including nominations for directors, must be delivered in accordance with the procedures in Neogen’s bylaws no earlier than 90 days and no later than 60 days prior to the first anniversary of Neogen’s 2021 annual meeting of shareholders (assuming the 2022 annual meeting is not advanced by more than 30 days or delayed more than 60 days from such anniversary) in order to be voted on at the 2022 Annual Meeting. As a result, any such proposals must be delivered after July 9, 2022 and no later than August 8, 2022.
Nominations or proposals not meeting these requirements will not be entertained at Neogen’s 2022 annual meeting of shareholders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE
This proxy statement incorporates by reference important business and financial information about Neogen from documents filed with the U.S. Securities and Exchange Commission, or the SEC, that have not been included herein or delivered herewith. Neogen files reports (including annual, quarterly and current reports which may contain audited financial statements), proxy statements and other information with the SEC. Copies of Neogen’s filings with the SEC are available to investors without charge by request made to Neogen in writing, by telephone or by email with the following contact information:
Neogen Corporation
Attn: Investor Relations
1620 Lesher Place
Lansing, MI 48912
Telephone: (517) 372-9200
Email: ir@neogen.com
In addition, if you have questions about the Merger Agreement, the Merger and related transactions and agreements or the special meeting of Neogen shareholders, or if you need to obtain copies of the accompanying proxy statement, proxy cards, or other documents incorporated by reference in the proxy statement, you may contact Neogen’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of the documents you request.
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll-free: (877) 750-5836
Banks and Brokers may call collect: (212) 750-5833
In order to receive timely delivery of these materials, you must make your requests no later than August 10, 2022, which date is five business days before the date of the special meeting.
The SEC maintains an Internet site that contains reports, proxy and information statements, and other information filed electronically with the SEC at www.sec.gov. You may also obtain Neogen’s SEC reports at neogen.com/investor-relations or 3M’s SEC reports at investors.3m.com. Information contained on Neogen’s or 3M’s website is not incorporated by reference into this proxy statement, and you should not consider information contained on either website as part of this proxy statement. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement at these websites only for your convenience.
The SEC allows certain information to be “incorporated by reference” into this proxy statement. This means that Neogen can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement except for any information modified or superseded by information contained directly in this proxy statement or in any document subsequently filed by Neogen that is also incorporated or deemed to be incorporated by reference herein. This proxy statement incorporates by reference the documents set forth below that Neogen has previously filed with the SEC. In addition, this proxy statement also incorporates by reference any future filings by Neogen under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, from the date of this proxy statement to the date that the Neogen special meeting is held, except, in any such case, for any information therein which has been furnished rather than filed, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this proxy statement. This proxy statement does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Neogen’s Current Reports on Form 8-K and information filed after the date of this proxy statement unless, and except to the extent, specified in such Current Reports.

This proxy statement hereby incorporates by reference the following documents that Neogen has filed with the SEC:
•	Neogen’s Annual Report on Form 10-K for the fiscal year ended May 31, 2021, filed with the SEC on July 30, 2021;
•
the information specifically incorporated by reference into Neogen’s Annual Report on Form 10-K for the year ended May 31, 2021 from Neogen’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 31, 2021;

•	Neogen’s Quarterly Reports on Form 10-Q filed with the SEC on September 30, 2021, December 30, 2021 and April 1, 2022; and
•	Neogen’s Current Reports on Form 8-K filed with the SEC on October 8, 2021, December 15, 2021, March 17, 2022, April 21, 2022 and July 7, 2022.
If you are a Neogen shareholder and you have any questions about the Proposed Transactions, please contact Neogen’s proxy solicitor Innisfree at (877) 750-5836 if you are a Neogen shareholder or (212) 750-5833 if you are a Banker or Broker.

Food Safety Business of 3M Company
Combined Statement of Income
(Unaudited)
	Three months ended March 31,
(In thousands of U.S. dollars)	2022	2021
Net sales	$91,621	$85,517
Operating expenses
Cost of sales	36,229	32,116
Selling, general and administrative expenses	22,111	19,964
Research, development and related expenses	6,335	6,036
Total operating expenses	64,675	58,116
Income before income taxes	26,946	27,401
Provision for income taxes	5,650	5,558
Net income	$21,296	$21,843
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Statement of Comprehensive Income
(Unaudited)
	Three months ended March 31,
(In thousands of U.S. dollars)	2022	2021
Net income	$21,296	$21,843
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	266	(2,667)
Total other comprehensive income (loss), net of tax	266	(2,667)
Comprehensive income (loss)	$21,562	$19,176
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Balance Sheet
(Unaudited)
(In thousands of U.S. dollars)	March 31, 2022	December 31, 2021
Assets
Current assets
Cash	$—	$—
Accounts receivable — net of allowances of $931 and $882	51,129	47,781
Inventories
Finished goods	22,992	21,632
Work in process	5,872	5,614
Raw materials and supplies	7,306	7,876
Total inventories	36,170	35,122
Other current assets	5,176	5,227
Total current assets	92,475	88,130
Property, plant and equipment	54,411	54,594
Less: Accumulated depreciation	(31,532)	(31,032)
Property, plant and equipment — net	22,879	23,562
Operating lease right of use assets	1,268	1,403
Goodwill	81,134	81,046
Intangible assets — net	3,092	3,250
Deferred tax assets — non-current	3,836	3,836
Other assets	1,433	1,289
Total assets	$206,117	$202,516
Liabilities
Current liabilities
Accounts payable	$10,084	$8,497
Accrued payroll	1,305	3,641
Operating lease liabilities — current	346	357
Other current liabilities	3,550	3,979
Total current liabilities	15,285	16,474
Operating lease liabilities — non-current	901	1,017
Deferred income taxes — non-current	8	8
Total liabilities	$16,194	$17,499
Commitments and contingencies (Note 8)
Equity
3M net investment	$233,561	$228,921
Accumulated other comprehensive income (loss)	(43,638)	(43,904)
Total equity	$189,923	$185,017
Total liabilities and equity	$206,117	$202,516
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Statement of Cash Flows
(Unaudited)
	Three months ended March 31,
(In thousands of U.S. dollars)	2022	2021
Cash Flows from Operating Activities
Net income	$21,296	$21,843
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,699	1,404
Stock-based compensation expense	763	623
Deferred income taxes	—	—
Changes in operating assets and liabilities
Accounts receivable	(2,809)	1,358
Inventories	(1,083)	(6,702)
Accounts payable	1,784	2,892
Accrued payroll	(2,326)	(113)
Other — net	(350)	(821)
Net cash provided by (used in) operating activities	$18,974	$20,484

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(1,522)	(1,941)
Net cash provided by (used in) investing activities	$(1,522)	$(1,941)

Cash Flows from Financing Activities
Net transfers to 3M	(17,419)	(18,475)
Other — net	(33)	(68)
Net cash provided by (used in) financing activities	$(17,452)	$(18,543)

Net increase (decrease) in cash and cash equivalents	—	—
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Statement of Changes in Equity
(Unaudited)
(In thousands of U.S. dollars)	3M Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at December 31, 2020	$218,884	$(38,872)	$180,012
Net income	21,843	—	21,843
Other comprehensive income (loss), net of tax	—	(2,667)	(2,667)
Stock-based compensation	623	—	623
Net transfers to 3M	(18,475)	—	(18,475)
Balance at March 31, 2021	$222,875	$(41,539)	$181,336
Balance at December 31, 2021	$228,921	$(43,904)	$185,017
Net income	21,296	—	21,296
Other comprehensive income (loss), net of tax	—	266	266
Stock-based compensation	763	—	763
Net transfers to 3M	(17,419)	—	(17,419)
Balance at March 31, 2022	$233,561	$(43,638)	$189,923
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Notes to Combined Financial Statements
(Unaudited)
Note 1 – Significant Accounting Policies
Basis of Presentation
The interim Combined Financial Statements have been derived from 3M’s accounting records as if the Food Safety Business’s operations had been conducted independently from those of 3M and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim reporting and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission for interim reporting. For all periods presented, the Food Safety Business existed as part of several legal entities of 3M with no separate legal status. Garden SpinCo has not been included within these Combined Financial Statements as it was a separate legal entity that was recently created solely for the purpose of effecting the Transactions and has no relation to the historical operations of the Food Safety Business. The Combined Financial Statements may not be indicative of Food Safety's future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as an independent company during the periods presented.
These Combined Financial Statements include general corporate expenses and shared expenses of 3M that were historically incurred by or charged to the Food Safety Business for certain support functions that are provided on a centralized basis, such as expenses related to information technology, finance and controlling, human resources, sales and marketing, and use of shared assets. Additional information is included in Note 6. These expenses have been allocated to the Food Safety Business on the basis of revenue, headcount or other relevant measures. Management of the Food Safety Business considers these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, the Food Safety Business, in the aggregate. The allocations may not, however, reflect the expenses the Food Safety Business would have incurred as a standalone company for the periods presented. All intercompany transactions and balances within the Food Safety Business have been eliminated and there are not material transactions between the Food Safety Business and other divisions of 3M.
The Food Safety Combined Balance Sheet includes 3M assets and liabilities that are specifically identifiable or otherwise attributable to the Food Safety Business. 3M manages cash and other treasury operations at a centralized level. Cash transfers to and from the cash management accounts of 3M are reflected in the Combined Statement of Cash Flows as “Net transfers to 3M.” External debt, including any interest expense, associated with the debt of 3M which is not directly attributable to the Food Safety Business has been excluded from the Combined Financial Statements.
The Food Safety Business’s operations are included in the consolidated U.S. federal and certain state, local and foreign income tax returns filed by 3M. Income tax expense and other income tax-related information contained in these Combined Financial Statements are presented following the separate return methodology as if the Food Safety Business filed its own income tax returns. The Food Safety Business’s income tax results as presented in the Combined Financial Statements may not be reflective of the results that the Food Safety Business would generate in the future. In jurisdictions where the Food Safety Business has been included in income tax returns filed by 3M, any income taxes payable resulting from the related income tax provision have been reflected within “3M net investment” on the Combined Balance Sheet.
The combined balance sheet as of December 31, 2021, included herein, was derived from the audited combined financial statements as of that date and these unaudited interim combined financial statements should be read in conjunction with the Food Safety Business's audited combined financial statements and notes included elsewhere in this proxy statement.
In the opinion of management, the accompanying unaudited interim combined financial statements reflect all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the Food Safety Business’s financial position as of March 31, 2022, and its results of operations and cash flows for the three months ended March 31, 2022 and 2021. The results of operations and cash flows for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for any subsequent quarter, the fiscal year ending December 31, 2022, or any other period.

Note 2 – New Accounting Pronouncements
There are no new accounting standards material to the financial statements not yet adopted.
Note 3 – Revenues
Disaggregated revenue information:
The Food Safety Business is organized, managed, and internally grouped as a single segment. The Food Safety Business’s revenue primarily consists of sales of consumable products. The Food Safety Business views the following disaggregated disclosures as useful to understanding the composition of revenue recognized during the respective reporting periods.
	Three months ended March 31,
Net Sales (In thousands of U.S. dollars)	2022	2021
Indicator Testing	$ 49,021	$46,125
Hygiene Monitoring	14,415	14,404
Sample Handling	14,278	13,778
Pathogen Detection	12,167	9,382
Allergen Testing	1,740	1,828
Total Food Safety	$91,621	$85,517
On a geographic basis, sales are generally reported within the geographic area where the final sales to customers of the Food Safety Business are made.
	Three months ended March 31,
Net Sales (In thousands of U.S. dollars)	2022	2021
Americas	$51,533	$48,241
Asia Pacific	28,015	24,888
Europe, Middle East and Africa	12,073	12,388
Total Food Safety	$91,621	$85,517
Americas included net sales to customers recognized in the United States of $29,614 thousand and $28,850 thousand for the three months ended March 31, 2022 and 2021, respectively.
Note 4 – Property, Plant, and Equipment, Net
Property, plant and equipment, net consisted of the following as of the periods presented:
(In thousands of U.S. dollars)	March 31, 2022	December 31, 2021
Property, plant and equipment - at cost
Buildings and leasehold improvements	$4,976	$5,108
Machinery and equipment	42,357	42,572
Construction in progress	4,057	3,515
Other fixed assets	3,021	3,399
Gross property, plant and equipment	54,411	54,594
Accumulated depreciation	(31,532)	(31,032)
Property, plant and equipment – net	$22,879	$23,562
Note 5 – Goodwill and Intangible Assets
Goodwill
There was no goodwill recorded from acquisitions during the first three months of 2022. The amount in the “Translation impact” row in the following table relates to changes in foreign currency exchange rates.

(In thousands of U.S. dollars)
Balance at December 31, 2021	$81,046
Translation impact	88
Balance at March 31, 2022	$81,134
Acquired Intangible Assets
The carrying amount and accumulated amortization of acquired intangible assets as of the dates below, follow:
(In thousands of U.S. dollars)	March 31, 2022	December 31, 2021
Customer related intangible assets	$3,070	$3,070
Other technology-based intangible assets	2,373	2,373
Other amortizable intangible assets	538	538
Total gross carrying amount	$5,981	$5,981

Accumulated amortization — customer related	$(1,407)	$(1,330)
Accumulated amortization — other technology-based	(989)	(935)
Accumulated amortization — other	(493)	(466)
Total accumulated amortization	(2,889)	$(2,731)
Total intangible assets — net	$3,092	$3,250
Amortization expense for the three months ended March 31 follows:
(In thousands of U.S. dollars)	2022	2021
Amortization expense	$158	$158
Expected amortization expense for acquired amortizable intangible assets recorded as of March 31, 2022 follows:
(In thousands of U.S. dollars)	Remainder of 2022	2023	2024	2025	2026	After 2026
Amortization expense	$436	$523	$523	$523	$523	$564
The preceding expected amortization expense is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, impairment of intangible assets, accelerated amortization of intangible assets and other events.
Note 6 – Related Party Transactions and Corporate Allocations
Related party transactions
The Food Safety Business has not entered into any related party transactions apart from those described below related to 3M. The Food Safety Business has not historically entered into material arrangements with other divisions of 3M.
Corporate allocations
The Combined Statement of Income includes general corporate expenses of 3M for services provided by 3M for certain corporate and shared service functions that are provided on a centralized basis, including the use of shared assets. As stated in the Basis of Presentation section of Note 1, these expenses have been allocated to the Food Safety Business on the basis of revenue, headcount or other relevant measures.
3M expense allocations were recorded in the Combined Statement of Income within the following captions:

	Three Months ended March 31,
(In thousands of U.S. dollars)	2022	2021
Cost of sales	$229	$342
Selling, general and administrative expenses	9,847	9,683
Research, development and related expenses	1,966	1,985
Total	$12,042	$12,010
Note 7 – Commitments and Contingencies
Legal Proceedings: The Food Safety Business is involved in certain claims and lawsuits including but not limited to product liability (involving products that the Food Safety Business now or formerly manufactured and sold), intellectual property, and environmental laws in the United States and other jurisdictions. From time to time, the Food Safety Business also receives subpoenas, investigative demands, or requests for information from various government agencies. Such requests can also lead to the assertion of claims or the commencement of administrative, civil or criminal legal proceedings against the Food Safety Business and others, as well as to settlements. The outcomes of legal proceedings and regulatory matters are often difficult to predict. Any determination that the Food Safety Business’s operations or activities are not, or were not, in compliance with applicable laws or regulations could result in the imposition of fines, civil or criminal penalties, and equitable remedies, including disgorgement, suspension or debarment or injunctive relief. While uncertainty does exist, management and its counsel does not believe there are any significant matters as of March 31, 2022 that are probable or estimable, for which the outcome could have a material adverse impact on its the Food Safety Business’s combined results of operations and financial condition.
Note 8 – Subsequent Events
These Combined Financial Statements are derived from the Consolidated Financial Statements of 3M Company, which issued its interim financial statements for the fiscal quarter ended March 31, 2022 on April 26, 2022. Accordingly, the Food Safety Business has evaluated recognizable subsequent events through the date of April 26, 2022 and non-recognizable subsequent events through June 8, 2022, the date these financial statements were available for issuance. There were no material subsequent events.

Report of Independent Registered Public Accounting Firm
To the Board of Directors of 3M Company and Stockholder of the Food Safety Business of 3M Company
Opinion on the Financial Statements
We have audited the accompanying combined balance sheet of the Food Safety Business of 3M Company (the “Company”) as of December 31, 2021 and 2020, and the related combined statements of income, of comprehensive income, of changes in equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 17, 2022
We have served as the Company's auditor since 2021.

Food Safety Business of 3M Company
Combined Statement of Income
Years Ended December 31
(In thousands of U.S. dollars)	2021	2020	2019
Net sales	$368,388	$336,764	$337,088
Operating expenses
Cost of sales	143,348	127,027	121,302
Selling, general and administrative expenses	82,403	71,698	78,776
Research, development and related expenses	25,185	20,830	20,727
Total operating expenses	250,936	219,555	220,805
Income before income taxes	117,452	117,209	116,283
Provision for income taxes	23,720	25,237	24,505
Net income	$93,732	$91,972	$91,778
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Statement of Comprehensive Income
Years Ended December 31
(In thousands of U.S. dollars)	2021	2020	2019
Net income	$93,732	$91,972	$91,778
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	(5,032)	1,932	(204)
Total other comprehensive income (loss), net of tax	(5,032)	1,932	(204)
Comprehensive income (loss)	$88,700	$93,904	$91,574
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Balance Sheet
At December 31
(In thousands of U.S. dollars)	2021	2020
Assets
Current assets
Cash	$—	$—
Accounts receivable — net of allowances of $882 and $919	47,781	48,284
Inventories
Finished goods	21,632	18,565
Work in process	5,614	3,707
Raw materials and supplies	7,876	5,868
Total inventories	35,122	28,140
Other current assets	5,227	5,757
Total current assets	88,130	82,181
Property, plant and equipment	54,594	51,337
Less: Accumulated depreciation	(31,032)	(28,351)
Property, plant and equipment — net	23,562	22,986
Operating lease right of use assets	1,403	2,174
Goodwill	81,046	81,631
Intangible assets — net	3,250	3,880
Deferred tax assets — non-current	3,836	2,107
Other assets	1,289	894
Total assets	$202,516	$195,853
Liabilities
Current liabilities
Accounts payable	$8,497	$7,718
Accrued payroll	3,641	1,644
Operating lease liabilities — current	357	494
Other current liabilities	3,979	3,270
Total current liabilities	16,474	13,126
Operating lease liabilities — non-current	1,017	1,481
Deferred income taxes — non-current	8	1,234
Total liabilities	$17,499	$15,841
Commitments and contingencies (Note 10)
Equity
3M net investment	$228,921	$218,884
Accumulated other comprehensive income (loss)	(43,904)	(38,872)
Total equity	$185,017	$180,012
Total liabilities and equity	$202,516	$195,853
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Statement of Cash Flows
Years Ended December 31
(In thousands of U.S. dollars)	2021	2020	2019
Cash Flows from Operating Activities
Net income	$93,732	$91,972	$91,778
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,639	4,537	4,213
Stock-based compensation expense	1,183	1,222	1,286
Deferred income taxes	(3,086)	573	861
Changes in operating assets and liabilities
Accounts receivable	(1,742)	4,739	(821)
Inventories	(8,329)	(884)	2,561
Accounts payable	469	(150)	559
Accrued payroll	2,049	(386)	63
Other — net	865	(1,206)	(456)
Net cash provided by (used in) operating activities	$89,780	$100,417	$100,044

Cash Flows from Investing Activities
Purchases of property, plant and equipment (PP&E)	(5,088)	(4,359)	(4,125)
Net cash provided by (used in) investing activities	$(5,088)	$(4,359)	$(4,125)

Cash Flows from Financing Activities
Net transfers to 3M	(84,878)	(95,989)	(95,685)
Other — net	186	(69)	(234)
Net cash provided by (used in) financing activities	$(84,692)	$(96,058)	$(95,919)

Net increase (decrease) in cash and cash equivalents	—	—	—
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Statement of Changes in Equity
Years Ended December 31
(In thousands of U.S. dollars)	3M Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at January 1, 2019	$224,300	$(40,600)	$183,700
Net income	91,778	—	91,778
Other comprehensive income (loss), net of tax	—	(204)	(204)
Stock-based compensation	1,286	—	1,286
Net transfers to 3M	(95,685)	—	(95,685)
Balance at December 31, 2019	$221,679	$(40,804)	$180,875
Net income	91,972	—	91,972
Other comprehensive income (loss), net of tax	—	1,932	1,932
Stock-based compensation	1,222	—	1,222
Net transfers to 3M	(95,989)	—	(95,989)
Balance at December 31, 2020	$218,884	$(38,872)	$180,012
Net income	93,732	—	93,732
Other comprehensive income (loss), net of tax	—	(5,032)	(5,032)
Stock-based compensation	1,183	—	1,183
Net transfers to 3M	(84,878)	—	(84,878)
Balance at December 31, 2021	$228,921	$(43,904)	$185,017
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Notes to Combined Financial Statements
Note 1 – Business Overview and Basis of Presentation
Organization and Description of Business
The accompanying Combined Financial Statements and notes present the combined results of operations, financial position, and cash flows of the business conducted by the Food Safety department of 3M Company (“3M”) and its subsidiaries (such business, the “Food Safety Business”). The Food Safety Business includes the manufacturing, marketing, distributing, selling and servicing of products or services designed or marketed for (i) detecting, enumerating and culturing (or collecting or holding for the purpose of detecting, enumerating, and culturing) microorganisms or food allergens in commercial food safety applications (except where solely performed to assess the need for or to evaluate the efficacy of filtration and separation products of the 3M Separation and Purification Sciences Division) and (ii) detecting adenosine triphosphate to determine the hygienic status of surfaces, products or environments, in each case in commercial food safety applications.
Reverse Morris Trust Transaction Anticipated to be Completed in the Third Quarter of 2022
On December 13, 2021, 3M, Garden SpinCo Corporation (“Garden SpinCo”), currently a wholly owned subsidiary of 3M, Neogen Corporation (“Neogen”) and Nova RMT Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Neogen entered into certain definitive agreements, pursuant to which, among other things, the Food Safety Business will combine with Neogen in a Reverse Morris Trust transaction (the “Transactions”). In connection with the Transactions, 3M will effect (i) the separation of the Food Safety Business from 3M’s other businesses, (ii) the distribution, through either (a) an exchange offer whereby 3M offers to its stockholders the ability to exchange all or a portion of their shares of 3M common stock for shares of Garden SpinCo common stock, which shares of Garden SpinCo common stock will be immediately converted into the right to receive Neogen common stock (the “Exchange Offer”) and, if the Exchange Offer is not fully subscribed, a Clean-Up Spin-Off, or (b) if the Exchange Offer is terminated by 3M without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), the distribution of all shares of Garden SpinCo common stock on a pro rata basis to 3M stockholders in a spin-off, and (iii) immediately thereafter, (a) the merger of Merger Sub with and into Garden SpinCo, with Garden SpinCo becoming a wholly owned subsidiary of Neogen and (b) the sale of certain assets directly from certain 3M subsidiaries to Neogen or to its subsidiaries under the definitive asset purchase agreement.
The Transactions are subject to the approval by Neogen’s stockholders of the issuance of Neogen shares in the Transactions and the satisfaction of certain closing conditions, including regulatory approvals. The Transactions are expected to be completed in the third quarter of 2022.
Basis of Presentation
The Combined Financial Statements have been derived from 3M’s accounting records as if the Food Safety Business’s operations had been conducted independently from those of 3M and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. For all periods presented, the Food Safety Business existed as part of several legal entities of 3M with no separate legal status. Garden SpinCo has not been included within these Combined Financial Statements as it was a separate legal entity that was recently created solely for the purpose of effecting the Transactions and has no relation to the historical operations of the Food Safety Business. The Combined Financial Statements may not be indicative of Food Safety's future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as an independent company during the periods presented.
These Combined Financial Statements include general corporate expenses and shared expenses of 3M that were historically incurred by or charged to the Food Safety Business for certain support functions that are provided on a centralized basis, such as expenses related to information technology, finance and controlling, human resources, sales and marketing, and use of shared assets. Additional information is included in Note 6. These expenses have been allocated to the Food Safety Business on the basis of revenue, headcount or other relevant measures. Management of the Food Safety Business considers these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, the Food Safety Business, in the aggregate. The allocations may not, however, reflect the expenses the Food Safety Business would have incurred as a standalone company for the periods presented. All intercompany transactions and balances within the Food Safety Business have been eliminated and there are not material transactions between the Food Safety Business and other divisions of 3M.
The Food Safety Combined Balance Sheet includes 3M assets and liabilities that are specifically identifiable or otherwise attributable to the Food Safety Business. 3M manages cash and other treasury operations at a centralized level. Cash transfers to and from the cash management accounts of 3M are reflected in the Combined Statement of Cash Flows as “Net transfers to 3M.” External debt, including any interest expense, associated with the debt of 3M which is not directly attributable to the Food Safety Business has been excluded from the Combined Financial Statements.
The Food Safety Business’s operations are included in the consolidated U.S. federal and certain state, local and foreign income tax returns filed by 3M. Income tax expense and other income tax-related information contained in these Combined Financial Statements are presented following the separate return methodology as if the Food Safety Business filed its own income tax returns. The Food Safety Business’s income tax results as presented in the Combined Financial Statements may not be reflective of the results that the Food Safety Business would generate in the future. In jurisdictions where the Food Safety Business has been included in income tax returns filed by 3M, any income taxes payable resulting from the related income tax provision have been reflected within “3M net investment” on the Combined Balance Sheet.
Note 2 – Significant Accounting Policies
Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The management of Food Safety Business considered the coronavirus (COVID-19) related impacts on its estimates, as appropriate, within its combined financial statements, and there may be change to those estimates in future periods. Such estimates and assumptions are subject to inherent uncertainties which may result in actual amounts differing from these estimates.
Other current assets: Other current assets include but are not limited to prepaid tax assets and sales and value-added tax receivables, which are not individually material to the financial statements.
Inventories: Inventories are stated at the lower of cost or net realizable value (“NRV”), which is defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Cost is determined on a first-in, first-out basis.
Property, plant, and equipment: Property, plant and equipment are recorded at cost. Fixed assets that have historically been primarily used by the Food Safety Business have been included in the Combined Financial Statements. Depreciation of property, plant and equipment generally is computed using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives of buildings and improvements primarily range from ten to forty years, with the majority in the range of twenty to forty years. The estimated useful lives of machinery and equipment primarily range from three to fifteen years, with the majority in the range of five to ten years. Fully depreciated assets are retained in property, plant and equipment and accumulated depreciation accounts until disposal. Upon disposal, assets and related accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to operations. There have been no material disposals in the years presented. Property, plant, and equipment amounts are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.
Goodwill: Goodwill is the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. Goodwill is tested for impairment annually in the fourth quarter of each year and is tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level, with all goodwill assigned to a reporting unit. The Food Safety

Business has only one reporting unit. Impairment loss is measured as the amount of which the carrying value of the reporting unit’s net assets exceeds its estimated fair value, not to exceed the carrying value of the reporting unit’s goodwill. The estimated fair value of a reporting unit is determined based on a market approach using comparable company information such as EBITDA (earnings before interest, taxes, depreciation and amortization) multiples. Companies have the option to first assess qualitative factors to determine whether the fair value of a reporting unit is not “more likely than not” less than its carrying amount, which is commonly referred to as “Step 0.” The Food Safety Business has chosen not to apply Step 0 for its annual goodwill assessments.
Intangible assets: Intangible asset types include mainly customer relationships and technology-based intangibles, with immaterial other intangible assets acquired from an independent party. Intangible assets are amortized over a period ranging from five to 12 years on a systematic and rational basis that is representative of the asset’s use. The estimated useful lives vary by category, with customer-related having a useful life of 10 years and other technology-based between 10 to 12 years. Intangible assets are removed from their respective gross asset and accumulated amortization accounts when they are no longer in use. Refer to Note 5 for additional details on the gross amount and accumulated amortization of intangible assets. Costs related to internally developed intangible assets, such as patents, are expensed as incurred, within “Research, development and related expenses.”
Intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss is recognized when the carrying amount exceeds the estimated undiscounted cash flows from the asset’s or asset group’s ongoing use and eventual disposition. If an impairment is identified, the amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.
Other current liabilities: Other current liabilities include but are not limited to accrued rebates, third party royalties and value-added taxes payable, which are not individually material to the financial statements.
Revenue (sales) recognition: The Food Safety Business recognizes revenue in accordance with the guidance of Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. The Food Safety Business sells products around the world and has no material concentration of credit risk or significant payment terms extended to customers. The Food Safety Business’s products consist of both consumable and hardware components. The consumable components consist primarily of Petrifilm plates, environmental sampling swabs, reagents, and sample handling materials. Hardware primarily consists of hygiene monitoring devices, Petrifilm readers and other devices to read and/or analyze the tests performed with consumables. The product offerings of the Food Safety Business have similar characteristics as they relate to the nature, amount, and timing of revenue. Revenue is recognized when control of goods has transferred to customers. For the majority of the Food Safety Business’s customer arrangements, control transfers to customers at a point-in-time when goods have been delivered as that is generally when legal title, physical possession and risks and rewards of goods transfer to the customer. Services revenue is not significant and is limited to customer training and warranty service. The arrangements contain either a single performance obligation to transfer testing solutions to the customer or multiple performance obligations. Freight costs charged to the customer are recognized in revenue while the related expenses of the Food Safety Business are recorded in cost of sales.
Revenue is recognized at the transaction price which the Food Safety Business expects to be entitled. Sales incentives are not material to the financial statements for the periods presented. The Food Safety Business primarily has assurance-type warranties that do not result in separate performance obligations.
The Food Safety Business did not recognize any material revenue in the current reporting period for performance obligations that were fully satisfied in previous periods. The Food Safety Business does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any years presented. Additionally, the Food Safety Business does not have material costs related to obtaining a contract with amortization periods greater than one year for any year presented.
The Food Safety Business applies ASC 606 utilizing the following allowable exemptions or practical expedients:

•	Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.
•	Practical expedient relative to costs of obtaining a contract by expensing sales commissions when incurred because the amortization period would have been one year or less.
•	Election to present revenue net of sales taxes and other similar taxes.
Accounts receivable and allowances: Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Food Safety Business maintains allowances for bad debts, cash discounts, and various other items. The allowances for bad debts and cash discounts are based on the best estimate of the amount of expected credit losses in existing accounts receivable and anticipated cash discounts. The Food Safety Business determines the allowances based on historical write-off experience by industry and regional economic data, current expectations of future credit losses, and historical cash discounts. The allowances for bad debts as well as the provision for credit losses, write-off activity and recoveries for the periods presented are not material. The Food Safety Business does not have any significant off-balance-sheet credit exposure related to its customers.
Research, development, and related expenses: These costs are charged to operations in the period incurred and are shown on a separate line of the Combined Statement of Income. Research and development expenses include basic scientific research and the application of scientific advances in the development of new and improved products and their uses and related expenses including technical support, research lab and related technology costs, and internally developed patent costs, which include costs and fees incurred to prepare, file, secure and maintain patents.
Advertising and merchandising: These costs are charged to operations in the period incurred, and totaled $3,957 thousand in 2021, $3,472 thousand in 2020 and $3,799 thousand in 2019.
Stock-based compensation: 3M provides stock-based compensation to certain employees of the Food Safety Business. All stock-based awards, which include restricted stock units (“RSUs”) and stock options, are equity settled in 3M shares. The Food Safety Business recognizes expense for stock-based compensation over the vesting period of the eligible employees based on the grant-date fair value.
Comprehensive income: Total comprehensive income (loss) and the components of accumulated other comprehensive income (loss) are presented in the Combined Statement of Comprehensive Income and the Combined Statement of Changes in Equity. Accumulated other comprehensive income (loss) is composed of foreign currency translation effects.
Foreign currency translation: Local currencies generally are considered the functional currencies for operations outside the United States. Assets and liabilities for operations in local currency environments are translated at month-end exchange rates of the period reported. Income and expense items are translated at average monthly currency exchange rates in effect during the period. Cumulative translation adjustments are recorded as a component of accumulated other comprehensive income in equity.
Fair value measurements: The Food Safety Business follows ASC 820, Fair Value Measurements and Disclosures, with respect to assets and liabilities that are measured at fair value on a recurring basis and nonrecurring basis. Under the standard, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The standard also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. For the periods presented, the Food Safety Business did not have any material measurements of applicable items. The carrying value of the Food Safety Business's accounts receivable, accounts payable, and accrued expenses approximate their fair value due to the short period of time to maturity or repayment.
Disclosures are required for certain assets and liabilities that are measured at fair value but are recognized and disclosed at fair value on a nonrecurring basis in periods subsequent to initial recognition. For the Food Safety Business, such measurements of fair value primarily relate to long-lived asset and goodwill impairments, which use level 3 inputs in the impairment analysis. There were no long-lived asset or goodwill impairments for the years presented.

Leases: The Food Safety Business determines if an arrangement is a lease upon inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The right to control the use of an asset includes the right to obtain substantially all of the economic benefits of the underlying asset and the right to direct how and for what purpose the asset is used.
Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The discount rate used to calculate present value is the Food Safety Business’s incremental borrowing rate or, if available, the rate implicit in the lease. The Food Safety Business determines the incremental borrowing rate for leases using a portfolio approach based primarily on the lease term and the economic environment of the applicable country or region.
As a lessee, Food Safety leases certain manufacturing and office space; vehicles; and equipment. Certain Food Safety lease agreements include rental payments adjusted annually based on changes in an inflation index. Food Safety’s leases do not contain material residual value guarantees or material restrictive covenants. Lease expense is recognized on a straight-line basis over the lease term.
Certain leases include one or more options to renew, with terms that can extend the lease term up to five years. The Food Safety Business includes options to renew the lease as part of the right of use lease asset and liability when it is reasonably certain the Food Safety Business will exercise the option. In addition, certain leases contain fair value purchase and termination options with an associated penalty. In general, the Food Safety Business is not reasonably certain to exercise such options.
For the measurement and classification of lease arrangement where the Food Safety Business is the lessee, the Food Safety Business groups lease and non-lease components into a single lease component for all underlying asset classes. Variable lease payments primarily include payments for non-lease components, such as maintenance costs, payments for leased assets used beyond their noncancelable lease term as adjusted for contractual options to terminate or renew, additional payments related to a subsequent adjustment in an inflation index, and payments for non-components such as sales tax.
The Food Safety Business operating lease costs, short-term lease costs, and income related to sub-lease activity for the periods presented is immaterial.
Pension and Postretirement Benefit Plans: Certain employees of the Food Safety Business participate in benefit plans administered and sponsored by 3M, including defined benefit plans and defined contribution plans. Pension benefits associated with these plans generally are based on each participant’s years of service, compensation, and age at retirement or termination. Where permitted by applicable law, 3M reserves the right to amend, modify, or discontinue the plans at any time.
3M has made deposits for its defined benefit plans with independent trustees. Trust funds and deposits with insurance companies are maintained to provide pension benefits to plan participants and their beneficiaries. For its U.S. postretirement health care and life insurance benefit plans, 3M has set aside amounts at least equal to annual benefit payments with an independent trustee.
Food Safety participates in 3M’s plans as though they are participants in a multiemployer plan of 3M. An allocated portion of the cost associated with the multiemployer plan is reflected in the Combined Financial Statements and any net assets or obligations associated with the multiemployer plan are retained by 3M and recorded on 3M’s balance sheet. The allocated cost associated with the multiemployer plans reflected in these financial statements is not material for the years presented.
3M net investment: The Food Safety Business’s equity on the Combined Balance Sheet represents 3M’s net investment in the Food Safety Business and is presented as parent company net investment in lieu of stockholders’ equity. The Combined Statement of Changes in Equity includes the change in cumulative net investment by 3M in the Business during the period, including any prior net income attributable to the Business. Additionally, 3M net investment includes assets and liabilities that have historically been held at 3M but are specifically identifiable or otherwise attributable to the Food Safety Business. All transactions reflected in “3M net investment” in the accompanying Combined Balance Sheet have been considered cash receipts and payments within financing activities in the Combined Statement of Cash Flows.

Income taxes: The combined operations of the Food Safety Business are treated as if it was a separate taxpayer (i.e., following the separate return methodology). The provision for income taxes is determined using the asset and liability approach. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Food Safety Business records a valuation allowance to reduce its deferred tax assets when uncertainty regarding their realizability exists. The Food Safety Business recognizes and measures its uncertain tax positions based on the rules under ASC 740, Income Taxes.
Earnings per share: Earnings per share data has not been presented in the accompanying Combined Financial Statements because the Food Safety Business does not operate as a separate legal entity with its own capital structure.
Segment reporting: The individual functioning as the Food Safety Business’s chief operating decision maker regularly reviews primary profitability information on an aggregate basis for purposes of evaluating financial performance, making operating decisions, and allocating resources. Accordingly, the Food Safety Business operates in one operating and reportable segment.
Note 3 – New Accounting Pronouncements
The Food Safety Business adopted ASU No. 2016-02 and related standards (collectively “ASC 842, Leases” or “ASC 842”), which replaced previous lease accounting guidance, on January 1, 2019 using the modified retrospective method of adoption. The Food Safety Business elected the transition method expedient which allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of 3M net investment in the period of adoption. Adoption of this ASU did not have a material impact on the financial statements for the Food Safety Business.
In July 2021, the FASB issued ASU No. 2021-05, Lessors-Certain Leases with Variable Lease Payments, which revised the guidance of ASC 842 specifically related to lessor’s classification of leases with variable lease payments that do not depend on a reference index or a rate. This ASU aligns the treatment of these leases to be consistent with prior guidance in that lessors should classify and account for these leases as operating leases if both of the following criteria are met: (1) the lease would have been classified as a sales-type or a direct financing lease, and (2) the lessor would have otherwise recognized a day-one loss. The Food Safety Business elected to early adopt this standard in 2021 and applied the standard retrospectively to leases that commenced or were modified on or after the adoption of Update 2016- 02. The adoption of this ASU did not have a material impact on the financial statements for the Food Safety Business.
In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (“ASC 740”). This ASU simplifies the accounting for income taxes by, among other things, eliminating certain existing exceptions related to the general approach in ASC 740 relating to franchise taxes, reducing complexity in the interim-period accounting for year-to-date loss limitations and changes in tax laws, and clarifying the accounting for transactions outside of business combination that result in a step-up in the tax basis of goodwill. The transition requirements are primarily prospective and the effective date for the Food Safety Business was January 1, 2021. The adoption of this ASU did not have a material impact on the financial statements for the Food Safety Business.
In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, which revised guidance for the accounting for credit losses on financial instruments within its scope, and through March 2020 issued ASUs that amended the standard (ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-11, and ASU No. 2020-03). The new standard introduced an approach, based on expected losses, to estimate credit losses on certain types of financial instruments and modified the impairment model for available-for-sale debt securities. The new approach to estimating credit losses (referred to as the current expected credit losses model) applies to most financial assets measured at amortized cost and certain other instruments, including trade and other receivables, loans, held-to-maturity debt securities, net investments in leases and off-balance-sheet credit exposures. For the Food Safety Business, this ASU was effective January 1, 2020. Adoption of this ASU did not have a material impact due to the nature and extent of the Food Safety Business’s financial instruments in scope for this ASU (primarily accounts receivable) and the historical, current and expected credit quality of its customers as of the date of adoption.

Note 4 – Revenues
Disaggregated revenue information:
The Food Safety Business is organized, managed, and internally grouped as a single segment. The Food Safety Business’s revenue primarily consists of sales of consumable products. The Food Safety Business views the following disaggregated disclosures as useful to understanding the composition of revenue recognized during the respective reporting periods.
	Year ended December 31,
Net Sales (In thousands of U.S. dollars)	2021	2020	2019
Indicator Testing	$199,677	$182,219	$188,676
Hygiene Monitoring	61,617	58,195	56,265
Sample Handling	57,089	52,981	52,045
Pathogen Detection	42,574	36,769	34,397
Allergen Testing	7,431	6,600	5,705
Total Food Safety	$368,388	$336,764	$337,088
On a geographic basis, sales are generally reported within the geographic area where the final sales to customers of the Food Safety Business are made.
	Year ended December 31,
Net Sales (In thousands of U.S. dollars)	2021	2020	2019
Americas	$206,682	$189,934	$188,992
Asia Pacific	110,058	99,082	101,673
Europe, Middle East and Africa	51,648	47,748	46,423
Total Food Safety	$368,388	$336,764	$337,088
Americas included United States net sales to customers of $122,439 thousand, $115,450 thousand and $110,444 thousand in 2021, 2020, and 2019, respectively.
Note 5 – Goodwill and Intangible Assets
Goodwill
Goodwill includes amounts recognized by 3M in connection with its historical business acquisitions made by the Food Safety Business. There have been no historical impairments recorded against the goodwill recognized.
(In thousands of U.S. dollars)
Balance at December 31, 2019	$80,659
Translation impact	972
Balance at December 31, 2020	$81,631
Translation impact	(585)
Balance at December 31, 2021	$81,046
Acquired Intangible Assets
The carrying amount and accumulated amortization of acquired intangible assets as of December 31, follow:
(In thousands of U.S. dollars)	2021	2020
Customer related intangible assets	$3,070	$3,070
Other technology-based intangible assets	2,373	2,373
Other amortizable intangible assets	538	538
Total gross carrying amount	$5,981	$5,981

Accumulated amortization — customer related	(1,330)	(1,023)
Accumulated amortization — other technology-based	(935)	(719)
Accumulated amortization — other	(466)	(359)
Total accumulated amortization	$(2,731)	$(2,101)
Total intangible assets — net	$3,250	$3,880

Amortization expense for the years ended December 31 follows:
(In thousands of U.S. dollars)	2021	2020	2019
Amortization expense	$630	$630	$630
Expected amortization expense for acquired amortizable intangible assets recorded as of December 31, 2021 follows:
(In thousands of U.S. dollars)	2022	2023	2024	2025	2026	After 2026
Amortization expense	$594	$523	$523	$523	$523	$564
The preceding expected amortization expense is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, impairment of intangible assets, accelerated amortization of intangible assets and other events.
Note 6 – Related Party Transactions, Corporate Allocations, and Net 3M Investment
Related party transactions
The Food Safety Business has not entered into any related party transactions apart from those described below related to 3M. The Food Safety Business has not historically entered into material arrangements with other divisions of 3M.
Corporate allocations
The Combined Statement of Income includes general corporate expenses of 3M for services provided by 3M for certain corporate and shared service functions that are provided on a centralized basis, including the use of shared assets. As stated in the Basis of Presentation section of Note 1, these expenses have been allocated to the Food Safety Business on the basis of revenue, headcount or other relevant measures.
3M expense allocations were recorded in the Combined Statement of Income within the following captions:
	Year ended December 31,
(In thousands of U.S. dollars)	2021	2020	2019
Cost of sales	$1,502	$3,512	$4,053
Selling, general and administrative expenses	38,607	39,750	40,183
Research, development and related expenses	7,449	5,810	6,215
Total	$47,558	$49,072	$50,451
Note 7 – Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following as of December 31:
(In thousands of U.S. dollars)	2021	2020
Property, plant and equipment - at cost
Buildings and leasehold improvements	$5,108	$5,205
Machinery and equipment	42,572	40,640
Construction in progress	3,515	2,552
Other fixed assets	3,399	2,940
Gross property, plant and equipment	54,594	51,337
Accumulated depreciation	(31,032)	(28,351)
Property, plant and equipment – net	$23,562	$22,986

Depreciation expense for the years presented are as follows:
(In thousands of U.S. dollars)	2021	2020	2019
Depreciation expense	$4,009	$3,907	$3,583
As of December 31, long lived assets comprised of property, plant and equipment, net, operating lease right of use assets, and other long-lived assets are located in the following regions, which represents the region that the asset physically resides:
(In thousands of U.S. dollars)	2021	2020
Americas	$12,569	$12,288
Asia Pacific	1,123	964
Europe, Middle East and Africa	12,562	12,802
Total Company	$26,254	$26,054
United States long lived assets were $10,650 and $11,008 thousand at December 31, 2021 and 2020, respectively. United Kingdom long lived assets were $3,806 and $4,416 thousand at December 31, 2021 and 2020, respectively. Poland long lived assets were $8,432 and $7,835 thousand at December 31, 2021 and 2020, respectively.
Note 8 – Income Taxes
See Note 2 “Significant Accounting Policies” for a description of the Food Safety Business’s accounting policies and carve-out methodology on income taxes. The components of income before income taxes were:
(In thousands of U.S. dollars)	2021	2020	2019
United States	$75,892	$91,202	$90,189
International	41,560	26,007	26,094
Total	$117,452	$117,209	$116,283
The provision for income taxes consists of the following:
(In thousands of U.S. dollars)	2021	2020	2019
Current tax expense
Federal	$15,253	$16,170	$13,759
State	3,331	3,539	4,109
International	8,222	4,955	5,776
Deferred tax expense
Federal	(2,713)	603	782
State	(326)	73	110
International	(47)	(103)	(31)
Total	$23,720	$25,237	$24,505
The net deferred tax assets included in the Combined Balance Sheet consist of the following as of December 31:
(In thousands of U.S. dollars)	2021	2020
Deferred tax assets:
Accrued expenses	814	623
Stock-based compensation	896	384
Net operating losses	4,014	2,192
Foreign tax credits	722	653
Inventory reserves	304	249
Lease liability	321	348
Prepaid royalty	2,376	—
Other deferred tax assets	1,464	1,455
Gross deferred tax assets	10,911	5,904
Valuation allowance	(4,716)	(2,856)
Total deferred tax assets	$6,195	$3,048

(In thousands of U.S. dollars)	2021	2020
Deferred tax liabilities:
Property, plant and equipment	(2,039)	(1,517)
Currency translation	—	(286)
Right of use asset	(328)	(372)
Total deferred tax assets	(2,367)	(2,175)

Net deferred tax assets	$3,828	$873
Total deferred tax assets and total deferred tax liabilities are separately reported in the Combined Balance Sheet.
As of December 31, 2021 and 2020, the Food Safety Business had federal tax credit carryovers of $722 thousand and $653 thousand, respectively, and international tax-effected net operating losses of approximately $4,014 thousand and $2,192 thousand, respectively, with all amounts before limitation impacts and valuation allowances. Federal tax attributes will expire after one to ten years and international tax-effected net operating losses after one year to an indefinite carryover period. As of December 31, 2021 and 2020, the Food Safety Business has provided $4,716 thousand and $2,856 thousand of valuation allowances, respectively, against certain of those deferred tax assets based upon management’s determination that it is more-likely-than-not that the tax benefits related to these assets will not be realized.
The difference between the U.S. statutory income tax rate and the effective income tax rate is as follows:
	2021	2020	2019
U.S. Statutory income tax rate	21.0%	21.0%	21.0%
State income taxes - net of federal benefit	2.0	2.4	2.9
Foreign rate differential	(2.8)	(2.4)	(1.0)
US international income inclusions	2.9	2.2	0.8
Foreign derived intangible income (FDII)	(3.7)	(3.1)	(3.0)
U.S. research and development credit	(0.5)	(0.8)	(1.1)
Liabilities for uncertain tax positions	1.1	0.6	0.5
Changes in valuation allowances	1.4	1.1	1.3
All other - net	(1.2)	0.5	(0.3)
Effective income tax rate	20.2%	21.5%	21.1%
The effective income tax rate for 2021 was 20.2%, compared to 21.5% in 2020, a decrease of 1.3 percentage points. The primary factor that decreased the effective income tax rate for 2021 included the U.S. and international geographical income mix in addition to favorable adjustments in 2021 related to impacts of U.S. international tax provisions. The effective income tax rate for 2020 was 21.5%, compared to 21.1% in 2019, an increase of 0.4 percentage points. The primary factor that increased the effective income tax rate for 2020 included the U.S. and international geographical income mix.
The Food Safety Business recognizes the amount of income tax benefit that has a greater than 50 percent likelihood of being ultimately realized upon settlement. Changes in unrecognized tax benefits (UTB) impacting the provision for income taxes of the Food Safety Business have been reflected in the Combined Statement of Income. Interest and penalties are also recognized in the provision for income taxes in the Combined Statement of Income. Because the Food Safety Business is not legally and directly liable for the liability for uncertain tax positions, unrecognized tax benefits and interest and penalties are charged to 3M net investment. As such, the Food Safety Business does not anticipate the unrecognized tax benefits to increase or decrease significantly in the next twelve months. The operations of the Food Safety Business are subject to income tax examination by taxing authorities in the jurisdictions in which 3M files income tax returns.
(In thousands of U.S. dollars)	2021	2020	2019
Gross UTB Balance at January 1	—	—	—

Additions based on tax positions related to the current year	1,248	680	636
Additions for tax positions of prior years	—	—	—
Additions related to recent acquisitions	—	—	—
Reductions for tax positions of prior years	—	—	—

(In thousands of U.S. dollars)	2021	2020	2019
Settlements	—	—	—
Reductions due to lapse of applicable statute of limitations	—	—	—
Reductions for amounts recorded to 3M net investment	(1,248)	(680)	(636)

Gross UTB Balance at December 31	—	—	—
UTB that would impact the effective tax rate at December 31	—	—	—
As of December 31, 2021, the Food Safety Business has approximately $31,175 thousand of undistributed earnings in its foreign subsidiaries that are no longer considered permanently reinvested. The incremental tax cost to repatriate these earnings to the U.S. was immaterial. The Food Safety Business has not provided deferred taxes on approximately $18,048 thousand of undistributed earnings from non-U.S. subsidiaries which are indefinitely reinvested in operations. Because of the multiple avenues by which to repatriate the earnings to minimize tax cost, and because a large portion of these earnings are not liquid, it is not practical to determine the income tax liability that would be payable if such earnings were not reinvested indefinitely.
Note 9 – Financing Arrangements
In December 2021, Garden SpinCo entered into a $1 billion debt financing commitment (the “bridge commitment”) related to the Transactions. This bridge commitment provides potential bridge financing (the “bridge facility”) for the Food Safety Business's payment of approximately $1 billion of consideration, subject to closing and other adjustments, to 3M under the terms of the Transactions. If the bridge facility is funded in connection with the consummation of the Transactions, amounts outstanding thereunder will mature 364 days following the borrowing date, and the bridge facility is subject to mandatory commitment reductions and repayments in certain circumstances. The bridge commitment was undrawn at December 31, 2021 and accrued interest and fees, as applicable, thereon are not material to the financial statements. Upon consummation of the Transactions, obligations under the bridge commitment and, if funded, the bridge facility will remain with Garden SpinCo, which will become a subsidiary of Neogen.
Note 10 – Commitments and Contingencies
Legal Proceedings: The Food Safety Business is involved in certain claims and lawsuits including but not limited to products liability (involving products that the Food Safety Business now or formerly manufactured and sold), intellectual property, and environmental laws in the United States and other jurisdictions. From time to time, the Food Safety Business also receives subpoenas, investigative demands, or requests for information from various government agencies. Such requests can also lead to the assertion of claims or the commencement of administrative, civil or criminal legal proceedings against the Food Safety Business and others, as well as to settlements. The outcomes of legal proceedings and regulatory matters are often difficult to predict. Any determination that the Food Safety Business’s operations or activities are not, or were not, in compliance with applicable laws or regulations could result in the imposition of fines, civil or criminal penalties, and equitable remedies, including disgorgement, suspension or debarment or injunctive relief. While uncertainty does exist, in the opinion of management and its counsel, the ultimate resolution of the various lawsuits and claims will not materially affect the Food Safety Business’s combined results of operations and financial condition.
Warranties/Guarantees: The Food Safety Business has not issued any material financial guarantees of loans with third parties or other guarantee arrangements. Furthermore, the Food Safety Business does not disclose information on its product warranties, as management considers the balance immaterial to its combined results of operations and financial condition.
Note 11 – Subsequent Events
These Combined Financial Statements are derived from the Consolidated Financial Statements of 3M Company, which issued its annual financial statements for the fiscal year ended December 31, 2021 on February 9, 2022. Accordingly, the Food Safety Business has evaluated recognizable subsequent events through the date of February 9, 2022 and non-recognizable subsequent events through March 17, 2022, the date these financial statements were available for issuance. There were no material subsequent events.

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 13, 2021

by and among

3M COMPANY,

GARDEN SPINCO CORPORATION,

NEOGEN CORPORATION

and

NOVA RMT SUB, INC.

A-ii

A-iii

A-iv

EXHIBITS
Exhibit A	Separation and Distribution Agreement
Exhibit B	Form of Tax Matters Agreement
Exhibit C	Employee Matters Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Transition Contract Manufacturing Agreement
Exhibit F	Form of Transition Distribution Services Agreement
Exhibit G	Form of Parent Charter Amendment
Exhibit H	Form of Parent Bylaw Amendment
Exhibit I	Asset Purchase Agreement
Exhibit J	Form of Transitional Trademark License Agreement
Exhibit K	Form of Clean-Trace™ Agreement
Exhibit L	Form of Intellectual Property Cross-License Agreement
A-v

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of December 13, 2021, is entered into by and among 3M Company, a Delaware corporation (the “Company”), Garden SpinCo Corporation, a Delaware corporation and wholly owned Subsidiary of the Company (“SpinCo”), Neogen Corporation, a Michigan corporation (“Parent”), and Nova RMT Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS:
(1) SpinCo is a wholly owned, direct Subsidiary of the Company;
(2) contemporaneously with the execution of this Agreement, the Company, SpinCo and Parent are entering into the Separation and Distribution Agreement, pursuant to which the Company will, upon the terms and conditions set forth therein and in accordance with the Reorganization, separate the SpinCo Business such that, as of the Distribution, the SpinCo Business is held by the SpinCo Entities;
(3) prior to the Distribution, in consideration of the transfer to SpinCo of the SpinCo Assets contemplated by the Reorganization, SpinCo will (a) make a cash payment to the Company in an aggregate amount equal to the SpinCo Payment and (b) if applicable, transfer to the Company the SpinCo Exchange Debt in an aggregate principal amount equal to the Above Basis Amount;
(4) upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement, on the Distribution Date, the Company will either (a) distribute all of the shares of SpinCo Common Stock to the Company shareholders without consideration on a pro rata basis (the “One-Step Spin-Off”), or (b) consummate an offer to exchange (the “Exchange Offer”) shares of SpinCo Common Stock for outstanding shares of Company Common Stock and, in the event that the Company’s shareholders subscribe for less than all of the SpinCo Common Stock in the Exchange Offer, the Company will distribute, pro rata to its shareholders, any unsubscribed SpinCo Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer (the “Clean-Up Spin-Off”);
(5) the disposition by the Company of 100% of the SpinCo Common Stock, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off) is referred to as the “Distribution,” and the Distribution together with the Reorganization is referred to as the “Separation”;
(6) following the Separation, at the Effective Time, the Parties will effect the merger of Merger Sub with and into SpinCo, with SpinCo continuing as the surviving corporation, upon the terms and subject to the conditions set forth herein;
(7) the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that the terms of the Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant to the Merger (the “Parent Share Issuance”), the Parent Charter Amendment and the Parent Bylaw Amendment, are fair to and in the best interests of Parent and its shareholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the Parent Share Issuance, the Parent Charter Amendment and the Parent Bylaw Amendment, on the terms and subject to the conditions set forth herein, (c) resolved to recommend that the shareholders of Parent approve the Parent Share Issuance, the Parent Charter Amendment and the Parent Bylaw Amendment (the “Parent Board Recommendation”), and (d) directed that each of the Parent Share Issuance, the Parent Charter Amendment and the Parent Bylaw Amendment be submitted to a vote at a meeting of Parent’s shareholders;
(8) the board of directors of Merger Sub has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger;
(9) the board of directors of SpinCo (the “SpinCo Board”) has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger;
(10) the board of directors of the Company (the “Company Board”) has approved this Agreement and the transactions contemplated hereby, subject to such further action by the Company Board required, if applicable, to determine the structure of the Distribution, establish the Record Date and the Distribution Date, and declare the

Distribution (the effectiveness of which will be subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement); and
(11) it is the intention of the Parties that, for U.S. federal income Tax purposes: (a) the Contribution and the Distribution, taken together, qualify as a “reorganization” under Sections 368(a)(1)(D) and 355(a) of the Code; (b) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (c) each of this Agreement and the Separation and Distribution Agreement constitute a “plan of reorganization” for purposes of Section 368 of the Code.
NOW, THEREFORE:
In consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1 Definitions. As used herein, the following terms have the following meanings:
(1) “Above Basis Amount” has the meaning set forth in the Separation and Distribution Agreement.
(2) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and use provisions that are no less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with any Party to this Agreement or otherwise prohibiting Parent’s compliance with its obligations under this Agreement.
(3) “Action” means any claim, action, suit, litigation, arbitration, mediation, inquiry, investigation or other proceeding, in each case, by any Person or Governmental Authority, in each case, before, heard by or otherwise involving as a party any Governmental Authority.
(4) “Adverse Law Event” means (i) the enactment of any Law, issuance of any judicial determination or proposal or promulgation of any administrative authority or pronouncement (including any interpretation of Law) which would materially adversely affect the Tax-Free Status, (ii) the approval by either house of the U.S. Congress or the U.S. executive branch of any legislation which would if enacted and signed into Law, or would reasonably be expected to if enacted and signed into Law, materially adversely affect the Tax-Free Status or (iii) the failure by the IRS to issue any ruling (other than any (A) Code Section 355(e) “counting” ruling not related to the matters set forth in Section 1.1(4) of the SpinCo Disclosure Schedule, (B) any such ruling in connection with the Debt Exchange (a “Debt Exchange Ruling”) if the IRS has issued a satisfactory ruling addressing the nonqualified preferred stock referred to in Section 6.02(d) of the Tax Matters Agreement (an “NQPS Ruling”) or (C) an NQPS Ruling if the IRS has issued a satisfactory Debt Exchange Ruling) requested in the IRS Ruling Request.
(5) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Effective Time, Affiliates of Parent shall include the SpinCo Entities.
(6) “Agreement” means this Agreement and Plan of Merger, including all Annexes, Exhibits and Schedules hereto (including the Disclosure Schedules), as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.
(7) “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(8) “Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of the date hereof, between the Company and Parent, attached as Exhibit I to this Agreement.
(9) “Balance Sheet Date” means June 30, 2021.
(10) “Basis Amount” has the meaning set forth in the Separation and Distribution Agreement.

(11) “Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but regardless of whether such plan is subject to ERISA) and compensation plan, program, agreement or arrangement, including each pension, retirement, profit sharing, 401(k), severance, health and welfare, disability, deferred compensation, employment, termination, change-in-control, retention, fringe benefit, stock purchase, cash bonus or equity-based incentive or other benefit plan program, agreement, policy or other arrangement, in each case, that is maintained for the benefit of current and/or former directors, officers, consultants or employees, excluding any plan, program or arrangement that is sponsored, maintained or administered by any Governmental Authority or any Multiemployer Plan.
(12) “Books and Records” has the meaning set forth in the Separation and Distribution Agreement.
(13) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions are authorized or obligated by Law to be closed in New York, New York, Lansing, Michigan or St. Paul, Minnesota.
(14) “Clean-Trace™ Agreement” means the Distribution Agreement in substantially the form attached as Exhibit K to this Agreement to be entered into between the Company and SpinCo at or prior to the Distribution Time.
(15) “Code” means the Internal Revenue Code of 1986, as amended.
(16) “Collective Bargaining Agreement” means a collective bargaining agreement or a master labor contract.
(17) “Commercial Food Safety Applications” means (x) finished products, raw materials (including water), or in-process products, materials, or samples, in each case, used in the commercial processing or commercial production of food, beverages (excluding household tap or municipal water, but including bottled water), nutraceuticals and nutritional supplements, or animal feed (including materials for pet consumption); (y) physical surfaces in facilities used in connection with commercial development, processing, or production of food, beverages (excluding household tap or municipal water, but including bottled water), nutraceuticals and nutritional supplements, or animal feed (including material for pet consumption); and (z) clean-in-place final rinse water used in the commercial processing or commercial production of food, beverages (excluding household tap or municipal water, but including bottled water), nutraceuticals and nutritional supplements, or animal feed (including material for pet consumption).
(18) “Company Benefit Plan” means each Benefit Plan that (a) is or has been maintained, sponsored, contributed to or entered into by the Company or any of its Affiliates for the benefit of any SpinCo Employee or Former SpinCo Employee and (b) that is not a SpinCo Benefit Plan.
(19) “Company Business” has the meaning set forth in the Separation and Distribution Agreement.
(20) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
(21) “Company Distribution Tax Representations” means the representations of an officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to EY and WLRK, delivered to EY and WLRK in connection with the Distribution Tax Opinions.
(22) “Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that has materially impaired, materially delayed or otherwise had a material adverse effect on, or would reasonably be expected to, materially impair, materially delay or otherwise have a material adverse effect on, in each case individually or in the aggregate, the ability of the Company to perform its obligations hereunder or under the Separation and Distribution Agreement or to consummate the transactions contemplated hereby and thereby, including the Merger and the Separation.
(23) “Company Representatives” means all individuals who, as of the Closing Date, are employed by the Company or any of its Subsidiaries and were directly involved in the transactions contemplated hereby, directly supervised one or more SpinCo Employees immediately prior to the Closing.
(24) “Company SEC Documents” means all forms, reports, Schedules, statements and other documents required to be filed or furnished by the Company or SpinCo with the SEC since January 1, 2019.

(25) “Company Tax Opinions” means the Distribution Tax Opinions and the Company Merger Tax Opinion.
(26) “Confidentiality Agreement” means that certain Confidentiality Agreement, by and between Parent and the Company, dated as of October 11, 2019, as amended on December 12, 2021.
(27) “Consent” means any consent, clearance, expiration or termination of a waiting period, approval, exemption, waiver, authorization, filing, registration or notification.
(28) “Contract” means any binding contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, accepted purchase order with outstanding performance obligations at the applicable time of determination, sublicense or license or other instrument; provided that Contract shall not include any Company Benefit Plan or any Parent Benefit Plan.
(29) “Contribution” has the meaning set forth in the Separation and Distribution Agreement.
(30) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
(31) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.
(32) “Debt Exchange” means the exchange by the Company of SpinCo Exchange Debt in an aggregate principal amount equal to the Above Basis Amount for outstanding Company Exchange Debt.
(33) “DGCL” means the Delaware General Corporation Law.
(34) “Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
(35) “Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.
(36) “Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.
(37) “Environmental Laws” means any Law relating to pollution or protection of the environment or human health and safety.
(38) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(39) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
(40) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(41) “Exchange Ratio” means the greater of (x) 108,185,928 or (y) the product of (i) the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (ii) 1.00400802, in the case of each of clauses (x) or (y), divided by the number of shares of SpinCo Common Stock issued and outstanding immediately prior to the Effective Time, subject to adjustment as set forth herein.
(42) “Excluded Assets” has the meaning set forth in the Separation and Distribution Agreement.
(43) “Excluded Information” has the meaning set forth in the Debt Commitment Letter as in effect as of the date hereof.
(44) “Excluded Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
(45) “EY” means Ernst & Young LLP.
(46) “Foreign Benefit Plan” means any Benefit Plan that is maintained (i) primarily for the benefit of employees outside the United States or (ii) pursuant to the Laws of a country other than the United States.

(47) “Former SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.
(48) “Fraud” means any actual and intentional misrepresentation of a material fact by a Party in making the representations and warranties set forth in Article IV, Article V or Article VI, as applicable, or in the certificate contemplated by Section 8.2(c) and Section 8.3(c), as applicable, with the actual intent to induce the other Party to rely upon the inaccuracy and such other Party having reasonably relied upon such inaccuracy.
(49) “GAAP” means generally accepted accounting principles in the United States.
(50) “Governmental Authority” means any federal, state, local, transnational, supranational or foreign government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or Law, including any regulatory or self-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.
(51) “Hazardous Material” means any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous or toxic substance, material or waste, or any pollutant or contaminant, whether solid, liquid or gas, or any other substance, material or waste that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), radon, asbestos, radioactive materials and polychlorinated biphenyls.
(52) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
(53) “Intellectual Property Rights” has the meaning set forth in the Separation and Distribution Agreement.
(54) “Intellectual Property Cross-License Agreement” has the meaning set forth in the Separation and Distribution Agreement.
(55) “Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person.
(56) “Intervening Event” means any event, development or change in circumstances with respect to Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries (taken as a whole) first occurring or coming to the attention of the Parent Board after the date of this Agreement and prior to obtaining the Parent Shareholder Approval, and which was not known by, and would not reasonably be expected to have been foreseeable to, the Parent Board as of or prior to the date of this Agreement (or which was known or reasonably foreseeable, but in respect of which the probability or magnitude of the consequences were not known or reasonably foreseeable as of the date hereof); provided, however, that in no event shall (a) the receipt, existence or terms of a Competing Proposal, (b) any events, developments or changes in circumstances of the Company or the SpinCo Entities, (c) the status of the Merger under the HSR Act or of any of the other Requisite Regulatory Approvals, (d) any change in the price, or change in trading volume, of Parent Common Stock (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (e) meeting or exceeding internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause thereof, unless such underlying cause would otherwise be excepted by another clause of this definition), (f) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices), (g) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof, (h) the COVID-19 pandemic, including any changes related thereto or (i) any events, developments or changes in circumstances related to, or any consequences of, the foregoing, constitute or be deemed to contribute to an Intervening Event.
(57) “Inventory” has the meaning set forth in the Separation and Distribution Agreement.
(58) “IRS” means the United States Internal Revenue Service.
(59) “IRS Ruling” means a private letter ruling from the IRS regarding such matters germane to the U.S. federal income Tax consequences of the Separation, Contribution, Distribution and Merger and any related transactions as the Company may determine in good faith consultation with Parent.
(60) “IRS Ruling Request” means the request for the IRS Ruling that will be submitted by the Company to the IRS.

(61) “Knowledge” means (a) with respect to the Company, the actual knowledge of the persons set forth in Section 1.1(a) of the SpinCo Disclosure Schedule, after reasonable inquiry, (b) with respect to SpinCo, the actual knowledge of the persons set forth in Section 1.1(b) of the SpinCo Disclosure Schedule, after reasonable inquiry, and (c) with respect to Parent, the actual knowledge of the persons set forth in Section 1.1(a) of the Parent Disclosure Schedule, after reasonable inquiry.
(62) “Law” means, with respect to any Person, any law, statute, code, ordinance, order, decree, award, directive, judgment, ruling, rule, regulation or similar requirement issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority that is binding upon or applicable to such Person.
(63) “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).
(64) “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, exclusive license, purchase option, right of first refusal, security interest or other lien of any kind.
(65) “Marketing Period” shall mean the first period of ten (10) consecutive Business Days throughout which (i) the Company and Parent shall have received the Required Information, (ii) the conditions set forth in Section 3.2(e) and Section 3.2(f) of the Separation and Distribution Agreement shall have been satisfied or waived by the Company and (iii) solely with respect to any period prior to August 1, 2022, the condition set forth in Section 8.1(a)(i) shall have been satisfied or (to the extent permitted by applicable Law) waived by the Company or Parent; provided that the Marketing Period will not be deemed to have commenced if prior to the completion of the Marketing Period, (x) the applicable auditors shall have withdrawn any audit opinion contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by such auditors or another independent public accounting firm reasonably acceptable to the Company and Parent, (y) the financial statements included in the Required Information that is available to the Company and Parent on the first day of the Marketing Period would be deemed stale or otherwise unusable under customary practices for offerings of non-convertible, high yield debt securities issued under Rule 144A promulgated under the Securities Act on the last day of such period in which case the Marketing Period shall not be deemed to commence until the receipt by the Company and Parent of updated Required Information that would not be deemed stale or otherwise unusable under customary practices for offerings of non-convertible, high yield debt securities issued under Rule 144A promulgated under the Securities Act on the last day of such new ten (10) consecutive Business Day period or (z) the Company or SpinCo issues a public statement indicating its intent to restate any historical financial statements included in the Required Information or that any such restatement is under consideration in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed or such party has announced that it has concluded that no restatement shall be required; provided, further, that the Marketing Period shall end on any earlier date that is the date on which (A) the Financing and/or the Permanent Financing are funded in full or (B) the Debt Exchange is consummated. If the Company shall in good faith reasonably believe that the Required Information has been provided and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (specifying the date upon which it believes such delivery of Required Information was made and the Marketing Period has commenced), in which case the Required Information shall have be deemed to have been delivered, and such ten (10) consecutive Business Day period shall be deemed to have commenced on the date specified in such notice, unless Parent in good faith reasonably believes that the Required Information has not been delivered or the Marketing Period has not commenced in accordance with the preceding sentence and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating in good faith and with specificity which items of Required Information have not been delivered or the reason the Marketing Period has not commenced). Notwithstanding the foregoing, (i) if the Marketing Period shall not have been completed on or prior to August 19, 2022, then it shall not commence until September 6, 2022, (ii) if the Marketing Period shall not have been completed on or prior to December 16, 2022, then it shall not commence until January 3, 2023 and (iii) October 10, 2022, November 11, 2022 and November 25, 2022 shall not be considered Business Days for the purpose of the definition of Marketing Period.
(66) “Merger Tax Opinions” means the Company Merger Tax Opinion and the Parent Merger Tax Opinion.

(67) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.
(68) “Non-Transferred Employee Company Representative” means any employee of the Company or any of its Subsidiaries (other than a SpinCo Employee) who is involved in any business of the Company or any of its Subsidiaries that shares one or more facilities with the SpinCo Business.
(69) “NYSE” means the New York Stock Exchange.
(70) “Offer Letters” means, collectively, the French Offer Letter, the Belgian Offer Letter and the Dutch Offer Letter (in each case as defined in the Asset Purchase Agreement).
(71) “Open Source Software” means any software that is subject to or licensed, provided or distributed under, any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.
(72) “Organizational Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d) above, as may be in effect from time to time.
(73) “Parent Benefit Plan” means each Benefit Plan that is or has been maintained, sponsored, contributed to or entered into by Parent or any of its Affiliates for the benefit of their respective current or former employees.
(74) “Parent Business” means the respective businesses of Parent and its Subsidiaries as conducted as of the date hereof.
(75) “Parent Common Stock” means the common stock, par value $0.16 per share, of Parent.
(76) “Parent Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 30, 2016, between Parent and JPMorgan Chase Bank, N.A., as amended, restated, supplemented or otherwise modified to the date hereof.
(77) “Parent Datasite” means the datasite established by Parent for purposes of due diligence of Parent and the Parent Subsidiaries and their respective businesses (including any “clean room” or similar subset of a datasite or folders in which access is restricted to certain Representatives of the Company).
(78) “Parent Disclosure Schedule” means the Disclosure Schedule delivered by Parent to the Company and SpinCo on the date hereof and identified as such.
(79) “Parent Distribution Tax Representations” means the representations of an officer of Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to EY and WLRK, delivered to EY and WLRK in connection with the Distribution Tax Opinions.
(80) “Parent Intellectual Property” means the Intellectual Property Rights owned by Parent or any of its Subsidiaries.
(81) “Parent IT Assets” means all systems, networks, hardware, or Software that is not a product or component of a product sold or licensed to customers by the Parent Business, including computers, servers, workstations, tablets, phones, servers, blades, peripheral devices, data centers, and equipment and infrastructure related to the foregoing.
(82) “Parent LTI Awards” means, collectively, Parent Options, Parent RSU Awards, and Parent Performance Unit Awards

(83) “Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (a) has, or would reasonably be expected to have, individually or in the aggregate with any other changes, events, developments, conditions, occurrences or effects, a material adverse effect on the business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a Parent Material Adverse Effect for purposes of this clause (a): (i) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (ii) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (iii) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iv) any changes resulting from any hurricane, flood, tornado, earthquake, or other natural disaster or weather-related events, or other force majeure events, or any worsening thereof, (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, (vi) any changes generally affecting the industries in which Parent and the Parent Subsidiaries operate, (vii) any changes resulting from the execution of this Agreement or the Separation and Distribution Agreement or the announcement or the pendency of the Merger or the Separation, including, to the extent resulting therefrom, actions of Governmental Authorities, or any actions of or loss of customers, suppliers, distributors, employees or other material business relationships or partnerships (including any cancellation or delay in customer orders or any termination of or adverse changes to any Contract effected or proposed by any customer, supplier, distributor or other counterparty) (provided, that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the Separation and Distribution Agreement or the announcement or the pendency of the Merger or the Separation), (viii) any changes in Parent’s stock price or the trading volume of Parent’s stock or any change in the credit rating of Parent (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (ix) any changes resulting from any action required to be taken by the terms of this Agreement (other than pursuant to Section 7.1), (x) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (xi) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures) or (xii) any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated hereby; provided, that in the case of clauses (i), (ii), (iii), (iv), (v) and (vi), if such changes, events, developments, conditions, occurrences or effects disproportionately impact Parent and the Parent Subsidiaries, taken as a whole, as compared to other participants in similar industries in which Parent and the Parent Subsidiaries conduct their businesses, only the incremental disproportionate impact thereof may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) individually or in the aggregate with any other changes, events, developments, conditions, occurrences or effects, has materially impaired, materially delayed or otherwise had a material adverse effect on, or would reasonably be expected to materially impair, materially delay or otherwise have a material adverse effect on, the ability of Parent to perform its obligations hereunder or under the Separation and Distribution Agreement, or to consummate the transactions contemplated hereby and thereby, including the Merger and the Separation.
(84) “Parent Option” means an option to purchase Parent Common Stock granted under a Parent Stock Plan.
(85) “Parent Owned Real Property” means all real property owned by Parent or any of its Subsidiaries.
(86) “Parent Performance Unit Award” means a performance stock unit award granted under a Parent Stock Plan.
(87) “Parent Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC to effect the registration under the Securities Act of the issuance of the shares of Parent Common Stock that will be issued to holders of SpinCo Common Stock pursuant to the Merger (as amended and supplemented from time to time).
(88) “Parent RSU Award” means a restricted stock unit award granted under a Parent Stock Plan.

(89) “Parent SEC Documents” means all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC since May 31, 2019.
(90) “Parent Shareholder Approval” means the approval of (a) the Parent Share Issuance at the Parent Shareholders Meeting by the affirmative vote of a majority of the total votes cast by the holders of Parent Common Stock entitled to vote thereon, (b) the Parent Charter Amendment at the Parent Shareholders Meeting by the affirmative vote of a majority of the shares of Parent Common Stock outstanding and entitled to vote thereon and (c) the Parent Bylaw Amendment at the Parent Shareholders Meeting by the affirmative vote of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon.
(91) “Parent Stock Plan” means the Neogen Corporation 2018 Omnibus Incentive Plan, the Neogen Corporation 2015 Omnibus Incentive Plan and the Neogen Corporation 2007 Stock Option Plan (as amended).
(92) “Parent Subsidiaries” means all direct and indirect Subsidiaries of Parent. For the avoidance of doubt, following the Effective Time, the Parent Subsidiaries shall include the SpinCo Entities.
(93) “Parent Merger Tax Representations” means the representations of an officer of Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to WLRK and Weil, delivered to WLRK and Weil in connection with the Merger Tax Opinions.
(94) “Parent Tax Representations” means the Parent Distribution Tax Representations and the Parent Merger Tax Representations.
(95) “Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.
(96) “Permitted Liens” means (a) statutory Liens arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent or is being contested in good faith by appropriate proceedings; (b) requirements and restrictions of zoning, licensing, permitting, building and other similar land-use Laws which are not violated by the present use or occupancy of the real property subject thereto; (c) Liens for Taxes or mechanics’, materialmen’s and similar Liens arising or incurred in the ordinary course of business and with respect to any amounts, in each case (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) non-exclusive license rights to Intellectual Property Rights granted in the ordinary course of business consistent with past practice; (e) all encroachments, overlaps, overhangs, variations in area or measurement, rights of parties in possession, servitudes or easements (including conservation easements and public trust easements, rights-of-way, road use Contracts, covenants, conditions, restrictions, reservations, licenses, Contracts and other similar non-monetary matters) of public record or any other similar matters not of record which would be disclosed by an accurate survey or physical inspection of the applicable real property (provided, however, that the same, individually and in the aggregate, do not materially impair or interfere with the operation or use of such real property in the operation of the business currently conducted thereon); (f) purchase money Liens and Liens securing rental payments under capital lease agreements; (g) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (other than pursuant to Section 303(k) or 4068 of ERISA or Section 430(k) of the Code) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, performance and return of money bonds and similar obligations; (h) liens arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business; (i) pledges or deposits to secure public or statutory obligations unrelated to any default or violation of any Law; (j) Liens arising under or created by this Agreement or any Transaction Document (other than as a result of a breach or default under such Contracts); (k) Liens securing the Financing or Permanent Financing; (l) restrictions on transfer resulting from securities Laws; and (m) Liens described on Section 1.1(b) of the SpinCo Disclosure Schedule or Section 1.1(b) of the Parent Disclosure Schedule.
(97) “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind.

(98) “Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company in any of its privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).
(99) “Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), any and all applicable Laws relating to breach notification, the use of biometric identifiers, and the use of Personal Information for marketing purposes.
(100) “Privacy Requirements” means all applicable Privacy Laws and all of the Company’s policies, notices, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.
(101) “Product” has the meaning set forth in the Separation and Distribution Agreement.
(102) “Proxy Statement” means the proxy statement to be mailed to the shareholders of Parent relating to the Parent Shareholders Meeting, including any amendments or supplements thereto.
(103) “Qualified SpinCo Common Stock” means SpinCo Common Stock received by holders of Company Common Stock pursuant to the Distribution, except for any SpinCo Common Stock that is acquired, directly or indirectly, pursuant to a plan (or series of related transactions) that includes the Distribution, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder. This definition (and the application thereof) is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.
(104) “Record Date” means the close of business on the date determined by the Company Board as the record date for determining stockholders of the Company entitled to receive shares of SpinCo Common Stock in the Distribution, to the extent the Distribution is effected through a One-Step Spin-Off, or in connection with any Clean-Up Spin-Off.
(105) “Reimbursement Obligations” means the sum of (a) all reasonable and documented losses, claims, damages, liabilities and expenses, and out-of-pocket third-party costs and expenses paid in cash by the Company, SpinCo or any of their respective Subsidiaries (collectively, “Indemnified Persons”) in connection with the Financing, any Permanent Financing or the Debt Exchange (including all commitment fees and other fees, obligations and expenses arising pursuant to the terms of the Debt Commitment Letter or the Financing Agreements or in connection with any Permanent Financing or the Debt Exchange, but not including any fees, costs and expenses of counsel, accountants, consultants or other advisors (including financial or capital markets advisors)) (provided that the Reimbursement Obligations shall not include any losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) to the extent arising from a material breach of the obligations of such Indemnified Person under this Agreement or the Separation and Distribution Agreement (as determined by a court of competent jurisdiction in a final non-appealable decision)) and (b) all interest expense and fees paid in cash by SpinCo or any of its Subsidiaries on any of the Financing (whether pursuant to the Debt Commitment Letter, the Financing Agreements or otherwise), any Permanent Financing or the Debt Exchange with respect to any period, or on any date, at or prior to the Closing (for purposes of Section 2.8 of the Separation and Distribution Agreement) or the termination of this Agreement (for purposes of Section 7.6(f) of this Agreement); provided, that (i) any redemption premia, tender premia or consent fees required to redeem or repurchase indebtedness of the Company or any of its Subsidiaries with the net proceeds of the Company Exchange Debt, (ii) costs of preparation of the SpinCo Financial Information and the historical financial statements of the SpinCo Business and (iii) any costs or expenses related to the Company Exchange Debt shall be borne solely by the Company and shall not constitute “Reimbursement Obligations”.

(106) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, disposing or dumping into the environment.
(107) “Reorganization” has the meaning set forth in the Separation and Distribution Agreement.
(108) “Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, financial advisors, financing sources, consultants, advisors or other Persons acting on behalf of such Person.
(109) “Required Information” means the “Required Notes Information” (as defined in the Debt Commitment Letter as in effect as of the date hereof), or, solely if the Company has waived the condition set forth in Section 8.2(g)(i)(A), the “Required Bank Information” (as defined in the Debt Commitment Letter as in effect as of the date hereof), in each case of SpinCo and its Subsidiaries.
(110) “Requisite Regulatory Approvals” means the expiration or termination of the applicable waiting period under the HSR Act in connection with the Merger (and any extension thereof under the HSR Act) and all regulatory authorizations, consents, clearances, orders, approvals or expirations of applicable waiting periods set forth on Section 1.1(c) of the Parent Disclosure Schedule.
(111) “Securities Act” means the Securities Act of 1933, as amended.
(112) “Separately Conveyed Assets” has the meaning set forth in the Separation and Distribution Agreement.
(113) “Separation and Distribution Agreement” means that Separation and Distribution Agreement dated as of the date hereof among the Company, Parent and SpinCo, attached as Exhibit A to this Agreement.
(114) “Separation Step Plan” has the meaning set forth in the Separation and Distribution Agreement.
(115) “Software” has the meaning set forth in the Separation and Distribution Agreement.
(116) “Specified Tax Materials” has the meaning set forth in the Tax Matters Agreement.
(117) “SpinCo Contract” has the meaning set forth in the Separation and Distribution Agreement.
(118) “SpinCo Affiliate Contract” means any Contract, whether or not in writing, (a) between any SpinCo Entity, on the one hand, and any present or former officer or director of the SpinCo Entities or “immediate family member” thereof (as defined in Rule 16a-1 under the Exchange Act), on the other hand, or (b) between any SpinCo Entity, on the one hand, and the Company and/or any of its Subsidiaries (other than a SpinCo Entity), on the other hand; provided that for purposes of this definition, Contract shall not include any Company Benefit Plan.
(119) “SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.
(120) “SpinCo Benefit Plan” means each Benefit Plan that is (i) maintained, sponsored or contributed to solely by a SpinCo Entity or to which any SpinCo Entity is a party or under which any SpinCo Entity otherwise has any Liability or obligations, contingent or otherwise, or (ii) primarily for the benefit of SpinCo Employees and/or the Former SpinCo Employees.
(121) “SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.
(122) “SpinCo Business Assets” means the SpinCo Assets and the Separately Conveyed Assets.
(123) “SpinCo Business Records” has the meaning set forth in the Separation and Distribution Agreement.
(124) “SpinCo Common Stock” means the common stock, par value $0.01 per share, of SpinCo.
(125) “SpinCo Datasite” means the datasite established by the Company for purposes of due diligence of the SpinCo Entities and the SpinCo Business (including any “clean room” or similar subset of a datasite or folders in which access is restricted to certain Representatives of the Parent).
(126) “SpinCo Disclosure Schedule” means the Disclosure Schedule delivered by the Company and SpinCo to Parent on the date hereof and identified as such.
(127) “SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.

(128) “SpinCo Employee List” has the meaning set forth in the Employee Matters Agreement.
(129) “SpinCo Entities” means SpinCo and the SpinCo Subsidiaries, after giving effect to (or assuming the effect of, as applicable) the Reorganization.
(130) “SpinCo Financial Information” means, collectively, the unaudited, adjusted carve-out statement of revenue and expenses of the SpinCo Business for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 and the trailing twelve months ended June 30, 2021, and select balance sheet information of the SpinCo Business for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 and the trailing twelve months ended June 30, 2021, attached to Section 5.9 of the Seller Disclosure Schedules.
(131) “SpinCo IT Assets” has the meaning set forth in the Separation and Distribution Agreement.
(132) “SpinCo Intellectual Property” has the meaning set forth in the Separation and Distribution Agreement.
(133) “SpinCo Lender Parties” means the SpinCo Lenders, together with their Affiliates, and their Affiliates’ current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners and their successors and assigns, in each case in their respective capacities as such.
(134) “SpinCo Lenders” means the entities that have committed or commit, after the date hereof, to provide or otherwise enter into agreements in connection with the Financing or the Permanent Financing, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto.
(135) “SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
(136) “SpinCo Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (a) has, or would reasonably be expected to have, individually or in the aggregate with any other changes, events, developments, conditions, occurrences or effects, a material adverse effect on the business, financial condition or results of operations of the SpinCo Business, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a SpinCo Material Adverse Effect for purposes of this clause (a): (i) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (ii) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (iii) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iv) any changes resulting from any hurricane, flood, tornado, earthquake, or other natural disaster or weather-related events, or other force majeure events, or any worsening thereof, (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, (vi) any changes generally affecting the industries in which the SpinCo Entities conduct their businesses, (vii) any changes resulting from the execution of this Agreement or the Separation and Distribution Agreement or the announcement or the pendency of the Merger or the Separation, including, to the extent resulting therefrom, actions of Governmental Authorities, or any actions of or loss of customers, suppliers, distributors, employees or other material business relationships or partnerships (including any cancellation or delay in customer orders or any termination of or adverse changes to any Contract effected or proposed by any customer, supplier, distributor or other counterparty) (provided, that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the Separation and Distribution Agreement or the announcement or the pendency of the Merger or the Separation), (viii) any changes resulting from any action required to be taken by the terms of this Agreement (other than pursuant to Section 7.2), (ix) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), or (x) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures); provided, that in the case of clauses (i), (ii), (iii), (iv), (v) and (vi), if such changes, events, developments, conditions, occurrences or effects disproportionately impact the SpinCo Entities or the SpinCo Business, taken as a whole, as compared to other participants in similar industries to the industries in which the SpinCo Business operates, only the incremental disproportionate impact thereof may be taken into account in determining whether a SpinCo Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) individually or in the aggregate with any other changes, events, developments, conditions, occurrences or effects, has materially impaired, materially delayed or otherwise had a material adverse effect on, or would reasonably be expected to materially impair, materially delay or otherwise have a material adverse effect on, the ability of SpinCo to perform its obligations hereunder or under the Separation and Distribution Agreement, or to consummate the transactions contemplated hereby or thereby, including the Merger and the Separation.
(137) “SpinCo Merger Tax Representations” means the representations of an officer of SpinCo, dated as of the Closing Date, in form and substance reasonably satisfactory to WLRK and Weil, delivered to WLRK and Weil in connection with the Merger Tax Opinions.
(138) “SpinCo Payment” has the meaning set forth in the Separation and Distribution Agreement.
(139) “SpinCo Real Property” has the meaning set forth in the Separation and Distribution Agreement.
(140) “SpinCo Registration Statement” means the registration statement on Form 10 or on Forms S-1/S-4, as applicable, to be filed by SpinCo with the SEC to effect the registration under the Exchange Act or the Securities Act, as applicable, of the shares of SpinCo Common Stock in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution Time.
(141) “SpinCo Subsidiaries” means all direct and indirect Subsidiaries of SpinCo, after giving effect to the Reorganization.
(142) “Subsidiary” means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or Interests that by their terms have ordinary voting power to elect a majority of the board of directors or other similar body is owned or controlled, directly or indirectly, by such Person, or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member or holds a similar role.
(143) “Support Obligations” means all guarantees, letters of credit, comfort letters, bonds, sureties and other credit support or assurances made or issued by or on behalf of the Company or any of its Affiliates (other than the SpinCo Entities) in support of any obligation of any SpinCo Entity, as set forth on Section 1.1(c) of the SpinCo Disclosure Schedule.
(144) “Tax Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.
(145) “Tax Returns” has the meaning set forth in the Tax Matters Agreement.
(146) “Taxes” has the meaning set forth in the Tax Matters Agreement.
(147) “Trade Secret” has the meaning set forth in the Separation and Distribution Agreement.
(148) “Transaction Documents” means the Separation and Distribution Agreement, the Employee Matters Agreement, the Asset Purchase Agreement, the Tax Matters Agreement, the Transition Contract Manufacturing Agreement, the Transition Distribution Services Agreement, the Transition Services Agreement, the Transitional Trademark License Agreement, the Intellectual Property Cross-License Agreement, the Clean-Trace™ Agreement, the Real Estate License Agreement and the Offer Letters and, in each case, including all annexes, Exhibits, Schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.
(149) “Transaction Process” means all matters relating to the separation, disposition or sale of the SpinCo Business and the review of strategic alternatives with respect to the SpinCo Business (including the potential spin-off of the SpinCo Business), including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the disposition or sale of the SpinCo Business or SpinCo Business Assets or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

(150) “Transactions” shall mean the Merger, the Separation, the Distribution and the other transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents.
(151) “Transition Contract Manufacturing Agreement” has the meaning set forth in the Separation and Distribution Agreement.
(152) “Transition Distribution Services Agreement” has the meaning set forth in the Separation and Distribution Agreement.
(153) “Transition Services Agreement” has the meaning set forth in the Separation and Distribution Agreement.
(154) “Transitional Trademark License Agreement” has the meaning set forth in the Separation and Distribution Agreement.
(155) “Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.
(156) “Weil” means Weil, Gotshal & Manges LLP.
(157) “Willful Breach” means, with respect to any obligation, covenant or agreement of a Party in this Agreement, any action or omission taken or omitted to be taken by such Party in material breach of such obligation, covenant or agreement that such Party intentionally takes (or intentionally fails to take or perform) with actual knowledge that such action or omission would, or would reasonably be expected to, cause or result in a breach of this Agreement.
(158) “WLRK” means Wachtell, Lipton, Rosen & Katz.
Section 1.2 Cross References. Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Additional Parent SEC Documents	Section 6.8
Additional Requirements	Section 3.1(c)(i)
Agent Agreement	Section 3.2(a)
Alternative Financing	Section 7.6(b)
Alternative Notice	Section 7.9(c)
Applicable Percentage	Section 3.1(c)(i)
Binding Offer Jurisdiction	Section 7.23(b)
Certificate of Merger	Section 2.3
Chosen Courts	Section 10.2
Clean-Up Spin-Off	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
COBRA	Section 5.18(i)
Company	Preamble
Company Board	Recitals
Company Designated Directors	Section 2.5(a)
Competing Proposal	Section 7.9(g)(i)
Debt Commitment Letter	Section 7.6(a)
Distribution	Recitals
Distribution Documents	Section 5.23
Distribution Tax Opinions	Section 7.3(a)
Effective Time	Section 2.3
Exchange Agent	Section 3.2(b)
Exchange Fund	Section 3.2(a)
Exchange Offer	Recitals

Term	Section
Financing	Section 7.6(a)
Financing Agreements	Section 7.6(d)
Interim Period	Section 7.1
IRS Submission	Section 7.3(h)
Maximum Impacted Historical Revenue	Section 7.5(c)
Merger	Section 2.1
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(a)(v)
Merger Sub Shareholder Approval	Section 7.25
Negotiation Period	Section 7.9(c)
One-Step Spin-Off	Recitals
Outside Date	Section 9.1(b)
Parent	Preamble
Parent Adverse Recommendation Change	Section 7.9(a)
Parent Audit Committee	Section 6.8(b)
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Bylaw Amendment	Section 2.6
Parent Charter Amendment	Section 2.6
Parent Foreign Benefit Plan	Section 6.17(j)
Parent Material Contracts	Section 6.14(a)
Parent Preferred Stock	Section 6.3(a)
Parent Share Issuance	Recitals
Parent Shareholders Meeting	Section 7.4(d)(i)
Parent Voting Debt	Section 6.3(b)
Parties	Preamble
Party	Preamble
PBGC	Section 5.18(e)
Permanent Financing	Section 7.6(g)
Remedies Exception	Section 4.2
Replacement Company Designee	Section 2.5(a)
Schedule TO	Section 7.4(a)
Section 409A	Section 5.18(c)
Section 7.23(b) Works Councils	Section 7.23(b)
Separation	Recitals
SpinCo	Preamble
SpinCo Board	Recitals
SpinCo Foreign Benefit Plan	Section 5.18(a)
SpinCo Material Contracts	Section 5.15(a)
SpinCo Shareholder Approval	Section 5.24
SpinCo Voting Debt	Section 5.3(b)
Superior Proposal	Section 7.9(g)(ii)
Surviving Corporation	Section 2.1
Tax-Free Status	Section 7.3(a)
Termination Fee	Section 9.3(b)
Threshold Percentage	Section 3.1(c)(i)
Transaction Litigation	Section 7.13

Section 1.3 Interpretation.
(a) Unless the context of this Agreement otherwise requires:
(i) (a) words of any gender include each other gender and neuter form; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) derivative forms of defined terms will have correlative meanings; (d) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (e) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (f) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (g) the word “or” shall be disjunctive but not exclusive; and (h) the word “from” (when used in reference to a period of time) means “from and including” and the word “through” (when used in reference to a period of time or an enumeration of provisions of this Agreement) means “through and including”;
(ii) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date or dates.
(iii) references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder, and for the purposes of Section 8.1(e) of this Agreement, references to any Law shall not include any notice of an ongoing investigation by a Governmental Authority; and
(iv) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(c) Nothing herein (including the SpinCo Disclosure Schedule and the Parent Disclosure Schedule) shall be deemed an admission by any Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.
(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(f) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(g) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires.
(i) All monetary figures shall be in United States dollars unless otherwise specified.
(j) No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a SpinCo Material Adverse Effect, Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.
(k) Unless otherwise appropriate based on the context or specified herein, each of the representations and warranties of the Company related to SpinCo, the SpinCo Business or the SpinCo Business Assets set forth herein shall be deemed to be made as if the transactions contemplated by the Separation and Distribution Agreement (including the Reorganization), the Asset Purchase Agreement and the agreements relating to the sales contemplated by the steps set forth under the heading “Foreign Asset Sale Steps—Category 1” in the Separation Step Plan have been consummated in accordance with the terms thereof as of the date such representations and warranties are made hereunder. The Parties acknowledge and agree that it is intended that (i) the SpinCo Assets be assigned, transferred and conveyed to, and the SpinCo Liabilities be assumed by, SpinCo in accordance with the terms and conditions of the Separation and Distribution Agreement, (ii) the Transferred Assets (as defined in the Asset Purchase Agreement) be assigned, transferred and conveyed to, and the Transferred Liabilities (as defined in the Asset Purchase Agreement) be assumed by, Parent or one or more designated Subsidiaries of Parent, in accordance with the terms and conditions of the Asset Purchase Agreement, and (iii) the assets that are specified to be transferred, and the liabilities that are specified to be assumed, pursuant to the steps set forth under the heading “Foreign Asset Sale Steps—Category 1” in the Separation Step Plan, shall be transferred and assumed by the entities specified in such steps, in each case upon the timing as specified in the relevant agreement or in the Separation Step Plan, with the result that following the completion of the Transactions, all of the SpinCo Business Assets will be assets of, and all of the specified categories of liabilities will be liabilities of, Parent or Subsidiaries of Parent (including the SpinCo Entities).
(l) The phrases “furnished,” “provided,” “delivered” or “made available” when used with respect to information or documents means that such information or documents have been (i) physically or electronically delivered to the relevant Party (and includes that such information or documents have been furnished to its Representatives acting on its behalf or posted to the Parent Datasite or the SpinCo Datasite) or (ii) are otherwise Parent SEC Reports or Company SEC Reports and made publicly available on the SEC’s EDGAR website by Parent or the Company, as applicable, in each case, not later than twenty-four hours prior to the execution of this Agreement.
ARTICLE II

THE MERGER
Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into SpinCo (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and SpinCo shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, SpinCo shall become a direct, wholly owned Subsidiary of Parent. References herein to “SpinCo” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.
Section 2.2 Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., New York City time, on the first Business Day that is the first Business Day of a calendar month occurring at least three (3) Business Days after the first date on which the conditions set forth in Article VIII (other than those, including the Separation, that are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, by electronic exchange of documents and signatures or at the offices of Wachtell, Lipton, Rosen & Katz,

51 West 52nd Street, New York, NY 10019, unless another date, time or place is agreed to in writing by the Company and Parent. Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (other than those, including the Separation, that are to be satisfied at or immediately prior to the Closing), then the Closing shall occur instead on the first day that is the first Business Day of a calendar month occurring at least three (3) Business Days after the first date on which the conditions set forth in Article VIII (other than those, including the Separation, that are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, following the earlier to occur of (a) any date before or during the Marketing Period as may be specified by Parent in prior written notice to the Company and (b) the final day of the Marketing Period, unless another date, time or place is agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
Section 2.3 Effective Time. On the Closing Date, SpinCo and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later time as Parent and SpinCo shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”) (provided that, for accounting purposes, the Merger shall be deemed effective as of 12:00:01 a.m., New York City time, on the first calendar day of the month in which the Closing occurs).
Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation.
(a) Without limiting Section 7.8(a), the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law, except the name of the Surviving Corporation shall be as provided in Section 2.4(b) and the reference to the incorporator shall be deleted.
(b) Without limiting Section 7.8(a), the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law, except the name of the Surviving Corporation shall be as determined by Parent prior to the Closing.
(c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
Section 2.5 Governance Matters.
(a) Parent shall procure that the Parent Board shall take all action necessary such that, effective as of the Effective Time, the Parent Board shall consist of ten (10) individuals, including two (2) individuals selected by the Company (the “Company Designated Directors”) that meet the requirements under the rules and regulations of NASDAQ to be considered independent directors on the Parent Board and who are reasonably acceptable to Parent, taking into account their skills and background and the composition and diversity of the Parent Board; provided that if, at any time prior to the second annual meeting of the Parent shareholders that occurs after the Effective Time, any of the Company Designated Directors is unable or unwilling to serve or is otherwise no longer serving as a member of the Parent Board, then the Company shall select a replacement individual who shall be reasonably acceptable to and approved by a majority of the Governance Committee of the Parent Board, taking into account the background and skills of such individual and the composition and diversity of the Parent Board (a “Replacement Company Designee”) to fill the vacancy created thereby. The two (2) Company Designated Directors will be placed in different classes on the Parent Board.
In addition, Parent shall cause each such Company Designated Director or Replacement Company Designee, as applicable, who is in the class of directors whose term is expiring at either the first annual meeting or second annual meeting of Parent shareholders to occur following the Effective Time, as applicable, to be included in the slate of nominees recommended by the Parent Board to Parent’s shareholders for election as directors at such annual meeting, and shall use no less rigorous efforts to cause the election of each such Company Designated Director or Replacement Company Designee, as applicable, including soliciting proxies in favor of the election of such Persons at such annual meetings, than the manner in which Parent supports all other nominees who are nominated by the Parent Board for election at such annual meetings.
(b) The committee assignments of the Parent Board from and after the Effective Time of each Company Designated Director or Replacement Company Designee shall be determined by the Governance Committee of the Parent Board.
Section 2.6 Organizational Documents of Parent. Subject to the approval of the Parent Charter Amendment by the affirmative vote of a majority of the shares of Parent Common Stock outstanding and entitled to vote thereon, Parent shall cause the certificate of incorporation of Parent as in effect immediately prior to the Effective Time to be amended as set forth on Exhibit G (the “Parent Charter Amendment”). Subject to the approval of the Parent Bylaw Amendment by the affirmative vote of a majority of the shares of Parent Common Stock outstanding and entitled to vote thereon, Parent shall cause the bylaws of Parent as in effect immediately prior to the Effective Time to be amended as set forth on Exhibit H (the “Parent Bylaw Amendment”)
ARTICLE III

CONVERSION OF SHARES
Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement or any holder of the capital stock of the Company, SpinCo, Merger Sub or Parent:
(a) SpinCo Capital Stock and Merger Sub Common Stock.
(i) Each share of SpinCo Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares canceled in accordance with Section 3.1(a)(ii)) shall be automatically converted into the right to receive a number of fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 3.1(a)(iv) and, if applicable, Section 3.1(c), with cash paid in lieu of fractional shares of Parent Common Stock in accordance with Section 3.2(e) (the “Merger Consideration”).
(ii) Each share of SpinCo Common Stock held by SpinCo as treasury stock or by Parent or Merger Sub, in each case, as of immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor or in respect thereof.
(iii) Each share of SpinCo Common Stock issued and outstanding as of immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(d).
(iv) The Exchange Ratio and any other similarly dependent items shall be adjusted to the extent appropriate to reflect the effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Parent Common Stock or SpinCo Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or SpinCo Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time or the Distribution Time (as applicable), other than any changes in connection with the Reorganization and the Distribution; provided, that, nothing in this Section 3.1(a)(iv) shall be construed to permit the Company, SpinCo or Parent to take or to permit any of their respective Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement (provided, that, in the case of SpinCo Common Stock, to the extent contemplated in the Separation and Distribution Agreement (including the Separation or in connection with the Spin-Off, Exchange Offer or Clean-Up Spin-Off), the Company shall be entitled to cause the number of outstanding shares of SpinCo Common Stock to be an amount that it determines in its sole and absolute discretion).
(v) At the Effective Time, all of the shares of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b) Parent Common Stock. Each share of Parent Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding immediately following the Effective Time.
(c) Exchange Ratio Adjustment.
(i) If the percentage of outstanding shares of Parent Common Stock to be received in the Merger by former holders of SpinCo Common Stock with respect to Qualified SpinCo Common Stock (the “Applicable Percentage”) would be less than 50.1% of all shares of the stock of Parent outstanding immediately following the consummation of the Merger (determined (i) after giving effect to the issuance of all shares of Parent Common Stock to be issued pursuant to Section 3.1(a) and (ii) without regard to any adjustment pursuant to this Section 3.1(c)(i)) (the “Threshold Percentage”), then the Exchange Ratio shall be increased to the minimum Exchange Ratio as shall be necessary in order for the number of shares of Parent Common Stock to be received in the Merger by former holders of SpinCo Common Stock with respect to Qualified SpinCo Common Stock to equal the Threshold Percentage. For purposes of determining the outstanding stock of Parent for purposes of the prior sentence, such stock shall include any (A) Parent Common Stock, (B) instruments that are treated as stock for U.S. federal income Tax purposes and (C) stock that may be issued after the consummation of the Merger, pursuant to the exercise or settlement of an option or other contract acquired or entered into before the Merger that may be regarded as having been acquired or entered into before the Merger as part of a “plan” or “series of related transactions” of which the Distribution is a part within the meaning of Section 355(e) of the Code (for the avoidance of doubt, taking into account the safe harbors under Treasury Regulations Section 1.355-7(d)). For purposes of the foregoing clauses (A), (B) and (C), the following shall not be treated as outstanding stock of Parent: (I) any Parent LTI Award outstanding at the Effective Time, that was either (1) at the time of grant (and any subsequent transfer or modification), not in-the-money or otherwise substantially certain to be exercised or (2) issued in exchange for any Company LTI Award (for all purposes as used herein, as defined in the Employee Matters Agreement) and (II) any stock that may be issued after the Effective Time pursuant to the exercise or settlement of any Parent LTI Award that (1) was, on or prior to the Effective Time, a Parent LTI Award and was, at the time of grant (and any subsequent transfer or modification), not in-the-money or otherwise substantially certain to be exercised, and (x) the stock issued is issued in a transaction to which Section 83 or 421(a) or (b) of the Code applies, (y) is not excessive by reference to the services performed, and (z) is not issued to a person who is (or is part of coordinating group, within the meaning of Treasury Regulations Section 1.355-7(h)(4), which is) a controlling shareholder, within the meaning of Treasury Regulations Section 1.355-7(h)(3), or a ten-percent shareholder, within the meaning of Treasury Regulations Section 1.355-7(h)(14) (clauses (x), (y) and (z), the “Additional Requirements”), or (2) received in exchange for any Company LTI Award, determined without regard to any adjustment pursuant to this Section 3.01(c)(i).
(ii) If any increase in the Exchange Ratio pursuant to Section 3.1(c)(i) is required solely by reason of any actions taken by the Company or any of its Affiliates (other than any such actions required or expressly contemplated by the Transaction Documents (including the Separation Steps Plan)), then the amount of the SpinCo Payment distributed pursuant to the Separation and Distribution Agreement shall be decreased by an amount equal to the product of $40.12 multiplied by the number of additional shares of Parent Common Stock required to be issued pursuant to the Exchange Ratio adjustment set forth in Section 3.1(c)(i); provided, however, that notwithstanding anything to the contrary herein, any past or future repurchases of Company stock by the Company or any of its

Affiliates shall, for purposes of this Section 3.1(c)(ii), be considered and be deemed to be actions taken by the Company or any of its Affiliates that are not required or expressly contemplated by the Transaction Documents (including the Separation Steps Plan).
(iii) The determination as to whether the amount of Parent Common Stock to be received in the Merger by former holders of SpinCo Common Stock with respect to Qualified SpinCo Common Stock meets the Threshold Percentage shall be made jointly by Parent and Company acting reasonably and in good faith and in consultation with their outside legal counsel and tax advisors. In furtherance thereof, (A) during the Interim Period, Parent and the Company shall promptly notify the other upon it becoming aware of any action or occurrence that would reasonably be expected to result in the need for an adjustment to the Exchange Ratio pursuant to this Section 3.1(c) and (B) no later than ten (10) Business Days prior to the expected Closing Date, Parent and the Company shall (1) provide the other with any information that is reasonably necessary or reasonably requested by the other Party with respect to the calculation of the Applicable Percentage and (2) promptly thereafter, if such Party determines that the Threshold Percentage is not met, notify the other Party thereof (together with its calculation of the Applicable Percentage and proposed adjustment required to the Exchange Ratio and the SpinCo Payment (if any), including reasonable supporting detail for any such calculations). Parent and the Company shall consider and discuss in good faith any adjustment to the Exchange Ratio or the SpinCo Payment proposed by the other Party and seek to determine the final amounts thereof no later than three (3) Business Days prior to the Closing Date.
Section 3.2 Surrender and Payment.
(a) Pursuant to Section 3.3 of the Separation and Distribution Agreement, the Exchange Agent shall hold, for the account of the relevant SpinCo stockholders, book-entry shares representing all of the outstanding shares of SpinCo Common Stock distributed or exchanged, as applicable, in the Distribution.
(b) Prior to the Effective Time, Parent shall designate a nationally recognized commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the benefit of the holders of shares of SpinCo Common Stock whose shares of SpinCo Common Stock are exchanged in accordance with this Section 3.2(b). At or substantially concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of SpinCo Common Stock, for exchange in accordance with this Section 3.2(b) promptly after the Effective Time, book-entry shares representing the Merger Consideration issuable to holders of shares of SpinCo Common Stock as of immediately prior to the Effective Time pursuant to Section 3.1(a)(i) (such book-entry shares of Parent Common Stock, together with any cash received by the Exchange Agent in respect of dividends or distributions with respect thereto pursuant to Section 3.2(d) and other amounts payable in accordance with Section 3.2(e), the “Exchange Fund”). The Exchange Agent shall, following the Effective Time, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration out of the Exchange Fund. The cash portion, if any, of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment of or losses thereon shall relieve Parent from making or causing to be made the payments required by this Section 3.2 or elsewhere in this Agreement, or affect the amount payable in respect of the shares of SpinCo Common Stock outstanding as of immediately prior to the Effective Time, (ii) to the extent the Exchange Fund is insufficient at any time to make such payments, Parent shall promptly provide additional funds to the Exchange Agent in the amount of any such deficiency and (iii) no such investment shall have maturities that would reasonably be expected to prevent or delay the payments to be made pursuant to this Section 3.2. Any interest or other income from such investments shall be paid to and become the property of Parent. The Exchange Fund shall not be used for any purpose other than as specified in this Section 3.2(b). No later than ten (10) Business Days prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent, in form and substance reasonably satisfactory to the Company, to effect the applicable terms of this Agreement (the “Agent Agreement”).
(c) As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each holder of shares of SpinCo Common Stock as of immediately prior to the Effective Time, from the Exchange Fund, the shares of Parent Common Stock into which such shares of SpinCo Common Stock have been converted pursuant to the Merger, which shares shall, for the sake of clarity, be delivered to the same Persons who received shares of SpinCo Common Stock in the Distribution (in respect of such shares). Each holder of shares of SpinCo Common Stock as of immediately prior to the Effective Time shall be entitled to receive in respect of such shares of SpinCo Common Stock held by such Person a book-entry authorization representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to this Section 3.2(c) (and cash in lieu of fractional shares of Parent Common Stock, as contemplated by Section 3.2(e), and any dividends or distributions and other amounts pursuant to Section 3.2(d)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Parent Common Stock held by it from time to time hereunder or under the Agent Agreement.
(d) Distributions After the Effective Time. Subject to the following sentence, no dividends or other distributions declared after the Effective Time with respect to Parent Common Stock shall be paid with respect to any shares of Parent Common Stock that are not able to be delivered by the Exchange Agent promptly after the Effective Time, whether due to a legal impediment to such delivery or otherwise. Subject to the effect of abandoned property, escheat, Tax or other applicable Laws, following the delivery of any such previously undelivered shares of Parent Common Stock, there shall be paid to the record holder of such shares of Parent Common Stock, without interest, (i) at the time of delivery, the amount of cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e), (ii) at the time of delivery, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such whole shares of Parent Common Stock and a payment date subsequent to the distribution of such whole shares of Parent Common Stock.
(e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued on conversion of SpinCo Common Stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a stockholder of Parent. All fractional shares of Parent Common Stock that a holder of shares of SpinCo Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders that would otherwise have been entitled to receive a fractional share of Parent Common Stock pursuant to the Merger in the open market (or otherwise as reasonably directed by Parent), in each case at then-prevailing market prices and in no case later than ten (10) Business Days after the Effective Time. The Exchange Agent shall make available the net proceeds thereof, subject to the deduction of the amount of any withholding Taxes as contemplated in Section 3.2(j) and brokerage charges, commissions and conveyance and similar Taxes, to the holders of SpinCo Common Stock that would otherwise have been entitled to receive a fractional share of Parent Common Stock pursuant to the Merger on a pro rata basis based on such fractional interest, without interest, as soon as practicable thereafter.
(f) No Further Ownership Rights in SpinCo Common Stock. All shares of Parent Common Stock issued in respect of shares of SpinCo Common Stock in accordance with the terms of this Section 3.2 (including any cash paid pursuant to Section 3.2(d) or Section 3.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SpinCo Common Stock.
(g) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent that remains undistributed to the former holders of SpinCo Common Stock on the one-year anniversary of the Effective Time shall be delivered to Parent, and any former holders of SpinCo Common Stock who have not received shares of Parent Common Stock in accordance with this Article III shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 3.1(a)(i), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.2(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 3.2(d) (subject to any applicable abandoned property, escheat or similar Law).
(h) No Liability. Neither the Company, the Surviving Corporation, Parent, Merger Sub, the Exchange Agent nor any other Person shall be liable to any holder of SpinCo Common Stock or any holder of shares of Company Common Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto or with respect to SpinCo Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of SpinCo shall be closed and no transfer shall be made of any shares of capital stock of SpinCo that were outstanding as of immediately prior to the Effective Time.
(j) Tax Withholding. Parent, the Company, SpinCo, Merger Sub and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of SpinCo Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 3.3 Appraisal Rights(a) . In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the holders of SpinCo Common Stock in connection with the Merger.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
RELATING TO THE COMPANY
Except as otherwise disclosed or identified in (a) the Company SEC Documents filed and publicly available on the SEC’s EDGAR database at least one (1) Business Day prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the SpinCo Disclosure Schedule (to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty of the Company under this Article IV), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 4.1 Organization of the Company.
(a) The Company has been duly incorporated and is validly existing and in good standing as a Delaware corporation.
(b) The Company has all requisite corporate power and authority to own, lease and operate its properties and assets in the manner in which such assets and properties are now owned, leased and operated and to conduct its business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent and Merger Sub true and complete copies of the Organizational Documents of the Company as in effect on the date hereof. The Company is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 4.2 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, except for such further action of the Company Board required, if applicable, to determine the structure of the Distribution, establish the Record Date and the Distribution Date, and declare the Distribution (the effectiveness of which will be subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of the conditions set forth in the Separation and Distribution Agreement). The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of the Company is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time or, subject to such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and declare the Distribution (the effectiveness of which will be subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement), consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Transaction Documents to which the Company is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that this Agreement or such other applicable Transaction Documents to which each of Parent and Merger Sub is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Parent and Merger Sub (as applicable)), constitutes or will when executed and delivered constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
Section 4.3 Governmental Consents. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article VI, no Consent of, with or to any Governmental Authority is required to be obtained or made by the Company in connection with the execution or delivery by the Company of this Agreement or the Transaction Documents to which it is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for or in compliance with (a) any Premerger Notification and Report Form required under and compliance with the HSR Act or other filings in connection with the Requisite Regulatory Approvals; (b) the filing of the Certificate of Merger and the Parent Charter Amendment with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (c) the rules and regulations of the NYSE; (d) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; (e) Consents described in Section 5.6 and Consents set forth on Section 4.3 of the SpinCo Disclosure Schedule; and (f) Consents the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.4 No Conflict. Subject to the receipt of the Consents set forth in Section 4.3, the execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by the Company of the transactions contemplated hereby and thereby (for the avoidance of doubt, including performance of the Transaction Documents following the Closing) do not and will not as of the Effective Time, (a) violate any provision of, or result in the breach of, any Law applicable to the Company or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which the Company is a party that constitutes a “material contract” with respect to the Company as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC); or (c) breach or violate any provision of the Organizational Documents of the Company, except, in the case of each of clauses (a) and (b), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.5 Litigation and Proceedings. As of the date of this Agreement, (a) there are no Actions pending or, to the Knowledge of the Company, threatened before or by any Governmental Authority against the Company or any of its Subsidiaries that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, and (b) neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction or order of any Governmental Authority that, in each case, would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.6 Brokers’ Fees. No broker, investment banker, or other Person is entitled to any brokerage fee, finders’ fee or other similar commission for which Parent or any of its Subsidiaries, including Merger Sub, the Surviving Corporation or the SpinCo Entities, would be liable in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of the Company or any of its Affiliates (other than the SpinCo Entities).
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY RELATING TO SPINCO
Except as otherwise disclosed or identified in (a) the Company SEC Documents filed and publicly available on the SEC’s EDGAR database at least one (1) Business Day prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the corresponding section or subsection of the SpinCo Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article V to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 5.1 Organization of SpinCo. SpinCo has been duly incorporated and is validly existing and in good standing as a Delaware corporation and has all requisite corporate power and authority to own, lease and operate its assets in the manner in which such assets are now (or as of the Effective Time will be) owned, leased or operated and to conduct its business as it is now being (or as of the Effective Time will be) conducted, except as would not reasonably be expected to be material to the SpinCo Business (taken as a whole). SpinCo has made available to Parent and Merger Sub true and complete copies of the Organizational Documents of SpinCo. SpinCo is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.
Section 5.2 Due Authorization. SpinCo has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and to consummate the transactions contemplated hereby and thereby (subject, in the case of the Merger, to the SpinCo Shareholder Approval, which will occur promptly (and in any event within twenty-four (24) hours) after the execution of this Agreement), and except for such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Company (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement). The execution and delivery by SpinCo of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by SpinCo of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary and proper corporate action on its part and, except for the SpinCo Shareholder Approval, no other corporate action on the part of SpinCo is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by SpinCo and (assuming that this Agreement or such other applicable Transaction Document to which Parent or Merger Sub is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of Parent or Merger Sub (as applicable)) constitutes or will constitute a legal, valid and binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms, subject to the Remedies Exception.
Section 5.3 Capitalization of SpinCo.
(a) As of the date hereof, (i) the authorized capital stock of SpinCo consists of 1,000 shares of SpinCo Common Stock, (ii) the issued and outstanding shares of capital stock of SpinCo consists of 100 shares of SpinCo Common Stock and (iii) no shares of SpinCo Common Stock are being held by SpinCo in its treasury. All of the issued and outstanding shares of SpinCo Common Stock are, as of the date hereof (and as of immediately prior to the Distribution will be), owned, of record and beneficially, by the Company and have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Immediately prior to the Effective Time, in the event the Distribution is proposed to be effected by way of the One-Step Spin-Off, there will be outstanding a number of shares of SpinCo Common Stock determined in accordance with Section 7.16.
(b) No bonds, debentures, notes or other indebtedness of any SpinCo Entity having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of SpinCo (including SpinCo Common Stock) may vote (“SpinCo Voting Debt”) are, or as of the Effective Time will be, issued or outstanding.
(c) Except pursuant to the Separation and Distribution Agreement (including the Distribution and the Contribution), there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of SpinCo, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of SpinCo, (ii) agreements of any kind which may obligate SpinCo to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of SpinCo.
Section 5.4 Subsidiaries.
(a) Section 5.4(a) of the SpinCo Disclosure Schedule sets forth a list of the SpinCo Subsidiaries (without giving effect to the Reorganization) and their respective jurisdictions of organization as of the date hereof. Each SpinCo Subsidiary has been, or will be at the Closing, duly organized and is, or will be at the Closing, validly existing and in good standing (to the extent applicable under the Laws of its jurisdiction of formation) under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease and operate its assets in the manner such assets are now (or as of the Effective Time will be) owned, leased or operated and to conduct its business as it is now being conducted.
(b) Each SpinCo Subsidiary is, or will be at the Closing, duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), as applicable, except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. Other than the SpinCo Subsidiaries set forth on Section 5.4(a) of the SpinCo Disclosure Schedule, as of the date hereof (and without giving effect to the Reorganization), SpinCo does not own or hold, directly or indirectly, any Interest in any other Person.
Section 5.5 Capitalization of Subsidiaries. The issued and outstanding Interests of each of the SpinCo Subsidiaries have been, or will be at the Closing, duly authorized and are (or will then be) validly issued and, as applicable, fully paid and nonassessable. SpinCo, directly or indirectly, owns, or will own at the Closing, of record and beneficially, all the issued and outstanding Interests of the SpinCo Subsidiaries, free and clear of any Liens (other than those set forth in their respective Organizational Documents or arising pursuant to applicable securities Laws or created by this Agreement). There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for Interests of such SpinCo Subsidiaries, any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of such SpinCo Subsidiaries, and there are no agreements of any kind which may obligate any SpinCo Subsidiary to issue, purchase, redeem or otherwise acquire any of its Interests.
Section 5.6 Governmental Consents. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article VI, no Consent of, with or to any Governmental Authority is required to be obtained or made by any SpinCo Entity in connection with the execution or delivery by SpinCo of this Agreement or the Transaction Documents to which SpinCo is or will be a party at the Effective Time or the consummation by SpinCo of the transactions contemplated hereby or thereby, except for: (a) any Premerger Notification and Report Form required under and compliance with the HSR Act or other filings in connection with the Requisite Regulatory Approvals; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (c) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; (d) Consents described in Section 4.3 and Consents set forth on Section 5.6 of the SpinCo Disclosure Schedule; and (f) Consents the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.
Section 5.7 No Conflict. Subject to the receipt of the Consents described in Section 5.6, the execution and delivery by SpinCo of this Agreement and the Transaction Documents to which SpinCo is or will be a party at the Effective Time and the consummation by SpinCo of the transactions contemplated hereby and thereby (for the avoidance of doubt, including performance of the Transaction Documents following the Closing by the SpinCo Entities) do not and will not as of the Effective Time: (a) violate any provision of, or result in the material breach of, any Law applicable to any SpinCo Entity or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any SpinCo Material Contract; or (c) violate any provision of the Organizational Documents of the SpinCo Entities, except, in the case of clauses (a) and (b), as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.8 Sufficiency of the SpinCo Business Assets.
(a) As of the Effective Time (assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 4.3 and Section 5.6), after giving effect to the Reorganization, the SpinCo Business Assets will, taking into account all Transaction Documents (including the services available under the Transition Services Agreement, the Transition Services Distribution Agreement, the Transition Contract Manufacturing Agreement and the other Transaction Documents), constitute all of the assets, properties and rights necessary and sufficient for Parent and the SpinCo Entities to conduct the SpinCo Business immediately following the Closing in substantially the same manner (and in all material respects) as it is conducted as of immediately prior to the Closing; provided, that for the avoidance of doubt, no representations are being made as to whether the SpinCo Employees who become (or remain) employed by a member of the SpinCo Group following the Closing will be sufficient to permit Parent and the SpinCo Entities to conduct the SpinCo Business immediately following the Closing in substantially the same manner (and in all material respects) as it is conducted as of immediately prior to the Closing. The foregoing is not a representation or warranty with respect to Intellectual Property (including Intellectual Property Rights infringement), which representations and warranties are solely as set forth in Section 5.19.
(b) Except as would not reasonably be expected to be material to the SpinCo Business (taken as a whole), SpinCo and the Company and their Subsidiaries collectively have as of the date hereof, and at the Closing (after giving effect to the Reorganization and the other Transactions, but taking into account any SpinCo Business Assets retained by the Company or any of its Subsidiaries in order to perform its or their obligations under the Transaction Documents) the SpinCo Entities shall have, good and valid title to, or a valid leasehold in, license to or other legal right to use (or, with respect to any such retained SpinCo Business Assets, the Company or its Subsidiaries shall have good and valid title to, or a valid leasehold in, license to or other legal right to use), in each case as the case may be, all of the SpinCo Business Assets, free and clear of any Liens (other than Permitted Liens or Liens created by or through Parent or any of the Parent Subsidiaries).
Section 5.9 Financial Information.
(a) Set forth on Section 5.9 of the SpinCo Disclosure Schedule is a copy of the SpinCo Financial Information. The SpinCo Financial Information fairly presents, in all material respects, the financial condition and results of operations of the SpinCo Business, as of the dates indicated therein and for the periods referred to therein; provided that the SpinCo Financial Information and the representations and warranties in this Section 5.9 are qualified by the fact that (a) the SpinCo Business has not operated on a separate standalone basis and has historically been reported within the Company’s combined financial statements, and(b) the SpinCo Financial Information assumes certain allocated charges and credits, which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the SpinCo Business would incur on a standalone basis. The SpinCo Financial Information was prepared based on the accrual basis of accounting consistently applied by the Company and consistent with the methodologies described in the sell-side financial due diligence report prepared by a “big four” accounting firm, dated October 30, 2020, and supplemented as of October 25, 2021, related to the unaudited, adjusted carve-out statement of revenue and expenses and select balance sheet information of the SpinCo Business for the periods indicated therein, and were derived from the financial reporting systems and the consolidated financial statements of the Company, which consolidated financial statements were prepared in accordance with GAAP.
(b) As of the date hereof, neither SpinCo nor any of its Subsidiaries is required to file or furnish any form, report, registration statement, prospectus or other document with the SEC.
Section 5.10 No Undisclosed Liabilities. There is no Liability of the SpinCo Entities or related to the SpinCo Business (excluding any Liabilities related or attributable to Taxes and any Excluded Liabilities) whether or not of a type required to be reflected or reserved for on a consolidated balance sheet of the SpinCo Business or in the notes thereto prepared in accordance with GAAP, except for (a) Liabilities reflected or reserved for in the SpinCo Financial Information; (b) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of the operation of the SpinCo Business; (c) Liabilities arising out of or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; (d) Excluded Liabilities; (e) Liabilities for future performance under existing Contracts unrelated to any breach or default by the Company or any of its Subsidiaries (solely in respect of the SpinCo Business); (f) Liabilities that will be included in the calculation of Net Working Capital pursuant to the Separation and Distribution Agreement; or (g) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.
Section 5.11 Litigation and Proceedings. There are no Actions pending or, to the Knowledge of the Company or SpinCo, threatened before or by any Governmental Authority against any SpinCo Entity or with respect to the SpinCo Business, and neither the Company nor any of its Subsidiaries (with respect to the SpinCo Business) or any SpinCo Entity is subject to any judgment, decree, injunction or order of or investigation or inquiry by any Governmental Authority, except, in each case, as would not reasonably be expected to result, individually or in the aggregate, in a SpinCo Material Adverse Effect.
Section 5.12 Real Property.
(a) The SpinCo Entities do not own any real property.
(b) The SpinCo Entities have a valid and enforceable leasehold interest in the SpinCo Real Property, except where the failure to have such an interest would not reasonably be expected to be material to the SpinCo Business, taken as a whole. Other than the leases, subleases or licenses related to the SpinCo Real Property set forth on Section 5.12(b) of the SpinCo Disclosure Schedule, there are no Contracts granting to any Person (other than any landlord of such property pursuant to a SpinCo Real Property Lease and other than any Person who would be entitled to access any such property in the ordinary course of business in accordance with such lease the right of use or occupancy of any portion of the SpinCo Real Property.
Section 5.13 Tax Matters.
(a) Except as would not, individually or in the aggregate, have a SpinCo Material Adverse Effect:
(i) (A) All Tax Returns required to be filed by or with respect to a SpinCo Entity or the SpinCo Business have been timely filed (taking into account applicable extensions), (B) all such Tax Returns are true, correct and complete, and (C) all Taxes, whether or not shown as due on such Tax Returns, in respect of each SpinCo Entity and the SpinCo Business have been paid, in the case of each of clauses (A) through (C), except to the extent adequate reserves therefor in accordance with GAAP have been provided on the SpinCo Financial Information;
(ii) (A) No Governmental Authority has asserted any written claim, assessment or deficiency for Taxes against any SpinCo Entity (and, to the Knowledge of the Company and SpinCo, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies which have been satisfied by payment, settled or withdrawn and (B) no claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of any SpinCo Entity or the SpinCo Business;
(iii) No SpinCo Entity has any Liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by operation of Law or contract (other than customary commercial, leasing or employment contracts, the primary purposes of which do not relate to Taxes);
(iv) Other than in connection with the Separation, within the past two years, no SpinCo Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;
(v) No SpinCo Entity has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and
(vi) There are no Liens for Taxes (other than Permitted Liens) upon the assets of any SpinCo Entity or the SpinCo Business.
(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede (i) the Tax-Free Status, (ii) the Company from delivering the Company Distribution Tax Representations,

(iii) SpinCo from delivering the SpinCo Merger Tax Representations, (iv) Parent from delivering the Parent Tax Representations, (v) the Company from receiving the IRS Ruling, (vi) the Company or Parent from receiving the Tax opinions described in Section 7.3(d), (vii) the Company from receiving the Company Tax Opinions or (viii) Parent from receiving the Parent Merger Tax Opinion.
(c) The representations and warranties set forth in this Section 5.13 and, to the extent relating to Tax matters, Section 5.18, constitute the sole and exclusive representations and warranties of the Company regarding Tax matters.
Section 5.14 Absence of Changes. Since the Balance Sheet Date, (a) there has not been any SpinCo Material Adverse Effect and (b) except in connection with the process related to the potential separation, disposition or sale of the SpinCo Business and the review of strategic alternatives with respect to the SpinCo Business or as contemplated by this Agreement and the other Transaction Documents, since (i) the Balance Sheet Date or (ii) in the case of SpinCo Entities formed after the Balance Sheet Date, since the date such SpinCo Entity was formed, and in each case through the date hereof, the Company and its Subsidiaries, including the SpinCo Entities, have, in all material respects, conducted the SpinCo Business in the ordinary course of business.
Section 5.15 Material Contracts.
(a) Section 5.15(a) of the SpinCo Disclosure Schedule sets forth a list as of the date hereof of each SpinCo Contract in the following categories (collectively, the “SpinCo Material Contracts”):
(i) any Contract that relates to the purchase or sale of goods or services pursuant to which the SpinCo Business has received more than $5,000,000 or paid more than $5,000,000 in the past twelve (12) months (other than sales orders or purchase orders issued in the ordinary course of business on standard terms and conditions);
(ii) any Contract that limits or purports to limit in any material respect the ability of the SpinCo Business (or, following the Closing, the business of Parent and its Subsidiaries) to compete with any Person or in any line of business or in any geographic region in the world;
(iii) any Contract that grants exclusive rights to a customer or a supplier or (to the extent material to the SpinCo Business) any other commercial counterparty that will relate to or affect the SpinCo Business after the Closing;
(iv) any Contract that requires any future capital expenditures by the SpinCo Business in excess of $5,000,000 that will not be paid prior to the Closing;
(v) any Contract that requires any milestone, earn-out or similar payments to be made by the SpinCo Business in excess of $5,000,000 that will not be paid prior to the Closing;
(vi) other than the Debt Commitment Letter or otherwise in connection with the Financing or Permanent Financing, any Contract that relates to the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money or any bonds, debentures, notes or similar instruments, in each case, in excess of $5,000,000;
(vii) any Contract pursuant to which the SpinCo Business receives from or grants to any Person a license or grant of rights to, or covenant not to assert under, Intellectual Property Rights, other than (A) non-exclusive licenses of or grants of rights to Intellectual Property Rights ancillary to commercial agreements, (B) licenses of commercially available or off-the-shelf or non-customized Software pursuant to standard terms and conditions for an annual fee of no more than $25,000, and (C) Software as a service agreements or related services agreements that contain only a non-exclusive license to access and use Intellectual Property Rights in order to provide or receive the services, in each case of clauses (A) through (C), entered into in the ordinary course of business consistent with past practice;
(viii) any lease, sublease, occupancy agreement or license related to the SpinCo Real Property (each, a “SpinCo Real Property Lease”);
(ix) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or that otherwise involves any settled or threatened claim, action, suit or proceeding pursuant to which the SpinCo Business has (or will have after the Closing) any monetary or other material outstanding obligation;

(x) any Contract that contains “most favored nation” pricing provisions for the benefit of the relevant counterparty that will relate to or affect the SpinCo Business after the Closing;
(xi) any joint venture, strategic alliance, joint development, partnership or similar arrangement; and
(xii) any Contract relating to the acquisition or disposal or divestiture of, or investment in, any joint venture, partnership or similar arrangement that relates to the SpinCo Business and, in each case, pursuant to which any SpinCo Entity has (or after the Closing will have) any material outstanding obligation;
(xiii) any Contracts providing for the invention, creation, conception or other development of any Intellectual Property Rights material to the SpinCo Business (A) by the Company, any of its Subsidiaries or any of the SpinCo Entities primarily in connection with the SpinCo Business for any Person, (B) by any Person for the Company, any of its Subsidiaries or any of the SpinCo Entities primarily in connection with the SpinCo Business, other than any Personnel IP Contracts, or (C) jointly by any Person and the Company, any of its Subsidiaries or any of the SpinCo Entities primarily in connection with the SpinCo Business; and
(xiv) any Contract not otherwise described in any other subsection of this Section 5.15(a) that would be required to be filed by SpinCo as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) if SpinCo were subject to the reporting requirements of the Exchange Act as of the date hereof (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC and those Contracts that constitute Company SEC Documents and were publicly available on the SEC’s EDGAR database prior to the date hereof).
(b) The Company has made available to Parent copies of each SpinCo Material Contract that are correct and complete in all material respects (subject to any redaction reasonably deemed necessary or appropriate by the Company of information contained therein). Each SpinCo Material Contract is valid and binding on the Company or its applicable Subsidiary, including any applicable SpinCo Entity and, to the Knowledge of the Company or SpinCo, the counterparty thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Remedies Exception. Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, neither the Company nor its applicable Subsidiary, including any SpinCo Entity is, and to the Knowledge of the Company or SpinCo, no counterparty thereto is, in breach of, or default under, any SpinCo Material Contract.
Section 5.16 Labor Relations.
(a) Section 5.16(a) of the SpinCo Disclosure Schedule lists each material Collective Bargaining Agreement in effect as of the date hereof between the Company or any of its Subsidiaries, including SpinCo and its Subsidiaries, on the one hand, and a trade union, works council, employee representative body or labor organization (covered by the National Labor Relations Act) that represents (or that otherwise governs or relates to the employment of) any of the SpinCo Employees, on the other hand (a “SpinCo CBA”). To the Knowledge of the Company or SpinCo, (i) no petition for recognition of a labor organization for the representation of the SpinCo Employees is pending or threatened, and (ii) there has not during the last two (2) years been any (or threat of any), there are no pending and no Person has threatened to commence any, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, or union organizing activity, in each case affecting the SpinCo Business or any of the SpinCo Entities.
(b) There are no pending, or to the Knowledge of the Company or SpinCo, threatened, unfair labor or other employment-related practice charges, complaints or other grievances or Actions by or before any Governmental Authority, arising under any applicable Law governing labor or employment (or pursuant to any SpinCo CBA) in connection with or otherwise related to any SpinCo Employees or any Former SpinCo Employees, other than any such charges, grievances or Actions that would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. The Company and SpinCo or their applicable Subsidiaries are, and for the twelve (12) months prior to the date hereof have been, in compliance with each SpinCo CBA in all material respects.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, for the past two (2) years, the Company has been in compliance with all Laws relating to terms and conditions of employment, employment practices, employment discrimination and harassment, civil rights, the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local plant closures and mass layoffs Laws, wages (including minimum wage and overtime), hours of work, meal and rest breaks, withholdings and deductions, classification and payment of employees, independent contractors and consultants, employment equity, collective bargaining, occupational health and safety, workers’ compensation, immigration, and all other labor or employment related matters with respect to the SpinCo Employees and Former SpinCo Employees. During the prior two (2) years, there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries that has affected the SpinCo Employees or Former SpinCo Employees.
(d) Section 5.16(d) of the SpinCo Disclosure Schedule identifies all works’ councils or employee representative bodies that will need to be informed and consulted with respect to the transactions contemplated by this Agreement and the Separation and Distribution Agreement, including the Asset Purchase Agreement, other than those works’ councils and employee representative bodies with respect to which the failure to inform or consult would not reasonably be expected to (i) materially impair, materially delay or otherwise have a material adverse effect on, in each case individually or in the aggregate, the ability of the Company or SpinCo to perform its obligations hereunder or under the Separation and Distribution Agreement or the Asset Purchase Agreement or to consummate the transactions contemplated hereby and thereby, including the Merger and the Separation or (ii) be material to the SpinCo Business (taken as a whole).
(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the SpinCo Business (taken as a whole), in the past two (2) years, with respect to each SpinCo Employee providing services in the United Kingdom, all holiday pay for periods of holiday taken under regulation 13 of the United Kingdom’s Working Time Regulations 1998 has been calculated and paid in accordance with Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organisation of working time, as it applies in the United Kingdom from time to time (including as retained, amended, extended, re-enacted or otherwise given effect on or after 11 p.m. UK time on January 31, 2020).
Section 5.17 Compliance with Law; Permits.
(a) Except for Environmental Laws (which are addressed exclusively as set forth in Section 5.20), the Company and the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) and the SpinCo Entities are, and, during the past two (2) years the SpinCo Entities and, solely with respect to the SpinCo Business, the Company and its other Subsidiaries (i) have been in compliance with all applicable Laws, except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, and (ii) have not received notice from any Governmental Authority alleging any material non-compliance with or possible violation of any applicable Law or that the Company or any of its Subsidiaries (with respect to the SpinCo Business) or the SpinCo Entities, is subject to any non-ordinary course inspection, investigation, survey, audit or other review, except as would not reasonably be expected to be, individually or in the aggregate, material to the SpinCo Business (taken as a whole).
(b) Except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 5.20), (i) the Company and its Subsidiaries (with respect to the SpinCo Business) and the SpinCo Entities have obtained all of the Permits necessary to conduct the SpinCo Business substantially as conducted as of the date hereof and in compliance with applicable Law and (ii) such Permits are valid and in full force and effect and the Company or its applicable Subsidiary or the applicable SpinCo Entity is in compliance with the terms thereof, in each case of (i) and (ii) except for such matters that would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.
Section 5.18 SpinCo Benefit Plans.
(a) Section 5.18(a) of the SpinCo Disclosure Schedule sets forth a list, as of the date hereof, of each material SpinCo Benefit Plan that is not a Foreign Benefit Plan. Each material SpinCo Benefit Plan that is a Foreign Benefit Plan (a “SpinCo Foreign Benefit Plan”) has been made available to Parent.

(b) As applicable with respect to each of the material SpinCo Benefit Plans, the Company has made available to Parent true and complete copies of (i) the applicable plan document (including all amendments thereto), (ii) the most recent summary plan description including any summary of material modifications provided to SpinCo Employees, (iii) the last filed Form 5500 series and all schedules thereto, and (iv) the most recent determination, opinion or advisory letter issued by the IRS and (v) any non-routine communications with any Governmental Authority in the past three years.
(c) Each SpinCo Benefit Plan or Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or is entitled to rely upon a favorable opinion letter issued by the IRS), and no such determination or opinion letter has been revoked nor, to the Knowledge of the Company or SpinCo, is any such revocation threatened. Each SpinCo Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”) has been documented and maintained in material compliance with Section 409A in all material respects.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) each of the SpinCo Benefit Plans has been operated, funded and administered in all respects in accordance with its terms and in compliance with applicable Law, including ERISA and the Code and (ii) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company or SpinCo, threatened claims, actions, investigations or audits (other than routine claims for benefits) against SpinCo or any of its Subsidiaries involving any Company Benefit Plan or SpinCo Benefit Plan.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, with respect to any SpinCo Benefit Plan that is subject to Title IV of ERISA, (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code, (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the two (2) years prior to the date hereof, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, and (v) the PBGC has not instituted proceedings to terminate any such plan.
(f) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, within the last six (6) years, no SpinCo Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. Neither SpinCo nor any of its ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to, any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA. Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, neither the Company nor any of its ERISA Affiliates have any actual or contingent liability or has had such liability during the prior six (6) years (in each case, with respect to or that would result in any liability to, the SpinCo Business) under Title IV of ERISA. No Title IV liability will be triggered for the Company or any of its Subsidiaries or the SpinCo Entities as a result of the Transactions.
(g) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, no Action with respect to the administration or the investment of the assets of any SpinCo Benefit Plan (other than routine claims for benefits) is pending, or to the Knowledge of the Company or SpinCo, threatened. With respect to each SpinCo Benefit Plan, (i) all required contributions have been made or properly accrued, (ii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code, and (iii) all material reports, returns, and similar documents required to be filed with any Governmental Authority or distributed to any SpinCo Benefit Plan participant have been timely filed or distributed.
(h) The consummation of the Transactions shall not, either alone or in combination with another event: (i) entitle any SpinCo Employee to material severance pay, unemployment compensation or any other material benefits or payments; (ii) accelerate the time of payment, funding or vesting, or materially increase the amount of any payments or benefits due to any SpinCo Employee; or (iii) limit or restrict the right to merge, terminate or amend any SpinCo Benefit Plan on or after the Closing.

(i) No SpinCo Benefit Plan provides for post-retirement or other postemployment health or welfare benefits, other than health care continuation coverage as required by Section 4980B of the Code or any similar Law (“COBRA”) or ERISA.
(j) Without limiting the generality of the other representations in this Section 5.18, except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) each SpinCo Foreign Benefit Plan has been established, maintained and administered in all respects in accordance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) all employer and employee contributions to each SpinCo Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a SpinCo Foreign Benefit Plan have been paid in full; and (iii) each SpinCo Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such SpinCo Foreign Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing.
Section 5.19 Intellectual Property.
(a) Section 5.19(a) of the SpinCo Disclosure Schedule sets forth a list, as of the date hereof, of all material SpinCo Intellectual Property that is subject to any registration, issuance or application to register or issue with any Governmental Authority. The Intellectual Property Rights required to be disclosed in Section 5.19(a) of the SpinCo Disclosure Schedule pursuant to the foregoing sentence (i) are all subsisting and, to the Knowledge of the Company or SpinCo, not invalid or unenforceable and (ii) do not require any filings, payments or similar actions to be taken by the Company, its Subsidiaries or the SpinCo Entities within ninety (90) days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing such Intellectual Property Rights, in each case (i) and (ii), except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: as of the date hereof, (x) the Company and its Subsidiaries solely and exclusively own and as of the Distribution, the SpinCo Entities solely and exclusively own all rights, title and interest in and to the SpinCo Intellectual Property, in each case, free and clear of all Liens other than Permitted License, (y) the Company or one of its Subsidiaries has, and as of the Distribution Time will have (or will have pursuant to a Transaction Document) valid rights, pursuant to a SpinCo Contract which has been made available to Parent, to use all other Intellectual Property Rights used in or necessary for the conduct or operation of the SpinCo Business, and (z) the Intellectual Property Rights granted to the SpinCo Entities pursuant to the Transaction Documents or pursuant to a valid SpinCo Contract which has been made available to Parent, together with the SpinCo Entities’ rights in the SpinCo Intellectual Property, constitute all Intellectual Property Rights of the Company and its Subsidiaries used in or necessary for the operation of the SpinCo Business as currently conducted.
(b) There are no Actions pending or, to the Knowledge of the Company or SpinCo, threatened, that: (A) allege the conduct of the SpinCo Business as currently conducted infringes, misappropriates or otherwise violates or has infringed, misappropriated or otherwise violated any Person’s Intellectual Property Rights; or (B) challenges the validity, enforceability or ownership of any SpinCo Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the conduct of the SpinCo Business, and the use or practice of the SpinCo Intellectual Property, as currently conducted and as conducted in the past six (6) years with respect to Patents and three (3) years with respect to all other Intellectual Property does not infringe, misappropriate, or otherwise violate, and has not, in the six (6) years preceding the date hereof with respect to Patents and three (3) years preceding the date hereof with respect to all other Intellectual Property, infringed, misappropriated or otherwise violated, any Person’s Intellectual Property Rights.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) to the Knowledge of the Company or SpinCo, no Person is infringing, misappropriating or otherwise violating, or has, in the six (6) years preceding the date hereof with respect to

Patents and three (3) years preceding the date hereof with respect to all other Intellectual Property Rights, infringed, misappropriated or otherwise violated any SpinCo Intellectual Property; and (ii) no Action alleging any of the foregoing is pending, or to the Knowledge of the Company or SpinCo, threatened.
(d) Except as would not have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) the Company and its Subsidiaries and the SpinCo Entities have taken commercially reasonable measures to protect the confidentiality and value of all Trade Secrets included in the SpinCo Intellectual Property; (ii) no such Trade Secret material to the SpinCo Business has been authorized to be disclosed or, to the Knowledge of the Company or SpinCo, has actually been disclosed, except to Persons subject to a valid, written agreement containing non-disclosure obligations restricting the disclosure and use of such Trade Secrets; and (iii) the Company and its Subsidiaries (and, if applicable the SpinCo Entities) have executed valid written Contracts with all Persons (including their respective current and former employees, consultants and independent contractors) who contributed to the development or creation of any Intellectual Property Rights for or on behalf of the Company, any of its Subsidiaries, or SpinCo Entities, pursuant to which each such Person has (A) agreed to hold all confidential information and Trade Secrets included in such Intellectual Property Rights in confidence both during and after such Person’s employment or retention and (B) presently assigned (including by operation of law) to the Company or one of its Subsidiaries (or, if applicable, a SpinCo Entity) all of such Person’s right, title and interest in and to all such Intellectual Property Rights developed or created in the course of such Person’s employment or retention thereby (“Personnel IP Contracts”).
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) , none of the SpinCo Entities has combined or incorporated Open Source Software with any proprietary Software, the copyright in which is SpinCo Intellectual Property (“SpinCo Proprietary Software”) and distributed such combined SpinCo Proprietary Software in a manner that requires the contribution, licensing or disclosure to any third party of any portion of the source code of any such SpinCo Proprietary Software included in the SpinCo Intellectual Property; and (ii) the SpinCo Entities and, with respect to the SpinCo Business, the Company and its Subsidiaries, as applicable to the SpinCo Business, are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the SpinCo Proprietary Software.
(f) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) as of the date hereof, the Company and its Subsidiaries, and (ii) as of the Distribution Time, the SpinCo Entities, own or have a valid right to access and use the SpinCo IT Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the SpinCo IT Assets do not, to the Knowledge of the Company or SpinCo, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (A) disrupt or adversely affect the functionality of any such SpinCo IT Assets, except as disclosed in their documentation; or (B) enable or assist any Person to access without authorization any such SpinCo IT Assets.
(g) Except as would not have, individually or in the aggregate, a SpinCo Material Adverse Effect, neither the execution of this Agreement or the Transaction Documents nor the consummation of the Transaction Process will result in (i) the loss or impairment of Parent’s or any SpinCo Entity’s right to own or use any of the SpinCo Intellectual Property, other than any obligations which such party was bound by or subject to any rights granted prior to the Closing, or (ii) the payment of any additional consideration for Parent’s or any SpinCo Entity’s right to use any SpinCo Intellectual Property or Intellectual Property Rights licensed pursuant to a SpinCo Contract.
Section 5.20 Environmental Matters.
(a) Except as otherwise would not constitute a SpinCo Liability on or after the Closing or as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect:
(i) Solely with respect to their operation of the SpinCo Business, the Company and its Subsidiaries are, and during the past three (3) years the Company and its Subsidiaries have been, in compliance with applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with all Permits required under Environmental Laws for the operation of the SpinCo Business, all of which Permits are in full force and effect;

(ii) Solely with respect to their operation of the SpinCo Business, the Company and its Subsidiaries have not received written notice from any Governmental Authority or Person (or, to the Knowledge of the Company or SpinCo, oral notice) alleging any non-compliance with or Liability under any applicable Environmental Law by the Company or any of its Subsidiaries, the subject of which has not been resolved;
(iii) No Actions pursuant to any Environmental Law to the extent related to the SpinCo Business or any SpinCo Business Assets are pending or threatened in writing or, to the Knowledge of the Company or SpinCo, threatened orally against the Company or any of its Subsidiaries; and
(iv) To the Knowledge of SpinCo and the Company, neither the Company nor any of its Subsidiaries has Released Hazardous Materials resulting from their operation of the SpinCo Business, at on, upon, into or from the SpinCo Real Property or any other property at concentrations or under conditions that would result in the Company or any Subsidiary incurring Liability under Environmental Laws.
(b) Other than as set forth in this Section 5.20 or addressed in Section 5.10 (No Undisclosed Liabilities) or Section 5.14 (Absence of Changes), no other representation or warranty shall be deemed to be made in respect of any environmental, health or safety matters (but excluding matters related to food and product safety), including any matters arising under Environmental Laws.
Section 5.21 Affiliate Matters. Except for Contracts solely between or among the SpinCo Entities or Contracts for employment, compensation or benefit agreements or arrangements with directors, officers and employees made in the ordinary course of business or as set forth on Section 5.21 of the SpinCo Disclosure Schedule, no SpinCo Entity is party to any SpinCo Affiliate Contract.
Section 5.22 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Parent, Merger Sub or any of the SpinCo Entities would be liable in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any SpinCo Entity.
Section 5.23 Proxy Statement; Registration Statements. None of the information regarding any of the Company or any of its Subsidiaries (including the SpinCo Entities), the SpinCo Business, or the transactions contemplated by this Agreement or any Transaction Document to be provided by the Company or SpinCo or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the Parent Registration Statement, the SpinCo Registration Statement, the Schedule TO or the documents relating to the Distribution that are filed with the SEC and/or distributed to Company stockholders or Parent shareholders (the “Distribution Documents”) will, in the case of the Proxy Statement and the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the Proxy Statement and the Distribution Documents and of any amendment or supplement thereto, or, in the case of the Parent Registration Statement or the SpinCo Registration Statement, at the time such registration statement becomes effective, on the date of the Parent Shareholders Meeting, at the Distribution Date or on the closing of the Exchange Offer or at the Effective Time, contain an untrue or false statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The SpinCo Registration Statement and the Schedule TO will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by the Company or SpinCo with respect to information provided by Parent specifically for inclusion in, or incorporation by reference into, the SpinCo Registration Statement.
Section 5.24 Board and Shareholder Approval. Each of the Company Board and the SpinCo Board, at a meeting duly called and held or by written consent, has by unanimous vote of all directors present or unanimous consent, (a) approved this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and authorized and approved the execution, delivery and performance hereof and thereof and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Separation, and (b) declared each of them advisable, fair to and in the best interests of the Company, SpinCo and their respective stockholders. As of the date hereof, the sole shareholder of SpinCo is (and as of immediately prior to the Distribution the sole shareholder of SpinCo will be) the Company. Immediately after the execution of this Agreement, the Company will approve and adopt, as SpinCo’s sole shareholder, this Agreement and the

Transaction Documents and the transactions contemplated hereby and thereby, including the Merger (the “SpinCo Shareholder Approval”). The approval of the Company’s shareholders is not required to effect the transactions contemplated by the Separation and Distribution Agreement, this Agreement or any of the other Transaction Documents. Upon obtaining the SpinCo Shareholder Approval, the approval of SpinCo’s shareholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date.
Section 5.25 Parent Common Stock. Neither the Company nor any of its Subsidiaries, including SpinCo owns (directly or indirectly, beneficially or of record) or will own on the Closing Date nor is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Parent (other than as contemplated by this Agreement).
Section 5.26 SpinCo Financing. On or prior to the date of this Agreement, SpinCo has delivered to Parent a true, complete and fully executed copy of the Debt Commitment Letter. As of the date of this Agreement, (a) the Debt Commitment Letter has not been amended, waived or modified in any respect, (b) the commitments contained in the Debt Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect and (c) the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of SpinCo, and, to the Knowledge of the Company, each of the other parties thereto, enforceable against SpinCo, and to the Knowledge of the Company, each of the other parties thereto in accordance with its terms, subject to the Remedies Exception. As of the date of this Agreement, except for the Debt Commitment Letter, there are no side letters or other Contracts related to any portion of the funding of the Financing to which the Company, SpinCo or any Affiliate thereof is party, other than as expressly set forth in the Debt Commitment Letter delivered to Parent on or prior to the date of this Agreement. As of the date of this Agreement, no event has occurred, which, with or without notice, lapse of time or both, (a) would constitute a default or breach on the part of SpinCo, its Affiliates or, to the Knowledge of the Company, any other party to the Debt Commitment Letter, under the Debt Commitment Letter, or (b) to the Knowledge of the Company, would result in any portion of the Financing being unavailable or delayed.
Section 5.27 Data Privacy
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the Company and its Subsidiaries (solely with respect to the SpinCo Business) and, to the Knowledge of the Company and SpinCo, any Person acting for or on behalf of the Company or any of its Subsidiaries (solely with respect to the SpinCo Business) are, and during the past three (3) years have been, in compliance with all Privacy Requirements. None of the Company or any of its Subsidiaries (solely with respect to the SpinCo Business) have received any written notice (including written notice from third parties acting on its behalf) of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements and, to the Knowledge of the Company and SpinCo, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation, or regulatory inquiry, in each case except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. The Company and its Subsidiaries (solely with respect to the SpinCo Business) have implemented and maintained policies, procedures and systems reasonably and appropriately designed to facilitate receipt and appropriate responses to requests from individuals concerning their Personal Information.
(b) The Company and its Subsidiaries (solely with respect to the SpinCo Business) have (i) implemented and have maintained technical and organizational safeguards reasonably and appropriately designed to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company or any of its Subsidiaries (solely with respect to the SpinCo Business) has implemented and maintained the same. To the Knowledge of the Company and SpinCo, any third party who has provided Personal Information to the Company or any of its Subsidiaries (solely with respect to the SpinCo Business) has done so in compliance with applicable Privacy Laws in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, there have been no breaches, security incidents, misuses of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or any of its Subsidiaries (solely with respect to the SpinCo Business) or collected, used or processed by or on behalf of the Company or any Subsidiary (solely with respect to the SpinCo Business).
Section 5.28 No Other Representations and Warranties. Except as expressly set forth in Article VI or in any Transaction Document, (a) the Company and SpinCo each acknowledges and agrees that neither Parent, Merger Sub nor any of their Affiliates, nor any of their respective Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to Parent, Merger Sub or any of its Affiliates, or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and (b) the Company and SpinCo each further acknowledges and agrees that neither Parent nor any of its Affiliates shall be liable in respect of the accuracy or completeness of any information provided to the Company, SpinCo or any of its respective Affiliates or Representatives. Without limiting the generality of the foregoing, except as expressly set forth in Article VI or in any Transaction Document, each of the Company and SpinCo acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to Parent or any of its Subsidiaries that may have been made available, in the Parent Datasite or otherwise, to the Company, SpinCo or any of their Representatives, and expressly disclaim reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to the Company, SpinCo or any of their Representatives of any document or other information with respect to any one or more of the foregoing, and waive any claims or causes of actions relating thereto, other than those for Fraud. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the Parent Disclosure Schedule), any information, documents or other materials (including any such materials contained in the Parent Datasite or otherwise reviewed by the Company, SpinCo or any of their respective Affiliates or Representatives) or management presentations that have been or shall hereafter be provided to the Company, SpinCo or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of Parent or Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in Article VI of this Agreement or in any Transaction Document. In entering into this Agreement, the Company and SpinCo acknowledge and agree that they have relied solely upon their own investigation and analysis, and the Company and SpinCo acknowledge and agree, to the fullest extent permitted by Law, that Parent, Merger Sub and their Affiliates and their respective Representatives shall not have any Liability or responsibility whatsoever to the Company or SpinCo or any of their respective Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the Company or SpinCo or their Affiliates or any of their respective Representatives, including in respect of the specific representations and warranties of set forth in Article VI of this Agreement or any Transaction Document, except as and only to the extent expressly set forth herein or therein with respect to such representations and warranties and subject to the limitations and restrictions contained herein or therein.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as otherwise disclosed or identified in (a) the Parent SEC Documents filed and publicly available on the SEC’s EDGAR database at least one (1) Business Day prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the corresponding section or subsection of the Parent Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article VI to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company and SpinCo as follows:
Section 6.1 Organization of Parent and Merger Sub.
(a) Parent has been duly incorporated and is validly existing and in good standing as a Michigan corporation and has all requisite corporate power and authority to own, lease and operate its assets in the manner in which such assets are now owned, leased and operated and to conduct its business as it is now being conducted, except as would not reasonably be expected to be material to Parent and its Subsidiaries (taken as a whole). Parent has made available to the Company true and complete copies of the Organizational Documents of Parent. Parent is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub is a wholly owned Subsidiary of Parent. The copies of the Organizational Documents of Merger Sub which were previously furnished or made available to the Company are true and complete copies of such documents as in effect on the date of this Agreement.
Section 6.2 Due Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 6.6, the Parent Shareholder Approval and the Merger Sub Shareholder Approval) to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary and proper corporate action on its part, and, except for the Parent Shareholder Approval and the Merger Sub Shareholder Approval, no other corporate action on the part of Parent or Merger Sub is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by Parent and (assuming that this Agreement or such other applicable Transaction Documents to which each of the Company or SpinCo is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of each of the Company and SpinCo (as applicable)) constitutes or will constitute a legal, valid and binding obligation of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with its terms, subject to the Remedies Exception.
Section 6.3 Capital Stock and Other Matters.
(a) As of the date hereof, the authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 100,000 shares of preferred stock, par value $1.00 per share, of Parent (“Parent Preferred Stock”). As of the Closing, following the Parent Charter Amendment (and assuming receipt of the requisite approval thereof by Parent’s shareholders), the authorized capital stock of Parent shall consist of 315,000,000 shares of Parent Common Stock and 100,000 shares of Parent Preferred Stock. At the close of business on December 9, 2021: (i) 107,754,048 shares of Parent Common Stock were issued and outstanding; (ii) 5,691,520 shares of Parent Common Stock were reserved for issuance pursuant to the

Parent Stock Plans, of which 3,066,342 shares of Parent Common Stock were issuable upon exercise of outstanding Parent Options; (iii) 212,837 shares of Parent Common Stock were issuable upon the vesting and settlement of Parent RSU Awards; (iv) no shares of Parent Common Stock were issuable upon the vesting and settlement of Parent Performance Unit Awards; (v) 1,000,000 shares of Parent Common Stock are reserved for issuance pursuant to Parent’s 2021 Employee Stock Purchase Plan (the “Parent ESPP”), of which 23,854 are subject to outstanding purchase rights; (vi) no shares of Parent Common Stock were held by Parent in its treasury or by its Subsidiaries; and (vii) no shares of Parent Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock issued pursuant to the Merger will be at Closing duly authorized and validly issued, fully paid and nonassessable and have not been, issued in violation of any preemptive or similar rights.
(b) No bonds, debentures, notes or other indebtedness of Parent or any of the Parent Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Parent (including Parent Common Stock) may vote (“Parent Voting Debt”) are, or as of the Effective Time will be, issued or outstanding.
(c) As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock.
(d) Except as expressly set forth in paragraph (a) above, or in connection with the Merger, as of the date hereof, there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of Parent, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of Parent, (ii) agreements of any kind which may obligate Parent to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of Parent.
Section 6.4 Subsidiaries.
(a) Section 6.4(a) of the Parent Disclosure Schedule sets forth a list of the Parent Subsidiaries and their respective jurisdictions of organization, as of the date hereof. Each Parent Subsidiary has been duly organized and is validly existing under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease and operate its assets where such assets are now owned, leased, and operated and to conduct its business as it is now being conducted.
(b) Each Parent Subsidiary is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), as applicable, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Other than the Subsidiaries set forth on Section 6.4(a) of the Parent Disclosure Schedule, as of the date hereof, Parent does not own or hold, directly or indirectly, any Interest in any other Person.
Section 6.5 Capitalization of Subsidiaries. The issued and outstanding Interests of each of the Parent Subsidiaries have been duly authorized and validly issued and, as applicable, are fully paid and nonassessable. Parent, directly or indirectly, owns legal and beneficial title to all the issued and outstanding Interests of the Parent Subsidiaries, free and clear of any Liens (other than those set forth in their respective Organizational Documents or arising pursuant to applicable securities Laws or created by this Agreement). There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for Interests of such Parent Subsidiaries, any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of such Parent Subsidiaries, and there are no agreements of any kind which may obligate any Parent Subsidiary to issue, purchase, redeem or otherwise acquire any of its Interests.
Section 6.6 Governmental Consents. Assuming the accuracy of the representations and warranties of the Company and SpinCo set forth in Article IV and Article V, no Consent of, with or to any Governmental Authority is required to be obtained or made by Parent or any of the Parent Subsidiaries in connection with the execution or delivery by Parent and Merger Sub of this Agreement or the Transaction Documents to which Parent or Merger Sub is or will be a party at the Effective Time or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for: (a) any Premerger Notification and Report Form required under and compliance with the HSR Act or other filings in connection with the Requisite Regulatory Approvals; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (c) the rules and regulations of NASDAQ; (d) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; and (e) Consents the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.7 No Conflict. Subject to the receipt of the Consents described in Section 6.6, the execution and delivery by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby (for the avoidance of doubt, including performance of the Transaction Documents following the Closing by Parent and the Parent Subsidiaries, other than the SpinCo Entities) do not and will not as of the Effective Time: (a) violate any provision of, or result in the material breach of, any Law applicable to Parent and the Parent Subsidiaries or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any Parent Material Contract; or (c) violate any provision of the Organizational Documents of Parent, or Merger Sub, except, in the case of clauses (a) and (b), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.8 Parent Reports and Financial Statements.
(a) Parent has timely filed or furnished with the SEC all Parent SEC Documents. As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents (including any amendments thereto) complied in all material respects, and each other form, report, schedule, statement, prospectus or other document filed by Parent or any of its Subsidiaries after the date hereof and prior to the Effective Time (the “Additional Parent SEC Documents”) will comply in all material respects, with the requirements of the Securities Act, the Exchange Act and the applicable regulations promulgated thereunder, as the case may be, and none of such Parent SEC Documents when filed contained (or, with respect to the Additional Parent SEC Documents, will contain) any untrue statement of a material fact or omitted (or, with respect to the Additional Parent SEC Documents, will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading. The consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents when filed complied (or, with respect to the Additional Parent SEC Documents, will comply) as to form with the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Documents and the Additional Parent SEC Documents fairly present in all material respects (or, with respect to the Additional Parent SEC Documents, will fairly present in all material respects) the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows or changes in stockholders’ equity or other information included therein for the periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, in the case of unaudited interim statements, to normal year-end audit adjustments. Each of the financial statements (including the related notes) of Parent included in the Parent SEC Documents have been prepared in accordance with GAAP, consistently applied throughout the periods covered, except as otherwise noted therein and, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments.
(b) Parent has established and maintains a system of Internal Controls that comply in all material respects with applicable Law and that are designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the audit committee of the Parent Board (the “Parent Audit Committee”). Since May 31, 2019, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s independent auditor and the Parent Audit Committee (the material circumstances of which (if any) have been made available to Parent) (a) any significant deficiency or material weakness in Parent’s Internal Controls and (b) any fraud involving management or other employees who have a significant role in Parent’s Internal Controls. Since May 31, 2019, neither Parent nor any Parent Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.
Section 6.9 No Undisclosed Liabilities. There is no Liability of Parent and the Parent Subsidiaries (excluding any Liabilities related or attributable to Taxes) whether or not of a type required to be reflected or reserved for on a consolidated balance sheet of Parent and its consolidated Subsidiaries or in the notes thereto prepared in accordance with GAAP, except for: (a) Liabilities reflected or reserved for in the financial statements of Parent included in the Parent SEC Documents or disclosed in the notes thereto; (b) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of the operation of the Parent Business; (c) Liabilities arising out of or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; (d) Liabilities for future performance under existing Contracts unrelated to any breach or default by Parent or its Subsidiaries; or (e) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.10 Litigation and Proceedings. (a) There are no Actions pending or, to the Knowledge of Parent, threatened before or by any Governmental Authority against Parent or any Parent Subsidiary and (b) Parent is not subject to any judgment, decree, injunction or order of or investigation or inquiry by any Governmental Authority, except, in each case of clauses (a) and (b), as would not reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect.
Section 6.11 Real Property. (a) Parent and the Parent Subsidiaries have good and marketable fee simple title (or the applicable local equivalent) to all material Parent Owned Real Property, subject to any Permitted Liens, (b) Parent and the Parent Subsidiaries have a valid and enforceable leasehold interest in all real property leased by Parent or its applicable Subsidiary, free and clear of any Liens created by Parent or the Parent Subsidiaries (as applicable), subject to the Remedies Exception and any Permitted Liens and (c) as of the date hereof, neither Parent nor any of its Subsidiaries has received written notice of any pending condemnation, expropriation, eminent domain or similar Action affecting all or any portion of the Parent Owned Real Property that is material to Parent and the Parent Subsidiaries (taken as a whole), except, in each case of clause (a), (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.12 Tax Matters.
(a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:
(i) (A) All Tax Returns required to be filed by Parent or any of the Parent Subsidiaries have been timely filed (taking into account applicable extensions), (B) all such Tax Returns are true, correct and complete, and (C) all Taxes shown as due on such Tax Returns have been paid, in the case of each of clauses (A) through (C), except to the extent adequate reserves therefor in accordance with GAAP have been provided on the financial statements of Parent contained in the Parent SEC Documents;
(ii) (A) No Governmental Authority has asserted any written claim, assessment or deficiency for Taxes against Parent or any Parent Subsidiary (and, to the Knowledge of Parent, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies which have been satisfied by payment, settled or withdrawn and (B) no claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of Parent or any of the Parent Subsidiaries;

(iii) Neither Parent nor any Parent Subsidiary has any Liability for Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by operation of Law or contract (other than customary commercial, leasing or employment contracts the primary purposes of which do not relate to Taxes).
(iv) Within the past two years, neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;
(v) Neither Parent nor any Parent Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and
(vi) There are no Liens for Taxes (other than Permitted Liens) upon the assets of Parent or any of the Parent Subsidiaries.
(b) Neither Parent nor any of the Parent Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede (i) the Tax-Free Status, (ii) the Company from delivering the Company Distribution Tax Representations, (iii) SpinCo from delivering the SpinCo Merger Tax Representations, (iv) Parent from delivering the Parent Tax Representations, (v) the Company from receiving the IRS Ruling, (vi) the Company or Parent from receiving the Tax opinions described in Section 7.3(d), (vii) the Company from receiving the Company Tax Opinions or (viii) Parent from receiving the Parent Merger Tax Opinion.
(c) Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger.
(d) The representations and warranties set forth in this Section 6.12 and, to the extent relating to Tax matters, Section 6.17, constitute the sole and exclusive representations and warranties of Parent regarding Tax matters.
Section 6.13 Absence of Changes. Since the Balance Sheet Date, (a) there has not been any Parent Material Adverse Effect and (b) except in connection with the transactions contemplated by this Agreement and the other Transaction Documents, through the date hereof, Parent and the Parent Subsidiaries have, in all material respects, conducted their respective business in the ordinary course of business. Merger Sub is a newly formed corporation and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.
Section 6.14 Material Contracts.
(a) Except as set forth in Section 6.14(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries are parties to or otherwise bound by or subject to (Contracts of the following types, the “Parent Material Contracts”):
(i) any Contract that materially limits or purports to materially limit the ability of the Parent Business to compete in any line of business or in any geographic region in the world;
(ii) other than in connection with the Financing or Permanent Financing, any Contract that relates to the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money or any bonds, debentures, notes or similar instruments, in each case, in excess of $5,000,000; and
(iii) any Contract not otherwise described in any other subsection of this Section 6.14(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC and those Contracts that constitute Parent SEC Documents and were available on the SEC’s EDGAR database prior to the date hereof).
(b) Parent has made available to the Company copies of each Parent Material Contract that are correct and complete in all material respects (subject to any redaction reasonably deemed necessary or appropriate by Parent of information contained therein). Each Parent Material Contract is valid and binding on Parent or its Subsidiaries, as applicable, and, to the Knowledge of Parent, the counterparty thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Remedies Exception. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is, nor, to the Knowledge of Parent, is any counterparty thereto, in breach of, or default under, any Parent Material Contract.
Section 6.15 Labor Relations.
(a) Section 6.15(a) of the Parent Disclosure Schedule lists each material Collective Bargaining Agreement in effect as of the date hereof between Parent or any of its Subsidiaries, on the one hand, and a trade union, works council, employee representative body or labor organization (covered by the National Labor Relations Act), on the other hand (a “Parent CBA”). To the Knowledge of Parent, (i) no petition for recognition of a labor organization for the representation of the employees of Parent or any of its Subsidiaries is pending or threatened, and (ii) there has not, during the last two (2) years, been any (or threat of any), there are no pending, and no Person has threatened to commence any, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, or union organizing activity affecting Parent or any of its Subsidiaries.
(b) There are no pending, or to the Knowledge of Parent, threatened, unfair labor or other employment-related practice charges, complaints or other grievances or Actions by or before any Governmental Authority arising under any applicable Law governing labor or employment (or pursuant to any Parent CBA) in connection with or otherwise related to any current or former employees of Parent and its Subsidiaries, other than any such charges, grievances or Actions that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are and for the twelve (12) months prior to the date hereof have been in compliance with each Parent CBA in all material respects.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, for the past two (2) years, Parent has been in compliance with all Laws relating to terms and conditions of employment, employment practices, employment discrimination and harassment, civil rights, WARN and any similar state or local plant closures and mass layoffs Laws, wages (including minimum wage and overtime), hours of work, meal and rest breaks, withholdings and deductions, classification and payment of employees, independent contractors and consultants, employment equity, collective bargaining, occupational health and safety, workers’ compensation, immigration, and all other labor or employment related matters with respect to the current or former employees of Parent and its Subsidiaries. During the prior two (2) years, there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the employees of Parent or its Subsidiaries.
Section 6.16 Compliance with Law; Permits. Except for Environmental Laws (which are addressed exclusively in Section 6.19), Parent and the Parent Subsidiaries are, and have for the two (2) years preceding the date hereof been, (a) in compliance with all applicable Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (b) have not received notice from any Governmental Authority alleging any material non-compliance with or possible violation of any applicable Law or that Parent or any of the Parent Subsidiaries is subject to any non-ordinary course inspection, investigation, survey, auditor or other review, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries (taken as a whole).
Section 6.17 Parent Benefit Plans.
(a) Section 6.17(a) of the Parent Disclosure Schedule sets forth a list, as of the date hereof, of each material Parent Benefit Plan.
(b) As applicable with respect to each of the material Parent Benefit Plans, Parent has made available to the Company true and complete copies of (i) the applicable plan document (including all amendments thereto), (ii) the most recent summary plan description including any summary of material modifications, (iii) the last filed Form 5500 series and all schedules thereto, and (iv) the most recent determination, opinion or advisory letter issued by the IRS and (v) any non-routine communications with any Governmental Authority in the past three years.

(c) Each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS (or is entitled to rely upon a favorable opinion letter issued by the IRS), and (ii) no such determination or opinion letter has been revoked nor, to Parent’s Knowledge, is any such revocation threatened. Each Parent Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A has been documented and maintained in material compliance with Section 409A in all material respects.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of the Parent Benefit Plans has been operated, funded and administered in all respects in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and (ii) as of the date of this Agreement, there are no pending or, to Parent’s Knowledge, threatened claims, actions, investigations or audits (other than routine claims for benefits) against any of the Parent Benefit Plans.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to any Parent Benefit Plan that is subject to Title IV of ERISA, (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code, (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the two (2) years prior to the date hereof, (iv) all premiums to the PBGC have been timely paid in full, and (v) the PBGC has not instituted proceedings to terminate any such plan.
(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, within the last six (6) years, no Parent Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. Neither Parent nor any of its ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to, any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its ERISA Affiliates have any actual or contingent liability or has had such liability during the prior six (6) years under Title IV of ERISA. No Title IV liability will be triggered for Parent or any of its Subsidiaries as a result of the Transactions.
(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Action with respect to the administration or the investment of the assets of any Parent Benefit Plan (other than routine claims for benefits) is pending, or to Parent’s Knowledge, threatened. With respect to each Parent Benefit Plan, (i) all required contributions have been made or properly accrued, (ii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code, and (iii) all material reports, returns, and similar documents required to be filed with any Governmental Authority or distributed to any Parent Benefit Plan participant have been timely filed or distributed.
(h) The consummation of the Transactions shall not, either alone or in combination with another event: (i) entitle any current employee of Parent or any of its Subsidiaries to material severance pay, unemployment compensation or any other material benefits or payments; (ii) accelerate the time of payment, funding or vesting, or materially increase the amount of any payments or benefits due to any such current employee; (iii) limit or restrict the right to merge, terminate or amend any Parent Benefit Plan on or after the Closing or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(i) No Parent Benefit Plan provides for post-retirement or other post-employment health or welfare benefits, other than health care continuation coverage as required by COBRA or ERISA.
(j) Without limiting the generality of the other representations in this Section 6.17, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Benefit Plan that is a Foreign Benefit Plan (a “Parent Foreign Benefit Plan”) has been established, maintained and administered in all respects in accordance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) all employer and employee contributions to each Parent Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a Parent Foreign Benefit Plan have been paid in full; and (iii) each Parent Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Parent Foreign Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing.
(k) Neither Parent nor any of its Subsidiaries is subject to, or has any obligation under, any Parent Benefit Plan or otherwise to compensate any Person for excise or other Taxes payable pursuant to Section 4999 or Section 409A of the Code.
Section 6.18 Intellectual Property.
(a) Section 6.18(a) of the Parent Disclosure Schedule sets forth a list, as of the date hereof, of all material Parent Intellectual Property that is subject to any registration, issuance or application to register or issue with any Governmental Authority. The Intellectual Property Rights required to be disclosed in Section 6.18(a) of the Parent Disclosure Schedule pursuant to the foregoing sentence (i) are all subsisting and, to the Knowledge of Parent, not invalid or unenforceable, and (ii) do not require any filings, payments or similar actions to be taken by Parent or its Subsidiaries within ninety (90) days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing such Intellectual Property Rights, in each case of clauses (i) and (ii), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, Parent and its Subsidiaries solely and exclusively own all rights, title and interest in and to the Parent Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens. As of the date hereof, (x) Parent or one of its Subsidiaries has valid rights pursuant to a Contract to use all other Intellectual Property Rights used in or necessary for the conduct or operation of the Parent Business, and (y) the Intellectual Property Rights granted to Parent and its Subsidiaries pursuant to a valid Contract, together with the Parent’s and its Subsidiaries’ rights in the Parent Intellectual Property, constitute all Intellectual Property Rights or Parent and its Subsidiaries used in or necessary for the operation of the Parent Business as currently conducted.
(b) There are no Actions pending or, to the Knowledge of Parent, threatened, that: (x) allege the conduct of the Parent Business as currently conducted infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Person’s Intellectual Property Rights; or (y) challenges the validity, enforceability or ownership of any Parent Intellectual Property. Except as would not reasonably be expected have, individually or in the aggregate, a Parent Material Adverse Effect, the conduct of the Parent Business, and the use or practice of the Parent Intellectual Property, as currently conducted and as conducted in the past six (6) years with respect to Patents and three (3) years with respect to all other Intellectual Property does not infringe, misappropriate, or otherwise violate, and has not in the six (6) years preceding the date hereof with respect to Patents and three (3) years preceding the date hereof with respect to all other Intellectual Property, infringed, misappropriated or otherwise violated any Person’s Intellectual Property Rights.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) to the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating, or has, in the six (6) years preceding the date hereof with respect to Patents and three (3) years preceding the date hereof with respect to all other Intellectual Property Rights, infringed, misappropriated or otherwise violated any Parent Intellectual Property; and (ii) no Action alleging any of the foregoing is pending, or to the Knowledge of Parent, threatened.
(d) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent has taken commercially reasonable measures to protect the confidentiality and value of all Trade Secrets included in the Parent Intellectual Property, (ii) no such Trade Secret material to the Parent Business has been authorized to be disclosed or, to the Knowledge of Parent, has actually been disclosed except to

Persons subject to a valid, written agreement containing non-disclosure obligations restricting the disclosure and use of such Trade Secrets, and (iii) Parent has executed valid written Contracts with all Persons (including their respective current and former employees, consultants and independent contractors) who contributed to the development or creation of any Intellectual Property Rights for or on behalf of Parent or any of its Subsidiaries, pursuant to which each such Person has (A) agreed to hold all confidential information and Trade Secrets included in such Intellectual Property Rights in confidence both during and after such Person’s employment or retention and (B) presently assigned (including by operation of law) to Parent or one of its Subsidiaries all of such Person’s right, title and interest in and to all such Intellectual Property Rights developed or created in the course of such Person’s employment or retention thereby.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) neither Parent nor any of its Subsidiaries has combined or incorporated Open Source Software with any proprietary Software, the copyright in which is Parent Intellectual Property (“Parent Proprietary Software”), and distributed any such Parent Proprietary Software in a manner that requires the contribution, licensing or disclosure to any third party of any portion of the source code of any such Parent Proprietary Software included in the Parent Intellectual Property; and (ii) Parent and its Subsidiaries are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the Parent Proprietary Software.
(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, Parent and its Subsidiaries own or have a valid right to access and use the Parent IT Assets. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent IT Assets do not, to the Knowledge of Parent, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (A) disrupt or adversely affect the functionality of any such Parent IT Assets, except as disclosed in their documentation; or (B) enable or assist any Person to access without authorization any such Parent IT Assets.
Section 6.19 Environmental Matters.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and its Subsidiaries (A) are, and during the past three (3) years Parent and its Subsidiaries have been, in compliance with applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with all Permits required under Environmental Laws for the operation of the Parent Business, all of which Permits are in full force and effect, and (B) have not received written notice from any Governmental Authority or Person (or, to the Knowledge of Parent, oral notice) alleging any non-compliance with or Liability under any applicable Environmental Law by Parent or any of its Subsidiaries, the subject of which has not been resolved; (ii) no Actions pursuant to any Environmental Law are pending or threatened in writing or, to the Knowledge of Parent, threatened orally against Parent or any of its Subsidiaries; and (iii) to the Knowledge of Parent, neither Parent nor any of the Parent Subsidiaries has Released Hazardous Materials resulting from their operation of their respective businesses, at on, upon, into or from any real property owned or leased by Parent or any of the Parent Subsidiaries or any other property at concentrations or under conditions that would result in the Parent or any Parent Subsidiary incurring Liability under Environmental Laws.
(b) Other than as set forth in this Section 6.19 or addressed in Section 6.9 (No Undisclosed Liabilities) or Section 6.13 (Absence of Changes), no other representation or warranty shall be deemed to be made in respect of any environmental, health or safety matters (but excluding matters relating to food and product safety), including any matters arising under Environmental Laws, or any matters relating to Hazardous Materials.
Section 6.20 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Parent, Merger Sub or the SpinCo Entities would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any Parent Subsidiary.
Section 6.21 Proxy Statement; Registration Statements. None of the information regarding Parent or any of the Parent Subsidiaries or the transactions contemplated by this Agreement or any Transaction Document to be provided by Parent or any Parent Subsidiaries specifically for inclusion in, or incorporation by reference into, Proxy Statement, the Parent Registration Statement, the SpinCo Registration Statement or the Distribution

Documents will, in the case of the Proxy Statement and the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the Proxy Statement and the Distribution Documents and of any amendment or supplement thereto, or, in the case of the Parent Registration Statement and the SpinCo Registration Statement, at the time such registration statement becomes effective, on the date of the Parent Shareholders Meeting, at the Distribution Date and at the Effective Time, contain an untrue or false statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement and the Parent Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Parent with respect to information provided by the Company or SpinCo specifically for inclusion in, or incorporation by reference into, the Proxy Statement or the Parent Registration Statement.
Section 6.22 Opinion of Parent Financial Advisor. The Parent Board has received the opinion of Centerview Partners LLC to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Exchange Ratio provided for pursuant to this Agreement (prior to any adjustment) is fair, from a financial point of view, to Parent. A copy of such opinion has been delivered or made available to the Company promptly after delivery thereof.
Section 6.23 Certain Board Findings. The Parent Board, at a meeting duly called and held, unanimously adopted resolutions (a) determining that the terms of the Agreement and the transactions contemplated hereby, including the Parent Share Issuance, the Parent Charter Amendment and the Parent Bylaw Amendment, are advisable and in the best interests of Parent and its shareholders, (b) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the Parent Share Issuance, the Parent Charter Amendment and the Parent Bylaw Amendment, (c) resolving to make the Parent Board Recommendation, subject to Section 7.4, and (d) directing that the Parent Share Issuance, the Parent Charter Amendment and the Parent Bylaw Amendment be submitted to a vote at a meeting of Parent’s shareholders.
Section 6.24 Shareholder Approval Required. No vote of the holders of any class of equity securities of Parent or any of its Subsidiaries is required for the execution and delivery of this Agreement or any other Transaction Documents to which any of Parent or its Subsidiaries is to be a party, the performance by Parent or any of its Subsidiaries of its obligations hereunder and thereunder, or to consummate the Merger and the other transactions contemplated hereunder and thereunder, except that consummation of the Merger, the Parent Charter Amendment and the Parent Bylaw Amendment requires the Parent Shareholder Approval.
Section 6.25 SpinCo Common Stock. Neither Parent nor any of the Parent Subsidiaries owns or will own (directly or indirectly, beneficially or of record) on the Closing Date, nor is Parent or any of the Parent Subsidiaries a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of SpinCo (other than as contemplated by this Agreement) or the Company.
Section 6.26 No Shareholders Rights Plan; No Antitakeover Law. As of the date hereof, there is no shareholder rights plan, “poison pill,” antitakeover plan or other similar device in effect, to which Parent or any of its Subsidiaries is a party or otherwise bound. As of the Effective Time, there will be no shareholder rights plan, “poison pill,” antitakeover plan or other similar device in effect, to which Parent or any of its Subsidiaries will be a party or otherwise be bound, other than any such plan or device that (x) contains an express exception for this Agreement, the Merger and the other transactions contemplated hereby and any acquisition of shares of Parent Common Stock pursuant to the Merger and (y) does not otherwise interfere with or adversely affect any of the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover Law applicable to Parent or Merger Sub applies to this Agreement, the Merger or the other transactions contemplated hereby or thereby.
Section 6.27 No Other Representations and Warranties. Except as expressly set forth in Article IV and Article V or in any Transaction Document, (a) each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any of its Affiliates (including the SpinCo Entities), nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever with respect to the Company or any of its Affiliates (including the SpinCo Entities), or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and (b) each of Parent and Merger Sub further acknowledges and agrees that neither the Company nor any of its Affiliates shall be liable in respect of the accuracy or completeness of any information provided to Parent, Merger Sub or any of its respective Affiliates or Representatives. Without limiting the generality of the foregoing, except as expressly set forth in Article IV or Article V or in any Transaction Document, each of Parent and Merger Sub acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to the Company, SpinCo, any of the SpinCo Entities or the SpinCo Business that may have been made available, in the SpinCo Datasite or otherwise, to Parent, Merger Sub or any of their Representatives, and expressly disclaim reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to Parent, Merger Sub or any of their Representatives of any document or other information with respect to any one or more of the foregoing, and waive any claims or causes of actions relating thereto, other than those for Fraud. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the SpinCo Disclosure Schedule), any information, documents or other materials (including any such materials contained in the SpinCo Datasite or otherwise reviewed by Parent, Merger Sub or any of their respective Affiliates or Representatives) or management presentations that have been or shall hereafter be provided to Parent, Merger Sub or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company or SpinCo, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in Article IV or Article V of this Agreement or in any Transaction Document. In entering into this Agreement, Parent and Merger Sub acknowledge and agree that they have relied solely upon their own investigation and analysis, and Parent and Merger Sub acknowledge and agree, to the fullest extent permitted by Law, that the Company, the SpinCo Entities and their Affiliates and their respective Representatives shall not have any Liability or responsibility whatsoever to Parent or its Subsidiaries or any of their respective Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent or its Subsidiaries or any of their respective Representatives, including in respect of the specific representations and warranties of set forth in Article IV or Article V of this Agreement or any Transaction Document, except as and only to the extent expressly set forth herein or therein with respect to such representations and warranties and subject to the limitations and restrictions contained herein or therein.

ARTICLE VII

COVENANTS
Section 7.1 Conduct of Business by Parent and Merger Sub Pending the Merger. From the date hereof and prior to the Effective Time (or the earlier termination of this Agreement) (the “Interim Period”), except as (i) required or otherwise contemplated by this Agreement (including as set forth in Section 7.1 of the Parent Disclosure Schedule) or the Transaction Documents, including the Separation Step Plan, (ii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law or (iv) as required or, in Parent’s reasonable judgment, advisable to protect health and safety in response to COVID-19, Parent shall use reasonable best efforts to, and to cause each of its Subsidiaries to, conduct its and their operations in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, during the Interim Period, except as (i) required or otherwise contemplated by this Agreement (including as set forth in Section 7.1 of the Parent Disclosure Schedule) or the Transaction Documents, including the Separation Step Plan, (ii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed or denied, other than with respect to subsection (b), with respect to which consent may be withheld at the Company’s sole discretion), (iii) as required by applicable Law or (iv) as required or, in Parent’s reasonable judgment, advisable to protect health and safety of its or its Subsidiaries’ employees in response to COVID-19, Parent shall not, and shall cause its Subsidiaries not to:
(a) amend, modify, restate, waive, rescind or otherwise change the Organizational Documents of Parent (other than the Parent Charter Amendment and Parent Bylaw Amendment) or any of its Subsidiaries (other than any changes or amendments thereto that do not adversely impact SpinCo’s stockholders);
(b) (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its Interests (whether in cash, securities or property), except for the declaration and payment of dividends or distributions paid on or with respect to a class of Interests of any Subsidiary that is wholly owned directly or indirectly by Parent, (ii) split, combine, subdivide, reduce or reclassify any of its Interests (except with respect to any direct or indirect wholly owned Subsidiary of Parent that remains a direct or indirect wholly owned Subsidiary of Parent immediately thereafter), or (iii) redeem, repurchase or otherwise acquire any of its Interests (including any securities convertible or exchangeable into such Interests);
(c) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of or any other Interests in Parent or any of its Subsidiaries or any Parent Voting Debt, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights, in each case, of Parent or any of its Subsidiaries, other than (i) the issuance of Parent Common Stock upon the exercise and settlement of Parent LTI Awards in accordance with their terms, (ii) the issuance of any Parent LTI Awards required by the terms of any employment agreement outstanding as of the date hereof or entered into as permitted by Section 7.1(h); (iii) the issuance by Parent of annual equity awards in the ordinary course of business; (iv) the issuance of Parent Common Stock pursuant to the Parent ESPP (as in effect on the date of this Agreement); or (v) the issuance by a wholly owned Subsidiary of Parent of its capital stock or other Interests to Parent or another wholly owned Subsidiary of Parent;
(d) merge, combine or consolidate (pursuant to a plan of merger or otherwise) Parent or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries;
(e) acquire (including by merger, consolidation, or acquisition of shares or assets) (A) any interest in any Person, (B) any assets of any Person with value in excess of $25,000,000, individually, or $75,000,000, in the aggregate, other than, in each case, in the ordinary course of business or pursuant to the Contracts set forth on Section 7.1(e) of the Parent Disclosure Schedule or (C) any interest in any Person or assets of any Person where such acquisition, merger or consolidation would reasonably be expected to materially delay the satisfaction of the conditions contained in Section 8.1(a) or materially adversely affect the consummation of the Merger;
(f) repurchase, repay, prepay, refinance or incur any indebtedness for borrowed money, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than Parent or its wholly owned Subsidiaries) for borrowed money, except (i) in the ordinary course of business pursuant to the Parent Credit Agreement in an aggregate outstanding amount not to exceed $15,000,000 at any time, and (ii) intercompany indebtedness among Parent and its wholly owned Subsidiaries or among any wholly owned Subsidiaries;
(g) except in the ordinary course of business, materially adversely modify or terminate (excluding any expiration in accordance with its terms) any Parent Material Contract;
(h) adopt, enter into, amend or alter in any material respect or terminate any Parent Benefit Plan or any employment agreement with any employee of Parent or any of its Affiliates or grant or agree to grant any increase in the wages, salary, bonus or other compensation, remuneration or benefits of any employee of Parent or any of its Affiliates, in each case except for such actions, changes or other matters: (A) taken or otherwise arising in the ordinary course of business (including ordinary course periodic increases in compensation and benefits and year-end and other ordinary course bonuses and other cash and non-cash incentive awards); (B) as required under applicable Law, any existing Parent Benefit Plan, or any existing employment agreement or other Contract; or (C) solely with respect to employees of Parent who are compensated on an hourly basis, to address market conditions;
(i) except as required or permitted by GAAP, make any material change to any financial accounting principles, methods or practices;
(j) (i) make, change or revoke any material Tax election or (ii) settle, compromise or abandon any material Tax liability, other than, with respect to each of clauses (i) and (ii), (x) in the ordinary course of business or (y) as would not be likely to have a material and adverse impact on Parent and the Parent Subsidiaries taken as a whole; or
(k) authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.
Section 7.2 Conduct of Business by SpinCo Pending the Merger. During the Interim Period (solely with respect to the SpinCo Entities or the SpinCo Business, and excluding the Excluded Assets and the Excluded Liabilities), except as (i) required or otherwise contemplated by this Agreement (including as set forth in Section 7.2 of the SpinCo Disclosure Schedule), the Reorganization or the Transaction Documents, including the Separation Step Plan, (ii) as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, (iv) as required or, in the Company’s reasonable judgment, advisable to protect health and safety in response to COVID-19 or (v) undertaken pursuant to policies, procedures or initiatives of the Company or any of its Subsidiaries of general applicability (provided that, with respect to this clause (v) any applicable actions do not have a materially adverse and disproportionate effect on the SpinCo Business relative to the Company Business), the Company and the SpinCo Entities shall use reasonable best efforts to, and to cause their respective Subsidiaries (including the SpinCo Entities), to (x) conduct the SpinCo Business in the ordinary course of business in all material respects, (y) manage the SpinCo Business’s working capital and maintain the SpinCo Business Records with a degree of care consistent with past practice and (z) maintain their respective relations and goodwill with all material suppliers, material customers and other material commercial counterparties and Governmental Authorities (in each case, to the extent related to the SpinCo Entities or the SpinCo Business, and except to the extent related to the Excluded Assets and the Excluded Liabilities). Without limiting the generality of Section 7.2(a), during the Interim Period (solely with respect to the SpinCo Entities or the SpinCo Business, and excluding the Excluded Assets and the Excluded Liabilities), except as (i) required or contemplated by this Agreement (including as set forth in Section 7.2 of the SpinCo Disclosure Schedule), the Reorganization or the Transaction Documents, including the Separation Step Plan, (ii) as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed, other than with respect to subsection (b) or (c), with respect to which consent may be withheld at the Company’s sole discretion), (iii) as required by applicable Law, (iv) as required or, in the Company’s reasonable judgment, advisable to protect health and safety of the SpinCo Employees in response to COVID-19 or (v) with respect to subsections (i), (j) and (k), undertaken pursuant to policies, procedures or initiatives of the Company or any of its Subsidiaries of general applicability (provided that, with respect to this clause (v) any applicable actions do not have a materially adverse and disproportionate effect on the SpinCo Business relative to the Company Business), the Company and SpinCo shall not, and each shall cause its respective Subsidiaries not to (in each case to the extent related to the SpinCo Entities or the SpinCo Business, and except to the extent related to the Excluded Assets and the Excluded Liabilities):
(a) amend, modify, restate, waive, rescind or otherwise change the Organizational Documents of any of the SpinCo Entities, other than an amendment to the certificate of incorporation of SpinCo to increase the number of authorized or outstanding shares of SpinCo Common Stock in connection with the Distribution in accordance with this Agreement and the Transaction Documents;
(b) other than as required for the Distribution or the SpinCo Payment, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of the Interests of any of the SpinCo Entities (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of Interests of any SpinCo Entity that is wholly owned directly or indirectly by SpinCo, (ii) split, combine, subdivide, reduce, or reclassify any of the Interests of any of the SpinCo Entities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, Interests of the SpinCo Entities or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any Interests (including any securities convertible or exchangeable into such Interests) of any of the SpinCo Entities;
(c) other than as contemplated by the Distribution, issue, sell, pledge, dispose of, grant, transfer or encumber, any shares of capital stock of, any other Interests in, or any SpinCo Voting Debt of, any of the SpinCo Entities of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Interests in any of the SpinCo Entities, or any options, warrants or other rights of any kind to acquire any shares of capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, in each case, of the SpinCo Entities, other than the issuance by a SpinCo Entity that is a wholly owned Subsidiary of SpinCo of its capital stock or other Interests to SpinCo or another wholly owned Subsidiary of SpinCo;
(d) except with respect to obsolete Intellectual Property Rights and other obsolete assets, and for the dispositions of Inventory in the ordinary course of business consistent with past practice, sell, assign, transfer, convey, lease, license, allow to lapse or expire, abandon, mortgage, pledge or permit any Lien on (other than Permitted Liens) or otherwise dispose of any SpinCo Business Assets or any SpinCo Intellectual Property, in each case that are material to SpinCo Business (taken as a whole);
(e) merge, combine or consolidate (pursuant to a plan of merger or otherwise) any of the SpinCo Entities with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any of the SpinCo Entities;
(f) acquire (including by merger, consolidation, or acquisition of shares or assets) (i) any interest in any Person or (ii) any assets of any Person that would be an asset of the SpinCo Entities at the Effective Time, other than, in the case of clause (ii), in the ordinary course of business with respect to assets either having a value not exceeding $25,000,000, individually, or $75,000,000, in the aggregate, or otherwise for which the purchase price will be paid by the Company or any of its Subsidiaries prior to the Distribution Date;
(g) repurchase, repay, prepay, refinance or incur any indebtedness for borrowed money, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money, except (i) the Financing and Permanent Financing and

(ii) intercompany indebtedness among SpinCo and its wholly owned Subsidiaries or among any such wholly owned Subsidiaries, in each case of clause (i) and (ii) to the extent otherwise in accordance with this Agreement or contemplated by the Separation Step Plan;
(h) make any loans, capital contributions or investments in, or advances of money to, any Person (other than the SpinCo Entities), in each case, except for advances to employees or officers of any SpinCo Entity for expenses incurred in the ordinary course of business and in accordance with the Company’s and its Subsidiaries’ policies in respect thereof;
(i) (A) amend or modify in any material respect (excluding extensions in the ordinary course of business), terminate (excluding any expiration in accordance with its terms), or waive any material right, benefit or remedy under, any SpinCo Material Contract or (B) enter into any Contract that if entered into prior to the date hereof would be required to be listed on Section 5.7, Section 5.15(a) or Section 5.21 of the SpinCo Disclosure Schedule;
(j) (i) adopt, enter into, amend or alter in any material respect or terminate any Company Benefit Plan in respect of the SpinCo Employees, any SpinCo Benefit Plan or any employment agreement with any SpinCo Employee, (ii) grant or agree to grant any material increase in the wages, salary, bonus or other compensation, remuneration or benefits of any SpinCo Employee, (iii) grant or provide any change in control, severance, termination retention or similar payments or benefits, (iv) hire or engage, or make an offer to hire or engage, any officer, employee or individual independent contractor of SpinCo whose annual base pay exceeds $150,000 or (v) terminate (without cause) the employment of any SpinCo employee or engagement of any SpinCo individual contractor whose annual base pay exceeds $150,000, in each case except for such actions, changes or other matters: (A) solely with respect to SpinCo Employees who are compensated on an hourly basis, to address market conditions, (B) taken or otherwise arising in the ordinary course of business (including ordinary course periodic increases in compensation and benefits and year-end and other ordinary course bonuses and other cash and non-cash incentive awards); (C) as required under applicable Law, any existing Company Benefit Plan or SpinCo Benefit Plan, any existing employment agreement or other Contract or pursuant to any new Company Benefit Plan or SpinCo Benefit Plan or amendment to an existing Company Benefit Plan to the extent applicable generally to employees of Company and its Subsidiaries (and not just of the SpinCo); or (D) the cost of which is borne solely by the Company and/or its Affiliates (other than any SpinCo Entity), it being understood and agreed that actions taken pursuant to this clause (D) shall not result in any cost, expense or Liability to SpinCo or the SpinCo Group (as defined in the Employee Matters Agreement) or Parent and its Subsidiaries (including, following the Closing, the SpinCo Group), including for purposes of the Employee Matters Agreement, or be taken into account for purposes of determining the obligations of Parent and SpinCo under Section 3.1 of the Employee Matters Agreement.
(k) except as required or permitted by GAAP, make any material change to any financial accounting principles, methods or practices of any SpinCo Entity or with respect to the SpinCo Business;
(l) other than any Action or investigation with respect to Taxes (which shall be governed by Section 7.2(m)), compromise, settle or agree to compromise or settle, or waive any material defense or right in connection with, any Action or investigation (including Transaction Litigation) other than compromises, settlements or agreements (other than with respect to any Transaction Litigation) in the ordinary course of business that involve only the payment of monetary damages not in excess of $5,000,000 individually or $25,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the SpinCo Entities or the deferral of payment until after the Distribution Date;
(m) (i) make, change or revoke any material Tax election in respect of the SpinCo Business that would bind any SpinCo Entity for periods following the Effective Time or (ii) settle, compromise or abandon any material Tax liability for which a SpinCo Entity would be responsible under any Transaction Document, other than, with respect to each of clauses (i) and (ii), (x) in the ordinary course of business or (y) as would not be likely to have a material and adverse impact on the SpinCo Entities taken as a whole;
(n) make or commit to make any capital expenditures, on an annualized basis, in the aggregate, in excess of $5,000,000, individually, or $25,000,000, in the aggregate, other than any capital expenditures for which Company or any of its Subsidiaries (other than the SpinCo Entities) shall be responsible for;

(o) enter into any collective bargaining agreement or other similar Contract with a labor union, works’ council, employee representative body or labor organization that would constitute a SpinCo CBA, in each case, that (i) imposes an obligation or liability on Parent or any of its Subsidiaries (including the SpinCo Entities following the Closing) that is material to the SpinCo Business and disproportionately impacts SpinCo Employees or the SpinCo Business or (ii) applies only to SpinCo Employees;
(p) enter into any Contract that by its terms would impose any restrictions on the operation of the Parent Business (other than the SpinCo Business) or that would require or obligate Parent or any of its Subsidiaries (other than the SpinCo Entities) to license any Intellectual Property Rights to any Person, in each case, as a result of Parent or any of its Subsidiaries being an affiliate of a SpinCo Entity following the Closing, and where the failure of Parent or any such Subsidiary to comply with such restrictions or to license such Intellectual Property Rights would result in a breach of such Contract by the SpinCo Entity; or
(q) authorize or enter into any Contract to do any of the foregoing or otherwise agree or make any commitment to do any of the foregoing.
Section 7.3 Tax Matters.
(a) This Agreement is intended to constitute a “plan of reorganization” for purposes of Section 368 of the Code and the Parties hereby adopt it as such. From and after the date of this Agreement and until the Effective Time, each Party shall use its reasonable best efforts to ensure that (i) the Contribution and Distribution, taken together, will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a) of the Code, (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) the Company will not recognize gain or loss for U.S. federal income Tax purposes in connection with the receipt of the SpinCo Payment or the SpinCo Exchange Debt or, if applicable, the consummation of the Debt Exchange, and (iv) the Merger will not cause Section 355(e) of the Code to apply to the Distribution (clauses (i) through (iv), the “Tax-Free Status”) and shall not take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Tax-Free Status. Following the Effective Time, except as otherwise set forth in Section 7.3(a) of the SpinCo Disclosure Schedule, none of the Company, Parent or any of their respective Affiliates shall take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Tax-Free Status.
(b) Each of the Company, SpinCo and Parent shall cooperate with one another and shall use its reasonable best efforts to cause the Company to obtain a written opinion of WLRK, reasonably satisfactory in form and substance to the Company and a written opinion of EY, reasonably satisfactory in form and substance to the Company (the “Distribution Tax Opinions”), each dated as of the Closing Date, regarding the tax treatment of the Contribution and Distribution and, with respect to the opinion of EY, the Reorganization transactions specified in Section 7.3(b) of the SpinCo Disclosure Schedule. In delivering the Distribution Tax Opinions, EY and WLRK shall be entitled to receive and rely upon the Parent Distribution Tax Representations and the Company Distribution Tax Representations.
(c) Each of the Company, SpinCo and Parent shall cooperate with one another and shall use its reasonable best efforts to cause the Company to obtain a written opinion of WLRK (the “Company Merger Tax Opinion”) and Parent to obtain a written opinion of Weil (the “Parent Merger Tax Opinion”) reasonably satisfactory in form and substance to the Company and Parent, respectively, dated as of the Closing Date, to the effect that, on the basis of the facts, customary representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In delivering the Company Merger Tax Opinion and the Parent Merger Tax Opinion, WLRK and Weil shall both be entitled to receive and rely upon the SpinCo Merger Tax Representations and the Parent Merger Tax Representations.
(d) The Company and SpinCo, on the one hand, and Parent, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, any Tax opinions required to be filed with the SEC in connection with the filing of the Parent Registration Statement and shall each use its respective reasonable best efforts to cause such opinions to be timely filed.
(e) Parent will promptly notify the Company if, before the Effective Time, it knows or has reason to believe that Parent is not reasonably expected to be able to obtain the Parent Merger Tax Opinion.

(f) The Company will promptly notify Parent if, before the Effective Time, it knows or has reason to believe that the Company is not reasonably expected to be able to obtain any of the Distribution Tax Opinions or the Company Merger Tax Opinion.
(g) The Company shall provide Parent copies of all Specified Tax Materials promply following the receipt, filing, or finalization or substantial finalization thereof, as applicable, provided that the Company may redact any Redactable Information from such Specified Tax Materials.
(h) As soon as reasonably practicable (and in any event within thirty (30) Business Days) after the date hereof, the Company will have submitted the IRS Ruling Request, and the Company shall submit to the IRS supplemental materials relating thereto that the Company determines in good faith are necessary or appropriate to obtain the requested rulings under the IRS Ruling Request or any additional rulings from the IRS that the Company determines are necessary or appropriate, including as a result of the transactions contemplated by this Agreement (each, an “IRS Submission”). The IRS Ruling Request and any IRS Submissions shall be prepared by the Company, subject to the terms of this Section 7.3(h). The Company shall have control over the process for submitting and prosecuting the IRS Ruling Request or such additional rulings as the Company may determine are necessary or appropriate, except as otherwise provided in this Section 7.3(h). From and after the date of this Agreement and until the Effective Time, each Party agrees to use its reasonable best efforts to facilitate receipt by the Company of the IRS Ruling (and any additional rulings the Company determines are necessary or appropriate), including providing such appropriate information as the IRS shall require in connection with the IRS Ruling Request or any IRS Submission. In connection with the IRS Ruling Request, the Company shall use its reasonable best efforts to provide Parent with a reasonable opportunity to review and comment on each material IRS Submission filed with the IRS after the date of this Agreement prior to the filing of such IRS Submission with the IRS and the Company shall, in good faith, consider and incorporate any comments provided by Parent on each such material IRS Submission; provided that the Company may redact from any such IRS Submission any information (“Redactable Information”) that (x) the Company, in its good faith judgment, considers to be confidential and not germane to Parent’s or SpinCo’s obligations under this Agreement or any of the other Transaction Documents and (y) is not a part of any other publicly available information, including any non-confidential filing. No material IRS Submission shall be submitted to the IRS after the date of this Agreement unless, prior to such submission, Parent shall have agreed (which agreement shall not be unreasonably withheld, conditioned or delayed) as to the contents of such material IRS Submission, to the extent that such contents include statements or representations that Parent reasonably and in good faith determines will have a material adverse effect on Parent or any of its Affiliates (including any SpinCo Entity for periods after the Effective Time). The Company shall provide Parent with copies of each IRS Submission filed with the IRS after the date of this Agreement as filed with the IRS promptly following the filing thereof; provided that the Company may redact any Redactable Information from such IRS Submissions. With respect to the rulings set forth in Schedule 3.2(f) of the Separation and Distribution Agreement (the “Foreign Tax Rulings”), the Company shall use its reasonable best efforts to provide Parent with a reasonable opportunity to review and comment on the request for each such ruling prior to the filing of such request with the applicable Governmental Authority and the Company shall, in good faith, consider any comments provided by Parent on each such request. No material submission to a foreign tax authority requesting a Foreign Tax Ruling, or relating to a request for a Foreign Tax Ruling, (a “Foreign Tax Submission”) shall be submitted to a foreign tax authority after the date of this Agreement unless, prior to such submission, Parent shall have agreed (which agreement shall not be unreasonably withheld, conditioned or delayed) as to the contents of such Foreign Tax Submission, to the extent that such contents include statements or representations that Parent reasonably and in good faith determines will have a material adverse effect on Parent or any of its Affiliates (including any SpinCo Entity for periods after the Effective Time); provided, that, for the avoidance of doubt, Parent shall not have any rights pursuant to this sentence with respect to any determinations which the Company is entitled to make under the Tax Matters Agreement, including pursuant to Section 3.07 of the Tax Matters Agreement, and Parent shall exercise its rights pursuant to this sentence in a manner consistent with Section 6.02(c)(ii) of the Tax Matters Agreement. The Company shall provide Parent copies of each Foreign Tax Submission made after the date of this Agreement as filed with the applicable foreign tax authority promptly following the filing thereof; provided that the Company may redact any Redactable Information from such Foreign Tax Submission.

(i) In the event of any Adverse Law Event prior to Closing or if the Company reasonably determines that the transactions contemplated by this Agreement or any other Transaction Documents would result in a material amount of Tax to the Company or any of its Affiliates, the Parties shall collaborate reasonably and in good faith in order to change the method or structure of effecting the transactions contemplated by the Transaction Documents (including the Reorganization) so as to either (x) make likely the receipt from the IRS of the IRS Ruling, or (y) allow the Company to accomplish the same result as the structure contemplated as of the date hereof in a tax-free or, in the reasonable judgment of the Company, tax efficient manner, as promptly as practicable and in any event prior to the Outside Date; provided, however, that (i) no such change shall, (A) alter or change the Exchange Ratio, the nature or mix of the Merger Consideration, or (without the consent of either Party, in their reasonable discretion) materially alter the scope of the SpinCo Business, the SpinCo Business Assets, the SpinCo Entities or SpinCo Liabilities to be acquired by Parent in connection with the Transactions, (B) materially impede or materially delay the consummation of the transactions contemplated by this Agreement or (C) materially increase any unreimbursed cost of any Party associated with the transactions contemplated by the Transaction documents (without the consent of the applicable Party) and (ii) if as a result of such change the Company will not effect the Debt Exchange, the Company will irrevocably waive in writing the condition set forth in Section 8.2(g)(i)(A). In the event that the Parties reasonably, and in good faith, agree to an alternative structure pursuant to this Section 7.3(i), they shall be obligated, as soon as practicable thereafter, to modify the covenants and agreements set forth in this Agreement and the other Transaction Documents to the extent required in order to reflect such change in transaction structure, and the Parties shall use all commercially reasonable efforts to cause the transactions contemplated hereby, as so modified, to be consummated as soon as practicable thereafter.
Section 7.4 Preparation of the Registration Statements, Schedule TO and Prospectus; Parent Shareholders Meeting.
(a) As promptly as practicable after the execution of this Agreement, to the extent such filings are required by Law in connection with the transactions contemplated by this Agreement: (i) Parent, the Company and SpinCo shall jointly prepare and Parent shall file with the SEC the Parent Registration Statement; (ii) Parent, the Company and SpinCo shall jointly prepare and SpinCo shall file with the SEC the SpinCo Registration Statement; (iii) Parent, the Company and SpinCo shall jointly prepare and Parent shall file with the SEC the Proxy Statement (which Proxy Statement may form a part of the Parent Registration Statement); and (iv) if the Distribution is effected in whole or in part as an exchange offer, the Company shall prepare and file with the SEC, when and as required (and in any event as promptly as reasonably practicable after the Parent Registration Statement and SpinCo Registration Statement have been declared effective by the SEC), a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act (collectively, the “Schedule TO”).
(b) Each of Parent, the Company and SpinCo shall use its reasonable best efforts to have the Parent Registration Statement and the SpinCo Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the Parent Registration Statement and the SpinCo Registration Statement, each of Parent, the Company and SpinCo shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the Parent Share Issuance and the Distribution. As promptly as practicable after the SpinCo Registration Statement shall have become effective, the Company shall cause the Distribution Documents to be mailed or made available to the Company’s shareholders pursuant to applicable Law. No filing of, or amendment or supplement to, the Parent Registration Statement or the Proxy Statement will be made by Parent without providing the Company and SpinCo with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Parent in good faith). No filing of, or amendment or supplement to, the SpinCo Registration Statement or the Schedule TO, if applicable, will be made by the Company or SpinCo without providing Parent with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company in good faith). Each Party (as applicable) will cause the Distribution Documents to comply in all material respects with the applicable requirements of U.S. federal securities laws.

(c) If, at any time prior to the Effective Time, any information relating to Parent, the Company or SpinCo, or any of their respective Affiliates, directors or officers, should be discovered by Parent, the Company or SpinCo which should be set forth in an amendment or supplement to the Parent Registration Statement, the Proxy Statement, the SpinCo Registration Statement or the Schedule TO, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and, to the extent required by Law, disseminated to the shareholders of Parent or the Company, as applicable. Each Party shall notify the other Party promptly of the time when the Parent Registration Statement or the SpinCo Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable pursuant to the Merger or shares of SpinCo Common Stock issuable in the Distribution for offering or sale in any jurisdiction. In addition, each Party agrees to promptly provide the other Party and their respective counsel with copies of any written comments or requests for amendments or supplements, and shall promptly inform the other Party of any oral comments or requests for amendments or supplements, that such Party or its counsel may receive from time to time from the SEC with respect to the Parent Registration Statement, the Proxy Statement, the SpinCo Registration Statement or the Schedule TO promptly after receipt of such comments, and shall provide the other Party with copies of any written or oral responses or correspondence between it or its Affiliates and the SEC related thereto. Each Party and their respective counsel shall be given a reasonable opportunity to review in advance any such written responses and to participate in any discussions or oral material communications with the SEC, and each Party shall reasonably consider in good faith the additions, deletions, comments or changes suggested thereto by the other Party and their respective counsel.
(d) Parent Shareholders Meeting.
(i) Subject in all respects to Section 7.4(d)(iii), Parent shall call, give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholders Meeting”) as promptly as reasonably practicable following the date on which the Parent Registration Statement is declared effective, for the purpose of obtaining the Parent Shareholder Approval (and no other matters, except for (x) a proposal to amend the bylaws of Parent to authorize the Parent Board to amend the bylaws without obtaining the approval of Parent’s shareholders and (y) a proposal to adjourn the meeting to solicit additional proxies to obtain the Parent Shareholder Approval, if necessary, and any other proposal required by applicable Law, shall be considered or voted upon at the Parent Shareholders Meeting without the Company’s prior written consent); provided, however, that, subject to the requirements of any applicable Law, Parent may, and in the case of clause (C) on up to two (2) occasions upon the reasonable request of the Company (and for no more than ten (10) Business Days each) shall, postpone or adjourn the Parent Shareholders Meeting (A) if a quorum has not been established; (B) after consultation with the Company, to allow reasonable additional time for the filing and mailing of any supplement or amendment to the Proxy Statement as may be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by Parent’s shareholders sufficiently in advance of the Parent Shareholders Meeting; (C) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Parent Shareholder Approval would not otherwise be obtained; (D) after consultation with the Company, if otherwise required by applicable Law; or (E) with the prior written consent of the Company; provided, however, that, unless otherwise agreed to by the Company, the Parent Shareholders Meeting shall not be postponed or adjourned under clauses (A) through (C) for more than fifteen (15) Business Days in total without the written consent of the Company. Parent shall advise the Company upon request on a daily basis during each of the last five (5) Business Days prior to the date of the Parent Shareholders Meeting as to the aggregate tally of proxies received by Parent with respect to the Parent Shareholder Approval and at additional times upon the reasonable request of the Company.
(ii) Parent shall, through the Parent Board, make the Parent Board Recommendation and include such Parent Board Recommendation in the Proxy Statement (subject to Section 7.9) and use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the approval of the proposals required under the Parent Shareholder Approval, and (B) take all other action necessary or advisable to secure the Parent Shareholder Approval. Except as expressly permitted in Section 7.9(c), neither the Parent Board nor any committee thereof shall effect a Parent Adverse Recommendation Change.
(iii) Notwithstanding anything to the contrary herein, including any Parent Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Parties under this Section 7.4 shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, the proposals required under the Parent Shareholder Approval shall be submitted to the shareholders of Parent for approval at the Parent Shareholders Meeting whether or not (A) the Parent Board shall have effected a Parent Adverse Recommendation Change or (B) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Parent or any of its Representatives.
Section 7.5 Reasonable Best Efforts.
(a) Subject to the terms of Section 7.6, which shall govern with respect to the subject matter thereof, each of Parent and the Company shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents, as promptly as practicable and in any event prior to the Outside Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Authorities and the making of all necessary registrations and filings in connection therewith, (ii) using its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties, and (iii) subject to Section 7.5(c), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided, however, that in no event shall the Company, Parent or their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.
(b) The Company and Parent shall (i) promptly, but, unless mutually agreed by the Company and Parent, in no event later than ten (10) Business Days after the date hereof, file (or cause to be filed) any and all pre-merger notification and report forms required to be filed by the Parties under the HSR Act with respect to the Merger, and (ii) make, in no event later than the applicable deadline set forth on Section 7.5(b) of the Company Disclosure Schedule unless mutually agreed by the Company and Parent, the appropriate filings required in connection with each of the other Requisite Regulatory Approvals. The Company and Parent shall request early termination of any applicable waiting periods under the Antitrust Laws (if available) and shall respectively use their reasonable best efforts to cause the expiration or termination of such waiting periods, and shall supply to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission as promptly as reasonably practicable and advisable any additional information or documents that may be requested pursuant to any Law or by any of them. Parent may not “pull and refile” its filing under the HSR Act without the prior written approval of the Company.
(c) In furtherance of the covenants of the parties contained in this Section 7.5 (i) if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger (or the other transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents) as violative of any Antitrust Law, each of the parties hereto shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the Merger or any such other transaction on or before the Outside Date and (ii) Parent shall take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), and including, in the case of Parent, proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to

(x) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of Parent, the SpinCo Entities or any of their respective Affiliates, including the SpinCo Business and the SpinCo Business Assets (other than the Company and its Affiliates following the Closing) and (y) otherwise take or commit to take actions that after the Closing would limit Parent’s freedom of action with respect to, or its ability to operate and/or retain any of the businesses, assets or properties of Parent, the SpinCo Entities or any of their respective Affiliates (other than the Company and its Affiliates following the Closing), including the SpinCo Business and the SpinCo Business Assets (collectively, the “Remedial Actions”); provided, however, that nothing contained in this Agreement requires Parent to (x) agree to or effect any sale, divestiture or disposition of, or (y) agree to or take any other action pursuant to the foregoing that would limit Parent’s freedom of action or ability to operate and/or retain, assets or a business of Parent or the SpinCo Entities or any of their respective Affiliates that, individually or in the aggregate, generated net sales revenues in excess of $83,000,000 (the “Maximum Impacted Historical Revenue”); provided that, in the case of clause (y), the net sales revenues of the asset or business impacted by such action shall be considered in determining whether the Maximum Impacted Historical Revenue has been achieved only if the applicable limitation would be material to such impacted assets or business. For the purposes of calculating the Maximum Impacted Historical Revenue, (A) the net sales revenues of any SpinCo Business Assets shall be calculated using the 2020 net sales revenues from the Sales Cube application used by the Company and its Affiliates, and (B) the net sales revenues of any assets or business of Parent and its Affiliates shall be calculated using the fiscal year 2021 net sales revenues from the Prophix database used by Parent and its Affiliates; provided, in each case of clause (A) and (B) that net sales revenues shall not include sales between a Party and its Affiliates or among its Affiliates. Parent shall be entitled to lead any proceedings or negotiations with any Governmental Authorities with respect to any Remedial Actions, in consultation with the Company pursuant to Section 7.5(d). In furtherance of Section 7.5(c)(ii), Parent may propose the assets or businesses of Parent or the SpinCo Entities that may be subject to any Remedial Actions. Notwithstanding anything in this Agreement to the contrary, the Company and its Affiliates shall not be obligated to take or agree or commit to take any action (i) that is not conditioned on the Closing or (ii) that relates to any Excluded Assets or the Company Business.
(d) Parent and the Company shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions, timing agreements or extensions, and any other actions pursuant to this Section 7.5, and, subject to applicable legal limitations and the instructions of any Governmental Authority, Parent and the Company shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by Parent and the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Authority with respect to such transactions. Subject to applicable Law relating to the exchange of information, Parent and the Company shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any non-administrative written communications or submissions to any Governmental Authority; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the SpinCo Business and the SpinCo Business Assets or information concerning the Transaction Process, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements, and (iii) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company agree not to participate in any pre-scheduled meeting or discussion, either in person, by video conference, or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party a reasonable opportunity to attend and participate.
Section 7.6 Financing.
(a) SpinCo shall use reasonable best efforts to (i) maintain in effect the commitment letter, dated as of the date of this Agreement (including: (A) all exhibits, schedules and annexes to such agreement in effect as of the date hereof; and (B) any associated fee letters (together, as amended, modified, supplemented, restated, replaced or waived from time to time in accordance with the terms of this Agreement and the terms thereof, the “Debt Commitment Letter”)), from the SpinCo Lenders party thereto, pursuant to which, among other things, the SpinCo Lenders have committed to provide SpinCo or its designee with debt financing in the amount set forth therein (the committed debt financing contemplated by the Debt Commitment Letter, being referred to as the “Financing”), (ii) materially comply with the obligations that are set forth in the Debt Commitment Letter that are applicable to SpinCo, (iii) fully enforce the rights of SpinCo under the Debt Commitment Letter and (iv) cause the applicable SpinCo Lenders to fund the full amount of the Financing (other than any portion thereof that is replaced with previously or concurrently incurred Permanent Financing) no later than immediately prior to the Distribution.
(b) In the event any funds in the amounts set forth in the Debt Commitment Letter or the Financing Agreements (as defined below), or any portion thereof, become unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Financing Agreements, the Company (in consultation in good faith with Parent) shall cause SpinCo to, and each of SpinCo and Parent shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to cooperate to arrange to obtain promptly replacement debt financing for SpinCo from the same or alternative sources, in an aggregate amount, when added to the portion of the Financing and Permanent Financing that is available, equal to $1,000,000,000 (the “Alternative Financing”, it being understood and agreed that references herein to (i) the Financing shall include any such Alternative Financing and (ii) the Debt Commitment Letter or Financing Agreements shall include the commitment letter and definitive agreements, as applicable, in each case relating to such Alternative Financing), and to obtain a new financing commitment that provides for such financing; provided, that the terms of the Alternative Financing must (A) not result in any materially adverse Tax consequences to the Company and its Subsidiaries, including as to the Tax-Free Status of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith), (B) unless otherwise agreed to in writing by the Company, SpinCo and Parent, be on terms and conditions not materially less favorable, taken as a whole, to SpinCo and Parent than those in the Debt Commitment Letter or the Financing Agreements, as applicable and (C) unless otherwise agreed to in writing by the Company and Parent, not contain any conditions to the consummation of such Alternative Financing that are more onerous than the conditions set forth in the Debt Commitment Letter or the Financing Agreements, as applicable.
(c) SpinCo shall give Parent, and Parent shall give SpinCo, prompt written notice upon it obtaining actual knowledge of (i) any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Debt Commitment Letter, the Financing Agreements or the Permanent Financing Agreements (as defined below), (ii) any actual or threatened withdrawal, repudiation or termination of the Financing or Permanent Financing by any party to the Debt Commitment Letter, the Financing Agreements or the Permanent Financing Agreements, (iii) any material dispute or disagreement between or among any of the parties to the Debt Commitment Letter, the Financing Agreements or the Permanent Financing Agreements, and (iv) any amendment, restatement, supplement or modification of, or waiver under, or replacement of the Debt Commitment Letter, the Financing Agreements or the Permanent Financing Agreements. Subject to the immediately preceding clause (b), SpinCo shall not, without the prior written consent of Parent, amend, modify, supplement, restate, replace, terminate, or agree to any waiver under the Debt Commitment Letter, the Financing Agreements or the Permanent Financing Agreements; provided that notwithstanding the foregoing, SpinCo may (in consultation with Parent) amend and restate the Debt Commitment Letter or otherwise execute joinder agreements to the Debt Commitment Letter solely to add additional SpinCo Lenders, arrangers, agents or entities with other similar roles or titles.
(d) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article IX, each of the Company, SpinCo and Parent agrees to cooperate and use reasonable best efforts to take, or cause to be taken, and to cause their respective Representatives to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable and proper in connection with the arrangement and consummation by SpinCo of the Financing, including, without limitation, by (i) participating in the marketing and syndication efforts related thereto, (ii) participating in the preparation of rating agency presentations and meetings with rating agencies, due diligence sessions and drafting sessions with respect thereto, (iii) negotiating and, in the case of SpinCo, entering into definitive agreements with respect thereto (the “Financing Agreements”), on the terms and conditions contained in the Debt Commitment Letter or on such other terms as are reasonably acceptable to the Company, SpinCo and Parent; provided, that any such other terms must not result in any materially adverse Tax consequences to the Company and its Subsidiaries, including as to the Tax-Free Status of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith) and (iv) on a timely basis (taking into account the expected timing of the Marketing Period), (x) satisfying all conditions precedent in the Debt Commitment Letter and the Financing Agreements that are within the control of SpinCo, Parent or their respective Subsidiaries, as applicable, (y) furnishing any pertinent information regarding the SpinCo Business or Parent and its Subsidiaries, as applicable, or any of their respective properties or assets, as may be reasonably requested by SpinCo or Parent, as applicable, in connection with the Financing and (z) furnishing summary financial results reasonably available to or obtainable by the Company or SpinCo, on the one hand, or Parent, on the other, for any fiscal period of SpinCo or Parent, as applicable, for which historical financial statements of the SpinCo Business or Parent, as applicable, are not yet available, to the extent disclosure of such financial results would be customary, advisable or necessary in connection with an offering of high yield debt securities of SpinCo or Parent, as applicable, pursuant to Rule 144A promulgated under the Securities Act at the time the relevant offering is being arranged or launched, in a form customarily used to “flash” or “pre-release” financial results for such an offering (and, upon the reasonable request of the Company or Parent, as applicable, and to the extent customary, advisable or necessary, the Company or Parent, as applicable, shall disclose publicly such financial results prior to or concurrently with the launch of any such offering).
(e) The Company hereby consents to the use of SpinCo’s and its Subsidiaries’ logos, and Parent hereby consents to the use of its and its Subsidiaries’ logos, in connection with the Financing and Permanent Financing and solely in a manner that is not intended or reasonably likely to harm or disparage the reputation or goodwill of the relevant party, or any of their respective Intellectual Property Rights. SpinCo and Parent shall, upon reasonable request by the Company, each keep the Company informed in reasonable detail of the status of its efforts to arrange and consummate the Financing and Permanent Financing and as promptly as practicable provide copies of then-current drafts of the Financing Agreements and Permanent Financing Agreements.
(f) Notwithstanding any of the foregoing or any other provision of this Agreement to the contrary, in the event of a termination of this Agreement in accordance with its terms (other than a termination by Parent pursuant to Section 9.1(d), in which case the Company shall be responsible for 100% of the Reimbursement Obligations), each of Parent, on the one hand, and the Company and SpinCo, on the other hand, shall be responsible for 50% of the aggregate amount of the Reimbursement Obligations, and Parent shall, or shall cause its Subsidiaries to, pay to the Company an amount of cash equal to 50% of the aggregate amount of the Reimbursement Obligations (such payment to be made promptly and in any event within thirty (30) Business Days following delivery to Parent of a written request therefor accompanied by reasonable supporting documentation evidencing such Reimbursement Obligations); provided, however, in the event this Agreement is validly terminated by the Company pursuant to Section 9.1(e), then the percentage of the Reimbursement Obligations for which Parent shall be responsible (and in respect of which Parent shall be required to pay to the Company) pursuant to this Section 7.6(f) shall be deemed to equal 100%.
(g) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article IX, each of the Company, SpinCo and Parent agrees to cooperate and use reasonable best efforts to take, or cause to be taken, and to cause their respective Representatives to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable and proper in connection with the arrangement, marketing and consummation of the issuance of any debt securities (including the SpinCo Exchange Debt) or the incurrence of any other long-term debt financing by SpinCo (or its designee) in lieu of the Financing (such financing, the “Permanent Financing”), including, without limitation, by (in the case of any portion of the Permanent Financing consisting of SpinCo Exchange Debt, subject to Sections 7.6(k) and (l)) (i) consulting in good faith on the terms and conditions of any Permanent Financing, (ii) participating in the marketing and syndication efforts related thereto, (iii) participating in the preparation of rating agency presentations and meetings with rating agencies, due diligence sessions and drafting sessions with respect thereto, (iv) participating in the preparation of appropriate and customary materials for investor presentations, offering memoranda, private placement memoranda, bank information memoranda and similar documents customarily required in connection with obtaining such Permanent Financing, and assisting with the identification of any portion of the information contained therein relating to such Person that constitutes material non-public information of such Person, (v) in the case of the Company and SpinCo, as promptly as reasonably practicable furnishing Parent with the Required Information, (vi) using reasonable best efforts to obtain customary accountants’ comfort letters (including customary “negative assurance” and change period), legal opinions and other documentation and items relating to the Permanent Financing, (vii) negotiating and, in the case of SpinCo, entering into definitive agreements with respect thereto (the “Permanent Financing Agreements”), on terms and conditions reasonably satisfactory to the Company, SpinCo and Parent; provided, that any such terms must not result in any materially adverse Tax consequences to the Company and its subsidiaries, including as to the Tax-Free Status of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith), (viii) on a timely basis (taking into account the expected timing of the Marketing Period), (x) satisfying all conditions precedent in the Permanent Financing Agreements that are within the control of SpinCo, Parent or their respective Subsidiaries, as applicable, (y) furnishing any pertinent information regarding the SpinCo Business or Parent, as applicable, or any of their respective properties or assets, as may be reasonably requested by SpinCo or Parent, as applicable, in connection with the Permanent Financing and (z) furnishing summary financial results reasonably available to or obtainable by the Company or SpinCo, on the one hand, or Parent, on the other, for any fiscal period of SpinCo or Parent, as applicable, for which historical financial statements of the SpinCo Business or Parent, as applicable, are not yet available, to the extent disclosure of such financial results would be customary, advisable or necessary in connection with an offering of high yield debt securities of SpinCo or Parent, as applicable, pursuant to Rule 144A promulgated under the Securities Act at the time the relevant offering is being arranged or launched, in a form customarily used to “flash” or “pre-release” financial results for such an offering (and, upon the reasonable request of the Company or Parent, as applicable, and to the extent customary, advisable or necessary, the Company or Parent, as applicable, shall disclose publicly such financial results prior to or concurrently with the launch of any such offering), (ix) facilitating the granting of security interests (and perfection thereof) in collateral and the provision of guarantees, (x) furnishing at least five (5) Business Days prior to the Closing (A) all documentation and other information requested by the financing sources in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, and (B) a “Beneficial Ownership Certification” (as defined in the Debt Commitment Letter), in each case to the extent requested at least seven (7) Business Days prior to the Closing and (xi) delivering any customary certificates required by the Permanent Financing Agreements.
(h) Notwithstanding anything to the contrary in this Section 7.6, (i) no action contemplated in this Section 7.6 shall be required to the extent such action would: (A) require Parent or any of its Subsidiaries to be an issuer or guarantor of the Company Exchange Debt or require the Company or any of its Subsidiaries (other than SpinCo), or, prior to the Closing, Parent, any of its Subsidiaries or any of SpinCo’s Subsidiaries, to be an issuer or guarantor of the Financing or the Permanent Financing; (B) require the Company or any of its Subsidiaries or, prior to the Closing, Parent or any of its Subsidiaries, or any of their respective Representatives, to provide (or to have provided on its behalf) any certificates, legal opinions or negative assurance letters (other than, in the case of SpinCo and its Subsidiaries, certificates, opinions or letters delivered at the closing of the Financing or the Permanent Financing, as applicable); (C) cause any director, officer or employee of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, to incur any personal liability; (D) require the Company or any of its Subsidiaries (other than SpinCo and its Subsidiaries), or, prior to the Closing, Parent or any of its Subsidiaries or SpinCo or any of its Subsidiaries, to execute and deliver any pledge or security documents or certificates, documents or instruments relating to the provision (or perfection) of collateral in connection with the Financing or Permanent Financing other than those related to customary escrow arrangements reasonably acceptable to Parent, the Company and SpinCo relating to any proceeds from the Permanent Financing required to be held therefor; (E) without limiting clauses (B) and (D) above, (1) require Parent or any of its Subsidiaries to execute and deliver any documentation related to the Company Exchange Debt or (2) require the Company or any of its Subsidiaries (other than SpinCo) or, prior to the Closing, Parent, any of its Subsidiaries or any of SpinCo’s Subsidiaries, to execute and deliver any documentation related to the Financing or Permanent Financing; (F) (1) jeopardize (in the Company’s reasonable determination) any attorney-client privilege of the Company or any of its Subsidiaries (in which case the Company and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege) or (2) jeopardize (in Parent’s reasonable determination) any attorney-client privilege of Parent or any of its Subsidiaries (in which case Parent and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege); (G) result in a material violation or breach of, or a default under, the Organizational Documents of the Company or its Subsidiaries, or the Organizational

Documents of Parent or its Subsidiaries, or any applicable Law; (H) require the incurrence or issuance of any indebtedness other than the Financing, the Permanent Financing, the Company Exchange Debt and intercompany indebtedness required or otherwise contemplated by the Transaction Documents, including the Separation Step Plan; (I) unreasonably interfere with the respective businesses or ongoing operations of the Company and its Subsidiaries or Parent and its Subsidiaries; (J) require the Company or its Subsidiaries or Parent or its Subsidiaries to prepare or deliver any (1) Excluded Information or (2) financial statements (other than financial statements to the extent (x) set forth in Section 7.6(g)(viii)(z) or Section 7.6(d)(iv)(z), (y) in the case of the Company and its Subsidiaries, constituting Required Information or (z) in the case of Parent and its Subsidiaries, constituting “Required Notes Information” or “Required Bank Information” (each as defined in the Debt Commitment Letter as in effect as of the date hereof) relating to Parent or its Subsidiaries) that are not readily available to them or prepared in the ordinary course of their respective financial reporting practices or (K) require the Company, SpinCo or their respective subsidiaries to prepare any pro forma financial statements or pro forma financial information or provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Permanent Financing and (ii) no action contemplated in this Section 7.6 shall be required by the Company, SpinCo or their respective Subsidiaries to the extent such action would result in any materially adverse Tax consequences to the Company, including as to the Tax-Free Status of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith).
(i) All non-public or otherwise confidential information regarding the SpinCo Business obtained by Parent or its Representatives pursuant to this Section 7.6 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or their respective Affiliates), each of the Company and SpinCo agrees that Parent may share information with respect to SpinCo and the SpinCo Business with the SpinCo Lenders, and that Parent and such SpinCo Lenders may share such information with potential financing sources in connection with any marketing efforts for the Financing and the Permanent Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by Parent or any of its Subsidiaries pursuant to this Section 7.6, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books, offering memoranda, private placement memoranda and similar documents.
(j) All non-public or otherwise confidential information regarding the businesses of Parent and its Subsidiaries obtained by the Company, SpinCo or their respective Representatives pursuant to this Section 7.6 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between the Company or SpinCo, on the one hand, and Parent, on the other hand (or their respective Affiliates), Parent agrees that the Company and SpinCo may share information with respect to the businesses of Parent and its Subsidiaries with the SpinCo Lenders, and that the Company, SpinCo and such SpinCo Lenders may share such information with potential financing sources in connection with any marketing efforts for the Financing and the Permanent Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by the Company, SpinCo or any of their respective Subsidiaries pursuant to this Section 7.6, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books, offering memoranda, private placement memoranda and similar documents.
(k) If the Above Basis Amount exceeds zero and there has been no Adverse Law Event with respect to the Company’s recognition of gain or loss for U.S. federal income Tax purposes in connection with the Debt Exchange, unless the Company has delivered written notice of its waiver (in its sole discretion) of the condition set forth in Section 8.2(g)(i)(A):
(i) the Company shall use its reasonable best efforts to, (a) prior to the Distribution, incur indebtedness in an aggregate principal amount equal to the Above Basis Amount containing terms reasonably satisfactory to the Company (the “Company Exchange Debt”); (b) cause SpinCo to distribute to the Company indebtedness of SpinCo containing terms (including as to pricing, fees and other economic terms) consistent with those described in paragraph (l) below and otherwise reasonably satisfactory to the Company, SpinCo and Parent (the “SpinCo Exchange Debt”); and (c) cause the Debt Exchange to be consummated prior to or substantially concurrently with the Distribution in a process to be jointly managed by the Company and Parent in good faith; provided, that the terms of the Debt Exchange must not result in any materially adverse Tax consequences to the Company and its Subsidiaries, including as to the Tax-Free Status of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith);
(ii) (a) the Company and its Subsidiaries (including SpinCo and its Subsidiaries) on the one hand, and Parent and its Subsidiaries on the other hand, shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all other things reasonably necessary to facilitate the Debt Exchange and (b) the Company and its Subsidiaries (including SpinCo and its Subsidiaries) shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all other things reasonably necessary to cause the holders of the Company Exchange Debt to exchange such Company Exchange Debt for the SpinCo Exchange Debt on terms reasonably acceptable to the Company;
(iii) (a) the Company and Parent shall jointly manage the negotiations in connection with the issuance of the SpinCo Exchange Debt and the selection of investment banking advisors with respect thereto; and (b) the financial, legal, accounting and other advisors for the Company, Parent and SpinCo shall be directed to take, or cause to be taken, all actions, and do, or cause to be done, all other commercially reasonable things necessary to facilitate the Debt Exchange as reasonably directed by the Company and Parent in good faith;
(iv) the Company and Parent will each be permitted to participate in any material discussions with the investment banks, managers or other third parties relating to the terms and conditions of the SpinCo Exchange Debt and to review and comment on drafts of proposed indentures, specimen security certificates, purchase agreements, credit agreements and other similar agreements governing the SpinCo Exchange Debt;
(v) each party hereto shall use reasonable best efforts to cooperate in connection with the preparation of all documents and the making of all filings required in connection with the issuance of the SpinCo Exchange Debt and the consummation of the Debt Exchange;
(vi) the Company and Parent shall coordinate their activities with respect to the Debt Exchange and the other components of the Financing and the Permanent Financing, as applicable, with the intent of optimizing the marketing and execution thereof; and
(vii) the Company shall use commercially reasonable efforts to increase the Basis Amount (without taking into account the second proviso contained in the definition thereof), provided, that the Company shall not be required to take any action that could (a) prevent or materially delay the Separation, the Distribution or the Merger (or prevent or materially delay the satisfaction of any condition to any of the foregoing) or (b) result in any material Tax or unreimbursed cost to the Company which Tax or cost would not otherwise be incurred.
(l) The SpinCo Exchange Debt shall (i) have a minimum term of eight years from issuance, (ii) be subject to covenants that are consistent with market practice for issuers with the credit ratings assigned to Parent or SpinCo giving pro forma effect to the consummation of the Merger, (iii) include terms that result in the SpinCo Exchange Debt trading at par upon issuance, (iv) not be callable for at least 5 years (except subject to payment of a customary make-whole premium) and (v) have no principal amortization; provided, however, that unless the Company has delivered written notice of its waiver (in its sole discretion) of the condition set forth in Section 8.2(g)(i)(A), if the SpinCo Debt Exchange is unable to be consummated via the issuance or incurrence of the SpinCo Exchange Debt within the foregoing parameters, the parties agree that the Company may, but shall not be required to, complete the issuance or incurrence of the SpinCo Exchange Debt outside such parameters to the extent necessary to consummate the Debt Exchange prior to the Distribution, as determined by the Company in good faith, after reasonable consultation with Parent.
Section 7.7 Access to Information. The Company shall, and shall cause its Subsidiaries, on the one hand, and Parent shall, and shall cause the Parent Subsidiaries, on the other hand, to afford to the other Party and to its respective Representatives, reasonable access, during normal business hours and subject to bona fide policies and procedures established by the other Party (including in response to COVID-19), during the Interim Period, in such manner as to not interfere with Parent’s and its Subsidiaries’ or the SpinCo Business’s (as applicable) normal operations, the properties, the SpinCo Business Records and appropriate senior-level employees of Parent and the Parent Subsidiaries or the Company and its Subsidiaries (related to the SpinCo Business), including the SpinCo Entities (as applicable), as such Party and its Representatives may reasonably request for the purposes of furthering the transactions contemplated by this Agreement or integration planning and preparing for the operation of Parent and the Surviving Corporation post-Closing; provided that (a) such investigation shall only be upon reasonable notice and at the sole cost and expense of the investigating Party; (b) no Party or its Representatives shall be permitted to perform any environmental testing or sampling, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions without the prior written consent of the other applicable Party; (c) no Party or its Representatives shall be entitled to access any employee-related or employee benefit-related files or records of another Party, including individual performance or evaluation records, medical histories, workers compensation records, drug testing results, or other sensitive personal information; and (d) that nothing in this Agreement shall require any Party to permit any inspection or disclose any information to any other Party that (i) would unreasonably interfere with the conduct of such Party’s business or result in damage to property (other than immaterial damage), except with such other Party’s prior written consent (which may be withheld or denied at its sole discretion), (ii) would cause a violation of any Law, privacy policy or any confidentiality obligations and similar restrictions that may be applicable to such information, or (iii) would jeopardize the attorney-client privilege or other disclosure privilege or protection to such Party (provided that the Party that would otherwise be required to disclose information to the other shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement, policy, Law or other restriction, including through the use of commercially reasonable efforts to obtain any required consent or waiver to the disclosure of such information from any third party and through the implementation of appropriate and mutually agreeable “clean room” or other similar procedures designed to limit any such adverse effect of sharing such information by each Party). Parent and the Company may, as it deems advisable, reasonably designate any competitively sensitive information as “clean team” or “outside counsel only” material or with similar restrictions. Notwithstanding anything in this Section 7.7 to the contrary (but without limiting the Company’s obligations under this Agreement, including Section 7.4), the Company and SpinCo shall not be required to provide access to, or make any disclosure with respect to, any information of or to the extent relating to the Company, any of its Affiliates or any of their respective businesses, other than information to the extent relating to the SpinCo Business, the SpinCo Entities, the SpinCo Business Assets or the SpinCo Liabilities. The Parties hereby agree that, notwithstanding anything in this Section 7.7 to the contrary, the provisions of the Confidentiality Agreement and, to the extent applicable, the procedures set forth on Section 7.7 of the SpinCo Disclosure Schedule shall apply to all information and material furnished by any Party or its Representatives thereunder and hereunder. The Confidentiality Agreement shall survive any termination of this Agreement. All requests for such access to any Party shall be made to such Party or its designated Representative.
Section 7.8 D&O Indemnification and Insurance.
(a) For a period of six (6) years from and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each present and former director, officer or employee of any SpinCo Entity (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries (including the SpinCo Entities), as the case may be, would have been permitted under the Organizational Documents of SpinCo as in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Organizational Documents, provided that such Person delivers an undertaking to Parent in advance agreeing to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment that such Person is not entitled to indemnification). Without limiting the foregoing, Parent shall cause the SpinCo Entities (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Organizational Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the SpinCo Entities’ respective former and current officers, directors or employees that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company as of the date hereof and (ii) not to amend, repeal, waive or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.
(b) The Company may at its option and sole expense procure a prepaid, non-cancelable six (6)-year “tail” policy commencing on the Closing Date covering the Indemnified Parties with respect to matters existing or occurring at or prior to the Effective Time.
(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the transactions contemplated hereby and shall be binding on all successors and assigns of Parent and SpinCo and are intended to be for the benefit of, and will be enforceable by, each present and former director, officer and employee of any SpinCo Entity and his or her heirs and representatives. In the event that Parent or SpinCo or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or SpinCo, as the case may be, shall succeed to the obligations set forth in this Section 7.8.
Section 7.9 No Solicitation.
(a) Parent shall immediately cease, and shall cause its Subsidiaries and shall direct and use reasonable best efforts to cause its Representatives to immediately cease, any discussions or negotiations with any Person (other than the Company or its Affiliates) that may be ongoing with respect to a Competing Proposal, or any proposal that would reasonably be expected to lead to a Competing Proposal, and shall promptly request that each such Person return or destroy any confidential information that has been provided in any such discussions or negotiations. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, Parent shall not, and shall cause its respective Subsidiaries and shall direct and use reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal, or (ii) engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information relating to Parent or any Parent Subsidiary in connection with, any Competing Proposal (or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal); provided, however, that (x) Parent may direct any Person that submits any Competing Proposal or makes any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal (in each case, not involving, following or resulting from any breach of this Section 7.9) to the provisions of this Section 7.9 and (y) if, prior to obtaining the Parent Shareholder Approval and following the receipt of a bona fide written Competing Proposal made after the date hereof that the Parent Board determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or could reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated, encouraged or facilitated by the breach (other than a de minimis breach) of this Section 7.9(a), the Parent Board determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal would more likely than not be inconsistent with the fiduciary duties that the directors owe to Parent and its shareholders in their capacity as directors of Parent under applicable Law, Parent may, in response to such Competing Proposal and subject to Section 7.9(d), (A) furnish information with respect to Parent, its Subsidiaries and Affiliates to the Person making such Competing Proposal pursuant to an Acceptable Confidentiality Agreement and (B) engage in discussions or negotiations with such Person regarding such Competing Proposal; provided, that Parent may only take the actions described in the foregoing clauses (A) and (B) if it has provided the Company and SpinCo with notice of its intent to take such action at least forty-eight (48) hours prior to initially taking the first of any such actions. Except as expressly permitted by this Section 7.9, the Parent Board shall not, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article IX, (1) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Competing Proposal; (2) withdraw, change, amend, modify or qualify, or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation, (3) if a Competing Proposal has been publicly announced, fail to publicly make a statement that the Company recommends against any such Competing Proposal within ten (10) Business Days after the initial request in writing by the Company following such public announcement to do so, or, if requested by the Company in writing, after any material amendment, revision or change to the terms of any such previously publicly disclosed Competing Proposal have been made public (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to the Company, such recommendation against such Competing Proposal), (4) fail to include the Parent Board Recommendation in the Proxy Statement, (5) approve or authorize, or cause or permit Parent or any Parent Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or providing for, any Competing Proposal (other than an Acceptable Confidentiality Agreement), or (6) commit or agree to do any of the foregoing (any act described in clauses (1), (2), (3),(4) or (6) (to the extent relating to clauses (1), (2), (3) or (4)), a “Parent Adverse Recommendation Change”).
(b) Except as expressly permitted by this Section 7.9, Parent shall not, and shall cause its respective Subsidiaries not to, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article IX, (i) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Competing Proposal; or (ii) terminate, amend in a manner adverse to the Company, release, modify or grant any permission, waiver or release under, any standstill or similar agreement entered into by Parent or any of its Subsidiaries in respect of or in contemplation of a Competing Proposal (other than if the Parent Board determines, in good faith after consultation with its outside legal counsel, that failure to take any of such actions would more likely than not be inconsistent with the fiduciary duties that the directors owe to Parent and its shareholders in their capacity as directors of Parent under applicable Law).
(c) In addition to the provisions of Section 7.9(a) and Section 7.9(b), prior to receipt of the Parent Shareholder Approval, the Parent Board may (I) in response to any bona fide written Competing Proposal that was not solicited, initiated or knowingly encouraged in violation of Section 7.9(a), effect a Parent Adverse Recommendation Change or (II) in response to an Intervening Event, effect a Parent Adverse Recommendation Change, in the case of each of clauses (I) and (II), if and only if (i) (A) in the case of a Competing Proposal, the Parent Board concludes in good faith, after consultation with Parent’s outside financial advisor and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal or (B) in the case of an Intervening Event, if the Parent Board determines in good faith that an Intervening Event has occurred and is continuing; (ii) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to take such action would more likely than not be inconsistent with the fiduciary duties that the directors owe to Parent and its shareholders in their capacity as directors of Parent under applicable Law; (iii) the Parent Board provides the Company four (4) Business Days’ prior written notice of its intention to take such action (an “Alternative Notice”), which notice shall include the information with respect to such Competing Proposal that is specified in Section 7.9(d) as well as a copy of the acquisition agreement relating to such Competing Proposal (if any), or the material facts and circumstances relating to any such Intervening Event, as applicable; (iv) during the four (4) Business Days following such written notice (the “Negotiation Period”), if requested by the Company, Parent shall have negotiated (and directed its Representatives to negotiate) in good faith with the Company regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company in response to such Competing Proposal or Intervening Event; and (v) at the end of the four (4) Business Day period described in the foregoing clause (iv), the Parent Board concludes in good faith, (A) after consultation with Parent’s outside legal counsel and financial advisor (and taking into account any adjustment or modification of the terms of this Agreement to which the Company and SpinCo have agreed in writing), that any Competing Proposal continues to be a Superior Proposal or (B) after consultation with Parent’s outside legal counsel, that the failure to make a Parent Adverse Recommendation Change with respect to such Intervening Event would more likely than not be inconsistent with the fiduciary duties that the directors owe to Parent and its shareholders in their capacity as directors of Parent under applicable Law. Any material amendment or material modification to any Competing Proposal (including any amendment or modification to the amount, form or mix of consideration the shareholders of Parent would receive as a result of the Superior Proposal) or to the facts and circumstances relating to any Intervening

Event shall require a new Alternative Notice and a new Negotiation Period commencing from the date of receipt of such new Alternative Notice; provided, that with respect to each subsequent written notice related to a material amendment or modification, references to the four (4) Business Day period above shall be deemed to be references to two (2) Business Days.
(d) Without limiting the obligations set forth in Section 7.9(a) and Section 7.9(c), Parent shall promptly, and in any event no later than twenty-four (24) hours, after it receives (i) any Competing Proposal or written indication by any Person that is reasonably likely to lead to a Competing Proposal, (ii) any request for non-public information relating to Parent or its Subsidiaries relating to, or from any Person that would reasonably be expected to make, a Competing Proposal (other than requests for information in the ordinary course of business and unrelated to a Competing Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify the Company (which notice, if provided orally, shall be confirmed in writing) of any of the foregoing occurrences, the identity of the Person making such request, inquiry or Competing Proposal and a copy of such request, inquiry or Competing Proposal (or where no such copy is available, a reasonably detailed description of the material terms of such request, inquiry or Competing Proposal). Parent shall keep the Company reasonably informed on a prompt basis (and in any event no later than twenty-four (24) hours) after the occurrence of any material changes, developments, discussions or negotiations) of the status of any such request, inquiry or Competing Proposal (including the any material changes to the terms and conditions thereof and of any other material modification thereto), and any other material developments, discussions and negotiations with respect thereto (which shall remain subject to the other obligations of Parent hereunder), including promptly furnishing copies of any written inquiries, material correspondence and draft documentation and definitive agreements, and written summaries of any other material oral inquiries or discussions. Parent agrees that, subject to applicable restrictions under applicable Law, it shall, prior to or substantially concurrent with the time it is provided to any third parties, provide to the Company any non-public information concerning Parent or its Subsidiaries that Parent provides to any third party in connection with any Competing Proposal which was not previously provided to the Company and SpinCo.
(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from taking and disclosing to its shareholders a position that Parent reasonably and in good faith determines requires disclosure pursuant to the Exchange Act (including any “stop, look and listen” communication pursuant to Rule 14d-9(f)) or the rules and regulations of the Nasdaq, and such disclosure shall not be deemed a Parent Adverse Recommendation Change so long as such disclosure includes the Parent Board Recommendation, without alternation, modification or qualification thereof, or would not otherwise constitute a Parent Adverse Recommendation Change.
(f) Any failure of Parent’s Subsidiaries or their Representatives to comply with any provisions of this Section 7.9 applicable thereto (as if such Subsidiaries or Representatives were directly subject to this Section 7.9) shall be deemed a breach of this Section 7.9 by Parent.
(g) For purposes of this Agreement:
(i) “Competing Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer from a third party relating to (A) a merger, scheme of arrangement, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or other similar transaction involving Parent; (B) the acquisition (whether by merger, scheme of arrangement, consolidation, sale of assets, equity investment, joint venture or otherwise) by any Person of twenty percent (20%) or more of the consolidated assets of Parent and the Parent Subsidiaries, as determined on a fair-market-value basis; (C) the purchase or acquisition after the date hereof, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of the Parent Common Stock or of any other class or type of Interests in Parent; (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the shares of Parent Common Stock or of any other class or type of Interests of Parent or any of its Subsidiaries; or (E) any combination of the foregoing.
(ii) “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “50%”) made by a third party which was not solicited by

Parent or any of its Representatives in violation of Section 7.9(a) and which, in the good faith judgment of the Parent Board after consultation with its financial advisor and outside legal counsel, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, (A) if accepted, is reasonably likely to be consummated and (B) if consummated, would result in a transaction that is more favorable to Parent’s shareholders from a financial point of view than the Merger and the other transactions contemplated hereby (after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by the Company and SpinCo pursuant to Section 7.9(c)).
Section 7.10 Exclusivity. The Company shall immediately cease, and shall cause its Subsidiaries and shall use reasonable best efforts to cause its Representatives to immediately cease, any discussions or negotiations with any Person (other than Parent or its Affiliates) that may be ongoing with respect to a SpinCo Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a SpinCo Proposal, and shall promptly request that each Person that has been provided with any confidential information in connection with any SpinCo Proposal prior to the date of this Agreement promptly return or destroy such information (if as of the execution of this Agreement not already so requested), including promptly terminating any access by any Person to any physical or electronic data room relating to any SpinCo Proposal. From the date hereof until the earlier to occur of (a) the termination of this Agreement pursuant to Article IX and (b) the Effective Time, the Company shall not, and shall cause its Subsidiaries and shall use reasonable best efforts to cause its Representatives not to: (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information which has not been previously publicly disseminated) any proposal from or on behalf of a third party relating to any acquisition (whether by merger, purchase of Interests, purchase of assets or otherwise), exclusive license, joint venture, partnership, recapitalization, liquidation, dissolution or other transaction involving any portion of the business or assets of the Company and its Subsidiaries that, individually or in the aggregate, constitutes 10% or more of the net revenues, net income or assets of the SpinCo Business (taken as a whole) (any of the foregoing, a “SpinCo Proposal”), or any inquiry, proposal or offer which would reasonably be expected to lead to a SpinCo Proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information relating to the SpinCo Business, SpinCo Business Assets or SpinCo Entities in connection with, any SpinCo Proposal or any inquiry, proposal, effort or attempt related to or that would reasonably be expected to lead to, a SpinCo Proposal, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any SpinCo Proposal or (iv) approve or authorize, or cause or permit the Company or any of its Subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or providing for, any SpinCo Proposal; provided that nothing in this Section 7.10 shall limit the Company’s ability to pursue or engage in any transaction relating to substantially all of the business of the Company and its Subsidiaries, taken as a whole (as opposed to solely the SpinCo Business), so long as such transaction would not prevent or materially impair or materially delay the Company’s ability to comply with its obligations hereunder and under the Separation and Distribution Agreement or to consummate the transactions contemplated hereby or by the Separation and Distribution Agreement.
Section 7.11 Public Announcements. Except (a) as otherwise expressly contemplated by this Agreement, (b) in connection with any press release, public statement or filing to be issued or made by Parent with respect to any Parent Adverse Recommendation Change in accordance with this Agreement, or (c) for the joint press release to be issued by the Parties in the forms agreed by the Parties (or any public statement or disclosure that contains or reflects only such information previously disclosed in press releases or other public disclosures made in accordance with this Section 7.11), neither Parent nor the Company will, and each of Parent and the Company will cause its Subsidiaries not to, issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated hereby or by the Transaction Documents without the prior written consent of the other Party. Notwithstanding the foregoing, to the extent such disclosure is required by applicable Law or the rules of any stock exchange, the Party seeking to make such disclosure will promptly notify the other Party thereof and the Party making such statement will use efforts reasonable under the circumstances to consult in good faith with the other Party thereto prior to making such disclosure in order to allow a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, any Party may make statements that are consistent with previous public releases made by such Party in compliance with this Section 7.11.

Section 7.12 Employee Non-Solicitation; Non-Competition.
(a) From and after the Closing Date, (i) until the date that is two (2) years after the Closing Date, the Company shall not and shall ensure that no Subsidiary of the Company, directly or indirectly, solicits for employment any SpinCo Employee whose name appears on the SpinCo Employee List and (ii) until the date that is two (2) years after the Closing Date (in the case of SpinCo Employees whose name appears on the SpinCo Employee List with a title of Director or above) and that is six (6) months after the Closing Date (in the case of SpinCo Employees whose name appears on the SpinCo Employee List with a title below Director), the Company shall not and shall ensure that none of its Subsidiaries offers to hire or hires any such SpinCo Employee; provided, however, that nothing in this Section 7.12(a) will prohibit the Company or any of its Subsidiaries from (v) engaging in general solicitations to the public or general advertising not directly targeted at SpinCo Employees, (w) soliciting any person via a search firm or employment agency that is not instructed to specifically target SpinCo Employees, (x) soliciting any person who has ceased to be employed by Parent or any of its Subsidiaries, (y) soliciting any person who initiates discussions regarding employment with the Company or any of its Subsidiaries without any direct or indirect solicitation by the Company or any of its Subsidiaries, or (z) subject to clause (ii), employing any SpinCo Employee as a result of activities permitted by the foregoing clauses (v), (w), (x) or (y).
(b) From and after the Closing Date, (i) until the date that is two (2) years after the Closing Date, Parent shall not and shall ensure that no Subsidiary of Parent, directly or indirectly, solicits for employment any Company Representative and (ii) until the date that is two (2) years after the Closing Date (in the case of any Non-Transferred Employee Company Representative with a title of Director or above) and that is six (6) months after the Closing Date (in the case of any Non-Transferred Employee Company Representative with a title below Director), Parent shall not and shall ensure that no Parent Subsidiary offers to hire or hires any such Non-Transferred Employee Company Representative; provided, however, that nothing in this Section 7.12(b) will prohibit Parent or any of its Subsidiaries from (v) engaging in general solicitations to the public or general advertising not directly targeted at Company Representatives, (w) soliciting any person via a search firm or employment agency that is not instructed to specifically target Company Representatives, (x) soliciting any person who has ceased to be employed by the Company or any of its Subsidiaries, (y) soliciting any person who initiates discussions regarding employment with Parent or any of its Subsidiaries without any direct or indirect solicitation by Parent or any of its Subsidiaries, or (z) subject to clause (ii), employing any Non-Transferred Employee Company Representative as a result of activities permitted by clauses (v), (w), (x) or (y).
(c) From the Closing Date until the date that is five (5) years after the Closing Date, the Company will not, and will cause its Subsidiaries not to (i) engage in (or own any Interest in any Person who engages in or manages or operates any business that engages in) the manufacture, marketing, distribution, sale or servicing of any products or services designed or marketed to (A) detect, enumerate, or culture (or collect or hold for the purpose of detecting, enumerating, or culturing) microorganisms or food allergens in Commercial Food Safety Applications (except where solely performed to assess the need for or evaluate the efficacy of filtration and separation products of the Company’s Separation and Purification Sciences Division) or (B) detect adenosine triphosphate to determine the hygienic status of surfaces, products, or environments; or (ii) grant to any third party any express license under any intellectual property to permit such third party to take an action prohibited by foregoing clauses (A) and (B).
(d) The prohibitions in Section 7.12(c) will not apply to:
(i) any acquisition, merger, business combination or similar transaction (or series of related transactions) by the Company or any of its Subsidiaries of all or any part of a business or Person that is engaged in activities that the Company would be prohibited from engaging in pursuant to Section 7.12(c) where such acquired business or Person’s consolidated revenues in respect of such prohibited activities represented no more than ten percent (10%) of the aggregate consolidated revenues of such acquired business or Person, as applicable, for such acquired business’s or Person’s most recently completed fiscal year; so long as within eighteen (18) months after the consummation of the Company’s or one or more Subsidiaries’ acquisition (whether by merger, business combination, stock purchase or otherwise) of such business or Person, either (x) the Company or such Subsidiary or Subsidiaries disposes of such Person or business or the relevant portion thereof that is engaged in any prohibited activities or (y) at the expiration of such eighteen (18)-month period, the operation of such prohibited business has been discontinued;
(ii) the ownership by the Company or any of its Subsidiaries, directly or indirectly, of five percent (5%) or less of any class of securities of any Person traded on any domestic or foreign securities exchange; provided, that such shares are held for passive investment purposes only and neither the Company nor any of its Affiliates exercise control of such Person;
(iii) the acquisition and ownership, directly or indirectly, of an equity interest of no greater than five percent (5%) of the outstanding equity securities in, any Person that does not have a class of securities listed on any domestic or foreign securities exchange, so long as the Company or its Subsidiary, as applicable, does not have (A) the right to appoint a number of members of the board of directors or similar governing body of such Person in excess of the aggregate outstanding equity ownership percentage of the Company and its Affiliates in such Person or (B) control over the research or strategic development activities of such Person; or
(iv) the performance by the Company or any of its Subsidiaries of their respective obligations under any Transaction Document.
(e) The Parties acknowledge that the covenants set forth in this Section 7.12 are reasonable in order to protect the value of the SpinCo Business. It is the intention of the Parties that if any restriction or covenant contained in this Section 7.12 covers a geographic area, is for a length of time or is of a scope that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restriction or covenant will not be construed to be null, void and of no effect, but will, to the extent such restriction or covenant would be valid or enforceable under applicable Law, be construed and interpreted to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 7.12) that would be valid and enforceable under such applicable Law.
Section 7.13 Defense of Litigation. Parent and the Company shall provide the other Party prompt notice in writing of any Action brought by any shareholder or purported shareholder of such Party against it, any of its Subsidiaries or any of their respective directors and officers (including, with respect to the Company, SpinCo) relating to the transactions contemplated by this Agreement or the Separation and Distribution Agreement, including the Separation, the Merger, the Parent Share Issuance, the Parent Charter Amendment and the Parent Bylaw Amendment (collectively, “Transaction Litigation”), and shall keep the other Party informed on a reasonably current basis with respect to the status thereof and consider any comments or suggestions made by the other Party with respect to the strategy therefor; provided, that prior to the Effective Time, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement or consent to the same, without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) to the extent (a) such Action includes the other Party or any of its Subsidiaries, directors or officers as named defendants or (b) such compromise, settlement or arrangement would reasonably be expected to prevent, materially impair, materially delay or otherwise have a material adverse effect on the ability of the Parties to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby in a timely manner.
Section 7.14 Section 16 Matters. Prior to the Effective Time, each of Parent, the Company and SpinCo shall take all such steps as may be required (to the extent permitted by applicable Law) to cause any dispositions of SpinCo Common Stock (including derivative securities with respect to SpinCo Common Stock) or acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement or any Transaction Document, including the Distribution, directly or indirectly, by each individual, if any, who is subject to Section 16(a) of the Exchange Act with respect to Parent or SpinCo, as applicable, as an officer or director thereof to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with (and to the extent permitted by) applicable SEC rules and regulations and interpretations of the SEC staff.

Section 7.15 Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company or SpinCo, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company, including the SpinCo Business, prior to the Effective Time. Prior to the Effective Time, each of the Company, SpinCo and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
Section 7.16 SpinCo Share Issuance. In the event of a One-Step Spin-Off, prior to the Effective Time, SpinCo will take all actions necessary to authorize the issuance of a number of, or stock split of, shares of SpinCo Common Stock such that the total number of shares of SpinCo Common Stock outstanding immediately prior to the Effective Time will equal the number of shares of Company Common Stock entitled to receive the Distribution outstanding immediately prior to the Effective Time in accordance with the terms of the Separation and Distribution Agreement. Each of the Company and SpinCo shall effect such amendments, filings or other actions with respect to its respective Organizational Documents as are necessary to effect the Distribution in accordance with the terms of this Agreement and the Separation and Distribution Agreement.
Section 7.17 Exchange Offer. If the Company consummates the Exchange Offer and the Company’s shareholders subscribe for less than all of the SpinCo Common Stock in the Exchange Offer, the Company shall distribute, pro rata to its shareholders, any unsubscribed SpinCo Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that the Company will be treated for U.S. federal income Tax purposes as having distributed all of the SpinCo Common Stock to its shareholders.
Section 7.18 Agreement With Respect to Release of Support Obligations.
(a) Parent shall use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to the Company, on or prior to the Effective Time (and, to the extent any Support Obligation remains outstanding after the Effective Time, for up to twelve (12) months after the Effective Time), valid and binding written unconditional releases of the Company and its Affiliates (other than the SpinCo Entities), as applicable, from any Liability (other than any Excluded Liability), whether arising before, on or after the Closing Date, under any Support Obligation in effect immediately prior to the Effective Time, which shall be effective as of the Effective Time, including by providing, as reasonably determined by Parent, substitute guarantees, furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. During the Interim Period, Parent shall coordinate with the Company with respect to their joint initial contact with such beneficiaries, afford the Company a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep the Company reasonably informed of any discussions with such beneficiaries in which the Company does not participate.
(b) Without limiting Parent’s obligations under Section 7.18(a), if any Support Obligation has not been released as of the Effective Time, then, from and after the Effective Time, (i) Parent shall indemnify and hold harmless the Company and its applicable Affiliates for any Liabilities arising from or relating to such Support Obligation (other than any Excluded Liabilities), including any fees in connection with the issuance and maintenance of any letters of credit, and (ii) Parent shall not permit any of the SpinCo Entities to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another third party or (D) amend in any manner any loan, Contract or other obligation if, as a result thereof, the Company or any of its applicable Affiliates would become liable under such Support Obligation. To the extent that the Company or any of its applicable Affiliates has performance obligations under any Support Obligation after the Effective Time, from and after the Effective Time, Parent shall (x) perform (or cause the SpinCo Entities to perform) such obligations on behalf of the Company and such Affiliates or (y) otherwise take such action as reasonably requested by the Company and such Affiliates so as to put the Company and such Affiliates in the same position as if Parent, and not the Company, had performed or were performing such obligations.
(c) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, (i) the Company may, in consultation in good faith with Parent, take any action to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Support Obligations, provided that such action would not result in any material Liability for Parent and its

Subsidiaries and (ii) neither the Company nor any of its applicable Affiliates will have any obligation to renew any guarantees, letters of credit, comfort letters, bonds, sureties and other credit support or assurances issued on behalf of any of the SpinCo Entities or the SpinCo Business after the expiration thereof.
Section 7.19 Transaction Documents. Parent shall, or shall cause its applicable Subsidiaries to, execute and deliver to the Company at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time. The Company shall, or shall cause its applicable Subsidiaries to, execute and deliver to Parent at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time.
Section 7.20 NASDAQ Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable pursuant to the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.
Section 7.21 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the transactions contemplated hereby, Parent, Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
Section 7.22 Obligations of Merger Sub and SpinCo. Parent shall take all action necessary to cause Merger Sub to perform its obligations and take any actions contemplated or required under this Agreement or to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. The Company shall take all action necessary to cause SpinCo to perform its obligations and to take any actions contemplated or required to be taken by SpinCo under this Agreement or the Separation and Distribution Agreement, in each case to the extent arising prior to the Effective Time, to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement and the Separation and Distribution Agreement.
Section 7.23 International Asset Sales; Works Council Matters.
(a) In connection with the Closing, the Company shall, or shall cause its Subsidiaries to, sell, assign, transfer and convey to Parent, and Parent shall, or shall cause one or more of its Subsidiaries to, purchase and acquire from the Company, the Transferred Assets (as defined in the Asset Purchase Agreement) upon the terms and subject to the conditions of the Asset Purchase Agreement. The Parties shall or shall cause their applicable Subsidiaries to enter into such local transfer documents as may be required pursuant to applicable local Law to effect the transactions contemplated by the Asset Purchase Agreement.
(b) The Parties acknowledge that the works councils in the countries set forth on Section 7.23(b)(i) of the SpinCo Disclosure Schedule (such works councils, the “Section 7.23(b) Works Councils”) will need to be informed and consulted prior to any decision by the Company or any of its Subsidiaries to sell specified assets or the portion of the SpinCo Business in the jurisdictions in which the Section 7.23(b) Works Councils exist (each, a “Binding Offer Jurisdiction”). In order to facilitate such process, Parent or one or more of its Subsidiaries shall make an irrevocable offer to acquire the applicable SpinCo Business Assets and the related portion of the SpinCo Business and assume the related SpinCo Liabilities in each Binding Offer Jurisdiction. The Parties shall reasonably consult and cooperate with each other in connection with such consultation processes, and the Company (i) will provide Parent advance copies of material written communications related to the consultation processes conducted in each Binding Offer Jurisdiction a reasonable period of time in advance of the Company’s communication to the works council in order to allow Parent to review and comment thereon, and (ii) will, with respect to any such written communications, consider in good faith any comments provided by Parent a reasonable period of time in advance of the delivery of such communication to the works council. The Parties agree to the additional matters set forth in Section 7.23(b)(ii) of the SpinCo Disclosure Schedule.
Section 7.24 Further Assurances. Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other

Parties in doing, all things necessary, proper or advisable under this Agreement or applicable Law as may be required to carry out the provisions of this Agreement and to consummate and make effective the Merger and the other transactions contemplated hereby and by the Transaction Documents (other than with respect to the matters covered in Section 7.5 and Section 7.6, respectively, which shall be governed by the provisions of Section 7.5 and Section 7.6, respectively, and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement). In furtherance and not in limitation of the foregoing, each Party shall use commercially reasonable efforts to obtain all consents, approvals or waivers from third parties necessary in connection with the Merger (other than with respect to the matters covered in Section 7.5, which shall be governed by the provisions of Section 7.5 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement); provided that, no Party or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to the foregoing. The failure to obtain any consents, approvals or waivers from third parties shall not in and of itself constitute a breach of this Agreement.
Section 7.25 Sole Shareholder Approvals(a) . Immediately after the execution of this Agreement, (a) the Company will deliver the SpinCo Shareholder Approval to Parent, and (b) Parent, as the sole shareholder of Merger Sub, acting by written consent, will adopt this Agreement and approve the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein and in accordance with the applicable provisions of the DGCL (the “Merger Sub Shareholder Approval”) and deliver a copy of the Merger Sub Shareholder Approval to the Company.
Section 7.26 Resignations(a) . If requested by Parent in writing, the Company shall use reasonable best efforts to obtain and deliver to Parent, at or prior to the Effective Time, the resignation of each officer or director of SpinCo.
ARTICLE VIII

CONDITIONS TO THE MERGER
Section 8.1 Conditions to the Obligations of SpinCo, the Company, Parent and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company and Parent) at or prior to the Closing of the following conditions:
(a) (i) the waiting period (or any extension thereof) under the HSR Act with respect to the Merger shall have expired or been terminated pursuant to the HSR Act; (ii) all other Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods (and any extensions thereof) in respect thereof shall have expired or been terminated; and (iii) there shall not be in effect any voluntary agreement between the Parent or the Company (solely to the extent entry into such agreement was consented to by the other Party) and any Governmental Authority pursuant to which Parent or the Company has agreed not to consummate the transactions contemplated by this Agreement for any period of time;
(b) the Reorganization and the Distribution and the other transactions contemplated by the Separation and Distribution Agreement to occur prior to the Distribution shall have been consummated in accordance with the Separation and Distribution Agreement in all material respects;
(c) (i) each of the Parent Registration Statement and the SpinCo Registration Statement shall have become effective in accordance with the Securities Act or the Exchange Act, as applicable, and none shall be the subject of any stop order by the SEC or actual or threatened proceedings by a Governmental Authority seeking such a stop order; and (ii) if the Distribution is effected, in whole or in part, (A) as an Exchange Offer, the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities laws shall have expired, and (B) if the Distribution is effected in whole or in part as a One-Step Spin-Off or Clean-Up Spin-Off, the applicable notice periods required by applicable stock exchange rules or securities laws shall have expired;
(d) the Parent Shareholder Approval shall have been obtained;

(e) no Governmental Authority of competent jurisdiction shall have enacted, issued or granted any Law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the Reorganization, the Distribution or the Merger; and
(f) the shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.
Section 8.2 Additional Conditions to the Obligations of the Company and SpinCo. The obligation of the Company and SpinCo to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following additional conditions:
(a) Parent and Merger Sub shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;
(b) all representations and warranties made by Parent and Merger Sub set forth in Article VI (other than the first sentence of Section 6.1(a), Section 6.1(b), Section 6.2, Section 6.3, Section 6.13(a), Section 6.20, Section 6.23 and Section 6.24), without giving effect to materiality, Parent Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Parent Material Adverse Effect or similar qualifications) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties made by Parent set forth in the first sentence of Section 6.1(a), Section 6.1(b), Section 6.2 and Section 6.20 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by Parent set forth in Section 6.3, Section 6.13(a), Section 6.23 and Section 6.24 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of the representations and warranties set forth in Section 6.3, Section 6.23 and Section 6.24, and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);
(c) Parent shall have delivered to the Company a certificate dated as of the Closing Date signed by an executive officer of Parent to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;
(d) The Company shall have received the Company Merger Tax Opinion from WLRK;
(e) The IRS Ruling and any Foreign Tax Rulings issued by the Swiss tax authorities shall continue to be valid and in full force and effect;
(f) Parent (or the applicable Subsidiary thereof) and Merger Sub shall have executed and delivered the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements thereunder required to be performed prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect;
(g) (i) (A) If the Above Basis Amount exceeds zero and there has been no Adverse Law Event with respect to the Company’s recognition of gain or loss for U.S. federal income Tax purposes in connection with the Debt Exchange, the Debt Exchange shall have been consummated or (B) if the Above Basis Amount exceeds zero and there has been an Adverse Law Event described in clause (i)(A), an alternative structure shall have been implemented pursuant to Section 7.3(i) and (ii) the Company shall have received the SpinCo Payment immediately before the Distribution.

Section 8.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Parent) at or prior to the Closing of the following additional conditions:
(a) Each of SpinCo and the Company shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;
(b) all representations and warranties made by the Company set forth in Article IV and Article V (other than Section 4.1(a), Section 4.2, Section 4.6, the first sentence of Section 5.1, Section 5.2, Section 5.3, Section 5.14(a), Section 5.22, and Section 5.24), without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications) would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or Company Material Adverse Effect. The representations and warranties made by the Company set forth in Section 4.1(a), Section 4.2, Section 4.6, the first sentence of Section 5.1, Section 5.2 and Section 5.22 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by SpinCo set forth in Section 5.3, Section 5.14(a) and Section 5.24 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than in the case of the representations and warranties set forth in Section 5.3 and Section 5.24 for deviations that are de minimis in the aggregate, and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);
(c) The Company shall have delivered to Parent a certificate dated as of the Closing Date signed by an executive officer of the Company to the effect that each of the conditions set forth in Section 8.1(b), Section 8.2(g), Section 8.3(a), and Section 8.3(b) have been satisfied;
(d) SpinCo and the Company (or the applicable Subsidiary thereof) shall have executed and delivered each of the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements to be performed thereunder prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect;
(e) Parent shall have received the Parent Merger Tax Opinion from Weil;
(f) The Company shall have, or shall have caused SpinCo to, deliver to Parent (i) a certificate of SpinCo, dated as of the Closing Date and prepared in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), stating that interests in SpinCo are not “United States real property interests,” together with (ii) notice of such certificate to the IRS in accordance with Treasury Regulations Section 1.897-2(h) (which notice shall be mailed to the IRS by SpinCo following the Closing in accordance with Treasury Regulations Section 1.897-2(h)), in each case in form and substance reasonably acceptable to Parent.
ARTICLE IX

TERMINATION
Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Parent Shareholder Approval:
(a) by mutual written agreement of the Company and Parent;

(b) by the Company or Parent, if the Closing shall not have occurred on or prior to December 13, 2022 (the “Outside Date”); provided, that if any of the conditions to the Closing set forth in Section 8.1(a) or Section 8.1(e) (solely as it relates to any Antitrust Laws) has not been satisfied or waived (to the extent permitted by applicable Law) on or prior to the close of business on the Outside Date, but all other conditions to Closing set forth in Article VIII have been satisfied or waived (to the extent permitted by applicable Law) (other than the conditions set forth in Section 8.1(b), so long as such condition remains reasonably capable of being satisfied prior to March 13, 2023, and those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date), the Outside Date will be automatically extended, without any action on the part of any Party, to March 13, 2023 and, if so extended, such date shall be the “Outside Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or the Separation and Distribution Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;
(c) by the Company or Parent, if any Law shall have been promulgated, entered, enforced, enacted or issued and in effect or shall have been deemed to be applicable to the Merger or the other transactions contemplated hereby, including the Reorganization and the Distribution, by any Governmental Authority of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Merger or the other transactions contemplated hereby, and such Law shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement or the Separation and Distribution Agreement is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law;
(d) by Parent upon written notice to the Company, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company or SpinCo, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the Company or SpinCo by the earlier of: (x) sixty (60) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);
(e) by the Company upon written notice to Parent, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Parent by the earlier of: (x) sixty (60) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Company or SpinCo is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b);
(f) by the Company or Parent if the Parent Shareholder Approval (with respect to the Parent Share Issuance or Parent Charter Amendment) shall not have been obtained upon a vote taken thereon at the Parent Shareholders Meeting, duly convened therefor, or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to Parent if Parent’s actions or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the failure to obtain such approval;
(g) by the Company if the Parent Board shall have effected a Parent Adverse Recommendation Change prior to the Parent Shareholder Approval at the Parent Shareholders Meeting.
Section 9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, however, that no such termination shall relieve any Party of any liability or damages resulting from Fraud or Willful Breach; provided, further, that Section 7.6(f), Section 7.6(i), Section 7.6(j), the fourth and fifth sentences of Section 7.7, this Section 9.2, Section 9.3 and Article X hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.
Section 9.3 Termination Fee; Other Fees & Expenses.
(a) Except as otherwise provided in the Separation and Distribution Agreement or this Agreement, including this Section 9.3 and Section 7.6(f), and except for (x) the expenses in connection with printing and mailing the Parent Registration Statement, the Proxy Statement, the SpinCo Registration Statement and the Disclosure Documents, and all SEC filing fees relating to the transactions contemplated by this Agreement, which shall be borne equally by the Company and Parent in the event that this Agreement is terminated in accordance with its terms and shall be borne by SpinCo in the event that the Closing occurs, (y) filing fees payable to any Governmental Authority in connection with the approvals required under Section 7.5(a), which shall be borne by the Party incurring such fees in the event that this Agreement is terminated in accordance with its terms and shall be borne by SpinCo in the event that the Closing occurs, and (z) any fees, costs and expenses of counsel, accountants, consultants, or other advisors, including any financial or capital markets advisors, incurred by the Company, SpinCo or any of their respective Subsidiaries in connection with the Financing, any Permanent Financing or the Debt Exchange, all of which shall be borne by the Company, all fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, whether or not the Merger is consummated.
(b) Parent shall pay to the Company $140,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts specified by the Company, if this Agreement is terminated as follows:
(i) if this Agreement is terminated pursuant to Section 9.1(g), then Parent shall pay the entire Termination Fee on the third (3rd) Business Day following such termination; and
(ii) if this Agreement is terminated (A) pursuant to Section 9.1(e); (B) pursuant to Section 9.1(b) without a vote of the shareholders of Parent contemplated by this Agreement at the Parent Shareholders Meeting having occurred; or (C) pursuant to Section 9.1(f), and (x) in any such case, a Competing Proposal shall have been publicly announced (or otherwise communicated to the Parent Board) at any time after the date of this Agreement and (if made or communicated publicly) not publicly withdrawn at least five (5) Business Days prior to the date of termination or, with respect to clause (C), prior to the Parent Shareholders Meeting, and (y) within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Parent enters into a definitive agreement in respect of a Competing Proposal (which, in each case, need not be the same Competing Proposal that was made, disclosed or communicated prior to the termination hereof), then Parent shall be obligated to pay the Termination Fee on the second Business Day following the earlier of the date Parent enters into a definitive agreement in respect of and the date Parent consummates such transaction; provided, that, solely for purposes of this Section 9.3(b)(ii), the term “Competing Proposal” shall have the meaning set forth in Section 7.9(g)(i), except that all references to 20% shall instead refer to 50%.
(c) The payment of the Termination Fee shall be compensation and liquidated damages for the loss suffered by the Company as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances. Each of the Parties acknowledges that the Termination Fee is not intended to be a penalty, but rather represents liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such Termination Fee is due and payable and which do not involve Fraud or Willful Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Each Party further agrees that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Parent fails to pay any amounts due under this Section 9.3 and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for such amounts, Parent shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of the Company (including reasonable legal fees and expenses) in connection with such suit. Subject to Section 9.2, payment by Parent of the Termination Fee shall be the sole and exclusive remedy of the Company and SpinCo against Parent, Merger Sub and their respective Subsidiaries in circumstances where the Termination Fee is payable hereunder; provided however, that payment of the Termination Fee shall not relieve any of the foregoing from any liability or damage resulting from Fraud or Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding anything to the contrary, nothing in this Agreement, including this Section 9.3, shall in any way limit the provisions of Section 10.8.
(d) The Parties acknowledge and agree that in no event shall Parent be required to pay more than one Termination Fee.
ARTICLE X

MISCELLANEOUS
Section 10.1 Non-Survival of Representations, Warranties and Agreements. The obligations, covenants and agreements that by their terms are to be performed following the Closing pursuant to any Transaction Document, including the Separation and Distribution Agreement, or this Agreement shall survive the Effective Time in accordance with their terms and all other obligations, covenants and agreements herein and therein shall terminate and shall not survive the Closing. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder or hereunder; provided that, following the Effective Time, Parent shall have no obligations under the Confidentiality Agreement with respect to information to the extent related to the SpinCo Entities or the SpinCo Business (except any Excluded Assets or Excluded Liabilities) or included in the SpinCo Business Assets, which information shall no longer be considered “Evaluation Material” for purposes thereof.
Section 10.2 Governing Law; Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any Action related to this agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 10.8; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 10.2 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 10.2 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 10.3 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

Section 10.3 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
if to the Company or SpinCo, to:

3M Company
3M Health Care Business Group
3M Center, Building 220-14E-13
St. Paul, MN 55144-1000
Attention:	Mojdeh Poul, Group President
Email:	mpoul@mmm.com

with a copy (which shall not constitute notice) to:

3M Company
3M Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144-1000
Attention:	Michael Dai, Assistant Secretary
Email:	dealnotices@mmm.com

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telephone: (212) 403-1000
Attention:	Steven A. Rosenblum; Jenna E. Levine
E-mail:	SARosenblum@wlrk.com; JELevine@wlrk.com

if to Parent, to:

Neogen Corporation
620 Lesher Place
Lansing, MI 48912
Attention:	Amy M. Rocklin, Vice President and General Counsel
Email:	ARocklin@neogen.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Telephone: (212) 310-8000
Attention:	Michael J. Aiello; Eoghan P. Keenan
E-mail:	michael.aiello@weil.com; eoghan.keenan@weil.com
or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

Section 10.4 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
Section 10.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter; provided, however, for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms (subject to the proviso in the last sentence of Section 10.1).
Section 10.6 Amendments and Waivers.
(a) Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 10.6(b)) agree to an amendment or modification to this Agreement by a duly executed agreement in writing; provided, that after the Parent Shareholder Approval has been obtained, no amendment or waiver shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Parent without such further approval or adoption. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
(b) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties which makes reference to this Agreement; provided, that any amendments or modifications of this Section 10.6(b) or Sections 10.2 or 10.7, to the extent adversely affecting any of the SpinCo Lenders, may not be amended without the prior written consent of each of the SpinCo Lenders.
Section 10.7 Assignment; Parties in Interest; Non-Parties.
(a) No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties. Any attempted assignment or delegation in breach of this Section 10.7 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Section 7.8 and Section 10.7(b) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
(b) Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the Parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, financing sources, managers, members, partners, agents or representatives of any Party, in each case, who is not a Party to this Agreement, shall have any liability for any obligations of the Parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Such Persons who are not Parties hereto are third party beneficiaries of Section 10.2, Section 10.6, Section 10.9 and this Section 10.7(b). For the avoidance of doubt, this Section 10.7(b) shall not affect (a) the rights of the Persons party to the Debt Commitment Letter to enforce the Debt Commitment Letter in accordance with its terms; or (b) the rights and obligations of the Parties hereto set forth in Section 7.6.
Section 10.8 Specific Performance.
(a) The Parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, (i) each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, and (ii) prior to the Closing or any termination of this Agreement in accordance with Section 9.1, damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.
(b) The Parties further agree that (i) by seeking the remedies provided for in this Section 10.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages, subject to the terms hereof, (ii) nothing contained in this Section 10.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.8 before exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 10.8 or anything contained in this Section 10.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or to pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
(c) To the extent either party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 10.8, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus 20 Business Days, or (ii) such other time period established by the court presiding over such Action.
Section 10.9 WAIVER OF JURY TRIAL. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 10.10 Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 10.11 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 10.12 Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, each of Parent and the Company, on behalf of itself and its Subsidiaries (other than, in the case of the Company, SpinCo and its Subsidiaries with respect to clauses (g) and (h) below and/or to the extent otherwise provided in the Debt Commitment Letter):
(a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the SpinCo Lender Parties, arising out of or relating to, this Agreement, the Financing, the Permanent Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Financing or the Permanent Financing or any of the transactions contemplated by this Agreement or the agreements entered into in connection with the Financing or the Permanent Financing or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court;
(b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Financing;
(c) agrees not to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any SpinCo Lender Party in any way arising out of or relating to, this Agreement, the Financing, the Permanent Financing, the Debt Commitment Letter or any of the transactions contemplated by this Agreement or the Debt Commitment Letter or the performance of any services under the Debt Commitment Letter in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;
(d) agrees that service of process upon such persons in any such proceeding shall be effective if notice is given in accordance with Section 10.3;
(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court;
(f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against any SpinCo Lender Party in any way arising out of or relating to, this Agreement, the Financing, the Permanent Financing, the Debt Commitment Letter or any of the transactions contemplated by this Agreement or the Debt Commitment Letter or the performance of any services under the Debt Commitment Letter;
(g) agrees that none of the SpinCo Lender Parties will have any liability to it or any of its Subsidiaries or any of its respective Affiliates or Representatives (other than, following the Closing Date, Parent and SpinCo and their respective Subsidiaries in accordance with the terms of the Financing, the Permanent Financing or the Debt Commitment Letter) relating to or arising out of this Agreement, the Financing, the Permanent Financing, the Debt Commitment Letter or any of the transactions contemplated by this Agreement or the Debt Commitment Letter or the performance of any services under the Debt Commitment Letter, whether in law or in equity, whether in contract or in tort or otherwise;
(h) hereby waives any and all claims and causes of action against the SpinCo Lender Parties relating to or arising out of this Agreement, the Financing, the Permanent Financing, the Debt Commitment Letter or any of the transactions contemplated by this Agreement or the Debt Commitment Letter or the performance of any services under the Debt Commitment Letter, whether in law or in equity, whether in contract or in tort or otherwise; and
(i) agrees that the SpinCo Lender Parties are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.12, and such provisions and the definitions of “SpinCo Lenders” and “SpinCo Lender Parties” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way adverse to the SpinCo Lender Parties without the prior written consent of the applicable SpinCo Lenders.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
3M COMPANY

By:	/s/ Mojdeh Poul
Name: Mojdeh Poul
Title: Group President, 3M Health Care

GARDEN SPINCO CORPORATION

By:	/s/ Jerry Will
Name: Jerry Will
Title: Vice President

NEOGEN CORPORATION

By:	/s/ John Adent
Name: John Adent
Title: President and CEO

NOVA RMT SUB, INC.

By:	/s/ John Adent
Name: John Adent
Title: President
[Signature Page to Agreement and Plan of Merger]

Annex B
Execution Version
SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

3M COMPANY,GARDEN SPINCO CORPORATION

and

NEOGEN CORPORATION

December 13, 2021

B-i

B-ii

SCHEDULES
Schedule 1.1	Overhead and Shared Services
Schedule 1.2	Products
Schedule 1.3	Retained Businesses
Schedule 2.1(a)	Separation Step Plan
Schedule 2.2(a)	SpinCo Assets
Schedule 2.2(b)	Excluded Assets
Schedule 2.6(b)	Intercompany Accounts
Schedule 2.14	Real Property Matters
Schedule 3.2(f)	IRS Rulings
Schedule 4.1	Delivery of SpinCo Electronic Business Records
Schedule 6.9(b)	Management of Company Controlled Actions
EXHIBITS
Exhibit A	Net Working Capital
Exhibit B	Form of Real Estate License Agreement
B-iii

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of December 13, 2021 (this “Agreement”), is by and among 3M Company, a Delaware corporation (the “Company”), Garden SpinCo Corporation, a Delaware corporation (“SpinCo”) and Neogen Corporation, a Michigan corporation (“Parent”). Certain terms used in this Agreement are defined in Section 1.1.
W I T N E S S E T H:
WHEREAS, the Company, acting through itself and its direct and indirect Subsidiaries, currently conducts the SpinCo Business;
WHEREAS, SpinCo is a wholly owned, direct Subsidiary of the Company;
WHEREAS, the Company intends to separate the SpinCo Business from the Company Business and to cause the SpinCo Assets to be transferred to SpinCo and other members of the SpinCo Group and to cause the SpinCo Liabilities to be assumed by SpinCo and other members of the SpinCo Group, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Company will either (a) distribute all the shares of the common stock, $0.01 par value, of SpinCo (the “SpinCo Common Stock”) to the Company’s shareholders without consideration on a pro rata basis (the “Spin-Off”), or (b) consummate an offer to exchange (the “Exchange Offer”) shares of SpinCo Common Stock for outstanding shares of common stock, $0.01 par value, of the Company (the “Company Common Stock”) and, in the event that the Company’s shareholders subscribe for less than all of the SpinCo Common Stock in the Exchange Offer, the Company will distribute, pro rata to its shareholders, any unsubscribed SpinCo Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer;
WHEREAS, the disposition by the Company of 100% of the SpinCo Common Stock, whether by way of a Spin-Off or an Exchange Offer (followed by any Clean-Up Spin-Off) is referred to as the “Distribution”;
WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Contribution (as defined herein) and the Distribution, taken together, shall qualify as a “reorganization” within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code; and (ii) this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) of the Code;
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, SpinCo, Parent, and Nova RMT Sub, Inc., a Delaware corporation (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into SpinCo (the “Merger”) whereupon each share of SpinCo Common Stock will be converted into the right to receive a number of shares of common stock, par value $0.16 per share, of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, the Board of Directors of the Company and the Board of Directors of SpinCo have approved this Agreement and the transactions contemplated hereby, including the Reorganization and the Distribution, and the Merger, subject to such further action of the Board of Directors of the Company as may be required, if applicable, to determine the structure of the Distribution, establish the Record Date and the Distribution Date, and to declare the Distribution (the effectiveness of which will be subject to the satisfaction or permitted waiver of the conditions set forth in this Agreement); and
WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and certain other agreements that will govern certain matters relating to the Reorganization, the Distribution and the ongoing relationship of the Company, SpinCo and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
(1) “Above Basis Amount” means (a) $1,000,000,000 minus the cash consideration paid or to be paid pursuant to the Separate Conveyancing Instruments (including cash paid or to be paid in satisfaction of a note incurred pursuant to a Separate Conveyancing Instrument) minus (b) the Basis Amount.
(2) “Action” means any claim, action, suit, litigation, arbitration, mediation, inquiry, investigation or other proceeding, in each case, by any Person or Governmental Authority, in each case, before, heard by or otherwise involving as a party any Governmental Authority.
(3) “Affiliate” means, with respect to any Person (and at a point in time or with respect to a period of time), any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. As used herein, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Distribution Time, for purposes of this Agreement and the other Transaction Documents, no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Company Group, and no member of the Company Group shall be deemed to be an Affiliate of any member of the SpinCo Group.
(4) “Approvals or Notifications” means any consents, waivers, licenses, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.
(5) “Asset Purchase Agreement” has the meaning set forth in the Merger Agreement.
(6) “Assets” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets (including goodwill), rights, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors or other third parties or otherwise), in each case, whether or not recorded or required to be recorded, or reflected on, the Books and Records or financial statements of such Person, including the following: (a) all rights existing under all Contracts; (b) the leasehold interest in all leased real properties and all leasehold improvements and all leased machinery, equipment, fixtures, trade fixtures and furniture; (c) all Tangible and Personal Property; (d) all Inventory; (e) all Intellectual Property Rights and Technology; (f) all IT Assets; (g) all claims, causes of action, rights of recovery and rights of set-off of any kind; (h) all Books and Records (other than Tax records); (i) all goodwill as a going concern; (j) all permits, approvals, authorizations, registrations, consents, licenses or certificates issued by any Governmental Authority (collectively, “Permits”); (k) all Equity Interests of any other Person, all bonds, notes, debentures or other securities issued by any other Person, all loans, advances or other extensions of credit or capital contributions to any other Person and all other investments in securities of any other Person; and (l) all cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity and all bank accounts, lock boxes and other deposit arrangements and all brokerage accounts.
(7) “Basis Amount” means the Company’s aggregate adjusted bases for U.S. federal income Tax purposes in the assets transferred to SpinCo in the Contribution, reduced by the amount of any liabilities assumed (within the meaning of Section 357(c) of the Code) by SpinCo (not taking into account any tax basis attributable to assets taken into account in determining the Estimated Net Working Capital); provided that such amount shall be determined by the Company in good faith and shall not be less than $465,000,000, and provided, further, that if the Company waives the condition set forth in Section 8.2(g)(i)(A) of the Merger Agreement, such amount shall equal the amount set forth in clause (a) of the definition of Above Basis Amount.
(8) “Books and Records” means all written files, documents, papers, books of account, reports, records, plans, ledgers, studies, surveys, financial and accounting records and other similar documents (whether or not in electronic form), including (a) the data contained in any enterprise resource planning system, quality management system or complaint system; (b) customer files, lists (including customer prospect lists) and purchasing histories; (c) vendor files, lists and purchase histories; (d) advertising and marketing materials; (e) sales materials, cost information, and sales and pricing data; (f) operating, production and other manuals; and (g) quality records and reports.
(9) “Code” means the Internal Revenue Code of 1986, as amended.
(10) “Commercial Food Safety Applications” has the meaning set forth in the Merger Agreement.
(11) “Company Business” means the businesses and operations conducted prior to the Distribution Time by any member of the Company Group that are not included in the SpinCo Business.
(12) “Company Group” means the Company and each Person (other than any member of the SpinCo Group) that is a direct or indirect Subsidiary of the Company immediately after the Distribution Time, and each Person that becomes a Subsidiary of the Company after the Distribution Time (including as a result of transactions that occur following the Distribution Time in accordance with the Separation Step Plan).
(13) “Company Lab Facilities” means the laboratory facilities of the Company or its Subsidiaries where there are any SpinCo Employees.
(14) “Company Manufacturing Facilities” means the facilities of the Company and its Subsidiaries (other than the SpinCo Real Property) located in Columbia, Missouri; Brookings, South Dakota; Flemington, New Jersey; Sumare, Brazil; Juarez, Mexico; and Wroclaw, Poland in which the SpinCo Business has manufacturing operations.
(15) Company Trademarks” means any Trademark, other than the Trademarks set forth in Schedule 2.2(a)(vii) owned by the Company or any of its Subsidiaries immediately prior to the Closing Date (including the trade dress, look-and-feel and visual identity of the Company or any of its Subsidiaries and their respective products and services (including as found generally at www.brand.3M.com)), and including the Trademarks set forth on Schedule 2.2(b)(xi). For the avoidance of doubt, “Company Trademarks” will include the name “3M Company”, and any Trademark consisting of, containing or incorporating “3M”, including with respect to design marks, in each case, together with all abbreviations and acronyms (including any Trademarks confusingly similar thereto). In the event a Trademark could be considered to be both a Company Trademark and a SpinCo Trademark, such Trademark shall be deemed a Company Trademark.
(16) “Contract” means any binding contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, accepted purchase order with outstanding performance obligations at the applicable time of determination, sublicense or license or other instrument.
(17) “Contribution” means the contribution (as part of the Reorganization and immediately prior to, or otherwise in connection with or in anticipation of, the Distribution) by the Company of the SpinCo Assets to SpinCo and the assumption of any SpinCo Liabilities to which such SpinCo Assets are subject by SpinCo.
(18) “Disclosure Documents” means (a) any registration statement to be filed by SpinCo with the SEC to effect the registration of shares of SpinCo Common Stock in connection with the Distribution, and also includes any amendment or supplement thereto, (b) information statement, prospectus, offering memorandum, offering circular, current or periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority in connection with the Distribution and transactions contemplated hereby, and (c) if the Distribution is effected in whole or in part as an Exchange Offer, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act; in each case, which describes the Reorganization or the SpinCo Group or primarily relates to the transactions contemplated hereby.
(19) “Distribution Agent” means EQ Shareowner Services.
(20) “Distribution Date” means the date on which the Company distributes (through a Spin-Off or an Exchange Offer followed by a Clean-Up Spin-Off, if necessary) all of the issued and outstanding shares of SpinCo Common Stock to the holders of Company Common Stock.
(21) “Distribution Tax Opinions” has the meaning set forth in the Merger Agreement.
(22) “Distribution Time” means the time at which the Distribution occurs on the Distribution Date, which for accounting purposes shall be deemed to be 12:01 a.m., New York City time, unless another time is selected by the Parties.
(23) “Effective Time” has the meaning set forth in the Merger Agreement.
(24) “Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached as Exhibit C to the Merger Agreement, entered into by and among Parent, the Company and SpinCo as of the date hereof.
(25) “Environmental Law” means any Law relating to pollution or protection of the environment or human health.
(26) “Environmental Liabilities” means all Liabilities (including all removal, remediation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (a) actual or alleged (i) compliance or noncompliance with any Environmental Law, (ii) generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal of any Hazardous Substance, or (iii) presence, Release or threatened Release of, or exposure to, any Hazardous Substance or (b) contract, agreement, or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing.
(27) “Equity Interests” means: (a) the shares of capital stock of a corporation; (b) the general or limited partnership interests of any partnership; (c) the membership or other ownership interest of any limited liability company; (d) the equity securities or other ownership interests of any kind of any other legal entity; or (e) any option, warrant or other right to convert into or otherwise receive any of the foregoing or any other Contract or obligation pursuant to which such Person is or may become obligated to issue, sell or return any of the foregoing, in any such case of any of clauses (a) through (e) of this definition, whether owned or held beneficially, of record or legally.
(28) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.
(29) “EY” means Ernst & Young LLP.
(30) “Force Majeure” means, with respect to a party, an event beyond the reasonable control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, labor unrest, epidemics, pandemics (including any worsening of the COVID-19 pandemic and any events arising from COVID-19 Measures adopted or enforced after the date of this Agreement), nuclear incidents, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources. For the avoidance of doubt, the receipt by a party of an unsolicited offer from a third Person to acquire all or part of the securities or assets of such party shall not constitute a Force Majeure.
(31) “Garden UK” means the entity formed pursuant to the step set forth under the heading “International Separation Steps –Transaction Steps-United Kingdom—Step 2” of the Separation Step Plan.
(32) “Governmental Authority” means any federal, state, local, transnational, supranational or foreign government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or Law, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.
(33) “Group” means the Company Group or the SpinCo Group, as the context requires.
(34) “Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous or toxic substance, material or waste, or any pollutant or contaminant, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), radon, asbestos, radioactive materials, per- and polyfluroralkyl substances and polychlorinated biphenyls.
(35) “Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.
(36) “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses, including Taxes, incurred in connection with the receipt thereof, but, with respect to Article VI, excluding proceeds from any self-insurance, captive insurance or similar program.
(37) “Intellectual Property Cross-License Agreement” means the Intellectual Property Cross-License Agreement in substantially the form attached as Exhibit L to the Merger Agreement to be entered into by and between the Company and SpinCo at or prior to the Distribution Time and that generally provides for the grant or retention of certain licenses under Intellectual Property Rights subject to certain conditions.
(38) “Intellectual Property Rights” shall mean any and all common law, statutory or other rights anywhere in the world arising under or associated with intellectual property, including: (i) patents, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions, and including any applications for any of the foregoing (“Patents”); (ii) trademarks, service marks, slogans, trade dress, trade names, brand names, corporate names, logos, and other designations or indicia of commercial source or origin, and including any applications for any of the foregoing (“Trademarks”); (iii) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, and including any applications for any of the foregoing (“Internet Properties”); (iv) trade secret and industrial secret rights and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, and all other information, materials and the like that derive independent economic value, whether actual or potential, from not being known to other persons or which are otherwise deemed to be or held as a trade secret under applicable Laws (“Trade Secrets”); (v) copyrights and any other equivalent rights in works of authorship or copyrightable subject matter

(including rights in Software as a work of authorship) and any other related rights of authors, and all database and design rights, and including any applications for any of the foregoing (“Copyrights”); (vi) all other similar or equivalent intellectual property or proprietary rights anywhere in the world and (vii) any registrations for any of the foregoing.
(39) “Inventory” means all raw materials, parts, supplies, goods, materials, works-in-process, finished goods, inventory, packaging and stock in trade.
(40) “IRS” means the U.S. Internal Revenue Service.
(41) “IRS Ruling” has the meaning set forth in the Merger Agreement.
(42) “IT Assets” means all systems, networks, hardware, or Software that is not a product or component of a product sold or licensed to customers by the SpinCo Business, including computers, servers, workstations, tablets, phones, servers, blades, peripheral devices, data centers, and equipment and infrastructure related to the foregoing.
(43) “Law” means, with respect to any Person, any law, statute, code, ordinance, order, decree, award, directive, judgment, ruling, rule, regulation or similar requirement issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority that is binding upon or applicable to such Person.
(44) “Liabilities” means any liability, debt, guarantee, assurance, commitment, cost, expense, interest, or obligation of any kind and however arising (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, reserved or unreserved, determined or determinable, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).
(45) “Out-of-Scope Services” means the services set forth on Annex B to the Transition Services Agreement which are expressly identified as “Out-of-Scope Services.”
(46) “Outside Date” has the meaning set forth in the Merger Agreement.
(47) “Overhead and Shared Services” means the ancillary, proprietary or corporate shared services or processes that are provided to, or used in, both the SpinCo Business and the Company Business, including the services and processes described in Schedule 1.1.
(48) “Party” means the Company, SpinCo or Parent, as appropriate, and “Parties” means the Company, SpinCo and Parent.
(49) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other organization or entity of any kind.
(50) “Product” means the food safety products listed on Schedule 1.2.
(51) “Record Date” means the close of business on the date determined by the Board of Directors of the Company (or a committee thereof) as the record date for the determination of holders of Company Common Stock entitled to receive SpinCo Common Stock, to the extent the Distribution is effected through a Spin-Off, or in connection with a Clean-Up Spin-Off.
(52) “Registered IP” shall mean all United States, international or foreign (a) Patents and Patent applications; (b) registered Trademarks and applications to register Trademarks; (c) registered Copyrights and applications for Copyright registration; and (d) registered Internet Properties, in each case (a) to (d), together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof.
(53) “Reimbursement Obligations” has the meaning given to it in the Merger Agreement.
(54) “Reimbursement Obligations Loan” means one or more unsecured loan agreements or notes entered into by SpinCo and the Company and/or any Subsidiary thereof to fund all or any portion of the Reimbursement Obligations payable by SpinCo prior to the Closing Date, which (i) shall be subject to voluntary prepayment at any time and from time to time, (ii) shall not bear interest for the period from and including the Closing Date to the date that is ten (10) Business Days thereafter (and from and after such date, to the extent not repaid in full, shall bear interest at the rate set forth in Section 7.6), and (iii) shall not provide for any covenants or defaults or other obligations on the part of the borrower or issuer other than a requirement to repay the loan or note (together with any accrued and unpaid interest) when due and defaults arising out of the foregoing or customary bankruptcy or insolvency-related events.
(55) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, disposing or dumping into the environment.
(56) “Reorganization” means the steps taken to effect the separation of the SpinCo Business from the Company Business, as set forth in this Agreement and the other applicable Transaction Documents, including the steps set forth in the Separation Step Plan and (a) the Contribution, (b) the actual or deemed issuance by SpinCo to the Company of shares of SpinCo Common Stock, (c) the distribution by SpinCo to the Company of the SpinCo Payment and (d) any issuance by SpinCo to the Company of the SpinCo Exchange Debt.
(57) “Retained Claim” means any claim, cause of action, defense, right of offset or counterclaim or settlement agreement (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent relating to, arising out of or resulting from the Excluded Assets, Excluded Liabilities or the Excluded Businesses.
(58) “SEC” means the United States Securities and Exchange Commission.
(59) “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.
(60) “Separate Conveyancing Instruments” means, collectively, the Asset Purchase Agreement, the agreements relating to the sales contemplated by the steps set forth under the heading “Foreign Asset Sale Steps – Category 1” in the Separation Step Plan, or any conveyancing, transfer, sale or assignment agreement in connection with any of the foregoing.
(61) “Separately Conveyed Assets” means, collectively, all Assets proposed to be transferred, assigned, sold or conveyed to any member of the SpinCo Group, or to Parent or any Affiliate of Parent, pursuant to the transactions contemplated by the Separate Conveyancing Instruments.
(62) “Shared Contracts” means the Contracts and other commitments, obligations or arrangements between the Company or any other member of the Company Group, on the one hand, and one or more third parties, on the other hand, in each case as of immediately prior to the Distribution Time, that benefit both (a) the SpinCo Business and (b) the Company Business; provided that any Contract that provides for Overhead and Shared Services shall not be a Shared Contract for purposes of this Agreement.
(63) “Software” means (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form., (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, images, videos, models and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.
(64) “SpinCo Business” means, subject to the following sentence, the business conducted by the Food Safety department of the Company and its Subsidiaries of manufacturing, marketing, distributing, selling and servicing products (including the Products) or services designed or marketed for (i) detecting, enumerating and culturing (or collecting or holding for purpose of detecting, enumerating, and culturing) microorganisms or food allergens in Commercial Food Safety Applications (except where solely performed to assess the need for or evaluate the efficacy of filtration and separation products of the Company’s Separation and Purification Sciences Division) and (ii) detecting adenosine triphosphate to determine the hygienic status of surfaces, products or environments, in each case in Commercial Food Safety Applications.

The Company and SpinCo agree that the “SpinCo Business” shall include only the business described in the immediately prior sentence (and not any other businesses, operations or activities of the Company or any of its Subsidiaries, including the business, operations and activities of the Company and its Subsidiaries set forth on Schedule 1.3).
(65) “SpinCo Business Records” means the Books and Records (a) to the extent related to the SpinCo Business and in the possession or control of the Company and its Subsidiaries and (b) reasonably separable from the Books and Records relating to any other business of the Company or its Subsidiaries without imposing an unreasonable cost or burden on the Company or any of its Subsidiaries (unless Parent agrees to bear such burden or expense) or (c) related to the prosecution, registration, maintenance or enforcement of any SpinCo Intellectual Property (including prosecution and litigation files, outstanding maintenance deadline, etc.); provided, that, “SpinCo Business Records” shall not include (w) the portion of any Books and Records to the extent related to any Excluded Liability, Excluded Asset (including any Shared Contract (or portion thereof) that is not a SpinCo Contract) or any Overhead and Shared Services; (x) any corporate seals, minute books, stock books, Tax Returns and other Tax-related documents, books of account or other records having to do with the corporate organization of the Company or any of its Subsidiaries or relating to the process for the separation of the SpinCo Business or any other Tax Returns or other Tax-related documents that are not primarily related to the SpinCo Business or a SpinCo Asset; (y) any Intellectual Property Rights or Technology, or (z) any employee-related or employee benefit-related files or records, including any individual performance or evaluation records, medical histories, workers compensation records, drug testing results, or other sensitive personal information.
(66) “SpinCo Contract” means (a) any Contract (other than any Shared Contract and any Contract that is an Excluded Asset) to which the Company or any of its Subsidiaries is a party or to which any of the SpinCo Assets is subject, in each case that relates exclusively to or is used exclusively in connection with the SpinCo Business (in any event including the SpinCo Financing Arrangements), (b) any Shared Contract to which the counterparty is a direct customer, distributor or supplier of the SpinCo Business and that relates primarily to or is used primarily in connection with the SpinCo Business, and (c) to the extent assignable, the applicable portion of any non-disclosure and confidentiality agreements entered into in connection with the possible sale of the SpinCo Business with any potential purchaser thereof to the extent restricting the use or disclosure of information of the SpinCo Business (including any such agreement).
(67) “SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.
(68) “SpinCo Entities” has the meaning set forth in the Merger Agreement.
(69) “SpinCo Exchange Debt” has the meaning set forth in the Merger Agreement.
(70) “SpinCo Financial Information” has the meaning set forth in the Merger Agreement.
(71) “SpinCo Financing Arrangements” means any credit agreement, indenture, note or other financing agreement or instrument entered into by SpinCo and/or any member of the SpinCo Group in connection with the Distribution, including in connection with any Financing and/or Permanent Financing (as such terms are defined in the Merger Agreement).
(72) “SpinCo Group” means SpinCo, the other SpinCo Entities, each Subsidiary of SpinCo immediately after the Distribution Time and each other Person that becomes a Subsidiary of SpinCo after the Distribution Time (including as a result of transactions that occur following the Distribution Time in accordance with the Separation Step Plan).
(73) “SpinCo Permits” means all Permits owned, held or licensed by the Company or any of its Subsidiaries that are (a) related primarily to the SpinCo Business or (B) related primarily to the operations at the SpinCo Real Property; provided that any Permits shall be deemed to be Excluded Assets to the extent the transfer of any such Permits to the SpinCo Entities in connection with the transactions contemplated by this Agreement is not permitted by applicable Law or the terms of such Permit (subject to Section 2.4).
(74) “SpinCo Real Property” means the facility located at The Science Park Technology Drive, Bridgend, Mid Glamorgan, United Kingdom leased by the Company.

(75) “SpinCo Real Property Leases” means the leases in respect of the SpinCo Real Property, under the captions (a) Renewal Lease by Reference, dated March 4, 2014, by and between Simrock Holdings Limited and 3M United Kingdom PLC (formerly 3M Health Care Limited) and (b) Sub Underlease relating to Unit 3 Bridgend Science Park, Ewenny Road, Bridgend, dated May 29, 2001, by and between Biotrace International PLC and Mansfield Biotrace Limited.
(76) “SpinCo Trademarks” means the Trademarks set forth in Schedule 2.2(a)(vii) and any other Trademark that is owned by the Company or any of its Subsidiaries that is primarily used or held for use in the operation of the SpinCo Business as of immediately prior to the Distribution Time; provided that if a Trademark could be considered both a SpinCo Trademarks and Company Trademarks, such Trademark shall be deemed a Company Trademark.
(77) “Subsidiary” means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or Interests that by their terms have ordinary voting power to elect a majority of the board of directors or other similar body is owned or controlled, directly or indirectly, by such Person, or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member or holds a similar role.
(78) “Tangible and Personal Property” means all equipment, machinery, parts, spare parts, tools, lab assets or other personal property; provided, that Tangible and Personal Property does not include IT Assets and any Technology.
(79) “Tax” has the meaning set forth in the Tax Matters Agreement.
(80) “Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached as Exhibit B to the Merger Agreement, to be entered into at or prior to the Distribution Time by and among the Company, SpinCo and Parent in connection with the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.
(81) “Tax Return” has the meaning set forth in the Tax Matters Agreement.
(82) “Technology” shall mean all embodiments of Intellectual Property Rights, including blueprints, laboratory notebooks, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, apparatus, reports, analyses, writings, materials, manuals, data, databases, Software and know-how or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, formulae, recipes or other technical information; provided that, Technology shall not include any IT Assets, Tangible and Personal Property, Books and Records or any Intellectual Property Rights.
(83) “Transaction Documents” has the meaning set forth in the Merger Agreement.
(84) “Transfer Documents” means the Pre-Distribution Transfer Documents, the Post-Distribution Company Transfer Documents, the Post-Distribution SpinCo Transfer Documents and the Separate Conveyancing Instruments.
(85) “Transition Contract Manufacturing Agreement” means the Transition Contract Manufacturing Agreement in substantially the form attached as Exhibit E to the Merger Agreement to be entered into by and among the Company, Parent and SpinCo at or prior to the Distribution Time.
(86) “Transition Distribution Services Agreement” means the Transition Distribution Services Agreement in substantially the form attached as Exhibit F to the Merger Agreement to be entered into by and among the Company, Parent and SpinCo at or prior to the Distribution Time.
(87) “Transition Service” has the meaning set forth in the then-current agreed draft of the Transition Services Agreement.
(88) “Transition Services Agreement” means the Transition Services Agreement in substantially the form attached as Exhibit D to the Merger Agreement to be entered into by and among the Company, Parent and SpinCo at or prior to the Distribution Time.

(89) “Transition Support Termination” means the effective date of the termination or expiration of the Transition Services Agreement, the Transition Distribution Services Agreement or the Transition Contract Manufacturing Agreement, as applicable.
(90) “Transitional Trademark License Agreement” means the Transitional Trademark License Agreement in substantially the form attached as Exhibit J to the Merger Agreement to be entered into by and among the Company, 3M Innovative Properties Company, Parent and SpinCo at or prior to the Distribution Time.
(91) “WLRK” means Wachtell, Lipton, Rosen & Katz.
Section 1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:
Definition	Location
Agreed Procedures	Section 4.1
Agreement	Preamble
Available Cash	Section 3.1(b)(i)
Chosen Courts	Section 9.3
Clean-Up Spin-Off	Section 3.3(c)
Company	Preamble
Company Common Stock	Recitals
Company Confidential Information	Section 7.2(b)
Company Controlled Actions	Section 6.9(b)
Company Counsel	Section 4.7(a)
Company Indemnification Obligations	Section 6.2
Company Indemnified Parties	Section 6.1
Company Released Persons	Section 5.1(a)
Corporate Policies	Section 7.3
Distribution	Recitals
Estimated Net Working Capital	Section 2.7(b)
Estimated Net Working Capital Adjustment	Section 2.7(a)(i)
Exchange Offer	Recitals
Excluded Assets	Section 2.2(b)
Excluded Liabilities	Section 2.3(b)
Existing Company Counsel	Section 4.7(a)
Existing Company Outside Counsel	Section 4.7(e)
Final Net Working Capital	Section 2.7(i)
General SpinCo Business Information	Section 4.7(b)
Indemnified Party	Section 6.4(a)
Indemnifying Party	Section 6.4(a)
Indemnity Payment	Section 6.4(a)
Integration Data Disclosure Agreement	Section 4.3(d)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Minimum Cash Amount	Section 3.1(b)(i)
Mixed Action	Section 6.9(d)
Net Working Capital	Section 2.7(a)(ii)
Notice of Disagreement	Section 2.7(d)
Parent	Preamble
Permits	Definition of Assets
Post-Distribution SpinCo Transfer Documents	Section 2.4(a)
Pre-Distribution Transfer Documents	Section 2.1(b)

Definition	Location
Preliminary Adjustment Statement	Section 2.7(c)
Representatives	Section 7.2(a)
Separate Action	Section 6.9(c)
Separation Step Plan	Section 2.1(a)
SpinCo	Preamble
SpinCo Assets	Section 2.2(a)
SpinCo Common Stock	Recitals
SpinCo Confidential Information	Section 7.2(a)
SpinCo Controlled Actions	Section 6.9(a)
SpinCo Indemnification Obligations	Section 6.1
SpinCo Indemnified Parties	Section 6.2
SpinCo Liabilities	Section 2.3(a)
SpinCo Payment	Section 3.1(b)(ii)
SpinCo Released Persons	Section 5.1(b)
Spin-Off	Recitals
Target Net Working Capital	Section 2.7(a)(iii)
Third-Party Claim	Section 6.5(a)
ARTICLE II

THE REORGANIZATION
Section 2.1 Transfer of Assets and Assumption of Liabilities Prior to the Distribution.
(a) Subject to Section 2.4 and Section 2.5 and in accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure, as it may be revised in accordance with Section 2.1(c), being referred to herein as the “Separation Step Plan”) and to the extent not previously effected pursuant to the steps of the Separation Step Plan that have been completed prior to the date of this Agreement, as promptly as practicable following the date of this Agreement:
(i) SpinCo Assets. The Company shall, and shall cause its applicable Subsidiaries to, assign, transfer and convey to SpinCo or one or more of SpinCo’s Subsidiaries designated by SpinCo, and SpinCo or such Subsidiaries, as applicable, shall accept from the Company and the Company’s applicable Subsidiaries, all of the Company’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to the SpinCo Assets;
(ii) SpinCo Liabilities. SpinCo or one or more of its Subsidiaries designated by SpinCo shall accept and assume from the Company and its Subsidiaries (other than SpinCo and its Subsidiaries) and agree to perform, discharge and fulfill the SpinCo Liabilities, in accordance with their respective terms. SpinCo and such Subsidiaries shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or the legal entity that incurred or holds the SpinCo Liability (provided, that nothing contained herein shall preclude, restrict or otherwise inhibit SpinCo or one or more of its applicable Subsidiaries from asserting against third parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, any predecessor of any such member or any of their respective directors, officers, employees, agents or Affiliates;
(iii) Excluded Assets. The Company shall cause SpinCo and the applicable Subsidiaries of SpinCo to assign, transfer and convey to the Company or one or more of its other Subsidiaries designated by the Company (other than SpinCo or its Subsidiaries), and the Company or such other

Subsidiaries shall accept from SpinCo and such applicable Subsidiaries, SpinCo’s and such applicable Subsidiaries’ respective direct or indirect right, title and interest in and to any Excluded Assets in the manner specified by the Company to be so assigned, transferred and conveyed; and
(iv) Excluded Liabilities. The Company or one or more of its Subsidiaries designated by the Company (other than SpinCo or its Subsidiaries) shall accept and assume from SpinCo or one or more of its Subsidiaries and agree to perform, discharge and fulfill the Excluded Liabilities in accordance with their respective terms, and the Company or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that nothing contained herein shall preclude, restrict or otherwise inhibit the Company or one or more of its applicable Subsidiaries from asserting against third parties any defenses available to the legal entity that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group or any of their respective directors, officers, employees, agents or Affiliates.
(b) In furtherance of any such assignment, transfer or assumption pursuant to Section 2.1(a), and without any additional consideration therefor, each of SpinCo and the Company shall prepare, execute and deliver and cause their Affiliates to prepare, execute and deliver such documents and instruments as may be reasonably necessary or appropriate to effect and/or evidence such assignment, transfer or assumption, in each case to the extent reasonably requested by the other (with all of such documents and instruments referred to collectively herein as the “Pre-Distribution Transfer Documents”). Except for the representations, warranties and covenants contained in this Agreement, the Parties or their Affiliates shall not be required to make any other express or implied representation, warranty or covenant, either written or oral, in the Pre-Distribution Transfer Documents.
(c) Without limiting any other provision hereof, in connection with the reorganization contemplated by Section 2.1(a), each of the Company and SpinCo will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Separation Step Plan (whether prior to, at or after the Distribution Time). The Company may make changes to the Separation Step Plan in its reasonable discretion; provided, that, the prior written consent of Parent shall be required to the extent such changes would reasonably be expected to (i) prevent or materially impair the tax treatment of the transactions contemplated thereby, (ii) materially delay the timing of the transactions contemplated thereby, or (iii) materially adversely affect the Company’s ability to obtain the IRS Ruling.
(d) To the extent that the assignment, transfer or conveyance of any Excluded Asset or SpinCo Asset, or the assumption of any Excluded Liability or SpinCo Liability, requires any Approvals or Notifications, (x) the Parties shall use their reasonable best efforts and cooperate in good faith to obtain or make such Approvals or Notifications, respectively, as soon as reasonably practicable and (y) each Party, at the reasonable request of the Company or Parent, as applicable, shall use its reasonable best efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to assign (or, to the extent requested by the Company, novate) all obligations under Contracts and other obligations or Liabilities for which one or more members of the SpinCo Group are liable and that do not constitute SpinCo Liabilities or for which one or more members of the Company Group are liable and that do not constitute Excluded Liabilities, so that, in any such case, the members of the applicable Group will be solely responsible for the applicable Liabilities; provided, however, that except to the extent expressly provided in any of the other Transaction Documents, neither the Company nor SpinCo or any of their respective Affiliates shall be obligated to (i) amend or modify any Contract (except as expressly set forth in the foregoing clause (y)), (ii) modify, relinquish, forbear or narrow any right, (iii) contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person, (ii) incur any out of pocket cost or expense, or (iv) commence any Action, in each case in connection with the actions required by the foregoing clauses (x) and (y); provided, further, that the obligation to take any such action shall terminate on the date that is twelve (12) months after the

Distribution Date (or, solely with respect to any Delayed Transferred Asset, twelve (12) months after the applicable Transition Support Termination). If the Company or SpinCo is unable to obtain, or to cause to be obtained, any required Approval in connection with clause (y) of the preceding sentence, the Company and SpinCo will, to the extent permitted by applicable Law and the terms of the applicable Contract, use reasonable best efforts to enter into subcontracting or other arrangements, effective as of the Distribution Time or as promptly as practicable thereafter, to provide to the Parties the economic and operational equivalent of the transfer (or novation) of such Contract to the appropriate Party and the performance by such Party of the obligations under such Contract as of the Distribution Time. In furtherance of the foregoing, (i) the Party that is intended to be the counterparty to such Contract, as applicable, will, as agent or subcontractor for the other or the applicable member of the other Party’s Group, pay, perform and discharge fully the Liabilities of the applicable Party or the applicable member of the other Party’s Group thereunder from and after the Distribution Time in accordance with any such alternate arrangement and (ii) the Party that remains the legal counterparty to such Contract, as applicable, will, or will cause the applicable member of such Party’s Group to, at the other Party’s expense, from and after the Distribution Time hold in trust for and pay to the other Party promptly upon receipt thereof all income, proceeds and other consideration received by the legal counterparty (or the applicable member of its Group) in connection with such alternate arrangement; provided that for purposes of this sentence, with respect to any Delayed Transferred Asset, references to the Distribution Time in this sentence will refer instead to the applicable Transition Support Termination. The Party that is intended to be the counterparty to each such Contract shall indemnify the other Party and hold it harmless against any Liabilities arising from the agent or subcontractor relationship described in this paragraph. The Company and SpinCo shall, and shall cause their Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income Tax purposes, treat any SpinCo Asset, SpinCo Liability, Separately Conveyed Asset, Excluded Asset or Excluded Liability transferred, assigned or assumed after the Effective Time or after the effective time of the applicable Separate Conveyancing Instrument pursuant to this Section 2.1(d) or Section 2.4 as having been so transferred, assigned or assumed at the time at which it was intended to have been so transferred, assigned or assumed as reflected in this Agreement (including the Separation Step Plan) and/or the applicable Separate Conveyancing Instrument and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).
Section 2.2 Allocation of Assets.
(a) “SpinCo Assets” shall mean, in each case to the extent existing and owned or held immediately prior to the Distribution Time by the Company or any of its Subsidiaries, the Company’s and its Subsidiaries’ right, title and interest in, to and under the following Assets, but in each case excluding any Excluded Assets and any Separately Conveyed Assets:
(i) the Equity Interests of the SpinCo Entities (other than SpinCo) (collectively, the “SpinCo Subsidiary Equity Securities”);
(ii) the SpinCo Real Property Leases;
(iii) (A) the Inventory located at the SpinCo Real Property and (B) the finished goods Inventory used or held for use primarily in connection with the SpinCo Business located inside the United States (clauses (A) and (B) together, the “SpinCo Inventory”);
(iv) the SpinCo Contracts;
(v) the SpinCo Permits;
(vi) except as listed in Schedule 2.2(a)(vi), the Tangible and Personal Property that is (A) located at the SpinCo Real Property, (B) located at any Company Manufacturing Facility, other than the SpinCo Real Property, and primarily used or held for use in the SpinCo Business, other than any part that is installed on any equipment, fixture, furniture, furnishing or machinery that cannot be transferred from the Company Manufacturing Facility without unreasonable burden or expense (unless Parent agrees to bear such burden or expense) or because it is technically infeasible, or (C) located at any Company Lab Facility and primarily used or held for use in connection with the SpinCo Business (clauses (A) through (C) collectively, the “SpinCo Tangible and Personal Property”);
(vii) (A) the Registered IP, including the Patents, Trademarks and Internet Properties set forth in Schedule 2.2(a)(vii), and (B) except as listed in Schedule 2.2(b)(xi) and the Company Trademarks, the Intellectual Property Rights, whether or not registered, in each case of clauses (A) and (B), owned by the Company or any of its Subsidiaries that are primarily used or held for use in the operation of the SpinCo Business as of immediately prior to the Distribution Time, (C) the SpinCo Trademarks, and (D) the Intellectual Property Rights, whether or not registered, owned by the Company or any of its Subsidiaries that are embodied in the Clean-Trace™ Software, in each case of clauses (A) through (D), all causes of action or other rights that may be asserted under any of the foregoing, including rights to seek and recover all remedies (including damages, royalties, fees, income payments and other proceeds due from and after the Closing Date), including for the infringement, misappropriation or violation of any of the foregoing and the goodwill appurtenant to or associated with the Trademarks included in the foregoing (clauses (A) through (D) collectively, the “SpinCo Intellectual Property”);
(viii) (A) any Technology with respect to which the Intellectual Property Rights therein are owned by the Company or any of its Subsidiaries immediately prior to the Distribution Time to the extent that such Technology is (x) used primarily in or necessary to the operation of the SpinCo Business as of immediately prior to the Distribution Time or (y) otherwise used in or necessary for operation of the SpinCo Business and capable of being copied (for example, Software and data) (the Technology in (y), the “Duplicated Technology”), (B) the Clean-Trace™ Software, (C) the Technology listed in Schedule 2.2(a)(viii), and (D) the know-how or knowledge, including any know-how or knowledge of the SpinCo Employees that constitutes a Trade Secret owned by the Company or any of its Subsidiaries, to the extent related to the SpinCo Business, but in each case, excluding any IT Assets (which are separately addressed in Section 2.2(a)(ix)) (clauses (A) through (D) collectively, the “SpinCo Technology”);
(ix) the IT Assets used or held for use primarily by the SpinCo Business that are (A) owned by the Company or any of its Subsidiaries or (B) leased or licensed by the Company or any of its Subsidiaries under a Contract exclusively related to the SpinCo Business (collectively, the “SpinCo IT Assets”); provided, that the SpinCo IT Assets shall include Software loaded thereon or embedded therein only to the extent such Software is SpinCo Technology or, if such Software is licensed by a third party to the Company or its Subsidiaries, only to the extent the applicable Contract has transferred to the SpinCo Entities pursuant to the terms of this Agreement or the SpinCo Entities otherwise independently have a license to or right to use such Software; and provided, further, that any hardware included in the SpinCo IT Assets may be sanitized by the Company to remove the decryption of local hard drive(s), security and device management Software, local and domain certificates, user profiles, and active directory domain structure, in each case, in accordance with the Company’s standard procedures prior to the Distribution. The Company will remove all data stored on such hardware and will transfer any SpinCo Business Records in accordance with Schedule 4.1. Any Software (other than security and device management Software) previously installed on such hardware will remain installed on the hardware but will be unregistered to the Company. The Company acknowledges and agrees that the Company’s sanitization process is not intended to affect the functionality of the applicable SpinCo IT Asset, provided that Parent and SpinCo will be responsible for configuring the sanitized SpinCo IT Asset, including any Software loaded thereon or embedded therein, to the specifications of Parent’s information technology environment. Prior to initiation of the sanitization process, Parent and SpinCo may record configuration parameters for any Software that SpinCo is licensed to use. Company and Parent will cooperate in good faith regarding the sanitization process and agree on the timing of such process. The Company will use reasonable efforts to minimize the time required for the Company to complete the Company’s sanitization process;
(x) other than with respect to Taxes (which are governed exclusively by the Tax Matters Agreement), any prepaid expenses, credits, deposits and advance payments, in each case, to the extent relating to any other SpinCo Asset (the “SpinCo Prepaid Expenses”);
(xi) a copy of the SpinCo Business Records (subject to Section 4.1);

(xii) other than with respect to Taxes (which are governed exclusively by the Tax Matters Agreement) or claims under any Insurance Policies, rights available to or being pursued by the Company or any of its Subsidiaries in connection with any Action or any other claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent primarily relating to the SpinCo Business, any SpinCo Asset or any SpinCo Liability (other than the Retained Claims);
(xiii) the Assets set forth in Schedule 2.2(a)(xiv);
(xiv) all Assets of the Company and its Subsidiaries as of immediately prior to the Distribution Time that are expressly provided by the Merger Agreement, this Agreement or any other Transaction Document (other than the Separate Conveyancing Instruments) as Assets to be transferred to SpinCo or any other member of the SpinCo Group; and
(xv) all other Assets of the Company and its Subsidiaries as of immediately prior to the Distribution Time that are primarily related to the SpinCo Business; provided that the intention of this clause (xv) is only to rectify any omission of the conveyance to SpinCo of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have been classified as a SpinCo Asset. No Asset will be deemed to be a SpinCo Asset solely as a result of this clause (xv) if it is within any category of Assets addressed by any other section of this Section 2.2.
The Parties acknowledge and agree that a single Asset may fall within more than one of clauses (i) through (xv) above; such fact does not imply that (A) such Asset shall be transferred more than once or (B) any duplication of such Asset is required.
(b) “Excluded Assets” means all of the Assets of the Company and its Subsidiaries other than the SpinCo Assets and the Separately Conveyed Assets. Notwithstanding anything in this Agreement to the contrary, the Excluded Assets include the following:
(i) all Equity Interests (excluding the SpinCo Subsidiary Equity Securities and any equity securities of SpinCo);
(ii) all accounts receivable as of the Closing;
(iii) all cash, cash equivalents and marketable securities, including all checks, drafts and wires deposited for the account of the Company or any of its Subsidiaries that have not been credited by the receiving bank, other than cash up to the Minimum Cash Amount;
(iv) all Inventory other than the SpinCo Inventory;
(v) all Insurance Policies and all rights and claims thereunder;
(vi) all real property, whether owned, leased, subleased, licensed, or otherwise occupied by the Company or any of its Subsidiaries, including the Company Manufacturing Facilities and Company Lab Facilities, and any equipment, fixtures, furniture, furnishings, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property located thereon, and any prepaid rent, security deposits and options to renew or purchase related thereto, other than the SpinCo Real Property;
(vii) all Permits other than the SpinCo Permits;
(viii) all Tangible and Personal Property, other than the SpinCo Tangible and Personal Property;
(ix) all Contracts, other than the SpinCo Contracts;
(x) all IT Assets other than the SpinCo IT Assets;
(xi) all Intellectual Property other than the SpinCo Intellectual Property, including as an Excluded Asset covered by this Section 2.2(b)(xi), the Company Trademarks and the Intellectual Property listed in Schedule 2.2(b)(xi);
(xii) (i) all Technology that is not SpinCo Technology and (ii) copies of any Duplicated Technology that is used in or necessary for the operation of the Company Businesses, regardless of whether copies of such Duplicated Technology are also SpinCo Technology;

(xiii) all Assets used or held for use by the Company or any of its Subsidiaries in connection with the provision of Overhead and Shared Services, including any proprietary tools and processes;
(xiv) all credit support from the Company or any of its Subsidiaries from which the SpinCo Business benefits;
(xv) all Books and Records, provided that SpinCo shall be entitled to a copy of the SpinCo Business Records as provided in Section 4.1;
(xvi) all rights that accrue or shall accrue to the Company or any member of the Company Group pursuant to this Agreement, the Merger Agreement or any Transaction Document;
(xvii) all prepaid expenses, credits, deposits, and advance payments other than the SpinCo Prepaid Expenses;
(xviii) all rights to claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent relating to any other Excluded Asset or Excluded Liability;
(xix) (A) all attorney-client privilege and attorney work-product protection of the Company or its Subsidiaries arising as a result of legal counsel representing the Company or its Subsidiaries, including the SpinCo Entities, in connection with the sale of the SpinCo Business and the transactions contemplated by the Merger Agreement, this Agreement and the other Transaction Documents, (B) all documents subject to attorney-client privilege and work-product protection described in the foregoing subsection (A), and (C) all documents maintained by the Company, its Subsidiaries or their respective Representatives in connection with the sale of the SpinCo Business, including the transactions contemplated by the Merger Agreement, this Agreement and the other Transaction Documents;
(xx) except as required by applicable Law, all of the assets of, all of the assets relating to, and all rights under, any employee benefit or welfare plan or any related Contract between any Person and the Company or any of its Affiliates (including the employee benefit plans of the Company and its Subsidiaries);
(xxi) all accounts, notes or loans payable recorded on the books of the Company or any of its Affiliates for goods or services purchased by the SpinCo Business from the Company or any of its Subsidiaries (other than the SpinCo Entities), or provided to the SpinCo Business by the Company or any of its Subsidiaries (other than the SpinCo Entities), or advances (cash or otherwise) or any other extensions of credit to the SpinCo Business from the Company or any of its Subsidiaries (other than the SpinCo Entities), whether current or non-current;
(xxii) all Insurance Proceeds which the Company or any of its Subsidiaries has a right to receive, unless such proceeds are reflected in the SpinCo Financial Information;
(xxiii) all Retained Claims;
(xxiv) the Assets set forth in Schedule 2.2(b)(xxiv);
(xxv) Global Trade Item Numbers (GTINs); and
(xxvi) except for (A) those Assets expressly identified as SpinCo Assets in clauses (i) through (xv) of the definition of “SpinCo Assets” and (B) the Separately Conveyed Assets, all Assets of the Company or any of its Subsidiaries, wherever located, whether tangible or intangible, real, personal or mixed.
Section 2.3 Allocation of Liabilities.
(a) “SpinCo Liabilities” shall mean all of the following Liabilities (other than Excluded Liabilities), to the extent arising on or after the Distribution Time (except as set forth below), of the Company or any of its Subsidiaries, or any of their respective predecessor companies or businesses:
(i) all Liabilities, to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the SpinCo Business (including (w) the ownership or use of the SpinCo Assets or the Separately Conveyed Assets and any Actions that relate to, arise out of or result from the operation or conduct of the SpinCo Business or ownership or use of the SpinCo Assets or the Separately Conveyed Assets, (x) all warranty, repair or return obligations, (y) alleged or actual hazards or defects in design, marketing, manufacture, materials, workmanship, provision or performance, including any failure to warn or alleged or actual breach of express or implied warranty or representation, and (z) the return or recall of any product of the SpinCo Business, in each case, relating to the period on or after the Distribution Time), subject to Section 2.3(b)(i));
(ii) all Liabilities arising out of or relating to any SpinCo Contracts and relating to the period on or after the Distribution Time, including customer purchase orders, extended warranties or other customer Contracts for products or services of the SpinCo Business, or the SpinCo Permits;
(iii) all Liabilities arising on or after the Distribution Time under or relating to any SpinCo Intellectual Property, including the use thereof;
(iv) all Liabilities assumed by, retained by or agreed to be performed by SpinCo or any of its Subsidiaries and Affiliates pursuant to the terms of the Merger Agreement, this Agreement or any other Transaction Document, whenever arising;
(v) all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from information regarding Parent or its businesses and operations contained in any of the Disclosure Documents, other than information relating to the Company, the Retained Businesses or the SpinCo Business, whenever arising;
(vi) all Liabilities relating to, arising out of or resulting from the SpinCo Financing Arrangements or under any Reimbursement Obligations Loan, whenever arising;
(vii) all Environmental Liabilities, to the extent relating to, arising out of or resulting from the ownership or operation of the SpinCo Business, the SpinCo Assets or the Separately Conveyed Assets, or the conduct of the SpinCo Business, in each case, as of and after the Distribution Time; and
(viii) all Liabilities relating to, arising out of or resulting from any Action with respect to the SpinCo Business, the SpinCo Assets or the Separately Conveyed Assets, in each case to the extent relating to the period on or after the Distribution Time, other than as specifically provided otherwise in any of the Transition Services Agreement, Transition Contract Manufacturing Agreement, or the Transition Distribution Services Agreement, and the Liabilities set forth in Section 2.3(b)(vi)).
The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (i) through (viii) above; such fact does not imply that (a) such Liability shall be transferred more than once or (b) any duplication of such Liability is required.
(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean the following Liabilities of the Company or any of its Subsidiaries, or any of their respective predecessor companies or businesses, including, to the extent consistent with the foregoing, the following:
(i) all Liabilities to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the SpinCo Business (including the ownership or use of the SpinCo Assets or the Separately Conveyed Assets and any Actions to the extent relating to, arising out of or resulting from the operation or conduct of the SpinCo Business or ownership or operation of the SpinCo Assets or the Separately Conveyed Assets), in each case relating to the period prior to the Distribution Time (provided that and subject to Section 6.2(e), any Liabilities requiring the delivery, re-delivery, modification, repair, service or replacement (or any similar action) of any product of the SpinCo Business or the performance of any service, act or deed other than the payment of money by a member of the SpinCo Group or the SpinCo Business in connection with any of the actions described in this proviso, in each case following the Distribution Time (the “Post-Closing Performance Obligations”), shall be SpinCo Liabilities);
(ii) all accounts payable as of the Closing;
(iii) all Liabilities of the Company or its Subsidiaries to the extent related to any Excluded Assets or any Company Business (other than any Liabilities for which SpinCo, Parent or any of their

Subsidiaries expressly has responsibility pursuant to the terms of the Merger Agreement, this Agreement or any other Transaction Document, and other than Liabilities that are separately allocated pursuant to any other agreement or transaction related to such Excluded Assets or Company Business between the Company or any of its Subsidiaries, on the one hand, and SpinCo, Parent or any of their Subsidiaries, on the other hand, including any commercial or other agreements unrelated to this Agreement, as applicable);
(iv) all Liabilities assumed by, retained by or agreed to be performed by the Company or any of its Subsidiaries (other than the SpinCo Entities) pursuant to the Merger Agreement, this Agreement or any other Transaction Document;
(v) all Liabilities to the extent arising out of the presence or release of any Hazardous Substance at, on, under or from any facility or property where the SpinCo Business was operated prior to the Distribution Time, to the extent relating to the period prior to the Distribution Time, and all other Environmental Liabilities, to the extent relating to, arising out of or resulting from the ownership or operation of the SpinCo Business, the SpinCo Assets or the Separately Conveyed Assets, or the conduct of the SpinCo Business, in each case prior to the Distribution Time; and any and all Environmental Liabilities to the extent arising out of the Excluded Assets; and
(vi) all Liabilities relating to, arising out of or resulting from any Action with respect to the SpinCo Business, the SpinCo Assets or the Separately Conveyed Assets, in each case to the extent relating to the period prior to the Distribution Time.
Section 2.4 Non-Transferred and Delayed Transferred Assets and Liabilities.
(a) Notwithstanding anything in this Agreement to the contrary, if (x) any SpinCo Asset or Separately Conveyed Asset cannot be assigned or transferred to, or any SpinCo Liability cannot be assumed by, a member of the SpinCo Group without an Approval or Notification or (y) any Excluded Asset cannot be assigned or transferred to, or any Excluded Liability cannot be assumed by a member of the Company Group without an Approval or Notification, and in either case such Approval or Notification has not been obtained or made prior to the Distribution Time, then, unless the Company and SpinCo shall mutually otherwise determine, such assignment, transfer or assumption shall automatically be deemed to be deferred, with any such purported transfer, assignment or assumption deemed null and void until such time as such Approvals are obtained or such Notifications are made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities, and any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets and Excluded Liabilities, for all other purposes of this Agreement. If the required Approval is subsequently obtained or such Notification is subsequently made, the relevant Asset will be automatically assigned and transferred to, or the relevant Liability will be automatically assumed by, SpinCo or the Company, as applicable, or a member of the applicable Party’s respective Group designated by such Party without any further action required on the part of any Person, in accordance with the terms of this Agreement and the other Transaction Documents. In furtherance of any such assignment, transfer or assumption pursuant to this Section 2.4(a), and without any additional consideration therefor, each of SpinCo and the Company shall execute and deliver, and cause their Affiliates to execute and deliver, such documents and instruments as may be reasonably necessary to effect and/or evidence such assignment, transfer or assumption, in each case to the extent reasonably requested by the other (with all of such documents and instruments referred to collectively herein as the “Post-Distribution SpinCo Transfer Documents).”
(b) Notwithstanding anything in this Agreement to the contrary, if it is reasonably necessary or appropriate to delay the transfer or assignment to SpinCo or one or more of its Subsidiaries of any SpinCo Asset until the applicable Transition Support Termination to allow the Company or any of its Subsidiaries to perform their respective obligations under, or to otherwise carry out the contemplated transactions and activities contemplated, by the Transition Services Agreement, the Transition Distribution Services Agreement, or the Transition Contract Manufacturing Agreement, as applicable (each such SpinCo Asset, a “Delayed Transferred Asset”), such Delayed Transferred Asset shall not be transferred or assigned to SpinCo or any of its Subsidiaries at or prior to the Distribution Time. Upon the applicable Transition Support Termination, the relevant Delayed Transferred Asset shall be automatically assigned and transferred to SpinCo or its Subsidiaries without any further action required on the part of any Party and without any additional consideration, provided, however, if, upon the Transition Support Termination, such Delayed Transferred Asset cannot be assigned or transferred to Buyer without any Approval or Notification, the provisions of this Section 2.4 and Section 2.1(d) shall apply.
Section 2.5 Shared Contracts. The Company and SpinCo will use their commercially reasonable efforts for a period ending twelve (12) months after the Distribution Date to separate any Shared Contracts that are SpinCo Contracts (or take such other action as may be reasonably agreed between the Company and SpinCo) in order to provide for an appropriate allocation of the rights and obligations under such Contracts in line with the allocation of the SpinCo Assets, Excluded Assets, Separately Conveyed Assets, SpinCo Liabilities and Excluded Liabilities between the Parties. Without limiting the foregoing and subject to any actions contemplated by any policies, procedures or initiatives of the Company or any of its Subsidiaries of general applicability, pending the separation of each Shared Contract, the Parties shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to maintain good relations with any obligees or other counterparties in connection with such Shared Contract, and comply in all material respects with the terms thereof and refrain from voluntarily terminating such Shared Contract.
Section 2.6 Termination of Intercompany Contracts; Settlement of Intercompany Payables and Receivables
(a) Except for (i) this Agreement, the Merger Agreement and the other Transaction Documents (and each other Contract expressly contemplated by this Agreement, any other Transaction Document, the Separation Step Plan or the Merger Agreement to be entered into or continued by the Company and SpinCo or any of the members of their respective Groups after the Distribution Time, including the Transfer Documents) and (ii) any Contracts to which any Person, other than the Company, SpinCo and their respective wholly owned Subsidiaries, is a party, in furtherance of the releases and other provisions of Section 5.1, SpinCo and each member of the SpinCo Group, on the one hand, and the Company and each member of the Company Group, on the other hand, hereby terminate, effective as of the Distribution Time, all Contracts between or among SpinCo or any member of the SpinCo Group, on the one hand, and the Company or any member of the Company Group, on the other hand, that are effective or outstanding as of immediately prior to the Distribution Time.
(b) Except as set forth on Schedule 2.6(b) and other than any payables, receivables or other intercompany accounts under any Transaction Document, the Company shall, as of the Distribution Time, eliminate all intercompany accounts existing prior to the Distribution Time, whether payables or receivables, between a member of the SpinCo Group, on the one hand, and a member of the Company Group, on the other hand. Any such intercompany accounts that are settled after the Cut-Off Time but in connection with the Reorganization and the Distribution shall be deemed for purposes of this Agreement to have been settled as of immediately prior to the Cut-Off Time. Intercompany balances and accounts solely among any members of the SpinCo Group or any members of the Company Group shall not be affected by the above provisions of this Section 2.6(b).
(c) The arrangements described in this Section 2.6 will be eliminated or satisfied, in the Company’s sole discretion, by way of repayment, capital contribution, distribution, forgiveness, offset, or any combination of the foregoing without any further Liability to, or obligation of, each of SpinCo or any member of the SpinCo Group, on the one hand, and the Company or any member of the Company Group, on the other hand. Following the Distribution Time, no Contract terminated pursuant to Section 2.6(a) (including any provision thereof that purports to survive termination) or intercompany Liability eliminated pursuant to Section 2.6(b) shall be of any further force or effect from and after the Distribution Time. The Company and its Subsidiaries may take any action they deem reasonably necessary or advisable to effect foregoing
Section 2.7 Certain Adjustments.
(a) Certain Definitions.
(i) “Estimated Net Working Capital Adjustment” means (A) if the Estimated Net Working Capital exceeds the Target Net Working Capital, then a positive amount equal to the full amount of such excess over the Target Net Working Capital, (B) if the Target Net Working Capital exceeds the Estimated Net Working Capital, then a negative amount equal to the full amount of such excess over the Estimated Net Working Capital or (C) zero, other than as set forth in clauses (A) and (B).

(ii) “Net Working Capital” means as of 11:59:59 p.m. in each applicable time zone on the last calendar day of the month immediately preceding the Closing Date (the “Cut-Off Time”) (including month end close accounting entries), an amount (which may be a positive or negative number) equal to (i) the current assets of the SpinCo Business, minus (ii) the current liabilities of the SpinCo Business, in each case, which are included in the line item categories specifically identified in Exhibit A, but excluding (A) any assets or liabilities with respect to Taxes, (B) any current liabilities of the SpinCo Business for salary, vacation, incentive pay or other compensatory payments or benefits, to the extent that the Company or any of its Subsidiaries provides payments or benefits (or, in the case of incentive pay or other similar compensatory payments, offers to provide such payments or benefits in exchange for a release of claims) of such type, (C) all receivables and payables between any SpinCo Entity and another SpinCo Entity, (D) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to Closing pursuant to Section 2.6, (E) the SpinCo Financing Arrangements, any proceeds thereof, the Reimbursement Obligations and any Reimbursement Obligations Loan (other than any interest payable under any Reimbursement Obligations Loan as of the Closing Date), and any instrument the repayment of which is taken into account in the calculation of the Above Basis Amount, and (F) the Excluded Assets and Excluded Liabilities. The Net Working Capital will be determined in accordance with the accounting principles and methodologies of the Company, consistently applied.
(iii) “Target Net Working Capital” means $63,400,000.
(b) Estimated Net Working Capital Adjustment. No later than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to SpinCo and Parent a written report setting forth the Company’s good faith estimate of the Net Working Capital as of the Cut-Off Time (such estimate, the “Estimated Net Working Capital”), prepared in conformity with the requirements of this Agreement and together with reasonable supporting documentation. The Company will reasonably cooperate with Parent and its Representatives in connection with their review of such written report, including by (i) providing information reasonably necessary or useful in connection with their review of the written report as reasonably requested by Parent, (y) reasonably considering in good faith any revisions to such written report proposed by Parent and (z) revising such written report to reflect any changes mutually agreed by the Company, SpinCo and Parent; provided that no comments provided by Parent shall provide a basis for any delay in the Closing, or shall require any changes to the written report of the Estimated Net Working Capital (or the calculations therein) unless agreed to by the Company.
(c) Within ninety (90) days following the Closing Date, the Company shall deliver to SpinCo a statement (the “Preliminary Adjustment Statement”) setting forth in reasonable detail the Company’s good faith calculation of the Net Working Capital, together with reasonable supporting detail and prepared in conformity with the requirements of this Agreement;
(d) If SpinCo disagrees with the Company’s calculation of the Net Working Capital set forth in the Preliminary Adjustment Statement, SpinCo will deliver to the Company, within thirty (30) days after receipt by SpinCo of the Preliminary Adjustment Statement (the “Review Period”) a written statement describing each objection thereto and SpinCo’s calculation of the Net Working Capital, including reasonable detail of each item or amount in dispute, the basis for such dispute and the supporting documentation, schedules and calculation (the “Notice of Disagreement””). SpinCo will be deemed to have agreed with all items and amounts contained in the Preliminary Adjustment Statement that are not specifically disputed in the Notice of Disagreement. If SpinCo does not deliver a Notice of Disagreement within the Review Period, SpinCo (and Parent) will be deemed to have irrevocably accepted the Preliminary Adjustment Statement, which will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.7(i).
(e) If SpinCo delivers to the Company a Notice of Disagreement during the Review Period, the Company and SpinCo will attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after the Company’s receipt of the Notice of Disagreement (the “Resolution Period”). If the Company and SpinCo reach a written resolution with respect to all such matters (if any) on or before the final day of the Resolution Period, the Preliminary Adjustment Statement, as modified by such resolution, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.7(i). If such a resolution is not reached during the Resolution Period, the Company and SpinCo will promptly (no later than five (5) Business Days after the final day of the

Resolution Period) retain Deloitte Touche Tohmatsu Limited (or, if such firm is not available, another nationally recognized accounting firm reasonably agreed between the Company and SpinCo) (the “Independent Accounting Firm”) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Independent Accounting Firm for resolution in accordance with this Section 2.7(e). The Independent Accounting Firm shall act as an expert and not as an arbitrator. In no event shall the Company or SpinCo (or Parent) communicate (or permit any of its Affiliates or Representatives to communicate) with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication. The Company and SpinCo will instruct the Independent Accounting Firm to (A) within thirty (30) days after submission of the Disputed Items, make a final determination with respect to each of the Disputed Items (and only the Disputed Items) that is (1) consistent with the terms of this Agreement and (2) within the range of the respective positions taken by each of the Company and SpinCo and (3) based solely on written submissions of the Company and SpinCo (i.e., not on the basis of an independent review) a copy of which shall simultaneously be provided to the other Party, and in accordance with procedures agreed to by the Parties and the Independent Accounting Firm and (B) prepare and deliver to the Company and SpinCo a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Independent Accounting Firm’s Report”). The Independent Accounting Firm’s determination with respect to each Disputed Item as reflected in the Independent Accounting Firm’s Report will be final, conclusive and binding absent fraud or manifest error. The Preliminary Adjustment Statement, as modified by any changes thereto in accordance with any adjustments agreed in writing between the Company and SpinCo during the Resolution Period and the Independent Accounting Firm’s Report, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.7(i). The Independent Accounting Firm’s determination under this Section 2.7(e) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced.
(f) Each of SpinCo and the Company will (A) pay its own respective costs and expenses incurred in connection with this Section 2.7 and (B) be responsible for the fees and expenses of the Independent Accounting Firm in connection with this Section 2.7 on a pro rata basis based upon the inverse of the degree (measured in dollars) to which the Independent Accounting Firm has accepted the respective positions of SpinCo and the Company (which will be determined by the Independent Accounting Firm and set forth in the Independent Accounting Firm’s Report). For example, if the Independent Accounting Firm determines that it accepted seventy percent (70%) of the position of the Company, the Company will pay thirty percent (30%) of the fees and expenses of the Independent Accounting Firm and SpinCo will pay the remaining seventy percent (70%) of such fees and expenses.
(g) In connection with the matters set forth in this Section 2.7, during the Review Period and Resolution Period, if applicable, the Company and its Representatives shall, subject to execution of customary access letters (if applicable), be provided access to all relevant work papers, schedules and other supporting documents prepared by Parent, SpinCo or their Representatives and used in connection with the calculation of the Net Working Capital and access, during normal business hours and upon reasonable notice and in a manner that does not adversely interfere with the conduct of Parent’s or SpinCo’s business, any other information in Parent or SpinCo’s possession which the Company reasonably requests, and Parent and SpinCo shall, and shall cause their Representatives to, cooperate reasonably with the Company and its Representatives in connection therewith.
(h) The Company and SpinCo agree that the procedures set forth in this Section 2.7 for resolving disputes with respect to the Preliminary Adjustment Statement and the calculation of Net Working Capital shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any party from instituting litigation to enforce this Section 2.7, including any decision pursuant to the terms hereof by the Independent Accounting Firm in any court of competent jurisdiction. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any determination of Disputed Items by the Independent Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by agreement of the Parties and the Parties agree that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm.
(i) The Net Working Capital set forth in the Final Adjustment Statement is referred to herein as the “Final Net Working Capital”. Within five (5) Business Days after the determination of Final Net Working Capital pursuant to this Section 2.7, (i) if the Final Net Working Capital exceeds the Estimated Net Working Capital, SpinCo will pay to the Company the amount of such excess, by wire transfer of immediately available funds to one or more accounts designated in writing by the Company, or (ii) if the Estimated Net Working Capital exceeds the Final Net Working Capital, the Company will pay to SpinCo the amount of such excess, by wire transfer of immediately available funds to one or more accounts designated in writing by SpinCo. Any payment pursuant to this Section 2.7(i) shall be treated as an adjustment to the SpinCo Payment for all U.S. federal (and applicable state, local and foreign) income tax purposes.
(j) Without limiting the generality of the foregoing, no changes shall be made (including any changes reflected in the Final Net Working Capital) in any reserve or other account existing as of the date of the most recent balance sheet included in the SpinCo Financial Information or other amount reflected in such balance sheet, except as a result of events occurring after such date and prior to the Distribution Time and, in such event, only in a manner consistent with the past practice of the SpinCo Business using the same accounting principles, practices, policies, procedures and methodologies (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the SpinCo Financial Information. Without limiting the generality of the foregoing, the Estimated Net Working Capital and the Net Working Capital shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; and (ii) be based on facts and circumstances as they exist up to the Distribution Time and shall exclude the effect of any act, decision or event occurring after the Distribution Time (other than the determination of the Final Net Working Capital in accordance with this Section 2.7).
Section 2.8 Payment of Reimbursement Obligations. After the Distribution Time, SpinCo shall pay the Company an amount of cash equal to 100% of the Reimbursement Obligations (such payment to be made promptly and in any event within ten (10) Business Days of delivery by the Company of a written request therefor accompanied by reasonable supporting documentation evidencing such Reimbursement Obligations). Any payment pursuant to this Section 2.8 that is not on account of an advance by the Company to SpinCo prior to the date of any such payment shall be treated as an adjustment to the SpinCo Payment for all U.S. federal (and applicable state, local and foreign) income tax purposes and shall be made in immediately available funds in United States dollars by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.
Section 2.9 Wrong Pockets; Mail and Other Communications; Payments.
(a) After the Distribution Time, if either SpinCo or Parent, on the one hand, or the Company, on the other hand, or any of their respective Subsidiaries becomes aware that any of the SpinCo Assets have not been transferred, assigned or conveyed to SpinCo or any of its Subsidiaries or that any of the Excluded Assets have not been retained by or transferred, assigned or conveyed to the Company or any of its Subsidiaries (other than the SpinCo Entities), it will promptly notify the other Party and the Parties will cooperate in good faith to as promptly as reasonably practicable transfer the relevant asset to the appropriate Party at the expense of the Party who would have been responsible for the related expenses if such asset had been transferred at the Distribution Time.
(b) After the Distribution Time, each of the Company, SpinCo and the members of their respective Groups may receive mail, packages, facsimiles, email and other communications properly belonging to the other (or the other’s Subsidiaries). Accordingly, each of the Company and SpinCo and the members of their respective Groups authorizes the Company and the other members of the Company Group, on the one hand, or SpinCo and the other members of the SpinCo Group, on the other hand, as the case may be, to receive and, if not unambiguously intended for such other Party (or any member of its Group) or any of such other Party’s (or any member of its Group’s) officers or directors, open (acting solely as agent for the other Party), all mail, packages, facsimiles, email and other communications received by it, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, facsimiles, email or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 2.9 are not intended to, and shall not be deemed to, constitute an authorization by any of the Company, SpinCo or the members of their respective Groups to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes or (ii) waive any rights or privileges in respect of any such mail, package, facsimile, email or other communication or the information contained therein.
(c) The Company shall, or shall cause its applicable Subsidiary to, promptly pay or deliver to SpinCo (or its designated Affiliates) any monies or checks that have been sent to or that are received by the Company or any of its Subsidiaries after the Distribution Time, including by or from any customers, suppliers or other commercial counterparties of the SpinCo Business or the SpinCo Group, to the extent that they constitute SpinCo Assets.
(d) SpinCo shall, or shall cause its applicable Affiliate to, promptly pay or deliver to the Company (or its designated Subsidiaries) any monies or checks that have been sent to SpinCo or any of its Affiliates (including the SpinCo Business and the SpinCo Group) after the Distribution Time to the extent that they constitute an Excluded Asset and are the property of the Company or its Subsidiaries hereunder.
Section 2.10 Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP), SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP), AND PARENT UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY; OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS. TO THE MAXIMUM EXTENT PERMITTED BY LAW, SPINCO HEREBY WAIVES AND DISCLAIMS ANY RIGHTS IT MAY HAVE AGAINST THE COMPANY IN CONNECTION WITH THE TRANSFER OF ANY INTEREST IN ANY REAL PROPERTY PERTAINING TO DISCLOSURE OF RELEASES OR SUSPECTED RELEASES, THE PRESENCE OF HAZARDOUS SUBSTANCES WITHIN ANY BUILDING OR FACILITY OR ENVIRONMENTAL CONDITIONS.
Section 2.11 Termination of Overhead and Shared Services. SpinCo and Parent acknowledge and agree that (a) the SpinCo Business currently receives from the Company and its Subsidiaries certain Overhead and Shared Services, (b) except as expressly provided in any Transaction Document, all Overhead and Shared Services shall cease at the Distribution Time, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Distribution Time, with no further obligation of the Company or any of its Subsidiaries, and (c) from and after the Distribution Time, SpinCo and Parent (and their Affiliates) shall have no rights or Liabilities under any Shared Contracts that are not SpinCo Contracts, except to the extent set forth and in accordance with the terms and conditions of any Transaction Document.

Section 2.12 Certain Intellectual Property Matters.
(a) Following the Distribution Time and except to the extent permitted under the Transitional Trademark License Agreement or any Transaction Document, SpinCo Group shall be permitted to use Company Trademarks for up to one hundred eighty (180) days following the Distribution Time, provided that SpinCo shall, and shall cause the SpinCo Group and each of SpinCo’s other Affiliates to: (i) use commercially reasonable efforts to minimize and eliminate the use of the Company Trademarks as soon as reasonably practicable but in no event later than one hundred eighty (180) days following the Distribution Time, (ii) cease to use any Company Trademark as part of any Internet domain name, (iii) cease to hold itself or themselves out as having any affiliation or association with the Company or any of its Affiliates, and (iv) within one hundred eighty (180) days of the date hereof, complete the removal of the Company Trademarks from all signage, vehicles, properties, stationery, promotional or other marketing materials and other relevant assets. Except to the extent permitted under the Transitional Trademark License Agreement or any Transaction Document, it being understood any use by the SpinCo Group of the Company Trademarks permitted by the foregoing shall be solely in the same manner such Company Trademark were used as of the Distribution Time and solely to the extent necessary in complying with and accomplishing the foregoing.
(b) SpinCo shall be responsible for any and all costs and expenses incurred in assigning, transferring and recording any and all right, title and interest of SpinCo in the Intellectual Property Rights included in the SpinCo Assets, including the filing and recordation of assignment and other instruments in order to evidence the transfer of any Intellectual Property Rights included in the SpinCo Assets.
Section 2.13 Removal of Excluded Assets and SpinCo Assets.
(a) The Company shall, or shall cause one of its Subsidiaries to, remove any Excluded Assets from the SpinCo Real Property within one hundred eighty (180) days following the Distribution Date, unless the Excluded Asset will be used by SpinCo or its Affiliates in connection with any services to be provided under any Transaction Document, in which case, such removal will occur within one hundred eighty (180) days following the termination or expiration of the relevant term of (or relevant service set forth in) the applicable Transaction Document; provided, that, in either case, such one hundred eighty (180) day period may be extended as reasonably necessary as a result of COVID-19 or any COVID-19 Measure. Following the Distribution Time, SpinCo shall provide the Company and its Subsidiaries reasonable access and assistance during normal business hours upon reasonable prior written notice, to permit the removal of such Excluded Assets (including any such Excluded Assets identified after such one hundred eighty (180) day period). Except with respect to claims arising from the gross negligence or willful misconduct of SpinCo or its Affiliates, neither SpinCo nor any of its Affiliates shall have any Liability to the Company or its Subsidiaries in connection with the storage at, or removal from, the SpinCo Real Property of such Excluded Assets.
(b) SpinCo shall, or shall cause its Affiliates to, remove any SpinCo Assets and Separately Conveyed Assets located at any facility of the Company or its Subsidiaries, other than the SpinCo Real Property, within one hundred eighty (180) days following the Distribution Date, unless the SpinCo Asset or Separately Conveyed Assets (including any Delayed Transfer Assets) would reasonably be expected to be used by the Company or its Subsidiaries in connection with any Transaction Document, in which case, such removal will occur within one hundred eighty (180) days following the termination or expiration of the relevant term of (or relevant service set forth in) the applicable Transaction Document; provided, that, in either case, such one hundred eighty (180) day period may be extended as reasonably necessary as a result of COVID-19 or any COVID-19 Measure. Following the Distribution Time, the Company will provide SpinCo reasonable access and assistance during normal business hours upon reasonable prior written notice to permit the removal of such SpinCo Assets and Separately Conveyed Assets (including any such SpinCo Assets or Separately Conveyed Assets identified after such one hundred eighty (180) day period). Except with respect to claims arising from the gross negligence or willful misconduct of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries shall have any Liability to SpinCo or its Affiliates in connection with the storage at, or removal from, any of the facilities or the Company or its Subsidiaries (other than the SpinCo Real Property) of such SpinCo Assets or Separately Conveyed Assets. Risk of loss with respect to the SpinCo Assets and the Separately Conveyed Assets will pass to SpinCo at the Distribution Time (or such other time as may be set forth in the applicable Separate Conveyancing Instrument).

(c) Upon the removal of assets pursuant to this Section 2.13, the removing Party will, at its sole cost and expense, restore the areas of such facilities in which the removed assets were located (and any other areas of such facilities that were impacted or damaged in connection with such removal) to a broom clean and safe condition, including by (i) safely capping supply and discharge lines (electrical, liquids, gas, etc.) to the logical distribution or junction points and (ii) repairing any damage or holes to concrete, floors, walls or ceilings resulting from the removal of such SpinCo Assets, Separately Conveyed Assets or Excluded Assets, as applicable, therefrom after the Closing Date.
(d) If any SpinCo Technology is not located at, or otherwise in the possession or control of SpinCo or its Affiliates as of the Distribution Date, upon SpinCo’s written request made within twelve (12) months following the Distribution Date, the Company shall, or shall cause one of its Subsidiaries to, deliver such SpinCo Technology to SpinCo or its Affiliates; unless such SpinCo Technology would reasonably be expected to be used by the Company or its Subsidiaries in connection with any Transaction Document, in which case, such removal will occur within one hundred eighty (180) days following the termination or expiration of the relevant term of (or relevant service set forth in) the applicable Transaction Document. Subject to the foregoing, the Company shall deliver the SpinCo Technology to SpinCo or its Affiliates as promptly as reasonably practicable following receipt of such request from SpinCo.
(e) Notwithstanding anything in this Section 2.13, if the storage, use, transfer or removal of any Excluded Asset, Separately Conveyed Asset or SpinCo Asset is otherwise expressly addressed in any Transaction Document, the terms of such Transaction Document will control.
Section 2.14 Real Property Matters(a) .
(a) As promptly as reasonably practicable following the date hereof, and prior to the Distribution Time, Parent and the Company shall negotiate in good faith one or more agreements pursuant to which Company or one of its Subsidiaries shall license to SpinCo for a transition period the real property described in Schedule 2.14 (such agreements, the “Real Estate License Agreements”), in each case on terms consistent with and as close as reasonably possible to the terms set forth in the form of Real Estate License Agreement attached hereto as Exhibit B, subject to such changes as may be required by the Laws, union labor agreements or customary local practice applicable to the real property licensed thereby; provided, that a joint use of such real property is permitted by applicable Law and, in the case of such leased real property, permitted under the terms of the applicable lease agreement. To the extent that applicable Law requires a formal leasing or subleasing arrangement, Parent and the Company shall negotiate in good faith and mutually agree upon a form and format with terms that are as close as reasonably possible, including as to cost, to those set forth in the Real Estate License Agreement.
(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any Real Estate License Agreement would require the Approval of any third party pursuant to its terms or applicable Law, Section 2.1(d) will apply; provided, that if such Approval is not obtained prior to the Distribution Time, the Company will have no further obligation to further pursue such Approval or to grant a Real Estate License Agreement as to that location.
Section 2.15 Bulk Sales. Each of the Company and SpinCo hereby waives compliance by each and every member of the SpinCo Group or the Company Group, respectively, with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the assignment, transfer or conveyance of any or all of the Excluded Assets to any member of the Company Group or the SpinCo Assets to any member of the SpinCo Group.
Section 2.16 Certain Expenses. The Company shall pay, or cause to be paid, to SpinCo the expenses actually incurred by SpinCo or any of its Affiliates set forth in Schedule 2.16, subject to the limitations and other terms and conditions set forth therein. Parent, SpinCo and their Affiliates shall cooperate in good faith in order to agree on the ultimate amount of such expenses and, in connection therewith, Parent shall make its personnel reasonably available to answer questions and provide reasonable supporting documentation with respect to such expenses prior to the Company effecting any payments with respect thereto. For all U.S. federal, and applicable state and local, income tax purposes, all such payments shall be treated as a contribution to the capital of SpinCo made by the Company at the time of the transfer of the SpinCo Assets to SpinCo.

ARTICLE III

THE DISTRIBUTION
Section 3.1 Actions at or Prior to the Distribution Time. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the following shall occur:
(a) Securities Law Matters.
(i) SpinCo shall cooperate with the Company to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. The Company shall be permitted to reasonably direct and control the efforts of SpinCo in connection with the Distribution, and SpinCo shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by the Company in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement and the other Transaction Documents.
(ii) SpinCo and the Company, as applicable, shall file the Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Disclosure Documents to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. The Company and SpinCo shall prepare and mail or otherwise make available, prior to any Distribution Date, to the holders of Company Common Stock, such information concerning SpinCo, Parent, their respective businesses, operations and management, the Distribution and such other matters as the Company shall reasonably determine and as may be required by Law. The Company and SpinCo will prepare, and SpinCo and the Company, as applicable, will, to the extent required by applicable Law, file with the SEC, any such documentation and any requisite no-action letters which the Company determines are necessary or desirable to effectuate the Distribution, and the Company and SpinCo shall use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The Company and SpinCo shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
(b) Cash Reduction; Contribution.
(i) Without limiting the requirements of Section 2.6, prior to the Distribution Time, the Company may, and may cause the members of the Company Group and the SpinCo Group to, take such actions as the Company deems advisable to minimize or reduce the amount of cash and cash equivalents remaining in any accounts held by or in the name of a member of the SpinCo Group as of the Distribution Time (the “Available Cash” ). Notwithstanding anything to the contrary, the Available Cash shall not be less than $3,000,000 (the “Minimum Cash Amount”) as of immediately prior to the Distribution Time.
(ii) Prior to the Distribution, in partial consideration for the transfer of the SpinCo Assets to SpinCo in the Contribution, (A) SpinCo shall issue to the Company additional shares of SpinCo Common Stock such that the number of shares of SpinCo Common Stock outstanding as of immediately prior to the Distribution Time shall be equal to the number of shares of SpinCo Common Stock necessary to effect the Distribution, (B) SpinCo (or an Affiliate thereof identified by the Company) shall transfer to the Company cash in an aggregate amount equal to the Basis Amount plus the Estimated Net Working Capital Adjustment (the “SpinCo Payment”), in immediately available funds to one or more accounts designated by the Company, and (C) SpinCo shall issue to the Company the SpinCo Exchange Debt in an amount equal to the Above Basis Amount in accordance with Sections 7.6(k) and (l) of the Merger Agreement.
(iii) Prior to the Contribution, the Company shall deliver to SpinCo a duly executed IRS Form W-9.

(c) Distribution Agent. The Company shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.
(d) Satisfying Conditions to the Distribution. The Company and SpinCo shall cooperate to cause the conditions to the Distribution set forth in Section 3.2 to be satisfied and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver).
Section 3.2 Conditions Precedent to the Distribution. In no event shall the Distribution (whether effected as a Spin-Off or an Exchange Offer) occur unless each of the following conditions shall have been satisfied or waived by the Company, in whole or in part, in its sole discretion (other than the condition set forth in Section 3.2(a), which prior to the termination of the Merger Agreement may not be waived without Parent’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed):
(a) the Reorganization shall have been completed substantially in accordance with the Separation Step Plan (other than those steps that are expressly contemplated to occur at or after the Distribution);
(b) the actions set forth in Section 3.1(b)(ii) shall have been consummated or satisfied;
(c) an independent appraisal firm shall have delivered one or more opinions to the Board of Directors of the Company confirming the solvency of SpinCo and the solvency and surplus of the Company, in each case after giving effect to the consummation of the Financing and/or Permanent Financing and the SpinCo Payment and the consummation of the Distribution (with the terms “solvency” and “surplus” having the meaning ascribed thereto under Delaware Law); and such opinions shall be acceptable to the Company in form and substance in the Company’s sole discretion; and such opinions shall not have been withdrawn, rescinded or modified in any respect adverse to the Company;
(d) The Company shall have received the Distribution Tax Opinions from WLRK and EY, as applicable, to the extent the Distribution Tax Opinions address U.S. federal income or Swiss income tax consequences (provided that the condition in this Section 3.2(d) shall not apply with respect to any Distribution Tax Opinion to the extent that any such matters are addressed by an IRS Ruling or ruling set forth in Schedule 3.2(f));
(e) The Company shall have received the IRS Ruling in form and substance reasonably satisfactory to the Company (provided that such IRS Ruling shall not fail to be satisfactory by reason of such IRS Ruling not containing (i) a Debt Exchange Ruling (as defined in the Merger Agreement) as long as it contains a satisfactory NQPS Ruling (as defined in the Merger Agreement) or (ii) an NQPS Ruling as long as it contains a satisfactory Debt Exchange Ruling), and such IRS Ruling shall continue to be valid and in full force and effect;
(f) The Company shall have received the rulings set forth in Schedule 3.2(f), to the extent such rulings are issued by the Swiss tax authorities, and such rulings shall continue to be valid and in full force and effect;
(g) the conditions set forth in Article VIII of the Merger Agreement having been satisfied or validly waived, including: (i) the satisfaction, or waiver by the Company and Parent, of the conditions set forth in Section 8.1 of the Merger Agreement; (ii) the satisfaction, or waiver by the Company, of the conditions set forth in Section 8.2 of the Merger Agreement; and (iii) the satisfaction, or waiver by Parent, of the conditions set forth in Section 8.3 of the Merger Agreement, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time;
(h) the conditions set forth in Section 2.5 of the Asset Purchase Agreement having been satisfied or validly waived, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time; and
(i) Parent shall have irrevocably confirmed to the Company that each condition in Article VIII of the Merger Agreement to Parent’s obligations to effect the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Distribution, or (iii) subject to applicable Laws, is or has been waived by Parent.

Each of the foregoing conditions is for the sole benefit of the Company and shall not give rise to or create any duty on the part of the Company or its Board of Directors to waive or not to waive any such condition in this Agreement or the Merger Agreement, or in any way limit the Company’s rights of termination set forth in this Agreement or the Merger Agreement, provided, however, that the foregoing shall not limit the Parties’ rights under the Merger Agreement.
Section 3.3 The Distribution.
(a) The Company may elect, in its sole discretion, to effect the Distribution in the form of (i) a Spin-Off, (ii) an Exchange Offer (including any Clean-Up Spin-Off) or (iii) a combination of a Spin-Off and an Exchange Offer (with or without a Clean-Up Spin-Off); provided that (A) the economic value of the Merger to each of the Company and Parent is preserved, (B) the Exchange Offer (including any Clean-Up Spin-Off) does not create any material, unreimbursed and adverse Tax consequence to Parent and (C) the Exchange Offer (including any Clean-Up Spin-Off) would, subject to the satisfaction or waiver of the applicable conditions to the Distribution and Merger, be completed in a manner so that the Distribution and the Merger would occur prior to the Outside Date.
(b) If the Company elects to effect the Distribution in whole or in part in the form of a Spin-Off (including if there is any Clean-Up Spin-Off), then the Board of Directors of the Company, in accordance with applicable Law, shall establish (or designate Persons to establish) a Record Date and the Distribution Date, and the Company shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. All shares of SpinCo Common Stock held by the Company on the Distribution Date shall be distributed to the holders of record of Company Common Stock in the manner determined by the Company and in accordance with Section 3.3(f). To the extent the Distribution includes a Spin-Off, subject to the terms thereof, in accordance with Section 3.3(f), each holder of Company Common Stock on the Record Date shall be entitled to receive for each share of Company Common Stock held by such holder on the Record Date a number of shares of SpinCo Common Stock equal to (i) the total number of shares of SpinCo Common Stock held by the Company on the Distribution Date (taking into account the shares of SpinCo Common Stock to be distributed through an Exchange Offer, if applicable), multiplied by (ii) a fraction, the numerator of which is the number of shares of Company Common Stock held by such holder on the Record Date and the denominator of which is the total number of shares of Company Common Stock outstanding on the Record Date.
(c) To the extent any of the Distribution is effected as an Exchange Offer, the Company shall determine, in its sole discretion, the terms of such Exchange Offer, including the number of shares of SpinCo Common Stock that will be offered for each validly tendered share of Company Common Stock, the period during which such Exchange Offer shall remain open and any extensions thereto, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions shall comply with the terms of the Merger Agreement and all securities Law requirements applicable to such Exchange Offer. In the event that the Company’s stockholders subscribe for less than all of the SpinCo Common Stock in the Exchange Offer, all shares of SpinCo Common Stock held by the Company that are not exchanged pursuant to the Exchange Offer will be distributed as a dividend to the Company’s stockholders on a pro rata basis on the Distribution Date and immediately following the consummation of the Exchange Offer (the “Clean-Up Spin-Off”), so that the Company will have distributed all of the shares of SpinCo Common Stock to the Company’s stockholders. To the extent the Distribution is effected as an Exchange Offer, subject to the terms thereof, in accordance with Section 3.3(f), each Company stockholder may elect in the Exchange Offer to exchange a number of shares of Company Common Stock held by such Company stockholder for shares of SpinCo Common Stock. The terms and conditions of any Clean-Up Spin-Off will be as determined by the Company, subject to the provisions of Section 3.3(b), mutatis mutandis.
(d) None of the Parties, nor any of their Affiliates shall be liable to any Person in respect of any shares of SpinCo Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e) The Company, SpinCo, the Distribution Agent, or any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of state, local, foreign or other Tax Law. Any deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.
(f) Upon the consummation of the Spin-Off or the Exchange Offer, the Company shall deliver to the Distribution Agent, a global certificate or book-entry authorization representing the SpinCo Common Stock being distributed in the Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Company’s stockholders that are entitled thereto. Upon a Clean-Up Spin-Off, if any, the Company shall deliver to the Distribution Agent an additional global certificate or book-entry authorization representing the SpinCo Common Stock being distributed in the Clean-Up Spin-Off for the account of the Company’s stockholders that are entitled thereto. The Distribution Agent shall hold such shares for the account of the Company’s stockholders pending the Merger, as provided in Section 3.2 of the Merger Agreement. Immediately after the Distribution Time and prior to the Effective Time, the shares of SpinCo Common Stock shall not be transferable and the transfer agent for the SpinCo Common Stock shall not transfer any shares of SpinCo Common Stock. The Distribution shall be deemed to be effective upon written authorization from the Company to the Distribution Agent to proceed.
Section 3.4 Authorization of SpinCo Common Stock to Accomplish the Distribution. Prior to the Distribution, the Company and SpinCo shall take all necessary action required to file a Certificate of Amendment to the Certificate of Incorporation of SpinCo with the Secretary of State of the State of Delaware, to increase the number of authorized shares of SpinCo Common Stock and make such other amendments as may be necessary or advisable in order to cause there to be issued and outstanding the number of shares of SpinCo Common Stock necessary to effect the Distribution.
ARTICLE IV

ACCESS TO INFORMATION
Section 4.1 Delivery of SpinCo Business Records. Prior to the Distribution Time, the Company and Parent shall work together in good faith to determine procedures for the delivery by the Company to SpinCo of a copy of the SpinCo Business Records following the Distribution Time (the “Agreed Procedures”); provided that, unless otherwise mutually agreed by the Parties, the Company will only be required to provide SpinCo Business Records in accordance with Schedule 4.1. Following the Distribution Time, the Company shall, and shall cause its Subsidiaries to, deliver the SpinCo Business Records in accordance with the Agreed Procedures. The Company will only be required to deliver SpinCo Business Records as contemplated by this Section 4.1. The Company shall have the right to retain, following the Distribution Time, copies of any SpinCo Business Records that the Company in good faith determines it or any of its Subsidiaries is reasonably likely to need access for bona fide business or legal purposes; provided, that, with respect to such copies, the Company shall treat them in a manner consistent with the policies and procedures of the Company applicable to its own Books and Records.
Section 4.2 Access to SpinCo Business Records.
(a) From and after the Distribution Date for a period consistent with such Party’s bona fide record retention policies, each of SpinCo and the Company, on behalf of its respective Group, will (i) use commercially reasonable efforts to maintain the SpinCo Business Records in accordance with such Party’s bona fide record retention policies and (ii) provide the other Party and its Representatives reasonable access to the SpinCo Business Records relating to periods prior to the Closing for any reasonable purpose; provided, that, except as provided otherwise in the Transition Services Agreement or any other Transaction Document, neither Party shall be required to provide the requesting Party with direct access to any of such Party’s information technology systems to review any SpinCo Business Records. All access to SpinCo Business Records, personnel and assistance provided pursuant to this Section 4.2 following the Distribution Date will be (x) conducted during normal business hours upon reasonable advance notice to the Party providing access, (y) conducted in such a manner as not to interfere unreasonably with the normal operations of the businesses of the Party and its Affiliates providing access, and (z) conducted at the accessing Party’s sole cost and expense (which cost and expense shall be reasonable, and shall include for this purpose a reasonable allocation for the time used by employees of the Party provided access). The Party providing access will have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 4.2.

(b) Without limiting the generality of the foregoing, until the second (2nd) Company fiscal year-end occurring after the Distribution Date, each of the Company and SpinCo shall use its commercially reasonable efforts to cooperate with the other’s Books and Records requests to enable (i) the Company or Parent, as applicable, to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and (ii) the Company’s or Parent’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such Party, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.
(c) Nothing in this Section 4.2 shall apply to (i) the provision of any SpinCo Business Records to the extent relating to Tax matters (which shall be governed by the Tax Matters Agreement) or (ii) the delivery of copies of SpinCo Business Records following the Distribution Time (which shall be governed by Section 4.1).
Section 4.3 Scope of Delivery and Access.
(a) The Company and its Subsidiaries shall be permitted to redact any portion of the SpinCo Business Records that does not relate to the SpinCo Business.
(b) Neither the Company nor SpinCo will be required to provide any SpinCo Business Records or other information to the extent doing so would, in such Party’s reasonable discretion, (i) jeopardize the attorney-client privilege or similar immunity or protection, (ii) conflict with any Law, Order, Contract, Consent, privacy policy or other obligation of confidentiality, or (iii) result in the disclosure of competitively sensitive information; provided, that the applicable Party shall use its reasonable best efforts to permit the provision of such access or information in a manner that avoids any such detriment or consequence.
(c) If the Company, on the one hand, and SpinCo or Parent, on the other hand, are in an adversarial relationship in any Action, the furnishing of information, documents or records in connection with such Action will be subject to any applicable rules relating to discovery and not this Article IV.
(d) The parties shall negotiate in good faith and, as promptly as practicable after the date hereof (and in any event within twenty (20) Business Days of the date hereof), enter into, an agreement with respect to the treatment of certain data and other information in accordance with applicable privacy Laws that may be provided pursuant to Section 4.1 and Section 4.2 (the “Integration Data Disclosure Agreement”). In addition to any other rights and obligations set forth in the Merger Agreement, this Agreement and the other Transaction Documents, the Integration Data Disclosure Agreement and Confidentiality Agreement, as applicable, will apply with respect to the transfer and protection of any information pursuant to Section 4.1 and Section 4.2.
Section 4.4 Other Agreements Providing for Exchange of Books and Records. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Books and Records set forth in the Merger Agreement or any Transaction Document. Notwithstanding anything in this Article IV to the contrary, the Tax Matters Agreement will exclusively govern the retention of Tax related records and the exchange of Tax-related information.
Section 4.5 Production of Witnesses and Records in Connection with an Action.
(a) Notwithstanding anything to the contrary in this Article IV, from and after the Distribution Time, except in the case of an adversarial Action by SpinCo or Parent (or any member of their respective Groups) against the Company or a member of the Company Group, or vice versa, each Party shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any Books and Records or other information within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or Books and Records or other information may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under this Agreement. The requesting Party shall bear all out-of-pocket costs and expenses in connection therewith.
(b) The obligation of the Parties to provide witnesses pursuant to this Section 4.5 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict, except in the case of an adversarial Action between the Company, on the one hand, and Parent or SpinCo, on the other hand.
(c) In connection with any matter contemplated by this Section 4.5, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.
(d) For the avoidance of doubt, the provisions of this Section 4.5 are in furtherance of the provisions of Section 4.1 and Section 4.2 and shall not be deemed to limit the Parties’ rights and obligations under Section 4.1 and Section 4.2.
Section 4.6 Technology Transfer. Prior to the Distribution Time, the Company and Parent shall work together in good faith to determine procedures (the “Technology Transfer Procedures”) for the delivery to SpinCo of any SpinCo Technology not at the SpinCo Real Property or any Company Manufacturing Facility and to transfer the knowledge and know-how associated with such SpinCo Technology to SpinCo so as to permit SpinCo to use such SpinCo Technology in substantially the same manner as used by the Company as of the Distribution Date (subject to any limitations set forth herein or in the Transaction Documents, including in the Intellectual Property Cross License Agreement) following the Distribution Time (the “Technology Transfer”). Following the Distribution Time, the Company shall, and shall cause its Subsidiaries to, perform the Technology Transfer in accordance with Technology Transfer Procedures and subject to SpinCo’s cooperation.
Section 4.7 Counsel; Privileges; Legal Materials.
(a) In-house lawyers employed by the Company and its Subsidiaries prior to the Distribution Time (“Existing Company Counsel”) have provided legal services to and jointly represented the Company and its Subsidiaries, including members of the Company Group and the SpinCo Group. From and after the Distribution Time, the Existing Company Counsel will remain employees of one or more members of the Company Group and provide legal services to and represent only the Company Group (“Company Counsel”). From and after the Distribution Time, the Company Counsel will represent only the Company Group, and will, subject to rules of professional responsibility respecting obligations to former clients, owe a duty of loyalty and other professional obligations only to the Company Group. The Company and SpinCo have previously been jointly represented by the Existing Company Counsel in various legal matters of common interest. This joint representation included in its scope all matters prior to the Distribution Time in which a Party or another member of its Group was represented by any of the Existing Company Counsel.
(b) The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to any Books and Records or other information concerning general business matters related to the SpinCo Business and members of the SpinCo Group prior to the Distribution (excluding any Books and Records concerning any proposed sale, spin-off or other disposition of the SpinCo Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or in lieu of any of the foregoing) (collectively, “General SpinCo Business Information”) shall be subject to a joint privilege and protection between the Company, on the one hand, and the members of the SpinCo Group, on the other hand. The Company and the members of the SpinCo Group shall have equal right and obligation to assert such joint privilege and protection, and no such joint privilege or protection may be waived by (i) the Company without the prior written consent of SpinCo or (ii) by any member of the SpinCo Group without the prior written consent of the Company; provided, however, that any such privileged communications or attorney-work product, whether arising prior to or after the Distribution Date, with respect to any matter for which a Party has an indemnification obligation hereunder, shall be subject to the sole control of such Party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such communications or work product is in the possession of or under the control of such Party.
(c) The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to any Books and Records concerning any proposed sale, spin-off or other disposition of the SpinCo Business or the preparation, negotiation or execution of this Agreement, the Merger Agreement or any other Transaction Document or any other transaction including or regarding the SpinCo Business in lieu of any of the foregoing, shall in each case be retained and controlled only by the Company and may be waived only by the Company. SpinCo acknowledges and agrees, on behalf of itself and each member of the SpinCo Group, that (i) the foregoing attorney-client privilege, attorney work-product protection and expectation of client confidentiality shall not be controlled, owned, used, waived or claimed by any member of the SpinCo Group at any time after the Distribution Time; and (ii) in the event of a dispute between any member of the SpinCo Group and a third party or any other circumstance in which a third party requests or demands that any member of the SpinCo Group produce privileged materials or attorney work-product of any member of the Company Group (including the privileged communications and attorney work-product covered by this Section 4.7), SpinCo shall cause such member of the SpinCo Group to assert such privilege or protection on behalf of the applicable member of the Company Group to prevent disclosure of privileged communications or attorney work-product to such third party.
(d) The Parties agree that the Reorganization and Distribution shall not waive or affect any applicable privileges, including the attorney-client privilege, the attorney work product doctrine, the common interest privilege and the joint-client/joint representation privilege. No Party may waive any privilege that could be asserted under any applicable Law and in which the other Party has joint privilege, without the prior written consent of the other Party. If any dispute arises between the Company and SpinCo, or any members of their respective Groups, regarding whether joint privilege should be waived, each Party (i) shall negotiate with the other Party in good faith and (ii) shall endeavor to minimize any prejudice to the rights of the other Party. For the avoidance of doubt, each Party shall be permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.
(e) Notwithstanding Section 4.7(b), the Parties acknowledge and agree that, as between the Company Group and the SpinCo Group (as constituted as of immediately before the Distribution) each of Wachtell, Lipton, Rosen & Katz, Freshfields Bruckhaus Deringer and Miller Johnson (collectively, “Existing Company Outside Counsel”) and Existing Company Counsel represented, for times prior to the Distribution, only the Company and not any member of the SpinCo Group. Notwithstanding Section 4.7(b), the Parties acknowledge and agree that (i) any advice given by or communications with Counsel prior to the Distribution shall not be subject to any joint privilege and shall be owned solely by the Company, (ii) any advice given by or communications with Counsel (to the extent (A) it relates to any proposed sale, spin-off or other disposition of the SpinCo Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or (B) it concerns matters (other than general business matters) related to the SpinCo Business and members of the SpinCo Group prior to the Distribution) shall not be subject to any joint privilege and shall be owned solely by the Company, and (iii) no member of the SpinCo Group (as of immediately before the Distribution) has the status of a client of Counsel as a result of advice given by or communications with Counsel prior to the Distribution, for conflict of interest or any other purposes. The Company and SpinCo (for itself and on behalf of each member of the SpinCo Group and, after the Effective Time, Parent and each Subsidiary of Parent) hereby agree that, in the event that any dispute, or any other matter in which the interests of the Company, its Affiliates and its direct and indirect equityholders, on the one hand, and the SpinCo Group or, after the Effective Time, the Parent Group, on the other hand, are adverse, arises after the Effective Time between the SpinCo Group or, after the Effective Time, the Parent Group, on the one hand, and the Company, its Affiliates and its direct and indirect equityholders, on the other hand, the applicable Existing Company Outside Counsel may represent the Company, its Affiliates and its direct and indirect equityholders in such dispute, even though the interests of the Company, its Affiliates and its direct and indirect equityholders may be directly adverse to one or more members of the SpinCo Group or, after the Effective Time, the Parent Group, unless the applicable Existing Company Outside Counsel formerly represented one or more of members of the SpinCo Group in any matter substantially related to such dispute.

(f) In furtherance of the Parties’ agreement under this Section 4.7, the Company and SpinCo shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.
(g) The transfer of all Books and Records pursuant to this Agreement is made in reliance on the agreement of the Company and SpinCo set forth in this Section 4.7 and in Section 7.2 to maintain the confidentiality of privileged Books and Records and to assert and maintain all applicable privileges. The Parties agree that their respective rights to any access to Books and Records, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement and the transfer of privileged Books and Records between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
ARTICLE V

RELEASES
Section 5.1 Release of Pre-Distribution Claims.
(a) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement, any other Transaction Document or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Distribution Time, SpinCo and Parent do hereby, in each case for itself and each other member of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge the Company and the other members of the Company Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Company Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed, in each case, at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution, the SpinCo Financing Arrangements, the Merger and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that SpinCo and each member of the SpinCo Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, SpinCo hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Company Released Persons from the Liabilities described in the first sentence of this Section 5.1(a).
(b) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement, any other Transaction Document or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Distribution Time, the Company does hereby, for itself and each other member of the Company Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo, the respective members of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “SpinCo Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed, in each case, at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that the Company and each member of the Company Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, the Company hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the SpinCo Released Persons from the Liabilities described in the first sentence of this Section 5.1(b).
(c) Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair or otherwise impact any right of any Party, and as applicable, any member of such Party’s Group, to enforce this Agreement, any other Transaction Document, the Merger Agreement or any Contracts that are specified in Section 2.6(a), in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:
(i) any Liability provided in or resulting from (A) any Transaction Document, (B) the Merger Agreement or (C) any Contract among any members of the Company Group or the SpinCo Group that is specified in Section 2.6 as not terminating as of the Distribution Time or any other Liability specified in Section 2.6 as not terminating as of the Distribution Time;
(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, any other Transaction Document or the Merger Agreement;
(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Time;
(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;
(v) any Liability provided in or resulting from any Contract that is entered into after the Distribution Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of the other Party’s Group), on the other hand;
(vi) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of Article VI and, if applicable, the appropriate provisions of the other Transaction Documents or the Merger Agreement; or
(vii) any Liability the release of which would result in the release of any Person other than the Persons released pursuant to Section 5.1(a) and Section 5.1(b).
In addition, nothing contained in Section 5.1(a) shall release: (A) the Company from indemnifying any director, officer or employee of the SpinCo Group who was a director, officer or employee of the Company or any of its Affiliates at or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Company Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI; and (B) SpinCo from indemnifying any director, officer or employee of the Company Group who was a director, officer or employee of the Company or any of its Affiliates at or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the SpinCo Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is an Excluded Liability, the Company shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI.
(d) SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any member of the Company Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). The Company shall not make, and shall not permit any member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any member of the SpinCo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).
(e) It is the intent of each of the Company and SpinCo, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed prior to the Distribution Time, between or among SpinCo or any member of the SpinCo Group, on the one hand, and the Company or any member of the Company Group, on the other hand, except as expressly set forth in Section 5.1(c). From and after the Distribution Time, each Party shall cause each member of its respective Group to execute and deliver releases reflecting such provisions at the request of the other Party.
ARTICLE VI

INDEMNIFICATION, GUARANTEES AND LITIGATION
Section 6.1 General Indemnification by SpinCo. SpinCo shall indemnify, defend and hold harmless each member of the Company Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”), from and against any and all Liabilities of the Company Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “SpinCo Indemnification Obligations”):
(a) any SpinCo Liability;
(b) the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities, whether prior to, at or after the Distribution Time;
(c) except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the Company Group for the benefit of any member of the SpinCo Group that survives the Distribution Time;
(d) any breach by any member of the SpinCo Group of this Agreement or any of the other Transaction Documents after the Distribution Time (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document to the extent in conflict with the terms of this Agreement); and

(e) any Liabilities arising out of claims made by the securityholders or lenders of a Party or any of their Affiliates to the extent relating to the use of any information provided by or on behalf of Parent in writing prior to the Distribution Time in connection with the Financing or the Permanent Financing.
Section 6.2 General Indemnification by the Company. The Company shall indemnify, defend and hold harmless each member of the SpinCo Group and Parent (after the Distribution Time), each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnified Parties”), from and against any and all Liabilities of the SpinCo Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “Company Indemnification Obligations”):
(a) any Excluded Liability;
(b) the failure of the Company or any other member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to, at or after the Distribution Time;
(c) except to the extent it relates to a SpinCo Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the SpinCo Group for the benefit of any member of the Company Group that survives the Distribution Time;
(d) any breach by any member of the Company Group of this Agreement or any of the other Transaction Documents after the Distribution Time (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document to the extent in conflict with the terms of this Agreement);
(e) the reasonable costs and expenses incurred by the SpinCo Group directly arising from the SpinCo Group’s satisfaction in the ordinary course of business, consistent with past practice of the SpinCo Business prior to the Distribution Time, of the Post-Closing Performance Obligations, as reasonably set forth in writing to the Company; and
(f) Liabilities arising out of claims made by the securityholders or lenders of a Party or any of their Affiliates to the extent relating to the use of any information provided by or on behalf of the Company, SpinCo, or any of their Subsidiaries in writing prior to the Distribution Time in connection with the Financing or the Permanent Financing.
Section 6.3 Contribution. If the indemnification otherwise provided for in Section 6.1 or Section 6.2 with respect to Liabilities incurred under any securities Laws, is as a matter of applicable Law unavailable to or insufficient to hold harmless an Indemnified Party in respect of such Liabilities for which they would otherwise be indemnified hereunder, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party in respect of such non-indemnified Liabilities in proportion to the relative fault and benefit of the Indemnifying Party and the Indemnified Party.
Section 6.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a) Any Liability subject to indemnification or contribution pursuant to this Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which the Company, or SpinCo, as applicable (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution under this Article VI (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.
(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds or other indemnification, contribution or similar payments to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI; provided that the Indemnified Party’s ability or inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.
(c) Notwithstanding anything herein to the contrary, the Company shall not be required to indemnify any SpinCo Indemnified Party for any Liability pursuant to Section 6.2 if and to the extent such Liability was reflected in the calculation of the Final Net Working Capital.
Section 6.5 Certain Matters Relating to Indemnification of Third-Party Claims.
(a) Notice of Third-Party Claim. If an Indemnified Party receives written notice that a Person that is not a member of the Company Group or the SpinCo Group has asserted any claim or commenced any Action (collectively, a “Third-Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 6.1 or Section 6.2, or any other Section of this Agreement or any other Transaction Document (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document to the extent in conflict with the terms of this Agreement), the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days) after becoming aware of the Third-Party Claim. Such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 6.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 6.5(a).
(b) Subrogation. To the extent an indemnification or contribution payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any right, defense or claim which such Indemnified Party may have relating to such Third-Party Claim. Subject to Section 6.9, such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
Section 6.6 Additional Matters.
(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article VI shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such payment (including where reasonably practicable an itemization of costs and expenses, attorney invoices and supporting documentation from other vendors in the form reviewed by the Indemnified Party, and any applicable orders, judgments or settlement agreements). The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party or (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution under this Agreement.
(b) Any claim for indemnification under this Article VI other than in respect of a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party; provided, that, the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party has been actually prejudiced. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility for such indemnification obligation. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such Indemnified Party pursuant to this Agreement and the other Transaction Documents (as applicable) (other than any Transaction

Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document to the extent in conflict with the terms of this Agreement), without prejudice to its continuing rights to pursue indemnification or contribution under this Agreement.
(c) The provisions of this Article VI (other than this Section 6.6(c)) shall not apply with respect to Taxes and Tax matters (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement).
(d) Each Indemnified Party will (and will cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate and minimize any Losses subject to indemnification pursuant to this Article VI promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses.
Section 6.7 Exclusive Remedy. The indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnified Party for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document (other than any Transaction Document that expressly contains indemnification, damages or remedy provisions, which Transaction Documents shall be subject to the indemnification, damages or remedy provisions contained in such Transaction Document to the extent in conflict with the terms of this Agreement) or the transactions contemplated hereby or thereby. In furtherance of the foregoing, each of the Parties hereby waives, for itself and its respective Affiliates, successors and assigns, to the fullest extent permitted under applicable Law, any and all rights, claims or remedies such Person may have against the other Party and its Affiliates, successors and assigns for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document (other than any Transaction Document that expressly contains indemnification, damages or remedy provisions, which Transaction Documents shall be subject to the indemnification, damages or remedy provisions contained in such Transaction Document to the extent in conflict with the terms of this Agreement) or the transactions contemplated hereby or thereby, other than the right to seek indemnity pursuant to this Article VI. For the avoidance of doubt, the foregoing does not affect (a) a Party’s right to seek specific performance under this Agreement as provided in Section 9.10 or to seek resolution of any disputes regarding indemnification hereunder as provided in Article VIII, (b) a Party’s right to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from Fraud and (c) any Transaction Document that expressly contains indemnification, damages or remedy provisions, which shall be subject to the indemnification, damages or remedy provisions contained therein and not this Article VI. For the avoidance of doubt, the provisions of this Section 6.7 are not intended to, and will not be deemed to, alter or supersede the indemnification, damages or remedy provisions contained in any of the Transition Services Agreement, the Transition Contract Manufacturing Agreement or the Transition Distribution Services Agreement.
Section 6.8 Survival of Indemnities. The rights and obligations of each of the Company and SpinCo and their respective Indemnified Parties under this Article VI shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.
Section 6.9 Management of Actions. This Section 6.9 shall govern the direction of pending and future Actions in which members of the SpinCo Group or the Company Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 6.9.
(a) Management of SpinCo Controlled Actions. From and after the Distribution Time, the SpinCo Group shall direct the defense or prosecution of any Actions that constitute only SpinCo Liabilities, SpinCo Assets or Separately Conveyed Assets (“SpinCo Controlled Actions”). If an Action that constitutes solely a SpinCo Liability, a SpinCo Asset or a Separately Conveyed Asset is commenced after the Distribution Time naming a member of the Company Group as a party thereto, then SpinCo shall use its commercially reasonable efforts to cause such member of the Company Group to be removed as a party to such Action. Neither the Company, on the one hand, or SpinCo or Parent, on the other hand, shall add the other to any Action pending as of the Distribution Time without the prior written consent of such other Party.
(b) Management of Company Controlled Actions. From and after the Distribution Time, the Company Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 6.9(b) and (ii) any other Actions that constitute only Excluded Liabilities or Excluded Assets (“Company Controlled Actions”).

If an Action that constitutes solely an Excluded Liability or an Excluded Asset is commenced after the Distribution Time naming a member of the SpinCo Group as a party thereto, then the Company shall use its commercially reasonable efforts to cause such member of the SpinCo Group to be removed as a party to such Action.
(c) Management of Actions Naming Both SpinCo and the Company. From and after the Distribution Time, in the event that one or more member(s) of the SpinCo Group and one or more member(s) of the Company Group is named in an Action that is neither a SpinCo Controlled Action nor a Company Controlled Action (a “Separate Action”), each of SpinCo and the Company shall be entitled to assume their own defense and select counsel of their own choosing to defend their respective interests in such Separate Action. SpinCo and the Company shall consult in good faith with each other regarding the management of the defense of each Separate Action.
(d) Management of Mixed Actions. From and after the Distribution Time, any Action that constitutes both a SpinCo Liability, a SpinCo Asset or a Separately Conveyed Asset, on the one hand, and an Excluded Liability or an Excluded Asset, on the other hand and that do not constitute a SpinCo Controlled Action, Company Controlled Action or a Separate Action (clauses (i) and (ii), “Mixed Action”) shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article VI), as determined in good faith by the Company and SpinCo; provided that any outside counsel employed by a Party managing the Action with respect thereto shall be subject to the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that if the Action involves the pursuit of any criminal sanctions or penalties or seeks equitable or injunctive relief against any Party or Subsidiary of a Party, that Party shall be entitled to control the defense of the claim against such Party. The Company and SpinCo shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for the Company and SpinCo and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to Mixed Actions. The Party managing such Mixed Action shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any Mixed Action and provide copies of any material document, notices or other materials related to such Mixed Action; provided that the failure to provide any such information shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Company and SpinCo may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Company and SpinCo) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Company and SpinCo shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure (in the case of Actions that constitute both a SpinCo Liability and an Excluded Liability) or respective expected financial recovery (in the case of Actions that constitute both a SpinCo Asset or a Separately Conveyed Asset, on the one hand, and an Excluded Asset, on the other hand). In any Mixed Action, each of the Company and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Company Business or the SpinCo Business, respectively; provided that each Party shall in good faith make all reasonable efforts to avoid adverse effects on the other Party. Notwithstanding anything to the contrary herein, (A) if a judgment is obtained with respect to a Mixed Action, the Company and SpinCo shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the proportion of such Liabilities attributable to the Company Business and the SpinCo Business; and (B) if a recovery is obtained with respect to a Mixed Action, the Company and SpinCo shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries. A Party that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the Party named in such Mixed Action shall reasonably cooperate to have such first Party named in such Mixed Action.
(e) Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

Section 6.10 Settlement of Actions. No Party managing an Action pursuant to Section 6.9 shall settle or compromise such Action (other than the Company with respect to Company Controlled Actions and SpinCo with respect to SpinCo Controlled Actions) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is indemnifying the other Party, such managing Party may nevertheless settle such Action without such consent, unless such settlement or compromise would (i) result in any non-monetary remedy or relief being imposed upon any member of the other Party’s Group or (ii) contain or involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the other Party’s Group or any of its Affiliates. No settlement or compromise in respect of any Action shall be made or consented to by any Party not managing an Action pursuant to Section 6.9 without the express written consent of the Party managing such Action.
Section 6.11 Limitation on Certain Damages. Notwithstanding anything to the contrary in this Agreement, and except to the extent such Losses are found by a court of competent jurisdiction to be owned to an unaffiliated third party in connection with a Third-Party Claim, no Party nor its Affiliates shall be liable under this Agreement or any other Transaction Document (except as expressly provided in any such other Transaction Document) to the other Party for any Losses that are punitive, incidental, consequential, special, indirect, exemplary, remote, speculative or similar damages (including loss of future profits, revenue or income, loss of business reputation or opportunity, diminution in value and any damages based on any type of multiple), whether or not advised of the possibility of such damages and whether or not such damages are reasonably foreseeable. For the avoidance of doubt, the provisions of this Section 6.11 do not apply to the Transition Services Agreement, the Transition Contract Manufacturing Agreement or the Transition Distribution Services Agreement, each of which shall be subject to the indemnification, damages and remedies provisions contained therein.
ARTICLE VII

OTHER AGREEMENTS
Section 7.1 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, at and following the Distribution Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things, reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.
Section 7.2 Confidentiality.
(a) From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, the Company shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose to any Person, other than Representatives of the Company or its Affiliates who reasonably need to know such information in providing services to any member of the Company Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any SpinCo Confidential Information. If any disclosures are made in connection with providing services to any member of the Company Group under this Agreement, any other Transaction Document or the Merger Agreement, then the SpinCo Confidential Information so disclosed shall be used only as required to perform the services. The Company shall use the same degree of care to prevent the unauthorized use or disclosure of the SpinCo Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(a), any Books and Records to the extent relating to the SpinCo Business, furnished to or otherwise in the possession of any member of the Company Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and the portion of any notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Company, any member of the Company Group or their respective officers, directors and Affiliates, to the extent they contain or otherwise reflect such Books and Records, is hereinafter referred to as “SpinCo Confidential Information.” SpinCo Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Books and Records or other information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Company Group not otherwise permissible under this Agreement, (ii) becomes available to the Company after the Distribution Time from a source other than SpinCo or its Affiliates, provided that such source was not known by the Company to be bound by a contractual, legal or fiduciary obligation of confidentiality to SpinCo or any member of the SpinCo Group with respect to such Books and Records or other information, or (iii) is developed independently by a member of the Company Group without use or reference to the SpinCo Confidential Information.
(b) From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, SpinCo shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose to any Person, other than Representatives of SpinCo or its Affiliates who reasonably need to know such information in providing services to any member of the SpinCo Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Company Confidential Information. If any disclosures are made in connection with providing services to any member of the SpinCo Group under this Agreement, any other Transaction Document or the Merger Agreement, then the Company Confidential Information so disclosed shall be used only as required to perform the services. SpinCo shall use the same degree of care to prevent the unauthorized use or disclosure of the Company Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(a), any Books and Records to the extent relating to the Company Business, furnished to or otherwise in the possession of any member of the SpinCo Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by SpinCo, any member of the SpinCo Group or their respective officers, directors and Affiliates, to the extent they contain or otherwise reflect such Books and Records, is hereinafter referred to as “Company Confidential Information.” Company Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Books and Records that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the SpinCo Group not otherwise permissible under this Agreement, (ii) becomes available to SpinCo after the Distribution Time from a source other than the Company or its Affiliates; provided that such source was not known by SpinCo to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any member of the Company Group with respect to such Books and Records, or (iii) is developed independently by a member of the SpinCo Group without use or reference to the Company Confidential Information.
(c) If a member of the Company Group, on the one hand, or a member of the SpinCo Group, on the other hand, is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or applicable Law to disclose or provide any SpinCo Confidential Information or Company Confidential Information (other than with respect to any such Books and Records furnished pursuant to the provisions of Article IV), as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand shall take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any SpinCo Confidential Information or Company Confidential Information, as the case may be, to the extent required by such Governmental Authority or applicable Law (as so advised by counsel).
(d) Notwithstanding anything in this Section 7.2, to the extent that the treatment, maintenance, use, non-use, license, disclosure or non-disclosure of any SpinCo Confidential Information or Company Confidential Information is expressly addressed in any Transaction Document, the applicable terms of such Transaction Document will control in such situations. Each Party further acknowledges and agrees that, notwithstanding anything in this Section 7.2 to the contrary, (i) Representatives of the Company and its Subsidiaries may retain certain residual knowledge of the SpinCo Confidential Information, and (ii) Transferred Employees and contractors may retain certain residual knowledge of the Company Confidential Information, in each case that are or may be indistinguishable from generalized industry knowledge and, accordingly, each Party acknowledges and agrees that nothing herein shall prohibit any

Party (or its Affiliates) from using or otherwise exploiting for its own benefit or for the benefit of any third Person such residual knowledge; provided, that (1) such residual knowledge has been retained solely in the unaided memory of such Representatives or Transferred Employees or contractors (in each case, without intentional memorization) in intangible form and without use, copying or reference to any documented or tangible copies of SpinCo Confidential Information or Company Confidential Information, as applicable, (2) the foregoing will not be deemed in any event to provide any right for any member of the Company Group to infringe any SpinCo Intellectual Property or any rights of any third parties that have licensed or provided materials to the SpinCo Business, or otherwise to grant any license with respect to any SpinCo Intellectual Property (which rights shall be solely contained in the Intellectual Property Cross-License Agreement), (3) the foregoing will not be deemed in any event to provide SpinCo with any right to infringe any Intellectual Property Rights of the Company or any rights of any third parties that have licensed or provided material to the Company, or otherwise to grant any license with respect to any Intellectual Property Rights of the Company, and (4) other than as expressly set forth in any Transaction Document, any use of such residual knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at the sole risk of such Representatives, the Company, SpinCo, Parent and each Parties’ Affiliates, as applicable.
Section 7.3 Insurance Matters. SpinCo and Parent acknowledge that the Insurance Policies and insurance coverage maintained in favor of the SpinCo Business, the SpinCo Group, the SpinCo Assets and the Separately Conveyed Assets are part of the corporate insurance program maintained by the Company Group and its Affiliates (such policies, the “Corporate Policies”), and such coverage will not be available or transferred to the SpinCo Group. In furtherance and not in limitation of the foregoing, SpinCo and Parent agree, and agree to cause the other members of the SpinCo Group, not to bring any claim for recovery under any of the Corporate Policies, whether or not such Person may be so entitled in accordance with the terms of such Corporate Policies; provided that SpinCo, Parent and their Affiliates will reasonably cooperate with the Company (at the Company’s sole cost and expense) to bring any claim under any Corporate Policy to the extent reasonably requested by the Company, and to promptly pay under proceeds received in respect of any such claim to (or as directed by) the Company. It is understood that the Company shall be free at its discretion at any time from and after the Distribution Time to cancel or not renew any of the Corporate Policies.
Section 7.4 Separation Expenses. Except as otherwise expressly set forth herein, in any other Transaction Document or in the Merger Agreement, all fees and expenses incurred by the Parties, including in connection with the Reorganization, the Distribution and the other transactions contemplated by this Agreement, shall be borne by the Party that has incurred such fees and expenses.
Section 7.5 Transaction Documents. Effective on or prior to the Distribution Time, each of the Company and SpinCo will, or will cause the applicable members of its Group to, execute and deliver the Tax Matters Agreement, the Transition Contract Manufacturing Agreement, the Transition Distribution Services Agreement, the Transition Services Agreement, the Transitional Trademark License Agreement, the Intellectual Property Cross-License Agreement, the Clean-Trace Agreement and the Real Estate License Agreement(s). To the extent that the provisions of any of the other Transaction Documents conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern with respect to the subject matter addressed thereby to the extent of such conflict or inconsistency. For illustrative purposes, the Parties intend that (a) to the extent set forth in the Employee Matters Agreement and unless otherwise provided therein, any representations, warranties, covenants or agreements (including agreements as to the allocation of Assets and Liabilities, to the extent addressed therein) between the Parties with respect to employment matters or matters relating to compensation and benefits shall be governed exclusively by the Employee Matters Agreement and (b) if there is a conflict between any provision of this Agreement and a provision in the Tax Matters Agreement in relation to a matter addressed by the Tax Matters Agreement, the provision of the Tax Matters Agreement shall control.
Section 7.6 Interest on Payments. Except as expressly provided to the contrary in this Agreement or in any other Transaction Document, any amount not paid when due pursuant to this Agreement shall accrue interest of 4.0% per annum, or, if less, the maximum interest rate allowable under applicable Law in the applicable jurisdiction, compounded quarterly. Notwithstanding the foregoing, at no time shall any Party be obligated pursuant to the foregoing sentence to pay interest at a rate exceeding the maximum interest rate allowable under applicable Law in any applicable jurisdiction. If, by the terms of such foregoing sentence, any Party would otherwise be obligated at any time to pay interest at a rate in excess of the such maximum interest rate in such applicable jurisdiction, the interest payable shall be recomputed and reduced to such maximum interest rate, and the portion of all prior interest payments exceeding such maximum rate shall be applied to payment of the underlying principal amount.
Section 7.7 Determination of Basis Amount. No later than five (5) Business Days before the Distribution, the Company will deliver its determination of the Basis Amount to Parent. Subject to the proviso in the definition of “Basis Amount,” such determination shall be final and binding upon the Parties.
Section 7.8 No Disposition of Garden UK. Prior to the Distribution Date and until (and including) the 30th day after the Distribution Date, Parent will not enter into any arrangements to (a) transfer or otherwise dispose of the legal or beneficial ownership of any equity interests of Garden UK or (b) transfer legal or beneficial ownership of any of the assets or business of Garden UK from Garden UK. For the avoidance of doubt references to transfers or disposals include transfers between or among Parent and its Subsidiaries and otherwise.
Section 7.9 Cooperation. Between the date hereof and the earlier of the Closing Date and valid termination of this Agreement, the Parties shall and shall cause their respective Affiliates to, at their own cost and expense, cooperate and work together in good faith to prepare and plan for the smooth and orderly transition of the SpinCo Business to Parent (including the provision and receipt of the Transition Services, Contract Manufacturing Services, and Transition Distribution Activities set forth in the Transaction Documents in accordance with the terms and conditions of the applicable forms of Transaction Documents); provided, for the avoidance of doubt, that neither Party shall be required to agree to any amendment, modification or other change to such forms of Transaction Documents (except to the extent that further modifications or changes to such forms of Transaction Documents are expressly contemplated to occur prior to Closing as described in the applicable forms of such Transaction Documents and the Exhibits, Annexes, Schedules and notes therein, including with respect to the Transition Services to be provided under the Transition Services Agreement) in connection with the cooperation process described in this Section 7.9. In furtherance of the foregoing, between the date hereof and the earlier of the Closing Date and the valid termination of this Agreement pursuant to Section 9.15, (a) the Parties will work together to evaluate and discuss the addition of services which would qualify as “Omitted Services” (as defined in the Transition Services Agreement) and, upon request by Parent, such services will be added as a Transition Service under the Transition Service Agreement, if such service would be eligible to be added as an Omitted Service under Section 2.2 of the Transition Services Agreement, in the same manner, and subject to the same terms and conditions, contemplated by Section 2.2 of the Transition Services Agreement, and (ii) in no event shall any Out-of-Scope Services be eligible to be added as a Transition Service), and (b) the Parties will ensure that appropriate Representatives of the Company or Parent and their respective Affiliates (as applicable) with sufficient knowledge and qualifications to prepare and plan for the transition of the operations of the SpinCo Business shall participate in transition service planning meetings (in-person or virtually) on a regular basis as reasonably agreed between the Company and Parent, to (i) discuss the overall status and plans for the transition of the SpinCo Business to Parent and the Transition Services, and the addition of services as described above, and (ii) discuss such other matters as may be reasonably agreed between Parent and the Company. The Parties agree that the Out-of-Scope Services listed on Annex B to the Transition Services Agreement as of the date hereof shall not be added to or expanded upon prior to the Closing Date.
ARTICLE VIII

DISPUTE RESOLUTION PROCEDURES
Section 8.1 Disputes. Except as otherwise specifically provided in any Transaction Document and subject to Section 9.10, the procedures for discussion, negotiation and mediation set forth in this Article VIII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) arising out of, relating to or in connection with this Agreement or any Transaction Document, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Distribution Time, including the Contribution (but not including the Merger Agreement or the Merger)), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the Company Group, on the one hand, and any member of the SpinCo Group, on the other hand (any such dispute, controversies, or claims, a “Dispute”). Any indemnification, limitations on remedies, and limitations on liabilities expressly set forth in the Merger Agreement or any Transaction Document shall be governed by such express provisions therein and not by this Article VIII.
Section 8.2 Escalation; Mediation.
(a) It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a Dispute with respect to such matters (except as otherwise specifically provided in any Transaction Document) may deliver a notice (an “Escalation Notice”) demanding a meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity), and which initial representatives shall be Group President, Health Care Business Group (Mojdeh Poul) and Senior Vice President, Corporate Development (Jerry Will) of the Company and President and CEO of Parent (John Adent). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to meet within thirty (30) days of the Escalation Notice.
(b) If the Parties are not able to resolve the Dispute through the escalation process set forth in Section 8.2(a) within thirty (30) days of the Escalation Notice for such Dispute or the Company, on the one hand, or SpinCo and Parent, on the other, reasonably concludes that the other Party is not willing to use commercially reasonable efforts to resolve expeditiously such Dispute, then each Party shall have the right to refer the Dispute to mediation by providing written notice to the other Party. If either Party refers the Dispute to mediation pursuant to the prior sentence, then the Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Unless mutually agreed by the Parties in writing, any opinion expressed or delivered by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed or delivered by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. If a mediator cannot be agreed upon by the Parties within ten (10) days of a Party providing written notice of mediation pursuant to the first sentence of this Section 8.2(b), then each of the Company and SpinCo shall nominate a mediator, and those two (2) mediators will select a third (3rd) mediator who shall act as the mediator for such Dispute. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any action by a Party; provided that no Party shall be required to engage in more than 90 days of mediation prior to commencing an Action.
Section 8.3 Court Actions. In the event that any Party, after complying with the provisions set forth in Section 8.2, desires to commence an Action, such Party, subject to Section 9.3 and Section 9.11, may submit the Dispute (or such series of related Disputes) to any court of competent jurisdiction as set forth in Section 9.3.
Section 8.4 Conduct during Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all covenants and agreements under this Agreement and each Transaction Document in accordance with the terms thereof during the course of dispute resolution pursuant to the provisions of this Article VIII, unless such covenants or agreements are the specific subject of the Dispute at issue.

ARTICLE IX

MISCELLANEOUS
Section 9.1 Corporate Power; Facsimile Signatures.
(a) The Company represents on behalf of itself and on behalf of other members of the Company Group, SpinCo represents on behalf of itself and on behalf of other members of the SpinCo Group, and Parent represents on behalf of itself and on behalf of its Subsidiaries, as follows:
(i) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a Party and to consummate the transactions contemplated hereby and thereby; and
(ii) this Agreement and each Transaction Document to which it is a Party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(b) Each Party acknowledges that it and each other Party is executing certain of the Transaction Documents by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any other Transaction Document (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement or any other Transaction Document. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Transaction Document to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
Section 9.2 Survival of Covenants. Except as expressly set forth in this Agreement, any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any covenants and other agreements contained herein or therein, shall survive each of the Reorganization, the Distribution and the Merger and shall remain in full force and effect.
Section 9.3 Governing Law; Submission to Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Company and SpinCo, on behalf of itself and the members of its Group agrees that any Action related to this Agreement, unless expressly provided therein, each other Transaction Document, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action contemplated by this Section 9.3; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any Action contemplated by this Section 9.3 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 9.3 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.4 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties agrees that a final judgment in any such Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.
Section 9.4 Notices. All notices, requests, claims, demands and other communications among the Parties under this Agreement and, unless otherwise provided therein, the other Transaction Documents shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.4):
If to the Company or, on or prior to the Distribution Date, to SpinCo, then to:

3M Company
3M Health Care Business Group
3M Center, Building 220-14E-13
St. Paul, MN 55144-1000
Attention:	Mojdeh Poul, Group President
Email:	mpoul@mmm.com

with a copy (which shall not constitute notice) to:

3M Company
3M Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144-1000
Attention:	Michael Dai, Assistant Secretary
Email:	dealnotices@mmm.com

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telephone:	(212) 403-1000
Attention:	Steven A. Rosenblum; Jenna E. Levine
E-mail:	SARosenblum@wlrk.com; JELevine@wlrk.com

If to Parent or, following the Distribution Date, to SpinCo, then to:

Neogen Corporation
620 Lesher Place
Lansing, MI 48912
Attention:	Amy M. Rocklin, Vice President and General Counsel
Email:	ARocklin@neogen.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Telephone:	(212) 310-8000
Attention:	Michael J. Aiello; Eoghan P. Keenan
E-mail:	michael.aiello@weil.com; eoghan.keenan@weil.com
Section 9.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
Section 9.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms; provided, that, following the Effective Time, Parent shall have no obligations under the Confidentiality Agreement with respect to information to the extent related to the SpinCo Entities or the SpinCo Business and included in the SpinCo Assets, which information shall no longer be considered “Evaluation Material” for purposes thereof (provided further that the foregoing shall in no way diminish, eliminate or alter any obligation of Parent with respect to any other Evaluation Material).
Section 9.7 Amendment. No provision of this Agreement or any other Transaction Document (except as otherwise provided therein) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or modification shall be subject to the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 9.8 Waivers of Default. A waiver by a Party of any default by another Party of any provision of this Agreement or any other Transaction Document shall not be deemed a waiver by the waiving Party of any subsequent or other default. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving, and provided, that, unless the Merger Agreement shall have been terminated in accordance with its terms, any waiver by SpinCo that is adverse in any material respect to Parent shall require the prior written consent of Parent.
Section 9.9 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Except as provided in Article VI with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.10 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document (except as otherwise provided therein), the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of their rights under this

Agreement or such other Transaction Document. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. Nothing in this section is intended to limit or waive the aggrieved Party’s ability to pursue any other remedy to which it is entitled.
Section 9.11 Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.11. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 9.12 Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
Section 9.14 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Parties of the nature and extent of any such Force Majeure and (b) use due diligence to remove any such causes and resume performance under this Agreement or the applicable other Transaction Document as soon as feasible.
Section 9.15 Termination. This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution. After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.
Section 9.16 Public Announcements. From and after the Distribution Time, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement or the other Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case Parent or the Company, as applicable, will promptly notify the other of the plan to make such public statement and the Parties will use efforts reasonable under the circumstances to cause a mutually agreeable release or announcement to be issued).
Section 9.17 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) the Company, SpinCo and Parent have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening a Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.
Section 9.18 Performance. The Company will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Company Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the SpinCo Group. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by Parent or any Subsidiary of Parent (including, from and after the Effective Time, the members of the SpinCo Group). Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 9.18 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
3M COMPANY

By:	/s/ Mojdeh Poul
	Name:	Mojdeh Poul
	Title:	Group President, 3M Health Care

GARDEN SPINCO CORPORATION

By:	/s/ Jerry Will
	Name:	Jerry Will
	Title:	Vice President

NEOGEN CORPORATION

By:	/s/ John Adent
	Name:	John Adent
	Title:	President and CEO
[Signature Page to Separation and Distribution Agreement]

Annex C

Execution Version
ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 13, 2021, is entered into by and between 3M Company, a Delaware corporation (“Seller”), and Neogen Corporation, a Michigan corporation (“Buyer” and, together with Seller, the “Parties”).
RECITALS
WHEREAS, pursuant to a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), by and among Seller, Garden SpinCo Corporation, a Delaware corporation (“SpinCo”) and Buyer, and an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Seller, SpinCo, Buyer and Nova RMT Sub, Inc., a Delaware corporation, the parties have agreed that Seller will separate, and Buyer will acquire from Seller, the SpinCo Business;
WHEREAS, it is contemplated that certain assets and liabilities of the SpinCo Business will not be transferred, assigned or conveyed to SpinCo pursuant to the Separation Agreement, but will instead be sold, transferred, assigned and conveyed by certain Subsidiaries of Seller to certain Subsidiaries of Buyer in exchange for cash; and
WHEREAS, accordingly, Seller wishes to cause certain of its Subsidiaries to sell, transfer, assign and convey to designated Subsidiaries of Buyer, and Buyer wishes to cause its designated Subsidiaries to purchase and assume, the Transferred Assets and Transferred Liabilities, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants, terms and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Separation Agreement (and, if not defined in the Separation Agreement, such terms shall have the meanings ascribed to them in the Merger Agreement). As used in this Agreement, the following terms have the respective meanings set forth below:
(a) “Transferred Assets” means, in each case to the extent existing and owned or held immediately prior to the Closing by a Local Seller, the Local Sellers’ right, title and interest in, to and under the following Assets, but in each case excluding any SpinCo Assets, Excluded Assets and other than with respect to Taxes (which are governed exclusively by the Tax Matters Agreement, except to the extent set forth herein with respect to Transfer Taxes).
(i) (A) the Inventory located at the SpinCo Real Property and (B) the finished goods Inventory used or held for use primarily in connection with the SpinCo Business located inside the United States (clauses (A) and (B) together, the “Transferred Inventory”);
(ii) (A) any Contract (other than any Shared Contract and any Contract that is an Excluded Asset) to which a Local Seller is a party, in each case that relates exclusively to or is used exclusively in connection with the SpinCo Business and (B) any Shared Contract to which the counterparty is a direct customer, distributor or supplier of the SpinCo Business and that relates primarily to or is used primarily in connection with the SpinCo Business (collectively, the “Transferred Contracts”);
(iii) all Permits owned, held or licensed by a Local Seller that are (a) related primarily to the SpinCo Business or (B) related primarily to the operations at the SpinCo Real Property (collectively, the “Transferred Permits”); provided that any Permits shall be deemed to be Excluded Assets to the extent the transfer of any such Permits to Buyer in connection with the transactions contemplated by this Agreement is not permitted by applicable Law or the terms of such Permit (subject to Section 3.1);

(iv) except as listed in Schedule 1.1(a)(iv), the Tangible and Personal Property that is (A) located at the SpinCo Real Property, (B) located at any Company Manufacturing Facility, other than the SpinCo Real Property, and primarily used or held for use in the SpinCo Business, other than any part that is installed on any equipment, fixture, furniture, furnishing or machinery that cannot be transferred from the Company Manufacturing Facility without unreasonable burden or expense (unless Buyer agrees to bear such burden or expense) or because it is technically infeasible, or (C) located at any Company Lab Facility and primarily used or held for use in connection with the SpinCo Business (clauses (A) through (C) collectively, the “Transferred Tangible and Personal Property”);
(v) (A) the Registered IP, including the Patents, Trademarks and Internet Properties set forth in Schedule 1.1(a)(v), and (B) except as listed in Schedule 2.2(b)(xi) of the Separation Agreement and the Company Trademarks, the Intellectual Property Rights, whether or not registered, in each case of clauses (A) and (B), owned by any Local Seller that are primarily used or held for use in the operation of the SpinCo Business as of immediately prior to the Distribution Time, (C) the SpinCo Trademarks, and (D) the Intellectual Property Rights, whether or not registered, owned by the Company or any of its Subsidiaries that are embodied in the Clean-Trace™ Software, in each case of clauses (A) through (D), all causes of action or other rights that may be asserted under any of the foregoing, including rights to seek and recover all remedies (including damages, royalties, fees, income payments and other proceeds due from and after the Closing Date), including for the infringement, misappropriation or violation of any of the foregoing and the goodwill appurtenant to or associated with the Trademarks included in the foregoing (clauses (A) through (D), collectively, the “Transferred Intellectual Property”);
(vi) (A) any Technology with respect to which the Intellectual Property Rights therein are owned by any Local Seller immediately prior to the Closing to the extent that such Technology is (x) used primarily in or necessary to the operation of the SpinCo Business as of immediately prior to the Distribution Time or (y) otherwise used in or necessary for operation of the SpinCo Business and capable of being copied (for example, Software and data) (the Technology in (y), the “Duplicated Technology”)), (B) the Clean-Trace™ Software, , and (C) the know-how or knowledge, including any know-how or knowledge of the SpinCo Employees that constitutes a Trade Secret owned by the Company or any of its Subsidiaries, to the extent related to the SpinCo Business, but in each case, excluding any IT Assets (which are separately addressed in Section 1.1(a)(vii) (clauses (A) through (C), collectively, the “Transferred Technology”);
(vii) the IT Assets used or held for use primarily by the SpinCo Business that are (A) owned by a Local Seller or (B) leased or licensed by a Local Seller under a Transferred Contract exclusively related to the SpinCo Business (collectively, the “Transferred IT Assets”); provided, that the Transferred IT Assets shall include Software loaded thereon or embedded therein only to the extent such Software is Transferred Technology or, if such Software is licensed by a third party to Seller or its Subsidiaries, only to the extent the applicable Contract has transferred to Buyer pursuant to the terms of this Agreement or Buyer otherwise independently has a license to or right to use such Software; and provided, further, that any hardware included in the Transferred IT Assets may be sanitized by Seller to remove the decryption of local hard drive(s), security and device management Software, local and domain certificates, user profiles, and active directory domain structure, in each case, in accordance with Seller’s standard procedures prior to the Distribution. Seller will remove all data stored on such hardware and will transfer any SpinCo Business Records in accordance with Schedule 4.1 of the Separation Agreement. Any Software (other than security and device management Software) previously installed on such hardware will remain installed on the hardware but will be unregistered to Seller. Seller acknowledges and agrees that Seller’s sanitization process is not intended to affect the functionality of the applicable Transferred IT Asset, provided that Buyer and Seller will be responsible for configuring the sanitized Transferred IT Asset, including any Software loaded thereon or embedded therein, to the specifications of Buyer’s information technology environment. Prior to initiation of the sanitization process, Buyer may record configuration parameters for any Software that Buyer is licensed to use. Seller and Buyer will cooperate in good faith regarding the sanitization process and agree on the timing of such process. Seller will use reasonable efforts to minimize the time required for Seller to complete Seller’s sanitization process;

(viii) any prepaid expenses, credits, deposits and advance payments, in each case, to the extent relating to any other Transferred Asset (the “Transferred Prepaid Expenses”);
(ix) other than with respect to claims under any Insurance Policies, rights available to or being pursued by a Local Seller in connection with any Action or any other claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent primarily relating to the SpinCo Business, any Transferred Asset or any Transferred Liability (other than the Retained Claims);
(x) all Assets of the Local Sellers as of immediately prior to the Closing that are expressly provided by the Merger Agreement, this Agreement or any other Transaction Document (other than the Separation Agreement) as Assets to be transferred to Buyer or any other member of the Buyer Group; and
(xi) all other Assets of the Local Sellers as of immediately prior to the Closing that are primarily related to the SpinCo Business; provided that the intention of this clause (xi) is only to rectify any omission of the conveyance to Buyer of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have been classified as a Transferred Asset. No Asset will be deemed to be a Transferred Asset solely as a result of this clause (xi) if it is within any category of Assets addressed by any other section of this Section 1.1 or by Section 2.2 of the Separation Agreement.
The Parties acknowledge and agree that a single Asset may fall within more than one of clauses (i) through (xi) above; such fact does not imply that (A) such Asset shall be transferred more than once or (B) any duplication of such Asset is required.
(b) “Excluded Assets” means all of the Assets of the Local Sellers other than the Transferred Assets and with respect to Taxes (which are governed exclusively by the Tax Matters Agreement, except to the extent set forth herein with respect to Transfer Taxes). Notwithstanding anything in this Agreement to the contrary other than the preceding sentence, the Excluded Assets include the following:
(i) all equity securities or shares of capital stock;
(ii) all accounts receivable as of the Closing;
(iii) all cash, cash equivalents and marketable securities, including all checks, drafts and wires deposited for the account of a Local Seller that have not been credited by the receiving bank;
(iv) all Inventory other than the Transferred Inventory;
(v) all Insurance Policies and all rights and claims thereunder;
(vi) all real property, whether owned, leased, subleased, licensed, or otherwise occupied by a Local Seller, including the Company Manufacturing Facilities and Company Lab Facilities, and any equipment, fixtures, furniture, furnishings, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property located thereon, and any prepaid rent, security deposits and options to renew or purchase related thereto;
(vii) all Permits other than the Transferred Permits;
(viii) all Tangible and Personal Property, other than the Transferred Tangible and Personal Property;
(ix) all Contracts, other than the Transferred Contracts;
(x) all IT Assets other than the Transferred IT Assets;
(xi) all Intellectual Property other than the Transferred Intellectual Property, including as an Excluded Asset covered by this Section 1.1(b)(xi) the Company Trademarks and the Intellectual Property listed in Schedule 1.1(b)(xi);

(xii) (i) all Technology that is not Transferred Technology and (ii) copies of any Duplicated Technology that is used in or necessary for the operation of the Company Businesses, regardless of whether copies of such Duplicated Technology are also Transferred Technology;
(xiii) all Assets used or held for use by a Local Seller in connection with the provision of Overhead and Shared Services, including any proprietary tools and processes;
(xiv) all credit support from a Local Seller from which the SpinCo Business benefits;
(xv) all Books and Records, provided that Buyer shall be entitled to a copy of the SpinCo Business Records as provided in Section 4.1 of the Separation Agreement;
(xvi) all rights that accrue or shall accrue to Seller or any Subsidiary of Seller pursuant to this Agreement, the Merger Agreement or any Transaction Document;
(xvii) all prepaid expenses, credits, deposits, and advance payments other than the Transferred Prepaid Expenses;
(xviii) all rights to claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent relating to any other Excluded Asset or Excluded Liability;
(xix) (A) all attorney-client privilege and attorney work-product protection of a Local Seller arising as a result of legal counsel representing such Persons in connection with the sale of the SpinCo Business and the transactions contemplated by the Merger Agreement, this Agreement and the other Transaction Documents, (B) all documents subject to attorney-client privilege and work-product protection described in the foregoing subsection (A), and (C) all documents maintained by the Local Sellers or their respective Representatives in connection with the sale of the SpinCo Business, including the transactions contemplated by the Merger Agreement, this Agreement and the other Transaction Documents;
(xx) except as required by applicable Law, all of the assets of, all of the assets relating to, and all rights under, any employee benefit or welfare plan or any related Contract between any Person and a Local Seller or any of its Affiliates (including the employee benefit plans of the Local Sellers);
(xxi) all accounts, notes or loans payable recorded on the books of the Local Sellers for goods or services purchased by the SpinCo Business from the Local Sellers, or provided to the SpinCo Business by the Local Sellers, or advances (cash or otherwise) or any other extensions of credit to the SpinCo Business from the Local Sellers, whether current or non-current;
(xxii) all Insurance Proceeds which a Local Seller has a right to receive, unless such proceeds are reflected in the SpinCo Financial Information;
(xxiii) any claim, cause of action, defense, right of offset or counterclaim or settlement agreement (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent relating to, arising out of or resulting from the Excluded Assets, Excluded Liabilities or the Company Business (“Retained Claims”);
(xxiv) Global Trade Item Numbers (GTINs); and
(xxv) except for those Assets expressly identified as Transferred Assets in clauses (i) through (xi) of the definition of “Transferred Assets”, all Assets of the Local Sellers, wherever located, whether tangible or intangible, real, personal or mixed.
(c) “Transferred Liabilities” means the following Liabilities (other than SpinCo Liabilities, Excluded Liabilities or with respect to Taxes (which are governed exclusively by the Tax Matters Agreement, except to the extent set forth herein with respect to Transfer Taxes)), to the extent arising on or after the Distribution Time (except as set forth below), of the Local Sellers, or any of their respective predecessor companies or businesses:
(i) all Liabilities, to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the SpinCo Business (including (w) the ownership or use of the Transferred

Assets or the SpinCo Assets and any Actions that relate to, arise out of or result from the operation or conduct of the SpinCo Business or ownership or use of the Transferred Assets or the SpinCo Assets, (x) all warranty, repair or return obligations, (y) alleged or actual hazards or defects in design, marketing, manufacture, materials, workmanship, provision or performance, including any failure to warn or alleged or actual breach of express or implied warranty or representation, and (z) the return or recall of any product of the SpinCo Business, in each case, relating to the period on or after the Distribution Time), subject to Section 1.1(d)(i));
(ii) all Liabilities arising out of or relating to any Transferred Contracts and relating to the period on or after the Distribution Time, including customer purchase orders, extended warranties or other customer Contracts for products or services of the SpinCo Business, or the Transferred Permits;
(iii) all Transfer Taxes as described in Section 3.7;
(iv) all Liabilities arising on or after the Distribution Time under or relating to any Transferred Intellectual Property, including the use thereof;
(v) all Environmental Liabilities, to the extent relating to, arising out of or resulting from the ownership or operation of the SpinCo Business or the Transferred Assets, or the conduct of the SpinCo Business, in each case, as of and after the Distribution Time; and
(vi) all Liabilities relating to, arising out of or resulting from any Action with respect to the SpinCo Business, the Separately Conveyed Assets or the Transferred Assets, in each case to the extent relating to the period on or after the Distribution Time, other than as specifically provided otherwise in any of the Transition Services Agreement, Transition Contract Manufacturing Agreement, or the Transition Distribution Services Agreement, and the Liabilities set forth in Section 1.1(d)(vi)).
The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (i) through (vi) above; such fact does not imply that (a) such Liability shall be transferred more than once or (b) any duplication of such Liability is required.
(d) “Excluded Liabilities” means the following Liabilities of the Local Sellers, or any of their respective predecessor companies or businesses, including, to the extent consistent with the foregoing, other than with respect to Taxes (which are governed exclusively by the Tax Matters Agreement, except to the extent set forth herein with respect to Transfer Taxes), the following:
(i) all Liabilities to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the SpinCo Business (including the ownership or use of the Transferred Assets or the SpinCo Assets and any Actions to the extent relating to, arising out of or resulting from the operation or conduct of the SpinCo Business or ownership or operation of the SpinCo Assets or the Transferred Assets), in each case relating to the period prior to the Distribution Time (provided that the Post Closing Performance Obligations shall be Transferred Liabilities, subject to Section 6.2(e) of the Separation Agreement);
(ii) all accounts payable as of the Closing;
(iii) all Liabilities of the Local Sellers to the extent related to any Excluded Assets or any Company Business (other than any Liabilities for which Buyer or any of its Affiliates expressly has responsibility pursuant to the terms of the Merger Agreement, this Agreement or any other Transaction Document, and other than Liabilities that are separately allocated pursuant to any other agreement or transaction related to such Excluded Assets or Company Business between the Buyer or any of its Subsidiaries, on the one hand, Seller or any of its Subsidiaries, on the other hand, including any commercial or other agreements unrelated to this Agreement, as applicable);

(iv) any Liability to the extent arising out of the presence or release of any Hazardous Substance at, on, under or from any facility or property where the SpinCo Business was operated prior to the Distribution Time, to the extent relating to the period prior to the Distribution Time, and all other Environmental Liabilities, to the extent relating to, arising out of or resulting from the ownership or operation of the SpinCo Business, the SpinCo Assets or the Transferred Assets, or the conduct of the SpinCo Business, in each case prior to the Distribution Time; and any and all Environmental Liabilities to the extent arising out of the Excluded Assets; and
(v) all Liabilities relating to, arising out of or resulting from any Action with respect to the SpinCo Business, the SpinCo Assets or the Transferred Liabilities, in each case to the extent relating to the period prior to the Distribution Time.
ARTICLE 2
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
Section 2.1 Transferred Assets. Seller shall cause its Subsidiaries to be designated consistent with the steps set forth under the headings “Foreign Asset Sale Steps – Category 2” and “Foreign Asset Sale Steps – Category 3” of the Separation Step Plan and Appendix C of the Separation Step Plan (each, a “Local Seller”) to, sell, transfer, convey and assign the Transferred Assets and Transferred Liabilities to one or more designees of Buyer identified pursuant to Section 2.3 (each, a “Local Buyer”), which Local Sellers and Local Buyers shall be designated by Seller and Buyer, respectively, to convey and accept the Transferred Assets and Transferred Liabilities in each applicable jurisdiction consistent with the steps set forth under the headings “Foreign Asset Sale Steps – Category 2” and “Foreign Asset Sale Steps – Category 3” of the Separation Step Plan and Appendix C of the Separation Step Plan. Notwithstanding anything to the contrary herein, no SpinCo Assets assigned, conveyed or transferred pursuant to the Separation Agreement shall be sold, assigned, conveyed or transferred hereunder. This Agreement shall only implement the sale, assignment, conveyance or transfer of the Transferred Assets, which form a part of the Separately Conveyed Assets as set forth in the Separation Agreement.
Section 2.2 Transferred Liabilities. Buyer shall cause each Local Buyer to accept, assume and perform and discharge and fulfill, the Transferred Liabilities in accordance with their respective terms.
Section 2.3 Compliance with Separation Step Plan. As promptly as practicable after the date hereof, and in any event no later than thirty (30) Business Days prior to the Closing, Buyer and Seller shall work together in good faith to prepare and attach to this Agreement a schedule, in the form attached hereto as Exhibit A, setting forth the applicable Local Sellers and corresponding Local Buyers and Transferred Assets and Transferred Liabilities in each jurisdiction. The Parties agree that such schedule and the transactions under this Agreement shall be consistent with, and shall implement the transactions set forth in, the steps set forth under the headings “Foreign Asset Sale Steps – Category 2” and “Foreign Asset Sale Steps – Category 3” of the Separation Step Plan and Appendix C of the Separation Step Plan.
Section 2.4 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the sale, transfer, conveyance and assignment of the Transferred Assets pursuant to Section 2.1, at the Closing, (a) the applicable Local Buyer shall assume, and agrees to perform, discharge and fulfill in accordance with their respective terms, the Transferred Liabilities, and (b) Buyer shall pay, or cause to be paid, as an agent on behalf of each Local Buyer in an amount consistent with the Final Allocation, to Seller, as an agent on behalf of each Local Seller in an amount consistent with the Final Allocation, an aggregate amount in cash equal to $181,618,400 to an account or accounts designated in writing by the Seller at least two (2) Business Days prior to the Closing Date; provided that, if required by local law in any Local Seller’s jurisdiction of organization or formation or otherwise desirable for local tax or regulatory purposes, payment for the applicable Transferred Assets will be effected by a separate payment to such Local Seller or its designee in an amount consistent with the Final Allocation (each, a “Local Wire”), and the Purchase Price shall be reduced correspondingly by the aggregate amount of any such Local Wire(s).

Section 2.5 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby will take place immediately following the Effective Time on the Closing Date (the “Closing”); provided the respective obligations of each Party to effect the Closing shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Seller and Buyer) at or prior to the Closing of the following conditions:
(a) the Reorganization and the Distribution and the other transactions contemplated by the Separation Agreement to occur prior to the Distribution shall have been consummated in accordance with the Separation Agreement in all material respects;
(b) the Merger and shall have been consummated; and
(c) no Governmental Authority of competent jurisdiction shall have enacted, issued or granted any Law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby.
Section 2.6 Termination.
(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual written agreement of Buyer and Seller.
(b) This Agreement shall automatically terminate upon the termination of either the Separation Agreement or the Merger Agreement in accordance with its terms.
(c) In the event of termination of this Agreement pursuant to Section 2.6(a) or 2.6(b), this Agreement shall become null and void and have no effect, without any Liability on the part of any Party; provided, however, that no such termination shall relieve any Party of any liability or damages resulting from willful and material breach of this Agreement; provided, further, that this Section 2.6(c) and Section 4.4 shall survive any termination of this Agreement.
Section 2.7 Works Council Matters.
(a) Seller and Buyer acknowledge that, under French labor Laws, Belgian labor Laws and Dutch labor Laws, respectively, one or more works councils of Seller and/or one or more of its Subsidiaries that own French Transferred Assets, Belgian Transferred Assets or Dutch Transferred Assets or conduct the French SpinCo Business, Belgian SpinCo Business or Dutch SpinCo Business, as applicable, will need to be informed and consulted with respect to the offer made by Buyer (or its designated Subsidiaries) to (i) acquire the Transferred Assets that are owned by 3M France S.A.S. (“French Seller”, and such assets, the “French Transferred Assets”), 3M Belgium BVBA / SPRL (“Belgian Seller”, and such assets, the “Belgian Transferred Assets”) or 3M Nederland B.V. (“Dutch Seller”, and such assets, “Dutch Transferred Assets”) and acquire the SpinCo Business conducted by French Seller (the “French SpinCo Business”), Belgian Seller (the “Belgian SpinCo Business”) or Dutch Seller (the “Dutch SpinCo Business”), as applicable and (ii) assume the Transferred Liabilities of French Seller (the “French Transferred Liabilities”), Belgian Seller (the “Belgian Transferred Liabilities”) or Dutch Seller (the “Dutch Transferred Liabilities”), as applicable. Notwithstanding anything to the contrary in this Agreement, unless and until Seller (or its relevant Subsidiaries) has executed and delivered to Buyer the applicable Acceptance Notice, the French Transferred Assets and the French Transferred Liabilities, the Belgian Transferred Assets and the Belgian Transferred Liabilities and the Dutch Transferred Assets and the Dutch Transferred Liabilities, as applicable, will not be considered to constitute part of the Transferred Assets or Transferred Liabilities, respectively. It is understood that in entering into this Agreement, French Seller, Belgian Seller and Dutch Seller in each case is not in any regard bound to accept the applicable Local Buyer’s irrevocable offer as set out in the French Offer Letter, Belgian Offer Letter or Dutch Offer Letter, respectively. Notwithstanding anything to the contrary in the French Offer Letter, the Belgian Offer Letter or the Dutch Offer Letter, to the extent that the French Closing, the Belgian Closing or the Dutch Closing occurs following the Closing Date, the French Purchase Price, the Belgian Purchase Price or the Dutch Purchase Price, as applicable, shall be deemed to have been paid and satisfied in full by payment of the Purchase Price in connection with the Closing.
(b) On the terms and conditions set forth in the offer letter attached as Exhibit B hereto (the “French Offer Letter” and the offer set forth therein, the “French Offer”), including the purchase price specified therein (the “French Purchase Price”), Buyer has irrevocably offered to acquire the French

Transferred Assets and assume the French Transferred Liabilities upon the acceptance of the French Offer by French Seller as if they were part of the definitions of Transferred Assets and Transferred Liabilities hereunder. Subject to acceptance of the French Offer by French Seller, and upon delivery to Buyer of the executed acceptance notice attached as Exhibit B to the French Offer Letter, this Agreement shall apply fully to the French Transferred Assets and the French Transferred Liabilities.
(c) On the terms and conditions set forth in the offer letter attached as Exhibit C hereto (the “Belgian Offer Letter” and the offer set forth therein, the “Belgian Offer”), including the purchase price specified therein (the “Belgian Purchase Price”), Buyer has irrevocably offered to acquire the Belgian Transferred Assets and assume the Belgian Transferred Liabilities upon the acceptance of the Belgian Offer by Belgian Seller as if they were part of the definitions of Transferred Assets and Transferred Liabilities hereunder. Subject to acceptance of the Belgian Offer by Belgian Seller, and upon delivery to Buyer of the executed acceptance notice attached as Exhibit B to the Belgian Offer Letter, this Agreement shall apply fully to the Belgian Transferred Assets and the Belgian Transferred Liabilities.
(d) On the terms and conditions set forth in the offer letter attached as Exhibit D hereto (the “Dutch Offer Letter” and the offer set forth therein, the “Dutch Offer”), including the purchase price specified therein (the “Dutch Purchase Price”), Buyer has irrevocably offered to acquire the Dutch Transferred Assets and assume the Dutch Transferred Liabilities upon the acceptance of the Dutch Offer by Dutch Seller as if they were part of the definitions of Transferred Assets and Transferred Liabilities hereunder. Subject to acceptance of the Dutch Offer by Dutch Seller, and upon delivery to Buyer of the executed acceptance notice attached as Exhibit B to the Dutch Offer Letter, this Agreement shall apply fully to the Dutch Transferred Assets and the Dutch Transferred Liabilities.
(e) Each Party acknowledges and agrees that (i) the conditions to (x) the transfer of the French Transferred Assets or assumption of the French Transferred Liabilities set forth in the French Offer Letter, (y) the transfer of the Belgian Transferred Assets or assumption of the Belgian Transferred Liabilities set forth in the Belgian Offer Letter, or (z) the transfer of the Dutch Transferred Assets or assumption of the Dutch Transferred Liabilities set forth in the Dutch Offer Letter, in each case may be satisfied after the conditions to the Closing contained in this Agreement, the Reorganization and the Distribution contained in the Separation Agreement, and the conditions to the Merger contained in the Merger Agreement, have otherwise been satisfied (and that the fact that the conditions of the French Offer Letter, Belgian Offer Letter or Dutch Offer Letter have not been satisfied shall not serve to cause any condition to the Closing contained in this Agreement, the Reorganization or the Distribution contained in the Separation Agreement, or the conditions to the Merger contained in the Merger Agreement, to not be satisfied), (ii) in such case, the Reorganization, Distribution, the Merger and the Closing shall take place in accordance with their terms (but, in respect of the Closing, excluding the French Transferred Assets and French Transferred Liabilities, the Belgian Transferred Assets and Belgian Transferred Liabilities, or the Dutch Transferred Assets and the Dutch Transferred Liabilities, as applicable) and (iii) the French Closing, Dutch Closing and Belgian Closing shall occur, and the French Purchase Price, Belgian Purchase Price and Dutch Purchase Price shall be paid, in accordance with the terms of the applicable Offer Letter. The Parties further acknowledge and agree that all actions and documents relating to the transfer of (x) the French Transferred Assets and French Transferred Liabilities, (y) the Belgian Transferred Assets and Belgian Transferred Liabilities, and (z) the Dutch Transferred Assets and the Dutch Transferred Assets, respectively, shall, in each case, not be required to be taken or delivered at the Closing but only at the French Closing, Belgian Closing or Dutch Closing, respectively.
ARTICLE 3
OTHER COVENANTS AND AGREEMENTS
Section 3.1 Non-Transferred and Delayed Transferred Assets and Liabilities.
(a) Notwithstanding anything in this Agreement to the contrary, if (x) any Transferred Asset cannot be assigned or transferred to, or any Transferred Liability cannot be assumed by, Buyer or any of its Subsidiaries without an Approval or Notification or (y) any Excluded Asset cannot be assigned or transferred to, or any Excluded Liability cannot be assumed by Buyer or any of its Subsidiaries without an Approval or Notification, and in either case such Approval or Notification has not been obtained or made prior to the Closing, then, unless the Buyer and Seller shall mutually otherwise determine, such assignment, transfer or assumption shall automatically be deemed to be deferred, with any such purported transfer, assignment or assumption deemed null and void until such time as such Approvals are obtained or such Notifications are made. Notwithstanding the foregoing, any such Transferred Assets or Transferred Liabilities shall continue to constitute Transferred Assets and Transferred Liabilities, and any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets and Excluded Liabilities, for all other purposes of this Agreement. If the required Approval is subsequently obtained or such Notification is subsequently made, the relevant Asset will be automatically assigned and transferred to, or the relevant Liability will be automatically assumed by, Buyer or Seller, as applicable, or any Subsidiary designated by such Party without any further action required on the part of any Person, in accordance with the terms of this Agreement. In furtherance of any such assignment, transfer or assumption pursuant to this Section 3.1(a), and without any additional consideration therefor, each of Buyer and Seller shall execute and deliver, and cause their Affiliates to execute and deliver, such documents and instruments as may be reasonably necessary to effect and/or evidence such assignment, transfer or assumption, in each case to the extent reasonably requested by the other.
(b) Notwithstanding anything in this Agreement to the contrary, if it is reasonably necessary or appropriate to delay the transfer or assignment to Buyer or one or more of its Subsidiaries of any Transferred Asset until the applicable Transition Support Termination to allow Seller or any of its Subsidiaries to perform their respective obligations under, or to otherwise carry out the contemplated transactions and activities contemplated, by the Transition Services Agreement, the Transition Distribution Services Agreement, or the Transition Contract Manufacturing Agreement, as applicable (each such Transferred Asset, a “Delayed Transferred Asset”), such Delayed Transferred Asset shall not be transferred or assigned to Buyer or any of its Subsidiaries at or prior to the Closing. Upon the applicable Transition Support Termination, the relevant Delayed Transferred Asset shall be automatically assigned and transferred to Buyer or its designated Subsidiary without any further action required on the part of any Party and without any additional consideration, provided, however, if, upon the Transition Support Termination, such Delayed Transferred Asset cannot be assigned or transferred to Buyer or such Subsidiary without any Approval or Notification, the provisions of this Section 3.1 and Section 3.2 shall apply.
Section 3.2 Pass-Through Arrangements. To the extent that the assignment, transfer or conveyance of any Excluded Asset or Transferred Asset, or the assumption of any Excluded Liability or Transferred Liability, requires any Approvals or Notifications, (x) the Parties shall use their reasonable best efforts and cooperate in good faith to obtain or make such Approvals or Notifications, respectively, as soon as reasonably practicable and (y) each Party, at the reasonable request of Buyer or Seller, as applicable, shall use its reasonable best efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to assign (or, to the extent requested by Seller, novate) all obligations under Contracts and other obligations or Liabilities for which Buyer or any of its Subsidiaries are liable and that do not constitute Transferred Liabilities or for which Seller or any of its Subsidiaries are liable and that do not constitute Excluded Liabilities, so that, in any such case, such Party and their Subsidiaries will be solely responsible for the applicable Liabilities; provided, however, that except to the extent expressly provided in any of the other Transaction Documents, neither Seller nor Buyer or any of their respective Affiliates shall be obligated to (i) amend or modify any Contract (except as expressly set forth in the foregoing clause (y)), (ii) modify, relinquish, forbear or narrow any right, (iii) contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person, (ii) incur any out of pocket cost or expense, or (iv) commence any Action, in each case in connection with the actions required by the foregoing clauses (x) and (y); provided, further, that the obligation to take any such action shall terminate on the date that is twelve (12) months after the Closing Date (or, solely with respect to any Delayed Transferred Asset, twelve (12) months after the applicable Transition Support Termination). If the Buyer or Seller is unable to obtain, or to cause to be obtained, any required Approval in connection with clause (y) of the preceding sentence, the Buyer and Seller will, to the extent permitted by applicable Law and the terms of the applicable Contract, use reasonable best efforts to enter into subcontracting or other arrangements, effective as of the Closing or as promptly as practicable thereafter, to provide to the Parties the economic and operational equivalent of the transfer (or novation) of such Contract to the appropriate Party and the performance by such Party of the obligations under such Contract as of the Closing. In furtherance of the foregoing, (i) the Party that is intended to be the counterparty to such Contract, as applicable, will, as agent or subcontractor for the other Party (or its Subsidiaries), pay, perform and discharge fully the Liabilities of the applicable Party or its Subsidiaries thereunder from and after the Closing in accordance with any such alternate arrangement and (ii) the Party that remains the legal counterparty to such Contract, as applicable, will, or will cause its applicable Subsidiary to, at the other Party’s expense, from and after the Closing hold in trust for and pay to the other Party promptly upon receipt thereof all income, proceeds and other consideration received by the legal counterparty (or the applicable Subsidiary) in connection with such alternate arrangement; provided that for purposes of this sentence, with respect to any Delayed Transferred Asset, references to the Closing in this sentence will refer instead to the applicable Transition Support Termination. The Party that is intended to be the counterparty to each such Contract shall indemnify the other Party and hold it harmless against any Liabilities arising from the agent or subcontractor relationship described in this paragraph. The Parties shall, and shall cause their Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income Tax purposes, treat any Transferred Asset, Transferred Liability, Excluded Asset or Excluded Liability transferred, assigned or assumed after the Closing pursuant to this Section 3.2 or Section 3.1 as having been so transferred, assigned or assumed at the time at which it was intended to have been so transferred, assigned or assumed as reflected in this Agreement (including the Separation Step Plan) and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).
Section 3.3 Shared Contracts. The Parties will use their commercially reasonable efforts for a period ending twelve (12) months after the Closing Date to separate any Shared Contracts that are Transferred Contracts (or take such other action as may be reasonably agreed between the Buyer and Seller) in order to provide for an appropriate allocation of the rights and obligations under such Contracts in line with the allocation of the Transferred Assets, Excluded Assets, Transferred Liabilities and Excluded Liabilities between the Parties.
Section 3.4 Wrong Pockets; Mail and Other Communications; Payments.
(a) After the Closing, if either Buyer, on the one hand, or Seller, on the other hand, or any of their respective Subsidiaries becomes aware that any of the Transferred Assets have not been transferred, assigned or conveyed to Buyer or any of its Subsidiaries or that any of the Excluded Assets have not been retained by or transferred, assigned or conveyed to the Seller or any of its Subsidiaries, it will promptly notify the other Party and the Parties will cooperate in good faith to as promptly as reasonably practicable transfer the relevant asset to the appropriate Party at the expense of the Party who would have been responsible for the related expenses if such asset had been transferred at the Closing.
(b) After the Closing, each of the Buyer, Seller and their respective Subsidiaries may receive mail, packages, facsimiles, email and other communications properly belonging to the other (or the other’s Subsidiaries). Accordingly, each of Buyer, Seller and their respective Subsidiaries authorizes the Seller and its Subsidiaries, on the one hand, or Buyer and its Subsidiaries, on the other hand, as the case may be, to receive and, if not unambiguously intended for such other Party (or any of its Subsidiaries) or any of such other Party’s (or any of its Subsidiaries) officers or directors, open (acting solely as agent for the other Party), all mail, packages, facsimiles, email and other communications received by it, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, facsimiles, email or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 3.4 are not intended to, and shall not be deemed to, constitute an authorization by any of the Seller, Buyer or any of their Subsidiaries to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes or (ii) waive any rights or privileges in respect of any such mail, package, facsimile, email or other communication or the information contained therein.
(c) Seller shall, or shall cause its applicable Subsidiary to, promptly pay or deliver to Buyer (or its designated Subsidiaries) any monies or checks that have been sent to or that are received by Seller or any of its Subsidiaries after the Closing to the extent that they constitute Transferred Assets.
(d) Buyer shall, or shall cause its applicable Subsidiary to, promptly pay or deliver to Seller (or its designated Subsidiaries) any monies or checks that have been sent to or that are received by Buyer or any of its Subsidiaries to the extent that they constitute an Excluded Asset (and are otherwise an Excluded Asset pursuant to the Separation Agreement).

Section 3.5 Bulk Sales. Each of Buyer and Seller hereby waives compliance by each of their respective Subsidiaries with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the assignment, transfer or conveyance of any or all of the Excluded Assets to Seller and its Subsidiaries or the Transferred Assets to Buyer and its Subsidiaries.
Section 3.6 Purchase Price Allocation.
(a) For Tax purposes, and for purposes of this Section 3.6, Buyer and Seller agree to (and agree to cause their respective Affiliates to) allocate the Purchase Price and any other items that are treated as additional consideration for Tax purposes among the Transferred Assets (and any other assets that, for U.S. income Tax purposes, are treated as assets purchased by the Local Buyers pursuant to this Agreement or other transfers of value in connection therewith) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any other applicable Tax Law.
(b) No later than ninety(90) days after the date of this Agreement, Seller shall prepare and deliver to Buyer a statement setting forth Seller’s proposed allocation of the Purchase Price and any other items that are treated as additional consideration for Tax purposes among the Transferred Assets (and any other assets that, for U.S. income Tax purposes, are treated as assets purchased by the Local Buyers pursuant to this Agreement or other transfers of value in connection therewith) determined in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any other applicable Tax Law (the “Seller’s Allocation”). If Buyer disagrees with the Seller’s Allocation, Buyer may, within thirty (30) days after delivery of the Seller’s Allocation, deliver a notice to Seller to such effect, specifying those items as to which Buyer disagrees and setting forth Buyer’s proposed allocation (the “Objection Notice”). During the thirty (30)-day period following delivery of an Objection Notice, Seller and Buyer shall cooperate in good faith to resolve any disputes in respect of the Seller’s Allocation. If, within thirty (30) days after delivery of such Objection Notice, the Parties are unable to resolve the objections set forth in the Objection Notice, then the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. The Accounting Firm, if appointed, shall make determinations with respect to the disputed items based solely on representations made by Seller and Buyer, and not by independent review, and shall function only as an expert and not as an arbitrator. The Parties shall require the Accounting Firm to resolve all disputes submitted to it no later than thirty (30) days after such submission and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes submitted to it in a manner consistent with this Agreement except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determinations. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.
(c) The allocation of the Purchase Price (and any other applicable items), as determined by Seller in the Seller’s Allocation if no Objection Notice is delivered, as agreed upon by the Parties or as finally determined by the Accounting Firm (the “Final Allocation”), will be conclusive, final and binding on Seller, Buyer and their respective Affiliates. The Final Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Purchase Price and any such adjustment shall be allocated, consistent with this Section 3.6, to the Transferred Assets to which such adjustments are attributable (if any).
(d) Seller and Buyer shall (and shall cause their respective Affiliates to) (i) prepare and file all Tax Returns and reports in a manner consistent with the Final Allocation and (ii) not take any position inconsistent therewith on any Tax Return, in connection with any Tax Proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any applicable analogous provision of state, local or foreign Tax Law). In the event that the Final Allocation is disputed by any Governmental Authority, the Party receiving notice of such dispute shall promptly notify the other Party in writing of such notice of the dispute. In the event that the Final Allocation has not been determined prior to the Closing or the due date for any applicable Tax Return, the Parties shall treat the Seller’s Allocation as modified by any agreement between the Parties as the Final Allocation for purposes of Section 2.4 or such Tax Return, as applicable, and the Parties shall use commercially reasonable efforts to amend any applicable Tax Return to reflect the Final Allocation following its determination.

Section 3.7 Transfer Taxes. Buyer shall be responsible for and pay when due any sales, use, transfer (including real estate transfer), registration, documentary, conveyancing, franchise, stamp, value added, goods and services, or similar Taxes and related fees and costs imposed on or payable in connection purchase and sale of the Transferred Assets or the Transferred Liabilities (“Transfer Taxes”). Buyer and Seller shall cooperate to minimize any Transfer Taxes and in obtaining any credit, refund, or rebate of Transfer Taxes, or to apply an exemption or zero-rating for goods or services giving rise to any Transfer Taxes, including by filing any exemption or other similar forms or providing valid tax identification numbers or other relevant registration numbers, certificates, or other documents. For the avoidance of doubt, the Purchase Price set forth in this Agreement is exclusive of Transfer Taxes.
ARTICLE 4
MISCELLANEOUS
Section 4.1 Relationship to other Transaction Documents. This Agreement in no way changes any right, obligation, claim or remedy under the Separation Agreement, Merger Agreement or any other Transaction Document. The Parties acknowledge and agree that no Party is making any representations or warranties or providing any indemnities under this Agreement.
Section 4.2 Local Acquisition Agreements. The transfer of each Transferred Asset and Transferred Liability in a jurisdiction in which local Laws require observance of specified formalities or procedures to legally effect the sale, transfer, conveyance or assumption of any such Transferred Asset or Transferred Liability shall be effected pursuant to acquisition agreements in form and substance reasonably acceptable to the Parties and in compliance with such requirements of applicable Law (the “Local Acquisition Agreements”). The Parties agree that the Local Acquisition Agreements (a) shall only contain provisions necessary to satisfy the requirements of applicable Law to effect, and make enforceable vis-à-vis third parties, the transfer of the legal and beneficial title to the applicable Transferred Assets or Transferred Liabilities, as applicable, and (b) shall not have any effect on the rights and obligations of the Parties with respect to the transactions contemplated hereby, all of which shall be determined by this Agreement. To the extent there is a conflict between any of the provisions of this Agreement and any Local Acquisition Agreement, the Parties acknowledge and agree that, except to the extent expressly set forth in any such Local Acquisition Agreement, the provisions of this Agreement shall control and that, if necessary, the Parties shall, and shall cause their respective Affiliates to, deliver such additional instruments as may be necessary to accomplish the foregoing.
Section 4.3 Additional Counterparts. Prior to the Closing, consistent with the steps set forth under the headings “Foreign Asset Sale Steps – Category 2” and “Foreign Asset Sale Steps – Category 3” of the Separation Step Plan and Appendix C of the Separation Step Plan, the Parties shall cause certain of their respective Subsidiaries to execute counterparts to this Agreement and, by such execution, each such Subsidiary shall be a “Local Buyer” or “Local Seller” in respect of the Transferred Assets and Transferred Liabilities of its jurisdiction of formation.
Section 4.4 Other Provisions. Any and all fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, whether or not the transactions contemplated hereby are consummated, other than as set forth in this Agreement, the Separation Agreement, the Merger Agreement or any other Transaction Document. The provisions set forth in Sections 9.1(b), 9.3 through 9.14 and Section 9.17 of the Separation Agreement are hereby incorporated by reference into this Agreement, the terms of which shall apply to this Agreement, mutatis mutandis, as though set forth herein.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their authorized signatories.
3M COMPANY

By:	/s/ Mojdeh Poul
Name:	Mojdeh Poul
Title:	Group President, 3M Healthcare

NEOGEN CORPORATION

By:	/s/ John Adent
Name:	John Adent
Title:	President and CEO
[Signature Page to Asset Purchase Agreement]

Annex D
Execution Version
EMPLOYEE MATTERS AGREEMENT
This Employee Matters Agreement, dated as of December 13, 2021, is entered into by and among 3M Company, a Delaware corporation (“Company”), Garden SpinCo Corporation, a Delaware corporation (“SpinCo”), and Neogen Corporation, a Michigan corporation (“Parent,” and, together with the Company and SpinCo, the “Parties”).
WHEREAS, pursuant to the Separation and Distribution Agreement, dated as of December 13, 2021, by and among the Company, SpinCo and Parent (such agreement, as it may be amended, restated or modified from time to time, the “Separation and Distribution Agreement”), the Company and SpinCo have set out the terms on which, and the conditions subject to which, they will implement the Reorganization (as defined in the Separation and Distribution Agreement) and the Distribution (as defined in the Separation and Distribution Agreement).
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of December 13, 2021, by and among the Company, SpinCo, Parent and Merger Sub (such agreement, as it may be amended, restated or modified from time to time, the “Merger Agreement”), immediately following the Distribution, Nova RMT Sub, Inc., a wholly owned Subsidiary of Parent (“Merger Sub”), will merge with and into SpinCo (the “Merger”) and all of the SpinCo Common Stock outstanding as of immediately prior to the Merger will be converted into Parent Common Stock on the terms and subject to the conditions of the Merger Agreement.
WHEREAS, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate, among the Company, SpinCo and Parent, Assets, Liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.
NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement, including its Exhibits, have the meanings set forth below.
1.1 “All Employee Company Benefit Plans” means each Benefit Plan that is or has been maintained, sponsored, contributed to or entered into by the Company or any of its Affiliates for the benefit of any of their respective current or former employees or other individual service providers, and includes, for the avoidance of doubt, Company Benefit Plans and SpinCo Benefit Plans.
1.2 “Affiliate” has the meaning given to it in the Separation and Distribution Agreement.
1.3 “Agreement” means this Employee Matters Agreement, including all the Exhibits hereto.
1.4 “Assets” has the meaning given to it in the Separation and Distribution Agreement.
1.5 “Asset Purchase Agreement” has the meaning set forth in the Merger Agreement.
1.6 “Assumed Portion” means, with respect to a Company Option Award, Company SAR Award, Company RSU Award, or Company LTI Cash Award, as applicable, the portion of such award (x) held by a Continuing SpinCo Employee, (y) that is outstanding and unvested as of immediately prior to the Distribution Time, and (z) that will be forfeited in accordance with the terms and conditions of the applicable Company Stock Plan or Company Cash LTI Plan and the applicable form of award agreement thereunder (in each case as in effect on the date of this Agreement) as a result of the holder’s cessation of service with the Company and its Subsidiaries in connection with the completion of the Transactions (after giving effect to any vesting that occurs, or that a holder may be eligible to receive, by reason of (i) his or her eligibility for special “retirement” vesting continuation benefits in accordance with the applicable Company Stock Plan or Company Cash LTI Plan and the applicable form of award agreement thereunder (in each case as in effect on the date of this Agreement), and (ii) for a Company RSU Award that is an annual equity award grant, the Special Vesting Benefits the holder would be offered or eligible to receive from the Company, whether or not the Company actually offers or makes available such benefits to the holder or the holder elects to execute any release agreement(s) upon which such Special Vesting Benefits may be conditioned). For the avoidance of doubt, in no event will there be an Assumed Portion as it relates to any annual grant of a Company Option Award, Company SAR Award, Company RSU Award, or Company LTI Cash Award, as applicable, that is held by a SpinCo Employee who is eligible for special “retirement” vesting continuation benefits in accordance with the applicable Company Stock Plan or Company Cash LTI Plan, which shall not be subject to Section 4.1 and shall remain the sole obligation of the Company.
1.7 “Belgian Closing” has the meaning ascribed to it in the Asset Purchase Agreement.
1.8 “Binding Offer” means each of the French Offer, Belgian Offer and Dutch Offer (each such term having the meaning ascribed to it in the Asset Purchase Agreement).
1.9 “Binding Offer Subsidiary” means each of the French Seller, the Dutch Seller and the Belgian Seller (each as defined in the Asset Purchase Agreement).
1.10 “Blackout Period” means the ten (10) consecutive Business Days through and including the Closing Date.
1.11 “Business Day” has the meaning given to it in the Merger Agreement.
1.12 “Cause” means (i) a SpinCo Employee’s willful failure to substantially perform the SpinCo Employee’s duties (other than a failure resulting from the SpinCo Employee’s Disability); (ii) the SpinCo Employee’s willful failure to carry out, or comply with any lawful and reasonable directive of the Parent Board or the SpinCo Employee’s immediate supervisor; (iii) the occurrence of any act or omission by the SpinCo Employee that could reasonably be expected to result in (or has resulted in) the SpinCo Employee’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (iv) the SpinCo Employee’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against Parent or any of its Subsidiaries or affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; (v) the SpinCo Employee’s material breach of any material provision of any written agreement with Parent or any Subsidiary; or (vi) any other intentional misconduct by the SpinCo Employee significantly affecting the business or affairs of Parent or any Subsidiary in an adverse manner. The Compensation Committee of the Parent Board shall have the authority to determine conclusively whether a SpinCo Employee has engaged in an act or omission (or failure to act) constituting Cause pursuant to the above definition, the date of the occurrence of such act or omission (or failure to act) and any incidental matters relating thereto; provided, however, that the Parent’s Chief Executive Officer may establish a committee of two or more officers of Parent (at least one of whom shall be Parent’s Chief Executive Officer or Chief Human Resources Officer) to make any and all such determinations with respect to any SpinCo Employee who is not then, and was not previously, subject to Section 16 of the Exchange Act with respect to Parent. The foregoing definition shall not in any way preclude or restrict the right of Parent or any Subsidiary to discharge or dismiss any SpinCo Employee or other person in the service of Parent or any Subsidiary for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Parent LTI Awards, to constitute Cause.
1.13 “CARES Act Deferred Amount” means the unpaid aggregate amount, as of immediately prior to the Distribution Time, of any payroll taxes that were deferred by the Company or its Subsidiaries under the Coronavirus Aid, Relief, and Economic Security Act.
1.14 “Closing Date” has the meaning given to it in the Merger Agreement.
1.15 “Code” means the Internal Revenue Code of 1986, as amended.
1.16 “Collective Bargaining Agreement” means any collective bargaining, works council or similar agreement or arrangement with any labor union, works council or other labor representative applicable to any SpinCo Employee.
1.17 “Co-located Manufacturing Employee” means each maintenance, warehouse or production employee working in a non-transferring facility of the Company or any of its Subsidiaries who is paid on the basis of hours worked.
1.18 “Company Benefit Plan” has the meaning given to it in the Merger Agreement.

1.19 “Company Cash LTI Plan” means the 3M Cash Long-Term Incentive Plan, pursuant to which employees and other service providers receive cash-based long-term incentive awards in lieu of equity-based awards under a Company Stock Plan.
1.20 “Company Common Stock” has the meaning given to it in the Merger Agreement.
1.21 “Company Employee” means each employee of the Company or any of its Subsidiaries who is employed immediately prior to the Distribution Date (including any such individual who is not actively working as of the Distribution Date as a result of an illness, injury, vacation, or leave of absence approved by the Company human resources department or otherwise taken in accordance with applicable Law (including, for the avoidance of doubt, any such inactive individual on short- or long-term disability)), other than a SpinCo Employee.
1.22 “Company Group” has the meaning given to it in the Separation and Distribution Agreement.
1.23 “Company LTI Award” means a Company Option Award, Company SAR Award, Company RSU Award, or Company LTI Cash Award.
1.24 “Company LTI Cash Award” means a cash-based long-term incentive award issued pursuant to the Company Cash LTI Plan.
1.25 “Company Option Award” means an award of an option to purchase shares of Company Common Stock issued pursuant to a Company Stock Plan.
1.26 “Company RSU Award” means an award representing a contractual right to receive shares of Company Common Stock (or the cash value thereof) issued pursuant to a Company Stock Plan.
1.27 “Company SAR Award” means an award issued pursuant to a Company Stock Plan that entitles the holder to receive a payment equal to the excess of the value of a specified number of shares of Company Common Stock on the date the right is exercised over a specified exercise or base price.
1.28 “Company Stock Plan” means each of the 3M Company 2016 Long-Term Incentive Plan and the 3M 2008 Long-Term Incentive Plan pursuant to which employees and other service providers receive Company equity incentives, in each case, as may be amended from time to time.
1.29 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.
1.30 “Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
1.31 “Distribution Time” has the meaning given to it in the Separation and Distribution Agreement.
1.32 “Dutch Closing” has the meaning ascribed to it in the Asset Purchase Agreement.
1.33 “Effective Time” has the meaning given to it in the Merger Agreement.
1.34 “Equity Award Exchange Ratio” means the quotient, rounded to four decimal places, obtained by dividing (a) the closing price of a share of Company Common Stock on the last full trading day that occurs immediately prior to the Distribution Date, by (b) the closing price of a share of Parent Common Stock on the last full trading day that occurs immediately prior to the Distribution Date.
1.35 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.36 “Exchange Act” has the meaning given to it in the Merger Agreement.
1.37 “Excluded Employee” has the meaning set forth on Schedule 1.37.
1.38 “Former SpinCo Employee” means any individual whose employment with the Company and its Subsidiaries terminated prior to the Distribution Time and who immediately prior to his or her termination date provided at least fifty percent (50%) of his or her services to the Company and its Subsidiaries in connection with the operation of the SpinCo Business.
1.39 “French Closing” has the meaning ascribed to it in the Asset Purchase Agreement.
1.40 “Law” has the meaning given to it in the Separation and Distribution Agreement.
1.41 “Liabilities” has the meaning given to it in the Separation and Distribution Agreement.
1.42 “Parent Benefit Plan” has the meaning given to it in the Merger Agreement.

1.43 “Parent Board” has the meaning given to it in the Merger Agreement.
1.44 “Parent Common Stock” has the meaning given to it in the Merger Agreement.
1.45 “Parent LTI Award” means a Parent Option Award, Parent SAR Award, Parent RSU Award, or Parent LTI Cash Award.
1.46 “PEO” means a third-party professional employer organization.
1.47 “Person” has the meaning given to it in the Separation and Distribution Agreement.
1.48 “Special Vesting Benefits” means the accelerated or continued vesting with respect to a number of shares of Company Common Stock (rounded up to the nearest whole share) equal the product obtained by multiplying (i) the total number of shares of Company Common Stock covered by the applicable award as of immediately prior to the Distribution Time, by (ii) a fraction, (a) the numerator of which equals the number of grant date anniversaries that have occurred with respect to such award and (b) the denominator of which is the number of full years during the applicable vesting period.
1.49 “SpinCo Benefit Plan” has the meaning given to it in the Merger Agreement.
1.50 “SpinCo Business” has the meaning given to it in the Separation and Distribution Agreement.
1.51 “SpinCo Common Stock” has the meaning given to it in the Merger Agreement.
1.52 “SpinCo Employee” means (i) each individual who, immediately prior to the Distribution Date, is classified by the Company as an employee that the Company determines in good faith is expected to provide at least fifty percent (50%) of his or her services to the Company Group and the SpinCo Group in connection with the operation of the SpinCo Business (in each case, including any such individual who is not actively working as of the Distribution Date as a result of an illness, injury, short-term or long-term disability, vacation, or leave of absence approved by the Company human resources department or otherwise taken in accordance with applicable Law); provided, however, that, notwithstanding the foregoing, the term “SpinCo Employee” will, for all purposes exclude the Excluded Employees and the Co-located Manufacturing Employees; and provided, further that, each individual who is classified by the Company as an employee of a Binding Offer Subsidiary and who would be a “SpinCo Employee” in the absence of this proviso will be deemed to not be a “SpinCo Employee” for any purposes unless the Belgian Closing, Dutch Closing or French Closing occurs (as applicable), in which case, upon such occurrence, such individual will be deemed to have been a “SpinCo Employee” for all purposes, (ii) each individual who immediately prior to the Distribution Date provides fifty percent (50%) or less of his or her services to the Company Group and the SpinCo Group in connection with the operation of the SpinCo Business but who is identified by Parent to the Company as an individual who Parent would like to designate as a “SpinCo Employee” (based upon such individual’s role or importance to the operation of the SpinCo Business) and who Parent and the Company agree in writing shall be designated as a “SpinCo Employee” (provided that the Company shall consider in good faith and discuss with Parent (but shall not be obligated to agree to) any such proposed designation), and (iii) each other individual who does not fall within clause (i) or (ii) above but is required by operation of Law to transfer to a SpinCo Entity, Parent or one of its Subsidiaries.
1.53 “SpinCo Entities” has the meaning given to it in the Merger Agreement.
1.54 “SpinCo Group” has the meaning given to it in the Separation and Distribution Agreement; provided, however, that for purposes of this Agreement, for the period from and after the Effective Time, SpinCo Group shall mean Parent and its Subsidiaries
1.55 “SpinCo Leave Employee” means each SpinCo Employee who immediately prior to the Distribution Date (i) is on long-term disability, (ii) (A) is on short-term disability, and (B) with respect to whom Parent has reasonably determined after due inquiry that it could not obtain long-term disability coverage relating to events occurring prior to the Distribution Date after using commercially reasonable efforts to obtain such coverage or (iii) is on a continuous leave of absence that commenced at least six (6) months prior to the Distribution Date and, in the case of each of clauses (i), (ii) and (iii), is not an Automatic Transfer Employee (as defined below).
1.1 “Subsidiary” has the meaning given to it in the Merger Agreement.
1.2 “Substantially Comparable” means (i) with regard to SpinCo Employees whose principal place of work is in a country in which Parent or a Parent Subsidiary has similarly situated employees immediately prior to the

Distribution Time, substantially comparable, in the aggregate, to those employee benefits provided to similarly situated employees of Parent and its Subsidiaries employed in the same country immediately prior to the Distribution Time or, if greater, such employee benefits required by applicable Law, and (ii) with regard to SpinCo Employees whose principal place of work is in a country in which Parent or a Parent Subsidiary does not employ any similarly situated employees immediately prior to the Distribution Time, substantially comparable, in the aggregate, to the employee benefits made available to such SpinCo Employees immediately prior to the Distribution Time, or, if greater, such employee benefits required by applicable Law.
1.3 “Transactions” shall have the meaning given to it in the Merger Agreement.
ARTICLE II
EMPLOYMENT OF CURRENT SPINCO EMPLOYEES;
ASSUMPTION AND RETENTION OF LIABILITIES GENERALLY;
SPINCO PARTICIPATION IN COMPANY BENEFIT PLANS
2.1 Employment of SpinCo Employees.
(a) Employee Transfer. Except as otherwise provided in clause (i) or (ii) in the proviso of this Section 2.1(a), effective as of no later than immediately prior to the Distribution Time, the Company shall cause each SpinCo Employee (other than any SpinCo Leave Employee) to be employed by a member of SpinCo Group (each such employee, a “SpinCo Transfer Employee”) and each Company Employee to be employed by a member of the Company Group; provided that (i) for each SpinCo Employee employed in a jurisdiction where there is no SpinCo Entity authorized to provide employment in such jurisdiction as of immediately prior to the Distribution Time, Parent shall, or shall cause one of its Subsidiaries to, (A) if such employment automatically transfers by operation of Law, accept the automatic transfer of employment of such SpinCo Employee by operation of Law (each such employee, an “Automatic Transfer Employee”) or (B) if such employment does not automatically transfer by operation of Law, provide to such SpinCo Employee a written offer of employment with Parent or any of its then existing Subsidiaries (each such employee, an “Offer Employee”) and (ii) for any jurisdiction in which there is a SpinCo Employee but there will not be a member of the SpinCo Group (including Parent and any of its Subsidiaries) to employ such SpinCo Employee immediately following the Closing, Parent shall, or shall cause one of its Subsidiaries to, enter into a contract with a PEO prior to the Closing and shall cause such PEO to make a written offer of employment to such SpinCo Employee (each such employee, a “PEO Employee” and such process, a “PEO Transfer”), provided that, for any jurisdiction in which a PEO Transfer could result in, or could be reasonably expected to result in, any Liability to the Company Group in accordance with applicable Law, (x) Parent shall establish an entity in such jurisdiction, (y) Parent shall provide to each applicable SpinCo Employee a written offer of employment in accordance with Section 2.1(a)(i)(B), and (z) such SpinCo Employee shall be deemed an Offer Employee for purposes of this Agreement.
(b) Offer of Employment. No later than forty-five (45) days prior to the Closing Date (unless otherwise provided in Section 2.1(c)), or such earlier date as may be required by any applicable Law (the “Employee Offer Delivery Date”), Parent will, or will cause one of its Subsidiaries (or a PEO, if applicable) to, provide to each Offer Employee or PEO Employee a written offer of employment with Parent or any of its Subsidiaries (or a PEO, if applicable), with employment effective as of the Closing Date. All such offers shall (i) comply with the requirements set forth in, and provide for compensation and benefits on terms that are consistent with, Section 3.1 of this Agreement (assuming for purposes of this covenant that the SpinCo Employee is a Continuing SpinCo Employee) and (ii) set forth other terms that satisfy all requirements of applicable Law and are sufficient to avoid triggering redundancy, severance, termination or similar entitlements in connection with the transfer of employment from a member of the Company Group to a member of the SpinCo Group, Parent, Parent’s Subsidiaries or a PEO (as applicable); provided that any offer of employment to a SpinCo Leave Employee will be made in accordance with Section 2.1(c) below. Upon request, Parent will, or will cause one of its Subsidiaries (or a PEO, if applicable) to, provide to the Company copies of any such offer of employment provided pursuant to this Section 2.1. No later than fifteen (15) Business Days after the Closing Date, Parent will deliver to the Company a correct and complete list of (i) all SpinCo Transfer Employees employed by a member of the SpinCo Group on the Closing Date, (ii) all Offer Employees and PEO Employees who accepted Parent’s (or the PEO’s, if applicable) offer no later than fifteen (15) Business Days after the Closing Date, and (iii) all Automatic Transfer Employees whose employment transferred automatically to Parent or one of its Subsidiaries by operation of Law (the “SpinCo Employee List”).
(c) SpinCo Leave Employees. If any SpinCo Leave Employee is able to return to work within one (1) year following the Closing Date, Parent will, or will cause one of its Subsidiaries (or a PEO, if applicable) to provide a written offer of employment to such employee in compliance with Section 2.1(b) as of the date that such SpinCo Leave Employee is released to return to work (or such earlier date as may be required by applicable Law or Collective Bargaining Agreement); provided that with respect to each such SpinCo Leave Employee who is subject to a Collective Bargaining Agreement, Parent (or a PEO, if applicable) shall comply with the return-to-work provisions set forth in the applicable Collective Bargaining Agreement. Unless otherwise specified in this Agreement, for any SpinCo Leave Employee, references in this Agreement to the “Closing,” “Closing Date,” “Distribution Date,” and “Distribution Time” shall be treated as references to the first day and time at which the applicable SpinCo Leave Employee is released to return to work.
(d) Employees with Work Visas or Permits. If any SpinCo Employee requires a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with a member of the SpinCo Group (or a PEO, if applicable) on or after the Closing Date, Parent will, or will cause a Parent Subsidiary (or a PEO, if applicable) to, promptly file any necessary applications or documents and will take all actions needed to secure the necessary visa, permit or other approval as of the Closing Date, and the Company will provide such assistance as reasonably requested by Parent in connection therewith.
(e) At-Will Status. Nothing in this Agreement shall change the employment status of any SpinCo Employee from “at-will,” to the extent that such SpinCo Employee is an “at-will” employee under applicable Law.
(f) Severance. The Parties intend that the Separation, the Distribution and the assignment, transfer or continuation of the employment of SpinCo Employees as contemplated by this Article II shall not be deemed an involuntary termination of employment or a termination of services for purposes of entitling any SpinCo Employee to redundancy, termination, severance or similar payments or benefits (other than any benefits or payments offered by the Company and its Subsidiaries (other than SpinCo and its Subsidiaries) in their sole discretion and at their sole expense).
(g) WARN Act. The Parties further intend that the Separation, the Distribution and the assignment, transfer or continuation of the employment of SpinCo Employees as contemplated by this Article II shall not constitute an “employment loss” under WARN (as defined in the Merger Agreement) or any similar state or local plant closures or mass layoff Laws.
(h) Census Information. Not more than five (5) Business Days following the later of (i) the execution date of the Merger Agreement or (ii) the date the Parties and their relevant Subsidiaries enter into the Integration Data Disclosure Agreement (as defined in the Separation and Distribution), the Company shall provide to Parent (to the extent reasonably practicable and permissible under applicable Law) a written list of the names (or, where prohibited by applicable Law, unique identifier) of all SpinCo Employees (determined assuming the Distribution Date occurred as of a date not more than fifteen (15) days prior to the date of delivery) (the “Census Information”). At Parent’s request prior to the Distribution Date, the Company shall provide updated Census Information, but in no event more frequently than once per month. The Company shall also provide updated and final Census Information to Parent no earlier than ten (10) Business Days and no later than five (5) Business Days prior to the Closing Date.
2.2 Assumption and Retention of Liabilities Generally.
(a) From and after the Distribution Time, except as otherwise expressly provided in this Agreement, SpinCo shall accept, assume or retain, as applicable, and SpinCo on behalf of the SpinCo Group hereby agrees to, or to cause the applicable member of the SpinCo Group to, pay, perform, fulfill and discharge in due course in full, and to indemnify and hold harmless the Company Group for (i) all Liabilities to the extent relating to, arising out of or resulting from the employment or termination of employment of SpinCo Employees at or after the Distribution Time (or, with respect to any employee of a Binding Offer Subsidiary, at or after the Belgian Closing, the Dutch Closing or the French Closing, as applicable), (ii) all

Liabilities that automatically transfer to Parent, any of its Subsidiaries or any member of the SpinCo Group pursuant to applicable Law, and (iii) all other Liabilities to the extent expressly assumed or retained by, or assigned or allocated to, Parent, any Subsidiary of Parent or any member of the SpinCo Group under this Agreement.
(b) From and after the Distribution Time, except as otherwise expressly provided in this Agreement, the Company shall, or shall cause one or more members of the Company Group to, accept, assume or retain, as applicable, and pay, perform, fulfill and discharge in due course in full, and to indemnify and hold harmless Parent or any member of the SpinCo Group for (i) all Liabilities to the extent relating to, arising out of or resulting from the employment, service, termination of employment or termination of service of current and former employees or other individual service providers of the Company and its Subsidiaries (other than SpinCo Employees) and their respective dependents and beneficiaries, whenever incurred, (ii) all Liabilities to the extent relating to, arising out of or resulting from the employment or service or termination of employment or service of SpinCo Employees to the extent arising before the Distribution Time (or, with respect to any employee of a Binding Offer Subsidiary, before the Belgian Closing, the Dutch Closing or the French Closing, as applicable), (iii) all Liabilities to the extent relating to, arising out of, resulting from or under All Employee Company Benefit Plans, whenever incurred, other than Liabilities that automatically transfer to Parent, any of its Subsidiaries or any member of the SpinCo Group pursuant to applicable Law, (iv) the CARES Act Deferred Amount and (v) all other Liabilities expressly assumed or retained by, or assigned or allocated to, a member of the Company Group under this Agreement.
(c) From and after the Closing, each of the Company, on the one hand, and SpinCo, on the other hand, shall be responsible for 50% of all Liabilities in relation to SpinCo Employees arising in connection with any actual or threatened claim by any such SpinCo Employee that his or her employment in connection with the SpinCo Business or otherwise with the Company or any of its Subsidiaries has been actually or constructively terminated as a direct or indirect result of or otherwise in connection with the consummation of the transactions contemplated hereby; provided, however, that (i) no member of the Company Group will be responsible for, or retain, any Liabilities to the extent arising in connection with any of the above-described claims of actual or constructive termination unless Parent has complied with its obligations under Section 2.1 of this Agreement in respect of the applicable SpinCo Employee(s) and SpinCo will be solely responsible for all Liabilities for any such actual or threatened claims of actual or constructive termination and shall indemnify the Company to the extent that any member of the Company Group incurs such Liabilities, including the cost of any severance and benefits than any member of the Company Group pays to a SpinCo Employee in connection with such a claim; and (ii) no member of the Company Group will be responsible for, or retain, any Liabilities to the extent relating to the employment or termination of employment of any SpinCo Employee by any member of the SpinCo Group following the Distribution Time, including any Liabilities for any termination payments or obligations resulting from the failure of any member of the SpinCo Group to comply with its covenants in respect of SpinCo Employees set forth in this Agreement.
(d) From and after the Effective Time, SpinCo shall promptly, and in any event within thirty (30) days following receipt of written request therefor, accompanied by reasonable supporting documentation, reimburse the Company Group for (i) fifty percent (50%) of the first $2.5 million of Excess Excluded Employee Severance Liabilities and (ii) one hundred percent (100%) of all Excess Excluded Employee Severance Liabilities in excess of $2.5 million. For purposes of this Agreement, “Excess Excluded Employee Severance Liabilities” means an amount equal to (x) the aggregate Liabilities actually incurred by the Company Group for severance pay, separation benefits or similar obligations arising under applicable Law or any Company Benefit Plan as a result of the actual termination of employment of any individual who is an Excluded Employee on or within thirty (30) days following the Closing Date.
2.3 SpinCo Participation in Company Benefit Plans. Effective as of the Distribution Time, (a) SpinCo and each SpinCo Entity shall cease to be a participating employer in any Company Benefit Plan and SpinCo Benefit Plan (other than any such plan that is required to be transferred to SpinCo Group by operation of Law), (b) the SpinCo Employees shall cease to accrue further benefits and shall cease to be active participants in the Company Benefit Plans and SpinCo Benefit Plans (other than any such plan that is required to be transferred to SpinCo Group by operation of Law)) and (c) the Parties shall take all necessary action to effectuate the foregoing.

2.4 Employee Notification and Collective Bargaining.
(a) Effective as of the Closing Date, SpinCo or Parent, as applicable, will, or will cause one of its Subsidiaries to, to the extent required by applicable Law or Collective Bargaining Agreement (i) recognize each collective bargaining or other labor representative then representing any SpinCo Employee and (ii) assume and agree to be bound by each collective bargaining or other collective labor agreement covering any of the SpinCo Employees or the terms and condition of employment of any of the SpinCo Employees for the remainder of the term thereof.
(b) The Parties will cooperate and take all actions reasonably necessary or appropriate actions with respect to any requirement under applicable Law or any applicable Contract to notify the collective bargaining or other labor representatives of the SpinCo Employees of this Agreement and the transactions contemplated hereby and to provide such information and engage in such notifications, negotiations, or consultations with such representatives as may be required by applicable Law or any applicable Contract.
(c) Notwithstanding any other provision of this Agreement, (i) the Company shall indemnify and hold harmless Parent, SpinCo, Merger Sub and any of their respective Affiliates from and against 100% of Liabilities arising out of or relating to any failure by the Company or any of its Affiliates to comply with any of their obligations pursuant to any applicable Laws concerning the automatic transfer of SpinCo Employees in connection with the Transactions (other than to the extent that any such failure results from Parent’s or any of its Affiliates’ (excluding SpinCo or any of its Affiliates’) failure to timely provide information or materials reasonably requested by the Company or any of its Affiliates), including, without limitation, any obligation to inform and/or consult any SpinCo Employees or their representatives or any a trade union, works council, employee representative body or other labor organization and (ii) Parent shall indemnify and hold harmless the Company and any of its Affiliates from and against 100% of Liabilities arising out of or relating to any failure by Parent or any of its Affiliates (excluding SpinCo or any of its Affiliates) to comply with any of their obligations pursuant to any applicable Laws concerning the automatic transfer of SpinCo Employees in connection with the Transactions (other than to the extent that any such failure results, from the Company’s or any of its Affiliates’ failure to timely provide information or materials reasonably requested by Parent or any of its Affiliates), including, without limitation, any obligation to inform and/or consult any SpinCo Employees or their representatives or any a trade union, works council, employee representative body or other labor organization.
ARTICLE III
TERMS OF EMPLOYMENT FOR SPINCO EMPLOYEES
3.1 Levels of Compensation and Benefits for SpinCo Employees. For a period of one year following the Effective Time, Parent or SpinCo, as applicable, shall provide, or shall cause to be provided by the applicable member of the SpinCo Group, to each SpinCo Employee who remains employed by a member of the SpinCo Group following the Effective Time or provides services to any member of the SpinCo Group as an employee of a PEO (each, a “Continuing SpinCo Employee”), (i) an annual salary or hourly wage rate (as applicable) at least equal to the greater of (A) the annual salary or hourly wage rate (as applicable) in effect for such Continuing SpinCo Employee immediately prior to the Closing or (B) any annual salary or hourly wage rate (as applicable) approved by the Company or any of its Subsidiaries in accordance with the restrictions set forth in Section 7.2(j) of the Merger Agreement that has been communicated to such Continuing SpinCo Employee and is scheduled to become effective no later than three (3) months following the Closing Date, (ii) a Target Annual Cash Compensation Opportunity at least equal to the greater of (A) the Target Annual Cash Compensation Opportunity in effect for such Continuing SpinCo Employee immediately prior to the Closing or (B) any Target Annual Cash Compensation Opportunity approved by the Company or any of its Subsidiaries in accordance with the restrictions set forth in Section 7.2(j) of the Merger Agreement that has been communicated to such Continuing SpinCo Employee and is scheduled to become effective no later than three (3) months following the Closing Date, (iii) target annual equity incentive compensation opportunities that are not less, in the aggregate, than the aggregate amount of the target annual equity incentive compensation opportunities made available to such Continuing SpinCo Employee immediately prior to the Closing (determined on the basis of target grant date value), provided that Parent may substitute cash-based compensation (beyond that required by clauses (i) and (ii)) having equivalent grant date value, (iv) (A) employee benefits (excluding any transaction, retention or change in control bonuses) that are, taken together as a whole, Substantially Comparable, or (B) a combination of employee benefits and cash compensation (beyond that required by clauses (i), (ii) and (iii)) that is, taken together as a whole, Substantially Comparable; provided, however, that if applicable Law requires a greater level of employee benefits, then Parent or SpinCo shall provide or cause to be provide such higher level, and (v) advancement or reimbursement of all reasonable relocation expenses incurred in connection with the relocation of his or her primary work location by more than fifty (50) miles from his or her primary work location immediately prior to the Closing; provided, that in the case of any Continuing SpinCo Employee whose terms and conditions of employment are subject to a Collective Bargaining Agreement, Parent shall comply with the terms of each applicable Collective Bargaining Agreement. For purposes of this Section 3.1, the term “Target Annual Cash Compensation Opportunity” means the sum of the employee’s annual salary or annualized hourly wages or fee (as applicable) plus the employee’s annualized target cash incentive compensation opportunities (excluding, for the avoidance of doubt, any transaction, retention or change in control bonuses). For the avoidance of doubt, any severance benefits provided to a Continuing SpinCo Employee pursuant to this Section 3.1 shall not be contingent upon the continuous employment of the applicable Continuing SpinCo Employee with the SpinCo Group (or a PEO, if applicable) as of such termination.
3.2 Service Credit and Welfare Plans. From and after the Closing Date, Parent and SpinCo will, and will cause the applicable member of the SpinCo Group to, recognize the service of the Continuing SpinCo Employees prior to the Closing Date with the Company, any of its Affiliates and any of their respective predecessors as service with SpinCo (or the applicable member of the SpinCo Group) for all purposes under the Parent Benefit Plans, including eligibility to participate and vesting to the extent that the Continuing SpinCo Employee’s service was taken into account under an analogous Company Benefit Plan or SpinCo Benefit Plan, as in effect immediately prior to the Closing; provided, that the foregoing will not apply solely (i) for purposes of (A) benefit accruals under defined-benefit pension plans, (B) retiree medical benefits, or (C) retiree life insurance benefits, or (ii) to the extent that such recognition would result in a duplication of benefits. In addition, without limiting the generality of Section 3.1 and the foregoing, from and after the Closing Date, Parent and SpinCo will, and will cause the applicable member of the SpinCo Group to, provide that each Continuing SpinCo Employee will be immediately eligible to participate, without any waiting time, in any corresponding Parent Benefit Plans in which such SpinCo Employee is eligible to participate as of immediately prior to the Closing. With respect to any Parent Benefit Plan that is a medical, dental, other health, life insurance or disability plan, Parent or SpinCo, as applicable, will use commercially reasonable efforts, and will use commercially reasonable efforts to cause the applicable member of the SpinCo Group, to (i) waive or cause to be waived any preexisting condition exclusions and requirements that would result in a lack of coverage of any pre-existing condition of a Continuing SpinCo Employee (or any dependent thereof) that would have been covered under the Company Benefit Plan or SpinCo Benefit Plan in which such Continuing SpinCo Employee (or dependent thereof) was a participant immediately prior to the Closing Date, (ii) take into account any medical, dental or other health expenses incurred by a Continuing SpinCo Employee (or dependent thereof) in the calendar year that includes the Closing Date for purposes of calculating any deductible, copayment, benefit limitations or similar provisions for such calendar year under the Parent Benefit Plans to the same extent taken into account under the analogous Company Benefit Plan or SpinCo Benefit Plan and (iii) waive any health eligibility or medical examination requirements under the Parent Benefit Plans to the same extent waived or satisfied under the analogous Company Benefit Plan or SpinCo Benefit Plan. As soon as practicable after the Effective Time, Parent will permit a rollover of the Continuing SpinCo Employees’ accounts (including any outstanding plan loans) from the Company’s 401(k) plan to Parent’s 401(k) plan, in each case, subject to any actions reasonably required to be taken by the applicable Continuing SpinCo Employee in order to permit, authorize, cause or give effect to any of the foregoing.
3.3 Employee Notices.
(a) The Company shall, or shall cause a member of the Company Group to, provide any required notice under any applicable Law and otherwise comply with any Law with respect to any “plant closing” or “mass layoff” or group termination or similar event affecting SpinCo Employees (including as a result of the consummation of the transactions contemplated hereby) and occurring prior to the Distribution Time.
(b) Parent shall, or shall cause one of its Subsidiaries, to provide any required notice under any applicable Law and otherwise comply with any Law with respect to any “plant closing” or “mass layoff” or group termination or similar event affecting SpinCo Employees (including as a result of the consummation of the transactions contemplated hereby) and occurring from and after the Distribution Time.

3.4 U.S. Wage Reporting. The Company, SpinCo and Parent agree that the “Standard Procedure” (as described in Section 4 of Revenue Procedure 2004-53) will apply with respect to the U.S. wage reporting for each SpinCo Employee.
ARTICLE IV
COMPANY LTI AWARDS AND PARENT LTI AWARDS
4.1 Unvested Company LTI Awards Held by SpinCo Employees.
(a) Unvested Company Option Awards and Unvested Company SAR Awards. The Assumed Portion of each Company Option Award and each Company SAR Award, if any (each such Company Option Award and Company SAR Award as set forth on Schedule 4.1(a), as such schedule may be updated by the Company to reflect any new grants, vestings or forfeitures between the date of this Agreement and the Closing Date to the extent permitted under Section 7.2(j) of the Merger Agreement) shall be assumed by Parent and converted into an option (“Parent Option Award”) or stock appreciation right (“Parent SAR Award”), as applicable, in accordance with Section 409A of the Code, (i) covering a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product determined by multiplying (A) the total number of shares of Company Common Stock covered by the Assumed Portion of the award by (B) the Equity Award Exchange Ratio, (ii) having a per share exercise or base price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise or base price, as applicable, of such award, by (B) the Equity Award Exchange Ratio, and (iii) otherwise having the same vesting schedule, exercise periods, treatment on termination of employment provisions (including continued or accelerated vesting provisions and forfeiture provisions) and amendment provisions as the corresponding Assumed Portion of such Company Option Award or Company SAR Award, as applicable. Schedule 4.1(a) shall set forth the name (or unique identifier) of the Continuing SpinCo Employee, the grant date of the Company Option Award or Company SAR Award, as applicable, the number of shares of Company Common Stock covered by the award at the time of grant, the exercise price or base price, as applicable, of the award, the standard service-based vesting schedule of the award and whether the Continuing SpinCo Employee is “retirement eligible” and, if so, the date of such retirement eligibility.
(b) Unvested Company RSU Awards. The Assumed Portion of each Company RSU Award (each such Company RSU Award as set forth on Schedule 4.1(b), as such schedule may be updated by the Company to reflect any new grants, vestings or forfeitures between the date of this Agreement and the Closing Date to the extent permitted under Section 7.2(j) of the Merger Agreement) shall be assumed by Parent and converted into a restricted stock unit award (“Parent RSU Award”) (i) covering a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product determined by multiplying (A) the total number of shares of Company Common Stock covered by the Assumed Portion of such award as of immediately prior to the Distribution Time by (B) the Equity Award Exchange Ratio, and (ii) otherwise having the same vesting schedule, treatment on termination of employment provisions (including continued or accelerated vesting provisions and forfeiture provisions), distribution provisions, and amendment provisions as the corresponding Company RSU Award. Schedule 4.1(b) shall set forth the name (or unique identifier) of the Continuing SpinCo Employee, the grant date of the Company RSU Award, the number of shares of Company Common Stock covered by the award at the time of grant, the standard service-based vesting schedule of the award and whether the Continuing SpinCo Employee is “retirement eligible” and, if so, the date of such retirement eligibility.
(c) Unvested Company LTI Cash Awards. The Assumed Portion of each Company LTI Cash Award (each such Company LTI Cash Award as set forth on Schedule 4.1(c), as such schedule may be updated by the Company to reflect any new grants, vestings or forfeitures between the date of this Agreement and the Closing Date) shall be assumed by Parent and converted into a cash award (“Parent LTI Cash Award”) (i) covering a cash amount equal to the total cash amount covered by the Assumed Portion of such award as of immediately prior to the Distribution Time, and (ii) otherwise having the same vesting schedule, treatment on termination of employment provisions (including continued or accelerated vesting provisions and forfeiture provisions), payment provisions, and amendment provisions as the corresponding Company LTI Cash Award. Schedule 4.1(c) shall set forth the name (or unique identifier) of the Continuing SpinCo Employee, the grant date of the Company LTI Cash Award, the dollar value covered by the award at the time of grant, the standard service-based vesting schedule of the award and, to the extent applicable, whether the Continuing SpinCo Employee is “retirement eligible” and, if so, the date of such retirement eligibility.

(d) Section 409A. Notwithstanding anything to the contrary in this Section 4.1, with respect to any Company LTI Award or Parent LTI Award held by a Continuing SpinCo Employee that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid or settled at the applicable timing as set forth in this Section 4.1 without triggering a tax or penalty under Section 409A of the Code, such payment or settlement shall be made at the earliest time permitted under the applicable Company Stock Plan and award agreement that will not trigger a tax or penalty under Section 409A of the Code.
(e) Termination of Employment. In the event of a Continuing SpinCo Employee’s termination of employment by Parent or any of its Subsidiaries without Cause (other than due to death or Disability) during the twenty-four (24) month period immediately following the Distribution Date, any outstanding and unvested Parent LTI Award granted to such Continuing SpinCo Employee pursuant to this Section 4.1 shall fully vest as of the date of such termination of employment.
(f) Documentation. As soon as reasonably practicable following the Effective Time, Parent will use reasonable best efforts to issue to each Continuing SpinCo Employee who holds a Parent Option Award, Parent SAR Award, Parent Cash LTI Award, or Parent RSU Award a document evidencing the assumption and conversion of the Assumed Portion of such award by Parent.
4.2 Necessary Actions. As soon as reasonably practicable, but in any event no more than five (5) Business Days, after the Effective Time, unless Parent may rely on an existing registration statement on Form S-8, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under Section 4.1 of this Agreement. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock upon the exercise of the Parent Option Awards and Parent SAR Awards covered by Section 4.1 of this Agreement and the settlement of Parent RSU Awards covered by Section 4.1 of this Agreement.
4.3 Blackout Period for Parent LTI Awards. Parent shall take all necessary actions to suspend the right of any holder of a Parent Option Award or Parent SAR Award to exercise such Parent Option Award or Parent SAR Award during the Blackout Period. For the avoidance of doubt, this Section 4.3 shall apply to all outstanding options and stock appreciation rights covering shares of Parent Common Stock that are outstanding during the Blackout Period.
ARTICLE V
GENERAL AND ADMINISTRATIVE
5.1 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the United States or abroad.
5.2 No Third-Party Beneficiaries.
(a) This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude the Company or its Subsidiaries, at any time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any All Employee Company Benefit Plan, any benefit under any Company Benefit Plan or any trust, insurance policy or funding vehicle related to any All Employee Company Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude SpinCo or any other SpinCo Entity at any time from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SpinCo Benefit Plan, any benefit under any SpinCo Benefit Plan or any trust, insurance policy or funding vehicle related to any SpinCo Benefit Plan. Except as provided in this Agreement, nothing in this Agreement shall preclude Parent or any of its Subsidiaries at any time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Parent Benefit Plan, any benefit under any Parent Benefit Plan or any trust, insurance policy or funding vehicle related to any Parent Benefit Plan.

(b) Nothing in this Agreement will create any right or obligation which is enforceable by any SpinCo Employee, any employee or former employee of Parent or any Person with respect to any terms or conditions of employment, including the benefits and compensation described in this Agreement. For the avoidance of doubt, any amendments to the SpinCo Benefit Plans, All Employee Company Benefit Plans, or benefit plans or arrangements of Parent will occur only in accordance with their respective terms and will be pursuant to action taken by SpinCo, Parent or the Company, as applicable, which are independent of the consummation of this Agreement or any continuing obligations hereunder.
ARTICLE VI
MISCELLANEOUS
6.1 Effect If Distribution Time or Effective Time Does Not Occur. If the Separation and Distribution Agreement is terminated prior to the Distribution Time or the Merger Agreement is terminated prior to the Effective Time, then this Agreement shall terminate and be void and of no further force or effect, without any Liability on the part of any Party.
6.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. As of the Effective Time, Parent shall be subject to the obligations and restrictions imposed on, and shall be the beneficiary of the rights of, SpinCo under this Agreement.
6.3 Notices. All notices, requests, permissions, waivers and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:
If to the Company or, prior to the Effective Time, SpinCo:
3M Company
3M Health Care Business Group
3M Center, Building 220-14E-13
St. Paul, MN 55144-1000
Attention: Mojdeh Poul, Group President
Email: mpoul@mmm.com
with a copy to:
3M Company
3M Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144-1000
Attention: Michael Dai, Assistant Secretary
Email: dealnotices@mmm.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Steven A. Rosenblum
Jenna E. Levine
Email: SARosenblum@wlrk.com
JELevine@wlrk.com

If to Parent or, following the Effective Time, SpinCo:
Neogen Corporation
620 Lesher Place
Lansing, MI 48912
Attention: Amy M. Rocklin, Vice President and General Counsel
Email: ARocklin@neogen.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Telephone: (212) 310-8000
Attention: Michael J. Aiello; Eoghan P. Keenan
E-mail: michael.aiello@weil.com; eoghan.keenan@weil.com
or to such other address(es) as will be furnished in writing by any such party to the other party in accordance with the provisions of this Section 6.3.
6.4 Amendments and Waivers.
(a) This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing and executed by each Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.
(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 6.4(a) and will be effective only to the extent in such writing specifically set forth.
6.5 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.
6.6 Incorporation of Separation and Distribution Agreement Provisions. The following provisions of the Separation and Distribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 6.6 to an “Article” or “Section” shall mean Articles or Sections of the Separation and Distribution Agreement, and references in the material incorporated herein by reference shall be references to the Separation and Distribution Agreement): Article VI (Indemnification, Guarantees and Litigation); Section 7.1 (Further Assurances); Article VIII (Dispute Resolution Procedures); Article IX (Miscellaneous), but excluding Section 9.15 (Termination) and Section 9.16 (Public Announcements).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.
GARDEN SPINCO CORPORATION

By:	/s/ Jerry Will
Name:	Jerry Will
Title:	Vice President

3M COMPANY

By:	/s/ Mojdeh Poul
Name:	Mojdeh Poul
Title:	Group President, 3M Health Care

NEOGEN CORPORATION

By:	/s/ John Adent
Name:	John Adent
Title:	President and CEO

Annex E
FORM OF

TAX MATTERS AGREEMENT

by and among

3M COMPANY,

GARDEN SPINCO CORPORATION

and

NEOGEN CORPORATION

dated as of

[   ]

E-ii

E-iii

SCHEDULES
Schedule A	Certain Transaction Steps
E-iv

TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [  ], by and among 3M Company, a Delaware corporation (“Viking”), Garden SpinCo Corporation, a Delaware corporation and a wholly owned subsidiary of Viking (“SpinCo”) (Viking and SpinCo are sometimes individually referred to herein as a “Company”), and Neogen Corporation, a Michigan corporation (“Parent”). Each of Viking, SpinCo, and Parent are herein referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Viking is indirectly engaged in the SpinCo Business;
WHEREAS, the Board of Directors of Viking has determined that it would be in the best interests of Viking and its stockholders to separate the SpinCo Business from the Viking Business;
WHEREAS, Viking, SpinCo and Parent have entered into a Separation and Distribution Agreement, dated as of December 13, 2021 (the “Separation and Distribution Agreement”), providing for the separation of the Viking Business from the SpinCo Business (the “Separation”);
WHEREAS, Viking and its Subsidiaries have engaged in certain restructuring transactions to facilitate the Separation as set forth in the Separation Step Plan;
WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, among other things, (a) Viking will contribute all of the SpinCo Assets held by it to SpinCo (the “SpinCo Contribution”) in exchange for (i) the assumption by SpinCo of the SpinCo Liabilities, (ii) the issuance by SpinCo to Viking of SpinCo Capital Stock, (iii) the SpinCo Payment and (iv) (if applicable) the issuance of the SpinCo Exchange Debt; (b) Viking will distribute to its stockholders all of the SpinCo Capital Stock held by it (i) by means of a pro rata distribution or (ii) by way of an offer to exchange shares of SpinCo Capital Stock for outstanding shares of Viking Common Stock (followed by the Clean-Up Spin-Off, if applicable) as set forth in the Separation and Distribution Agreement (the “External Distribution”) and (c) Viking may distribute all of the SpinCo Exchange Debt;
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of December 13, 2021 (as amended from time to time, the “Merger Agreement”), by and among Viking, SpinCo, Parent, and Nova RMT Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), following the External Distribution, at the Effective Time, Merger Sub will merge with and into SpinCo (the “Merger”), with SpinCo surviving as a wholly owned subsidiary of Parent;
WHEREAS, the Parties intend that, for Federal Income Tax purposes, (a) the SpinCo Contribution and the External Distribution, taken together, will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a) of the Code and (b) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
WHEREAS, prior to consummation of the External Distribution, Viking was the common parent of an affiliated group of corporations, including SpinCo, within the meaning of Section 1504 of the Code;
WHEREAS, as a result of the External Distribution, SpinCo and its Subsidiaries will cease to be members of the affiliated group of corporations within the meaning of Section 1504 of the Code of which Viking is the common parent; and
WHEREAS, the Parties desire to (a) provide for and agree upon the allocation between the Parties of liabilities for certain Taxes and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and to provide for and agree upon other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status;
NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:
Article 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:
“Accounting Firm” has the meaning set forth in Section 13.02.
“Action” has the meaning set forth in the Separation and Distribution Agreement.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for a Tax Benefit with respect to Taxes previously paid.
“Affiliate” has the meaning set forth in the Merger Agreement.
“Agreement” has the meaning set forth in the first sentence of this Agreement.
“Applicable SpinCo CFC” means any SpinCo CFC with respect to which there would be an “extraordinary reduction amount” within the meaning of Treasury Regulations Section 1.245A-5(e) or a “tiered extraordinary reduction amount” within the meaning of Treasury Regulations Section 1.245A-5(f)(2) absent the election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor guidance).
“Benefited Party” has the meaning set forth in Section 5.01(b).
“Business Day” has the meaning set forth in the Merger Agreement.
“Chosen Courts” has the meaning set forth in Section 16.03.
“Clean-Up Spin-Off” has the meaning set forth in the Separation and Distribution Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the first sentence of this Agreement.
“Company Distribution Tax Representations” has the meaning set forth in the Merger Agreement.
“Contract” has the meaning set forth in the Merger Agreement.
“Contribution” has the meaning set forth in Schedule A.
“Controlled Active Trades or Businesses” means, with respect to a Distribution, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by the relevant Controlled Company and the relevant Controlled SAG of the trade(s) or business(es) relied upon to satisfy Section 355(b) of the Code with respect to such Distribution (as described in the Tax Materials), as conducted immediately prior to such Distribution.
“Controlled Company” means any member of the SpinCo Group the stock of which is distributed or that distributes stock of another company in a Distribution (including, for the avoidance of doubt, SpinCo).
“Controlled SAG” means, with respect to a Controlled Company, the separate affiliated group of such Controlled Company, within the meaning of Section 355(b)(3)(B) of the Code.
“Controlling Party” has the meaning set forth in Section 9.02(c).
“Debt Exchange” has the meaning set forth in the Merger Agreement.
“Dispute” has the meaning set forth in Section 13.01.
“Distribution” has the meaning set forth in Schedule A.
“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
“Distribution Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.
“Distribution Tax Opinions” has the meaning set forth in the Merger Agreement.
“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.
“Effective Time” has the meaning set forth in the Merger Agreement.
“Extraordinary Reduction Date” has the meaning set forth in Section 3.08(a).
“Federal Income Tax” means any Tax imposed by Subtitle A of the Code and any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” means any Tax imposed by the federal government of the United States other than any Federal Income Tax and any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.
“Federal Tax” means any Federal Income Tax or Federal Other Tax.
“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations thereunder.
“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for a Tax Benefit or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all taxable periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.
“Financing” has the meaning set forth in the Merger Agreement.
“Force Majeure” has the meaning set forth in the Separation and Distribution Agreement.
“Foreign Income Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income Tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.
“Foreign Other Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.
“Foreign Tax” shall mean any Foreign Income Taxes or Foreign Other Taxes.
“Garden Switzerland” shall mean the new Swiss entity formed by 3M EMEA GmbH pursuant to International Separation Steps – Switzerland Step 1 of the Separation Step Plan.
“Governmental Authority” has the meaning set forth in the Merger Agreement.
“Group” means the Parent Group, the SpinCo Group or the Viking Group, as the context requires.
“Income Tax” means any Tax that is a Federal Income Tax, a State Income Tax or a Foreign Income Tax.
“Indemnitee” has the meaning set forth in Section 12.02.
“Indemnitor” has the meaning set forth in Section 12.02.
“Internal SpinCo” shall mean the new Delaware corporation formed by 3M InterAmerica Inc. pursuant to Domestic Spin-off Step 1 of the Separation Step Plan.
“IRS” means the United States Internal Revenue Service.
“IRS Ruling” means the private letter ruling from the IRS regarding certain Federal Income Tax matters relating to the transactions contemplated by the Separation and Distribution Agreement.
“IRS Ruling Request” means the requests for the IRS Ruling.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, or is required to include under applicable Law, one or more members of the Viking Group and one or more members of the SpinCo Group and any consolidated, combined or unitary Tax Return of Viking for any Pre-Distribution Period (including any Viking Federal Consolidated Income Tax Return).
“Law” has the meaning set forth in the Merger Agreement.
“Merger” has the meaning set forth in the Recitals.
“Merger Agreement” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Recitals.
“Merger Tax Opinions” has the meaning set forth in the Merger Agreement.
“Non-Controlling Party” has the meaning set forth in Section 9.02(c).
“Notified Action” has the meaning set forth in Section 6.03(a).
“Other Taxes” means any Tax imposed by any Tax Authority other than any Income Tax.
“Other Tax Return” means any Tax Return in respect of Other Taxes.
“Parent” has the meaning set forth in the first sentence of this Agreement.
“Parent Capital Stock” means all classes or series of capital stock of Parent (or any entity treated as a successor to Parent), including (a) the Parent Common Stock, (b) all options, warrants, and other rights to acquire such capital stock and (c) all instruments treated as stock in Parent (or any entity treated as a successor to Parent) for Federal Income Tax purposes.
“Parent Common Stock” has the meaning set forth in the Merger Agreement.
“Parent Distribution Tax Representations” has the meaning set forth in the Merger Agreement.
“Parent Group” means Parent and its Subsidiaries other than the SpinCo Group.
“Parent Merger Tax Representations” has the meaning set forth in the Merger Agreement.
“Parent Tax Contest” has the meaning set forth in Section 9.02(b).
“Parties” and “Party” has the meaning set forth in the second sentence of this Agreement.
“Payment Date” means (a) with respect to any Viking Federal Consolidated Income Tax Return, (i) the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, (ii) the due date (determined without regard to extensions) for filing such Tax Return determined under Section 6072 of the Code, or (iii) the date such Tax Return is filed, as the case may be, and (b) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law; in each case, taking into account any automatic or validly elected extensions, deferrals, or postponements of the due date for payment of any such estimated Taxes or any Tax shown on such Tax Return, as applicable.
“Person” has the meaning set forth in the Merger Agreement.
“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Distribution Straddle Period, the portion of such Distribution Straddle Period beginning after the Distribution Date.
“Post-Distribution Ruling” has the meaning set forth in Section 6.02.
“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Distribution Straddle Period, the portion of such Distribution Straddle Period ending on the Distribution Date.
“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo or Parent management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock, a number of shares of SpinCo Capital Stock or Parent Capital Stock that would, when combined with any other changes in ownership of SpinCo Capital Stock or Parent Capital Stock pertinent for purposes of Section 355(e) of the Code (including the Merger), comprise 50% or more of (a) the value of all outstanding shares of stock of SpinCo or Parent, as applicable, as of the date of such transaction, or in the case of a series of transactions, as of the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of SpinCo or Parent, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo or Parent of a shareholder rights plan, (ii) issuances by SpinCo or Parent that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulations Section 1.355-7(d) or (iii) acquisitions of Parent or SpinCo stock that satisfy Safe Harbor VII (related to public trading) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to SpinCo shall include a reference to any entity treated as a successor thereto. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute, Treasury Regulations promulgated under Section 355(e) of the Code, or official IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.
“Refund” means any Tax Benefit, but only to the extent that such Tax Benefit is actually realized in cash or as a reduction to Taxes otherwise payable by the relevant party, together with any interest paid on or with respect to such Tax Benefit; provided, however, that the amount of any Tax Benefit shall be reduced by the net amount of any Taxes imposed by any Tax Authority on, related to, or attributable to the receipt or accrual of the Tax Benefit, including any Taxes imposed by way of withholding or offset.
“Reorganization” has the meaning set forth in the Separation and Distribution Agreement.
“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.
“Retention Date” has the meaning set forth in Section 8.01.
“Section 336(e) Election” has the meaning set forth in Section 6.04(d).
“Separate Conveyancing Instruments” has the meaning set forth in the Separation and Distribution Agreement.
“Separation” has the meaning set forth in the Recitals.
“Separation and Distribution Agreement” has the meaning set forth in the Recitals.
“Separation Step Plan” has the meaning set forth in the Separation and Distribution Agreement.
“Separation Taxes” shall mean those Taxes (other than Transaction Transfer Taxes and Separation Tax Losses described in Section 6.04(a) or Section 6.04(b)) triggered by, or arising or otherwise incurred as a result of, the Transactions (including any such Taxes resulting from (a) the provision of any guarantees or collateral in connection with the consummation of the Transactions under the Financing (or any other financing permitted under Section 7.6 of the Merger Agreement) or any other transactions or actions required to be taken pursuant to such financing in connection with consummation of the Tax-Free Transactions (other than the Merger) or (b) any payment required pursuant to the terms of any Contract with respect to such financing, and imposed on, or payable by, any member of the Viking Group or the SpinCo Group).

“Separation Tax Losses” means (a) all Taxes imposed pursuant to (or any reduction to a Refund resulting from) any settlement, Final Determination, judgment, or otherwise; (b) all third-party accounting, legal, and other professional fees and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (c) all third-party costs, expenses, and damages associated with any stockholder litigation or other controversy and any amount paid by Viking, SpinCo or any of their respective Affiliates in respect of any liability of or to shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status; provided that, for the avoidance of doubt, any losses pursuant to clause (c) shall include any amounts arising from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status if such failure occurs as a result of the failure of the Merger to have Tax-Free Status; provided, further, that amounts shall be treated as having been required to be paid for purposes of clause (c) of this definition to the extent that they are paid in a good-faith compromise or settlement of an asserted claim in accordance with this Agreement.
“Specified Tax Materials” means (a) the Tax Rulings, (b) each submission to the applicable Tax Authorities in connection with the Tax Rulings, including the IRS Ruling Request, (c) the Company Distribution Tax Representations, (d) the Parent Distribution Tax Representations, (e) the SpinCo Merger Tax Representations and (f) the Parent Merger Tax Representations.
“SpinCo” has the meaning set forth in the first sentence of this Agreement.
“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Capital Stock” means all classes or series of capital stock of SpinCo (or any entity treated as a successor to SpinCo), including (i) the SpinCo Common Stock, (ii) all options, warrants, and other rights to acquire such capital stock, and (iii) all instruments treated as stock in SpinCo (or any entity treated as a successor to SpinCo) for Federal Income Tax purposes.
“SpinCo Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Item of any member of the SpinCo Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.
“SpinCo CFC” means any member of the SpinCo Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code immediately prior to the Merger.
“SpinCo Common Stock” has the meaning set forth in the Merger Agreement.
“SpinCo Contribution” has the meaning set forth in the Recitals.
“SpinCo Exchange Debt” has the meaning set forth in the Merger Agreement.
“SpinCo Group” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Merger Tax Representations” has the meaning set forth in the Merger Agreement.
“SpinCo Payment” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Separate Return” means any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined or unitary Tax Return) that does not include any member of the Viking Group.
“State Income Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia that is imposed on or measured by income, including state or local franchise or similar Taxes measured by income, as well as any state or local franchise, capital, or similar Taxes imposed in lieu of or in addition to a tax imposed on or measured by income and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“State Other Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia, other than any State Income Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Tax” means any State Income Tax or State Other Tax.
“Subsidiary” has the meaning set forth in the Merger Agreement.
“Tax” or “Taxes” means (a) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local, or foreign Tax Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, escheat, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum, or other taxes, whether disputed or not, (b) any interest, penalties, or additions attributable thereto and (c) all liabilities in respect of any items described in clause (a) or (b) payable by reason of assumption, transferee, or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law). For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.
“Tax Advisor” means tax counsel or accountant of recognized national standing in the United States.
“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, overall foreign loss, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.
“Tax Authority” means any Governmental Authority imposing any Tax, charged with the collection of Taxes, or otherwise having jurisdiction with respect to any Tax.
“Tax Benefit” means any loss, deduction, refund, reimbursement, offset, credit, or other reduction in liability for Taxes.
“Tax Contest” means an audit, review, examination, assessment, or any other administrative or judicial proceeding with respect to Taxes (including any administrative or judicial review of any claim for any Tax Benefit with respect to Taxes previously paid).
“Tax-Free Status” means the qualification of (a) each Contribution and each immediately succeeding Distribution, taken together, as a “reorganization” described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) each Distribution as a transaction in which (i) the cash or other property received is property with respect to which no gain is recognized pursuant to Section 361(a) or (b) of the Code and (ii) the property distributed is “qualified property” with respect to which no gain is recognized pursuant to Sections 355(c) and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) applies to treat such property as other than “qualified property” for such purposes), (c) each Contribution and each Distribution as a transaction in which the members of each of the Viking Group and the SpinCo Group and the shareholders of Viking recognize no income or gain pursuant to Section 355(a), 361 and/or 1032 of the Code, other than, in the case of Viking or any Subsidiary of Viking, any Transaction Transfer Taxes or any income or gain recognized as a result of (i) intercompany items or excess loss accounts being taken into account pursuant to Treasury Regulations promulgated pursuant to Section 1502 of the Code or (ii) any disposition of SpinCo Exchange Debt outside of the Debt Exchange, (d) the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and as a transaction in which the shareholders of SpinCo recognize no income or gain pursuant to Section 354(a) of the Code (except to the extent of any cash received in lieu of fractional shares of Parent stock) and (e) (i) the Swiss demerger transaction, as set forth on International Separation Steps – Switzerland Steps 1 through 4 of the Separation Step Plan, as a Tax neutral demerger for Swiss Tax purposes and a transaction that does not give rise to any taxable gain or loss for Federal Income Tax purposes, (ii) the UK spin-off transaction, as set forth on International Separation Steps – United Kingdom Steps 1 through 4 of the Separation Step Plan, as a transaction to which the “substantial shareholding exemption” applies to exempt the spin-off from chargeable gains or losses and degrouping charges for UK corporation tax purposes, and that does not give rise to any taxable gain or loss for Federal Income Tax purposes, and (iii) the Brazilian spin-off, as set forth on International Separation Steps – Brazil Steps 1 and 2 of the Separation Step Plan, as a transaction that does not give rise to any taxable gain for Brazilian Tax purposes and is disregarded for Federal Income Tax purposes.
“Tax-Free Transactions” means the Merger, Reorganization, Contributions, and Distributions.
“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which increases or decreases Taxes paid or payable.

“Tax Law” means the Law of any Governmental Authority relating to any Tax.
“Tax Materials” means (a) the Tax Rulings, (b) the Distribution Tax Opinions, (c) each submission to the applicable Tax Authorities in connection with the Tax Rulings, including the IRS Ruling Request, (d) the Company Distribution Tax Representations, (e) the Parent Distribution Tax Representations, (f) the SpinCo Merger Tax Representations and (g) the Parent Merger Tax Representations.
“Tax Opinions” means the Distribution Tax Opinions and the Merger Tax Opinions.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Records” means any (a) Tax Returns, (b) Tax Return work papers, (c) documentation relating to Tax Contests and (d) other books of account or records (whether or not in written, electronic, or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.
“Tax Return” means any report of Taxes due, any claim for a Tax Benefit, any information return or estimated Tax return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Tax Rulings” means the IRS Ruling and the rulings set forth in Schedule 3.2(f) of the Separation and Distribution Agreement.
“Transaction Documents” has the meaning set forth in the Merger Agreement.
“Transactions” means the Reorganization, the Contributions, the Distributions, and the other transactions contemplated by the Merger Agreement, the Separation Step Plan, and the Transaction Documents.
“Transaction Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp, value-added, goods and services, or similar Taxes imposed with respect to the Reorganization, the Contributions or the Distributions.
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to Viking, and on which Viking may rely to the effect that a transaction will not adversely affect the Tax-Free Status. Any such opinion must assume that the Distributions and the Merger would have qualified for Tax-Free Status if the transaction in question did not occur.
“Viking” has the meaning set forth in the first sentence of this Agreement.
“Viking Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Viking is the common parent.
“Viking Business” has the meaning set forth for the term Company Business in the Separation and Distribution Agreement.
“Viking Common Stock” has the meaning set forth for the term Company Common Stock in the Merger Agreement.
“Viking Federal Consolidated Income Tax Return” means any Federal Income Tax Return for the Viking Affiliated Group.
“Viking Group” has the meaning set forth for the term Company Group in the Separation and Distribution Agreement.
“Viking Separate Return” means any Tax Return of or including any member of the Viking Group (including any consolidated, combined, or unitary Tax Return) that does not include any member of the SpinCo Group.

“Viking Tax Contest” has the meaning set forth in Section 9.02(a).
Article 2. Responsibility for Tax Liabilities. It is the intent of the Parties that, except as otherwise provided herein, Viking shall be responsible for Taxes imposed on, with respect to or attributable to the SpinCo Business for any Pre-Distribution Period, and that Parent and SpinCo shall be responsible for Taxes imposed on, with respect to or attributable to the SpinCo Business for any Post-Distribution Period. In accordance with such intent:
Section 2.01 General Rule.
(a) Viking Liability. Viking shall be liable for, and shall indemnify, defend, and hold harmless the SpinCo Group and the Parent Group from and against any liability for Taxes (whether payable to a Tax Authority or to another Person pursuant to a contractual indemnity obligation, including any and all Taxes imposed on SpinCo or any member of the SpinCo Group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor or by contract or operation of Law or otherwise) for which Viking is responsible under this Article 2.
(b) Parent and SpinCo Liability. Parent and SpinCo shall be liable for, and shall indemnify, defend, and hold harmless the Viking Group from and against any liability for Taxes (whether payable to a Tax Authority or to another Person pursuant to a contractual indemnity obligation) for which Parent or SpinCo is responsible under this Article 2.
Section 2.02 Allocation of Federal Taxes. Except as otherwise provided in Section 2.05, Section 2.07 or Section 2.08, Federal Taxes shall be allocated as follows:
(a) Federal Income Taxes.
(i) Viking shall be responsible for any and all Federal Income Taxes required to be reported on (A) any Joint Return, (B) any Viking Separate Return, or (C) any SpinCo Separate Return with respect the Pre-Distribution Period.
(ii) SpinCo shall be responsible for any and all Federal Income Taxes required to be reported on any SpinCo Separate Return with respect to the Post-Distribution Period.
(b) Federal Other Taxes Relating to Joint Returns. Viking shall be responsible for any and all Federal Other Taxes required to be reported on any Joint Return.
(c) Federal Other Taxes Relating to Separate Returns.
(i) Viking shall be responsible for any and all Federal Other Taxes required to be reported on (A) any Viking Separate Return or (B) any SpinCo Separate Return with respect to the Pre-Distribution Period.
(ii) SpinCo shall be responsible for any and all Federal Other Taxes required to be reported on any SpinCo Separate Return with respect to the Post-Distribution Period.
Section 2.03 Allocation of State Taxes. Except as otherwise provided in Section 2.05, Section 2.07 or Section 2.08, State Taxes shall be allocated as follows:
(a) State Income Taxes Relating to Joint Returns. Viking shall be responsible for any and all State Income Taxes required to be reported on any Joint Return.
(b) State Income Taxes Relating to Separate Returns.
(i) Viking shall be responsible for any and all State Income Taxes required to be reported on (A) any Viking Separate Return or (B) any SpinCo Separate Return with respect to the Pre-Distribution Period.
(ii) SpinCo shall be responsible for any and all State Income Taxes required to be reported on any SpinCo Separate Return with respect to the Post-Distribution Period.
(c) State Other Taxes Relating to Joint Returns. Viking shall be responsible for any and all State Other Taxes required to be reported on any Joint Return.

(d) State Other Taxes Relating to Separate Returns.
(i) Viking shall be responsible for any and all State Other Taxes required to be reported on (A) any Viking Separate Return or (B) any SpinCo Separate Return with respect to the Pre-Distribution Period.
(ii) SpinCo shall be responsible for any and all State Other Taxes required to be reported on any SpinCo Separate Return with respect to the Post-Distribution Period.
Section 2.04 Allocation of Foreign Taxes. Except as otherwise provided in Section 2.05, Section 2.07 or Section 2.08, Foreign Taxes shall be allocated as follows:
(a) Foreign Income Taxes Relating to Joint Returns. Viking shall be responsible for any and all Foreign Income Taxes required to be reported on any Joint Return.
(b) Foreign Income Taxes Relating to Separate Returns.
(i) Viking shall be responsible for any and all Foreign Income Taxes required to be reported on (A) any Viking Separate Return or (B) any SpinCo Separate Return with respect to the Pre-Distribution Period.
(ii) SpinCo shall be responsible for any and all Foreign Income Taxes required to be reported on any SpinCo Separate Return with respect to the Post-Distribution Period.
(c) Foreign Other Taxes Relating to Joint Returns. Viking shall be responsible for any and all Foreign Other Taxes required to be reported on any Joint Return.
(d) Foreign Other Taxes Relating to Separate Returns.
(i) Viking shall be responsible for any and all Foreign Other Taxes required to be reported on (A) any Viking Separate Return or (B) any SpinCo Separate Return with respect to the Pre-Distribution Period.
(ii) SpinCo shall be responsible for any and all Foreign Other Taxes required to be reported on any SpinCo Separate Return with respect to the Post-Distribution Period.
Section 2.05 Transaction Transfer Taxes. Parent and SpinCo shall be liable for, and shall indemnify, defend, and hold harmless the Viking Group from and against, any liability for any Transaction Transfer Taxes; provided that the Parties shall cooperate to minimize any Transaction Transfer Taxes and to obtain any credit, Refund, or rebate of Transaction Transfer Taxes, or to apply for an exemption or zero-rating for goods or services giving rise to any Transaction Transfer Taxes, including by filing any exemption or other similar forms or providing valid tax identification numbers or other relevant registration numbers, certificates, or other documents or by obtaining any rulings from the applicable Tax Authorities. Viking, SpinCo and Parent shall cooperate regarding any requests for information, audits or similar requests by any Tax Authority concerning Transaction Transfer Taxes payable with respect to the transfers occurring pursuant to the Transactions.
Section 2.06 Allocation Conventions. For purposes of Section 2.02, Section 2.03 and Section 2.04, Taxes shall be allocated in accordance with Section 3.01(c), Section 3.04 and Section 3.06 and shall be treated for purposes of determining any liabilities hereunder as required to be reported on the Tax Returns to which such Taxes are allocated in accordance with such sections.
Section 2.07 Additional Parent and SpinCo Liability. Parent and SpinCo shall be liable for, and shall indemnify, defend, and hold harmless the Viking Group from and against, any liability for, without duplication:
(a) any Tax resulting from a breach by Parent or, after the Effective Time, SpinCo, of any covenant in this Agreement, the Merger Agreement, or any other Transaction Document, in each case, that causes the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) to be lost; provided that, for the avoidance of doubt, this Section 2.07(a) shall include any such Tax arising from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status if such failure occurs as a result of the failure of the Merger to have Tax-Free Status;

(b) any Tax resulting from any breach by Parent or SpinCo of any representations, or portions thereof, made by it in this Agreement, the Merger Agreement, or any other Transaction Document or in connection with any Specified Tax Materials, in each case, that causes the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) to be lost, and in the case of SpinCo, that is a result of an action or a failure to act by a member of the SpinCo Group following the Effective Time; provided that, for the avoidance of doubt, this Section 2.07(b) shall include any such Tax arising from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status if such failure occurs as a result of the failure of the Merger to have Tax-Free Status;
(c) any Separation Tax Losses for which Parent or SpinCo is responsible pursuant to Section 6.04(a);
(d) any Tax for which Parent or SpinCo is responsible pursuant to Section 3.08(b); and
(e) any costs and expenses (including reasonable legal and accounting fees and expenses) incurred in connection with any amounts for which Parent or SpinCo is required to indemnify any Person pursuant to Section 2.01, the above provisions of this Section 2.07, Section 6.04 or otherwise pursuant to this Agreement.
Section 2.08 Additional Viking Liability. Viking shall be liable for, and shall indemnify, defend, and hold harmless the SpinCo Group from and against, any liability for, without duplication:
(a) any Tax resulting from a breach by Viking of any covenant in this Agreement, the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Document, in each case, that causes the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) to be lost; provided that, for the avoidance of doubt, this Section 2.08(a) shall include any such Tax arising from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status if such failure occurs as a result of the failure of the Merger to have Tax-Free Status;
(b) any Tax resulting from any breach of or inaccuracy in any representations made by Viking in this Agreement, the Merger Agreement, or any other Transaction Document or in connection with any Tax Materials, in each case, that causes the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) to be lost; provided that, for the avoidance of doubt, this Section 2.08(b) shall include any such Tax arising from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status if such failure occurs as a result of the failure of the Merger to have Tax-Free Status;
(c) any Separation Tax Losses for which Viking is responsible pursuant to Section 6.04(b);
(d) any Separation Taxes for which Viking is responsible pursuant to Section 6.04(c);
(e) any Tax for which Viking is responsible pursuant to Section 3.08(b); and
(f) any costs and expenses (including reasonable legal and accounting fees and expenses) incurred in connection with any amounts for which Viking is required to indemnify any Person pursuant to Section 2.01, the above provisions of this Section 2.08, Section 6.04 or otherwise pursuant to this Agreement.
Article 3. Preparation and Filing of Tax Returns.
Section 3.01 Viking Responsibility.
(a) Viking shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), (x) all Joint Returns and Viking Separate Returns and (y) all SpinCo Separate Returns which are required to be filed with respect to any Pre-Distribution Period. Viking shall pay all Taxes shown to be due on such Tax Returns to the relevant Tax Authority, subject to any right to indemnification under Article 2.
(b) With respect to any Joint Return required to be filed by Viking pursuant to this Section 3.01, to the extent that the positions taken on such Tax Return would reasonably be expected to materially adversely affect the Tax position of any member of the Parent Group or (following the Effective Time) the SpinCo Group (i) Viking shall submit a draft of the portion of such Tax Return that relates solely to the SpinCo Business to Parent at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), (ii) Parent shall have the right to review such portion of such Tax Return and to submit any reasonable changes to such portion of such Tax Return no later than fifteen (15) days prior to the due date for the filing of such Tax Return and (iii) Viking shall consider in good faith Parent’s reasonable comments, provided, however, that nothing herein shall prevent Viking from timely filing any such Tax Return (taking into any account applicable extensions). With respect to any SpinCo Separate Return required to be filed by Viking pursuant to this Section 3.01, (i) Viking shall submit a draft of such Tax Return to Parent at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), (ii) Parent shall have the right to review such Tax Return and to submit any reasonable changes to such Tax Return no later than fifteen (15) days prior to the due date for the filing of such Tax Return and (iii) Viking shall modify such Tax Return to reflect Parent’s reasonable comments, provided, however, that nothing herein shall prevent Viking from timely filing any such Tax Return (taking into any account applicable extensions). The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return. Any disputes that the Parties are unable to resolve shall be resolved pursuant to Article 13. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or pursuant to Article 13) prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), such Tax Return shall be timely filed by Viking, and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.
(c) With respect to the Viking Federal Consolidated Income Tax Return for the taxable year that includes the Distribution Date, Viking shall use the closing of the books method under Treasury Regulations Section 1.1502-76, unless otherwise agreed by Viking and Parent.
Section 3.02 SpinCo Responsibility.
(a) Parent and SpinCo shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), all Tax Returns required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which Viking is required to prepare and file pursuant to Section 3.01. Parent and SpinCo shall pay all Taxes shown to be due on such Tax Returns to the relevant Tax Authority, subject to any right to indemnification under Article 2.
(b) With respect to any Tax Return required to be filed by Parent or SpinCo pursuant to Section 3.02(a), to the extent that such Tax Return relates to a Pre-Distribution Period, Parent and SpinCo shall submit a draft of such Tax Return to Viking at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), and Viking shall have the right to review such Tax Return and to submit any reasonable changes to such Tax Return no later than fifteen (15) days prior to the due date for the filing of such Tax Return; provided, however, that nothing herein shall prevent Parent or SpinCo from timely filing (or causing to be timely filed) any such Tax Return. The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return. Any disputes that the Parties are unable to resolve shall be resolved pursuant to Article 13 hereof. In the event that any dispute is not resolved (whether pursuant to good-faith negotiations among the Parties or pursuant to Article 13 hereof) prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), such Tax Return shall be timely filed (or caused to be timely filed) by Parent and SpinCo, and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.
Section 3.03 Tax Reporting of Transactions. Except to the extent otherwise required by a Final Determination, neither Parent nor SpinCo shall, and each shall not permit or cause any member of its respective Group to, take any position that is inconsistent with the Tax-Free Status or the tax treatment of any of the Transactions as described in the Tax Rulings, the Tax Opinions or the Transaction Documents, provided, however, that in any case or with respect to any item where there are no relevant Tax Rulings or Tax Opinions or Transaction Documents, the Tax treatment shall be as determined by the Party liable for any such Tax, after consulting in good faith with the other Parties, provided that there is a reasonable basis for such Tax treatment.

Section 3.04 Distribution Straddle Period Tax Allocation. Viking, Parent, and SpinCo shall take all actions necessary or appropriate to close the taxable year of each member of the SpinCo Group for all Tax purposes as of the close of the Distribution Date to the extent permitted by applicable Law. With respect to Taxes for any Distribution Straddle Period, (a) if applicable Law does not permit a member of the SpinCo Group to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Distribution Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of such member as of the close of the Distribution Date; provided that exemptions, allowances, or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion, and (b) any Other Taxes, including property Taxes, that are calculated on an annual or periodic basis and not assessed with respect to a transaction or series of transactions shall be allocated to the portion of the Distribution Straddle Period ending on the Distribution Date and the portion of the Distribution Straddle Period beginning after the Distribution Date in proportion to the number of days in each such portion.
Section 3.05 SpinCo Carrybacks and Claims for Refunds.
(a) General. Unless Viking otherwise consents in writing or as required by Law, neither Parent nor SpinCo shall (i) file any Adjustment Request with respect to any Joint Return, (ii) fail to waive any available elections to carry back to any Joint Return any SpinCo Carryback arising in a Post-Distribution Period, and (iii) make any affirmative election to claim any such SpinCo Carryback with respect to any Joint Return.
(b) Next Day Rule. Notwithstanding anything to the contrary in this Agreement, except as required by Law, for all Tax purposes, the Parties shall report (i) any transactions occurring in the ordinary course of business on the Distribution Date and (ii) any transactions occurring outside of the ordinary course of business after the Effective Time on the Distribution Date (for the avoidance of doubt, excluding the Transactions) that are undertaken by any member of the SpinCo Group as occurring on the day after the Distribution Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local, or foreign Law. For the avoidance of doubt, the Parties shall report (x) any of the Transactions undertaken by any member of the SpinCo Group on the Distribution Date and (y) any other transactions occurring outside of the ordinary course of business before the Effective Time on the Distribution Date that are undertaken by any member of the SpinCo Group as occurring on the Distribution Date.
(c) In the event that Parent and SpinCo (or the appropriate member of the SpinCo Group) are prohibited by applicable Law from waiving or otherwise forgoing a SpinCo Carryback or Viking consents to a SpinCo Carryback, Viking shall cooperate, at Parent’s request, with Parent and SpinCo, at Parent’s and SpinCo’s expense, in seeking from the appropriate Tax Authority such Tax Benefit (which, to the extent permitted by applicable Law, Viking shall elect to receive in the form of a cash refund rather than as a credit toward or reduction in future Taxes) as reasonably would result from such SpinCo Carryback. To the extent such Tax Benefit is received in the form of a Refund in cash, Viking shall pay over to Parent or SpinCo the amount of such Refund within ten (10) days after such Refund is received and, to the extent that a Tax Authority requires Viking to apply or cause to be applied the Tax Benefit as a credit toward or a reduction in Taxes in lieu of a cash Refund, within ten (10) days after a Refund with respect to such Tax Benefit is actually realized; provided, however, that Parent and SpinCo shall indemnify and hold the members of the Viking Group harmless from and against any permanent loss, not to exceed the amount of any Refund paid over to Parent or SpinCo, of any Tax Attribute of a member of the Viking Group if such Tax Attribute expires unused, but would have generated a cash Refund to a member of the Viking Group but for such SpinCo Carryback.
Section 3.06 Apportionment of Tax Attributes.
(a) Viking shall determine in good faith the allocation of Tax Attributes arising in a Pre-Distribution Period to the Viking Group and the SpinCo Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Tax Laws), including (i) in the case of a Tax Attribute other than earnings and profits, Treasury Regulations Sections 1.1502-9(c), 1.1502-21, 1.1502-21T, 1.1502-22, and 1.1502-79 and (ii) in the case of earnings and profits, in accordance with Section 312(h) of the Code and Treasury Regulations Section 1.312-10. Viking shall consult in good faith with Parent regarding such allocation of Tax Attributes and shall consider in good faith any written comments received from Parent regarding such allocation of Tax Attributes.
(b) Viking and SpinCo shall compute all Taxes for Post-Distribution Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 3.06 except to the extent otherwise required by a Final Determination.
(c) To the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Contest, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.06(a).
Section 3.07 Amended Tax Returns.
(a) Except as expressly provided in Section 3.02(b) or to reflect the resolution of any dispute between the Parties resolved pursuant to Article 13, or with the prior written consent of Viking, Parent and SpinCo shall not, and shall not permit any member of the SpinCo Group, to amend any Tax Return of any member of the SpinCo Group for any Pre-Distribution Period.
(b) Except as expressly provided in Section 3.01(b) or to reflect the resolution of any dispute between the Parties resolved pursuant to Article 13, or with the prior written consent of Parent, Viking shall not, and shall not permit any member of the Viking Group to, amend any SpinCo Separate Return for any Pre-Distribution Period.
Section 3.08 Section 245A Election.
(a) With respect to any member of the SpinCo Group that is an Applicable SpinCo CFC, Viking may, in its sole discretion, make or cause to be made the election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor provision of Tax Law that allows a closing of the books election) to close such entity’s Tax year for Federal Income Tax purposes as of the effective date of the Merger. Parent and SpinCo shall (and shall cause their respective Affiliates to) reasonably cooperate to effect any such election. The Parties agree to allocate all items of income, loss, profit and deduction for Federal Income Tax purposes for the Tax year that includes the date on which an extraordinary reduction (within the meaning of Treasury Regulations Section 1.245A-5(e)(2)(i)) occurs with respect to each such Applicable SpinCo CFC (the “Extraordinary Reduction Date”) to any periods ending on or prior to the Extraordinary Reduction Date based on a closing of the books method under Treasury Regulations Section 1.1502-76, to the extent permitted by Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor guidance). Parent and SpinCo shall (and shall cause their respective Affiliates to) reasonably cooperate in the allocation of Foreign Taxes pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i)(B) (or any successor guidance).
(b) In the event that Viking does not make or cause to be made the election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor guidance) to close the Tax year of any SpinCo CFC, the Parties shall allocate any Federal Income Taxes attributable to the ownership of any SpinCo CFC immediately prior to the Merger on a “closing of the books” basis as if the taxable year of such SpinCo CFC had closed on the Distribution Date, consistent with the methodology set forth in Treasury Regulations Section 1.245A-1(e)(3)(i). Accordingly, Viking shall be responsible for any Federal Income Taxes attributable to such SpinCo CFC for any Pre-Distribution Period, and Parent and SpinCo shall be responsible for any Income Taxes attributable to such SpinCo CFC for any Post-Distribution Period.
Article 4. Calculation of Tax and Payments.
Section 4.01 Timing of Indemnification Payments. Unless otherwise specified in this Agreement, all indemnification payments shall be made within ten (10) Business Days of the receipt by the indemnifying party of notification of the amount owed, together with reasonable documentation showing the basis for the calculation of such amount and evidence of payment of such amounts by the indemnified party to the relevant Tax Authority or other recipient, provided that no such payment shall be required to be made earlier than five (5) Business Days prior to the relevant Payment Date. All indemnification payments shall be treated in the manner described in Section 12.01.

Section 4.02 Method for Making Payments. All payments required to be made under this Agreement shall be made by Viking directly to Parent or SpinCo, as applicable, and by Parent or SpinCo, as applicable, directly to Viking; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Viking Group, on the one hand, may make such indemnification payment to any member of the Parent Group or SpinCo Group, as applicable, on the other hand, and vice versa.
Section 4.03 Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.
Article 5. Refunds.
Section 5.01 Refunds.
(a) Viking shall be entitled to any Refund attributable to Taxes for which Viking is liable hereunder. Parent or SpinCo shall be entitled to any Refund attributable to Taxes for which Parent or SpinCo is liable hereunder. A Party receiving a Refund to which another Party is entitled hereunder shall pay such Refund to such other Party within ten (10) Business Days after such Refund is received or the benefit of such Refund is realized. To the extent that a Tax Authority requires Viking to apply or cause to be applied an overpayment of Taxes for which Parent or SpinCo (after the Distribution Date) is liable under this Agreement as a credit toward or a reduction in Taxes otherwise payable by Viking in lieu of a Refund and such overpayment of Taxes, if received as a Refund, would have been payable by Viking to Parent or SpinCo pursuant to this Section 5.01(a), Viking shall pay such amount to Parent no later than the due date for filing the Tax Return for which such overpayment is applied. To the extent that a Tax Authority requires Parent or SpinCo to apply or cause to be applied an overpayment of Taxes for which Viking (after the Distribution Date) is liable under this Agreement as a credit toward or a reduction in Taxes otherwise payable by Parent or SpinCo in lieu of a Refund and such overpayment of Taxes, if received as a Refund, would have been payable by Parent or SpinCo to Viking pursuant to this Section 5.01(a), Parent shall pay such amount to Viking no later than the due date for filing the Tax Return for which such overpayment is applied. Notwithstanding anything to the contrary herein, no Party (or any Affiliates of any Party) shall be obligated to make a payment otherwise required pursuant to this Section 5.01(a) to the extent making such payment would place such Party (or any of its Affiliates) in a less favorable net after-Tax position than such Party (or such Affiliate) would have been in if the relevant Refund had not been realized.
(b) In the event of an adjustment pursuant to a Final Determination relating to Taxes for which Parent and SpinCo, on the one hand, or Viking, on the other hand, are or is responsible pursuant to Article 2 which would have given rise to a Refund but for an offset against the Taxes for which the other Party or Parties are or may be responsible pursuant to Article 2 (the “Benefited Party”), then the Benefited Party shall pay to the other Party or Parties, within ten (10) Business Days of the Final Determination of such adjustment an amount equal to the amount of such reduction in the Taxes of the Benefited Party plus interest at 4.0% per annum, or, if less, the maximum interest rate allowable under applicable Law in the applicable jurisdiction, compounded quarterly, on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the date on which such payment was made.
(c) Viking shall be entitled to (i) 100% of the amount of any Refund attributable to any Tax Benefit realized by the Parent Group and/or the SpinCo Group arising from any step-up in Tax basis of any SpinCo Assets resulting from (A) the failure of any of the Tax-Free Transactions to qualify for the Tax-Free Status, so long as the Taxes attributable to such failure are indemnified or borne by Viking hereunder or (B) the Section 336(e) Election, so long as the Taxes attributable to such election are indemnified or borne by Viking hereunder, in the case of each of clause (i)(A) and (i)(B), if such failure or election is not attributable to an action or failure to act by Viking or Parent described in Section 6.04(a) or Section 6.04(b) and (ii) 85% of the amount of any Refund attributable to any Tax Benefit realized by the Parent Group and/or the SpinCo Group arising from any step-up in Tax basis of any SpinCo Assets resulting from (A) the failure of any of the Tax-Free Transactions to qualify for the

Tax-Free Status, so long as the Taxes attributable to such failure are indemnified or borne by Viking hereunder or (B) the Section 336(e) Election, so long as the Taxes attributable to such election are indemnified or borne by Viking hereunder, in the case of each of clause (ii)(A) and (ii)(B), if such failure or election is attributable to an action or failure to act by Viking described in Section 6.04(a); provided that Viking shall not be entitled to such a Refund pursuant to clause (ii) that is greater than the Taxes attributable to the applicable failure or election that are indemnified or borne by Viking hereunder. Viking will be entitled to annual payments from Parent and/or SpinCo equal to 85% or 100%, as applicable, of the amount of any such Refunds determined using a “with and without” methodology (treating any deductions attributable to the applicable step-up in Tax basis as the last items claimed for any Tax Period including after the utilization of any available Tax Attributes). To the extent permitted by applicable Law, Parent and SpinCo shall elect to receive any such Refund as a cash refund rather than as a credit toward or reduction in future Taxes. Parent and/or SpinCo shall pay any such Refund to Viking within ten (10) Business Days after such Refund is received or the benefit of such Refund is realized. In the case of any failure of the Tax-Free Transactions to qualify for the Tax-Free Status, Parent Group and SpinCo Group will reasonably cooperate, to the extent permitted by applicable law, to cause any step-up in Tax basis of any SpinCo Assets to be allocated to depreciable and/or amortizable assets. In the event that payments are required under this Section 5.01(c), the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments.
(d) To the extent that the amount of any Refund under this Section 5.01 or Section 3.05 is later reduced by a Tax Authority or in a Tax Contest, such reduction shall be allocated to the Parties in the same manner in which such Refund was allocated pursuant to this Section 5.01 or Section 3.05, and an appropriate adjusting payment shall be promptly made.
Article 6. Tax-Free Status.
Section 6.01 Representations and Warranties.
(a) Parent hereby represents and warrants or covenants and agrees, as appropriate, that the facts represented and the representations made in the Specified Tax Materials, to the extent (i) descriptive of (A) the Parent Group at any time (including the plans, proposals, intentions, and policies of the Parent Group, and including the representation that Parent would not have consummated the Merger but for the Distributions), or (B) the SpinCo Group after the Effective Time (including the plans, proposals, intentions, and policies of SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group), or (ii) relating to the actions or non-actions of the SpinCo Group to be taken (or not taken, as the case may be) after the Effective Time, are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct, and complete in all material respects.
(b) Viking hereby represents and warrants or covenants and agrees, as appropriate, that (i) the facts presented and the representations made in the Tax Materials, to the extent descriptive of (A) the Viking Group at any time or (B) the SpinCo Group at any time at or prior to the Effective Time (including, in each case, (x) the business purposes for each of the Distributions described in the Tax Materials to the extent that they relate to the Viking Group at any time or the SpinCo Group at any time at or prior to the Effective Time, and (y) the plans, proposals, intentions, and policies of the Viking Group at any time or the SpinCo Group at any time prior to the Effective Time), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct, and complete in all material respects.
(c) Each of Viking, SpinCo, and Parent represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of any of the Tax-Free Transactions to be other than the Tax-Free Status.
(d) Viking represents and warrants that neither it, nor any of its Affiliates has any plan or intention to take any action that is inconsistent with any statements or representations made in the Tax Materials. Parent represents and warrants that neither it, nor any of its Subsidiaries (including, after the Effective Time, the members of the SpinCo Group), has any plan or intention to take any action that is inconsistent with any statements or representations made in the Specified Tax Materials.

(e) Parent represents and warrants that it has currently no plan or intention to (i) relocate the business activity of Garden Switzerland to a jurisdiction outside of Switzerland or to (ii) terminate the business activity of Garden Switzerland.
(f) Parent represents and warrants that it has currently no plan or intention to (or to cause, permit or fail to prevent SpinCo to) pre-pay, pay down, redeem, retire, or otherwise acquire, however effected, any of the SpinCo Exchange Debt prior to its stated maturity.
Section 6.02 Restrictions on Parent and SpinCo.
(a) Neither Parent nor SpinCo shall, and neither will permit any of its Affiliates to, take or fail to take, as applicable, any action if such action or failure to act would reasonably be expected to be inconsistent with or cause to be untrue any statement, information, covenant, or representation in any of the Specified Tax Materials.
(b) Each of Parent and SpinCo and each other member of their respective Groups shall not take or fail to take, as applicable, any action that would reasonably be expected to adversely affect the Tax-Free Status.
(c) Each of Parent and SpinCo and each other member of their respective Groups agrees that:
(i) from the date on which this Agreement is effective for such Person pursuant to Article 10 until the first Business Day after the two-year anniversary of the Distribution Date
(A) SpinCo shall continue and cause to be continued the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the Controlled Active Trades or Businesses, taking into account Section 355(b)(3) of the Code;
(B) SpinCo shall not voluntarily dissolve or liquidate or permit any Controlled Company to voluntarily dissolve or liquidate (including taking any action that is a liquidation for Federal Income Tax purposes);
(C) neither Parent nor SpinCo shall, and neither shall permit any Controlled Company to, enter into any Proposed Acquisition Transaction or, to the extent Parent or SpinCo or any other member of their respective Groups has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (1) redeeming rights under a shareholder rights plan, (2) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (3) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of SpinCo or Parent, as applicable, (4) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or otherwise);
(D) neither Parent nor SpinCo (or any successor of Parent or SpinCo) will, or will agree to, merge, consolidate, or amalgamate with any other Person (except as provided for under the Merger Agreement);
(E) SpinCo will not in a single transaction or series of transactions sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of (including in any transaction treated for Federal Income Tax purposes as a sale, transfer, or disposition), or permit any Controlled Company or any other member of the SpinCo Group to sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute 30% or more of the gross assets of SpinCo, such Controlled Company, the SpinCo Group, or any Controlled Active Trade or Business (such percentage to be measured based on fair market value of the assets as of the Distribution Date), in each case other than (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for Federal Income Tax purposes, or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of the SpinCo Group;
(F) neither Parent nor SpinCo shall, and neither shall permit any Controlled Company to, redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696;
(G) neither Parent nor SpinCo will amend, or permit any Controlled Company or any other members of their respective Groups to amend, its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo Capital Stock or Parent Capital Stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock or Parent Capital Stock into another class of SpinCo Capital Stock or Parent Capital Stock); and
(H) neither Parent nor SpinCo shall take, or permit any other member of its respective Group to take, any other action or actions (including any action or transaction that would reasonably be expected to be inconsistent with any representation made in the Specified Tax Materials) which in the aggregate (and taking into account the Merger, and any other transactions described in this Section 6.02(c)(i)) could have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Parent, SpinCo, or Internal SpinCo (or any successor) or otherwise jeopardize the Tax-Free Status (it being understood that the only acquisitions relevant for this purpose occurring on or before the Effective Time are those occurring pursuant to the Merger, which do not exceed a [49.9%] or greater interest in SpinCo or any member of the SpinCo Group);
(ii) from the date on which this Agreement is effective for such Person pursuant to Article 10 until the first Business Day after the three-year anniversary of the Distribution Date
(A) Parent shall substantially continue the business activity of Garden Switzerland within Switzerland;
(B) either Garden Switzerland or the built-in gains related to Garden Switzerland’s business shall remain fully subject to Tax in Switzerland; and
(C) Garden Switzerland shall
(1) continue its business activity within Switzerland;
(2) earn remuneration consistent with arm’s-length transfer pricing practices;
(3) employ at least the number of full-time employee(s) set forth in the Tax Ruling issued by the competent Swiss Tax Authority at all times to carry out the business activity of Garden Switzerland; and
(4) not merge into another Swiss entity unless, prior to such merger, Parent obtains a Tax ruling issued by the competent Swiss Tax Authority stating that such merger (I) will be non-taxable for Swiss Tax purposes, (II) will not affect the tax-free nature of the demerger of 3M EMEA GmbH and (III) there will be no other adverse Tax affects to 3M EMEA GmbH;
(iii) Each of Parent and SpinCo and each other member of their respective Groups shall not, directly or indirectly, (A) take or permit to be taken any action at any time, including any modification to the terms of the SpinCo Exchange Debt, that could reasonably be expected to jeopardize, directly or indirectly, the qualification, in whole or in part, of any of the SpinCo Exchange Debt as a “security” pursuant to Section 361(a) of the Code (for the avoidance of doubt, making any payment permitted or required by the terms of the SpinCo Exchange Debt shall not be treated as violating this Section 6.02(c)(iii)(A)), or (B) within ninety (90) days of the Distribution Date refinance or repay (other than in the ordinary course of business) any third-party debt of any member of the SpinCo Group (except as provided for under the Transaction Documents); and
in each case, unless prior to taking any such action set forth in the foregoing clauses (i) through (iii), (x) Parent or SpinCo shall have requested that Viking obtain, or requested and received Viking’s prior written consent to obtain (such consent not be unreasonably withheld, conditioned or delayed), a private letter ruling (including a supplemental ruling, if applicable) from the IRS or other ruling from an applicable Tax Authority (a “Post-Distribution Ruling”) in accordance with Sections 6.03(a) and (c) to the effect that such transaction will not affect the Tax-Free Status and Viking or Parent shall have received such Post-Distribution Ruling in form and substance satisfactory to Viking in its reasonable discretion (and in determining whether a private letter ruling is satisfactory, Viking may consider, among other factors, the appropriateness of any underlying assumptions and any management representations made in connection with such private letter ruling), (y) Parent or SpinCo shall have provided Viking with an Unqualified Tax Opinion in form and substance satisfactory to Viking in its sole and absolute discretion (and in determining whether an opinion is satisfactory, Viking may consider, among other factors, the appropriateness of any underlying assumptions and any management representations used as a basis for the Unqualified Tax Opinion), or (z) Viking shall have waived (which waiver may be withheld by Viking in its sole and absolute discretion) the requirement to obtain such Post-Distribution Ruling and/or Unqualified Tax Opinion.
(d) None of Parent, SpinCo or any other member of their respective Groups shall redeem the “NQPS” issued pursuant to Domestic Spin-off Step 8 of the Separation Step Plan, other than in accordance with its terms, and shall not cause or permit (i) any portion of such nonqualified preferred stock to cease to be outstanding for Federal Income Tax purposes or (ii) the terms of such nonqualified preferred stock to be modified.
Section 6.03 Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.
(a) If Parent notifies Viking that it or SpinCo desires to take one of the actions described in Section 6.02(c) (a “Notified Action”), Viking shall reasonably cooperate with Parent to seek to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion for the purpose of permitting Parent or SpinCo, as applicable, to take the Notified Action, unless Viking shall have waived the requirement to obtain such ruling or opinion; such reasonable cooperation shall include facilitating the issuance of a Parent or SpinCo requested Post-Distribution Ruling to Parent or SpinCo if Parent or SpinCo is precluded from requesting a Post-Distribution Ruling, including a Post-Distribution Ruling with respect to repurchases of stock or rights to acquire stock. Notwithstanding the foregoing, Viking shall not be required to file, cooperate in the filing of, or provide consent for Parent and/or SpinCo to file any request for a Post-Distribution Ruling under this Section 6.03(a) unless Parent represents that (i) it has read the request for such Post-Distribution Ruling and (ii) all statements, information, and representations relating to any member of the Parent Group and SpinCo Group contained in such request and related documents are (subject to any qualifications therein) true, correct, and complete and (iii) in the case of a request for a Post-Distribution Ruling to be filed by Parent and/or SpinCo with Viking’s prior written consent, Viking shall have the right to review such request and Parent and/or SpinCo shall reflect any reasonable comments received from Viking on such request, provided that Parent may redact from any such request any information that (x) Parent, in its good faith judgment, considers to be confidential and not germane to Viking’s, Parent’s or SpinCo’s obligations under this Agreement or any of the other Transaction Documents and (y) is not a part of any other publicly available information, including any non-confidential filing. Parent shall reimburse Viking for all reasonable out-of-pocket costs and expenses incurred by the Viking Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Parent within ten (10) Business Days after receiving an invoice from Viking therefor.
(b) Post-Distribution Rulings or Unqualified Tax Opinions at Viking’s Request. Viking shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Viking determines to obtain a Post-Distribution Ruling or an Unqualified Tax

Opinion, Parent and SpinCo shall (and shall cause their respective Affiliates to) reasonably cooperate with Viking and take any and all actions reasonably requested by Viking in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any reasonably requested representation or covenant or providing any materials or information reasonably requested by the IRS (and/or any other applicable Tax Authority) or Tax Advisor). Viking shall reimburse Parent or SpinCo, as applicable, for all reasonable out-of-pocket costs and expenses incurred by Parent or SpinCo in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Viking within ten (10) Business Days after receiving an invoice from Parent therefor.
(c) Except as provided in Sections 6.02(c) and 6.03(a), following the Distribution Date, neither Parent nor SpinCo shall, nor shall either Parent or SpinCo permit their respective Affiliates to, seek any guidance from the IRS or any other Tax Authority (whether written, verbal, or otherwise) at any time concerning any of the Distributions (including the impact of any other transaction on the Distributions) unless Parent and SpinCo shall have obtained the prior written consent of Viking.
Section 6.04 Liability for Separation Tax Losses and Separation Taxes.
(a) Notwithstanding anything in this Agreement, the Separation and Distribution Agreement, or the Merger Agreement to the contrary (and in each case regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion, or waiver described in clauses (x), (y) or (z) of Section 6.02(c) may have been provided), but subject to Section 6.04(c), Parent and SpinCo shall be responsible for, and shall indemnify, defend, and hold harmless the Viking Group from and against any Separation Tax Losses that are attributable to or result from any one or more of the following: (i) the acquisition following the Merger of all or a portion of Parent’s and/or any Controlled Company’s stock and/or of the SpinCo Group’s assets by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements, or arrangements by either or both of Parent and/or SpinCo or any other member of their respective Groups (provided that, in the case of SpinCo or any other member of the SpinCo Group, such negotiations, understandings, agreements, or arrangements follow the Merger) with respect to transactions or events (including, without limitation, stock issuances, whether pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events), other than the Merger or any transactions contemplated by the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Document, that cause any of the Distributions to be treated as part of a plan (which plan may include the Merger) pursuant to which one or more Persons acquire directly or indirectly stock of either or both of Parent and/or any Controlled Company representing a Fifty-Percent or Greater Interest therein, as applicable, (iii) any action or failure to act by either or both of Parent and/or SpinCo or any other member of their respective Groups (in the case of SpinCo or any member of the SpinCo Group, after the Merger) (including, without limitation, any amendment to such Person’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of either or both of Parent’s and/or a Controlled Company’s stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock or Parent Capital Stock into another class of SpinCo Capital Stock or Parent Capital Stock), other than entering into the Merger or any transactions contemplated by the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Document, (iv) any act or failure to act by either or both of Parent and/or SpinCo or any other member of their respective Groups (in the case of SpinCo or any member of the SpinCo Group, after the Merger) that would affect the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) (regardless whether such act or failure to act may be covered by a Post-Distribution Ruling, Unqualified Tax Opinion, or waiver described in clauses (x), (y) or (z) of Section 6.02(c)), other than entering into the Merger; provided, for the avoidance of doubt, this clause (iv) shall include any act or failure to act (other than entering into the Merger) that would affect Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) as a result of affecting the Tax-Free Status of the Merger, or (v) any breach or inaccuracy by either or both of Parent and/or SpinCo or any other member of their respective Groups (in the case of SpinCo or any member of the SpinCo Group, after the Merger) of any of their agreements or representations set forth herein; excluding, in each of (i)-(v) herein, any such breach, inaccuracy, action, failure to act or failure to perform, as the case may be, of the SpinCo Group that exists or has occurred as of or prior to the Distribution Date.

(b) Notwithstanding anything in this Agreement, the Separation and Distribution Agreement, or the Merger Agreement to the contrary, but subject to Section 6.04(c), Viking shall be responsible for, and shall indemnify, defend, and hold harmless the SpinCo Group and the Parent Group from and against (i) any Separation Tax Losses that are attributable to or result from any one or more of the following: (A) the acquisition following the Merger of all or a portion of Viking’s stock and/or of the Viking Group’s assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements, or arrangements by any member of the Viking Group with respect to transactions or events (including, without limitation, stock issuances, whether pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events), other than the Merger or any transactions contemplated by the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Document, that cause any of the Distributions to be treated as part of a plan (which plan may include the Merger) pursuant to which one or more Persons acquire directly or indirectly stock of Viking representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by any member of the Viking Group that would affect the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger), other than entering into the Merger; provided, for the avoidance of doubt, this clause (C) shall include any act or failure to act (other than entering into the Merger) that would affect Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) as a result of affecting the Tax-Free Status of the Merger, or (D) any breach or inaccuracy by any member of the Viking Group of any of its agreements or representations set forth herein, and (ii) any Brazilian withholding Tax (Imposto de Renda Retido na Fonte) attributable to or arising out of the Transactions.
(c) To the extent that any Separation Tax Loss reasonably could be subject to indemnity under both Section 2.07 and Section 2.08, responsibility for such Separation Tax Loss shall be shared by Viking, on the one hand, and Parent and SpinCo, on the other hand, according to relative fault as determined by the Parties in good faith. To the extent that any Separation Tax Loss is not subject to indemnity under Section 2.07 or Section 2.08, such Separation Tax Loss shall be the responsibility of the applicable member of the Viking Group or Viking’s shareholders, as applicable, as the Persons primarily liable therefor as a matter of Law, and without duplication, Viking shall be responsible for any Separation Taxes. Notwithstanding anything to the contrary in this Agreement, neither Parent nor SpinCo shall have any liability for Separation Tax Losses to the extent attributable to actions taken by any member of the Parent Group or the SpinCo Group that are required by (or, in the case of repayments or guarantees of indebtedness of any member of the SpinCo Group, permitted by) any Transaction Document.
(d) Protective Election. Viking and SpinCo shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder and any similar provision of state or local Tax Law with respect to the Distributions (the “Section 336(e) Election”); provided, however, that such election shall only be made if it will not impose any unreimbursed incremental cost on Viking, taking into account any Refunds to which Viking is entitled pursuant to Section 5.01(c). Viking, Parent and SpinCo agree to take any such action that is reasonably necessary to effect such election (including making any other related election and/or timely entering into a written, binding agreement to make a Section 336(e) Election pursuant to Treasury Regulations Section 1.336-2(h)(1)(i)).
Article 7. Assistance and Cooperation.
Section 7.01 Assistance and Cooperation.
(a) The Parties shall reasonably cooperate (and cause their respective Affiliates to reasonably cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Tax Benefit, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in a Party’s possession relating to any other Party and its Affiliates available to such other Party, upon reasonable notice, as provided in Article 8. Each of the Parties shall also make available to any other Party, as reasonably requested and on a mutually convenient basis, personnel (including officers, directors, employees, and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Parent and SpinCo and each other member of their respective Groups shall cooperate with Viking and take any and all actions reasonably requested by Viking in connection with obtaining the Tax Opinions, the Tax Rulings and any other tax opinions to be delivered to any member of the Viking Group in connection with the Transactions (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant, or providing any materials or information reasonably requested by any Tax Advisor or Tax Authority).
(b) Any information or documents provided under this Article 7 or Article 8 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement, the Merger Agreement, or any other Transaction Document, (i) neither Viking nor any Affiliate of Viking shall be required to provide SpinCo, Parent, or any of their respective Affiliates or any other Person access to or copies of any information, documents, or procedures (including the proceedings of any Tax Contest) other than information, documents, or procedures that relate solely to a member of the SpinCo Group, the SpinCo Business, or the assets of SpinCo or any Affiliate of SpinCo, (ii) neither SpinCo, Parent, nor any of their respective Affiliates shall be required to provide Viking or any of its Affiliates or any other Person access to or copies of any information, documents, or procedures (including the proceedings of any Tax Contest) other than information, documents, or procedures that relate solely to a member of the Viking Group, the Viking Business, or the assets of Viking or any of its Affiliates, (iii) in no event shall Viking or any of its Affiliates be required to provide SpinCo, Parent, or any of their respective Affiliates or any other Person access to or copies of any information or documents if such action would or reasonably could be expected to result in the waiver of any Privilege, and (iv) in no event shall SpinCo, Parent, or any of their respective Affiliates be required to provide Viking or any of its Affiliates or any other Person access to or copies of any information or documents if such action would or reasonably could be expected to result in the waiver of any Privilege. In addition, in the event that Viking determines that the provision of any information or documents to SpinCo, Parent, or any of their respective Affiliates, or SpinCo or Parent reasonably determines that the provision of any information or documents to Viking or any of its Affiliates could be commercially detrimental, violate any Law or agreement, or waive any Privilege, the Parties shall use reasonable best efforts to permit each other’s compliance with its obligations under this Article 7 and Article 8 in a manner that avoids any such harm or consequence.
Section 7.02 Tax Return Information. Each of SpinCo, Parent, and Viking, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance, or cooperation made by Viking, Parent, or SpinCo pursuant to this Agreement. Each of SpinCo, Parent, and Viking, and each member of their respective Groups, acknowledge that failure to conform to the deadlines set forth in this Agreement could cause irreparable harm. Each Party shall provide to the other Parties information and documents relating to its Group reasonably required by the other Parties to prepare Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.
Section 7.03 Reliance by Viking. If any member of the Parent Group or SpinCo Group supplies information to a member of the Viking Group in connection with Taxes and an officer of a member of the Viking Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Viking Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of SpinCo or Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.04 Reliance by Parent and SpinCo. If any member of the Viking Group supplies information to a member of the Parent Group or the SpinCo Group in connection with Taxes and an officer of a member of the Parent Group or the SpinCo Group, as applicable, signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group or the SpinCo Group, as applicable, identifying the information being so relied upon, the chief financial officer of Viking (or any officer of Viking as designated by the chief financial officer of Viking) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.
Article 8. Tax Records.
Section 8.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records and related work papers and other documentation in its possession as of the date hereof relating to Taxes of the Parties for Pre-Distribution Periods or Taxes or Tax matters that are the subject of this Agreement, in each case, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations (including any waivers or extensions thereof), or (b) seven years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon sixty (60) days’ prior written notice to the other Parties. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Parties agree, then such first Party may dispose of such Tax Records upon sixty (60) days’ prior notice to the other Parties. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such sixty (60)-day period, all or any part of such Tax Records.
Section 8.02 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession pertaining to (a) in the case of any Tax Return of the Viking Group, the portion of such return that relates to Taxes for which the SpinCo Group or the Parent Group may be liable pursuant to this Agreement or (b) in the case of any Tax Return of the SpinCo Group or the Parent Group, the portion of such return that relates to Taxes for which the Viking Group may be liable pursuant to this Agreement, and shall permit the other Parties and their Affiliates, authorized agents and representatives, and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to such Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.
Section 8.03 Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed.
Article 9. Tax Contests.
Section 9.01 Notice. Each of Viking, SpinCo, and Parent shall provide prompt notice to the other Parties of any written communication from a Tax Authority regarding any pending Tax audit, assessment, or proceeding or other Tax Contest of which it becomes aware related to Taxes for any Tax Period for which it reasonably expects to be indemnified by another Party hereunder or for which it reasonably may be required to indemnify another Party hereunder, or otherwise relating to the Tax-Free Status (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. The failure of one Party to notify another of such communication in accordance with the immediately preceding sentences shall not relieve the other Party of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification actually prejudices the ability of such other Party to contest such Tax liability or increases the amount of such Tax liability.
Section 9.02 Control of Tax Contests.
(a) Viking Control. Notwithstanding anything in this Agreement to the contrary, Viking shall have the right to control any Tax Contest with respect to any Tax matters relating to (i) any Joint Return, (ii) any member of the Viking Group, (iii) any member of the SpinCo Group relating to the Pre-Distribution Period, and (iv) Separation Tax Losses (a “Viking Tax Contest”). Subject to Sections 9.02(c) and (d), Viking shall have reasonable discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Viking Tax Contest relating to a SpinCo Separate Return for a Distribution Straddle Period, and absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Viking Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.
(b) Parent Control. Except as otherwise provided in this Section 9.02, Parent shall have the right to control any Tax Contest with respect to any member of the SpinCo Group to the extent related solely to any Post-Distribution Period (a “Parent Tax Contest”). Subject to Section 9.02(c) and (d), Parent shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Parent Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.
(c) Settlement Rights. The Party entitled to control the Tax Contest (the “Controlling Party”) shall have the sole right to contest, litigate, compromise, and settle any Tax Contest without obtaining the prior consent of (x) Viking if Parent is the Controlling Party and (y) Parent if Viking is the Controlling Party (the “Non-Controlling Party”); provided, however, that, subject to Section 9.02(e), to the extent any such Tax Contest may give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement (including any Tax Contest related to the Tax-Free Status), the Controlling Party shall not settle any such Tax Contest without obtaining the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld). To the extent any such Tax Contest may give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement (including any Tax Contest related to the Tax-Free Status) or increased tax liabilities of the Non-Controlling Party for any Post-Distribution Period, (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
(d) Tax Contest Participation. Subject to Section 9.02(e), and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement (including any Tax Contest related to the Tax-Free Status) or may reasonably be expected to give rise to tax liabilities of the Non-Controlling Party for any Post-Distribution Period. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
(e) Viking Consolidated Federal Income Tax Return. Notwithstanding anything in this Article 9 to the contrary, in the case of a Tax Contest related to (x) a Viking Federal Consolidated Income Tax Return or (y) any other consolidated, combined, or unitary Income Tax Return that includes any member of the SpinCo Group, on the one hand, and any member of the Viking Group, on the other hand, (i) the rights of Parent and SpinCo and their respective Affiliates under Section 9.02(c) and Section 9.02(d) shall be limited in scope to the portion of such Tax Contest relating to Taxes for which Parent or SpinCo may reasonably be expected to become liable to make any indemnification payment to Viking under this Agreement, and (ii) Viking shall act diligently and in good faith with respect to any adverse Tax impact regarding any member of the Parent Group for any Tax Period or SpinCo Group for any Post-Distribution Period and defend such Tax Contest in the same manner it would have reasonably defended such Tax Contest if it owned both the Viking Group and the SpinCo Group at the time of such Tax Contest and did not favor one such group over the other such group.
(f) Power of Attorney. Without limiting the generality of Section 16.17, each member of the Parent Group and each member of the SpinCo Group shall execute and deliver to Viking (or such member of the Viking Group as Viking shall designate) any power of attorney or other similar document reasonably requested by Viking (or such designee) in connection with any Viking Tax Contest described in this Article 9 within five (5) Business Days of such request. Each member of the Viking Group shall execute and deliver to Parent (or such member of the Parent Group or the SpinCo Group as Parent shall designate) any power of attorney or other similar document requested by Parent (or such designee) in connection with any Parent Tax Contest described in this Article 9 within five (5) Business Days of such request.
Article 10. Effective Date. Except as expressly set forth in this Agreement, as between Viking and SpinCo, this Agreement shall become effective upon the consummation of the Distributions, and as between Viking, SpinCo, and Parent, this Agreement shall become effective upon the consummation of the Merger.
Article 11. Survival of Obligations. The representations, warranties, covenants, and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.
Article 12. Treatment of Payments.
Section 12.01 Treatment of Tax Indemnity Payments. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any payment required by this Agreement, the Merger Agreement, or any Transaction Document (other than any payment of interest accruing after the Distribution Date) shall be reported for Tax purposes by the payor and the recipient as either (a) a contribution by Viking to SpinCo or a distribution by SpinCo to Viking, as the case may be, occurring immediately prior to the applicable Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)), (b) as an adjustment to the purchase price paid pursuant to a Separate Conveyancing Instrument or (c) as payments of an assumed or retained liability.
Section 12.02 Interest Under This Agreement. Notwithstanding anything herein to the contrary, to the extent one Party (“Indemnitor”) makes a payment of interest to another Party (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.
Article 13. Disagreements.
Section 13.01 Discussion. The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will endeavor, and they will cause their respective Group members to endeavor, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement between any member of the Viking Group, on the one hand, and any member of the Parent Group or any member of the SpinCo Group, on the other hand, as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (a “Dispute”), the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute.
Section 13.02 Escalation. If such good faith negotiations do not resolve the Dispute, the Parties shall either appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute or, if any Party does not consent to the appointment of the Accounting Firm, such Party, subject to Section 16.03 and Section 16.10, may submit the dispute (or such series of related disputes) to any court of competent jurisdiction as set forth in Section 16.03. The Accounting Firm, if appointed, shall make determinations with respect to the disputed items based solely on representations made by Viking, SpinCo, Parent, and members of their respective Groups, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes submitted to it no later than thirty (30) days after such submission, but in no event later than any due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes submitted to it in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the past practices of the Viking Group, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.
Article 14. Late Payments. Any amount owed by one Party to another Party under this Agreement which is not paid when due shall bear interest at 4.0% per annum, or, if less, the maximum interest rate allowable under applicable Law in the applicable jurisdiction, compounded quarterly, from the due date of the payment to the date paid. To the extent interest required to be paid under this Article 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article 14 or the interest rate provided under such other provision.
Article 15. Expenses. Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.
Article 16. General Provisions.
Section 16.01 Corporate Power; Facsimile Signatures.
(a) Viking represents on behalf of itself and on behalf of other members of the Viking Group, SpinCo represents on behalf of itself and on behalf of other members of the SpinCo Group, and Parent represents on behalf of itself and on behalf of its Subsidiaries, as follows:
(i) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(b) Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
Section 16.02 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any covenants and other agreements contained herein, shall survive each of the Reorganization, the Distribution and the Merger and shall remain in full force and effect.
Section 16.03 Governing Law; Submission to Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of Viking and SpinCo, on behalf of itself and the members of its Group agrees that any Action (as such term is defined in the Separation and Distribution Agreement) related to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (a) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action contemplated by this Section 16.03; (b) waives any objections which such Party may now or hereafter have to the laying of venue of any Action contemplated by this Section 16.03 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (c) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (d) agrees that it will not bring any Action contemplated by this Section 16.03 in any court other than the Chosen Courts; (e) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 16.03 or in any other manner permitted by Law; and (f) agrees that service as provided in the preceding clause (e) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties agrees that a final judgment in any such Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each Party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

Section 16.04 Notices. All notices, requests, claims, demands and other communications among the Parties under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 16.04):
If to Viking or, on or prior to the Distribution Date, to SpinCo, then to:

3M Company
3M Tax
3M Center, Building 224-5N-40
St. Paul, MN 55144-1000
Attention: [ ]
Email: [ ]

with a copy (which shall not constitute notice) to:

3M Company
3M Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144-1000
Attention: [ ]
Email: [ ]

and, in the case of SpinCo, with a copy (which shall not constitute notice) to:

Neogen Corporation
620 Lesher Place
Lansing, MI 48912
Attention: [ ]
Email: [ ]

If to Parent or, following the Distribution Date, to SpinCo, then to:

Neogen Corporation
620 Lesher Place
Lansing, MI 48912
Attention: [ ]
Email: [ ]
Section 16.05 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
Section 16.06 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by each of the Parties hereto, as applicable. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or modification shall be subject to the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 16.07 Waivers of Default. A waiver by a Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving, and provided that, unless the Merger Agreement shall have been terminated in accordance with its terms, any waiver by SpinCo that is adverse in any material respect to Parent shall require the prior written consent of Parent.
Section 16.08 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. This Agreement is for the sole benefit of the Parties and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 16.09 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement (except as otherwise provided therein), the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of their rights under this Agreement. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. Nothing in this section is intended to limit or waive the aggrieved Party’s ability to pursue any other remedy to which it is entitled.
Section 16.10 Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO) OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT. NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 16.10. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 16.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 16.11 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 16.12 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
Section 16.13 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Parties of the nature and extent of any such Force Majeure and (b) use due diligence to remove any such causes and resume performance under this Agreement or the applicable other Transaction Document as soon as feasible.
Section 16.14 Termination. This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution. After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.
Section 16.15 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Viking, SpinCo and Parent have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening a Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.
Section 16.16 Performance. Viking will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Viking Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by Parent or any Subsidiary of Parent (including, from and after the Effective Time, the members of the SpinCo Group). Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 16.16 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby or thereby.
Section 16.17 Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be reasonably necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Party and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Party in accordance with Article 9.
Section 16.18 Integration. This Agreement, together with each of the exhibits or schedules appended hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings in respect of any Tax between or among any member or members of the Viking Group, any member or members of the SpinCo Group, and any member or members of the Parent Group. In the event of any inconsistency between this Agreement, the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Documents, with respect to the subject matter hereof, the provisions of this Agreement shall control.
Section 16.19 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
Section 16.20 Subsidiaries. If, at any time, Viking, Parent, or SpinCo acquires or creates one or more subsidiaries that are includable in the Viking Group, Parent Group, or SpinCo Group, as applicable, they shall be subject to this Agreement and all references to the Viking Group, Parent Group, or SpinCo Group, as applicable, herein shall thereafter include a reference to such subsidiaries.
Section 16.21 Successors. This Agreement shall be binding on, and inure to the benefit of, any successor by merger, acquisition of assets, or otherwise, to any of the Parties (including, but not limited to, any successor of Viking, Parent, or SpinCo succeeding to the Tax Attributes of each under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
3M COMPANY

By:
Name:
Title:

GARDEN SPINCO CORPORATION

By:
Name:
Title:

NEOGEN CORPORATION

By:
Name:
Title:
[Signature Page to Tax Matters Agreement]

Schedule A
Certain Transaction Steps
“Contribution” means each of the contributions set forth on International Separation Steps – United Kingdom Steps 2 and 3 of the Separation Step Plan, Foreign Holding Company Formation and Spin-offs Steps 1 and 2 of the Separation Step Plan and Domestic Spin-off Steps 1, 2, 3, 5, 7, 8, 10(a) and 12 of the Separation Step Plan.
“Distribution” means each of the distributions set forth on International Separation Steps – United Kingdom Step 4 of the Separation Step Plan, Foreign Holding Company Formation and Spin-offs Steps 3, 4 and 5 of the Separation Step Plan and Domestic Spin-off Steps 4, 6, 9 and 13 of the Separation Step Plan.

Annex F

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 December 13, 2021
The Board of Directors
Neogen Corporation
620 Lesher Place
Lansing, MI 48912
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Neogen Corporation, a Michigan corporation (“Nova”), of the Exchange Ratio (as defined below) provided for pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Merger Agreement”) by and among 3M Company, a Delaware corporation (“Viking”), Garden SpinCo Corporation, a Delaware corporation and wholly owned subsidiary of 3M Company (“SpinCo”), Nova RMT Sub Inc., a Delaware corporation and wholly owned subsidiary of Nova (“Merger Sub”), and Nova. All capitalized terms used but not defined herein have the meaning set forth in the Merger Agreement or the Separation and Distribution Agreement (as defined below).
Contemporaneously with the execution of the Merger Agreement, it is proposed that Nova, SpinCo and Viking will enter into the Separation and Distribution Agreement (the “Separation and Distribution Agreement”) pursuant to which (i) Viking will undertake a Reorganization resulting in the SpinCo Entities holding, as of the Distribution, the SpinCo Business; (ii) SpinCo will, prior to the Distribution, pay to Viking the SpinCo Payment and, if applicable, transfer to Viking the specified amount of the SpinCo Exchange Debt (and, if applicable, any payments under the Separate Conveyancing Instruments will be paid out of the Permanent Financing); and (iii) Viking will, on the Distribution Date either (A) distribute all of the shares of SpinCo Common Stock (as defined below) to Viking shareholders without consideration on a pro rata basis or (B) consummate an offer to exchange shares of SpinCo Common Stock for outstanding shares of Viking common stock (followed by a Clean-Up Spin-Off).
Following the aforementioned transactions, pursuant to the Merger Agreement, Merger Sub will merge with and into SpinCo, with SpinCo continuing as the surviving corporation (the “Merger”), and each outstanding share of common stock, par value $0.01 per share (“SpinCo Common Stock”) of SpinCo, other than SpinCo Common Stock held by SpinCo as treasury stock or by Nova or Merger Sub, will be converted into the right to receive a number of shares of common stock, par value $0.16 per share of Nova (the “Nova Common Stock”) equal to the greater of (x) 108,185,928 and (y) the product of (i)  the number of shares of Nova Common Stock issued and outstanding immediately prior to the effective time of the Merger multiplied by (ii) 1.00400802, in the case of each of clauses (x) or (y), divided by the number of shares of SpinCo Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Exchange Ratio”). The Exchange Ratio is subject to certain adjustments (as to which we express no opinion) as set forth more fully in the Merger Agreement.
The transactions contemplated by the Merger Agreement and the Separation and Distribution Agreement are referred to herein as the “Transaction.” The summary of the Transaction set forth above is qualified in its entirety by the terms of the Merger Agreement and the Separation and Distribution Agreement. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement, the Separation and Distribution Agreement and the Ancillary Agreements (as defined below).
F-1

We have acted as financial advisor to the Board of Directors of Nova in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, Nova has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have been engaged to provide financial advisory services to Nova, including in connection with certain strategic matters, and we have received compensation from Nova for such services. In the past two years, we have not been engaged on a fee-paying basis to provide financial advisory or other services to Viking, and we have not received any compensation from Viking during such period. We may provide investment banking and other services to or with respect to Nova, Viking, SpinCo, or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Nova, Viking, SpinCo or any of their respective affiliates, or any other party that may be involved in the Transaction.
In connection with this opinion, we have reviewed, among other things: (i) a draft of each of (a) the Merger Agreement dated December 11, 2021 (the “Draft Merger Agreement”), (b) the Separation and Distribution Agreement dated December 10, 2021, (c) the Employee Matters Agreement dated December 10, 2021, (d) the Asset Purchase Agreement dated December 10, 2021, (e) the Tax Matters Agreement dated December 10, 2021, (f) the Transition Contract Manufacturing Agreement dated December 10, 2021, (g) the Transition Distribution Services Agreement dated December 10, 2021, (h) the Transition Services Agreement dated December 10, 2021, (i) the Transition Trademark License Agreement dated December 10, 2021, (j) the Intellectual Property Matters Agreement dated December 10, 2021, (k) the Clean-Trace Agreement and (l) the Real Estate License Agreement dated December 10, 2021 (the agreements described in the foregoing subclauses (b)-(l) are referred to as the “Ancillary Agreements,” such drafts thereof are referred to as the “Draft Ancillary Agreements” and the Draft Ancillary Agreements, together with the Draft Merger Agreement, are referred to as the “Draft Agreements”); (ii) Annual Reports on Form 10-K of Nova for the years ended May 31, 2021, May 31, 2020 and May 31, 2019 and Annual Reports on Form 10-K of Viking for the years ended December 31, 2020, December 31, 2019 and December 31, 2018; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Nova and Viking; (iv) certain publicly available research analyst reports for Nova and Viking; (v) certain other communications from Nova and Viking to their respective stockholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Nova, including certain financial forecasts, analyses and projections relating to Nova prepared by management of Nova and furnished to us by Nova for purposes of our analysis (the “Nova Forecasts”) (collectively, the “Nova Internal Data”); (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the SpinCo Business (the “SpinCo Internal Data); (viii) certain financial forecasts, analyses and projections relating to the SpinCo Business prepared by management of Nova and furnished to us by Nova for purposes of our analysis (the “SpinCo Forecasts”); and (ix) certain cost savings and operating synergies projected by the management of Nova to result from the Transaction furnished to us by Nova for purposes of our analysis (the “Synergies”). We have participated in discussions with members of the senior management and representatives of Nova, Viking and the SpinCo Business regarding their assessment of the Nova Internal Data (including, without limitation, the Nova Forecasts), the SpinCo Business Internal Data, and the SpinCo Forecasts as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for certain companies, the securities of which are publicly traded, in lines of business that we deemed relevant, and compared that data to relevant data for Nova and the SpinCo Business. We also conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Nova Internal Data (including, without limitation, the Nova Forecasts), the SpinCo Forecasts and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Nova as to the matters covered thereby and, that the SpinCo
F-2

Internal Data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Viking and the SpinCo Business as to the matters covered thereby, and we have relied, at your direction, on the Nova Internal Data (including, without limitation, the Nova Forecasts), the SpinCo Internal Data, SpinCo Forecasts and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Nova Internal Data (including, without limitation, the Nova Forecasts), the SpinCo Internal Data, the SpinCo Forecasts or the Synergies or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Nova, Viking or SpinCo, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Nova, Viking or SpinCo. We have assumed, at your direction, that (i) the final executed Merger Agreement and Ancillary Agreements will not differ in any respect material to our analysis or this opinion from the Draft Agreements reviewed by us and (ii) there will be no adjustments to the Exchange Ratio pursuant to Section 3.1(c) of the Merger Agreement that will be material to our analysis or this opinion. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and the Ancillary Agreements and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not evaluated and do not express any opinion as to the solvency or fair value of Nova, Viking or SpinCo, or the ability of Nova, Viking or SpinCo to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, Nova’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Nova or in which Nova might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Nova of the Exchange Ratio provided for pursuant to the Merger Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement (including the Ancillary Agreements) or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of Nova or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Nova or any party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio provided for pursuant to the Merger Agreement or otherwise. Our opinion, as expressed herein, relates to the relative values of Nova and SpinCo. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Nova Common Stock actually will be when issued pursuant to the Transaction or the prices at which the Nova Common Stock (or other securities of Nova, Viking, SpinCo or any other entity) will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of Nova or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Nova (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
F-3

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to Nova.
Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC
F-4

Annex G
FORM OF CERTIFICATE OF AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION
OF
NEOGEN CORPORATION
Pursuant to the provisions of Act 284, Public Acts of 1972 (the “Act”), the undersigned corporation executes the following Certificate:
1.	The present name of the corporation is:
Neogen Corporation
2.	The identification number assigned by the Bureau is:
800061333
3.	The date of filing the original Articles of Incorporation was:
June 30, 1981
4.	Article III of the Restated Articles of Incorporation is hereby amended to read as follows:
The total authorized shares:
Common Shares:	315,000,000	Preferred Shares:	100,000
Par Value:	$0.16	Par Value:	$1.00
A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:
The Preferred Stock shall be issued from time to time in one or more series of such number of shares with such distinctive serial designations and (a) may have such voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of or upon any distribution of the assets of, the Company; (e) may be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company, at such price or prices or at such rates of exchange, and with such adjustments; and (f) may have such other relative participation, optional or other special rights, preferences, qualifications, limitations, or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of each such series of Preferred Stock from time to time adopted by the Board of Directors pursuant to the authority so to do which is hereby expressly vested in the Board of Directors.
5.	The first sentence of Article VIII of the Restated Articles of Incorporation is hereby amended to read as follows:
The number of directors which shall constitute the whole board shall not be less than five nor more than eleven.
6.
The foregoing amendments to the Restated Articles of Incorporation proposed by the board was duly adopted on the [•] day of [•], 2022, by the shareholders of the corporation at a special meeting in accordance with Section 611(3) of the Act.

G-1

Signed this [•] day of [•], 2021.
By:
Name:
Its:
Name of person remitting fees: [•]
Preparer's name and business telephone number: [•]
G-2

Annex H
PROPOSED AMENDMENT TO THE
BYLAWS
OF
NEOGEN CORPORATION
Subject to the prior approval of the shareholders of Neogen Corporation, a Michigan corporation (the “Corporation”), in accordance with the Bylaws of the Corporation, as amended (the “Bylaws”), and effective as of immediately prior to, and contingent upon, the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of December 13, 2021, by and among the Corporation, 3M Company, Garden SpinCo Corporation and Nova RMT Sub, Inc.:
1.  The first sentence of Article VI, Section 1 of the Bylaws shall be amended to read as follows:
The number of directors which shall constitute the whole board shall not be less than five nor more than eleven.
H-1

NEOGEN CORPORATION

NEOGEN CORPORATION
ATTN: STEVEN J. QUINLAN
620 LESHER PLACE
LANSING, MI 48912

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
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NEOGEN CORPORATION

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